Use these links to rapidly review the document
PART IV
TABLE OF CONTENTS 2

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK
x
In re	:	Chapter 11
:
United Pan-Europe Communications N.V.,	:	Case No. 02-16020 (BRL)
:
Debtor.	:
:
x

SECOND AMENDED DISCLOSURE STATEMENT WITH RESPECT
TO SECOND AMENDED CHAPTER 11 PLAN OF REORGANIZATION JOINTLY PROPOSED BY
UNITED PAN-EUROPE COMMUNICATIONS N.V. AND NEW UPC, INC.

Dated:	New York, New York January 7, 2003

        This Disclosure Statement (the "Disclosure Statement") relates to the proposed financial restructuring of United Pan-Europe Communications N.V., a corporation incorporated under the laws of The Netherlands, with its statutory seat in Amsterdam, The Netherlands (the "Company"), and the issuance of shares of New UPC Common Stock (as defined herein) and New UPC Equity Purchase Rights (as defined herein) issued in connection with the Restructuring (as defined herein). The Company, together with New UPC, Inc., a newly-formed U.S. company incorporated in the State of Delaware that will become a holding company of the Company upon consummation of the Restructuring ("New UPC"), jointly propose a restructuring of the Company's capital structure and other obligations (the "Restructuring"), as described in this Disclosure Statement, pursuant to which New UPC intends to issue shares of common stock of New UPC ("New UPC Common Stock"), including, without limitation, in consideration for the surrender and transfer to New UPC of:

  (i)
  all of the Claims (as defined herein) under the US$1,255.0 million 6% Guaranteed Discount Notes due 2007, co-issued by Belmarken Holding B.V. ("Belmarken") and the Company and guaranteed by UPC Internet Holding B.V. (the "Belmarken Notes");

  (ii)
  all of the Claims under

    the US$200,000,000 10 7/8% Senior Notes due 2007,
    the US$800,000,000 10 7/8% Senior Notes due 2009,
    the US$735,000,000 12 1/2% Senior Discount Notes due 2009,
    the US$252,000,000 11 1/4% Senior Notes due 2009,
    the US$478,000,000 13 3/8% Senior Discount Notes due 2009,
    the US$600,000,000 11 1/4% Senior Notes due 2010,
    the US$300,000,000 11 1/2% Senior Notes due 2010,
    the US$1,000,000,000 13 3/4% Senior Discount Notes due 2010,
    the €100,000,000 10 7/8% Senior Notes due 2007,
    the €300,000,000 10 7/8% Senior Notes due 2009,
    the €101,000,000 11 1/4% Senior Notes due 2009,
    the €191,000,000 13 3/8% Senior Discount Notes due 2009 and
    the €200,000,000 11 1/4% Senior Notes due 2010

    issued by the Company (collectively, the "UPC Notes");

  (iii)
  all of the General Unsecured Claims (as defined herein) against the Company;

  (iv)
  all of the outstanding Series 1 convertible preference shares A of the Company (the "UPC Preference Shares A");

  (v)
  all of the outstanding priority shares of the Company (the "UPC Priority Shares");

  (vi)
  all of the outstanding ordinary shares A of the Company (the "UPC Ordinary Shares A"), including UPC Ordinary Shares A represented by American Depositary Shares (the "UPC ADSs"); and

  (vii)
  all of the Equity Securities Claims (as defined herein) against the Company.

For additional information regarding the Restructuring, see "The Restructuring."

        The Company, which has been experiencing severe short-term and long-term liquidity problems and has ceased making interest payments on the UPC Notes, has proposed this financial restructuring in order to reduce the Company's current and future financial obligations and to provide the Company with additional capital to permit the continuation of the Company as a going concern.

        In order to effectuate the Restructuring described in this Disclosure Statement, on December 3, 2002 (the "Petition Date"), the Company filed a petition for relief under Chapter 11 (the "Chapter 11 Case") of the United States Bankruptcy Code (the "U.S. Bankruptcy Code") with the United States Bankruptcy Court

(i)

for the Southern District of New York (the "U.S. Bankruptcy Court") and, on the date this Disclosure Statement is filed with the U.S. Bankruptcy Court, filed the pre-negotiated plan of reorganization, dated January 7, 2003, described in this Disclosure Statement (the "Plan"). The Plan amends and supersedes the "Chapter 11 Plan of Reorganization Jointly Proposed by United Pan-Europe Communications N.V. and New UPC, Inc.," which was dated and filed with the U.S. Bankruptcy Court on December 3, 2002 and the "First Amended Chapter 11 Plan of Reorganization Jointly Proposed by United Pan-Europe Communications N.V. and New UPC, Inc.," which was dated and filed with the U.S. Bankruptcy Court on December 23, 2002.

        The Company believes that, in order to fully achieve the Restructuring, including the distributions contemplated by the Plan, it is also necessary to effect the Restructuring under the laws of certain non-U.S. jurisdictions, including Dutch law. Accordingly, in conjunction with the commencement of the Chapter 11 Case, on December 3, 2002, the Company commenced a moratorium of payments in The Netherlands under Dutch bankruptcy law (the "Dutch Bankruptcy Case") and filed a proposed plan of compulsory composition, or an Akkoord, with the Amsterdam Court (Rechtbank) (the "Dutch Bankruptcy Court") under the Dutch Faillissementswet (the "Dutch Bankruptcy Code"). On the date this Disclosure Statement is filed with the U.S. Bankruptcy Court, the Company will submit a revision to the Akkoord that was filed with the Dutch Bankruptcy Court on December 3, 2002 and revised on December 23, 2002 and this Disclosure Statement describes the Akkoord as to be revised (as amended from time to time, the "Akkoord").

        Unlike the U.S. Bankruptcy Code, the Dutch Bankruptcy Code does not provide for the Akkoord to reorganize or cancel any of the Equity Interests (as defined herein) in the Company. Therefore, in order to facilitate implementation of the Plan with respect to certain of the UPC Ordinary Shares A in accordance with Dutch law, New UPC shall commence an offer, solely with respect to holders of UPC Ordinary Shares A who are not U.S. Persons (as defined in Rule 902(k) of Regulation S promulgated under the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act"), "U.S. Persons") and are not located or residing within the United States, to deliver shares of New UPC Common Stock to such holders of UPC Ordinary Shares A in consideration for the delivery by such holders of their UPC Ordinary Shares A to New UPC (the "Dutch Implementing Offer").

        Similarly, the Dutch Bankruptcy Code does not provide for the Dutch Bankruptcy Case to exempt compliance from otherwise applicable corporate law. Therefore, in order to facilitate implementation of the Plan, the Company will hold an extraordinary meeting of the holders of the UPC Ordinary Shares A, the UPC Priority Shares and the UPC Preference Shares A (the "Extraordinary General Meeting") to approve certain amendments to the Company's Articles of Association and other shareholder proposals (the "Shareholder Proposals") as described herein under "The Extraordinary General Meeting of Shareholders."

        The Plan also provides each Holder (as defined herein) of a Belmarken Notes Claim, UPC Notes Claim and General Unsecured Claim (each term as defined herein) with the right (the "New UPC Equity Purchase Rights") to purchase for cash a pro rata portion of up to €100 million of shares of New UPC Common Stock (the "Maximum Subscription Amount") at the per share price implied by the Plan (the "Implied Purchase Price"). The Holders of General Unsecured Claims will be permitted to participate in the New UPC Equity Purchase Rights based on the Claim amounts set forth by such Holders in their proofs of claim filed in the Chapter 11 Case; provided, however, that this right will in no way affect any determination by either the U.S. Bankruptcy Court or the Dutch Bankruptcy Court as to the allowability of any Claims asserted by such Holders against the Company. The New UPC Equity Purchase Rights will only be exercisable on the Effective Date (as defined herein). The Maximum Subscription Amount will be reduced on a Euro-for-Euro basis under the circumstances described in this Disclosure Statement under "New UPC Equity Subscription—General." Subject to confirmation of the Plan and the ratified Akkoord becoming final and conclusive (in kracht van gewijsde gaan), UnitedGlobalCom, Inc. ("UGC"), the indirect parent company of the Company, has committed to purchase from New UPC, and New UPC has committed to sell to UGC, on the Effective Date, at the Implied Purchase Price, an amount of shares of

(ii)

New UPC Common Stock with an aggregate value equal to the Maximum Subscription Amount less the number of shares of New UPC Common Stock purchased by holders of Belmarken Notes Claims, UPC Notes Claims and General Unsecured Claims pursuant to the New UPC Equity Purchase Rights (the "UGC Subscription Commitment"). The New UPC Equity Purchase Rights (and the subscription of shares of New UPC Common Stock upon exercise of those New UPC Equity Purchase Rights) and the UGC Subscription Commitment (and the subscription of shares of New UPC Common Stock by UGC under this commitment) are collectively referred to in this Disclosure Statement as the "New UPC Equity Subscription." The "Effective Date" means the Business Day (as defined herein) that is no more than 11 Business Days following the date on which all conditions precedent to the consummation of the Plan and the Akkoord have either been satisfied or, to the extent permitted in the Plan and the Akkoord, duly waived and on which day the Plan and the ratified Akkoord become final and conclusive.

        For additional information regarding the Akkoord, see "The Akkoord." For additional information regarding the Dutch Implementing Offer, see "The Dutch Implementing Offer." For additional information regarding the Extraordinary General Meeting, see "The Extraordinary General Meeting of Shareholders." For more information regarding the New UPC Equity Purchase Rights, see "New UPC Equity Subscription."

        The terms of the Restructuring have been developed in the course of discussions and negotiations with (i) representatives of holders (other than UGC and its subsidiaries (the "UGC Group")) of approximately 25% of the aggregate principal amount of the outstanding UPC Notes, through the Participating Noteholders (as defined herein) and (ii) UGC (which, through the UGC Group, holds all of the outstanding Belmarken Notes, all of the outstanding UPC Priority Shares, approximately 35% of the aggregate principal amount of the outstanding UPC Notes, approximately 20% of the outstanding UPC Preference Shares A and approximately 53.1% of the outstanding UPC Ordinary Shares A), and such parties have agreed in writing, subject to the terms and conditions of the Restructuring Agreement (as defined herein), to vote in favor of the Plan and the Akkoord. As of the date of this Disclosure Statement, UGC has entered into an agreement to acquire an additional 19.4% of the UPC Preference Shares A. UGC may acquire additional UPC Preference Shares A, UPC Ordinary Shares A and/or UPC Notes prior to the Effective Date.

(iii)

[INTENTIONALLY LEFT BLANK]

(iv)

DISCLAIMERS

        This Disclosure Statement has been prepared pursuant to, and in accordance with, Section 1125 of the U.S. Bankruptcy Code and Rule 3016(b) of the U.S. Federal Rules of Bankruptcy Procedure in order to provide adequate information to enable Holders of Claims against, or Equity Interests in, the Company who are entitled to vote on the Plan to make a reasonably informed decision with respect to their vote on the Plan. To that end, this Disclosure Statement describes the terms and provisions of the Plan, as well as the methods by which the Company will implement the Restructuring under U.S. and Dutch law. Persons or entities holding or trading in, or otherwise purchasing, selling or transferring, Claims against, or Equity Interests in, the Company should evaluate this Disclosure Statement in light of the purpose for which it was prepared.

        This Disclosure Statement has been approved by order of the U.S. Bankruptcy Court as containing adequate information of a kind and in sufficient detail to enable Holders of Claims and Equity Interests to make an informed judgment with respect to voting to accept or reject the Plan. However, the U.S. Bankruptcy Court's approval of this Disclosure Statement does not constitute a recommendation or determination by the U.S. Bankruptcy Court with respect to the merits of the Plan or the Restructuring.

        From a Dutch corporate governance perspective, one of the specific purposes of this Disclosure Statement is to inform Holders of the UPC Preference Shares A, the UPC Priority Shares and the UPC Ordinary Shares A of the Restructuring and, in that respect, this Disclosure Statement also serves as an "Explanatory Memorandum." In The Netherlands, this Disclosure Statement serves as a prospectus as referred to in Article 3(2)(b) of the Dutch Act on the Supervision of the Securities Trade 1995 (Wet Toezicht Effectenverkeer 1995) (the "Dutch Securities Act 1995"). See "Auditors—Auditor's Statement Regarding Dutch Prospectus."

        Certain aspects of the Restructuring are subject to, among other things, the approval of the general meeting of shareholders of the Company. One of the purposes of this Disclosure Statement is to set out the background to, and details of, the Restructuring to enable the Company's shareholders to make an informed decision when they will be requested to vote on certain aspects of the Restructuring at the Extraordinary General Meeting to be held at Hotel Okura Amsterdam, Ferdinand Bolstraat 333, Amsterdam, The Netherlands, on February 19, 2003, at 10:00 a.m. (Central European Time), unless postponed or adjourned.

        The information included in the sections entitled "Summary—The Company," "The Company" and "Outstanding Securities of the Company" of this Disclosure Statement has been provided by the Company. The information included in "Summary—New UPC" and "New UPC" of this Disclosure Statement has been provided by New UPC. The Company and New UPC have jointly provided the information included in the other sections and pages of this Disclosure Statement. The Company and New UPC are responsible for the accuracy of the information they have provided in this Disclosure Statement, each with respect to such information it has provided, and together with respect to the information provided jointly. The Company and New UPC confirm, each with respect to such information it has provided, that on the date of this Disclosure Statement that information is, to the best of their respective knowledge, true and accurate and that there are no other facts the omission of which would make any statement in this Disclosure Statement misleading in any material respect.

        This Disclosure Statement is published in the English language only and shall not be made available in the Dutch language. This Disclosure Statement will be made available in print and on the internet at the Company's website at www.upccorp.com. The Company does not accept any liability for the non-availability of the Disclosure Statement on the internet or the possible consequences from reliance on, or action taken in consequence of, information available on the internet.

(v)

        The information contained on the Company's website address mentioned in this Disclosure Statement, other than the Disclosure Statement itself, is not information intended to be incorporated herein by reference or otherwise. No reliance should be placed on any such information and neither the Company nor New UPC accepts any liability (in contract or tort, in negligence or otherwise, except in the case of its own fraud) for any loss suffered as a result of any reliance placed on, or use made of, any such information in connection with the distribution of shares of New UPC Common Stock as set out in this Disclosure Statement.

        This Disclosure Statement was prepared by, and under the responsibility of, the Company and New UPC in good faith, based upon information available to them, including the Company's books and records, and is designed to provide adequate information to enable Holders of Impaired Claims or Impaired Equity Interests to make an informed judgment on whether to accept or reject the Plan and the Akkoord, participate in the Dutch Implementing Offer and subscribe for shares of New UPC Common Stock in the New UPC Equity Subscription, as applicable. All Holders of Impaired Claims or Impaired Equity Interests are hereby advised and encouraged to read and carefully consider this Disclosure Statement, the Plan and the Akkoord in their entirety before voting to accept or reject the Plan and the Akkoord and determining whether to participate in the Dutch Implementing Offer and whether to subscribe for shares of New UPC Common Stock in the New UPC Equity Subscription, as applicable.

        This Disclosure Statement may not be relied on for any purpose other than to determine how to vote on the Plan or the Akkoord, whether to participate in the Dutch Implementing Offer and whether to subscribe for shares of New UPC Common Stock in the New UPC Equity Subscription. Nothing contained herein shall constitute an admission of any fact or liability by any party, or be admissible in any proceeding involving the Company or any other party.

        In making a decision to accept or reject the Plan and the Akkoord, whether to participate in the Dutch Implementing Offer and whether to subscribe for shares of New UPC Common Stock in the New UPC Equity Subscription, as applicable, each Holder of an Impaired Claim or Impaired Equity Interest must rely on its own examination of the Company and New UPC as described in this Disclosure Statement and the terms of the Plan, the Akkoord, the Dutch Implementing Offer and the New UPC Equity Subscription, as applicable, including the merits and risks involved. As such, all Holders of Impaired Claims and Impaired Equity Interests should read and consider carefully the matters described in this Disclosure Statement as a whole, including the section entitled "Risk Factors," prior to voting on the Plan and the Akkoord and determining whether to participate in the Dutch Implementing Offer and whether to subscribe for shares of New UPC Common Stock pursuant to the New UPC Equity Subscription.

        The Company and New UPC are not (and shall not be construed to be) offering legal, business, financial or tax advice to any Holder of any Claim or Equity Interest, and this Disclosure Statement should not be considered to contain any specific advice or instruction considering such matters with respect to any Claim or Equity Interest. You should consult with your legal, business, financial and tax advisors as to any matters concerning this Disclosure Statement, the Plan, the Akkoord, the Dutch Implementing Offer and the New UPC Equity Subscription, as applicable, and the transactions contemplated hereby or thereby.

        The description of the Plan contained herein is intended as a summary only and is qualified in its entirety by reference to the Plan itself, the exhibits and schedules to the Plan and the annexes to this Disclosure Statement (collectively, the "Plan Documents"). A copy of the Plan is attached to this Disclosure Statement as Annex A. If any inconsistency exists between the Plan and the Plan Documents, on the one

(vi)

hand, and this Disclosure Statement, on the other hand, the terms of the Plan and the Plan Documents shall govern. This Disclosure Statement contains information supplementary to the Plan and the Plan Documents and is not intended to supplant or substitute for the Plan or the Plan Documents themselves.

        The description of the Akkoord contained herein is intended as a summary only and is qualified in its entirety by reference to the Akkoord itself. To the extent necessary, the Akkoord will be amended before the Akkoord is voted on at the Dutch Voting Meeting (as defined herein) in order to ensure that the terms of the Akkoord are consistent with the terms of the Plan. An English translation of the Akkoord is attached to this Disclosure Statement as Annex B. If any inconsistency exists between the Akkoord and this Disclosure Statement, the Akkoord shall govern. This Disclosure Statement contains information supplementary to the Akkoord and is not intended to supplement or substitute for the Akkoord itself.

        No party is authorized by the Company or New UPC to give any information or make any representations with respect to the Company, New UPC, the Company's assets, the Plan, the securities to be issued under the Plan (including any shares of New UPC Common Stock issued under the New UPC Equity Subscription), the Akkoord, the Dutch Implementing Offer or the Restructuring in general other than that which is contained in this Disclosure Statement and no representations or information concerning the Company, New UPC, the Company's future business operations, the nature of the Company's liabilities, the Company's creditors' claims or the value of its properties have been authorized by the Company or New UPC other than as set forth herein. As such, you should not rely upon any such representations or information other than as explicitly set forth in this Disclosure Statement (including the annexes and exhibits attached hereto and information incorporated herein by reference).

        Unless another time is expressly specified herein, the statements contained in this Disclosure Statement are made as of the date hereof and neither the delivery of this Disclosure Statement nor any exchange, redemption, restructuring, modification, or cancellation of any of the UPC Notes, the Belmarken Notes, the General Unsecured Claims, the Equity Securities Claims, the UPC Preference Shares A, the UPC Priority Shares or the UPC Ordinary Shares A (including the UPC ADSs) made pursuant to the Plan, the Akkoord or the Dutch Implementing Offer will, under any circumstances, create any implication that there has been no change in the information contained herein at any time subsequent to the date hereof or that the information contained herein is correct at any time subsequent to the date hereof. There can be no assurance that the information and representations contained herein will continue to be accurate subsequent to the date hereof. Except as stated herein, all financial statements contained, or incorporated by reference, in this Disclosure Statement have been provided by the Company. Certain of the financial statements contained herein are unaudited.

        This Disclosure Statement and certain of the Annexes hereto contain projections of, among other things, future results of operations. The Company does not as a matter of course publicly disclose projections, but the Company has prepared such information in connection with the Plan solely for purposes of demonstrating that, as required by Section 1129(a)(11) of the U.S. Bankruptcy Code, confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Company, and to assist in the preparation of a valuation analysis. This information was prepared by the Company and was not prepared with a view toward compliance with published guidelines of the U.S. Securities and Exchange Commission (the "SEC"), the American Institute of Certified Public Accountants or any other regulatory or professional agency or body, generally accepted accounting principles or consistency with our audited financial statements. In addition, neither Arthur Andersen LLP, the Company's predecessor independent auditors, nor KPMG Accountants N.V. ("KPMG"), the Company's current independent auditors, has either compiled or examined the estimates and projections and, accordingly, neither Arthur Andersen LLP nor KPMG express any opinion or any other form of assurance

(vii)

with respect to, assume no responsibility for, and disclaim any association with, these estimates and projections. Furthermore, the projections contained herein are based upon a number of assumptions and estimates presented with numerical specificity and considered reasonable by us when taken as a whole. These assumptions and estimates, however, are subject to inherent uncertainties and to a wide variety of significant known and unknown business, economic and competitive risks, including, among others, those summarized herein, that may cause the Company's actual results or performance to be materially different from those projected. Consequently, this Disclosure Statement should not be regarded as a representation by the Company or any other person of results that will actually be achieved. These estimates and projections should be read together with the information contained under the heading "Risk Factors" of this Disclosure Statement and the information and financial statements and related notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2001 and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, attached as Annexes C, D and E, respectively, hereto.

        Certain of the information and statements contained in this Disclosure Statement are "forward-looking statements" and contain estimates, assumptions and projections. Such information and statements are subject to inherent uncertainties and to a wide variety of significant known and unknown restructuring, business, economic and competitive risks, including, among others, the following:

  •
  the ability of the Company to continue as a going concern;

  •
  the ability of the Company and its subsidiaries (the "UPC Group") to operate pursuant to the terms of their existing credit facilities and arrangements;

  •
  the ability to fund, develop and execute the UPC Group's business plan;

  •
  the ability of the Company to restructure its outstanding indebtedness on a satisfactory and timely basis;

  •
  the ability of the Company and New UPC to confirm and consummate the Plan under the U.S. Bankruptcy Code and consummate the Akkoord under the Dutch Bankruptcy Code;

  •
  the ramifications of any restructuring;

  •
  risks associated with not completing the Restructuring consistent with the Company's and New UPC's timetable;

  •
  risks associated with third parties taking actions inconsistent with, or detrimental to, the consummation of the Plan and the Akkoord;

  •
  potential adverse developments with respect to the UPC Group's liquidity or results of operations;

  •
  competitive pressures from other companies in the same or similar lines of business as the UPC Group;

  •
  trends in the economy as a whole which may affect subscriber confidence and demand for the goods and services supplied by the UPC Group;

  •
  the ability of the UPC Group to predict consumer demand as a whole, as well as demand for specific goods and services;

  •
  the acceptance and continued use by subscribers and potential subscribers of the UPC Group's services;

  •
  changes in technology and competition;

(viii)

  •
  the UPC Group's ability to achieve expected operational efficiencies and economies of scale and its ability to generate expected revenue and achieve assumed margins;

  •
  the ability of the UPC Group to attract, retain and compensate key executives and other personnel;

  •
  the ability of the UPC Group to maintain existing arrangements and/or enter into new arrangements with third party providers and contract partners; and

  •
  potential adverse publicity regarding the Restructuring.

See "Risk Factors." To the extent that actual results vary from such assumptions, recoveries to Holders of Claims against, and Equity Interests in, the Company may vary from those projected herein and in the Plan and the Akkoord. When used in this Disclosure Statement, the words "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects" and similar expressions identify such forward-looking statements.

        All forward-looking statements attributable to the Company, New UPC or persons acting on their behalf are expressly qualified in their entirety by the cautionary statements contained herein. Except as required by applicable law, neither the Company nor New UPC undertakes any obligation to update any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are provided in this Disclosure Statement pursuant to the safe harbor established under Section 1125(e) of the U.S. Bankruptcy Code and should be evaluated in the context of the estimates, assumptions, uncertainties and risks described in this Disclosure Statement.

        Consummation of each of the Plan, the Akkoord, the Dutch Implementing Offer and the New UPC Equity Subscription is subject to conditions precedent that could lead to delays in consummation of the Plan, the Akkoord, the Dutch Implementing Offer and the New UPC Equity Subscription. There can be no assurance that each of these conditions will be satisfied or waived, or that the Plan, the Akkoord, the Dutch Implementing Offer and the New UPC Equity Subscription will be consummated. Even after the Effective Date, distributions under the Plan (including any shares of New UPC Common Stock issued under the New UPC Equity Subscription), the Akkoord and the Dutch Implementing Offer may be subject to substantial delays for Holders whose Claims or Equity Interests are disputed. See "Risk Factors" below.

        Subject to the appointment of the Administrator in accordance with the Dutch Bankruptcy Code, during the Chapter 11 proceeding, the Company intends to operate its business in the ordinary course and to pay its critical creditors in full and without interruption. The Company does not intend that any of its wholly-owned subsidiaries will commence cases under Chapter 11 of the U.S. Bankruptcy Code or under the Dutch Bankruptcy Code.

        This Disclosure Statement has not been filed with, or reviewed by, the SEC or by any state securities commission or similar public, governmental or regulatory authority and no such entity has passed upon the accuracy or adequacy of the statements contained herein. The shares of New UPC Common Stock and the New UPC Equity Purchase Rights to be issued pursuant to the Plan, the Akkoord and the Dutch Implementing Offer, and the shares of New UPC Common Stock to be issued under the New UPC Equity Subscription, will not have been the subject of a registration statement filed with the SEC or any state securities commission. This Disclosure Statement is not an offer to sell shares of New UPC Common Stock or the New UPC Equity Purchase Rights or an offer to buy UPC Notes, Belmarken Notes, UPC Preference Shares A, UPC Priority Shares or UPC Ordinary Shares A (including UPC ADSs) in any jurisdiction where such offer or sale is not permitted. This Disclosure Statement seeks only (i) your consent to the Plan and the

(ix)

Akkoord, (ii) if you are a non-U.S. Person who is a Holder of UPC Ordinary Shares A outside the United States, your participation in the Dutch Implementing Offer and (iii) if you are a Holder of Belmarken Notes, UPC Notes Claims and/or General Unsecured Claims, your subscription for additional shares of New UPC Common Stock upon exercise of your New UPC Equity Purchase Rights. The exchange of the UPC Notes, the Belmarken Notes, the General Unsecured Claims, the UPC Preference Shares A, the UPC Priority Shares, the UPC Ordinary Shares A (including the UPC ADSs) and the Equity Securities Claims for shares of New UPC Common Stock pursuant to the Plan and the subscription for additional shares of New UPC Common Stock upon exercise of the New UPC Equity Purchase Rights will occur only upon consummation of the Plan, the Akkoord and the Dutch Implementing Offer.

        The Company is trying to ensure that the economic effects of the Akkoord and the Dutch Implementing Offer are materially the same as the economic effects of the Plan. To the extent permitted under U.S. and Dutch law, distributions under the Plan, the Akkoord and the Dutch Implementing Offer will be coordinated.

(x)

(xi)

No Appraisal Rights	106
Information on Ownership of UPC Ordinary Shares A by Certain Beneficial Owners and Management	106
NEW UPC EQUITY SUBSCRIPTION	107
General	107
No Recommendation; Need for Independent Financial Advice	108
New UPC Equity Purchase Rights	108
Subscription Procedures	109
Non-Transferability of the New UPC Equity Purchase Rights	114
THE COMPANY	115
Business	115
Investments	116
Litigation and Claims	116
Licenses	117
Selected Historical Consolidated Financial Information	117
Management's Discussion and Analysis of Financial Condition and Results of Operation	119
Current Management of the Company	119
Management of the Company On and After the Effective Date	120
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF THE COMPANY AND NEW UPC	121
General	121
General Assumptions	121
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2001	123
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Fiscal Year Ended December 31, 2001	127
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2002	129
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Nine Months Ended September 30, 2002	132
OUTSTANDING SECURITIES OF THE COMPANY	134
The UPC Notes	134
The Belmarken Notes	136
Statutory Purpose of the Company	137
Capital Stock of the Company Prior to the Restructuring	138
Capital Stock of the Company After the Restructuring	148
NEW UPC	150
General	150
Description of Shares of New UPC Capital Stock	150
Certificate of Incorporation and By-laws	152
Related Party Transaction Committee	152
Certificate of Incorporation Provisions Relating to Corporate Opportunities and Interested Directors	153
Management of New UPC	155
Delaware General Corporation Law, Section 203	156
Issuance and Resale of the New UPC Common Stock	156
Stockholders Agreement	157
Agreements with the UGC Group	160
Limited Financial History of New UPC	161
COMPARISON OF RIGHTS OF SHAREHOLDINGS IN NEW UPC AND THE COMPANY	162
Voting Rights	162
Amendment of Charter Documents	162
Appraisal Rights	163
Pre-emptive Rights	163

(xii)

Action by Written Consent of Shareholders	164
Shareholders' Meetings	164
Management	164
Appointment and Removal of Management	165
Shareholder Nominations	166
Dividends	166
Rights of Purchase	166
Limitation of Directors' Liability/Indemnification of Officers and Directors	167
Special Meetings	167
Shareholder Votes on Certain Reorganizations	168
Rights of Inspection	168
Shareholder Suits	168
Conflict-of-Interest Transactions	169
Liquidation Rights	169
THE RESTRUCTURING AGREEMENT	170
The Agreed Restructuring Process	170
Distribution of Shares of New UPC Common Stock under the Plan and the Akkoord	170
Treatment of Other Creditors of the Company	172
New UPC Board of Directors and Rights of the Participating Noteholders	173
Pre-emptive Rights of Holders of New UPC Common Stock	174
Equity Subscription in New UPC on Effective Date	174
TAX CONSEQUENCES	175
U.S. Federal Income Tax Consequences	175
Dutch Tax Consequences	181
REORGANIZATION VALUATION ANALYSIS AND PROJECTED FINANCIAL INFORMATION	187
Reorganization Valuation Analysis	187
Projected Financial Information	189
LIQUIDATION ANALYSIS	191
Best Interests of Creditors Test	191
Liquidation Analysis	191
WHERE YOU CAN FIND MORE INFORMATION	192
INCORPORATION BY REFERENCE	192
AUDITORS	193
Auditor's Statement Regarding Financial Statements and Consent	193
Auditor's Statement Regarding Dutch Prospectus	193
Other Information Regarding Auditors	193
VOTING AGENTS AND SUBSCRIPTION AGENT	194
Voting Agents	194
Subscription Agent	194
CONCLUSION AND RECOMMENDATION	195
CROSS REFERENCES FOR DEFINED TERMS	196
Annex List
Annex A	Chapter 11 Plan of Reorganization
Annex B	English Translation of the Akkoord
Annex C	Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2001
Annex D	Amendment No. 1 to the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2001
Annex E	Quarterly Report on Form 10-Q for the Fiscal Quarter Ended September 30, 2002
Annex F	Projected Financial Information
Annex G	Liquidation Analysis

(xiii)

[INTENTIONALLY LEFT BLANK]

()

SUMMARY

        The following summary is intended only to highlight certain information contained elsewhere in this Disclosure Statement. This summary is qualified in its entirety by the more detailed information, the financial statements, including the notes thereto, appearing elsewhere in this Disclosure Statement, the Annexes hereto and the other documents referenced herein. You should carefully read the entire Disclosure Statement (including, in particular, the sections of this Disclosure Statement entitled "Risk Factors," "Liquidation Analysis," "The Restructuring" and "The Restructuring Agreement") and the other documents to which it refers before deciding whether to vote in favor of the Plan or the Akkoord, participate in the Dutch Implementing Offer or subscribe for shares of New UPC Common Stock in the New UPC Equity Subscription. The date of this Disclosure Statement is set forth on the cover page of this document.

        Unless otherwise defined herein, all capitalized terms used in this Disclosure Statement shall have the meanings ascribed to such terms in the Plan. Unless the context clearly requires otherwise, references in this Disclosure Statement to the "Company" refer to United Pan-Europe Communications N.V., references in this Disclosure Statement to the "Reorganized Company" refer to United Pan-Europe Communications N.V. on and after the Effective Date and references in this Disclosure Statement to "New UPC" refer to New UPC, Inc., a newly formed company incorporated in the State of Delaware that will become a holding company for the Company upon consummation of the Restructuring. "Business Day" means any day which is not a Saturday, a Sunday, a "legal holiday" as defined in U.S. Bankruptcy Rule 9006(a) or a day on which banking institutions located in New York, New York or Amsterdam, The Netherlands are authorized or obligated by law, executive order or governmental decree to be closed. The symbol "€" refers to Euros and the symbol "US$" refers to United States Dollars.

        Unless otherwise indicated as United States Dollars or another currency, all currency amounts used or referred to in the Disclosure Statement are in Euros. Unless otherwise indicated, all translations from Euros to United States Dollar amounts, and from United States Dollars to Euro amounts, are based on the noon buying rate for Euros announced by the Federal Reserve Bank of New York on September 30, 2002, which was €1.00 = US$0.9879. However, translations from Euros to United States Dollar amounts, and from United States Dollars to Euro amounts, with respect to Claim amounts are based on the noon buying rate for Euros announced by the Federal Reserve Bank of New York on the Petition Date (December 3, 2002), which was €1.0000 = US$0.9968. All Euro amounts translated into United States Dollars and all United States Dollar amounts translated into Euros as described above are provided solely for the convenience of the reader, and no representation is made that the Euro or United States Dollar amounts referred to herein could have been, or could be, converted into Euros or United States Dollars, as the case may be, at any particular rate, the above rate or at all.

The Company

        The Company is a holding company whose principal assets are its ownership interests in approximately two hundred (200) direct and indirect operating subsidiaries.

        The UPC Group owns and operates broadband communications networks providing telephone, cable and internet services to both residential and business customers in 11 countries in Europe. Its subscriber base is one of the largest of any group of broadband communications networks operated across Europe. In particular, the UPC Group has approximately 6.6 million subscribers to its basic tier video services, and approximately an additional 116,200 subscribers for its digital DTH service in Hungary, the Czech Republic and the Slovak Republic. Residential telephone services are offered under the brand Priority Telecom over its Austrian, Dutch, French and Norwegian systems and serve approximately 396,200 residential subscribers. In addition, the UPC Group currently offers internet access services in nine countries to approximately 611,200 residential subscribers.

        The operations of the UPC Group are organized into three principal divisions:

  (i)
  UPC Distribution Holding B.V. ("UPC Distribution"), which, through its local operating systems, delivers video, internet and telephone services to residential customers;

  (ii)
  UPC Media, which comprises the Company's converging internet content and programming businesses; and

  (iii)
  Priority Telecom, which operates the Company's CLEC business and provides telephone and data network solutions to the business market. The Priority Telecom brand is also used to offer telephone services to residential customers through UPC Distribution.

        Historically, the UPC Group has financed its operations and acquisitions through capital contributions, debt financings, equity offerings, issuance of debt securities and operating cash flow.

        As of September 30, 2002, the Company had total assets of approximately €7,021.8 million (US$6,936.8 million) and liabilities of approximately €10,130.9 million (US$10,008.3 million). For the fiscal year ended December 31, 2001 and the nine months ended September 30, 2002, the UPC Group generated approximately €1,378.8 million (US$1,362.1 million) and €1,046.1 million (US$1,033.4 million), respectively, in revenues on a consolidated basis. As of September 30, 2002, the Company had a shareholders' deficit of approximately €4,731.1 million (US$4,673.9 million). As of September 30, 2002, the UPC Group had approximately 7,972 employees.

        For a further description of the business of the Company and the UPC Group, see "The Company—Business," "Item 1—Business" and "Item 2—Properties" of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 attached to this Disclosure Statement as Annex C and incorporated herein by reference, and "Item 2—Management's Discussion and Analysis of Financial Condition and Results of Operations—Description of Business" of the Company's Quarterly Report on Firm 10-Q for the fiscal quarter ended September 30, 2002 attached to this Disclosure Statement as Annex E and incorporated herein by reference.

New UPC

        New UPC is a newly formed company incorporated in the State of Delaware. New UPC was formed as an integral component of the Plan to effectuate the Restructuring through the issuance of shares of New UPC Common Stock to the Holders of the Claims against, and Equity Interests in, the Company under the terms of the Plan, the Akkoord and the Dutch Implementing Offer, and to become the holding company of the Company and the UPC Group upon consummation of the Restructuring. New UPC has not conducted any operations to date other than the negotiation and implementation of the Restructuring Agreement, dated September 30, 2002 (the "Restructuring Agreement"), among the Company, UGC, certain subsidiaries of UGC, New UPC and certain holders of the UPC Notes (the "Participating Noteholders"). Upon consummation of the Restructuring, New UPC is expected to own more than 99.0% of the combined classes of UPC Ordinary Shares A and UPC Ordinary Shares C (as defined herein) ("UPC Ordinary Shares") and will act as the holding company for the UPC Group. For a description of the UPC Group, see "—The Company," "The Company—Business," "Item 1—Business" and "Item 2—Properties" of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 attached to this Disclosure Statement as Annex C and incorporated herein by reference, and "Item 2—Management's Discussion and Analysis of Financial Condition and Results of Operations—Description of Business" of the Company's Quarterly Report on Firm 10-Q for the fiscal quarter ended September 30, 2002 attached to this Disclosure Statement as Annex E and incorporated herein by reference.

The Restructuring

        The Company has incurred significant operating losses and negative cash flows from operations, which have been driven by continuing development efforts, including the introduction of new services such as digital video, telephone and internet and the upgrading of existing services, as well as the acquisitions of cable television systems and related businesses in both existing and new markets. As a result of the anticipated lack of available financing, during 2001, the Company reviewed its current and long-range plans for its various business segments and took a number of actions to reorganize internally. As part of such review, the Company resolved to change its focus from an aggressive digital rollout to increasing its sales of products and services which have better gross margins and are currently profitable.

        Due to its funding requirements and possible lack of availability of debt and equity financing in the near term, the Company determined not to make required interest payments on the UPC Notes as they fell due. In particular, on February 1, 2002 and again on May 1, 2002, the Company failed to make interest payments on certain series of the UPC Notes. The failure to make (or timely cure) these interest payments constituted an Event of Default under such UPC Notes and a cross-default under the remaining series of UPC Notes as well as under certain credit and loan facilities, including the Belmarken Notes and the €4.0 billion Senior Secured Credit Facility, dated October 26, 2000, among UPC Distribution, as borrower, and TD Bank Europe Limited and Toronto Dominion (Texas) Inc., as Facility Agents (the "UPC Distribution Facility").

        In February 2002, in order to begin the process for restructuring its balance sheet, the Company entered into a non-binding memorandum of understanding (the "Memorandum of Understanding") with UGC and UGC Holdings, Inc. ("UGC Holdings"), which currently holds the Belmarken Notes as well as a significant portion of the UPC Notes, to enter into negotiations with the holders of the UPC Notes (other than UGC) in order to attempt to reach an agreement regarding the restructuring of the Company's indebtedness. The Memorandum of Understanding proposed a conversion of the UPC Notes, the Belmarken Notes and the UPC Preference Shares A into UPC Ordinary Shares A in proportions to be established through further negotiations.

        Thereafter, in late February 2002, the Company began discussions with UGC and the Participating Noteholders regarding the terms of the recapitalization of the Company, including restructuring of the Company's capital structure. In addition, from March 2002 through September 2002, UGC and the Participating Noteholders undertook due diligence with respect to the Company and representatives of the Company met with representatives of UGC and the Participating Noteholders to discuss a recapitalization of the Company and the process for, and the terms of, a restructuring of the UPC Notes, the Belmarken Notes and the UPC Preference Shares A.

        These discussions culminated in the execution, on September 30, 2002, of the Restructuring Agreement which provides the basis for the Plan (including the issuance of the New UPC Equity Purchase Rights), the Akkoord and the Dutch Implementing Offer. In general, the Restructuring Agreement sets forth the proposed distribution of shares of New UPC Common Stock to the Holders of Claims against, and Equity Interests in, the Company, as well as the means by which the Company intends to implement the Restructuring under U.S. and Dutch law. In general, in consideration for the equity split and other rights set forth therein, the UGC Group and the Participating Noteholders agreed, subject to the terms and conditions of the Restructuring Agreement, to, inter alia, (a) vote their Claims in favor of, and transfer their Claims pursuant to, the Plan and the Akkoord, (b) vote their Equity Interests in favor of, and transfer their Equity Interests pursuant to, the Plan and (c) vote any UPC Voting Securities held by them in favor of the Shareholder Proposals. For a detailed description of the Restructuring Agreement, see "The Restructuring Agreement" below.

        Throughout this period, the bank lenders under the UPC Distribution Facility (the "UPCD Facility Banks") and UGC executed waivers of the defaults under the UPC Distribution Facility and the Belmarken Notes, respectively, arising as a result of the Company's failure to make interest payments under the UPC Notes. These waivers culminated with the execution, on September 30, 2002, by UPC Distribution and TD Bank Europe Limited and Toronto Dominion (Texas), Inc., as Facility Agents, on behalf of the UPCD Facility Banks, of an extension, through March 31, 2003, of the waivers of default arising as a result of the Company's failure to make interest payments under the UPC Notes (the "UPCD Facility Waiver") in order to allow the Company time to consummate the Restructuring. See "The Restructuring—Background of the Restructuring—UPC Distribution Facility Waiver and Amendment" below for a description of the terms of the UPCD Facility Waiver.

        The Company believes that in order to fully achieve the Restructuring, it is necessary to effect the contemplated transfers of the Claims and Equity Interests under, among others, U.S. and Dutch law. Accordingly, the Company, through negotiations with the Participating Noteholders and UGC, developed the following four-prong structure pursuant to which the Company believes the Restructuring can be consummated efficiently while also maximizing the benefit to the Company and the Holders of the Claims against, and Equity Interests in, the Company:

  U.S. Structure

        In order to implement the Restructuring in the United States, on the Petition Date the Company commenced the Chapter 11 Case in the U.S. Bankruptcy Court and, on the date hereof, filed the Plan and this Disclosure Statement. In general, the Plan provides for the transfer of shares of New UPC Common Stock for various Claims against, and Equity Interests in, the Company and the issuance of the New UPC Equity Purchase Rights to Holders of Belmarken Notes Claims, UPC Notes Claims and General Unsecured Claims. See "Chapter 11 Case and the Plan of Reorganization" below for a more detailed description of the Chapter 11 Case and the Plan and "New UPC Equity Subscription" for a more detailed description of the New UPC Equity Purchase Rights.

  Dutch Bankruptcy Structure

        Simultaneously with the commencement of the Chapter 11 Case, on the Petition Date the Company filed a voluntary provisional moratorium petition under the Dutch Bankruptcy Code as well as a draft plan of compulsory composition, or an Akkoord, with the Dutch Bankruptcy Court. On the date of this Disclosure Statement, the Company submitted a revision to the Akkoord that was filed with the Dutch Bankruptcy Court on December 3, 2002 and this Disclosure Statement describes the Akkoord as so revised. Pursuant to the Akkoord, the Company will offer to the holders of non-preferred, unsecured claims under Dutch law (the "Ordinary Creditors") a number of shares of New UPC Common Stock equal to the number of shares of New UPC Common Stock that holders of General Unsecured Claims are entitled to receive under the Plan, either in exchange for transferring their Allowed Claims to New UPC (as far as the Holders of the UPC Notes are concerned) or in cancellation of their Allowed Claims (as far as Ordinary Creditors other than the Holders of the UPC Notes are concerned). See "The Akkoord" below for a more detailed description of the Dutch moratorium process.

  Dutch Implementing Offer

        Unlike the U.S. Bankruptcy Code, the Dutch Bankruptcy Code does not provide for the Akkoord to reorganize or cancel any of the Equity Interests in the Company. Therefore, in order to facilitate implementation of the Plan with respect to certain of the UPC Ordinary Shares A in accordance with Dutch law, solely with respect to persons who are not U.S. Persons and who are not located or residing within the United States, New UPC shall commence the Dutch Implementing Offer, pursuant to which New UPC will offer to deliver a number of shares of New UPC Common Stock to the Holders of UPC Ordinary Shares A in consideration for the delivery by such Holders of their UPC Ordinary Shares A to New UPC. See "The Dutch Implementing Offer" below for a more detailed description of the Dutch Implementing Offer.

  Extraordinary General Meeting of Shareholders

        Unlike the U.S. Bankruptcy Code, the Dutch Bankruptcy Code does not provide for the Dutch Bankruptcy Case to exempt compliance from otherwise applicable corporate law. Therefore, in order to facilitate implementation of the Plan, the Company will hold an Extraordinary General Meeting to consider and vote upon changes to the authorized share capital of the Company and such other proposals as the Company deems necessary or appropriate to give effect to the Restructuring and the other transactions contemplated in connection with the Restructuring. See "The Extraordinary General Meeting of Shareholders" below for a more detailed description of the Extraordinary General Meeting.

        The terms of the Restructuring discussed above are the product of discussions with UGC, New UPC and the Participating Noteholders and have been approved by the Board of Management and the Supervisory Board of the Company. These parties support the Plan, the Akkoord and the Dutch Implementing Offer and strongly urge you to review this Disclosure Statement, the Plan, the Akkoord and all annexes and documents incorporated by reference herein, and, as applicable, to vote in favor of the Plan and the Akkoord, and to participate in the Dutch Implementing Offer. As the Company's principal shareholder and principal creditor, and the holder of the Belmarken Notes, UGC will receive a significant number of shares of New UPC Common Stock and may have interests in the Restructuring that differ from the other Holders of Claims against, and Equity Interests in, the Company. The Company has determined that it is in the best interests of the Company and its stakeholders to implement the Restructuring as described in this Disclosure Statement. See "The Restructuring—Background of the Restructuring."

Chapter 11 Case and the Plan

  Chapter 11 Case

        Chapter 11 of the U.S. Bankruptcy Code is the principal business reorganization chapter of the U.S. Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of holders of claims and equity interests of equal rank with respect to the distribution of a debtor's assets. Formulation, and confirmation by a U.S. bankruptcy court, of a plan of reorganization is the principal objective of a Chapter 11 Case.

        On the Petition Date, the Company filed its voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court, thereby commencing the Chapter 11 Case. Simultaneously therewith, the Company also filed the "Chapter 11 Plan of Reorganization Jointly Proposed by United Pan-Europe Communications N.V. and New UPC, Inc.," dated December 3, 2002 (which was amended on December 23, 2002 and has been further amended and superseded by the Plan), the related disclosure statement and several motions seeking authorization to continue to conduct its business in the ordinary course as well as to undertake certain activities which require approval of the U.S. Bankruptcy Court. These motions include, among others, motions seeking authorization for the Company to (a) continue to utilize pre-petition bank accounts, business forms and investment practices and (b) retain various professionals. See "Chapter 11 Case and the Plan of Reorganization—Significant Events During the Chapter 11 Case—First Day Motions," below, for a more detailed description of these motions.

        Since the Petition Date, the Company, except with respect to the appointment of the Administrator in accordance with the Dutch Bankruptcy Code, has continued to operate its business and manage its properties as a debtor-in-possession pursuant to Sections 1107 and 1108 of the U.S. Bankruptcy Code and subject to the supervision of the U.S. Bankruptcy Court.

  The Plan

        The Plan, which the Company filed on the date this Disclosure Statement is filed with the U.S. Bankruptcy Court, divides Holders of known Claims against, and known Equity Interests in, the Company into ten Classes, as follows:

Class 1	—	Miscellaneous Secured Claims
Class 2	—	Classified Priority Claims
Class 3	—	Critical Creditor Claims
Class 4	—	Belmarken Notes Claims
Class 5	—	UPC Notes Claims and General Unsecured Claims
Class 6	—	UPC Preference Shares A
Class 7	—	UPC Priority Shares
Class 8	—	UPC Ordinary Shares A (including the UPC Ordinary Shares held in the form of UPC ADSs)
Class 9	—	Equity Securities Claims
Class 10	—	Old Other Equity Interests

In accordance with the U.S. Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified into Classes.

        The following chart sets forth, in general, the treatment that Holders of Allowed Claims, Allowed Equity Interests and Allowed Old Other Equity Interests will receive under the Plan, unless they were to agree to accept less favorable treatment by settlement or otherwise. For the convenience of the Holders of the UPC Notes, the number of shares of New UPC Common Stock allotted to the Holders of the Allowed UPC Notes Claims is set forth in the chart below based upon each US$1,000 or €1,000 (as the case may be) of principal amount of UPC Notes (or principal amount at stated maturity in the case of the Senior Discount Notes) held by a Holder of UPC Notes rather than being based upon each US$1,000 or €1,000 (as the case may be) of Allowed UPC Notes Claims held by such Holder. This presentation results in a difference in the number of shares of New UPC Common Stock allotted to Holders of UPC Notes across the series of UPC Notes (as set forth in the chart below). Despite the different number of shares of New UPC Common Stock reflected in the allocations based on the principal amount of the UPC Notes, each Holder of Allowed UPC Notes Claims (regardless of the series of UPC Notes to which such Allowed UPC Notes Claims relate) shall receive 5.36382 shares of New UPC Common Stock for each US$1,000 of Allowed UPC Notes Claims and 5.34665 shares of New UPC Common Stock for each €1,000 of Allowed UPC Notes Claims (with the difference based upon the exchange rate between the U.S. dollar and the Euro on the Petition Date). The amount of Allowed UPC Notes Claims for each US$1,000 or €1,000 (as the case may be) of principal amount (or principal amount at stated maturity in the case of the Senior Discount Notes) varies across the different series of UPC Notes as a result of the different amounts of accrued interest (in the case of the Senior Notes) on, and accreted value (in the case of the Senior Discount Notes) of, each series of UPC Notes as of the Petition Date. For all Class 5 Claims (i.e., UPC Notes Claims and the General Unsecured Claims), the estimated percentage recovery is the same. With respect to the General Unsecured Claims (Class 5) and Equity Securities Claims (Class 9), the "Estimated Amount of Claims" set forth below is based upon the Company's best estimate of its maximum potential aggregate liability in pending litigation and arbitration proceedings brought against it. Although the Company has used its best estimate of its maximum potential liability in connection with these General Unsecured Claims and Equity Securities Claims for the preparation of the following chart, there is a possibility that the Allowed amount of these General Unsecured Claims and Equity Securities Claims will be substantially different than the Company's estimate of such Claims.

Class and Type of Claim or Interest	Estimated Amount of Claims	Treatment
Class 1—Miscellaneous Secured Claims	Approximately US$2.6 million	Under the Plan, each Holder of an Allowed Miscellaneous Secured Claim shall receive, in the sole discretion of the Company or the Reorganized Company, as the case may be, in full satisfaction, settlement, release, extinguishment and discharge of such Allowed Claim:
(A)
Cash equal to the amount of such Allowed Miscellaneous Secured Claim on or as soon as reasonably practicable after the later of (i) the Effective Date and (ii) the date that such Miscellaneous Secured Claim becomes Allowed;
		(B)	treatment such that such Miscellaneous Secured Claim is Reinstated; or
(C)
such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Company or Reorganized Company, as the case may be, or as the U.S. Bankruptcy Court may order.
Estimated Recovery: 100.0%

Class 2—Classified Priority Claims	Approximately US$3.0 million	Under the Plan, each Holder of an Allowed Classified Priority Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Allowed Claim:
(A)
the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date on which such Claim becomes Allowed and (iii) a date agreed to by the Company or the Reorganized Company, as the case may be, and the Holder of such Claim;
		(B)	treatment such that such Claim is Reinstated; or
(C)
such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Company or Reorganized Company, as the case may be, or as the U.S. Bankruptcy Court may order.
Estimated Recovery: 100.0%

Class and Type of Claim or Interest	Estimated Amount of Claims	Treatment
Class 3—Critical Creditor Claims	Approximately US$1.0 million	Under the Plan, each Holder of an Allowed Critical Creditor Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim:
		(A)	payment in full in Cash on the later of (i) the Effective Date and (ii) the date such Claim becomes Allowed;
		(B)	treatment such that such Claim is Reinstated; or
		(C)	such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Company or the Reorganized Company, as the case may be, or as the U.S. Bankruptcy Court may order.
Estimated Recovery: 100.0%
Class 4—Belmarken Notes Claims	US$937,482,330.51	Under the Plan, on the Effective Date, the Holder of the Belmarken Notes shall receive, in consideration for the Belmarken Notes and the obligations of all other parties under the Belmarken Notes and the Belmarken Loan Agreements, 23,853,179 shares of New UPC Common Stock (the "Belmarken Notes Consideration"). The Belmarken Notes Claims shall be deemed Allowed for all purposes, including, but not limited to, voting and distributions, in the aggregate amount of US$937,482,330.51 and the Allowed Belmarken Notes Claims shall not be subject to defense, setoff or counterclaim.
Estimated Recovery: 97.8%

Class and Type of Claim or Interest	Estimated Amount of Claims	Treatment
Class 5—UPC Notes Claims and General Unsecured Claims	(see below for estimated amount of UPC Notes Claims and General Unsecured Claims)	Under the Plan, on or as soon as practicable after the Effective Date, each Holder of an Allowed Class 5 Claim shall receive in consideration for its Claim, a number of shares of New UPC Common Stock. In the aggregate, the Holders of all Allowed UPC Notes Claims shall receive 25,146,821 shares of New UPC Common Stock, and each Holder of an Allowed UPC Notes Claim shall receive the number of shares of New UPC Common Stock equal to such Holder's pro rata portion of those shares of New UPC Common Stock. The UPC Notes Claims shall be deemed Allowed for all purposes, including, but not limited to, voting and distributions in the aggregate amount of US$4,688,233,885.90 (which shall exclude any amounts on account of UPC Notes held by the Company as set forth on Annex C to the Restructuring Agreement) and the Allowed UPC Notes Claims shall not be subject to defense, setoff or counterclaim. Each Holder of an Allowed Class 5 Claim that is not a UPC Notes Claim shall receive a number of shares of New UPC Common Stock so that the number of shares per amount of Allowed Claim received by such Holder is the same as the number of shares per amount of Allowed Claim that the Holders of Allowed UPC Notes Claims receive. The number of shares of New UPC Common Stock to be distributed on account of Allowed Class 5 Claims that are not UPC Notes Claims shall be in addition to the 25,146,821 shares of New UPC Common Stock to be distributed on account of the Allowed UPC Notes Claims. The receipt of such shares of New UPC Common Stock by the Holders of the Class 5 Claims shall constitute a full satisfaction, settlement, release and discharge of such Class 5 Claims.
10 7/8% Senior Notes due 2007 (United States Dollar)	US$190,714,890.25	A Holder of 10 7/8% Senior Notes due 2007 will receive 6.02063 shares of New UPC Common Stock per US$1,000 of principal amount of 10 7/8% Senior Notes due 2007 held by such Holder.
Estimated Recovery: 20.6%

Class and Type of Claim or Interest	Estimated Amount of Claims	Treatment
10 7/8% Senior Notes due 2009 (United States Dollar)	US$877,954,231.76	A Holder of 10 7/8% Senior Notes due 2009 will receive 6.18275 shares of New UPC Common Stock per US$1,000 of principal amount of 10 7/8% Senior Notes due 2009 held by such Holder.
Estimated Recovery: 20.6%
12 1/2% Senior Discount Notes due 2009 (United States Dollar)	US$600,919,401.12	A Holder of 12 1/2% Senior Discount Notes due 2009 will receive 4.38533 shares of New UPC Common Stock per US$1,000 of principal amount (at stated maturity) of 12 1/2% Senior Discount Notes due 2009 held by such Holder.
Estimated Recovery: 20.6%
11 1/4% Senior Notes due 2009 (United States Dollar)	US$269,862,290.19	A Holder of 11 1/4% Senior Notes due 2009 will receive 6.04406 shares of New UPC Common Stock per US$1,000 of principal amount of 11 1/4% Senior Notes due 2009 held by such Holder.
Estimated Recovery: 20.6%
13 3/8% Senior Discount Notes due 2009 (United States Dollar)	US$371,663,598.93	A Holder of 13 3/8% Senior Discount Notes due 2009 will receive 4.18810 shares of New UPC Common Stock per US$1,000 of principal amount (at stated maturity) of 13 3/8% Senior Discount Notes due 2009 held by such Holder.
Estimated Recovery: 20.6%
11 1/4% Senior Notes due 2010 (United States Dollar)	US$658,378,082.21	A Holder of 11 1/4% Senior Notes due 2010 will receive 6.21236 shares of New UPC Common Stock per US$1,000 of principal amount of 11 1/4% Senior Notes due 2010 held by such Holder.
Estimated Recovery: 20.6%
11 1/2% Senior Notes due 2010 (United States Dollar)	US$266,648,907.71	A Holder of 11 1/2% Senior Notes due 2010 will receive 6.23216 shares of New UPC Common Stock per US$1,000 of principal amount of 11 1/2% Senior Notes due 2010 held by such Holder.
Estimated Recovery: 20.6%
13 3/4% Senior Discount Notes due 2010 (United States Dollar)	US$737,994,370.22	A Holder of 13 3/4% Senior Discount Notes due 2010 will receive 4.02406 shares of New UPC Common Stock per US$1,000 of principal amount (at stated maturity) of 13 3/4% Senior Discount Notes due 2010 held by such Holder.
Estimated Recovery: 20.6%

Class and Type of Claim or Interest	Estimated Amount of Claims	Treatment
10 7/8% Senior Notes due 2007 (Euro)	US$77,387,159.85	A Holder of 10 7/8% Senior Notes due 2007 will receive 6.00137 shares of New UPC Common Stock per €1,000 of principal amount of 10 7/8% Senior Notes due 2007 held by such Holder.
Estimated Recovery: 20.6%
10 7/8% Senior Notes due 2009 (Euro)	US$244,800,169.38	A Holder of 10 7/8% Senior Notes due 2009 will receive 6.16297 shares of New UPC Common Stock per €1,000 of principal amount of 10 7/8% Senior Notes due 2009 held by such Holder.
Estimated Recovery: 20.6%
11 1/4% Senior Notes due 2009 (Euro)	US$78,767,689.67	A Holder of 11 1/4% Senior Notes due 2009 will receive 6.02472 shares of New UPC Common Stock per €1,000 of principal amount of 11 1/4% Senior Notes due 2009 held by such Holder.
Estimated Recovery: 20.6%
13 3/8% Senior Discount Notes due 2009 (Euro)	US$143,986,850.74	A Holder of 13 3/8% Senior Discount Notes due 2009 will receive 4.17470 shares of New UPC Common Stock per €1,000 of principal amount (at stated maturity) of 13 3/8% Senior Discount Notes due 2009 held by such Holder.
Estimated Recovery: 20.6%
11 1/4% Senior Notes due 2010 (Euro)	US$169,156,243.86	A Holder of 11 1/4% Senior Notes due 2010 will receive 6.19248 shares of New UPC Common Stock per €1,000 of principal amount of 11 1/4% Senior Notes due 2010 held by such Holder.
Estimated Recovery: 20.6%
General Unsecured Creditors	Approximately US$256.3 million	A Holder of an Allowed General Unsecured Claim will receive 5.34665 shares of New UPC Common Stock per €1,000 of claim value held by such Holder or 5.36382 shares of New UPC Common Stock per US$1,000 of claim value held by such Holder.
Estimated Recovery: 20.6%

Class and Type of Claim or Interest	Estimated Amount of Claims	Treatment
Class 6—UPC Preference Shares A	12,400 UPC Preference Shares A	Under the Plan, on or as soon as practicable after the Effective Date, and after the sale by New UPC of the Belmarken Notes to the Company, each Holder of outstanding Allowed UPC Preference Shares A shall receive from New UPC a number of shares of New UPC Common Stock equal to such Holder's pro rata portion of 200,000 shares of New UPC Common Stock (collectively, the "Preference Shares Consideration"). A Holder of Allowed UPC Preference Shares A will receive 16.12903 shares of New UPC Common Stock per Allowed UPC Preference Share A held by such Holder. The receipt of the Preference Shares Consideration by the Holders of the UPC Preference Shares A shall constitute a full satisfaction, settlement, release and discharge of the Claims and Equity Interests of each Holder of UPC Preference Shares A in respect of such UPC Preference Shares A.
Estimated Recovery: 0.5%
Class 7—UPC Priority Shares	300 UPC Priority Shares	Under the Plan, on or as soon as practicable after the Effective Date, and after the sale by New UPC of the Belmarken Notes to the Company, the Holder of the Allowed UPC Priority Shares shall receive from New UPC a number of shares of New UPC Common Stock equal to such Holder's pro rata portion (the "Priority Shares Consideration") of 800,000 shares of New UPC Common Stock (the "Ordinary Share Distribution Amount") in a per share amount equal to the Ordinary Shares Consideration. A Holder of Allowed UPC Priority Shares will receive 0.00180 shares of New UPC Common Stock per Allowed UPC Priority Share held by such Holder. The receipt of the Priority Shares Consideration by the Holder of the UPC Priority Shares shall constitute a full satisfaction, settlement, release and discharge of the Claims and Equity Interests of the Holder of the UPC Priority Shares in respect of the UPC Priority Shares.
Estimated Recovery: Inestimable

Class and Type of Claim or Interest	Estimated Amount of Claims	Treatment
Class 8—UPC Ordinary Shares A (including UPC Ordinary Shares A represented by UPC ADSs)	443,417,525 UPC Ordinary Shares A	Under the Plan, on or as soon as practicable after the Effective Date, and after the sale by New UPC of the Belmarken Notes to the Company, each Holder of Allowed UPC Ordinary Shares A shall receive from New UPC a number of shares of New UPC Common Stock equal to such Holder's pro rata portion of the Ordinary Share Distribution Amount (collectively, the "Ordinary Shares Consideration"). A Holder of Allowed UPC Ordinary Shares A will receive 0.00180 shares of New UPC Common Stock per Allowed UPC Ordinary Share A held by such Holder. The receipt of the Ordinary Shares Consideration by the Holders of the UPC Ordinary Shares A shall constitute a full satisfaction, settlement, release and discharge of the Claims and Equity Interests of each Holder of UPC Ordinary Shares A; provided, however, that, notwithstanding anything to contrary contained herein, any UPC Ordinary Shares A acquired by New UPC through the Plan shall remain outstanding and shall not be deemed to be satisfied, settled, released or discharged.
Estimated Recovery: Inestimable
Class 9—Equity Securities Claims	Approximately US$10.0 million	Under the Plan, subject to the Allowance of the Equity Securities Claims, each Holder of an Allowed Equity Securities Claim shall receive, in full satisfaction, settlement, release, extinguishment and discharge of its Claim, a number of shares of New UPC Common Stock equal to such Holder's pro rata portion of the Ordinary Share Distribution Amount as if such Holder had (a) purchased, on the date its Equity Securities Claim first arose, UPC Ordinary Shares A with a value equal to the amount of such Holder's Allowed Equity Securities Claim and (b) retained such shares as of the Effective Date. A Holder of Allowed Equity Securities Claims will receive 0.16473 shares of New UPC Common Stock per US$1,000 of Allowed Equity Securities Claims held by such Holder.
Estimated Recovery: 0.6%

Class and Type of Claim or Interest	Estimated Amount of Claims	Treatment
Class 10—Old Other Equity Interests	Options to purchase approximately 26,484,842 UPC Ordinary Shares A	Under the Plan, all Holders of Old Other Equity Interests shall not be entitled to, and shall not, receive or retain any property under the Plan on account of such Old Other Equity Interests, and, to the extent permitted under applicable law, such Old Other Equity Interests shall be cancelled on the Effective Date
Estimated Recovery: 0.0%.

        To the extent that the terms of this Disclosure Statement may vary from the terms of the Plan, the terms of the Plan will control. See "Chapter 11 Case and the Plan of Reorganization—The Plan—Summary of Distributions Under the Plan," below, for more detailed descriptions of the classification and treatment of Claims, Equity Interests or Old Other Equity Interests under the Plan as well as for a description of the other terms of the Plan.

  Voting on, and Confirmation of, The Plan

  Voting on the Plan

        This Disclosure Statement is being transmitted to holders of Claims against, and Equity Interests in, the Company for the purpose of providing adequate information to enable such Holders who are entitled to vote on the Plan to make a reasonably informed decision with respect to their vote on the Plan. In order for the Plan to be confirmed (approved) by the U.S. Bankruptcy Court, other than through the "cramdown" provisions of Section 1129(b) of the U.S. Bankruptcy Code, the Company must, among other things, receive approval of the Plan from:

  (i)
  Holders of at least two-thirds (2/3) in amount, and more than one-half (1/2) in number, of the Belmarken Notes Claims actually voted on the Plan;

  (ii)
  Holders of at least two-thirds (2/3) in amount, and more than one-half (1/2) in number, of the UPC Notes Claims and the General Unsecured Claims (other than any insiders, including, without limitation, the UGC Group, in such Class) actually voted on the Plan;

  (iii)
  Holders of at least two-thirds (2/3) in amount, and more than one-half (1/2) in number, of the Equity Securities Claims actually voted on the Plan;

  (iv)
  Holders of at least two-thirds (2/3) in amount of the UPC Preference Shares A actually voted on the Plan;

  (v)
  Holders of at least two-thirds (2/3) in amount of the UPC Priority Shares actually voted on the Plan; and

  (vi)
  Holders of at least two-thirds (2/3) in amount of the UPC Ordinary Shares A and UPC ADSs actually voted on the Plan (the "Requisite Acceptances").

        As indicated above, however, the Plan can be confirmed, notwithstanding the failure to receive approval of the Plan from certain of the Impaired Classes listed immediately above, pursuant to the "cramdown" provisions of Section 1129(b) of the U.S. Bankruptcy Code, as described in "Chapter 11 Case and the Plan of Reorganization—Voting on, and Confirmation of, the Plan—Non-Acceptance and Cramdown."

        Only those Holders as of January 7, 2003 (the "Voting Record Date") of the Claims and Equity Interests set forth above are being solicited hereby (each, a "Voting Party").

        However, since the ratification of the Akkoord is a condition precedent to the consummation of the Plan and the Akkoord must, in accordance with Section 268 of the Dutch Bankruptcy Code, be approved by two-thirds (2/3) of the admitted and recognized Ordinary Creditors of the Company representing three-quarters (3/4) in amount of the admitted and recognized claims, the Plan and the Akkoord will need to be approved by two-thirds (2/3) of the Ordinary Creditors (including for purposes of Dutch law only, the UGC Group) holding claims admitted and recognized in the Dutch proceeding representing three-quarters (3/4) of the amount of all such claims to become effective.

        As of the Petition Date, the UGC Group owned approximately 35% of the aggregate principal amount of the outstanding UPC Notes, all of the outstanding Belmarken Notes, approximately 53.1% of the outstanding UPC Ordinary Shares A, all of the outstanding UPC Priority Shares and approximately 20% of the outstanding UPC Preference Shares A, and the Participating Noteholders owned approximately 25% of the aggregate principal amount of the outstanding UPC Notes.

        See "Chapter 11 Case and the Plan of Reorganization—Voting on, and Confirmation of, the Plan" below for a complete description of the requirements for acceptance of the Plan.

        The U.S. Bankruptcy Court approved this Disclosure Statement on January 7, 2003 as containing information of a kind and in sufficient detail to enable Holders of Claims against, or Equity Interests in, the Company to make an informed decision whether to accept or reject the Plan. This approval does not, however, constitute either a guaranty of the accuracy or completeness of the information contained herein or an opinion by the U.S. Bankruptcy Court regarding the fairness or merits of the Plan.

        THIS DISCLOSURE STATEMENT IS THE ONLY DOCUMENT AUTHORIZED BY THE U.S. BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN.

        In light of the concurrent U.S. Bankruptcy Case and Dutch Bankruptcy Case, the Company proposes to solicit simultaneously from those Holders of Claims against the Company who are entitled under Dutch law to vote on the Akkoord both a vote on the Plan and a vote on the Akkoord. The latter will be effected, in accordance with standard Dutch practice, through the solicitation of irrevocable proxies or voting instructions and related powers of attorney (with power of substitution) by such Holders to Mr. Rob Abendroth of Allen & Overy, Amsterdam, the Company's Dutch counsel, to file such Holder's Claim in the Dutch Bankruptcy Case and vote such Holder's Claim in favor of the Akkoord. The Dutch Akkoord claim and voting proxy materials will be distributed in the same solicitation packages as the Ballots (as defined hereafter). Please note, however, that if an Ordinary Creditor files a claim in the Dutch Bankruptcy Case, either directly or by proxy, such Ordinary Creditor's name will be placed on the list of Ordinary Creditors that will be deposited at the Dutch Bankruptcy Court Clerk's Office and will be available for inspection by the public.

        After carefully reviewing this Disclosure Statement, including the Annexes hereto, each Holder of a Claim or Equity Interest whose vote is being solicited on the Plan should vote using the enclosed form of ballot (the "Ballot"), check the box indicating whether it accepts or rejects the Plan and, except as set forth below, return the Ballot in the pre-addressed envelope. Ballots (and Master Ballots cast on behalf of beneficial holders of UPC Notes or UPC ADSs) must be submitted so that they are actually received by (i) Innisfree M&A Incorporated (the "Securities Voting Agent") with respect to the Belmarken Notes Claims, the UPC Notes Claims, the UPC Preference Shares A, the UPC Priority Shares, the UPC Ordinary Shares A and the UPC ADSs and (ii) Bankruptcy Services LLC (the "Nonsecurities Voting Agent" and, together with the Securities Voting Agent, the "Voting Agents") with respect to the General Unsecured Claims and the Equity Securities Claims, in either case, on or before 5:00 p.m. (New York City Time) on February 14, 2003, unless extended by the Company and New UPC in their sole discretion (subject to court approval, as necessary) (such time and date, as the same may be extended from time to time, the "Voting Deadline") at the following addresses:

Securities Voting Agent	Nonsecurities Voting Agent

Innisfree M&A Incorporated	Bankruptcy Services LLC
By regular mail, messenger	By regular mail:
or overnight courier:	United Pan-Europe Communications Ballot Processing
Attn: UPC Ballot Tabulation	P.O. Box 5014
501 Madison Avenue, 20th Floor	FDR Station
New York, NY 10022	New York, NY 10150-5014
United States of America	United States of America
Telephone:	By messenger or overnight courier:
1-877-750-2689	United Pan-Europe Communications Ballot Processing
(within the United States)	c/o Bankruptcy Services LLC
70 East 55th Street
+1-412-209-1704	New York, NY 10022-3222
(outside the United States)	United States of America
Telephone:
1-888-498-7765
(within the United States)
+1-212-376-8998
(outside the United States)

        The Company will make a public announcement of any extension of the Voting Deadline by release to the Dow Jones News Service prior to 9:00 a.m., New York City Time, on the next Business Day following the previously scheduled Voting Deadline. The Company will notify the Voting Agents of any extension by oral or written notice. Any Voting Party, other than those who have signed the Restructuring Agreement (unless in accordance with the terms thereof), may change its vote on the Plan at any time prior to the Voting Deadline. Thereafter, votes on the Plan may not be changed except to the extent authorized by the U.S. Bankruptcy Court.

        To the extent that any such Holder holds Claims or Equity Interests in more than one Class, such Holder will receive a separate Ballot for each such Claim or Equity Interest.

        The Company does not intend to solicit votes on the Plan from Holders of Miscellaneous Secured Claims, Classified Priority Claims, Critical Creditor Claims and Old Other Equity Interests because such Holders are either unimpaired or deemed to reject the Plan. Therefore Ballots are not being transmitted to such Holders.

        If the Voting Party is a beneficial holder of UPC Notes or UPC ADSs, but not a registered record holder, and received his or her Ballot from a custodian, commercial bank, depositary institution, broker, dealer, trust company or other nominee (each, an "Intermediary") who holds UPC Notes or UPC ADSs on his or her behalf, he or she should return his or her Ballot to his or her Intermediary in accordance with the instructions received with his or her Ballot. Each Intermediary will, in turn, submit a master ballot to the Securities Voting Agent which reflects the votes of the beneficial holders on whose behalf such Intermediary holds UPC Notes or UPC ADSs (each, a "Master Ballot"). Master Ballots also must be returned so that they are actually received by the Securities Voting Agent at the above address on or before the Voting Deadline.

        If any beneficial holder owns UPC Notes or UPC ADSs through more than one Intermediary, such beneficial holder may receive multiple mailings containing Ballots. The beneficial holder should execute a separate Ballot for each block of UPC Notes or UPC ADSs that it holds through any particular Intermediary and return each Ballot to the respective Intermediary in the return envelope provided. Beneficial holders who execute multiple Ballots with respect to UPC Notes or UPC ADSs held through more than one Intermediary must indicate on each Ballot the names of ALL such other Intermediaries and the additional amounts of UPC Notes or UPS ADSs held and voted by such beneficial holder. If a beneficial holder owns a portion of its UPC Notes or UPC ADSs through an Intermediary and another portion as a record holder, the beneficial holder should, with respect to the portion held as a record holder, complete the appropriate Ballot and return it to the Securities Voting Agent and, with respect to the portion held through an Intermediary, complete the appropriate Ballot and return it to the Intermediary.

        Subject to any applicable order of the U.S. Bankruptcy Court, the Company will decide any and all questions affecting the validity of any Ballot or Master Ballot submitted, which decision will be final and binding. To that end, the Company may reject any Ballots or Master Ballots that are not in proper form or that the Company's counsel believes would be unlawful or were submitted in bad faith. Any Ballot which is executed by a Holder of Claims or Equity Interests but does not indicate an acceptance or rejection of the Plan or indicates both an acceptance and rejection of the Plan shall not be counted as a vote on the Plan. Any Master Ballot which, with respect to a particular Claim or Equity Interest, indicates neither an acceptance nor a rejection of the Plan or that indicates both an acceptance and a rejection of the Plan shall not be counted as to such Claim or Equity Interest.

        ONLY ORIGINALLY SIGNED BALLOTS OR MASTER BALLOTS, AS APPLICABLE, WILL BE COUNTED. NEITHER COPIES OF NOR FACSIMILE BALLOTS OR MASTER BALLOTS WILL BE ACCEPTED. IF A BALLOT OR MASTER BALLOT, AS APPLICABLE, IS NOT ACTUALLY RECEIVED BY THE APPROPRIATE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE, SUCH BALLOT OR MASTER BALLOT WILL NOT BE COUNTED. PLEASE FOLLOW THE DIRECTIONS CONTAINED ON THE ENCLOSED BALLOT OR MASTER BALLOT CAREFULLY.

        If a Holder or an Intermediary has any questions about the Disclosure Statement, the Plan or the procedure for voting, did not receive a Ballot or Master Ballot, as applicable, received a damaged Ballot or Master Ballot, as applicable, lost his or her Ballot or Master Ballot, as applicable, or, in the case of an Intermediary, requires additional copies of the Disclosure Statement and/or Ballots for distribution to beneficial holders, he or she should call, as applicable, (i) the Securities Voting Agent—Innisfree M&A Incorporated at 501 Madison Avenue, New York, NY 10022, United States of America, tel. 1-877-750-2689 or, from outside the United States, tel. + 1-412- 209-1704, (ii) the Nonsecurities Voting Agent—Bankruptcy Services LLC by regular mail United Pan-Europe Communications Ballot Processing, P.O. Box 5014, FDR Station, New York, NY 10150-5014, United States of America, by messenger or overnight courier at United Pan-Europe Communications Ballot Processing, c/o Bankruptcy Services LLC, 70 East 55th Street, New York, NY 10022-3222, United States of America, or tel. 1-888-498-7765, or, from outside the United States, tel. +1-212-376-8998, or (iii) his or her Intermediary.

        If a registered Holder does not hold for its own account, then it is required to provide promptly copies of this Disclosure Statement and appropriate Ballots to its customers and beneficial owners. Any beneficial owner who has not received a Ballot should contact his or her Intermediary or the Securities Voting Agent, as applicable.

  Confirmation of the Plan

        In addition to the voting requirements set forth above, in order for a Chapter 11 plan of reorganization to be confirmed, the plan must meet certain statutory requirements set forth in the U.S. Bankruptcy Code, including, without limitation, that:

  •
  the plan has classified claims and equity interests in a permissible manner;

  •
  the contents of the plan comply with the requirements of the U.S. Bankruptcy Code;

  •
  the debtor has proposed the plan in good faith;

  •
  the debtor has made disclosures concerning the plan which are adequate and include information concerning all payments made or promised in connection with the plan and the Chapter 11 Case;

  •
  the plan is feasible; and

  •
  the plan is in the "best interests" of all dissenting holders of claims and equity interests in impaired classes.

See "Chapter 11 Case and the Plan of Reorganization—Voting on, and Confirmation of, the Plan—Confirmation of the Plan" below for a more detailed description of the these requirements.

        Thus, even if the Plan was accepted by the requisite majorities of the Holders of Claims against, and Equity Interests in, the Company, the U.S. Bankruptcy Court would be required to make the findings set forth above before it can confirm the Plan. The Company believes that all of these conditions have been or shall be met with respect to the Plan.

        In addition, under certain circumstances, a U.S. bankruptcy court may, upon the request of the proponent of a plan, confirm a plan notwithstanding the lack of acceptance by one or more impaired classes if the U.S. bankruptcy court finds that

  •
  the plan does not discriminate unfairly with respect to each non-accepting impaired class,

  •
  the plan is "fair and equitable" with respect to each non-accepting impaired class,

  •
  at least one impaired class has accepted the plan (without counting acceptances by insiders) and

  •
  the plan satisfies the requirements set forth in Section 1129(a) of the U.S. Bankruptcy Code other than Section 1129(a)(8).

This procedure is commonly referred to as "cramdown." The Company intends, if necessary, to request confirmation of the Plan pursuant to Section 1129(b) of the U.S. Bankruptcy Code. See "Chapter 11 Case and the Plan of Reorganization—Voting on, and Confirmation of, the Plan—Non-Acceptance and Cramdown," below, for a more detailed description of the requirements for cramdown.

  Confirmation Hearing

        The U.S. Bankruptcy Court has scheduled the hearing to consider confirmation of the Plan (the "Confirmation Hearing") for February 20, 2003, at 10:00 a.m. (New York City Time), before the Honorable Burton R. Lifland, United States Bankruptcy Judge, United States Bankruptcy Court, Alexander Hamilton Custom House, One Bowling Green, Courtroom 623, New York, New York 10004. The Confirmation Hearing may be adjourned from time to time by the U.S. Bankruptcy Court without further notice except for an announcement of an adjournment made at the Confirmation Hearing or any adjournment thereof.

        Any objections to confirmation of the Plan must be made in writing, specifying in detail the name and address of the person or entity objecting, the grounds for the objection and the nature and amount of the Claim or Equity Interest held by the objector, and must be served and filed as ordered by the U.S. Bankruptcy Court on or before 5:00 p.m. (New York City Time) on February 14, 2003. If an objection to confirmation is not timely served and filed, it will not be considered by the U.S. Bankruptcy Court.

        If the Plan is confirmed, even if a holder of a Claim or Equity Interest did not vote, or voted against the Plan, the terms of the Plan, including, without limitation, the transfers set forth therein, will be binding on such Holder as if such Holder had voted in favor of the Plan. Accordingly, all Holders of Claims against, or Equity Interests in, the Company are encouraged to read this Disclosure Statement and its Annexes carefully and in their entirety before deciding to vote to accept or to reject the Plan.

        Pursuant to the Plan, the documents to be executed in connection with consummation of the Plan, including the Amended and Restated UPC Articles of Association, the Amended and Restated New UPC Certificate of Incorporation, the Amended and Restated New UPC By-Laws, the Incentive Plan, the Board of Management Schedule (as defined herein) the New UPC Management Schedule and the Stockholders Agreement shall be filed on or before February 10, 2003 (the "Document Filing Date"). Copies of all such documents will be made available to all Holders of Claims or Equity Interests entitled to vote on the Plan.

  Board Recommendation

        The Company's Supervisory Board and Board of Management, and New UPC's Board of Directors, have unanimously approved the terms of the Restructuring, including the Plan, the Akkoord and the Dutch Implementing Offer and believe that it is in the Company's best interests. The Company's Supervisory Board and Board of Management, and the New UPC's Board of Directors, strongly urge each Holder of a Claim against, or Equity Interest in, the Company to vote in favor of the Plan. However, each Holder of a Claim against, or Equity Interest in, the Company must make its own decision as to whether to vote in favor of the Plan. For a discussion of the factors considered by the Company's Board of Management and Supervisory Board in supporting the Restructuring, see "The Restructuring—Background of the Restructuring—Board Consideration and Approval."

The Akkoord

        Simultaneously with the commencement of the Chapter 11 proceeding, the Company commenced the Dutch Bankruptcy Case and filed a draft plan of compulsory composition, or an Akkoord, with the Dutch Bankruptcy Court. Upon the commencement of the Dutch Bankruptcy Case, the Dutch Bankruptcy Court appointed an administrator to oversee the operations of the Company (the "Administrator"). On the date of the filing of this Disclosure Statement with the U.S. Bankruptcy Court, the Company will submit a revision to the Akkoord that was filed with the Dutch Bankruptcy Court on December 3, 2002 and revised on December 23, 2002 and this Disclosure Statement describes the Akkoord as to be revised. To the extent necessary, the Akkoord will be amended before the Akkoord is voted on at the Dutch Voting Meeting in order to ensure that the terms of the Akkoord are consistent with the terms of the Plan.

        A moratorium of payments affects only the claims of the Ordinary Creditors. Dutch law operates under the principle of equality of treatment of creditors and only grants priority to certain specified claims by statutory provision. Types of claims not specified by statute to have priority do not have priority. In this context the most important types of claims to have a right of priority include (a) claims of the tax and social security administrations, (b) pension rights of, and salaries due to, employees, (c) claims secured by pledge (pandrecht) or mortgage (hypotheek) and, as a practical matter, (d) estate creditors (boedelschulden). See "The Akkoord—Effects of the Moratorium," below.

        Upon receipt of claims submitted by the Ordinary Creditors, the Administrator will prepare a list of claims, specifying for each claim whether the Administrator will admit or dispute it. The claims list merely serves to determine (i) which Ordinary Creditors will be permitted to vote on the Akkoord and (ii) in what amount each claim will be admitted. Beneficial holders of UPC Notes as of the Voting Record Date will be permitted to file claims with the Administrator and vote on the Akkoord. If the claim has been disputed by the Administrator, the Company or other Ordinary Creditors, the supervisory judge decides if, and for what amount, the respective Ordinary Creditor will be admitted to participate in the vote. In short, the Ordinary Creditors who are recognized by the Administrator (and undisputed by the Company and/or the other Ordinary Creditors) and admitted to the vote by the supervisory judge are permitted to participate in the vote.

        To the extent that a claim classified under the Plan is held by an Ordinary Creditor, such claim is an affected claim in the Dutch Bankruptcy Case and the holder thereof may file its claim and vote on account of such claim in the Dutch Bankruptcy Case. However, in the Dutch Bankruptcy Case, claims will not be categorized by class. Under the Akkoord, Ordinary Creditors shall be offered by the Company a number of shares of New UPC Common Stock equal to the number of shares of New UPC Common Stock that holders of general unsecured claims are entitled to receive under the Plan, either in exchange for transferring their Allowed Claims to New UPC (as far as the Holders of the UPC Notes are concerned) or in cancellation of their Allowed Claims (as far as Ordinary Creditors other than the Holders of the UPC Notes are concerned).

        To the extent that the holder of a non-affected claim nonetheless elects to file a claim in the Dutch Bankruptcy Case and votes on the Akkoord, any security rights or priority held by such holder will be lost in the Dutch Bankruptcy Case and unenforceable under Dutch law. Such claims will then be considered affected claims under the Dutch Bankruptcy Code and receive treatment under the Plan and the Akkoord in accordance with such election.

        Furthermore, holders of equity interests are not treated as creditors under Dutch law and, as such, no holders of the Company's Equity Interests are entitled to vote on, or shall be affected by, the Akkoord.

        In order to be accepted, the Akkoord must be approved by two-thirds (2/3) of the admitted and recognized Ordinary Creditors representing three-fourths (3/4) of the amount of the admitted and recognized claims. As a consequence of this system, admitted and recognized Ordinary Creditors not present or represented at the meeting of creditors to vote on the Akkoord (the "Dutch Voting Meeting") or admitted and recognized Ordinary Creditors who are present or represented but abstain from voting shall effectively be considered to have voted against acceptance of the Akkoord.

        If the Akkoord is not approved (as described above) the Dutch Bankruptcy Court may declare the Company bankrupt. The Company would then be liquidated. If the Company is declared bankrupt, it may not file a second Akkoord. The Dutch Bankruptcy Court may terminate the moratorium, in which case the Company's creditors would then be entitled to exercise their rights against the Company as a possible alternative to liquidation.

        The date of commencement of the Dutch Bankruptcy Case shall be the date for determining which Ordinary Creditors, other than beneficial holders of the UPC Notes, are entitled to file claims with the Administrator. With respect to the beneficial holders of UPC Notes, the Dutch Bankruptcy Court has ordered that the Voting Record Date (January 7, 2003) shall be the date for determining which holders are entitled to file claims with the Administrator and to vote on the Akkoord. In either case, any Ordinary Creditors who timely file claims with the Administrator will be eligible to vote on the Akkoord unless such claim is disputed by the Company, the Administrator or any other Ordinary Creditor who has been admitted to vote. The Dutch Bankruptcy Court will resolve any such dispute at the Dutch Voting Meeting.

        The Dutch Bankruptcy Court has ordered that all Ordinary Creditors (including, without limitation, the beneficial holders of the UPC Notes) must submit their claims to the Administrator by 5:00 p.m. (Central European Time) on February 14, 2003 (the "Dutch Claims Filing Deadline") and that the Dutch Voting Meeting will take place on February 28, 2003 at 10:00 a.m. (Central European Time) at Parnassusweg 220, Amsterdam, The Netherlands. Under certain circumstances, the Ordinary Creditors can submit their claims after the Dutch Claims Filing Deadline, but not later than two days prior to the Dutch Voting Meeting. However, claims filed later than the Dutch Claims Filing Deadline, but prior to the Dutch Voting Meeting may only be permitted to vote on the Akkoord if neither the Administrator (or the Company) nor any other Ordinary Creditor objects thereto. In the event that an Ordinary Creditor who is not located in The Netherlands files a claim with the Administrator after the Dutch Claims Filing Deadline, but at or before the Dutch Voting Meeting, such claim may still be admitted to vote on the Akkoord at the discretion of the Dutch Bankruptcy Court.

        In order to file a Claim in the Dutch Bankruptcy Case and to vote in favor of the Akkoord, an Ordinary Creditor should complete its Akkoord claim and voting proxy and return it, together with proof of ownership of such Ordinary Creditor's Claim against the Company, in the pre-addressed envelope to

Mr. Rob Abendroth of Allen & Overy, Amsterdam, The Netherlands, in time for Mr. Abendroth to transmit the proxy to the Administrator by the Dutch Claims Filing Deadline. An Akkoord claim and voting proxy for a Holder of a UPC Notes Claim may also be sent, together with proof of ownership of such UPC Notes, to the Securities Voting Agent for transmittal by the Securities Voting Agent to Mr. Abendroth. However, in order for the Securities Voting Agent to transmit such Akkoord claim and voting proxy to Mr. Abendroth in time for him to forward it to the Dutch Administrator by the Dutch Claims Filing Deadline, the Securities Voting Agent must receive the Akkoord claim and voting proxy by 5:00 p.m. (New York City Time) on Wednesday, February 12, 2003. If an Ordinary Creditor has any questions about the Akkoord claim or voting proxy, please contact (i) Allen & Overy, Apollolaan 15, 1077 AB Amsterdam, The Netherlands, Mr. Rob Abendroth, tel. +31-20-674-1330, or (ii) Allen & Overy, 1221 Avenue of the Americas, New York, NY 10020, United States of America, Ms. Helena Sprenger, tel. +1-212-610-6300. Please note, however, that if an Ordinary Creditor files a Claim in the Dutch Bankruptcy Court, either directly or by proxy, such Ordinary Creditor's name will be placed on the list of Ordinary Creditors that will be deposited at the Dutch Bankruptcy Court Clerk's Office and will be available for inspection by the public.

        If the Akkoord has been approved by the requisite majority of Ordinary Creditors, the supervisory judge will set a date on which the Dutch Bankruptcy Court will consider the ratification (homologatie) of the Akkoord in a public hearing. Before such hearing, the Administrator and the Ordinary Creditors are entitled to notify the supervisory judge of their positions as to the ratification of the Akkoord. At such hearing, the Company, the Administrator and the Ordinary Creditors are permitted to provide their views as to the ratification of the Akkoord. The supervisory judge or the Dutch Bankruptcy Court will render a written report on the Akkoord. The Dutch Bankruptcy Court must refuse to ratify the Akkoord if one or more of the following conditions exist:

  •
  if the liquidation value of the assets of the estate exceeds the amount made available to creditors in the Akkoord;

  •
  if performance of the Akkoord is not sufficiently guaranteed;

  •
  if the Akkoord was reached by means of fraudulent acts or the preference of one or more creditors or by other unfair means, regardless of whether or not the Company or any party cooperated to that effect; or

  •
  if the fees and expenses of the experts and the administrator(s) have not been paid to the administrator(s), or security has not been issued therefor.

        In addition to the foregoing, the Dutch Bankruptcy Court may, in its discretion, refuse to ratify the Akkoord on other grounds or on its own motion (ambtshalve). The Dutch Bankruptcy Court may declare the Company bankrupt simultaneously with its refusal to ratify the Akkoord. If the Dutch Bankruptcy Court does so, the Company would then be liquidated.

        The Akkoord becomes final and binding as soon as the ratification of the Akkoord is no longer open to appeal. An appeal of either the decision of the Dutch Bankruptcy Court to ratify the Akkoord or a decision of the Dutch Bankruptcy Court to refuse to ratify the Akkoord has to be filed within eight days after the respective decision.

        A ratified and final Akkoord will be binding on all creditors that were affected by the Dutch Bankruptcy Case. This includes the Ordinary Creditors who (i) voted against the Akkoord, (ii) abstained from voting or (iii) did not submit their claims with the Administrator. As a consequence of the ratification of the Akkoord, Ordinary Creditors with claims that are not submitted with the Administrator can still claim distribution under the Akkoord.

The Dutch Implementing Offer

  General

        The Dutch Bankruptcy Code does not provide for the Akkoord to reorganize or cancel any of the Equity Interests in the Company. Therefore, in order to facilitate implementation of the Plan with respect to certain of the UPC Ordinary Shares A in accordance with Dutch law, solely with respect to persons who are not U.S. Persons and who are not located or residing within the United States, New UPC shall commence an offer to deliver shares of New UPC Common Stock to such Holders of UPC Ordinary Shares A in consideration for the delivery by such Holders of their UPC Ordinary Shares A to New UPC. In The Netherlands, holders of UPC Ordinary Shares A can participate in the Dutch Implementing Offer until the Dutch Implementing Offer is declared unconditional by New UPC, which is expected to occur on or around March 24, 2003, as more fully described in the Offer Memorandum. See "The Dutch Implementing Offer."

  No Participation in, into or from the United States and Other Jurisdictions

        The Dutch Implementing Offer will not be made, directly or indirectly, in or into the United States, or by the use of the United States mails, or by any means or instrumentality (including, without limitation, telephonically or electronically) of United States interstate or foreign commerce, or any facility of a United States national securities exchange. Accordingly, copies of the Offer Memorandum (as defined herein) and related documents are not being, and must not be, mailed, forwarded, sent, transmitted or otherwise distributed in, into or from the United States.

        The Dutch Implementing Offer is not being made to, and New UPC will not accept deposits of UPC Ordinary Shares A from, Holders of UPC Ordinary Shares A in any jurisdiction in which the Dutch Implementing Offer or the participation in the Dutch Implementing Offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

  Conditions to the Dutch Implementing Offer

        The Dutch Implementing Offer is conditioned, among other things, on confirmation of the Plan and approval of amendments to the Company's Articles of Association at the Extraordinary General Meeting. New UPC may waive any of the conditions to the Dutch Implementing Offer, except the condition that no notification has been received from the Autoriteit Financiële Markten (The Netherlands Authority for the Financial Markets) ("A-FM") that the Dutch Implementing Offer has been made in conflict with Chapter IIA of the Dutch Securities Act 1995. See "The Dutch Implementing Offer—Conditions for Completion of the Dutch Implementing Offer" for a list of all the conditions to the Dutch Implementing Offer.

  Effects of Completion of the Restructuring and Consummation of the Dutch Implementing Offer on Non-Participating Holders of UPC Ordinary Shares A

        For a discussion of the risks associated with failing to participate in the Dutch Implementing Offer, see "Risk Factors—Risks Related to Ownership of UPC Ordinary Shares A Upon Completion of the Restructuring."

The Extraordinary General Meeting of Shareholders

        Unlike the U.S. Bankruptcy Code, the Dutch Bankruptcy Code does not provide for the Dutch Bankruptcy Case to exempt compliance from otherwise applicable corporate law. Therefore, in order to facilitate implementation of the Plan, the Company has called an Extraordinary General Meeting.

  Date, Time and Place of the Extraordinary General Meeting

        The Extraordinary General Meeting will be held at Hotel Okura Amsterdam, Ferdinand Bolstraat 333, Amsterdam, The Netherlands, on February 19, 2003, at 10:00 a.m. (Central European Time), unless postponed or adjourned. The Company anticipates that the Extraordinary General Meeting will occur after the Voting Deadline for the Plan, but before the Expiration Date for the Dutch Implementing Offer. The approximate date on which the Proxy Statement (as defined herein) will be sent to holders of the UPC Preference Shares A, the UPC Priority Shares and the UPC Ordinary Shares A is January 13, 2003. The Company will make appropriate arrangements to make the Proxy Statement available to all Holders of the UPC Preference Shares A, the UPC Priority Shares and the UPC Ordinary Shares A.

  Purposes of the Extraordinary General Meeting

        The purpose of the Extraordinary General Meeting is to facilitate the implementation of the Plan by:

  •
  explaining the terms of the Restructuring (including the terms of the Plan) to the Company's shareholders at the Extraordinary General Meeting;

  •
  considering and acting upon a proposal to amend the Company's Articles of Association (the "First Amendment") (effective before the Effective Date) to

  (i)
  decrease the nominal value of each issued and outstanding UPC Ordinary Share A from €1.00 to €0.02 without repayment; and

  (ii)
  decrease the nominal value of each UPC Priority Share and UPC Preference Share A from €1.00 to €0.02 without repayment,

    which capital reduction will permit the Company to eliminate its accumulated deficit;

  •
  considering and acting upon a proposal to amend the Company's Articles of Association (the "Second Amendment") (effective on the Effective Date) to

  (i)
  decrease the number of authorized UPC Ordinary Shares A to 450,000,000;

  (ii)
  remove the UPC Preference Shares A from the authorized capital of the Company;

  (iii)
  authorize a new class of 50,000,000,000 registered Ordinary Shares C ("UPC Ordinary Shares C") with a nominal value of €0.02;

  (iv)
  in the event Dutch law allows the issuance of nonvoting stock, prohibit the issuance of nonvoting stock and prohibit cooperation in connection with the issuance of depository receipts; and

  (v)
  remove the UPC Ordinary Shares B and the UPC Preference Shares B from the authorized capital of the Company;

  •
  considering and acting upon a proposal to convert the UPC Preference Shares A on a one-for-one basis into registered UPC Ordinary Shares A, effective upon the Second Amendment and the Effective Date;

  •
  considering and acting upon a proposal to amend the Company's Articles of Association (effective on the later to occur of the Effective Date and the date of the delisting of the UPC Ordinary Shares A from Euronext Amsterdam N.V. ("Euronext")) (the "Third Amendment") to effectuate that the Company will have Articles of Association of a non-listed company, including, inter alia, the following contents:

  (i)
  allow only for registered shares;

    (ii)
    restrictions on transfers of shares;

    (iii)
    amend the management structure of the Company to a one-tier board (i.e., that the Company's Supervisory Board will be eliminated, the holders of the UPC Priority Shares will have certain rights with respect to the Company's Board of Management and the Company's Board of Management will consist of one or more members);

    (iv)
    holders of UPC Ordinary Shares A only to be authorized to exercise the rights attached to their UPC Ordinary Shares A upon exchange of their bearer UPC Ordinary Shares A into registered UPC Ordinary Shares A; and

    (v)
    as soon as all issued shares in the Company will be held by one shareholder, each issued UPC Priority Share will convert into one UPC Ordinary Share C, and all powers of the holders of the UPC Priority Shares under the Articles of Association of the Company shall, to the extent possible, be vested in the general meeting of shareholders of the Company.

  •
  accepting the resignations of (i) John F. Riordan, (ii) Nimrod J. Kovacs, (iii) Charles H.R. Bracken, (iv) James S. O'Neill, (v) Gene Musselman and (vi) Anton M. Tuijten, as managing directors of the Company with effect on the later to occur of the Effective Date and the date of the delisting of the UPC Ordinary Shares A from Euronext and granting a full and final release from liability with respect to their management of the Company;

  •
  accepting the resignations of (i) Michael T. Fries, (ii) John P. Cole, Jr., (iii) Richard J.A. de Lange, (iv) Ellen P. Spangler, (v) Tina M. Wildes and (vi) John W. Dick, as supervisory directors of the Company with effect on the later to occur of the Effective Date and the date of the delisting of the UPC Ordinary Shares A from Euronext and granting a full and final release from liability with respect to their supervision of the Company;

  •
  appointing New UPC as sole managing director of the Company with effect as of the later to occur of the Effective Date and the delisting of the UPC Ordinary Shares A from Euronext;

  •
  authorizing the Board of Management of the Company and Allen & Overy, Amsterdam, The Netherlands, to apply for the ministerial statements of no objections and to execute deeds of amendment of the Articles of Association of the Company as set forth in the First Amendment, Second Amendment and Third Amendment; and

  •
  transacting such other business as may properly come before the Extraordinary General Meeting or any postponements or adjournments thereof.

See "The Extraordinary General Meeting of Shareholders."

New UPC Equity Subscription

        The Plan provides each Holder of a Belmarken Notes Claim, UPC Notes Claim and General Unsecured Claim with New UPC Equity Purchase Rights to purchase for cash a pro rata portion of the Subscription Shares (as defined herein) at the Implied Purchase Price per share. The Holders of General Unsecured Claims will be permitted to participate in the New UPC Equity Purchase Rights based on the Claim amounts set forth by such Holders in their proofs of claim filed in the U.S. Bankruptcy Case; provided, however, that this right will in no way affect any determination by either the U.S. Bankruptcy Court or the Dutch Bankruptcy Court as to the allowability of any Claims asserted by such Holders against the Company. The New UPC Equity Purchase Rights will only be exercisable on the Effective Date. The Maximum Subscription Amount will be reduced on a Euro-for-Euro basis under the circumstances described in this Disclosure Statement under "New UPC Equity Subscription—General." Subject to confirmation of the Plan and the ratified Akkoord becoming final and conclusive (in kracht van gewijsde gaan), UGC has committed to purchase from New UPC, and New UPC has committed to sell to UGC, on the Effective Date, at the Implied Purchase Price, an amount of shares of New UPC Common Stock with an aggregate value equal to the Maximum Subscription Amount less the number of shares of New UPC Common Stock purchased by Holders of Belmarken Notes Claims, UPC Notes Claims and General Unsecured Claims pursuant to the New UPC Equity Purchase Rights. For a detailed discussion of the New UPC Equity Purchase Rights, see "New UPC Equity Subscription."

New UPC Common Stock

  General

        As of the Petition Date, the total outstanding share capital of New UPC consists of 1,000 shares of common stock, par value US$0.01 per share, of which 1,000 shares are outstanding. All outstanding shares of New UPC Common Stock on the Petition Date are, and all of the New UPC Common Stock to be outstanding upon consummation of the Restructuring will be, fully paid and non-assessable. On the Effective Date, New UPC's authorized share capital shall consist of 250,000,000 shares of New UPC Common Stock and 50,000,000 shares of preferred stock and New UPC's issued share capital shall consist of 50,000,000 shares of New UPC Common Stock.

  Issuance and Resale of New UPC Common Stock

        The Company and New UPC are relying on Section 1145 of the U.S. Bankruptcy Code to exempt the issuance of the New UPC Common Stock from the registration requirements of the U.S. Securities Act (and of any state securities or "blue sky" laws). In The Netherlands, this Disclosure Statement serves as a prospectus as referred to in Article 3(2)(b) of the Dutch Securities Act 1995. See "New UPC—Issuance and Resale of the New UPC Common Stock." Except as discussed under "New UPC—Issuance and Resale of the New UPC Common Stock," the shares of New UPC Common Stock to be issued to persons other than UGC pursuant to the Plan will not be subject to any restrictions on transferability.

  Listing of the New UPC Common Stock

        In the Restructuring Agreement, New UPC has agreed to use its commercially reasonable efforts to cause the shares of New UPC Common Stock to be issued in the Restructuring to be listed on the NASDAQ Stock Market ("NASDAQ"), but obtaining such listing is not a condition to either confirmation or consummation of the Plan. New UPC may not be able to list the New UPC Common Stock on the NASDAQ and this may impair the liquidity of the New UPC Common Stock. See "Risk Factors—Risks Related to Ownership of the New UPC Common Stock—New UPC may not be able to list the New UPC Common Stock on NASDAQ and this may impair the liquidity of the New UPC Common Stock."

Tax Consequences

        For a discussion of the tax considerations of the Restructuring, see "Tax Consequences."

Use of Proceeds

        New UPC will not receive any cash proceeds from the issuance of the New UPC Common Stock in consideration for the surrender and transfer to New UPC of the Claims and Equity Interests under the Restructuring, as discussed under "The Restructuring—Description of the Restructuring—Use of Proceeds." New UPC will receive up to €100 million upon completion of the New UPC Equity Subscription (less any reduction in the Maximum Subscription Amount under the circumstances described under the heading "New UPC Equity Subscription—General"). New UPC intends to use the proceeds from the New UPC Equity Subscription for general corporate purposes, which may include, without limitation, contributing all or a portion of the proceeds to the Company, in the form of capital contributions or shareholder loans, to fund a portion of the Company's capital contribution or subordinated shareholder loans to UPC Distribution required to be made two business days after consummation of the Restructuring by the UPCD Facility Waiver. See "The Restructuring—Background

of the Restructuring—UPC Distribution Facility Waiver and Amendment." The terms of any such shareholder loans have not been agreed between New UPC and the Company or between the Company and UPC Distribution, as the case may be, as of the date of this Disclosure Statement. However, New UPC and the Company intend to take into account applicable tax, capital repatriation and other considerations when structuring the terms of any such shareholder loans.

RISK FACTORS

        Holders of Claims or Equity Interests should carefully consider the factors set forth below, as well as the other information set forth in this Disclosure Statement or incorporated herein by reference, prior to determining whether to vote to accept the Plan or the Akkoord, participate in the Dutch Implementing Offer or subscribe for shares of New UPC Common Stock under the New UPC Equity Subscription. The risks and uncertainties described below include all of the risks and uncertainties which the Company believes to be material at this time but are not the only ones facing the Company, the UPC Group or New UPC. Additional risks and uncertainties that the Company does not currently know or that the Company currently deems immaterial may also impair its or the UPC Group's business, operations, financial condition, operating results or ability to successfully consummate the Restructuring. If any of the following risks actually occur, they could materially adversely affect the Company's or the UPC Group's business, operations, financial condition, operating results or ability to successfully consummate the Restructuring.

Risks that the Restructuring is Not Successfully Completed

        There are various events that must take place in order for the Restructuring, and, in particular, the Plan, to be consummated. These include, among other things, confirmation of the Plan, ratification of the Akkoord and satisfaction of the various conditions to consummation of the Plan. See "Chapter 11 Case and the Plan of Reorganization—The Plan—Conditions to Confirmation and Consummation of the Plan" for a description of the conditions to consummation of the Plan. Although the Company believes that each of these events will occur, there can be no assurance that such will be the case. If not, the Restructuring, including the Plan, could not be implemented and it is unclear what Holders of Claims and Equity Interests would ultimately receive with respect to their Claims and Equity Interests. The alternatives include, among other things, (i) liquidation of the Company and (ii) implementation of an alternative restructuring plan. The Company, however, believes that the Restructuring, including the Plan, as set forth herein is significantly more attractive than these alternatives because it could, among other things, significantly shorten the time required to accomplish the Restructuring, minimize the disruption to the Company's business and ultimately result in a larger distribution to holders of Claims against, and Equity Interests in, the Company than would other alternatives. In particular, if the Restructuring were not consummated and an alternative reorganization could not be agreed to in a timely manner, it is possible that the Company would have to liquidate its assets, in which case it is likely that Holders of Claims and Equity Interests would receive less than they would have received pursuant to the Restructuring and the Plan as set forth herein.

Risks Related to the Restructuring Process

  The Restructuring may result in a disruption of the UPC Group's business.

        It is possible that the Company's filing of the Chapter 11 Case and its solicitation of acceptances for the Plan and the Akkoord and participations in the Dutch Implementing Offer could adversely affect the Company's and its subsidiaries' relationships with their respective suppliers, customers, partners and employees. If such relationships are adversely affected, the Company's working capital on a consolidated basis could materially deteriorate. This deterioration could adversely affect the Company's ability to consummate the Restructuring, including soliciting acceptances of, and receiving confirmation of, the Plan. Any disruption in relationships with customers could reduce the UPC Group's subscriber base which could result in a loss of earnings and, if the disruption were prolonged, in a material adverse effect on the financial condition, results of operations and prospects of the Company and the UPC Group.

        As described below (see "The Restructuring—Background of the Restructuring—UPC Distribution Facility Waiver and Amendment"), as part of the Restructuring, the Company executed the UPCD Facility Waiver. The UPCD Facility Waiver, by its terms, expires on March 31, 2003. To the extent that consummation of the Restructuring is delayed beyond March 31, 2003, the UPCD Facility Banks will have the ability to accelerate the repayment of the amounts outstanding under the UPC Distribution Facility, unless they agree to extend the terms of the UPCD Facility Waiver. The Company can provide no assurance that the Restructuring will be consummated on or before March 31, 2003 or that, if the Restructuring is not consummated by March 31, 2003, the UPCD Facility Banks will agree to an extension of the UPCD Facility Waiver.

  The U.S. and Dutch bankruptcy systems differ in various respects.

        In order to successfully implement the Restructuring, the Company believes that it is necessary to do so under, inter alia, U.S. law and Dutch law. However, there are fundamental differences between the U.S. Bankruptcy Code and the Dutch Bankruptcy Code. For example, the U.S. Bankruptcy Code and the Dutch Bankruptcy Code differ in their voting requirements for approval of the Restructuring, the parties in interest affected by the applicable bankruptcy law, the treatment of certain claims and equity interests and the ability to file a revised reorganization document. Thus, although the Company is attempting to reconcile the disparities between the Chapter 11 Case and the Dutch Bankruptcy Case, there can be no assurance that these differences can be sufficiently reconciled so as to avoid any delays or other problems in consummating the Restructuring.

Risks Related to the Chapter 11 Case

  The U.S. Bankruptcy Court may sustain an objection to the classification of the Claims and Equity Interests.

        Section 1122 of the U.S. Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or equity interests of such class. The Company believes that the classification of the Claims and Equity Interests under the Plan complies with the requirements set forth in the U.S. Bankruptcy Code. However, there can be no assurance that the U.S. Bankruptcy Court will reach the same conclusion. To the extent that the U.S. Bankruptcy Court disagrees with the classification scheme in the Plan, the Company intends to modify the Plan to reclassify the Claims and Equity Interests as necessary for Confirmation. However, there can be no assurance that any such reclassification would not adversely affect one or more classes under the Plan. Accordingly, there can be no assurance that the U.S. Bankruptcy Court would confirm the Plan, as modified, without a resolicitation of votes of any such adversely affected Holders of Claims or Equity Interests. If the U.S. Bankruptcy Court were to require such a resolicitation, this would delay consummation of the Restructuring which, as discussed above, could disrupt the Company's business. See "Chapter 11 Case and the Plan of Reorganization—The Plan—Classification of Claims and Equity Interests Under the Plan."

  The Holders of Claims and Equity Interests may not approve the Plan.

        In order for the Plan to be confirmed, under Section 1129(a)(8) of the U.S. Bankruptcy Code, each Impaired Class of Claims and Equity Interests must approve the Plan by the applicable requisite percentages, absent a "cramdown" pursuant to Section 1129(b) of the U.S. Bankruptcy Code. In addition, under Section 1129(a)(10) of the U.S. Bankruptcy Code, since the Plan contains an Impaired Class of Claims, the Plan cannot be confirmed unless at least one such Impaired Class of Claims has voted to accept the Plan (without counting any acceptance of the Plan by any insiders in such Class). Because Class 4 (Belmarken Notes Claims), Class 5 (UPC Notes Claims and General Unsecured Claims) and Class 9 (Equity Securities Claims) are the only Impaired Classes of Claims under the Plan, the affirmative vote of the Holders of at least one such Class of Claims (without counting any acceptances of the Plan by any insiders in such Class) is necessary for confirmation of the Plan. However, because UGC, an insider of the Company, is the only member of Class 4 (Belmarken Notes Claims), approval of the Plan by this Class cannot count towards the satisfaction of this requirement. Thus, the affirmative vote of either Class 5 (UPC Notes Claims and General Unsecured Claims) or Class 9 (Equity Securities Claims) (in either case, without counting any acceptances of the Plan by any insiders in such Class) is required for confirmation of the Plan. Although the Plan has been substantially pre-negotiated with the UGC Group and the Participating Noteholders (which hold 35% and 25%, respectively, of the outstanding UPC Notes) pursuant to the Restructuring Agreement, these Claims are insufficient, without more, to approve the Plan, especially since any acceptances of the Plan by members of the UGC Group do not count for purposes of satisfying Section 1129(a)(10) as the members of the UGC Group are insiders of the Company. Thus, there can be no assurance that sufficient Holders of Claims will vote to accept the Plan.

  The U.S. Bankruptcy Court may not confirm the Plan.

        The Company believes that the Plan meets all of the requirements for confirmation under the U.S. Bankruptcy Code, including, in particular, that if the Plan is confirmed it will not be followed by the need for further financial reorganization of the Company and that the Holders of the UPC Notes, the General Unsecured Claims, the Belmarken Notes, the UPC Preference Shares A, the UPC Priority Shares, the UPC Ordinary Shares A (including the UPC ADSs) and the Equity Securities Claims, as well as the Holders of Equity Interests who will be deemed to reject the Plan, will receive value under the Plan that is greater than the value they would receive if the Company were liquidated under Chapter 7 of the U.S. Bankruptcy Code. However, there can be no assurance that the U.S. Bankruptcy Court will conclude that these tests and the other requirements of Section 1129 of the U.S. Bankruptcy Code have been met with respect to the Plan, that modifications of the Plan would not be required for confirmation, or that such modifications would not require a resolicitation of the Plan. Failure of the U.S. Bankruptcy Court to confirm the Plan would likely result in a protracted bankruptcy proceeding, which would exacerbate certain of the factors described in "—Risks Related to the Restructuring Process." Thus, if the Company is unable to confirm the Plan or is unable to have the Akkoord ratified, there is a significant likelihood that all Holders of Claims and Equity Interests would ultimately receive far less than what they would receive under the terms of the Restructuring. See "—Risks Related to Dutch Bankruptcy Case—The Company's Ordinary Creditors may not approve the Akkoord, which may lead to the Company's liquidation."

  The Plan may not be consummated or there may be a delay in the consummation of the Plan.

        The Plan sets forth numerous conditions to consummation of the Plan. There can be no assurance that the conditions will be satisfied or waived or that any necessary consent will be obtained. See "Chapter 11 Case and the Plan of Reorganization—The Plan—Conditions to Confirmation and Consummation of the Plan." Thus, even if the Plan is confirmed by the U.S. Bankruptcy Court, the Plan may not be consummated. Similarly, there can be no guarantee as to when such conditions will be satisfied or waived. Thus, although the Company intends for the Plan to be consummated within six weeks after Confirmation, no assurance can be given that this will occur.

Risks Related to the Dutch Bankruptcy Case

  It is uncertain how the Dutch Court will apply Dutch bankruptcy law to the Company.

        As Dutch bankruptcy law dates from 1896 (although it has been amended from time to time), it does not contain provisions that fully take into account economic developments since that time. In the event Dutch bankruptcy law does not specifically provide a solution for a legal issue, the outcome is left to the discretion of the supervisory judge and the Dutch courts. Some of the issues in this case are issues for which Dutch bankruptcy law does not provide a resolution. The outcome of these issues is difficult to predict. Furthermore, Dutch bankruptcy law gives the supervisory judge and the Dutch courts a great deal of discretion to make decisions in the insolvency proceedings.

  The Company's Ordinary Creditors may not approve the Akkoord, which may lead to the Company's liquidation.

        In order to be accepted, the Akkoord must be approved by at least two-thirds in number of the Company's admitted and recognized Ordinary Creditors representing three-fourths of the amount of the admitted and recognized claims. As a consequence of the Dutch Bankruptcy Code, admitted and recognized Ordinary Creditors not present or represented by proxy at the Dutch Voting Meeting or admitted or recognized Ordinary Creditors who are present at such meeting but abstain from voting, shall effectively be considered to have voted against the Akkoord. In the event the Company's Ordinary Creditors do not accept the Akkoord, the Dutch Bankruptcy Court may, at its discretion, declare the Company bankrupt. Such a declaration would put the Company into liquidation. If the Company's Ordinary Creditors do not accept the Akkoord and the Dutch Bankruptcy Court does not declare the Company bankrupt, the suspension of payments will terminate. The Company may then be put in bankruptcy at the request of any holder of a claim, including claims that are accelerated due to the filing of the request for suspension of payments or due to the granting of the (preliminary) suspension of payments and in respect of which the Company has not obtained a valid waiver.

  The Dutch Bankruptcy Court may decide not to ratify the Akkoord, which may lead to the Company's liquidation.

        Even if the Company's Ordinary Creditors approve the Akkoord, the Dutch Bankruptcy Court may decide not to ratify the Akkoord. At the Dutch Voting Meeting the supervisory judge will set a date at which the court will consider ratification (homologatie) of the Akkoord. This date should be between eight and fourteen days after the Dutch Voting Meeting. However, the Dutch Bankruptcy Court can postpone the date on which it will consider ratification of the Akkoord. Before ratification takes place, the Administrator and the Ordinary Creditors are entitled to notify the Dutch Bankruptcy Court of their positions as to the ratification of the Akkoord, and the supervisory judge will render a written report on the Akkoord. At such hearing, the Company, the Administrator and the Ordinary Creditors are permitted to provide their views as to the ratification of the Akkoord.

        The Dutch Bankruptcy Court must refuse to ratify the Akkoord if one or more of the following conditions exist:

  •
  the liquidation value of the Company's assets exceeds the amount agreed to be paid pursuant to the Akkoord;

  •
  the performance of the Akkoord is not sufficiently guaranteed;

  •
  the Akkoord was reached by means of a fraudulent act or the preferential treatment of one or more Ordinary Creditors or by other unfair means, regardless of whether or not the Company or any party participated in, or facilitated, the fraud, preferential treatment or other unfair means; or

  •
  the fees and expenses of the expert and the Administrator(s) have not been paid to the Administrator(s), or security has not been issued for them.

        In addition, the Dutch Bankruptcy Court may also, on other grounds or at its discretion (ambtshalve), refuse to ratify the Akkoord. It may, for example, decide that the type and amount of consideration offered is inadequate. The Dutch Bankruptcy Court may also, at its discretion, declare the Company bankrupt simultaneously with its refusal to ratify the Akkoord. Such a declaration would put the Company into liquidation. If the Dutch Bankruptcy Court does not ratify the Akkoord and does not declare the Company bankrupt, the suspension of payments will terminate. The Company may then be put in bankruptcy at the request of any holder of a claim, including claims that are accelerated due to the filing of the request for suspension of payments or due to the granting of the (preliminary) suspension of payments and in respect of which the Company has not obtained a valid waiver.

        As a consequence of Dutch bankruptcy law a debtor is only allowed to offer an Akkoord once. If the Akkoord is not accepted in the suspension of payments procedure, no Akkoord can be offered in any ensuing subsequent liquidation proceeding.

  The Akkoord may be delayed if any of the Company's Ordinary Creditors appeal from ratification of the Akkoord or if the Company appeals from a refusal by the Dutch Bankruptcy Court to ratify the Akkoord.

        The ratification of the Akkoord is open to appeal to the Dutch Bankruptcy Court of Appeal by the Company's Ordinary Creditors who voted against the Akkoord at the Dutch Voting Meeting or by Ordinary Creditors that were not present at such meeting within eight days after the date of the ruling (beschikking) on the ratification by the Dutch Bankruptcy Court. In the event that the Dutch Bankruptcy Court refuses ratification, both the Company and the Ordinary Creditors that voted in favor of the Akkoord at the Dutch Voting Meeting may appeal from the ruling of the Dutch Bankruptcy Court within eight days after such ruling. The subsequent ruling of the Dutch Bankruptcy Court of Appeal is open to Supreme Court appeal (cassatie) in the same way and within the same term after the ruling of the Dutch Bankruptcy Court of Appeal.

  It is uncertain whether the Administrator will fully support the Restructuring.

        Together with the granting of a provisional suspension of payments, the Dutch Bankruptcy Court has appointed an Administrator. The Administrator must be sufficiently satisfied, and must continue to be satisfied throughout the Restructuring process, that (i) there is a realistic prospect of successful completion of the Restructuring and (ii) once so completed, the Restructuring offers better value to the Company's Ordinary Creditors than liquidation of the Company. If the Administrator fails to be sufficiently satisfied regarding these matters, he or she may request that the Dutch Bankruptcy Court declare the Company bankrupt, which would lead to its liquidation. The Company cannot provide any assurance that the Administrator will not request the Dutch Bankruptcy Court to declare the Company bankrupt.

Risks Related to Ownership of the New UPC Common Stock

  An investment in New UPC Common Stock involves significantly different risks from an investment in the UPC Notes or the holding of a Claim.

        If the Plan is confirmed and the Akkoord is ratified, Holders of Claims against the Company will receive New UPC Common Stock. Upon consummation of the Restructuring, New UPC will become the parent of the Company. An investment in New UPC Common Stock involves significantly different risks than an investment in the debt securities issued by, and creditors' claims against, the Company. If the Company's operating subsidiaries are unable to successfully pursue their business objectives following completion of the Restructuring, the value of the New UPC Common Stock could decline significantly. Moreover, if in the future the Company's operating subsidiaries are unable to finance their business operations or refinance their debt as it becomes due, or New UPC chooses or is forced to liquidate, the rights of holders of New UPC Common Stock would be impaired.

  An investment in New UPC Common Stock involves significantly different risks from an investment in Equity Interests in the Company.

        If the Plan is confirmed, the Akkoord is ratified and the Dutch Implementing Offer is consummated, Holders of Equity Interests will receive New UPC Common Stock. An investment in New UPC Common Stock involves significantly different risks than an investment in the equity securities issued by the Company, including UPC Ordinary Shares A and UPC ADSs.

        The Company is a corporation organized under the laws of The Netherlands, whereas New UPC is a company incorporated in the United States under the laws of the State of Delaware. The rights of holders of New UPC Common Stock will be governed by New UPC's Certificate of Incorporation and By-laws which differ in certain material respects from the Articles of Association of the Company. Differences between the rights of holders of New UPC Common Stock and Holders of Equity Interests in the Company arise from differences between the Delaware General Corporation Law (the "DGCL") and the Dutch Civil Code, as well as from differences between the governing documents of the respective companies. For a detailed discussion of the differences between the rights of holders of New UPC Common Stock and Holders of Equity Interests in the Company, see "Comparison of Rights of Shareholdings in New UPC and the Company."

        As a company incorporated in the United States, New UPC will be subject to U.S. federal income taxation, whereas the Company was not so subject. For a detailed discussion of the U.S. federal income tax consequences to New UPC, see "Tax Consequences—U.S. Federal Income Tax Consequences—U.S. Federal Income Tax Consequences to New UPC."

        New UPC's By-Laws will provide that (i) for a period of three years after the Effective Date, the Board of Directors of New UPC will be comprised of ten members, and (ii) a committee of the Board of Directors will have the power to reject certain related party transactions between New UPC related parties subject to certain exceptions or if approved by a majority of the disinterested stockholders of New UPC. See "New UPC—Related Party Transaction Committee."

  New UPC will be, and the UPC Group will continue to be, controlled by UGC, whose interests may be different from those of other holders of shares of New UPC Common Stock.

        As of the date of this Disclosure Statement, the UGC Group owns approximately 53.1% of the UPC Ordinary Shares A, all of the outstanding UPC Priority Shares and approximately 20% of the outstanding UPC Preference Shares A. As a result, UGC is currently able to control the election of all but one of the members of the Company's Supervisory Board. Royal Philips Electronics N.V. has had the right to appoint one member of the Company's Supervisory Board since UGC acquired 50% of the Company's issued shares from Royal Philips Electronics N.V. in 1997. The Company is currently negotiating with Royal Philips Electronics N.V. to convert this right into contractual veto rights over the taking of certain actions by certain of the Company's Austrian subsidiaries. The UGC Group currently is able to determine the outcome of almost all corporate actions requiring the approval of the Company's shareholders. The UPC Priority Shares, which are held solely by United Europe, Inc., a wholly-owned subsidiary of UGC Holdings (a wholly-owned subsidiary of UGC), give UGC additional approval rights over certain of the Company's actions. The following are the members of the Board of Directors of UGC: Gene W. Schneider (Chairman of the Board), Michael T. Fries, Mark L. Schneider, Robert R. Bennett, Albert M. Carollo, John P. Cole, Jr., Gary S. Howard, John C. Malone, John F. Riordan, Curtis W. Rochelle and Tina M. Wildes. All of the members of the Board of Directors of UGC, in their capacities as directors of UGC, have the following business address: 4643 South Ulster Street, 13th Floor, Denver, Colorado 80237.

        If the Restructuring is successfully completed on the terms described in this Disclosure Statement, the UGC Group will own approximately 63.7% of the outstanding shares of New UPC Common Stock, and New UPC will own over 99% of the UPC Ordinary Shares of the Company upon completion of the Restructuring. UGC will control the election of the members of the Board of Directors of New UPC. New UPC will control the election of all of the members of the Company's Supervisory Board. Subject to required approvals of a committee of New UPC's Board of Directors, UGC will be able to determine the outcome of almost all corporate actions requiring the approval of the holders of the New UPC Common Stock.

        As a result of these levels of control, UGC can, and, following completion of the Restructuring, will continue to be able to, exercise significant and determinative influence over the UPC Group's operations, business strategy and most matters requiring approval of New UPC's shareholders. The UGC Group's interests may conflict with the interests of other holders of shares of New UPC Common Stock.

        New UPC's Board of Directors will have the power to approve transactions in which UGC has an interest. This power will be subject to the directors' fiduciary duties to New UPC's other shareholders. In addition, New UPC's By-Laws will provide for a committee of the Board of Directors, with the power to reject certain related party transactions between New UPC and its related parties, including UGC and subsidiaries of UGC that are not also subsidiaries of New UPC, subject to certain exceptions or if approved by a majority of the disinterested shareholders of New UPC. See "New UPC—Related Party Transaction Committee." Nonetheless, conflicts may arise between the interests of UGC and New UPC's other shareholders (including the Participating Noteholders). In addition, a conflict may arise because UGC currently has, and in the future may acquire, substantial business operations and opportunities apart from the UPC Group's business.

  New UPC may not be able to list the New UPC Common Stock on NASDAQ and this may impair the liquidity of the New UPC Common Stock.

        In the Restructuring Agreement, New UPC has agreed to use its commercially reasonable efforts to list the shares of New UPC Common Stock on NASDAQ. If New UPC is unable to list the New UPC Common Stock on NASDAQ, the holders' ability to trade their shares of the New UPC Common Stock may be adversely affected. In order to list the New UPC Common Stock on NASDAQ, New UPC will be required to meet certain threshold requirements. As of the date of this Disclosure Statement, New UPC has not achieved the threshold criteria. There can be no assurances that, if the Restructuring is completed, New UPC will be able to list the New UPC Common Stock on NASDAQ or that any trading market for the New UPC Common Stock will develop or be sustained. If New UPC is unable to list the New UPC Common Stock on NASDAQ, it may be difficult to make purchases and sales of the New UPC Common Stock or obtain timely and accurate quotations with respect to trading of the New UPC Common Stock. Failure to obtain the listing of the New UPC Common Stock on NASDAQ could adversely impact the liquidity of the New UPC Common Stock and may make it difficult to trade shares of the New UPC Common Stock. This may adversely affect the market price of the New UPC Common Stock.

        If New UPC is unable to list the New UPC Common Stock on a U.S. national securities exchange, the New UPC Common Stock could be a "penny stock" as that term is defined in the Securities Exchange Act of 1934, as amended (the "U.S. Exchange Act"). Brokers effecting transactions in a "penny stock" are subject to additional customer disclosure and record keeping obligations, including disclosure of the risks associated with low price stocks, stock quote information and broker compensation. In addition, brokers effecting transactions in a "penny stock" are subject to additional sales practice requirements under Rule 15g-9 of the U.S. Exchange Act, including making inquiries into the suitability of "penny stock" investments for each customer or obtaining a prior written agreement for the specific "penny stock" purchase. Because of these additional obligations, some brokers will not effect transactions in "penny stocks," which could have an adverse effect on the liquidity of the New UPC Common Stock and make buying or selling it more difficult.

  The price of the New UPC Common Stock will likely be volatile.

        If New UPC is successful in listing the New UPC Common Stock on NASDAQ, the price of the New UPC Common Stock will likely be very volatile. Factors that may materially adversely affect the market price of the New UPC Common Stock include the following:

  •
  actual or anticipated variations in the UPC Group's financial results and earnings;

  •
  announcements of technological innovations, new sales formats or new products or services by the UPC Group or the UPC Group's competitors;

  •
  changes in financial estimates by securities analysts for the UPC Group or its competitors;

  •
  fluctuations in the stock prices of the UPC Group's competitors;

  •
  additions or departures of key personnel;

  •
  adverse regulatory actions or decisions;

  •
  announcements of extraordinary events, including material litigation or changes in pricing policies by the UPC Group, New UPC or the UPC Group's competitors;

  •
  changes in the market for the UPC Group's cable television or broadband services;

  •
  changes in the economic performance and/or market valuations of other cable television and broadband service companies in Europe;

  •
  announcements by the UPC Group, New UPC or the UPC Group's competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

  •
  general economic, political and market conditions; and

  •
  additional sales or issuances of shares of New UPC Common Stock.

        In addition, stock markets in the United States have experienced significant price and volume fluctuations in recent years and the market prices of securities of cable television companies and technology companies in particular have been highly volatile. Investors in such securities may lose all or part of their investment. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation in the United States has often been instituted against such a company. The institution of class action litigation against New UPC could result in substantial costs and a diversion of New UPC's management's attention and resources, which could materially adversely affect New UPC's and the UPC Group's business, results of operations and financial condition.

        The Restructuring will have a significant impact on the Company's existing capital structure. Neither the Company nor New UPC can predict how the capital markets will perceive the prospects for the Company's and the UPC Group's business operations following the Restructuring and, therefore, what the effect will be on the trading price of the New UPC Common Stock. Moreover, participants in the Restructuring may seek to liquidate their holdings of the New UPC Common Stock, which could have a negative effect on the trading price of the New UPC Common Stock.

        In addition, although the Plan and the Projections (as defined herein) were prepared based upon a reorganization enterprise value range for the Reorganized Company, such valuation was not an estimate of the price at which the New UPC Common Stock may trade in the market, if at all, and neither the Company nor New UPC have attempted to make any such estimate in connection with the development of the Plan. See "Reorganization Valuation Analysis and Projected Financial Information." No assurance can be given as to the market price of the New UPC Common Stock that will prevail following the Effective Date.

        The broad market and industry factors referred to above may adversely affect the market price of the New UPC Common Stock regardless of New UPC's or the UPC Group's actual operating performance.

  Holders' ability to sell New UPC Common Stock may be limited if they are deemed to be an underwriter.

        Although the Company and New UPC believe that most holders of Claims will be able to resell the New UPC Common Stock without registration under the U.S. Securities Act or other federal securities laws, their ability to sell may be diminished if they are deemed to be an "underwriter" with respect to such securities within the meaning of Section 1145(b) of the U.S. Bankruptcy Code. Section 1145(b) of the U.S. Bankruptcy Code defines an "underwriter" for purposes of the U.S. Securities Act as including a person who is a control person of the issuer of the securities.

        The Company cannot assure holders that they will not be deemed to be a statutory underwriter and they are advised to consult with their own counsel as to the availability of exemptions under the U.S. Securities Act.

  New UPC does not intend to pay dividends for the foreseeable future.

        New UPC does not intend to pay dividends in the foreseeable future. Holders of shares of New UPC Common Stock should therefore not expect to receive dividends on the New UPC Common Stock for the foreseeable future.

        As a holding company, New UPC will depend on the receipt of dividends from its operating subsidiaries to meet its payment obligations and to pay dividends on the New UPC Common Stock. If New UPC's subsidiaries are unable to make any dividend payments to New UPC (through the Company), New UPC will be unable to pay any dividends on the New UPC Common Stock. The ability of these subsidiaries to pay dividends to their shareholders, including the Company and New UPC, is subject to applicable law and to restrictions contained in the debt instruments of these subsidiaries, including, in the case of UPC Distribution, the UPC Distribution Facility.

        In addition, any dividends received by New UPC from the Company will be subject to U.S. federal income tax and any payments of dividends by New UPC on the New UPC Common Stock are not deductible by New UPC for U.S. federal income tax purposes. Thus, New UPC's ability to pay dividends on the New UPC Common Stock may be limited due to U.S. federal income tax constraints.

Risks Related to Ownership of UPC Ordinary Shares A Upon Completion of the Restructuring

  The Holders of the UPC Ordinary Shares A will face substantial dilution of their UPC Ordinary Shares A following the implementation of the Restructuring.

        The Restructuring will result in significant dilution of the shareholdings of the Holders of the UPC Ordinary Shares A. The percentage of UPC Ordinary Shares A available for active trading will substantially decrease. As a result, the liquidity of the UPC Ordinary Shares A after the Restructuring has been completed will reduce significantly.

  There may be an illiquid market or no public market for the UPC Ordinary Shares A after the Restructuring is completed.

        If the Restructuring is successfully completed, New UPC will hold over 99% of the outstanding UPC Ordinary Shares (including the UPC Ordinary Shares A). In such event, the Company intends to seek approval from Euronext for the termination of the listing of the UPC Ordinary Shares A on Euronext. As a result of the Company's continuing negative shareholders' equity, in November 2001, Euronext put the UPC Ordinary Shares A on the so-called "penalty bench" (strafbankje) and, in February 2002, removed the UPC Ordinary Shares A from the AEX Index until such time as the Company returns to positive shareholders' equity. This did not result in a delisting of the UPC Ordinary Shares A from Euronext, which shares are still freely tradeable on Euronext. By letter dated February 15, 2002, Euronext confirmed that, once a company has been referred to the penalty bench, it is Euronext's policy not to remove the company's shares from the penalty bench until such time as a financial restructuring of a company has been completed resulting in the shareholders' equity of that company meeting at least the level required in order to be listed on Euronext, and other Euronext requirements are satisfied. Euronext has confirmed to the Company that the Company would need to satisfy the following conditions in order for the penalty bench measure imposed on the Company to be lifted: (i) the Company will need to receive unconditional commitments for a financial restructuring that will result in the Company having an adequate shareholders equity to safeguard that its shareholders' equity in the foreseeable future will not again turn negative, (ii) the consequences for the holders of UPC Ordinary Shares A now traded on Euronext will need to be known and (iii) the UPC Ordinary Shares A will need to receive a sufficiently large free float.

        The UPC Ordinary Shares A (in the form of UPC ADSs) were delisted from NASDAQ on May 23, 2002 as a result of the Company's inability to continue to comply with the minimum bid price requirements for listing. The Company does not intend to apply for a relisting of the UPC ADSs on NASDAQ or a listing of the UPC ADSs or UPC Ordinary Shares A on any securities exchange in the United States.

        Since the Company intends to seek to delist the UPC Ordinary Shares A from Euronext upon successful completion of the Restructuring and the UPC ADSs have been delisted from NASDAQ, if you are a Holder of UPC Ordinary Shares A and decide to retain your UPC Ordinary Shares A under the Plan or fail to participate in Dutch Implementing Offer, you will likely not be able to sell your UPC Ordinary Shares A through the facilities of any securities exchange. If Euronext denies the Company's application to delist the UPC Ordinary Shares A from Euronext upon successful completion of the Restructuring, a trading market for the UPC Ordinary Shares A will continue to exist following completion of the Restructuring. However, in that case, the Company does not expect that there will be active trading in the UPC Ordinary Shares A on Euronext following the Restructuring. Accordingly, the Company can provide no assurance regarding the liquidity of your UPC Ordinary Shares A, if you retain your UPC Ordinary Shares A after the Restructuring has been completed.

  The Holders of the UPC Ordinary Shares A may be required to accept a cash payment in relinquishment of their UPC Ordinary Shares A after the Restructuring.

        If the Restructuring is consummated in the manner contemplated by the Plan, the Akkoord and the Dutch Implementing Offer, New UPC will have various mechanisms available under Dutch law to require the holders of the UPC Ordinary Shares A to accept a cash payment in relinquishment of their UPC Ordinary Shares A. Therefore, if a non-U.S. Holder of UPC Ordinary Shares A fails to receive shares of New UPC Common Stock for its UPC Ordinary Shares A under the Plan and fails to participate in the Dutch Implementing Offer, such Holder would be required to accept cash for its UPC Ordinary Shares A after the Restructuring if New UPC decides to proceed with a "squeeze out" of the non-New UPC holders of the UPC Ordinary Shares A. No assurance can be given as to the amount of cash such a Holder would receive from New UPC for its UPC Ordinary Shares A. However, such amount of cash may be less than the value of the shares of New UPC Common Stock such Holder would have received if it had received shares of New UPC Common Stock under either the Plan or the Dutch Implementing Offer.

Risks Related to the UPC Group's Business

  The UPC Group will need to obtain additional capital in order to expand its operations to take full advantage of business opportunities.

        Upon completion of the Restructuring, the Company expects that its remaining cash balances, together with anticipated cash flow from operations and amounts received from the New UPC Common Stock subscription, will provide it with sufficient capital to fund the UPC Group's existing operations for the foreseeable future. However, if the Company wishes to expand the UPC Group's cable television services or broadband communications network to take full advantage of business opportunities, it will require additional capital. A failure to acquire additional capital on acceptable terms may seriously and adversely affect the growth of its business and may have an adverse effect on the valuation of its tangible and intangible assets.

  The Company expects to continue to incur net losses for the foreseeable future.

        The Company has experienced net losses every year since it started business in July 1995. Through September 30, 2002, the Company had recognized cumulative losses of approximately €8.0 billion (US$7.9 billion). The Company expects to incur net losses for at least the foreseeable future.

        At present, the Company's high level of debt and limitations on its capacity to raise capital and invest could slow down growth in subscribers and revenue. The Company is undertaking the Restructuring to reduce its indebtedness.

        The Company is currently highly leveraged and, on a consolidated basis, will continue to be so after the Restructuring. Many of its unconsolidated subsidiaries and affiliates also have long- and short-term debt. The Company's high level of debt and limitations on its capacity to raise capital and invest reduce its financial flexibility. This could reduce the amount of money available to develop the Company's businesses and result in slower growth in subscribers and revenues than it plans. As of September 30, 2002, the Company owed €8.9 billion (US$8.8 billion) in total consolidated debt, including €3.1 billion (US$3.1 billion) under the UPC Distribution Facility. The Company may need to seek additional financing in the future which, if available, could result in it incurring significant additional indebtedness. The covenants of the Company and our subsidiaries' and affiliates' indentures and debt facilities may restrict the UPC Group's operations.

        In addition, as a result of the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," and the goodwill impairment test which is required to be applied to the goodwill and other intangible assets of the Company for the fiscal year 2002, the Company currently expects to recognize a substantial write down of its goodwill and intangible assets and a substantial negative cumulative effect adjustment in the Company's condensed consolidated statement of operations for the fiscal year 2002. However, the definitive amount of such impairment has not yet been quantified. See "Unaudited Pro Forma Condensed Consolidated Financial Information of the Company and New UPC—General Assumptions—Application of Statement of Financial Accounting Standards No. 142."

  The UPC Group may not be able to raise future capital for the substantial capital expenditures needed to operate its business competitively.

        The UPC Group's business is highly capital intensive. The UPC Group needs to have enough capacity and flexibility to meet its customers' needs. The UPC Group's ability to accurately plan its expected service capacity may be inhibited by:

  •
  the pace of technological change;

  •
  availability of financing;

  •
  unpredictable demand variations; and

  •
  the long lead times for product development, requiring major expenditure commitments well before actual purchase of equipment.

        Due to the UPC Group's recent financial performance, it may not be able to maintain adequate sources of capital to finance its capital expenditures. The UPC Group does not know when the additional financing will be available to the UPC Group or available on favorable terms.

  Adverse regulation of the UPC Group's video services could limit its revenues and growth plans and expose it to various penalties.

        In most of its markets, regulation of video services takes the form of price controls and programming content restrictions. Regulations impose other types of charges on the UPC Group and restrictions on its ownership and operations, violations of which may lead to monetary penalties or forfeitures of its rights to provide services or facilities. In The Netherlands and Austria, local municipalities have contractual rights that restrict its flexibility to increase prices, change programming and introduce new services. In many countries the UPC Group may require approval to move channels from its basic tier of service to other higher-priced tiers, a key component of its strategy. UPC Polska, Inc., the UPC Group's Polish operating company ("UPC Polska"), is currently operating in certain areas without the necessary permits. Failure to obtain these permits could lead to governmental orders requiring UPC Polska to stop operating in those areas, the imposition of monetary penalties and forfeiture of the UPC Group's cable networks. Poland also has restrictions with respect to rights to install and operate cable television and direct-to-home broadcasting networks by entities in which foreign ownership exceeds certain limits and in which the majority of governing bodies are not Polish citizens residing in Poland. UPC Polska may not be deemed to be in full compliance with these or other restrictions or regulations.

  Increased regulatory review may preclude certain arrangements between the UPC Group's content companies and its operating systems.

        The UPC Group has begun facing increased competition regulatory review of its operations in some countries because it owns interests in both cable television and internet access systems as well as companies that provide content for cable television and internet subscribers. Local operators with whom UPC Media has long term content agreements are subject to exclusivity obligations that allow UPC Media to offer its content products to them to the exclusion of other competing providers. These exclusivity obligations may attract the interest of European Union or national regulatory authorities. European Union and national regulatory agencies or national courts could reduce the period of exclusivity under which the UPC Group offers its services over the networks of its local operators or could declare that its agreements are null and void, which may require them to be renegotiated. The UPC Group's competitors may then be able to provide services through its local operators on the same terms and conditions as it has negotiated, or its local operators may offer competing services earlier than it had anticipated in its agreements. Moreover, an agreement containing exclusivity provisions could in some cases give rise to substantial fines imposed by the European Commission and civil liability from third parties. As a result of this regulatory review, the UPC Group may be precluded from making certain arrangements between its content companies and its operating systems.

  Adverse regulation could require the UPC Group to provide access to its networks to third parties on economic terms and conditions that may be adverse to it.

        In The Netherlands there are debates ongoing on the question of what rights should be afforded to third parties in terms of access to cable networks. In the summer of 2000, The Netherlands government committed to producing a legal framework on access to cable networks, in line with the future European Union framework, within two years. In 2001, this culminated in a draft bill, which was strongly criticized by the Dutch Council of State (Raad van State) for infringing upon the then-draft European Union communications review framework. In this light, a slightly modified bill was presented by the Dutch government at the end of 2001, but was only sent to the Dutch Parliament for adoption in November 2002. It is possible that the bill may not be adopted by the Dutch Parliament before the Dutch general elections in January 2003. In that case, the draft bill will be incorporated into the European Union framework implementation process. Should, however, the Dutch government pursue the draft bill as a piece of stand-alone legislation and not send the legislation for approval at the European Union level, the European Commission would consider initiating an infringement procedure against The Netherlands.

        In addition, in December of 2001 OPTA (The Netherlands communications regulator) and the NMA (The Netherlands competition authority) presented their preliminary conclusions of a joint investigation into the Dutch internet access market and the definition of a narrowband internet (wholesale) access market and a broadband internet (wholesale) access market. The latter, which OPTA/NMA considered to be national in scope, consisted of cable and xDSL. It is generally believed that these market definitions will make it unlikely that cable will be found to have significant market power in the broadband internet access market, which would mean that the proposed bill would not enable regulators to impose access obligations on cable operators. In the event that the UPC Group is required to offer third parties access to its cable infrastructure, without being able to specify the terms and conditions of such access, for the delivery of internet services, internet service providers could potentially provide services that compete with its services over its network infrastructure.

        At the European Union level, specific regulation on access to cable networks is not covered by the recently adopted Communications Review directives. These directives prevent European Union member states from imposing ex-ante access obligations other than on those operators deemed to have Significant Market Power (re-defined in line with the European Union competition law concept of dominance) in a particular market. European Union guidance on national relevant markets, which European Union member states are obliged to follow as part of their obligations under the new package, does not define a cable infrastructure nor a broadband internet services market, which reduces the likelihood of cable access regulation flowing from the European Union level directives. All European Union member states, including The Netherlands, must implement the new Communications Review directives by July 2003 and are required to adapt their current national laws in line with the new European Union Communications Review directives. This process is not without risk and requires review in 2003 to ensure national regulators do not deviate from the non-interventionist European Union framework. Any further review of this revised European Union level approach is not expected to occur before 2005. However, adherence to the European Union framework does not restrict the ability of a national competition authority to require the Company to provide access pursuant to a competition law complaint. Nor can there be certainty as to the future requirements of the European Union regulatory regime.

  Regulation may increase the cost of offering internet/data services and slow demand.

        The internet access business has, to date, not been materially restricted by regulation in the UPC Group's markets. The legal and regulatory environment of internet access and electronic commerce is uncertain, however, and may change. New laws and regulations may be adopted for internet service offerings. Existing laws may be applied to the new forms of electronic commerce. Uncertainty and new regulation could increase our costs. It could also slow the growth of electronic commerce on the internet significantly. This could delay growth in demand for our internet/data services and limit the growth of our revenues. New and existing laws may cover issues such as:

  •
  user privacy;

  •
  sales and other taxation;

  •
  consumer protection;

  •
  characteristics and quality of products and services;

  •
  cross-border commerce;

  •
  libel and defamation;

  •
  copyright and trademark infringement;

  •
  pornography and indecency; and

  •
  other claims based on the nature and content of internet materials.

  As the UPC Group becomes larger, it is beginning to face increased competition regulatory review that may preclude certain acquisitions or other transactions.

        Over the last few years, the UPC Group has grown through acquisitions of other companies and systems. The UPC Group has a substantial presence in some markets, including The Netherlands. Because of its size and position, it often has to seek approval from competition regulators for certain acquisitions. The UPC Group may be precluded from making certain acquisitions or entering into certain transactions as a result of competition-related regulatory issues. The UPC Group has begun facing increased competition regulatory review of its operations in some countries because it owns interests in both cable television and internet access systems as well as companies that provide content for cable television and internet subscribers. As a result of this regulatory review, the UPC Group may be precluded from making certain arrangements between its content companies and operating systems.

  The UPC Group cannot be certain that it will be successful in integrating acquired businesses with its existing businesses.

        The UPC Group's success depends, in part, upon the successful integration of its recently acquired businesses and any future acquisitions its makes. Although the UPC Group believes that integration of its new acquisitions will result in significant benefits and synergies, the integration of these businesses will also present significant challenges, including:

  •
  realizing economies of scale in interconnection, programming and network operations, and eliminating duplicate overheads; and

  •
  integrating networks, financial systems and operational systems.

        The Company cannot assure Holders, with respect to either the UPC Group's new acquisitions or future acquisitions, that the UPC Group will realize any anticipated benefits or will successfully integrate any acquired business with its existing operations.

  The UPC Group's business is almost entirely dependent on various telecommunications and media licenses granted and renewed by various national regulatory authorities in the territories in which it does business, and without these licenses, a number of its businesses could be severely curtailed.

        Certain licenses are granted for a limited term and they may not be renewed when they expire. Regulatory authorities may have the power, at their discretion, to terminate a license (or amend any provisions, including those related to license fees) without cause. If the UPC Group were to breach a license or applicable law, regulatory authorities could revoke, suspend, cancel or shorten the term of a license or impose fines. Regulatory authorities may grant new licenses to third parties, resulting in greater competition in territories where the UPC Group is already licensed. New technologies may permit new competitors to compete in areas where the UPC Group holds exclusive licenses. National authorities may pass new laws or regulations requiring us to re-bid or reapply for licenses or interpret present laws against us, adversely affecting the UPC Group's business. Licenses may be granted on a temporary basis, and there is no assurance that these licenses will be continued on the same terms. Licenses may require the UPC Group to grant access to bandwidth, frequency capacity, facilities or services to other businesses that compete for its customers. Accordingly, a number of the UPC Group's businesses could be severely curtailed if those licenses were no longer available or were available at unfavorable terms.

  Low demand, competition, unplanned costs, regulation and difficulties with interconnection could hinder the profitability of the UPC Group's telephone services.

        The UPC Group's telephone services may not become profitable for a number of reasons. The UPC Group's strongest competition will come from incumbent operators. Regulation of the prices charged by the incumbent for the use of network elements and to end users may be critical to the UPC Group's ability to compete with the incumbent operator. Generally the UPC Group's services are not subject to price regulation and the incumbent's are. Also, customer demand could be low, or the UPC Group may encounter competition and pricing pressure from incumbent and other telecommunications operators. The UPC Group's network upgrade may cost more than planned. In addition, the UPC Group's operating companies need to obtain and retain licenses and other regulatory approvals for their existing and new services. They may not succeed, and such licenses are currently unavailable in the Czech Republic and Romania. Furthermore, the UPC Group's operating systems need to interconnect their networks with those of the incumbent telecommunications operators in order to provide telephone services. Problems in negotiating interconnection agreements could delay the introduction or impede the profitability of the

UPC Group's telephone services. Interconnection agreements have limited duration and may be subject to regulatory and judicial review. This may involve time-consuming negotiations and regulatory proceedings. The UPC Group is negotiating interconnection agreements for its planned telephone markets that do not yet have them. While incumbent telecommunications operators in the European Union are required by law to provide interconnection, incumbent telecommunications operators may not agree to interconnect on a time scale or on terms that will permit the UPC Group to offer profitable telephone service. After interconnection agreements are concluded, the UPC Group remains reliant upon the good faith and cooperation of the other parties to these agreements for reliable interconnection.

  The complexities of the operating systems the UPC Group needs to develop for its new services could increase the costs and slow the introduction of these services.

        The UPC Group only recently began offering digital services and continue to offer new internet and telephone services in existing and new markets. The UPC Group may not have planned for or be able to overcome all of the problems in introducing these services, especially on the large scale that it hopes to achieve. This would impede the UPC Group's planned revenue growth and harm its financial condition.

        The new services involve many operating complexities. The UPC Group will need to develop and enhance new services, products and systems, as well as marketing plans to sell the new services. The UPC Group is in the process of introducing a comprehensive new billing and customer care system to support its services. However, until the change to the new system is completed, the UPC Group will continue to use its existing customer care and billing systems. Problems with the existing or new systems could delay the introduction of the new services, increase their costs, or slow successful marketing. These complexities and others may cause the new services not to meet the UPC Group's financial expectations. This could impede the UPC Group's planned revenue growth and harm its financial condition.

  The success of the UPC Group's services depends on continued achievement of technological advances.

        Technology in the cable and telecommunications industry is changing very rapidly. These changes influence the demand for the UPC Group's products and services. The UPC Group needs to be able to anticipate these changes and to develop successful new and enhanced products quickly enough for the changing market. This will determine whether the UPC Group can continue to increase its revenues and the number of its subscribers and be competitive.

        The UPC Group has introduced new services, including:

  •
  digital services;

  •
  pay-per-view services with frequent starting times, which are known as "near video-on-demand;"

  •
  high speed data and internet access services; and

  •
  cable telephone services.

        The technologies used to provide these services are in operation in some of the UPC Group's systems as well as systems of other providers. However, the UPC Group cannot be sure that demand for its services will develop or be maintained in light of other new technological advances.

        The UPC Group expects that new products and technologies will continue to emerge and that existing products and technologies will further develop. These new products and technologies may reduce the prices of its services or they may be superior to, and render obsolete, the products and services it offers and the technologies it uses. It may be very expensive for the UPC Group to upgrade its products and technology in order to continue to compete effectively. The UPC Group's future success depends, in part, on its ability to anticipate and adapt in a timely manner to technological changes.

  Lack of necessary equipment could delay or impair the implementation and expansion of the UPC Group's new services.

        If the UPC Group cannot obtain the equipment needed for its existing and planned services, its operating results and financial condition may be harmed. For example, a customer will need a digital set-top computer to access the internet or receive the UPC Group's other enhanced services through a television set. These computers are being developed by several suppliers. If there are not enough set-top computers for subscribers, however, the UPC Group may have to delay its expansion plans. Further, the UPC Group expects the price for these computers to decrease. If the price for set-top computers does not decrease from current levels as expected, it could impair the UPC Group's ability to offer these services.

  Inability to obtain the necessary content could reduce demand for the UPC Group's services.

        The UPC Group's success depends on obtaining or developing affordable and popular video and internet services for its subscribers. The UPC Group may not be able to obtain or develop enough competitive content to meet its needs. This would reduce demand for the UPC Group's digital video and internet services, limiting their revenues. The UPC Group relies on other programming suppliers for most of its content although it has committed and will continue to commit substantial resources to obtaining and developing new content. Where appropriate, the UPC Group has found partners for obtaining new content, and, as necessary, it will continue to seek new partners. The UPC Group may not, however, find appropriate partners, obtain necessary broadcasting licenses or successfully implement its content plans.

  Increased competition in video services could reduce the UPC Group's revenues.

        The cable television industry in many of the UPC Group's markets is competitive and changing rapidly. Competition could result in the loss of the UPC Group's customers and a decrease in its revenues. The UPC Group expects that competition will increase as new entrants, who use multi-channel television technologies different from the technologies our cable systems use, enter our markets. These technologies may include direct-to-home satellite services, private cable systems used by housing associations and multiple unit dwellings, and "wireless" cable transmitted by low frequency radio.

        The UPC Group may also face competition in video services from other communications and entertainment media companies. These could include incumbent telecommunications operators and providers of services over the internet. In some franchise areas, the UPC Group's rights to provide video services are not exclusive. The UPC Group currently competes with other cable operators and in the future may have to compete with additional cable operators.

  The competitiveness of the telephone and internet/data services industries will make it difficult for the UPC Group's new services to enter the market.

        In the provision of its telephone and internet/data services, the UPC Group faces competition from incumbent telecommunications operators and other new entrants to these markets. The UPC Group's telephone service also competes with wireless telephone carriers. In the provision of internet/data services the UPC Group competes with companies that provide such services using traditional, low speed telephone lines, and the UPC Group expects to face growing competition from internet service providers that, like itself, use higher-speed, higher-capacity cable modems and providers that use other broadband technologies, such as fiber, microwave, satellite and digital subscriber lines. Some of the UPC Group's competitors have more experience in providing telephone and/or internet services than the UPC Group has and others may be able to devote more capital to these services than the UPC Group can.

        Developing a profitable telephone service will depend, among other things, on whether the UPC Group can attract and retain customers, maintain competitive prices, and provide high quality customer care and billing services without incurring significant additional costs. Prices for long distance calls have decreased significantly in recent years and the UPC Group expects them to continue to drop. Increased competition may also push prices down for local telephone services. Regulators may make incumbent telecommunications operators lower their rates or increase their pricing flexibility. Because these are the UPC Group's principal competitors, this could force it to lower its rates to remain competitive.

  European use of the internet/electronic commerce and other bandwidth intensive applications may not increase as the UPC Group expects.

        The UPC Group's business plan assumes that European use of the internet, electronic commerce and other bandwidth intensive applications will continue to increase substantially in the next few years. The UPC Group's business plan assumes a less rapid increase in Eastern Europe. If the use of applications requiring intensive bandwidth does not increase in Europe as anticipated, subscriptions to chello broadband and other services involving managed bandwidth could be materially lower than the UPC Group currently anticipates. Reduced demand for the UPC Group's services may have a negative effect on its revenues and its financial condition.

  The UPC Group may incur financial costs as a result of exchange rate fluctuations.

        The UPC Group's reporting currency is the Euro. For the nine months ended September 30, 2002, approximately 68% of the UPC Group's revenue was denominated in Euros. The UPC Group has had, and as it expands it is likely to continue to have, costs and revenues in currencies other than the local currency in each market. Changes in foreign currency exchange rates can reduce the value of the UPC Group's assets and revenues and increase its liabilities and costs. The UPC Group has not entered into any hedging transactions to reduce its exposure to these exchange rate risks. The UPC Group may therefore suffer losses solely as a result of exchange rate differences.

  The UPC Group may not always control its operating companies and joint ventures.

        The UPC Group currently holds a controlling ownership interest in most of its operating companies. From time to time the UPC Group has acquired non-controlling interests in various companies. In the past the UPC Group has formed joint ventures by combining certain of its assets with those of its partners and the UPC Group typically retains an ownership interest in the joint venture proportionate to the value of the assets it contributed. The UPC Group expects to continue to enter into these types of transactions in the future. In addition, the UPC Group may sell interests in certain of its operating companies in public offerings or private sales. At some point, the UPC Group may hold minority voting or economic interests in these joint ventures and operating companies. While the UPC Group intends to be actively involved in the management of these minority-owned operating companies, it may be precluded from affirmatively controlling these operating companies. If the UPC Group does not control these companies, it may be unable to cause these operating companies and joint ventures to pay dividends or other distributions to their respective shareholders and may be unable to implement the strategies that it favors.

  The loss of key personnel could weaken the UPC Group's technological and operational expertise, delay the introduction of new business lines and lower the quality of service.

        The UPC Group may not be able to attract and hold onto key employees. This could hinder the introduction of new services. There is intense competition for qualified personnel in the UPC Group's businesses and technologies. The UPC Group's success and growth strategy depend upon being able to attract and hold onto key management, technological and operating personnel. Without these, the UPC Group might make less successful strategic decisions. The UPC Group would also be less prepared for technological and marketing problems, which could reduce the UPC Group's ability to serve subscribers and lower the quality of the UPC Group's services. As a result, the UPC Group's financial condition could worsen. The UPC Group's key personnel on the date of this Disclosure Statement include the following:

John F. Riordan	Board of Management Member, President, and Chief Executive Officer
Charles H.R. Bracken	Board of Management Member and Chief Financial Officer
Gene Musselman	Board of Management Member and Chief Operating Officer
Nimrod J. Kovacs	Board of Management Member and Executive Chairman, UPC Central Europe
Shane O'Neill	Board of Management Member and Chief Strategy Officer
Anton M. Tuijten	Board of Management Member, Senior Vice President and General Counsel
Niall Curran	Managing Director
Sudhir Isphahani	Chief Technology Officer

        It is particularly difficult for the UPC Group to keep a successful management team because many of them must live and work away from their home countries.

THE RESTRUCTURING

Purpose of the Restructuring

        The Company has incurred significant operating losses and negative cash flows from operations, which have been driven by continuing development efforts, including the introduction of new services such as digital video, telephone and internet and the upgrading of existing services, as well as the acquisitions of cable television systems and related businesses in both existing and new markets. The decision to undertake the Restructuring was prompted in part by a lack of liquidity resulting from the problems of availability of debt and equity financing for these activities, due in large measure to depressed conditions in the global telecom markets generally.

Background of the Restructuring

        As a result of the anticipated lack of available financing, during 2001, the Company reviewed its current and long-range plans for its various business segments and took a number of actions to reorganize internally. As part of such review, the Company resolved to change its focus from an aggressive digital rollout to increasing its sales of products and services which have better gross margins and are currently profitable. The Company's revised business plan focuses on average revenue per subscriber and margin improvement, increased penetration of new service products within existing upgraded homes, efficient deployment of capital, and products with positive net present values.

  Failure to Pay Interest on the UPC Notes

        Despite such measures, due to its funding requirements and possible lack of availability of debt and equity financing in the mid-term, the Company determined not to make required interest payments on the UPC Notes as they fell due. In particular, on February 1, 2002, the Company failed to make interest payments in an aggregate amount of €113.0 million on certain series of the UPC Notes. The failure to make (or timely cure) these interest payments constituted an Event of Default under such UPC Notes and a cross-default under the remaining series of UPC Notes as well as under certain credit and loan facilities, including the Belmarken Notes and the UPC Distribution Facility.

        On May 1, 2002, the Company failed to make interest payments in an aggregate amount of €38.9 million on certain series of the UPC Notes. The failure to make (or timely cure) these interest payments constituted an Event of Default under such UPC Notes and a cross-default under the remaining series of UPC Notes, as well as under certain credit and loan facilities, including the Belmarken Notes and the UPC Distribution Facility. However, the waivers provided by the lenders under, inter alia, the Belmarken Notes and the UPC Distribution Facility on March 4, 2002 also covered the Company's interest payment defaults on May 1, 2002.

  Memorandum of Understanding with UGC

        Accordingly, in February 2002, in order to begin the process for restructuring its balance sheet, the Company entered into the Memorandum of Understanding with UGC and UGC Holdings, which currently holds the Belmarken Notes as well as a significant portion of the UPC Notes, to enter into negotiations with the holders of the UPC Notes (other than UGC) in order to attempt to reach an agreement regarding the restructuring of the Company's indebtedness. The Memorandum of Understanding proposed a conversion of the UPC Notes, the Belmarken Notes and the UPC Preference Shares A into UPC Ordinary Shares A in proportions to be established through further negotiations.

  Negotiations with UGC and the Participating Noteholders

        Subsequent to the execution of the Memorandum of Understanding, in late February 2002, the Company began discussions with, among others, UGC and the Participating Noteholders regarding the terms of a debt for equity conversion. The Participating Noteholders hold, in the aggregate, approximately 25% of the outstanding principal amount of the UPC Notes. The Participating Noteholders are: MacKay Shields LLC, Appollo Management, Capital Research & Management Co., Everest Capital and Salomon Brothers Asset Management. The Participating Noteholders retained Paul, Weiss, Rifkind, Wharton & Garrison, as their U.S. counsel, Van Doorne, as their Dutch counsel, and Greenhill & Co. LLP, as their financial advisors.

        In late February 2002, the Company met with representatives of UGC and the Participating Noteholders to begin preliminary discussions regarding a process for, and the terms of, a recapitalization of the Company, including restructuring of the UPC Notes, the Belmarken Notes and the UPC Preference Shares A. From March through September 2002, UGC and the Participating Noteholders undertook due diligence regarding the Company and its assets and liabilities. In addition, the Participating Noteholders conducted due diligence regarding claims against the Company, including claims held by UGC under the Belmarken Notes. Simultaneously therewith, the advisors for the Company, UGC and the Participating Noteholders held periodic informal meetings to discuss the economic terms of the proposed Restructuring of the Company's capital structure, as well as the process for implementing the Restructuring.

  Delisting of the UPC ADSs

        On May 24, 2002, the NASDAQ National Market announced that it had delisted the UPC ADSs. This determination was based upon, among other things, the selling price for the UPC ADSs. The continued listing standards of the NASDAQ National Market that were applicable to the Company required maintenance of a minimum share bid price of US$3.00. On February 14, 2002, the NASDAQ National Market informed the Company that the UPC ADSs would be delisted on or around May 15, 2002 if the UPC ADSs did not trade for 10 consecutive trading days above US$3.00 during a 90-day period beginning February 15, 2002. Since the Company failed to satisfy the minimum bid requirement during the 90-day period ending May 15, 2002, the NASDAQ National Market delisted the UPC ADSs and the UPC ADSs began trading on the "Over The Counter Bulletin Board" ("OTC BB") under the trading symbol "UPCOY.OB."

  Negotiation of the Restructuring Agreement

        Throughout July, August and September 2002, the Company held further meetings with representatives of UGC and the Participating Noteholders to discuss the process for, and the terms of, a recapitalization of the Company and a restructuring of the Belmarken Notes, the UPC Notes and the UPC Preference Shares A. These discussions culminated in the execution, on September 30, 2002, of the Restructuring Agreement.

  Board Consideration and Approval

        In considering the terms of the Restructuring and the Restructuring Agreement for approval, the Board of Management and the Supervisory Board of the Company implemented certain procedural and substantive steps in respect of the decision-making process. In their decision to pursue the Restructuring, the Company's Board of Management and Supervisory Board carefully considered the interests of the Company and the interests of the Company's constituencies (such as shareholders, creditors and employees). To ensure a balanced and transparent decision-making process, an Advisory Committee was formed that reviewed the various aspects of the Restructuring and possible alternatives. This Advisory Committee consulted with experts and retained its own outside Dutch counsel, Schut & Grosheide, to advise it with respect to the legal aspects of the Restructuring. The Advisory Committee consisted of two members of the Supervisory Board of the Company who were not affiliated with UGC or any of the other members of the UGC Group. To enable the Advisory Committee to perform its duties, the Company provided the Advisory Committee with all requested information in respect of the various aspects of the Restructuring. After due consideration the Advisory Committee unanimously endorsed the decision of the

Supervisory Board of the Company to support the Restructuring. The Company's Supervisory Board and Board of Management unanimously approved the terms of the Restructuring.

  Execution of the Restructuring Agreement

        In general, the Restructuring Agreement sets forth the proposed distribution under the Plan of shares of New UPC Common Stock to the Holders of the Claims against, and Equity Interests in, the Company, as well as the means by which the Company intends to implement the Restructuring under U.S. and Dutch law.

        The Restructuring Agreement provides for the exchange of shares of New UPC Common Stock for Claims against, and Equity Interests in, the Company as follows:

  •
  65.5% of the shares of New UPC Common Stock to the UGC Group on account of its ownership of the Belmarken Notes and certain UPC Notes on September 30, 2002;

  •
  32.5% of the shares of New UPC Common Stock to the holders of the UPC Notes (other than the UGC Group) on September 30, 2002; and

  •
  2% of the shares of New UPC Common Stock to the holders (including the UGC Group) of the UPC Preference Shares A, the UPC Priority Shares, the UPC Ordinary Shares A and holders of Equities Securities Claims subordinated under Section 510(b) of the U.S. Bankruptcy Code, subject, in each case, to dilution on account of any shares of New UPC Common Stock issuable (i) to holders of General Unsecured Claims or Equities Securities Claims that are not subordinated under Section 510(b) of the U.S. Bankruptcy Code, (ii) under the Incentive Plan (as defined herein), (iii) pursuant to the New UPC Equity Purchase Rights, or (iv) pursuant to the UGC Subscription Commitment.

        In addition to the split of the shares of New UPC Common Stock to be issued under the Plan, the Restructuring Agreement also provides for, among other things,

  •
  a management and employee incentive plan (the "Incentive Plan") pursuant to which, at the discretion of the New UPC Board of Directors, options with respect to no more than five percent (5%) of shares of New UPC Common Stock outstanding immediately after the Effective Date, on a fully diluted basis, can be issued to certain members of New UPC's and its subsidiaries' management and other employees during the three year period following the Effective Date,

  •
  various corporate governance rights, including the ability of the Participating Noteholders to designate a specified number of members of New UPC's Board of Directors,

  •
  pre-emptive rights for a certain amount of equity or equity-linked securities issued by New UPC after the Effective Date,

  •
  a stockholders agreement providing for, among other things, tag-along rights for the Participating Noteholders, and

  •
  the UGC Subscription Commitment.

        Finally, in general, in consideration for the equity split and other rights set forth above, the UGC Group and the Participating Noteholders agreed, subject to the terms and conditions of the Restructuring Agreement, to, inter alia, (a) vote their Claims in favor of, and transfer their Claims pursuant to, the Plan and the Akkoord, (b) vote their Equity Interests in favor of, and transfer their Equity Interests pursuant to, the Plan and (c) vote any UPC Voting Securities held by them in favor of the Shareholder Proposals. For a detailed description of the Restructuring Agreement, see "The Restructuring Agreement" below.

  Bank Waivers Granted during the Negotiation Process

        On May 31, 2002, the UPCD Facility Banks and UGC extended, until June 17, 2002, the waivers of the defaults under the UPC Distribution Facility and the Belmarken Notes, respectively, arising as a result of the Company's failure to make interest payments under the UPC Notes. The waivers were also extended on June 17, 2002, July 1, 2002, July 15, 2002, July 29, 2002, September 12, 2002 and September 23, 2002. The terms of the waivers were unchanged from those granted on March 4, 2002.

  UPC Distribution Facility Waiver and Amendment

        On September 30, 2002, UPC Distribution and TD Bank Europe Limited and Toronto Dominion (Texas), Inc., as Facility Agents, on behalf of the UPCD Facility Banks, executed the UPCD Facility Waiver. The UPCD Facility Waiver provides for extension, through March 31, 2003, of the waivers of default arising as a result of the Company's failure to make interest payments under the UPC Notes in order to allow the Company time to consummate the Restructuring.

        The following is a summary of the significant terms of the UPCD Facility Waiver. The summary set forth below does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the detailed provisions of the UPCD Facility Waiver. The full text of the UPCD Facility Waiver is attached as Exhibit 99.3 to a Form 8-K filed by the Company with the SEC on September 30, 2002.

        The UPCD Facility Waiver largely reflects a desire on behalf of the UPCD Facility Banks to ensure that, post-restructuring, the UPC Group remains a viable enterprise. The UPCD Facility Waiver amends the UPC Distribution Facility to

  (i)
  increase the interest margin applicable to outstanding amounts owed under the UPC Distribution Facility by 1.5% across all tranches;

  (ii)
  require the Company to pay a fee of 0.25% on the total commitment amount to the banks five business days after the Effective Date;

  (iii)
  reduce the total commitment amount under the facility to €3.5 billion, effective October 7, 2002;

  (iv)
  increase headroom under the Company's Senior Debt (as defined in the UPC Distribution Facility) to Annualised EBITDA (as defined in the UPC Distribution Facility) covenant by increasing and extending the maximum ratios to the following:

Test Date	Ratio
March 31, 2003	8.25 : 1
June 30, 2003	8.00 : 1
September 30, 2003	7.75 : 1
December 31, 2003	7.00 : 1
March 31, 2004	6.50 : 1
June 30, 2004	6.00 : 1
September 30, 2004	5.25 : 1
December 31, 2004	4.75 : 1
March 31, 2005	4.25 : 1
June 30, 2005	3.75 : 1
September 30, 2005	3.50 : 1
December 31, 2005	3.25 : 1
March 31, 2006	2.75 : 1
June 30, 2006	2.50 : 1
September 30, 2006	2.25 : 1
Thereafter	2.00 : 1

  (v)
  increase headroom under the Company's minimum EBIDTA (as defined in the UPC Distribution Facility) to Total Cash Interest (as defined in the UPC Distribution Facility) covenant by lowering and extending the minimum ratios to the following:

Test Date	Ratio
March 31, 2003	1.35 : 1
June 30, 2003	1.35 : 1
September 30, 2003	1.50 : 1
December 31, 2003	1.75 : 1
March 31, 2004	1.75 : 1
June 30, 2004	2.00 : 1
September 30, 2004	2.25 : 1
December 31, 2004	2.50 : 1
March 31, 2005	2.75 : 1
June 30, 2005	3.00 : 1
September 30, 2005	3.25 : 1
Thereafter	3.50 : 1
  (vi)
  increase headroom under the Company's minimum EBIDTA to Senior Debt Service (as defined in the UPC Distribution Facility) covenant by lowering and extending the minimum ratios to the following:

Test Dates	Ratio
December 31, 2003 to December 31, 2004	1.00 : 1
March 31, 2005 to December 31, 2006	1.10 : 1
March 31, 2007 and thereafter	1.50 : 1
  (vii)
  include an additional amount permitted to be drawn under the facility of €100 million during the restructuring process;

  (viii)
  require the Company to make a capital contribution or subordinated shareholder loans of €125 million to UPC Distribution within two business days after the completion of the Restructuring;

  (ix)
  include all corporate costs (together with the corresponding asset, as appropriate) for both the Company and UPC Distribution into the UPC Distribution Facility during 2003;

  (x)
  through an amendment to the definition of "Permitted Acquisition," (a) reduce the Permitted Acquisitions basket from €500 million to €100 million and (b) prohibit UPC Distribution from acquiring the share capital or assets of any entity owned by New UPC, the Company or any of their respective subsidiaries with money drawn under the UPC Distribution Facility;

  (xi)
  add a requirement that the Company use 10% of any net cash proceeds received by UPC Distribution or any company of which UPC Distribution is a subsidiary, including New UPC and the Company (a "Relevant Company"), from the issuance of any equity securities (or securities convertible or exchangeable into equity securities) to prepay a corresponding amount of the outstanding loans under the UPC Distribution Facility, except

  (a)
  if UPC Distribution's ratio of Senior Debt to Annualised EBITDA is less than or equal to 3.5:1 for the two most recent Ratio Periods (as defined in the UPC Distribution Facility),

  (b)
  to the extent that those net proceeds have been previously treated as net proceeds for purposes of that new section of the UPC Distribution Facility,

    (c)
    in respect of the €100 million subscription by UGC for shares of New UPC Common Stock on the Effective Date pursuant to the terms of the Restructuring Agreement,

    (d)
    in respect of net proceeds received from a new issue of shares by UPC Holding B.V. (the immediate holding company of UPC Distribution and wholly-owned subsidiary of Belmarken) subscribed for by Belmarken, and

    (e)
    in respect of net proceeds relating to any issuance of shares where all of the shares issued are subscribed for by New UPC or any of its affiliates (including UGC and Liberty Media Corporation ("Liberty Media") and their respective subsidiaries);

  (xii)
  restrict each Relevant Company from incurring any debt owed to any person other than New UPC and its affiliates (including UGC, Liberty Media and their respective subsidiaries) on or before December 31, 2004, and, after December 31, 2004, such debt may be incurred provided that, unless UPC Distribution's ratio of Senior Debt to Annualised EBITDA is equal to or less than 3.5:1 for the two most recent Ratio Periods, UPC Distribution shall prepay the amount of the facilities equal to 50% of such third party debt incurred; and

  (xiii)
  restrict each Relevant Company from creating any security interest over all or part of its present or future undertakings, assets, rights or revenues.

        In the UPCD Facility Waiver, the Majority Lenders (as defined in the UPC Distribution Facility) have confirmed that any waiver granted in respect of any Restructuring default will become permanent after completion of the Restructuring. In addition, UPC Distribution has agreed to provide certain information to the Majority Lenders regarding the Restructuring, including monthly updates of the progress of the Restructuring, details of material changes to, or termination of, the Restructuring Agreement, the occurrence of Termination Events (as defined in the UPCD Facility Waiver) and completion of, and post-completion matters related to, the Restructuring.

Description of the Restructuring

        The Company believes that in order to fully achieve the Restructuring, it is necessary to effect the contemplated transfers of the Claims and Equity Interests under, among others, U.S. and Dutch law. Accordingly, the Company, through negotiations with the Participating Noteholders and UGC, developed the four-prong structure discussed immediately below pursuant to which the Company believes the Restructuring can be consummated efficiently while also maximizing the benefit to the Company and the Holders of its Claims and Equity Interests.

  Formation of New UPC

        In connection with the structure set forth below, on September 13, 2002, New UPC was formed as a Delaware corporation. For a description of New UPC, see "New UPC" below.

  U.S. Structure

        In order to implement the Restructuring in the United States, on the Petition Date, the Company commenced the Chapter 11 Case in the U.S. Bankruptcy Court and, on the date this Disclosure Statement is filed with the U.S. Bankruptcy Court, filed the Plan. The Plan amends and supersedes the "Chapter 11 Plan of Reorganization Jointly Proposed by United Pan-Europe Communications N.V. and New UPC, Inc.," which was dated and filed with the U.S. Bankruptcy Court on December 3, 2002 and the "First Amended Chapter 11 Plan of Reorganization Jointly Proposed by United Pan-Europe Communications N.V. and New UPC, Inc.," which was dated and filed with the U.S. Bankruptcy Court on December 23, 2002. Pursuant to the Plan, the Company provides varying treatments to the Holders of the Claims against, and Equity Interests in, the Company and the issuance of the New UPC Equity Purchase Rights to Holders of Belmarken Notes Claims, UPC Notes Claims and General Unsecured Claims. In general, the Holders of Allowed Impaired Claims or Allowed Impaired Equity Interests will be treated under the Plan as follows:

  Allowed Belmarken Notes Claims

        The Holder of the Allowed Belmarken Notes Claims will receive 23,853,179 shares of New UPC Common Stock from New UPC in consideration for the Belmarken Notes and the obligations of all other parties under the Belmarken Notes and the Belmarken Loan Agreements.

  Allowed UPC Notes Claims and Allowed General Unsecured Claims

        In the aggregate, the Holders of all Allowed UPC Notes Claims shall receive 25,146,821 shares of New UPC Common Stock and the Holders of Allowed General Unsecured Claims shall receive shares of New UPC Common Stock, which number shall be in addition to the 25,146,821 shares of New UPC Common Stock to be distributed on account of the Allowed UPC Notes Claims. For information about a particular series of UPC Notes or General Unsecured Claims, see "Summary—Chapter 11 Case and the Plan—The Plan."

  Allowed Equity Interests and Allowed Equity Securities Claims

        Under the Plan, the Holders of Allowed Equity Interests and Allowed Equity Securities Claims shall be treated as follows:

  •
  Holders of the UPC Preference Shares A shall receive from New UPC 16.12903 shares of New UPC Common Stock in consideration for each UPC Preference Share A;

  •
  Holders of the UPC Priority Shares shall receive from New UPC 0.00180 shares of New UPC Common Stock in consideration for each UPC Priority Share;

  •
  Holders of the UPC Ordinary Shares A and UPC ADSs shall receive from New UPC 0.00180 shares of New UPC Common Stock in consideration for each UPC Ordinary Share A or UPC ADS, as the case may be;

  •
  Holders of Allowed Equity Securities Claims shall receive from New UPC 0.16473 shares of New UPC Common Stock in consideration for each US$1,000 of their Allowed Equity Securities Claims; and

  •
  Holders of any Old Other Equity Interests (i.e., rights, options and warrants to acquire UPC Ordinary Shares A) shall not receive or retain any property under the Plan on account of such Old Other Equity Interests and, to the extent permitted under applicable law, all Old Other Equity Interests shall be cancelled on the Effective Date.

        See "Chapter 11 Case and the Plan of Reorganization—The Plan—Summary of Distributions Under the Plan" below for more detailed descriptions of the classification and treatment of Claims and Equity Interests under the Plan.

  Dutch Bankruptcy Structure

        Simultaneously with the commencement of the Chapter 11 Case, on the Petition Date, the Company commenced the Dutch Bankruptcy Case and filed a draft plan of compulsory composition, or an Akkoord, with the Dutch Bankruptcy Court. On the date this Disclosure Statement is filed with the U.S. Bankruptcy Court, the Company will submit a revision to the Akkoord that was filed with the Dutch Bankruptcy Court on December 3, 2002 and revised on December 23, 2002, and this Disclosure Statement describes the Akkoord as to be revised. The Akkoord will only provide treatment for Ordinary Creditors, as the Dutch Bankruptcy Code does not apply to, among others, Holders of Equity Interests. See "The Akkoord" below for a more detailed description of the Dutch moratorium process. As discussed below, in order to implement the Plan in compliance with Dutch law, the Holders of Equity Interests in the Company shall be treated, for purposes of Dutch law, outside of the Dutch Bankruptcy Case. See "The Dutch Implementing Offer" below.

        Pursuant to the Akkoord, the Ordinary Creditors shall receive a number of shares of New UPC Common Stock equal to the number of shares of New UPC Common Stock that holders of general unsecured claims are entitled to receive under the Plan, either in consideration for transferring their Allowed Claims to New UPC (as far as the Holders of the UPC Notes are concerned) or in cancellation of their Allowed Claims (as far as Ordinary Creditors other than the Holders of the UPC Notes are concerned).

  Dutch Implementing Offer

        The Dutch Bankruptcy Code does not provide for the Akkoord to reorganize or cancel any of the Equity Interests in the Company. Therefore, in order to facilitate implementation of the Plan with respect to certain of the UPC Ordinary Shares A in accordance with Dutch law, solely with respect to persons who are not U.S. Persons and who are not located or residing within the United States, New UPC shall commence the Dutch Implementing Offer, pursuant to which it will undertake to deliver a number of shares of New UPC Common Stock to the Holders of the UPC Ordinary Shares A in consideration for the delivery of such Holders of their UPC Ordinary Shares A to New UPC. See "The Dutch Implementing Offer" below.

  Use of Proceeds

        Neither the Company nor New UPC will receive any cash proceeds from the issuance of the New UPC Common Stock in consideration for the surrender and transfer to New UPC of the Claims and Equity Interests under the Restructuring or the transfer of shares of New UPC Common Stock in consideration for delivery of UPC Ordinary Shares A in connection with the Restructuring. However, New UPC will receive up to €100 million of proceeds from the subscription of additional shares of New UPC Common Stock pursuant to the New UPC Equity Subscription (less any reduction in the Maximum Subscription Amount under the circumstances described under the heading "New UPC Equity—Subscription General"). See "New UPC Equity Subscription." New UPC intends to use the proceeds from the New UPC Equity Subscription for general corporate purposes, which may include, without limitation, contributing all or a portion of the proceeds to the Company, in the form of capital contributions or shareholder loans, to fund a portion of the Company's capital contribution or subordinated shareholder loans to UPC Distribution required to be made two business days after consummation of the Restructuring by the UPCD Facility Waiver. See "The Restructuring—Background of the Restructuring—UPC Distribution Facility Waiver and Amendment." The terms of any such shareholder loans have not been agreed between New UPC and the Company or between the Company and UPC Distribution, as the case may be, as of the date of this Disclosure Statement. However, New UPC and the Company intend to take into account applicable tax, capital repatriation and other considerations when structuring the terms of any such shareholder loans.

  Other Aspects of the Restructuring

  Treatment of the UPC Preference Shares A

        Under the Plan, each Holder of outstanding Allowed UPC Preference Shares A will receive the Preference Shares Consideration in full satisfaction, settlement, release and discharge of the Claims and Equity Interests of such Holder of UPC Preference Shares A in respect of such UPC Preference Shares A. Upon the Second Amendment and the Effective Date, the UPC Preference Shares A will convert on a one-for-one basis into registered UPC Ordinary Shares A. The conversion of the UPC Preference Shares A will require (i) a shareholders' resolution adopted by a simple majority of the share capital of the

Company and (ii) a resolution by the holders of the UPC Preference Shares A to be adopted with at least a 66 2/3% majority.

  Treatment of the UPC Priority Shares

        For purposes of Dutch law, the delivery of shares of New UPC Common Stock in consideration for the surrender of the UPC Priority Shares will be effected through a contribution, on the Effective Date, of the UPC Priority Shares by UGC to New UPC. In order to implement the Plan under Dutch law, after the Effective Date, as soon as the Company becomes a wholly-owned subsidiary of New UPC, New UPC and the Company shall take such action as is necessary to cause the cancellation of the Priority Shares under Dutch Law.

  Treatment of Old Other Equity Interests

        Simultaneously with, and conditional upon the occurrence of, the Effective Date, all Old Other Equity Interests will be cancelled to the extent permitted under applicable law.

  Contribution of the Belmarken Notes from New UPC to the Company

        On the Effective Date, New UPC will sell the Belmarken Notes to the Company in consideration for a receivable payable by the Company in the aggregate principal amount of the Belmarken Notes (plus accrued and unpaid interest). Subsequently, the Company will satisfy its obligations under this receivable through the issuance to New UPC of a number of UPC Ordinary Shares C equal to the value of the receivable.

  Cancellation of Certain UPC Notes prior to the Effective Date

        On or before the Effective Date, the Company will submit the UPC Notes held by it to the indenture trustee under the indentures related to the UPC Notes for cancellation. As of September 30, 2002, the aggregate principal amount and accreted value of UPC Notes held by the Company was €405.6 million (US$400.7 million).

  Costs Relating to the Issuance of New UPC Common Stock

        Neither the Company nor New UPC plans to pay any commissions or otherwise make any payments to financial intermediaries and brokers in connection with the transfer of shares of New UPC Common Stock in consideration for the transfer of Claims against, or Equity Interests in, the Company to New UPC. The Company will pay for its advisors and the advisors to UGC and the Participating Noteholders and to the advisors to the UPCD Facility Banks, which fees are expected to aggregate approximately €60 million. UPC Services BV, a subsidiary of the Company ("UPC Services"), has agreed to pay the portion of these fees and expenses payable to the advisors to UGC and any other non-estate professionals. The Company also will pay certain administrative expenses in connection with the Restructuring which are not expected to exceed US$26 million. For more information, see "The Restructuring—Description of the Restructuring—Advisors to the Company, UGC and the Participating Noteholders" and "Chapter 11 Case and the Plan of Reorganization—The Plan—Administrative Claims."

  Extraordinary General Meeting of Shareholders

        Unlike the U.S. Bankruptcy Code, the Dutch Bankruptcy Code does not provide for the Dutch Bankruptcy Case to exempt compliance from otherwise applicable corporate law. Therefore, in order to facilitate implementation of the Plan, the Company will hold the Extraordinary General Meeting to consider and vote upon changes to the authorized share capital of the Company and such other proposals as the Company deems necessary or appropriate to give effect to the Restructuring and the other transactions contemplated in connection with the Restructuring. See "The Extraordinary General Meeting of Shareholders."

        The terms of the Restructuring discussed above are the product of discussions with UGC, New UPC and the Participating Noteholders and have been approved by the Board of Management and the Supervisory Board of the Company. These parties support the Plan, the Akkoord and the Dutch Implementing Offer and strongly urge you to review this Disclosure Statement, the Plan, the Akkoord and all annexes and documents incorporated by reference herein, and, as applicable, to vote in favor of the Plan and the Akkoord and to participate in the Dutch Implementing Offer. As the Company's principal shareholder and principal creditor, and the holder of the Belmarken Notes, UGC will receive a significant number of shares of New UPC Common Stock and may have interests in the Restructuring that differ from the other Holders of Claims against, and Equity Interests in, the Company. The Company has determined that it is in the best interests of the Company and its stakeholders to implement the Restructuring as described in this Disclosure Statement.

  Advisors to the Company, UGC and the Participating Noteholders

        In connection with the Restructuring, the Company has retained White & Case LLP as its U.S. counsel, Allen & Overy as its Dutch counsel, Lazard Frères & Co. ("Lazard") as its financial advisor, KPMG, as its auditor, and Deloitte & Touche Belastingadviseurs, as its tax advisors. UGC and New UPC have retained Skadden, Arps, Slate, Meagher & Flom LLP as their special U.S. counsel, Holme, Roberts & Owen LLP as their general U.S. counsel and Stibbe as their special Dutch counsel, and UGC has retained Credit Suisse First Boston Corporation and UBS Warburg LLC as its financial advisors. UPC Services has agreed to pay the obligations of the professionals retained by UGC. The Participating Noteholders have retained Paul, Weiss, Rifkind, Wharton & Garrison, as their U.S. counsel, Van Doorne, as their Dutch counsel, and Greenhill & Co. LLP, as their financial advisors. The UPCD Facility Banks have retained Allen & Overy, London, as their counsel in connection with the UPC Distribution Facility and the UPCD Facility Waiver. Pursuant to the terms of the Restructuring Agreement, the Company has agreed to pay the fees and expenses of the legal and financial advisors to UGC and the Participating Noteholders in connection with the Restructuring. The aggregate amount of compensation to be paid post-petition by the Company or UPC Services, to the advisors to the Company, UGC and the Participating Noteholders and to the advisors to the UPCD Facility Banks under their respective engagement letters is expected to be approximately €60 million.

        JP Morgan PLC ("JP Morgan") has provided financial advisory services to the Company in connection with the Restructuring and continues to provide financial advisory services to UPC Services under an engagement letter entered into prior to the Petition Date. The aggregate amount of compensation payable to JP Morgan by UPC Services under this engagement letter is €5.2 million. UPC Services retains, and expects to continue to retain, various advisors that provide advisory services, including commercial institutions that provide investment banking, commercial banking and financial advisory services, to the members of the UPC Group.

Conditions to the Restructuring

        In order for the Restructuring to be consummated, the Plan must be consummated and the Effective Date must occur. For a more detailed description of the conditions precedent to confirmation and consummation of the Plan, see "Chapter 11 Case and the Plan of Reorganization—The Plan—Conditions to Confirmation and Consummation of the Plan" below. The Plan shall be consummated and the Effective Date shall occur if and only if the following conditions shall have occurred or shall have been duly waived (if waivable):

  •
  the Confirmation Order (as defined herein) shall be in form and substance reasonably acceptable to the Company, New UPC, UGC and the Participating Noteholders; provided that none of UGC,

    New UPC or the Participating Noteholders may request that the Confirmation Order contain a provision that is inconsistent with any of the provisions of the Restructuring Agreement;

  •
  the Offer Memorandum, which will be comprised of the Disclosure Statement and an offer memorandum supplement, shall have been submitted to the A-FM prior to the commencement of the Dutch Implementing Offer and generally made available to the Holders of the UPC Ordinary Shares A outside the United States to effectuate the Restructuring;

  •
  the order approving confirmation of the Plan (the "Confirmation Order") shall not have been vacated, reversed, stayed, modified, amended, enjoined or restrained by order of a court of competent jurisdiction and shall have become a Final Order;

  •
  the Akkoord shall have been adopted by the requisite majority of Ordinary Creditors and subsequently ratified by the Dutch Bankruptcy Court, all conditions to the effectiveness of the Akkoord shall have been satisfied or duly waived to the extent permitted therein, and the Dutch Bankruptcy Court's ratification of the Akkoord shall have become final and binding and no longer subject to appeal;

  •
  the UPC Ordinary Shares A, UPC Priority Shares, UPC Preference Shares A (if not converted into UPC Ordinary Shares A) and Belmarken Notes held by the UGC Group shall have been contributed to the capital of New UPC;

  •
  the Company's shareholders shall have duly authorized the Shareholder Proposals at the Extraordinary General Meeting;

  •
  New UPC shall have issued sufficient shares of New UPC Common Stock to effect the Restructuring in accordance with the Plan;

  •
  New UPC shall have sold the Belmarken Notes to the capital of the Company;

  •
  the Dutch Implementing Offer shall have been declared unconditional;

  •
  all UPC Preference Shares A shall have been registered in the name of New UPC after giving effect to the consummation of the Restructuring or, in the event that the UPC Preference Shares A are not transferred to New UPC under the Plan, shall have been converted on a one-for-one basis into registered UPC Ordinary Shares A in accordance with Section 9.2(c) of the Plan, provided, however, that this condition shall be deemed satisfied unless, on or before the date that is ten (10) days prior to the date of the hearing to ratify the Akkoord, UGC or a Majority-in-Interest of the Participating Noteholders shall serve written notice on the other that such condition has not been satisfied;

  •
  UGC and the Holders of Class 4 Claims and Class 5 Claims shall have subscribed for and purchased for cash the total number of Subscription Shares of New UPC Common Stock pursuant to the New UPC Equity Purchase Rights and the UGC Subscription Commitment;

  •
  the Incentive Plan shall have been adopted by New UPC;

  •
  all documents and agreements required to be executed or delivered under the Plan, the Akkoord or the Restructuring Agreement on or prior to the Effective Date, including, without limitation, the Stockholders Agreement, shall have been executed and delivered by the parties thereto;

  •
  the U.S. Bankruptcy Court shall have entered an order (contemplated to be part of the Confirmation Order) authorizing and directing the Company and the Reorganized Company to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, indentures and other agreements or documents created, amended, supplemented, modified or adopted in connection with the Plan;

  •
  the Amended and Restated UPC Articles of Association, the Amended and Restated New UPC Certificate of Incorporation and the Amended and Restated New UPC By-Laws shall have been filed with the applicable authority of each entity's jurisdiction of incorporation or organization in accordance with such jurisdiction's applicable law;

  •
  all authorizations, consents and regulatory approvals required, if any, in order to consummate the Plan or the Akkoord shall have been obtained; and

  •
  no order of a court shall have been entered and shall remain in effect restraining the Company from consummating the Plan.

Operations after the Restructuring

        The Company expects that the Restructuring will not adversely affect its operating subsidiaries and that after the Restructuring its operating subsidiaries will continue to operate their businesses in the same manner as they did prior to the Restructuring. The Company does not expect the Restructuring to adversely affect the relationships of the Company's operating subsidiaries with their suppliers, customers and employees. In addition, the Company expects that, except as otherwise discussed in this Disclosure Statement, the assets and liabilities of its operating subsidiaries will not be adversely affected by the Restructuring.

CHAPTER 11 CASE AND THE PLAN OF REORGANIZATION

Brief Explanation of Chapter 11 Reorganization

        Chapter 11 of the U.S. Bankruptcy Code is the principal business reorganization chapter of the U.S. Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of holders of claims and equity interests of equal rank with respect to the distribution of a debtor's assets. Formulation, and confirmation by a U.S. bankruptcy court, of a plan of reorganization is the principal objective of a Chapter 11 Case. In general, a Chapter 11 plan of reorganization

  (i)
  divides claims and equity interests into separate classes,

  (ii)
  specifies the property that each class is to receive under the plan, and

  (iii)
  contains other provisions necessary or desirable for the reorganization of the debtor.

        In general, there are two forms of treatment that may be provided to a holder of a claim or equity interest under a Chapter 11 plan of reorganization—"unimpaired" treatment and "impaired" treatment. Unimpaired treatment means that the legal, equitable and contractual rights of a holder of a claim or equity interest are unchanged under the plan. Impaired treatment means that the legal, equitable or contractual rights of a holder of a claim or equity interest are somehow changed under the plan and can include situations where a holder of a claim or equity interest does not receive or retain any property under a plan. Among other things, a plan of reorganization must be accepted by voters of at least one class of claims that is impaired without considering the votes of "insiders" within the meaning of the U.S. Bankruptcy Code.

Determination to File Chapter 11 Case

        The Company is a holding company whose principal assets are its ownership interests in approximately two hundred (200) direct and indirect operating subsidiaries. In particular, the Company is the direct or indirect parent of the following U.S. subsidiaries, each of which is incorporated or organized in Delaware, Colorado or New York (all of these subsidiaries are all 100% owned by the Company, except for Europe Movieco Partners, in which the Company holds an indirect 10% interest):

  •
  UPC Polska Inc. (Delaware);

  •
  UPC Staffing Inc. (Delaware);

  •
  Poland Communications Inc. (Delaware);

  •
  @Entertainment Programming Inc. (Delaware);

  •
  UPC Aviation Services (Colorado);

  •
  Kabelkom Holding Co. (Delaware);

  •
  UPC Romania Inc. (Colorado);

  •
  Hungary Holding Co. (New York general partnership);

  •
  Europe Movieco Partners (Delaware general partnership);

  •
  UIH Romania Ventures Inc. (Delaware);

  •
  UPC Financing Partnership (Delaware general partnership);

  •
  Chello Broadband USA Inc. (Delaware);

  •
  Cignal Global Communications Inc. (Delaware); and

  •
  Cignal Carrier Services Inc. (Delaware).

        Furthermore, the Company holds a bank account at JPMorgan Chase Bank, in New York, New York, containing approximately US$100,000.

        Though the Company is a Dutch company, a substantial majority of the Company's constituents are U.S. citizens or residents. UGC, New UPC and all of the members of the Creditors Committee are U.S. citizens or residents. An overwhelming majority of the Company's debt was raised from creditors in the United States under indentures governed expressly by New York law. Even the Company's Euro-denominated UPC Notes are primarily held by U.S. investors and were issued under indentures governed expressly by New York law. The debtor's equity securities are registered with the U.S. Securities and Exchange Commission, and a substantial majority are held by U.S. holders, either in the form of American Depositary Shares or in record name. Additionally, all of the UPC Preference Shares A and UPC Priority Shares are held by U.S. citizens or entities.

        As with many other telecommunications entities, the Company has incurred significant operating losses and negative operating cash flows. As a result, the Company spent the better part of 2002 negotiating a capital restructuring with the Participating Noteholders (now constituted as the official committee of unsecured creditors) and with UGC. These discussions were in regard to equitizing the UPC Notes, much of it raised in the U.S. capital markets under indentures governed by New York law, in consideration for shares in New UPC, a newly-established U.S. holding company. These negotiations, conducted in various locations in the United States and Europe, but primarily in New York, culminated in the execution of the Restructuring Agreement, which is generally governed by New York law, which contemplated the commencement of proceedings both in the United States and The Netherlands in order to effectuate the Restructuring.

Commencement of the Chapter 11 Case

        On the Petition Date, the Company filed its voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court, thereby commencing the Chapter 11 Case. Simultaneously therewith, the Company also filed the "Chapter 11 Plan of Reorganization Jointly Proposed by United Pan-Europe Communications N.V. and New UPC, Inc.," dated December 3, 2002 (which was amended on December 23, 2002 and has been further amended and superseded by the Plan), the related disclosure statement and several motions, including those described below, seeking authorization to continue to conduct its business in the ordinary course as well as to undertake certain activities which require approval of the U.S. Bankruptcy Court. Since the Petition Date, except for the appointment of the Administrator in accordance with the Dutch Bankruptcy Code, the Company has continued to operate its business and manage its properties as a debtor-in-possession pursuant to Sections 1107 and 1108 of the U.S. Bankruptcy Code and subject to the supervision of the U.S. Bankruptcy Court.

        An immediate effect of the filing of the bankruptcy petition was the imposition of the automatic stay under the U.S. Bankruptcy Code, which, with limited exceptions, enjoins the commencement or continuation of all (i) collection efforts by holders of claims, (ii) enforcement of liens and (iii) litigation against the Company. This injunction remains in effect, unless modified or lifted by order of the U.S. Bankruptcy Court, until consummation of a plan of reorganization.

Significant Events during the Chapter 11 Case

  First Day Motions

        As mentioned above, on the Petition Date, the Company submitted numerous so-called "first day motions," along with corresponding orders, to the U.S. Bankruptcy Court. These motions include, among others: (i) a motion seeking authorization for the Company to continue to use its pre-petition bank accounts, business forms and investment practices, (ii) a motion for an extension of the period within which the Company is required to file its bankruptcy schedules and statement of financial affairs, (iii) a motion to establish procedures for the interim compensation and reimbursement of expenses for professionals retained in the Chapter 11 Case, (iv) a motion seeking to establish a deadline for the filing of claims against the Company, (v) a motion authorizing the Company to proceed to judgment in a specified litigation proceeding and granting related stay relief, (vi) a motion authorizing the Company to proceed to judgment in a specified arbitration proceeding and granting related stay relief, and (vii) a motion seeking to schedule a hearing to approve this Disclosure Statement.

        Other than (a) the motion seeking authorization for the Company to continue to use its pre-petition bank accounts, business forms and investment practices, which was granted by the U.S. Bankruptcy Court on December 4, 2002, and (b) the motion to establish procedures for the interim compensation and reimbursement of expenses for professionals retained in the Chapter 11 Case, which was granted by the U.S. Bankruptcy Court on January 7, 2003, all of the "first day motions" filed by the Company were granted by the U.S. Bankruptcy Court on December 3, 2002.

  Retention of Professionals

        On the Petition Date, the Company also requested that the U.S. Bankruptcy Court approve the retention of, among others, the following professionals:

  •
  White & Case LLP, as general insolvency counsel for the Company;

  •
  Allen & Overy, as special Dutch counsel for the Company;

  •
  Lazard Frères & Co., as financial advisor for the Company;

  •
  KPMG Accountants N.V., as auditor for the Company; and

  •
  Deloitte & Touche Belastingadviseurs, as tax advisor for the Company.

        On December 3, 2002, the U.S. Bankruptcy Court entered orders authorizing the foregoing retentions on an interim basis, pending notice and a hearing on the retention of such professionals on a final basis (if any objections to such retentions are filed on or before 4:00 p.m. (New York City Time) on January 3, 2003). No such objections were received.

        Copies of these and any other motions filed by the Company in the Chapter 11 Case on or after the Petition Date, may be obtained either (a) over the internet at the U.S. Bankruptcy Court's website at http://www.nysb.uscourts.gov (registration and a password are required) or (b) for review at the office of the Clerk of the U.S. Bankruptcy Court, One Bowling Green, New York, New York 10004.

  Motions to Dismiss the Chapter 11 Case

        On December 18, 2002, InterComm Holdings L.L.C. and certain of its subsidiaries (the "ICH Parties") filed a motion with the U.S. Bankruptcy Court seeking an order, under Section 305 of the U.S. Bankruptcy Code, dismissing the Chapter 11 Case. Similarly, on December 23, 2002, Mark S. Land personally and on behalf of other claimants (the "Cignal Claimants") filed a motion with the U.S. Bankruptcy Court seeking an order, under Section 305 of the U.S. Bankruptcy Code, dismissing or suspending all proceedings in the Chapter 11 Case. On January 3, 2003, the Company filed an objection to the motions to dismiss vigorously disputing the contents of such motions. The ICH Parties' motion was subsequently withdrawn and the Cignal Claimants' motion was denied by the U.S. Bankruptcy Court on January 7, 2003.

  Motion to Reject Cable Affiliation Agreement

        On or about the Petition Date, the Company filed a motion with the U.S. Bankruptcy Court seeking an order rejecting the Cable Affiliation Agreement by and between the Company and Europe Movieco

Partners Limited ("Europe Movieco"), dated December 21, 1999 (the "Cable Affiliation Agreement") on the grounds that it is a burdensome executory contract. On January 3, 2003, Europe Movieco filed an objection to the Company's motion to reject, asserting that under the doctrine of comity the U.S. Bankruptcy Court should decline to approve the rejection of the Cable Affiliation Agreement. On January 6, 2003, the Company filed a response to Europe Movieco's objection disputing the grounds upon which Europe Movieco objects. The Company's motion to reject was granted by the U.S. Bankruptcy Court on January 7, 2003.

  Appointment of Creditors' Committee

        On December 13, 2002, the United States Trustee appointed an official committee of unsecured creditors (the "Creditors Committee") in the Chapter 11 Case. The members of the Creditors Committee are: (a) Salomon Brothers Asset Management, (b) Apollo Management, LP, (c) Everest Capital, (d) Fundamental Investors, Inc. and (e) Mackay Shields LLC. On January 2, 2003, the Creditors Committee filed an application to the U.S. Bankruptcy Court for an order authorizing the employment of Paul, Weiss, Rifkind, Wharton & Garrison as counsel to the Creditors Committee.

The Plan

        The following is a summary of the material provisions of the Plan and is qualified in its entirety by reference to the Plan itself. A copy of the Plan is attached to this Disclosure Statement as Annex A and is incorporated herein by reference. Holders of Claims, Equity Interests and Old Other Equity Interests should carefully read the Plan in its entirety for a full understanding of its terms.

  Classification of Claims and Equity Interests Under the Plan

        Section 1123 of the U.S. Bankruptcy Code provides that a plan of reorganization must classify claims against and equity interests in a debtor. Under Section 1122 of the U.S. Bankruptcy Code, a plan must classify each right to payment against the debtor and each right to an equitable remedy for breach of performance which gives rise to a right to payment, as well as any interest in the debtor represented by an equity security, into a category or class that contains substantially similar claims or equity interests. The U.S. Bankruptcy Code also requires that a plan of reorganization provide the same treatment for each claim or equity interest of a particular class, unless the holder of a particular claim or equity interest agrees to a less favorable treatment of its claim or equity interest.

        The Plan divides Holders of known Claims against, and known Equity Interests in, the Company into Classes and sets forth the treatment offered each Class. See "—Summary of Distributions Under the Plan" below. The Company believes it has classified all Claims, Equity Interests and Old Other Equity Interests in compliance with the provisions of Section 1122, but it is possible that a Holder of a Claim, Equity Interest or Old Other Equity Interest may challenge the classification of Claims, Equity Interests and Old Other Equity Interests and that the U.S. Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In such event, it is the Company's present intention, to the extent permitted by the U.S. Bankruptcy Code and the provisions of the Plan, to make modifications to the classification scheme set forth in the Plan as required by the U.S. Bankruptcy Court for confirmation.

        Except as otherwise provided in the Plan, a Claim, Equity Interest and Old Other Equity Interest will be deemed classified in a particular Class only to the extent that such Claim, Equity Interest or Old Other Equity Interest qualifies within the description of that Class and will be deemed classified in a different Class to the extent that any remainder of such Claim, Equity Interest or Old Other Equity Interest qualifies within the description of such different Class. Further, a Claim, Equity Interest or Old Other Equity Interest will not be classified in any Class for distribution purposes until such Claim, Equity Interest or Old Other Equity Interest becomes an Allowed Claim, Allowed Equity Interest or Allowed Old Other

Equity Interest and then only to the extent that such Claim, Equity Interest or Old Other Equity Interest has not been paid, released or otherwise satisfied prior to the Effective Date.

        Except to the extent that a modification of classification adversely affects the treatment of a Holder of a Claim, Equity Interest or Old Other Equity Interest and requires resolicitation, acceptance of the Plan by any Holder of a Claim, Equity Interest or Old Other Equity Interest pursuant to this solicitation will be deemed to be a consent to the Plan's treatment of such Holder of a Claim, Equity Interest or Old Other Equity Interest regardless of the Class as to which such Holder of a Claim, Equity Interest or Old Other Equity Interest is ultimately deemed to be a member.

        The Plan categorizes the Claims against, and Equity Interests in, the Company into ten Classes, as follows:

Class 1	—	Miscellaneous Secured Claims
Class 2	—	Classified Priority Claims
Class 3	—	Critical Creditor Claims
Class 4	—	Belmarken Notes Claims
Class 5	—	UPC Notes Claims and General Unsecured Claims
Class 6	—	UPC Preference Shares A
Class 7	—	UPC Priority Shares
Class 8	—	UPC Ordinary Shares A (including the UPC Ordinary Shares A held in the form of UPC ADSs)
Class 9	—	Equity Securities Claims
Class 10	—	Old Other Equity Interests

        However, pursuant to the Plan, any Class that does not contain, as of the date of the commencement of the Confirmation Hearing, any Allowed Claims, Allowed Equity Interests or Allowed Old Other Equity Interests or any Claims, Equity Interests or Old Other Equity Interests temporarily allowed for voting purposes under U.S. Bankruptcy Rule 3018 shall be deemed to have been deleted from the Plan for purposes of (i) voting to accept or reject the Plan and (ii) determining whether it has accepted or rejected the Plan under Section 1129(a)(8) of the U.S. Bankruptcy Code.

        In accordance with the U.S. Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified into Classes.

  Summary of Distributions Under the Plan

        Only Claims and Equity Interests

  (i)
  as to which the Company's liability and the amount thereof are agreed to by the Company and the Holder of such Claim or Equity Interest (but only to the extent so agreed),

  (ii)
  as to which the Company's liability and the amount thereof are determined by Final Order of a court of competent jurisdiction,

  (iii)
  which have been expressly allowed in a liquidated amount under the provisions of the Plan (but only to the extent so allowed),

  (iv)
  which is a Professional Claim for which a fee award amount has been approved by Final Order of the U.S. Bankruptcy Court,

  (v)
  which is set forth in the Company's books and records as liquidated in amount and not disputed or contingent,

  (vi)
  proof of which was filed within the applicable period of limitation fixed by the U.S. Bankruptcy Court in accordance with U.S. Bankruptcy Rule 3003(c) as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Plan, the U.S. Bankruptcy Code the U.S. Bankruptcy Rules or a Final Order, or

  (vii)
  which is, in the case of an Equity Interest or any portion thereof held of record as set forth in the books and records maintained by the Company or on the Company's behalf as of the Distribution Notification Date

("Allowed Claims" and "Allowed Equity Interests," respectively) are entitled to receive distributions under the Plan.

        If the Plan is confirmed by the U.S. Bankruptcy Court, each Holder of an Allowed Claim, an Allowed Equity Interest or an Allowed Old Other Equity Interest in a particular Class will receive the same treatment as the other Holders of Allowed Claims, Allowed Equity Interests or Allowed Old Other Equity Interests in such Class, whether or not such Holder voted to accept the Plan. Such treatment will be in full satisfaction, settlement, release, extinguishment and discharge of such Holder's respective Claim, Equity Interest or Old Other Equity Interest, except as otherwise provided in the Plan or the order confirming the Plan. Upon confirmation of the Plan, Claims, Equity Interests and Old Other Equity Interests will be modified as, and to the extent, set forth in the Plan. Upon confirmation, the Plan will be binding on all Holders of the Company's Claims, Equity Interests and Old Other Equity Interests regardless of whether such Holders voted to accept the Plan.

        The following describes the Plan's classification of Claims against and Equity Interests and Old Other Equity Interests in the Company, and the treatment that Holders of Allowed Claims, Allowed Equity Interests and Allowed Old Other Equity Interests will receive under the Plan, unless they were to agree to accept less favorable treatment by settlement or otherwise. However, nothing contained in the Plan shall have any effect on the operation of Section 508 of the U.S. Bankruptcy Code, and such section shall apply in all respects in the Chapter 11 Case.

        The following summary of the proposed distributions under the Plan does not purport to be complete and is subject to, and qualified in its entirety by, the Plan.

  Administrative Claims

        Administrative Claims are Claims constituting a cost or expense of administration of the Chapter 11 Case under Sections 503, 507(a)(1), 507(b) or 1114(e)(2) of the U.S. Bankruptcy Code. Administrative Claims include, without limitation, (i) any actual and necessary post-petition cost or expense of preserving the Estate or operating the businesses of the Company, (ii) any payment to be made under the Plan to cure a default on an assumed executory contract or unexpired lease, (iii) any post-petition cost, indebtedness or contractual obligation duly and validly incurred or assumed by the Company in the ordinary course of its businesses, (iv) compensation or reimbursement of expenses of Professionals to the extent Allowed by the U.S. Bankruptcy Court under Section 330(a) or Section 331 of the U.S. Bankruptcy Code, and (v) all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the U.S. Bankruptcy Court under Section 546(c)(2)(A) of the Bankruptcy Code; and (b) any fees or charges assessed against the Estate under Section 1930 of title 28 of the United States Code. In accordance with Section 1123(a)(1) of the U.S. Bankruptcy Code, Administrative Claims are not classified and are excluded from the Classes designated in the Plan.

        Unless otherwise provided for in the Plan, each Holder of an Allowed Administrative Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (A) the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date on which such Administrative Claim becomes Allowed and (iii) a date agreed to in writing by the Company or the Reorganized Company, as the case may be, and the Holder of such Administrative Claim; (B) treatment such that such Administrative Claim is Reinstated; or (C) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Company or the Reorganized Company, as the case may be, or as the U.S. Bankruptcy Court may order; provided, however, that Allowed Administrative Claims representing (y) liabilities, accounts payable or other Claims, liabilities or obligations incurred subsequent to the Petition Date in the ordinary course of business of the Company consistent with past practices and (z) contractual liabilities arising under loans or advances to the Company incurred subsequent to the Petition Date, whether or not incurred in the ordinary course of business of the Company, shall be paid or performed by the Company or the Reorganized Company in accordance with the terms and conditions of the particular transactions relating to such liabilities and any agreements relating thereto.

        All reasonable fees and expenses of the Indenture Trustee including the reasonable fees and expenses of its counsel and indemnification as set forth in the Indentures (the "Indenture Trustee Claims") shall be paid by the Company in full, in Cash, on the Effective Date upon presentation of customary invoices to the Company; provided, however, that if the Company disputes any Indenture Trustee Claim and such dispute is not resolved, then such disputed Indenture Trustee Claim may, solely at the option of the Indenture Trustee, be submitted to the U.S. Bankruptcy Court for final resolution; provided further, however, that if the Indenture Trustee does not submit any such unresolved dispute to the U.S. Bankruptcy Court for final resolution within five (5) Business Days of receiving notification from the Company of such dispute, then the Indenture Trustee shall not have any further right to seek payment of such disputed amount from the Company, but shall only have recourse to its charging liens under the Indentures with respect to such disputed amount. Any such disputed Indenture Trustee Claim shall not prevent confirmation of the Plan, the occurrence of the Effective Date or consummation of the Plan. The Indenture Trustee shall not be required to file an application for payment of the Indenture Trustee Claims. Except as set forth above, nothing contained in the Plan shall affect the Indenture Trustee's charging liens under the Indentures with respect to any Indenture Trustee Claim that is not paid in full, in Cash, by the Company on the Effective Date.

        Other than as provided in an order of the U.S. Bankruptcy Court, payments to professionals retained in the Chapter 11 Case by the Company or any official committee constituted in the Chapter 11 Case for compensation and reimbursement of expenses, and all payments to reimburse expenses of members of any such committee, will be made in accordance with the procedures established by the U.S. Bankruptcy Code and the U.S. Bankruptcy Rules relating to the payment of interim and final compensation and expenses, as such procedures may be modified by any order of the U.S. Bankruptcy Court. Other than as provided in an order of the U.S. Bankruptcy Court, the U.S. Bankruptcy Court will review and determine all requests for compensation and reimbursement of expenses.

        Assuming that neither significant litigation nor objections are filed with respect to the Plan and assuming the Plan is confirmed by February 21, 2003, the Company estimates that unpaid Administrative Expenses as of the Effective Date will not exceed US$26 million.

  Priority Tax Claims

        Certain Claims for unpaid taxes are entitled to priority in right of payment under Section 507(a)(8) of the U.S. Bankruptcy Code. In accordance with Section 1123(a)(1) of the U.S. Bankruptcy Code, Priority Tax Claims are not classified and are excluded from the Classes designated in the Plan.

        Each Holder of an Allowed Priority Tax Claim shall receive, at the option of the Company or the Reorganized Company, as the case may be, in full satisfaction, settlement, release, extinguishment and discharge of such Claim:

  (A)
  the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the latest of (i) the Effective Date, (ii) the date on which such Priority Tax Claim becomes Allowed and (iii) a date agreed to by the Company or the Reorganized Company, as the case may be, and the Holder of such Priority Tax Claim; or

  (B)
  such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Company or the Reorganized Company, as the case may be, or as the U.S. Bankruptcy Court may order; provided, however, that the Company or the Reorganized Company, as the case may be, shall have the right, in its sole discretion, to prepay at any time any Allowed Priority Tax Claim without premium or penalty of any sort or nature.

  Miscellaneous Secured Claims—Class 1

        Class 1 consists of all secured Claims against the Company or Claims against the Company that are subject to set-off under Section 553 of the U.S. Bankruptcy Code. Under the Plan, each Holder of an Allowed Miscellaneous Secured Claim shall receive, in the sole discretion of the Company or the Reorganized Company, as the case may be, in full satisfaction, settlement, release, extinguishment and discharge of such Allowed Claim:

  (A)
  Cash equal to the amount of such Allowed Miscellaneous Secured Claim on or as soon as reasonably practicable after the later of (i) the Effective Date and (ii) the date that such Miscellaneous Secured Claim becomes Allowed;

  (B)
  treatment such that such Miscellaneous Secured Claim is Reinstated; or

  (C)
  such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Company or Reorganized Company, as the case may be, or as the U.S. Bankruptcy Court may order.

        Currently, the Company believes that there are Miscellaneous Secured Claims in the approximate amount of US$2.6 million.

        Class 1 is Unimpaired and the Holders of Miscellaneous Secured Claims are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the U.S. Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

  Classified Priority Claims—Class 2

        Class 2 consists of all Claims against the Company entitled to priority under Section 507(a) or (b) of the Bankruptcy Code, other than Administrative Claims and Priority Tax Claims. Under the Plan, each Holder of an Allowed Classified Priority Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Allowed Claim:

  (A)
  the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date on which such Claim becomes Allowed and (iii) a date agreed to by the Company or the Reorganized Company, as the case may be, and the Holder of such Claim;

  (B)
  treatment such that such Claim is Reinstated; or

  (C)
  such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Company or Reorganized Company, as the case may be, or as the U.S. Bankruptcy Court may order.

        Currently, the Company believes that there are Classified Priority Claims in the approximate amount of US$3.0 million.

        Class 2 is Unimpaired and the Holders of Classified Priority Claims are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the U.S. Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

  Critical Creditor Claims—Class 3

        Class 3 consists of all Allowed Claims of Critical Creditors against the Company. Under the Plan, each Holder of an Allowed Critical Creditor Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim:

  (A)
  payment in full in Cash on the later of (i) the Effective Date and (ii) the date such Claim becomes Allowed;

  (B)
  treatment such that such Claim is Reinstated; or

  (C)
  such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Company or the Reorganized Company, as the case may be, or as the U.S. Bankruptcy Court may order.

        Currently, the Company believes that there are Critical Creditor Claims in the approximate amount of US$1.0 million.

        Class 3 is Unimpaired and the Holders of Critical Creditor Claims are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the U.S. Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

  Belmarken Notes Claims—Class 4

        Class 4 consists of the Allowed Claims of the Holder(s) of the Belmarken Notes. Under the Plan, on the Effective Date, the Holder of the Belmarken Notes shall receive, in consideration for the Belmarken Notes and the obligations of all other parties under the Belmarken Notes and the Belmarken Loan Agreements, the Belmarken Notes Consideration.

        The Belmarken Notes Claims shall be deemed Allowed in the aggregate amount of US$937,482,330.51 and shall not be subject to defense, setoff or counterclaim.

        Class 4 is Impaired and the Holder of the Belmarken Notes Claims is entitled to vote to accept or reject the Plan.

  UPC Notes Claims and General Unsecured Claims—Class 5

        Class 5 consists of (a) all Allowed Claims of the Holders of the UPC Notes and (b) all other pre-petition Allowed Claims against the Company, other than Administrative Claims, Priority Tax Claims, Miscellaneous Secured Claims, Classified Priority Claims, Belmarken Notes Claims, UPC Notes Claims, Critical Creditor Claims and Equity Securities Claims.

        Under the Plan, on or as soon as practicable after the Effective Date, each Holder of an Allowed Class 5 Claim shall receive in consideration for its Claim, a number of shares of New UPC Common Stock. In the aggregate, the Holders of all Allowed UPC Notes Claims shall receive 25,146,821 shares of New UPC Common Stock, and each Holder of an Allowed UPC Notes Claim shall receive the number of shares of New UPC Common Stock equal to such Holder's pro rata portion of those shares of New UPC Common Stock. The UPC Notes Claims shall be deemed Allowed for all purposes, including, but not limited to, voting and distributions in the aggregate amount of US$4,688,233,885.90 (which shall exclude any amounts on account of UPC Notes held by the Company as set forth on Annex C to the Restructuring Agreement) and the Allowed UPC Notes Claims shall not be subject to setoff or counterclaim. Each Holder of an Allowed Class 5 Claim that is not a UPC Notes Claim shall receive a number of shares of New UPC Common Stock so that the number of shares per amount of Allowed Claim received by such Holder is the same as the number of shares per amount of Allowed Claim that the Holders of Allowed UPC Notes Claims receive. The number of shares of New UPC Common Stock to be distributed on account of Allowed Class 5 Claims that are not UPC Notes Claims shall be in addition to the 25,146,821 shares of

New UPC Common Stock to be distributed on account of the Allowed UPC Notes Claims. The receipt of such shares of New UPC Common Stock by the Holders of the Class 5 Claims shall constitute a full satisfaction, settlement, release and discharge of such Class 5 Claims; provided, however, that, notwithstanding anything in the Plan to the contrary, except as set forth in "—Means for Implementation of the Plan—Cancellation of Claims, Equity Interests and Old Other Equity Interests—UPC Notes," any UPC Notes acquired by New UPC through the Plan and the Akkoord shall remain outstanding and shall not be deemed to be satisfied, settled, released or discharged.

        Class 5 is Impaired and the Holders of the UPC Notes Claims and the General Unsecured Claims are entitled to vote to accept or reject the Plan.

  UPC Preference Shares A—Class 6

        Class 6 consists of all UPC Preference Shares A. Under the Plan, on or as soon as practicable after the Effective Date, and after the sale by New UPC of the Belmarken Notes to the Company, each Holder of outstanding Allowed UPC Preference Shares A shall receive from New UPC the Preference Shares Consideration. The receipt of the Preference Shares Consideration by the Holders of the UPC Preference Shares A shall constitute a full satisfaction, settlement, release and discharge of the Claims and Equity Interests of each Holder of UPC Preference Shares A in respect of such UPC Preference Shares A; provided, however, that, notwithstanding anything to the contrary, except as set forth in "—Means for Implementation of the Plan—Cancellation of Claims, Equity Interests and Old Other Equity Interests—UPC Preference Shares A," any UPC Preference Shares A acquired by New UPC through the Plan shall remain outstanding and shall not be deemed to be satisfied, settled, released or discharged.

        Class 6 is Impaired and the Holders of the UPC Preference Shares A are entitled to vote to accept or reject the Plan.

  UPC Priority Shares—Class 7

        Class 7 consists of all UPC Priority Shares. Under the Plan, on or as soon as practicable after the Effective Date, and after the sale by New UPC of the Belmarken Notes to the Company, the Holder of the Allowed UPC Priority Shares shall receive from New UPC the Priority Shares Consideration. The receipt of the Priority Shares Consideration by the Holder of the UPC Priority Shares shall constitute a full satisfaction, settlement, release and discharge of the Claims and Equity Interests of the Holder of the UPC Priority Shares in respect of the UPC Priority Shares; provided, however, that, notwithstanding anything to the contrary, except as set forth in "—Means for Implementation of the Plan—Cancellation of Claims, Equity Interests and Old Other Equity Interests—UPC Priority Shares," any UPC Priority Shares acquired by New UPC through the Plan shall remain outstanding and shall not be deemed to be satisfied, settled, released or discharged.

        Class 7 is Impaired and the Holder of the UPC Priority Shares is entitled to vote to accept or reject the Plan.

  UPC Ordinary Shares A—Class 8

        Class 8 consists of all UPC Ordinary Shares A. Under the Plan, on or as soon as practicable after the Effective Date, and after the sale by New UPC of the Belmarken Notes to the Company, each Holder of Allowed UPC Ordinary Shares A shall receive from New UPC the Ordinary Shares Consideration. The receipt of the Ordinary Shares Consideration by the Holders of the UPC Ordinary Shares A shall constitute a full satisfaction, settlement, release and discharge of the Claims and Equity Interests of each Holder of UPC Ordinary Shares A; provided, however, that, notwithstanding anything to the contrary contained in the Plan, any UPC Ordinary Shares A acquired by New UPC through the Plan shall remain outstanding and shall not be deemed to be satisfied, settled, released or discharged.

        Class 8 is Impaired and the Holders of the Allowed UPC Ordinary Shares A are entitled to vote to accept or reject the Plan.

  Equity Securities Claims—Class 9

        Class 9 consists of any and all Allowed Claims arising from the rescission of a purchase or sale of an Equity Interest, for damages arising from the purchase or sale of an Equity Interest, or for reimbursement or contribution allowed under Section 502 of the U.S. Bankruptcy Code on account of such Claims. Under the Plan, subject to the Allowance of the Equity Securities Claims, each Holder of an Allowed Equity Securities Claim shall receive, in full satisfaction, settlement, release, extinguishment and discharge of its Claim, a number of shares of New UPC Common Stock equal to such Holder's pro rata portion of the Ordinary Share Distribution Amount as if such Holder had (a) purchased, on the date its Equity Securities Claim first arose, UPC Ordinary Shares A with a value equal to the amount of such Holder's Allowed Equity Securities Claim and (b) retained such shares as of the Effective Date.

        Class 9 is Impaired and the Holders of the Equity Securities Claims are entitled to vote to accept or reject the Plan.

        Currently, the Company believes that the Claims of the plaintiffs in the Derivative Action (as defined herein) arising out of or in connection with the Registration Statement and the Prospectus, dated February 11, 1999, for the issuance and initial public offering of 40,000,000 ordinary shares A of the Company or the class action lawsuit commenced by Judy Rubin, on behalf of herself and all others similarly situated, against the Company, et al. in the United States District Court for the Southern District of New York, Case No. 01 CV 10744 (the "Derivative Action") are properly classified in Class 9, although there can be no assurance that the U.S. Bankruptcy Court will agree.

        However, to the extent that the U.S. Bankruptcy Court does not agree with the Company that the Claims set forth above are subject to subordination under Section 510(b) of the U.S. Bankruptcy Code, such Claims will instead be treated as Class 5 Claims and, as such, any distributions to the Holders of such Claims will have a dilutive effect (in terms of percentage ownership of New UPC) on the recovery to be received by the other Holders of Claims and Equity Interests who are entitled to receive shares of New UPC Common Stock under the Plan.

  Old Other Equity Interests—Class 10

        Class 10 consists of any and all Allowed rights, options and warrants to acquire UPC Ordinary Shares A, including any such rights, options or warrants held by employees of the Company pursuant to existing equity incentive plans of the Company, outstanding immediately prior to the Effective Date, including, without limitation, those set forth on Annex F to the Restructuring Agreement. Under the Plan, all Holders of Old Other Equity Interests shall not be entitled to, and shall not, receive or retain any property under the Plan on account of such Old Other Equity Interests, and, to the extent permitted under applicable law, such Old Other Equity Interests shall be cancelled on the Effective Date.

        Class 10 is Impaired, and the Holders of Old Other Equity Interests are deemed to have rejected the Plan pursuant to Section 1126(g) of the U.S. Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

  Means for Implementation of the Plan

  Continued Corporate Existence

        The Company shall, as the Reorganized Company, continue to exist after the Effective Date in accordance with applicable law of the jurisdiction in which it is organized, under its organizational documents in effect before the Effective Date, except as such documents are amended in connection with the Plan.

  Cancellation of Claims, Equity Interests and Old Other Equity Interests

        As of consummation of the Plan, all Claims against, and Equity Interests in, the Company and, to the extent permitted under applicable law, all Old Other Equity Interests shall be cancelled and all agreements, notes, instruments, depositary shares, depositary receipts, indentures, certificates, guaranties and any other documents evidencing or relating to such Claims, Equity Interests and Old Other Equity Interests shall be cancelled and deemed terminated, as permitted by Section 1123(a)(5)(F) of the U.S. Bankruptcy Code, and the Holders thereof shall have no rights and such notes, instruments, depositary shares, depositary receipts, indentures, certificates, guaranties and other documents shall evidence no rights, except the right to receive the Distributions, if any, to be made to Holders of such Claims, Equity Interests or Old Other Equity Interests under the Plan; provided, however, that, notwithstanding the foregoing or anything else to the contrary contained in the Plan, none of the Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares and UPC Ordinary Shares A shall be cancelled pursuant to the Plan and such Claims and Equity Interests shall instead be dealt with as follows:

  •
  Belmarken Notes:  On the Effective Date, but subsequent to the transfer of the Belmarken Notes for shares of New UPC Common Stock pursuant to Section 4.6 of the Plan, New UPC will sell the Belmarken Notes to the Company in consideration for a receivable payable by the Company in the aggregate principal amount of the Belmarken Notes (plus accrued but unpaid interest). Subsequently, the Company will satisfy its obligations under such receivable through the issuance to New UPC of a number of shares of UPC Ordinary Shares C equal to the amount of the receivable divided by the par value of the UPC Ordinary Shares C.

  •
  UPC Notes:  Subsequent to the transfer of the UPC Notes for shares of New UPC Common Stock pursuant to Section 4.7 of the Plan, the Company and New UPC shall, conditional upon the occurrence of the Effective Date, replace the UPC Notes with an intercompany note between the Company and New UPC and, thereafter, New UPC shall contribute such intercompany note to the capital of the Company.

  •
  UPC Preference Shares A:  Subsequent to the transfer of the UPC Preference Shares A for shares of New UPC Common Stock pursuant to Section 4.8 of the Plan, all UPC Preference Shares A shall be registered in the name of New UPC, provided, however, that in the event that the UPC Preference Shares A are not transferred to New UPC under the Plan, the Company shall use reasonable efforts to have the UPC Preference Shares A converted on a one-for-one basis into registered UPC Ordinary Shares A.

  •
  UPC Priority Shares:  After the Effective Date, as soon as the Company becomes a wholly-owned subsidiary of New UPC, the UPC Priority Shares will convert on a one-for-one basis into UPC Ordinary Shares C.

  •
  UPC Ordinary Shares A:  The UPC Ordinary Shares A shall remain outstanding.

  Extraordinary General Meeting

        Because the Dutch Bankruptcy Code does not provide for the Dutch Bankruptcy Case to avoid compliance with otherwise applicable corporate law, in order to facilitate implementation of the Plan, the Company shall hold the Extraordinary General Meeting. The purpose of the Extraordinary General Meeting is to seek approval of the Shareholder Proposals. See "The Extraordinary General Meeting of Shareholders."

  Amendment of Organizational Documents

        A substantially final form of the Amended and Restated UPC Articles of Association shall be Filed on or before the Document Filing Date and shall include such provisions as are necessary to satisfy the provisions of the Plan and the U.S. Bankruptcy Code including, among other things, (i) in the event Dutch law allows the issuance of nonvoting stock, prohibit the issuance of nonvoting stock to the extent, and only to the extent, required by Section 1123(a)(6) of the U.S. Bankruptcy Code, and prohibit cooperation in connection with the issuance of depository receipts and (ii) such provisions as are necessary to effect the Shareholder Proposals; provided, however, that the effectiveness of any such amendments shall be subject to the approval thereof at the Extraordinary General Meeting as well as to the occurrence of the Effective Date.

        Similarly, a substantially final form of the Amended and Restated New UPC Certificate of Incorporation and the Amended and Restated New UPC By-Laws shall each be Filed on or before the Document Filing Date and shall each include those terms and conditions as are contemplated to be included in such documents pursuant to the Restructuring Agreement. See "New UPC—Certificate of Incorporation and By-laws."

  Corporate Action

        On the Effective Date, subject to any requirements of Dutch law, the Reorganized Company shall execute and deliver, and is authorized, without any further corporate action, to execute and deliver all agreements, documents and instruments (and all exhibits, schedules and annexes thereto) contemplated by the Plan or the exhibits thereto and take such other action as is necessary or appropriate to effectuate the transactions provided for in the Plan.

  Implementation of the Restructuring Under Dutch Law

        In order to facilitate implementation of the Plan, on the Effective Date, the Company shall consummate, in accordance with and under the provisions of Dutch Law, all transactions contemplated by the Restructuring, including the consummation of the Akkoord and the Dutch Implementing Offer.

  Contribution of Shares of the Company held by UGC

        Simultaneously with, and conditional upon the occurrence of, the Effective Date, UGC shall contribute, or shall cause the other members of the UGC Group to contribute, to New UPC any and all UPC Ordinary Shares A, UPC Preference Shares A and UPC Priority Shares owned by the UGC Group.

  New UPC Common Stock

        No later than the Effective Date, New UPC shall authorize the New UPC Common Stock and shall issue a sufficient number of shares of New UPC Common Stock to implement the Plan. See "New UPC—Description of Shares of New UPC Capital Stock."

  Offer Memorandum

        To the extent required by applicable Dutch securities laws and regulations of the A-FM, New UPC and the Company shall, prior to the Effective Date, prepare, and, subject to the approval of UGC and after consultation with the Participating Noteholders, file with the A-FM, and make generally available and mail to the Holders of UPC Ordinary Shares A in bearer form the Offer Memorandum in respect of the shares of New UPC Common Stock to be issued in connection with the Restructuring pursuant to the Plan. The procedures for exchanging shares of New UPC Common Stock for UPC Ordinary Shares A in bearer form shall be included in the Offer Memorandum. See "The Dutch Implementing Offer."

  Listing of New UPC Common Stock

        New UPC shall use its commercially reasonable efforts to cause the shares of New UPC Common Stock to be issued in the Restructuring to be listed on NASDAQ, but obtaining such listing shall not be a condition to either Confirmation or consummation of the Plan. See "Chapter 11 Case and the Plan of Reorganization—The Plan—Conditions to Confirmation and Consummation of the Plan."

  Transfers Under the Plan

        On the Effective Date, all of the outstanding Belmarken Notes, UPC Notes, General Unsecured Claims, UPC Preference Shares A, UPC Priority Shares, UPC Ordinary Shares A and Equity Securities Claims shall be transferred for shares of New UPC Common Stock, in accordance with Sections 4.6, 4.7, 4.8, 4.9, 4.10 and 4.11 of the Plan, as applicable. The transfers of the Belmarken Notes, the UPC Notes, the General Unsecured Claims, the UPC Preference Shares A, the UPC Priority Shares, the UPC Ordinary Shares A and the Equity Securities Claims for New UPC Common Stock, shall be in full satisfaction, settlement, release and discharge of all Allowed Belmarken Notes Claims, all Allowed UPC Notes Claims, all Allowed UPC Preference Shares A, all Allowed UPC Priority Shares, all Allowed UPC Ordinary Shares A and all Allowed Equity Securities Claims, other than any Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares or UPC Ordinary Shares A held by New UPC on the Effective Date. In connection with the foregoing, New UPC Common Stock shall be credited to the accounts maintained on behalf of the Holders of the UPC Notes, the UPC Preference Shares A, the UPC Priority Shares and the UPC Ordinary Shares A at the applicable registered record holder. See "Chapter 11 Case and the Plan of Reorganization—The Plan—Summary of Distributions Under the Plan."

  Operations Between the Confirmation Date and the Effective Date

        The Company shall continue to operate as debtor in possession, subject to the supervision of the U.S. Bankruptcy Court during the period from the Confirmation Date through and until the Effective Date.

  Revesting of Assets

        Except as otherwise expressly provided in the Plan, pursuant to Sections 1123(a)(5), 1123(b)(3) and 1141(b) of the U.S. Bankruptcy Code, all Property comprising the Estate, including, but not limited to, all Causes of Action shall automatically be retained and revest in the Reorganized Company or its successors or assigns, free and clear of all Claims, Liens, contractually-imposed restrictions, charges, encumbrances and interests of Creditors and Equity Interest Holders on the Effective Date, with all such Claims, Liens, contractually-imposed restrictions, charges, encumbrances and interests being extinguished except as otherwise provided in the Plan. As of the Effective Date, the Reorganized Company may operate its business and use, acquire and dispose of Property and settle and compromise Claims, Equity Interests or Old Other Equity Interests without supervision of the U.S. Bankruptcy Court free of any restrictions of the U.S. Bankruptcy Code or the U.S. Bankruptcy Rules, other than those restrictions expressly imposed by the Plan, the Akkoord, and the Confirmation Order. Without limiting the foregoing, the Reorganized Company may pay the charges it incurs for professional fees, disbursements, expenses, or related support services incurred after the Effective Date without any application to the U.S. Bankruptcy Court.

  Approval of Agreements

        Subject to any relevant approvals at the Extraordinary General Meeting, Confirmation shall constitute approval of all other agreements and transactions contemplated by the Plan and the Confirmation Order shall so provide.

  Incentive Plan

        On the Effective Date, New UPC shall adopt the Incentive Plan.

  Stockholders Agreement

        On or prior to the Effective Date, UGC, New UPC, the Participating Noteholders and any other Holder of an Allowed Class 5 Claim who elects to become a party thereto shall enter into the Stockholders Agreement. See "New UPC—The Stockholders Agreement."

  New UPC Equity Purchase Rights

        On the Effective Date, New UPC shall provide each Holder of a Class 4 Claim or Class 5 Claim with the New UPC Equity Purchase Rights. See "New UPC Equity Subscription."

  UGC Subscription Commitment

        Subject to confirmation of the Plan and the ratified Akkoord becoming final and conclusive (in kracht van gewijsde gaan), on the Effective Date, in accordance with the Restructuring Agreement, New UPC shall sell to UGC on the terms set forth in the Restructuring Agreement and at the Implied Purchase Price, the total number of Subscription Shares of New UPC Common Stock that were not subscribed for by the Holders of Class 4 Claims and Class 5 Claims pursuant to the New UPC Equity Purchase Rights. See "New UPC Equity Subscription."

  Treatment of UPC Owned UPC Notes

        All of the UPC Notes owned by the Company as a result of the settlement and termination of (i) the swaps transactions documented by the ISDA Master Agreement, dated as of April 29, 1998, between The Toronto-Dominion Bank, London Branch and the Company, and the related schedules, annexes and confirmations, as the same shall have been amended from time to time on the terms contemplated therein and (ii) the swaps transactions documented by the ISDA Master Agreement, dated as of May 4, 2000, between The Chase Manhattan Bank and the Company, and the related schedules, annexes and confirmations, as the same shall have been amended from time to time on the terms contemplated therein, in each case, which are set forth on Annex C to the Restructuring Agreement, shall be deemed to be cancelled on or before the Effective Date without further action by the Company or the Indenture Trustee and the Company shall not be entitled to receive any consideration under the Plan on account thereof. The UPC Notes owned by the Company shall not be included in any calculation of the distributions to be made to Holders of Allowed UPC Notes Claims under the Plan.

  Rights of Action

        Except as otherwise provided in the Plan, all Causes of Action, other than Avoidance Actions, shall automatically be retained and preserved and will revest in the Reorganized Company or its successors or assigns. Pursuant to Section 1123(b)(3) of the U.S. Bankruptcy Code, the Reorganized Company (as a representative of the Estate) or its successors or assigns shall retain and have the exclusive right to enforce and prosecute such Causes of Action against any Person, that arose before the Effective Date, other than those expressly released or compromised as part of or pursuant to the Plan.

  Operation and Management of the Reorganized Company

  Post-Effective Date Operations of Business

        From and after the Effective Date, the Reorganized Company will continue to exist and engage in business, in accordance with the applicable law in the jurisdiction in which it is incorporated and pursuant to its organizational documents as amended pursuant to this Plan.

  Post-Effective Date Directors and Officers of the Company and New UPC

        From and after the Effective Date, the corporate governance of the Company shall be modified to ensure that the decisions taken by the Board of Directors of New UPC, subject to the Amended and Restated New UPC Certificate of Incorporation and the Amended and Restated New UPC By-Laws, will be implemented by the Company. The members of the Board of Management of the Company as of the Effective Date shall be those individuals set forth on the Board of Management Schedule. It is the intention of New UPC and the Company that, upon the later to occur of the Effective Date and the date on which the Company is delisted from Euronext, the Board of Management of the Company shall be New UPC. Upon delisting of the UPC Ordinary Shares A from Euronext, there will be no Supervisory Board for the Company. The officers and directors of New UPC as of the Effective Date shall be those individuals set forth on the New UPC Management Schedule. See "The Company—Management of the Company On and After the Effective Date."

  Provisions Governing Distributions Under the Plan

  General

        The Company, through the Disbursing Agent, shall make all Distributions required by the Plan. Furthermore, the Company, New UPC and the Disbursing Agent are authorized to make distributions required in connection with ratification of the Akkoord or consummation of the Restructuring. In particular, on the Initial Distribution Date, the Disbursing Agent shall make a Distribution of New UPC Common Stock and Cash, as applicable, to the Holders of Allowed Claims and Allowed Equity Interests in accordance with Article IV of the Plan. Thereafter, Distributions may be made from time to time in the reasonable discretion of the Disbursing Agent. Notwithstanding any other provision in the Plan, no Distributions shall be made to a Holder of a Claim or Equity Interest unless and until such Claim or Equity Interest is an Allowed Claim or an Allowed Equity Interest, respectively.

  Delivery of Distributions

        Subject to U.S. Bankruptcy Rule 9010, Distributions to Holders of Allowed Claims or Allowed Equity Interests shall be made by the Disbursing Agent (a) at the last known addresses of such Holders, (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent, (c) in the case of Allowed UPC Notes Claims, to the Indenture Trustee or (d) at the addresses set forth in any properly completed letters of transmittal accompanying Certificates properly remitted to, or book-entry transfers made to the Book-Entry Account of, the Disbursing Agent. If any Holder's Distribution is returned as undeliverable, no further Distributions to such Holder shall be made unless and until the Disbursing Agent is notified of such Holder's then current address, at which time all missed Distributions shall be made to such Holder without interest and without any dividends that would have been payable on any equity securities to be distributed. All Distributions pursuant to the Plan shall be at the Reorganized Company's expense. Nothing contained in the Plan shall require the Reorganized Company or the Disbursing Agent or New UPC to attempt to locate any Holder of an Allowed Claim or Allowed Equity Interest other than by reviewing the records of the Reorganized Company. Notwithstanding anything to the contrary contained in the Plan, the Reorganized Company and New UPC shall be entitled to implement additional, supplemental or modified distribution procedures, upon terms approved by the U.S. Bankruptcy Court after at least ten (10) days notice to UGC and the Participating Noteholders.

  Disbursing Agent

        The Disbursing Agent shall fulfill the obligations under the Plan with respect to the Distributions of Property to the Holders of Allowed Claims and Allowed Equity Interests, including, without limitation, holding all reserves and accounts pursuant to the Plan. The identity of the initial Disbursing Agent shall be disclosed by the Company prior to the Confirmation Hearing and shall be approved by the U.S. Bankruptcy Court pursuant to the Confirmation Order. The terms of employment of the Disbursing Agent shall be submitted to the U.S. Bankruptcy Court for approval at the Confirmation Hearing. In the event of the resignation of the Disbursing Agent, a replacement shall be appointed by the Reorganized Company and New UPC, without the need for further U.S. Bankruptcy Court approval.

  Distribution Notification Date

        As of the close of business on the Distribution Notification Date, all transfer ledgers, transfer books, registers and any other records maintained by the designated transfer agents with respect to ownership of the Belmarken Notes, the UPC Notes, the UPC Preference Shares A, the UPC Priority Shares and the UPC Ordinary Shares A will be closed and, for purposes of the Plan, there shall be no further changes in the record holders of the Belmarken Notes, the UPC Notes, the UPC Preference Shares A, the UPC Priority Shares or the UPC Ordinary Shares A. The Disbursing Agent shall have no obligation to recognize the transfer of any Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares or UPC Ordinary Shares A occurring after the Distribution Notification Date, and will be entitled for all purposes to recognize and deal only with those Holders of Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares and UPC Ordinary Shares A as of the close of business on the Distribution Notification Date, as reflected on such ledgers, books, registers or records.

  Distributions to Holders of Allowed Claims and Allowed Equity Interests

        Except for Distributions to Holders of Allowed Belmarken Notes Claims, Allowed UPC Notes Claims, Allowed UPC Preference Shares A, Allowed UPC Priority Shares and Allowed UPC Ordinary Shares A, which will be made in accordance with Section 6.5(b) of the Plan, on the Effective Date, the Reorganized Company or New UPC, as applicable, shall deliver to the Disbursing Agent sufficient Cash and shares of New UPC Common Stock to make the Distributions to be made on the Effective Date to the Holders of Allowed Claims. Payments of Cash to be made pursuant to the Plan will be available from funds held by the Reorganized Company as of the Effective Date.

        Promptly after the later of (i) the Effective Date or (ii) the date of Allowance of such Claims or Equity Interests, the Reorganized Company shall cause the Disbursing Agent to mail to the Holders of Allowed Belmarken Notes Claims, Allowed UPC Notes Claims, Allowed UPC Preference Shares A, Allowed UPC Priority Shares and Allowed UPC Ordinary Shares A appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Belmarken Notes and the UPC Notes theretofore evidencing the Allowed Class 4 Claims and certain of the Allowed Class 5 Claims, respectively, or any Certificates theretofore representing UPC Preference Shares A, UPC Priority Shares and UPC Ordinary Shares A shall pass, only upon (i) proper physical delivery of Certificates representing such Belmarken Notes to the Disbursing Agent, (ii) proper delivery of such UPC Notes or UPC Ordinary Shares A held in bearer form through a book-entry transfer into a Book-Entry Account at the Book-Entry Transfer Facility for the UPC Notes or UPC Ordinary Shares A held in bearer form in accordance with the Book-Entry Transfer Facility's procedures for transfer and (iii) proper entries being made with respect to such UPC Preference Shares A, UPC Priority Shares or UPC Ordinary Shares A held in registered form to the register of the Company, maintained by the Company's Board of Management, containing the names and addresses of the Holders of the UPC Preference Shares A, the UPC Priority Shares and the UPC Ordinary Shares A held in registered form). The Disbursing Agent may establish reasonable and customary rules and procedures in connection with its duties. No distribution of New UPC Common Stock under the Plan shall be made to Holders of Allowed Belmarken Notes Claims, Allowed UPC Notes

Claims, Allowed UPC Preference Shares A, Allowed UPC Priority Shares or Allowed UPC Ordinary Shares A until one of the following occurs: (i) the Holder thereof (A) surrenders any Certificate(s) representing such Allowed Claim or Allowed Equity Interest, as the case may be, to the Disbursing Agent or (B) executes and delivers an affidavit of loss and/or indemnity reasonably satisfactory to the Reorganized Company; (ii) there is a transfer of such Allowed Claim or Allowed Equity Interest, as the case may be, in book-entry form to the Book-Entry Account; or (iii) there is an entry made with respect to such Allowed Claim or Allowed Equity Interest, as the case may be, in the register of the Company, maintained by the Company's Board of Management, containing the names and addresses of the Holders thereof; provided, however, that any Holder of an Allowed Claim or Allowed Equity Interest to which clause (i) above applies that fails to (y) surrender its Certificate(s) or (z) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Reorganized Company before the later to occur of (I) six (6) months after the Effective Date and (II) six (6) months following the date such Holder's Claim or Equity Interest becomes an Allowed Claim or Allowed Equity Interest, as applicable, shall be deemed to have forfeited all of its rights against, Claims against and/or Equity Interests in the Company, may not participate in any distribution under the Plan and shall be forever barred from asserting any such rights against the Reorganized Company, New UPC or their respective property.

  Disputed Distributions

        If any dispute arises as to the identity of any Holder of an Allowed Claim or Allowed Equity Interest who is to receive a Distribution, the Disbursing Agent shall, in lieu of making such Distribution to such Holder, delay such Distribution until the disposition thereof shall be determined by Final Order of the U.S. Bankruptcy Court or by written agreement among the interested parties to such dispute.

  Distributions of Cash

        Any Cash payment to be made pursuant to the Plan may be made by Cash, draft, check, wire transfer, or as otherwise required or provided in any relevant agreement or applicable law at the option of the Reorganized Company.

  Failure to Negotiate Checks

        Checks issued in respect of Distributions under the Plan shall be null and void if not negotiated within sixty (60) days after the date of issuance. Any amounts returned to the Reorganized Company in respect of such non-negotiated checks shall be held by the Reorganized Company, as appropriate. Requests for reissuance of any such check shall be made directly to the Reorganized Company by the Holder of the Allowed Claim with respect to which such check originally was issued. All amounts represented by any voided check will be held until the later to occur of (i) nine (9) months after the Effective Date and (ii) nine (9) months after such voided check was issued, and all requests for reissuance by the Holder of the Allowed Claim in respect of a voided check are required to be made prior to such date. Thereafter, all such amounts shall be deemed to be Unclaimed Property, in accordance with Section 6.9 of the Plan, and all Claims in respect of void checks and the underlying Distributions shall be forever barred, estopped and enjoined from assertion in any manner against the Company or its Property or the Reorganized Company or its Property.

  Unclaimed Distributions

        Any Cash that becomes Unclaimed Property shall revest in the Reorganized Company and shall no longer be subject to Distribution to Creditors or Equity Interest Holders. Any New UPC Common Stock that becomes Unclaimed Property shall be canceled and shall no longer be subject to Distribution to Creditors or Equity Interest Holders. All full or partial payments made by the Disbursing Agent or the Company and received by the Holder of a Claim or Equity Interest prior to the Effective Date will be deemed to be payments under the Plan for purposes of satisfying the obligations of the Company pursuant to the Plan. Pursuant to Section 1143 of the U.S. Bankruptcy Code, all Claims in respect of Unclaimed Property shall be deemed Disallowed and the Holder of any Claim or Equity Interest Disallowed in accordance with Section 6.9 of the Plan will be forever barred, expunged, estopped and enjoined from asserting such Claim or Equity Interest in any manner against the Company or its Property or the Reorganized Company or its Property.

  Limitation on Distribution Rights

        If a claimant holds more than one Claim in any one Class, all Claims of the claimant in that Class may be aggregated into one Claim and one distribution may be made with respect to the aggregated Claim.

  Fractional Euros and Shares

        Notwithstanding any other provision of the Plan, Cash distributions of fractions of Euros will not be made; rather, whenever any payment of a fraction of a Euro would be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole Euro (up or down), with half-Euros being rounded down. To the extent that Cash remains undistributed as a result of the rounding of such fraction, such Cash shall be treated as Unclaimed Property pursuant to Section 6.9 of the Plan.

        No fractional shares of New UPC Common Stock shall be issued or distributed under the Plan. Each person entitled to receive New UPC Common Stock shall receive the total number of whole shares of New UPC Common Stock to which such Person is entitled. Whenever any Distribution to a particular Person would otherwise call for Distribution of a fraction of a share of New UPC Common Stock, the actual Distribution of such shares shall be rounded to the next higher or lower whole number as follows: (A) fractions one-half (1/2) or greater shall be rounded to the next higher whole number and (B) fractions of less than one-half (1/2) shall be rounded to the next lower whole number. The total number of shares of New UPC Common Stock to be distributed to a Class of Claims or Equity Interests shall be adjusted as necessary to account for the rounding provided for in Section 6.12 of the Plan. No consideration shall be provided in lieu of fractional shares that are rounded down.

  Compliance with Tax Requirements

        In connection with each Distribution with respect to which the filing of an information return (such as an Internal Revenue Service Form 1099 or 1042) or withholding is required, the Reorganized Company shall file such information return with the Internal Revenue Service and provide any required statements in connection therewith to the recipients of such Distribution or effect any such withholding and deposit all moneys so withheld as required by law. With respect to any Person from whom a tax identification number, certified tax identification number or other tax information required by law to avoid withholding has not been received by the Reorganized Company within thirty (30) days from the date of such request, the Reorganized Company may, at its option, withhold the amount required from the Property to be distributed and distribute the balance to such Person or decline to make such Distribution until the information is received.

  Documentation Necessary to Release Lien

        Each Creditor which is to receive a Distribution under the Plan in full satisfaction of a Miscellaneous Secured Claim shall not receive such Distribution until such Creditor (a) executes and delivers any documents necessary to release all Liens arising under any applicable security agreement or non-bankruptcy law (in recordable form if appropriate) in connection with such Miscellaneous Secured Claim and such other documents as the Company or the Reorganized Company, as applicable, may reasonably request or (b) otherwise turns over and releases any and all property of the Company that secures or purportedly secures such Claim. Any such Holder that fails to execute and deliver such release of liens within 120 days of the Effective Date shall be deemed to have no further Claim against the

Company, the Reorganized Company or their assets or property in respect of such Claim and shall not participate in any Distribution hereunder on account of such Claim. Notwithstanding the immediately preceding sentence, any such Holder of a Disputed Claim shall not be required to execute and deliver such release until such time as the Claim is Allowed or Disallowed.

  Distributions by Indenture Trustee

        Notwithstanding any other provision of the Plan, any Distributions on account of any Allowed UPC Notes Claims shall be made by the Disbursing Agent to the Indenture Trustee, which, in turn, shall make any such Distributions to the Holders of such Allowed Claims under the Plan. Except as expressly provided in the Plan, Distributions made by any Indenture Trustee shall be in accordance with and subject to the requirements set forth in the applicable Indenture, and any Indenture Trustee acting in good faith pursuant to the Plan shall be entitled to the same indemnification the Disbursing Agent receives from the Company or the Reorganized Company, as the case may be, and to payment from the Reorganized Company of its customary fees and expenses for making distributions under the Plan to Holders of UPC Notes.

  Setoffs

        The Company or the Reorganized Company, as applicable, may, but shall not be required to, set off against any Claims and the payments or distributions to be made pursuant to the Plan in respect of such Claims, any and all debts, liabilities and claims of every type and nature whatsoever which the Estate, the Company or the Reorganized Company may have against the Holders of such Claims; provided, however, that neither the failure to do so nor the allowance of any such Claims, whether pursuant to the Plan or otherwise, shall constitute a waiver or release by the Company or the Reorganized Company of any such claims the Company or the Reorganized Company may have against such Creditors, and all such claims shall be reserved to and retained by the Reorganized Company.

  Treatment of Executory Contracts and Unexpired Leases; Indemnification Obligations; Benefit Programs

  General

        On the Effective Date, all of the executory contracts and unexpired leases that exist between the Company and any Person which (a) have not expired or terminated pursuant to their own terms, (b) have not previously been assumed, assumed and assigned, or rejected pursuant to an order of the U.S. Bankruptcy Court on or prior to the Confirmation Date or (c) are not the subject of pending motions to assume, assume and assign, or reject as of the Confirmation Date, will be (i) deemed assumed if listed on the Schedule of Assumed Contracts or (ii) deemed rejected if listed on the Schedule of Rejected Contracts; provided, however, that any executory contracts or unexpired leases which are omitted from both the Schedule of Assumed Contracts and the Schedule of Rejected Contracts are assumed as of the Effective Date, all in accordance with the provisions and requirements of Section 365 of the U.S. Bankruptcy Code; provided, however, that the Company shall have the right, at any time prior to the Confirmation Date, to amend the Schedule of Assumed Contracts and the Schedule of Rejected Contracts upon notice to the counterparty to a contract or lease (i) to delete any executory contract or unexpired lease listed therein or (ii) to add any executory contract or unexpired lease thereto.

        The Confirmation Order (except as otherwise provided therein) shall constitute an order of the U.S. Bankruptcy Court pursuant to Section 365 of the U.S. Bankruptcy Code, effective as of the Effective Date, approving such assumptions and rejections, as applicable. Each contract and lease assumed or rejected, as the case may be, pursuant to Section 7.1 of the Plan shall be assumed or rejected, as the case may be, only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Assumption or rejection, as the case may be, of a contract or lease pursuant to Section 7.1 of the Plan shall not constitute an admission by the Company or the Reorganized Company that such contract or lease is an executory contract or unexpired lease or that the Company or the Reorganized Company has any liability thereunder. All executory contracts and unexpired leases that are assumed will be assumed under their present terms or upon such terms as are agreed to between the Company and the other party to the executory contract or unexpired lease. Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include: (y) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (z) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the U.S. Bankruptcy Court.

  Cure of Defaults for Assumed Contracts and Leases

        All undisputed cure and any other monetary default payments required by Section 365(b)(1) of the U.S. Bankruptcy Code under any executory contract and unexpired lease to be assumed pursuant to the Plan which is in default shall be satisfied by the Reorganized Company (to the extent such obligations are enforceable under the U.S. Bankruptcy Code and applicable non-bankruptcy law), pursuant to Section 365(b)(1) of the U.S. Bankruptcy Code, at the option of the Reorganized Company: (A) by payment of such undisputed cure amount, without interest, in Cash within sixty (60) days following the Effective Date; (B) such other amount as ordered by the U.S. Bankruptcy Court; or (C) on such other terms as may be agreed to by the parties to such executory contract or unexpired lease. In the event of a dispute, payment of the amount otherwise payable hereunder shall be made without interest, in Cash (i) on or before the later of sixty (60) days following the Effective Date or thirty (30) days following entry of a Final Order liquidating and allowing any disputed amount or (ii) on such other terms as may be agreed to by the parties to such executory contract or unexpired lease.

  Resolution of Objections to Assumption of Executory Contracts and Unexpired Leases; Cure Payments

        Any party objecting to the Company's proposed assumption of an executory contract or unexpired lease or the ability of the Reorganized Company to provide "adequate assurance of future performance" (within the meaning of Section 365 of the U.S. Bankruptcy Code) under the contract or lease to be assumed shall File and serve on counsel for the Company a written objection to the assumption of such contract or lease within thirty (30) days after the service of the notice of Confirmation. Failure to File an objection within the time period set forth above shall constitute consent to the assumption and revestment of such contract or lease, including an acknowledgment that the proposed assumption provides adequate assurance of future performance. To the extent that any objections to the assumption of a contract or lease are timely Filed and served and such objections are not resolved between the Company and the objecting parties, the U.S. Bankruptcy Court shall resolve such disputes at a hearing to be held on a date to be determined by the U.S. Bankruptcy Court.

        If the counterparty to a contract or lease assumed by the Company believes that, as of the Confirmation Date, a cure payment is due and owing under such contract or lease, such counterparty shall File and serve on counsel for the Company a notification setting forth the amount of the cure payment which such party believes is due and owing, which notification shall be Filed and served no later than thirty (30) days after the service of the notice of Confirmation. Failure to File such a notification within the time period set forth above shall constitute an acknowledgment that no cure payment is due and owing in connection with the assumption of such contract or lease and an acknowledgment that no other defaults exist under said contract or lease. To the extent that any such notifications are timely Filed and served and are not resolved between the Company and the applicable counterparty, the U.S. Bankruptcy Court shall resolve such disputes at a hearing to be held on a date to be determined by the U.S. Bankruptcy Court.

The resolution of such disputes shall not affect the Company's assumption of the contracts or leases that are subject of such a dispute, but rather shall affect only the "cure" amount the Company must pay in order to assume such contract or lease. Notwithstanding the immediately preceding sentence, if the Company in its discretion determines that the amount asserted to be the necessary "cure" amount would, if ordered by the U.S. Bankruptcy Court, make the assumption of the contract or lease imprudent, then the Company may elect to (i) reject the contract or lease pursuant to Section 7.1 of the Plan or (ii) request an expedited hearing on the resolution of the "cure" dispute, exclude assumption or rejection of the contract or lease from the scope of the Confirmation Order, and retain the right to reject the contract or lease pursuant to Section 7.1 of the Plan pending the outcome of such dispute.

  Claims for Rejection Damages

        Objections to the amounts listed on the Schedule of Rejected Contracts for damages allegedly arising from the rejection pursuant to the Plan or the Confirmation Order of any executory contract or any unexpired lease shall be Filed with the U.S. Bankruptcy Court and served on counsel for the Company not later than thirty (30) days after the service of the earlier of (A) notice of Confirmation or (B) other notice that the executory contract or unexpired lease has been rejected. Any Holder of a Claim arising from the rejection of any executory contract or any unexpired lease that fails to File such Objection on or before the dates specified in this paragraph shall be forever barred, estopped and enjoined from asserting any Claims in any manner against the Company or its Property or the Reorganized Company or its Property for any amounts in excess of the amount scheduled by the Company on the Schedule of Rejected Contracts for such contract or lease and the Company and the Reorganized Company shall be forever discharged from all indebtedness or liability with respect to such Claims for such excess amounts and such Holders shall be bound by the terms of the Plan.

  Treatment of Rejection Claims

        The U.S. Bankruptcy Court shall determine any Objections Filed in accordance with Section 7.4 of the Plan at a hearing to be held on a date to be determined by the U.S. Bankruptcy Court. Subject to any statutory limitation, including, but not limited to the limitations contained in Sections 502(b)(6) and 502(b)(7) of the U.S. Bankruptcy Code, any Claims arising out of the rejection of executory contracts and unexpired leases shall, pursuant to Section 502(g) of the U.S. Bankruptcy Code, be treated as Class 5 Claims in accordance with Section 4.7 of the Plan.

  Executory Contracts and Unexpired Leases Entered Into and Other Obligations Incurred After the Petition Date

        On the Effective Date, all contracts, leases, and other agreements entered into by the Company on or after the Petition Date, which agreements have not been terminated in accordance with their terms or been rejected on or before the Confirmation Date, shall revest in and remain in full force and effect as against the Reorganized Company and the other parties to such contracts, leases and other agreements.

  Indemnification Obligations

        To the extent not inconsistent with the Plan, any obligations of the Company or the Reorganized Company, pursuant to their respective organizational documents, applicable non-bankruptcy law or a specific agreement, to indemnify a Person with respect to all present and future actions, suits and proceedings against the Company, the Reorganized Company or such indemnified Person, based upon any act or omission related to service with, or for or on behalf of, the Company, the Reorganized Company shall survive Confirmation and shall not be impaired by Confirmation, except to the extent any such obligation has been released, discharged or modified pursuant to the Plan. Such indemnification obligations shall be performed and honored by the Reorganized Company, as applicable.

  Benefit Programs

        Notwithstanding anything to the contrary contained in the Plan, nothing in the Plan shall adversely affect the payment of any "retiree benefits" (as such term is defined in Section 1114(a) of the U.S. Bankruptcy Code) to the extent required by Section 1129(a)(13) of the U.S. Bankruptcy Code.

  Resolution of Disputed Claims

  Preservation of Rights

        Except as to applications for allowance of compensation and reimbursement of expenses under Sections 330 and 503 of the U.S. Bankruptcy Code, the Reorganized Company shall have the exclusive right to make and file objections to Administrative Claims, other Claims, Equity Interests and Old Other Equity Interests, subsequent to the Confirmation Date. Except to the extent that any Claim, Equity Interest or Old Other Equity Interest is Allowed in the Plan, nothing, including the failure of the Company or the Reorganized Company to object to a Claim, Equity Interest or Old Other Equity Interest for any reason during the pendency of the Chapter 11 Case, shall affect, prejudice, diminish or impair the rights and legal and equitable defenses of the Company or the Reorganized Company with respect to any Claim, Equity Interest or Old Other Equity Interest, including, but not limited to, all rights of the Company or Reorganized Company (i) to contest or defend themselves against such Claims, Equity Interests or Old Other Equity Interests in any lawful manner or forum when and if such Claim, Equity Interest or Old Other Equity Interest is sought to be enforced by the Holder thereof or (ii) in respect of legal and equitable defenses to setoffs or recoupments against Claims, Equity Interests or Old Other Equity Interests. The distributions provided for in Article IV of the Plan shall at all times be subject to Section 8.1 of the Plan and to Section 502(d) of the U.S. Bankruptcy Code.

  Objections to and Resolution of Claims, Administrative Claims, Equity Interests and Old Other Equity Interests

        Unless otherwise ordered by the U.S. Bankruptcy Court, the Reorganized Company shall file all objections to Claims (including Administrative Claims) that are the subject of proofs of claim or requests for payment filed with the U.S. Bankruptcy Court (other than applications for allowance of compensation and reimbursement of expenses under Sections 330 and 503 of the U.S. Bankruptcy Code) Equity Interests or Old Other Equity Interests and serve such objections upon the Holder as to which the objection is made as soon as is practicable, but, with respect to Claims (other than Administrative Claims) Equity Interests and Old Other Equity Interests, in no event later than one hundred and eighty (180) days after the Effective Date, or, in either case, such later date as may be approved by the U.S. Bankruptcy Court upon request made before or after expiration of such applicable objection period. All objections shall be litigated to Final Order; provided, however, that the Reorganized Company shall have the authority to compromise, settle, otherwise resolve or withdraw any objections without any requirement of approval by the U.S. Bankruptcy Court.

  Estimation of Claims

        The Company or the Reorganized Company, as applicable, may, at any time, request that the U.S. Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Section 502(c) of the U.S. Bankruptcy Code regardless of whether or not the Company or the Reorganized Company has previously objected to such Claim or the U.S. Bankruptcy Court has previously ruled on any such objection. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the U.S. Bankruptcy Court; provided, however, that commencing on the Effective Date the Reorganized Company may compromise, settle or resolve any such Claims without further approval of the U.S. Bankruptcy Court.

  Distributions Withheld for Disputed Unsecured Claims and Equity Interests

        Notwithstanding any other provision of the Plan, no payments or Distributions shall be made with respect to all or any portion of a Disputed Claim or Disputed Equity Interest unless and until some portion thereof has become an Allowed Claim or Allowed Equity Interest, respectively.

        On each applicable Distribution Date, the Disbursing Agent shall reserve for the benefit of Holders of Disputed Claims and Disputed Equity Interests (the "Reserve") the distributions to which the Holders of Disputed Claims and Disputed Equity Interests as of such Distribution Date would be entitled under the Plan if such Disputed Claims and Disputed Equity Interests were Allowed Claims and Allowed Equity Interests in the amounts of their Disputed Claims and Disputed Equity Interests, respectively, as if the Holders thereof had received such distributions on the Initial Distribution Date. Such amounts shall be determined by reference to the aggregate Face Amount of all Disputed Claims or Disputed Equity Interests as of such date. The Disbursing Agent shall maintain a register of all Disputed Claims and Disputed Equity Interests, the amounts upon which to base reserves for such Disputed Claims and Disputed Equity Interests pursuant to the preceding sentence and, where the property to be reserved is New UPC Common Stock, the number of shares of New UPC Common Stock to which the Holders of the Disputed Claims and Disputed Equity Interests would be entitled if such Disputed Claims and Disputed Equity Interests were Allowed Claims and Allowed Equity Interests, as applicable.

        The Holder of a Disputed Claim or Disputed Equity Interest that becomes an Allowed Claim or Allowed Equity Interest subsequent to the Initial Distribution Date shall receive Distributions of the applicable New UPC Common Stock or Cash previously reserved on account of such Claim or Equity Interest in the Reserve as soon as reasonably practicable following the allowance of any such Claim or Equity Interest. Notwithstanding the preceding sentence, none of the Company, the Reorganized Company, New UPC and the Disbursing Agent will be required to make a Distribution to any Holder of a Disputed Claim or Disputed Equity Interest upon resolution of such Holder's Disputed Claim or Disputed Equity Interest until the aggregate Distribution to be made is equal to or greater than €500,000 or 10,000 shares of New UPC Common Stock, as applicable. However, if the aggregate Distribution that would be required to be made to the Holders of all remaining Disputed Claims and Disputed Equity Interests if all of those remaining Disputed Claims or Disputed Equity Interests were to become Allowed Claims or Allowed Equity Interests, as the case may be, could not exceed either €500,000 or 10,000 shares of New UPC Common Stock, the Company, the Reorganized Company, New UPC or the Disbursing Agent will make such Distributions to the Holders of Disputed Claims or Disputed Equity Interests as soon as reasonably practicable after each Disputed Claim or Disputed Equity Interest is Allowed. Such Distributions shall be made in accordance with the Plan based upon the Distributions that would have been made to such holder under the Plan if the Disputed Claim or Disputed Equity Interest had been an Allowed Claim or Allowed Equity Interest, respectively, on or prior to the Effective Date.

        Upon any Disputed Claim or Disputed Equity Interest becoming a Disallowed Claim or Disallowed Equity Interest, respectively, in whole or in part, the Property, if any, reserved for the payment of or Distribution on the Disallowed portion of such Disputed Claim or Disputed Equity Interest (i) if in the form of Cash, shall revest in the Reorganized Company and no longer be subject to Distribution to Creditors or Equity Interest Holders and (ii) if in the form of New UPC Common Stock, shall either (A) be cancelled or (B) be returned to New UPC to be held as treasury shares and no longer be subject to Distribution to Holders of Claims or Equity Interests.

  Dutch Bankruptcy Case

        Nothing in the Plan shall impair the rights of the Company or the Administrator to contest any claim filed or otherwise asserted against the Company in the Dutch Bankruptcy Case.

  Conditions to Confirmation and Consummation of the Plan

  Conditions Precedent to Confirmation

        Confirmation is subject to the following conditions precedent:

  •
  the Confirmation Order shall be in form and substance reasonably acceptable to the Company, New UPC, UGC and the Participating Noteholders; provided that none of UGC, New UPC or the Participating Noteholders may request that the Confirmation Order contain a provision that is inconsistent with any of the provisions of the Restructuring Agreement; and

  •
  the Offer Memorandum, which is comprised of the Disclosure Statement and an offer memorandum supplement, has been submitted to the A-FM prior to the commencement of the Dutch Implementing Offer and generally made available to the Holders of the UPC Ordinary Shares A outside the United States to effectuate the Restructuring.

  Conditions Precedent to Consummation

        The Plan shall be consummated and the Effective Date shall occur if and only if the following conditions shall have occurred or shall have been duly waived (if waivable) pursuant to Section 11.3 of the Plan:

  •
  the Confirmation Order shall not have been vacated, reversed, stayed, modified, amended, enjoined or restrained by order of a court of competent jurisdiction and shall have become a Final Order;

  •
  the Akkoord shall have been adopted by the requisite majority of Ordinary Creditors and subsequently ratified by the Dutch Bankruptcy Court, all conditions to the effectiveness of the Akkoord shall have been satisfied or duly waived to the extent permitted therein, and the Dutch Bankruptcy Court's ratification of the Akkoord shall have become final and binding and no longer subject to appeal;

  •
  the UPC Voting Securities and Belmarken Notes held by the UGC Group shall have been contributed to the capital of New UPC;

  •
  the Company's shareholders shall have duly authorized the Shareholder Proposals at the Extraordinary General Meeting;

  •
  New UPC shall have issued sufficient shares of New UPC Common Stock to effect the Restructuring in accordance with the Plan;

  •
  New UPC shall have sold the Belmarken Notes to the capital of the Company;

  •
  the Dutch Implementing Offer shall have been declared unconditional;

  •
  all UPC Preference Shares A shall have been registered in the name of New UPC after giving effect to the consummation of the Restructuring or, in the event that the UPC Preference Shares A are not transferred to New UPC under the Plan, shall have been converted on a one-for-one basis into registered UPC Ordinary Shares A in accordance with Section 9.2(c) of the Plan, provided, however, that this condition shall be deemed satisfied unless, on or before the date that is ten (10) days prior to the date of the hearing to ratify the Akkoord, UGC or a Majority-in-Interest of the Participating Noteholders shall serve written notice on the other that such condition has not been satisfied;

  •
  UGC and the Holders of Class 4 Claims and Class 5 Claims shall have subscribed for and purchased for cash the total number of Subscription Shares of New UPC Common Stock pursuant to the New UPC Equity Purchase Rights and the UGC Subscription Commitment;

  •
  the Incentive Plan shall have been adopted by New UPC;

  •
  all documents and agreements required to be executed or delivered under the Plan, the Akkoord or the Restructuring Agreement on or prior to the Effective Date, including, without limitation, the Stockholders Agreement, shall have been executed and delivered by the parties thereto;

  •
  the U.S. Bankruptcy Court shall have entered an order (contemplated to be part of the Confirmation Order) authorizing and directing the Company and the Reorganized Company to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, indentures and other agreements or documents created, amended, supplemented, modified or adopted in connection with the Plan;

  •
  the Amended and Restated UPC Articles of Association, the Amended and Restated New UPC Certificate of Incorporation and the Amended and Restated New UPC By-Laws shall have been filed with the applicable authority of each entity's jurisdiction of incorporation or organization in accordance with such jurisdiction's applicable law;

  •
  all authorizations, consents and regulatory approvals required, if any, in order to consummate the Plan or the Akkoord shall have been obtained; and

  •
  no order of a court shall have been entered and shall remain in effect restraining the Company from consummating the Plan.

  Waiver of Conditions to Consummation

        The conditions to consummation in Section 11.2 of the Plan may be waived at any time by a writing signed by an authorized representative of the Company, New UPC and the Participating Noteholders, without notice or order of the U.S. Bankruptcy Court or any further action other than proceeding to consummation of the Plan.

  Legal Effect of Confirmation of the Plan

  Discharge

        To the fullest extent permitted by applicable law (including, without limitation, Section 105 of the U.S. Bankruptcy Code), and except as otherwise provided in the Plan or in the Confirmation Order: (A) all property distributed under the Plan shall be in consideration for, and in complete satisfaction, settlement, discharge and release of, all Claims of any nature whatsoever against, Equity Interests in, or Old Other Equity Interests in, the Company, the Reorganized Company, the Estate or any of their assets or properties and, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, Equity Interests or Old Other Equity Interests, upon the Effective Date, except as otherwise set forth in the Plan, (i) the Company shall be deemed discharged and released under Section 1141(d)(1)(A) of the U.S. Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Confirmation Date, debts (as such term is defined in Section 101(12) of the U.S. Bankruptcy Code), Liens, security interests, and encumbrances of and against all Property of the Estate, the Company and its Affiliates, that arose before the Confirmation Date, including without limitation, all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the U.S. Bankruptcy Code, whether or not (a) such Claim has been Allowed pursuant to Section 502 of the U.S. Bankruptcy Code, or (b) the Holder of such Claim has voted to accept the Plan and (ii) all interests of the Holders of Equity Interests and, to the extent permitted under applicable law, Old Other Equity Interests shall be terminated; and (B) as of the Confirmation Date, (x) all Persons, including, without limitation, all Holders of Claims, Equity Interests or Old Other Equity Interests, shall be barred and enjoined from asserting against the Company or the Reorganized Company, their successors or their property any other or further Claims, debts, rights, Causes of Action, liabilities or Equity Interests relating to the Company based upon any act, omission, transaction or other activity of any nature that occurred prior to the Confirmation Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation

Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and other debts and liabilities against the Company and termination of all Equity Interests and, to the extent permitted under applicable law, Old Other Equity Interests, pursuant to Sections 524 and 1141 of the U.S. Bankruptcy Code, and such discharge and termination shall void any judgment obtained against the Company at any time, to the extent that such judgment relates to a discharged Claim or terminated Equity Interest or Old Other Equity Interest. In particular, Confirmation shall permanently enjoin all Holders of Claims against, or Equity Interests in, the Company or any other party in interest from taking any action whatsoever, whether within or outside of the United States, including, without limitation, in connection with the Dutch Bankruptcy Case, that in any way is inconsistent with or contrary to the classification and/or treatment of Claims, Equity Interests or Old Other Equity Interests under this Plan, and all Holders are bound by the Plan. Notwithstanding the foregoing, Section 12.1 of the Plan shall not affect the rights of New UPC with respect to any Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares or UPC Ordinary Shares A, transferred to it in accordance with the Plan.

  Injunction

        Except as otherwise expressly provided for in the Plan or the Confirmation Order and to the fullest extent authorized or provided by the U.S. Bankruptcy Code, including Sections 524 and 1141 thereof, Confirmation shall, provided that the Effective Date occurs, permanently enjoin all Persons that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Equity Interest, Old Other Equity Interest or other right of an equity security Holder that is Impaired or terminated pursuant to the terms of the Plan from taking any of the following actions against the Company, the Reorganized Company or their property on account of any such discharged Claims, debts or liabilities or such terminated Equity Interests, Old Other Equity Interests or rights: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind; (b) enforcing, levying, attaching, collecting or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree or order; (c) creating, perfecting or enforcing in any manner, directly or indirectly, any Lien or encumbrance of any kind; (d) asserting any setoff, offset, right of subrogation or recoupment of any kind, directly or indirectly, against any debt, liability or obligation due to the Company or the Reorganized Company; and/or (e) proceeding in any manner in any place whatsoever, including employing any process, that does not conform to or comply with or is inconsistent with the provisions of the Plan.

  Exculpation

        None of UGC, UGC Holdings, the Company, the Reorganized Company, New UPC, the Administrator, the Committee, any Participating Noteholder, any Indenture Trustee any Holder of UPC Notes, UPC Preference Shares A, UPC Priority Shares or UPC Ordinary Shares A, or any of the foregoing's respective current or former officers, directors, Subsidiaries, Affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors, accountants and agents, or any of their respective successors and assigns (collectively, the "Exculpated Parties"), or any of their respective property, shall have or incur any liability to any Holder of a Claim, an Equity Interest or an Old Other Equity Interest, or any other party in interest, or any of their respective officers, directors, Subsidiaries, Affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors and agents, or any of their respective successors and assigns, and their respective property, for any act or omission in connection with, relating to, or arising out of, the Restructuring, the Moratorium Petition, the Chapter 11 Case, the solicitation of acceptances of the Plan or the Akkoord, the pursuit of Confirmation or the acceptance of the Akkoord, the consummation of the Plan or the Akkoord, or the administration of the Plan or the Akkoord or the property to be distributed under the Plan or the Akkoord, except (i) for their gross negligence or willful misconduct, (ii) solely in the case of attorneys, to the extent that such exculpation would violate any applicable professional disciplinary rules, including Disciplinary Rule 6-102 of the Code of Professional Conduct, (iii) solely in the case of the Company, New

UPC, UGC or any Participating Noteholder, for failure to comply with, or breach of such Person's obligations, under the Plan, the Akkoord or the Restructuring Agreement, and (iv) solely in the case of the Indenture Trustee, for failure to comply with, or breach of such Person's obligations under, the Indentures, and in all respects (x) the Company, New UPC, UGC and the Participating Noteholders shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan, the Akkoord and the Restructuring Agreement and (y) the Indenture Trustee shall be entitled to reasonably rely upon the advice of counsel with respect to its duties and responsibilities under the Indenture.

        Furthermore, notwithstanding any other provision of the Plan or the Akkoord, no Holder of a Claim, Equity Interest or Old Other Equity Interest, no other party in interest, none of their respective current or former officers, directors, Subsidiaries, Affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors, accountants and agents, or any of their respective successors and assigns, and their respective property, shall have any right of action, demand, suit or proceeding against UGC, UGC Holdings, the Company, the Reorganized Company, New UPC, the Administrator, each Participating Noteholder, any Indenture Trustee, each Holder of UPC Notes, the Belmarken Notes, the UPC Preference Shares A, the UPC Priority Shares or the UPC Ordinary Shares A and each of the foregoing's respective current or former officers, directors, Subsidiaries, Affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors and agents, or any of their respective successors and assigns, and their respective property, for any act or omission in connection with, relating to, or arising out of, the Restructuring, the Moratorium Petition, the Chapter 11 Case, the solicitation of acceptances of the Plan or the Akkoord, the pursuit of Confirmation or the acceptance of the Akkoord, the consummation of the Plan or the Akkoord, or the administration of the Plan or the Akkoord or the property to be distributed under the Plan or the Akkoord, except (i) for their gross negligence or willful misconduct, (ii) solely in the case of attorneys, to the extent that such exculpation would violate any applicable professional disciplinary rules, including Disciplinary Rule 6-102 of the Code of Professional Conduct, (iii) solely in the case of UPC, New UPC, UGC or any Participating Noteholder, for failure to comply with, or breach of such Person's obligations under, the Plan, the Akkoord or the Restructuring Agreement and (iv) solely in the case of the Indenture Trustee, for failure to comply with, or breach of such Person's obligations under, the Indentures, and in all respects (x) UPC, New UPC, UGC and the Participating Noteholders shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan, the Akkoord, and the Restructuring Agreement and (y) the Indenture Trustee shall be entitled to reasonably rely upon the advice of counsel with respect to its duties and responsibilities under the Indentures.

  Releases

        Effective on the Confirmation Date, but subject to the occurrence of the Effective Date, UGC, UGC Holdings, the Company, the Reorganized Company, New UPC, the Administrator, each Participating Noteholder, any Indenture Trustee each Holder of UPC Notes, and each of the foregoing's respective current or former officers, directors, Subsidiaries, Affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors and agents, or any of their respective successors and assigns, and their respective property, shall be released from any and all claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings and liabilities which the Company or any Holder of a Claim against, Equity Interest in, or Old Other Equity Interest in, the Company may be entitled to assert, under the Laws of the U.S. or The Netherlands or any political subdivision of either of them, whether for fraud, tort, contract, violations of applicable securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, based in whole or in part upon any act, omission, transaction, state of facts, circumstances or other occurrence or failure of an event to occur, taking place before the Confirmation Date and in any way relating to the Company, the Reorganized Company, New UPC, the issuance, purchase or sale of the Belmarken Notes, the UPC Notes, the UPC Preference Shares A, the UPC Priority Shares or the UPC

Ordinary Shares A, the Restructuring, the Chapter 11 Case, the Moratorium Petition, the Plan, or the Akkoord; provided, however, that nothing herein shall release any Person from any claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings or liabilities based upon any act or omission arising out of such Person's gross negligence or willful misconduct; provided further that nothing herein shall release (i) the Company, New UPC, UGC or any Participating Noteholder from any claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings or liabilities based upon such Person's failure to comply with, or breach of such Person's obligations under, the Plan, the Akkoord or the Restructuring Agreement or (ii) the Indenture Trustee from any claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings or liabilities based upon such Person's failure to comply with, or breach of such Person's obligations under, the Indentures; provided further that to the extent that, on the Effective Date, New UPC is the holder of any Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares or UPC Ordinary Shares A, whether obtained through the Dutch Implementing Offer and the Plan or otherwise, the Claims and Equity Interests represented by such Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares and UPC Ordinary Shares A held by New UPC will not be released, but will instead remain outstanding. Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, all holders of Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares and UPC Ordinary Shares A shall be deemed to release, and shall be permanently enjoined from bringing, maintaining, facilitating or assisting any action, demand, suit or proceeding against the Company, the Reorganized Company, New UPC and their respective current or former officers, directors, Subsidiaries, Affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors and agents, or any of their respective successors and assigns, and their respective property, in respect of any claims, obligations, rights, causes of action, demands, suits, proceedings and liabilities related to, or arising from, any and all claims or interests arising under, in connection with, or related to the Belmarken Notes, the UPC Notes, the UPC Preference Shares A, the UPC Priority Shares, the UPC Ordinary Shares A, or the issuance, purchase, or sale thereof; provided that such release and injunction shall not be binding on New UPC to the extent of New UPC's claims and interests solely against the Company on account of any Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares or UPC Ordinary Shares A held by New UPC, whether obtained through the Dutch Implementing Offer and the Plan or otherwise.

        Nothing in the Plan shall effect a release in favor of any released party from any liability arising under (i) the Internal Revenue Code, or any state, city or municipal tax code, (ii) the environmental laws of the United States, any state, city or municipality, or (iii) any criminal laws of the United States, any state, city or municipality; nor shall anything in the Plan enjoin the United States government or any state, city or municipality, as applicable, from bringing any claim, suit, action or other proceeding against any released party for any liability arising under (i) the Internal Revenue Code, or any state, city or municipal tax code, (ii) the environmental laws of the United States, any state, city or municipality, or (iii) any criminal laws of the United States, any state, city or municipality; provided, however, that this paragraph shall in no way affect or limit the discharge granted to the Debtor under Chapter 11 of the U.S. Bankruptcy Code and pursuant to Section 12.1 of the Plan.

        Solely in the case of attorneys, nothing in the Plan shall effect a release from any liability arising under any applicable professional disciplinary rule, including Disciplinary Rule 6-102 of the Code of Professional Conduct.

  Binding Effect of Plan

        The provisions of the Plan shall be binding upon and inure to the benefit of the Company, the Estate, the Reorganized Company, any Holder of any Claim, Equity Interest or Old Other Equity Interest treated herein or any Person named or referred to in the Plan, the Indenture Trustee and each of their respective heirs, executors, administrators, representatives, predecessors, successors, assigns, agents, officers and directors, and, to the fullest extent permitted under the U.S. Bankruptcy Code and other applicable law, each other Person affected by the Plan.

  Indemnification

        To the extent not inconsistent with the Plan or the Confirmation Order and to the fullest extent permitted by applicable law, including, but not limited to, the extent provided in the Company's, the Reorganized Company's or New UPC's constituent documents, contracts (including, but limited to, any indemnification agreements), statutory law or common law, the Reorganized Company and New UPC shall indemnify, hold harmless and reimburse the Exculpated Parties from and against any and all losses, claims, Causes of Action, damages, fees, expenses, liabilities and actions: (A) for any act taken or omission made in good faith in connection with or in any way related to negotiating, formulating, implementing, confirming or consummating the Plan, the Akkoord, the Disclosure Statement, the Restructuring Agreement or any contract, instrument, release or other agreement or document created in connection with the Plan or the Akkoord or the administration of the Chapter 11 Case or the Dutch Bankruptcy Case; or (B) for any act or omission in connection with or arising out of the administration of the Plan or the Akkoord or the property to be distributed under the Plan or the Akkoord or the operations or activities of the Company, the Reorganized Company or New UPC, and any Claims of any such Exculpated Party against the Reorganized Company or New UPC, as applicable, on account of such indemnification obligations shall be unaltered and Unimpaired within the meaning of Section 1124(l) of the U.S. Bankruptcy Code, except that neither the Reorganized Company nor New UPC shall have any obligation to indemnify any Exculpated Party for any acts or omissions that constitute gross negligence or willful misconduct, provided, however, that upon request of an Exculpated Party covered by this section, the Reorganized Company and New UPC shall advance amounts to cover any and all losses, claims, Causes of Action, damages, fees, expenses, liabilities and actions; provided further, that if a court of a competent jurisdiction determines that such Exculpated Party is not entitled to the amounts that were advanced, such Exculpated Party shall return the funds to the Reorganized Company or New UPC, as applicable. Such indemnification obligations shall survive unaffected by Confirmation, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

  Term of Injunctions or Stays

        Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under Sections 105(a) or 362 of the U.S. Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

  Preservation of Insurance

        Except as necessary to be consistent with the Plan, the Plan and the discharge provided in the Plan shall not diminish or impair (A) the enforceability of insurance policies that may cover Claims against the Company or any other Person or (B) the continuation of workers' compensation programs in effect, including self-insurance programs.

  Waiver of Subordination Rights

        Any distributions under the Plan shall be received and retained free of and from any obligations to hold or transfer the same to any other Creditor, and shall not be subject to levy, garnishment, attachment or other legal process by any Holder by reason of claimed contractual subordination rights, and the Confirmation Order shall constitute an injunction enjoining any Person from enforcing or attempting to enforce any contractual, legal or equitable subordination rights to Property distributed under the Plan, in each case other than as provided in the Plan.

  No Successor Liability

        Except as otherwise expressly provided in the Plan, the Company and the Reorganized Company do not, pursuant to the Plan or otherwise, assume, agree to perform, pay, or indemnify Creditors or otherwise have any responsibilities for any liabilities or obligations of the Company relating to or arising out of the operations or assets of the Company, whether arising prior to, on, or after the Confirmation Date. The Reorganized Company is not, and shall not be, a successor to the Company by reason of any theory of law or equity, and shall not have any successor or transferee liability of any kind or character, except that the Reorganized Company shall assume the obligations specified therefor in the Plan and the Confirmation Order.

  Retention of Jurisdiction

  Continuing Jurisdiction of U.S. Bankruptcy Court

        Notwithstanding Confirmation and the occurrence of the Effective Date, the U.S. Bankruptcy Court shall retain after the Effective Date jurisdiction of all matters arising out of, arising in or related to, the Chapter 11 Case to the fullest extent permitted by applicable law, including, without limitation, jurisdiction to:

  •
  classify or establish the priority or secured or unsecured status of any Claim, Equity Interest or Old Other Equity Interest (whether Filed before or after the Effective Date and whether or not contingent, Disputed or unliquidated) or resolve any dispute as to the treatment necessary to Reinstate such a Claim pursuant to the Plan;

  •
  allow, disallow, determine, liquidate or estimate any Claim, Equity Interest or Old Other Equity Interest, including the compromise, settlement and resolution of any request for payment of any such Claim and the resolution of any Objections to the allowance of any such Claims, Equity Interests or Old Other Equity Interests, and to hear and determine any other issue presented hereby or arising hereunder, including during the pendency of any appeal relating to any Objection to such Claims or Equity Interests;

  •
  grant or deny any applications for allowance of compensation or reimbursement of expenses pursuant to Sections 330, 331 or 503(b) of the U.S. Bankruptcy Code or otherwise provided for in the Plan, for periods ending on or before the Effective Date;

  •
  determine and resolve any and all controversies arising in connection with the Chapter 11 Case relating to the rights and obligations of the Indenture Trustee, the Disbursing Agent and any voting agent and/or claims agent retained by the Company in connection with the Chapter 11 Case, including, without limitation, any dispute arising in connection with the payment of the reasonable fees and expenses of the Indenture Trustee, the Disbursing Agent, such voting agent and/or claims agent in connection with their duties in the Chapter 11 Case;

  •
  enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

  •
  determine such other matters and for such other purposes as may be provided in the Confirmation Order;

  •
  hear and determine any other matters related hereto and not inconsistent with Chapter 11 of the U.S. Bankruptcy Code;

  •
  continue to enforce the automatic stay and any stay imposed under Section 105(a) of the U.S. Bankruptcy Code through the Effective Date;

  •
  hear and determine (i) disputes arising in connection with the interpretation, implementation or enforcement of the Plan or (ii) issues presented or arising under the Plan, including disputes among Holders and arising under agreements, documents or instruments executed in connection with the Plan;

  •
  enter a final decree closing the Chapter 11 Case or converting it to a Chapter 7 case;

  •
  determine and resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which the Company is a party or with respect to which the Company may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

  •
  ensure that all payments due under the Plan and performance of the provisions of the Plan are accomplished as provided herein (including by the approval of additional, supplemental or modified distribution procedures or otherwise) and resolve any issues relating to distributions to Holders of Allowed Claims or Allowed Equity Interests pursuant to the provisions of the Plan;

  •
  construe, take any action and issue such orders, prior to and following the Confirmation Date and consistent with Section 1142 of the U.S. Bankruptcy Code, as may be necessary for the enforcement, implementation, execution and consummation of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, including, without limitation, the Disclosure Statement and the Confirmation Order, for the maintenance of the integrity of the Plan and protection of the Reorganized Company in accordance with Sections 524 and 1141 of the U.S. Bankruptcy Code following consummation;

  •
  determine any other matters that may arise in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided in the Plan;

  •
  determine and resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation, implementation or enforcement of the Plan (and all Exhibits to the Plan) or the Confirmation Order, including the indemnification and injunction provisions set forth in and contemplated by the Plan or the Confirmation Order, or any Person's rights arising under or obligations incurred in connection therewith;

  •
  hear any application of the Company, the Reorganized Company or New UPC to modify the Plan before or after the Effective Date pursuant to Section 1127 of the U.S. Bankruptcy Code and Section 14.3 of the Plan or modify the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any U.S. Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the U.S. Bankruptcy Code and the Plan;

  •
  issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation, implementation or enforcement of the Plan or the Confirmation Order;

  •
  recover all assets of the Company and its Estate, wherever located;

  •
  hear and determine any motions, applications, adversary proceedings, contested matters and other litigated matters pending on, Filed or commenced after the Effective Date that may be commenced by the Company thereafter, including proceedings with respect to the rights of the Company to recover Property under Section 542, 543 or 553 of the U.S. Bankruptcy Code or to otherwise collect to recover on account of any claim or Cause of Action that the Company may have; and

  •
  hear any other matter not inconsistent with the U.S. Bankruptcy Code.

  Failure of U.S. Bankruptcy Court to Exercise Jurisdiction

        If the U.S. Bankruptcy Court abstains from exercising or declines to exercise jurisdiction over any matter related to the Company, including with respect to the matters set forth in Section 13.1 of the Plan, Article XIII of the Plan shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such subject matter.

  Other Provisions

  Revocation or Withdrawal of the Plan

        The Company reserves the right, at any time prior to substantial consummation of the Plan, to revoke or withdraw the Plan, but only to the extent that the Company could terminate the Restructuring Agreement under Article XI of the Restructuring Agreement. If the Plan is revoked or withdrawn, if the Confirmation Date does not occur or if Confirmation occurs, but the Effective Date does not occur, then the Plan shall be null and void and have no force and effect. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Company or any other Person or to prejudice in any manner the rights of the Company or any Person in any further proceedings involving the Company.

  Modification of the Plan

        The Company and New UPC may alter, amend or modify the Plan in accordance with Section 1127 of the U.S. Bankruptcy Code or as otherwise permitted; provided, however, that neither the Company nor New UPC may modify the Plan without the consent of the other or, to the extent required in Section 5.3(b) of the Restructuring Agreement, the consent of a Majority-in-Interest of the Participating Noteholders.

  Severability of Plan Provisions

        Should the U.S. Bankruptcy Court determine, prior to the Confirmation Date, that any provision of the Plan is either illegal on its face or illegal as applied to any Claim, Equity Interest or Old Other Equity Interest, such provision shall be unenforceable as to all Holders of Claims, Equity Interests or Old Other Equity Interests or to the specific Holder of such Claim, Equity Interest or Old Other Equity Interest, as the case may be, as to which such provision is illegal. Unless otherwise determined by the U.S. Bankruptcy Court, such a determination of unenforceability shall in no way limit or affect the enforceability and operative effect of any other provision of the Plan. The Company reserves the right not to proceed with Confirmation or consummation of the Plan if any such ruling occurs.

  Payment of Statutory Fees

        All U.S. Trustee's Fee Claims, as determined, if necessary, by the U.S. Bankruptcy Court, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date, but before the closing of the Chapter 11 Case, shall be paid by the Reorganized Company.

  Dissolution of Committees

        On the Effective Date, any Committee shall be automatically dissolved and all members, Professionals and agents of such Committee shall be deemed released of their duties, responsibilities and obligations, and shall be without further duties, responsibilities and authority in connection with the Company, the Chapter 11 Case, the Plan or its implementation.

  Continued Confidentiality Obligations

        Pursuant to the terms thereof, members of and advisors to any Committee, any other Holder of a Claim, Equity Interest or Old Other Equity Interest and their respective predecessors, successors and assigns shall continue to be obligated and bound by the terms of any confidentiality agreement executed by them in connection with the Chapter 11 Case or the Company, to the extent that such agreement, by its terms, may continue in effect after the Confirmation Date, provided, however, that the confidentiality agreements with the Participating Noteholders and their advisors shall terminate on the Effective Date and be of no further force and effect.

  Entire Agreement

        Upon consummation of the Plan, the Plan and the documents executed and delivered on the Effective Date and in consummation of the Plan shall be deemed to set forth the entire agreement and undertakings relating to the subject matter thereof and shall supersede all prior discussions and documents related thereto, including the Restructuring Agreement. The Company shall not be bound by any terms, conditions, definitions, warranties, understandings, or representations with respect to the subject matter thereof, other than as expressly provided for therein or as may hereafter be agreed to by the parties in writing.

  Waiver

        The Company or the Reorganized Company, as applicable, reserves the right to waive any provision of the Plan to the extent such provision is for the sole benefit of the Company and/or its officers or directors.

  Bar Date for Professional Claims

        Final applications for compensation for services rendered and reimbursement of expenses incurred by Professionals (a) from the later of the Petition Date or the date on which retention was approved through the Effective Date or (b) pursuant to Section 503(b)(4) of the Bankruptcy Code, shall be Filed no later than sixty (60) days after the Effective Date or such later date as the Bankruptcy Court approves, and shall be served on (i) counsel to the Company at the address set forth in Section 14.9 of the Plan, (ii) counsel to New UPC at the address set forth in Section 14.9 of the Plan, (iii) counsel to the Participating Noteholders at the address set forth in Section 14.9 of the Plan, and (iv) the Office of the United States Trustee at the address set forth in Section 14.9 of the Plan. Any objections to an application for the payment of Professional Claims must be filed and served on the Reorganized Company and its counsel and the requesting Professional no later than twenty-five (25) days (or such longer period as may be granted by order of the Bankruptcy Court) after the date on which such application was served. Applications that are not timely Filed will not be considered by the Court. The Reorganized Company may pay any Professional fees and expenses incurred after the Effective Date without any application to the Bankruptcy Court.

Voting on, and Confirmation of, the Plan

  Overview of Voting in Chapter 11

        In Chapter 11, the right to vote on a plan of reorganization is determined by the treatment that a particular holder of a claim or equity interest receives under the plan. If the holder of a claim or equity interest is unimpaired under a plan, the holder is deemed to accept the plan and it is therefore unnecessary to solicit such holder's vote on the plan. Similarly, it is not necessary to solicit a vote from a holder of a claim or equity interest who is not entitled to receive or retain any property under a plan and such holder is deemed to reject the plan under the U.S. Bankruptcy Code. However, if an impaired holder of a claim or equity interest is entitled to receive property under the plan, then such holder is not deemed to automatically accept or reject the plan and is entitled to vote thereon.

        Chapter 11 of the U.S. Bankruptcy Code, however, does not require each holder of a claim or equity interest in a voting class to vote in favor of a plan of reorganization in order for a bankruptcy court to confirm the plan. Instead, acceptance or rejection of a plan is determined based on whether classes of claims or equity interests vote to accept or reject the plan. In order for a plan to be confirmed (a) absent a "cramdown" (as discussed below), each class of claims or interests must either (i) be unimpaired under the plan or (ii) vote to accept the plan and (b) at least one class of claims that is impaired must vote to accept the plan, determined without including any acceptance of the plan by any insider in such class of impaired claims. In turn, in order for a particular class to accept a plan, acceptances must be received:

  •
  if such class is a class of claims against a debtor, from the holders of claims constituting at least two-thirds (2/3) in dollar amount of the allowed claims actually voted in such class and more than one-half (1/2) in number of the allowed claims actually voted in such class, or

  •
  if such class is a class of equity interests in a debtor, from the holders of at least two-thirds (2/3) in amount of the allowed equity interests actually voted in such class.

  Parties Entitled to Vote on the Plan

  Unimpaired Classes

        Class 1 (Miscellaneous Secured Claims), Class 2 (Classified Priority Claims) and Class 3 (Critical Creditor Claims) are not impaired under the Plan and, pursuant to Section 1126(f) of the U.S. Bankruptcy Code, are conclusively deemed to have accepted the Plan without the necessity of a solicitation of the members of such Classes.

  Non-Voting Impaired Classes

        Class 10 (Old Other Equity Interests) is deemed to reject the Plan without the necessity of a solicitation of the members of such Class pursuant to Section 1126(g) of the U.S. Bankruptcy Code because the Holders in such Class will not receive or retain any property under the Plan.

  Voting Impaired Classes

        Classes 4 (Belmarken Notes Claims), 5 (UPC Notes Claims and General Unsecured Claims), 6 (UPC Preference Shares A), 7 (UPC Priority Shares), 8 (UPC Ordinary Shares A (including UPC Ordinary Shares A in the form of UPC ADSs)) and 9 (Equity Securities Claims) are the only Impaired Classes under the Plan from whom the Company believes the solicitation of acceptances is required. As discussed above, Section 1129(a)(10) of the U.S. Bankruptcy Code provides that if any classes of claims are impaired under a plan, the plan cannot be confirmed unless at least one such impaired class of claims has voted to accept the plan (without counting any acceptances of the plan by any insiders in such class). Because Class 4 (Belmarken Notes Claims), Class 5 (UPC Notes Claims and General Unsecured Claims) and Class 9 (Equity Securities Claims) are the only Impaired Classes of Claims under the Plan, the affirmative vote of the Holders of at least one such Class of Claims (without counting any acceptances of the Plan by any insiders, including, without limitation, the UGC Group, in such Class) is necessary for confirmation of the Plan. However, because UGC, an insider of the Company, is the only member of Class 4 (Belmarken Notes Claims), approval of the Plan by this Class cannot count towards the satisfaction of this requirement. Thus, the affirmative vote of either Class 5 (UPC Notes Claims and General Unsecured Claims) or Class 9 (Equity Securities Claims) (in either case, without counting any acceptances of the Plan by any insiders, including, without limitation, the UGC Group, in such Class) is required for confirmation of the Plan.

  Voting Procedures

        In light of the concurrent U.S. Bankruptcy Case and Dutch Bankruptcy Case, the Company proposes to solicit simultaneously from those Holders of Claims against the Debtor who are entitled under Dutch law to vote on the Akkoord both a vote on the Plan and a vote on the Akkoord. The latter will be effected, in accordance with standard Dutch practice, through the solicitation of irrevocable proxies or voting instructions and related powers of attorney (with power of substitution) by such Holders to Mr. Rob Abendroth of Allen & Overy, Amsterdam, the Company's Dutch counsel, to file such Holder's Claim in the Dutch Bankruptcy Case and vote such Holder's Claim in favor of the Akkoord. The Dutch Akkoord claim and voting proxy materials will be distributed in the same solicitation packages as the Ballots. Please note, however, that if an Ordinary Creditor files a Claim in the Dutch Bankruptcy Court, either directly or by proxy, such Ordinary Creditor's name will be placed on the list of Ordinary Creditors that will be deposited at the Dutch Bankruptcy Court Clerk's Office and will be available for inspection by the public.

        Each Voting Party received with this Disclosure Statement a Ballot for the purpose of voting to accept or reject the Plan. After carefully reviewing this Disclosure Statement, including the Annexes hereto, each such Voting Party that wishes to vote on the Plan should complete and execute its Ballot, check the box indicating whether it accepts or rejects the Plan and, except as set forth below, return such Ballot in the pre-addressed envelope. Ballots (and Master Ballots cast on behalf of beneficial holders of UPC Notes or UPC ADSs) must be submitted so that they are actually received by the appropriate Voting Agent on or before the Voting Deadline (February 14, 2003 at 5:00 p.m. (New York City Time) (unless extended by the Company and New UPC) (subject to court approval, as necessary)) at the following addresses:

Securities Voting Agent	Nonsecurities Voting Agent

Innisfree M&A Incorporated	Bankruptcy Services LLC
By regular mail, messenger	By regular mail:
or overnight courier:	United Pan-Europe Communications Ballot Processing
Attn: UPC Ballot Tabulation	P.O. Box 5014
501 Madison Avenue, 20th Floor	FDR Station
New York, NY 10022	New York, NY 10150-5014
United States of America	United States of America
Telephone:	By messenger or overnight courier:
1-877-750-2689	United Pan-Europe Communications Ballot Processing
(within the United States)	c/o Bankruptcy Services LLC
70 East 55th Street
+1-412-209-1704	New York, NY 10022-3222
(outside the United States)	United States of America
Telephone:
1-888-498-7765
(within the United States)
+1-212-376-8998
(outside the United States)

        The Company will make a public announcement of any extension of the Voting Deadline by release to the Dow Jones News Service prior to 9:00 a.m., New York City Time, on the next Business Day following the previously scheduled Voting Deadline. The Company will notify the Voting Agents of any extension by oral or written notice. Any Voting Party, other than those who have signed the Restructuring Agreement (unless in accordance with the terms thereof), may change its vote on the Plan and the Akkoord at any time prior to the Voting Deadline. Thereafter, votes may not be changed except to the extent authorized by the U.S. Bankruptcy Court.

        To the extent that any such Holder holds Claims or Equity Interests in more than one Class, such Holder will receive a separate Ballot for each such Claim or Equity Interest.

        The Company does not intend to solicit votes on the Plan from Holders of Miscellaneous Secured Claims, Classified Priority Claims, Critical Creditor Claims and Old Other Equity Interests because the Holders thereof either are unimpaired or are deemed to reject the Plan. Therefore, Ballots are not being transmitted to such Holders.

        If the Voting Party is a beneficial holder, but not a registered record holder, and received his or her Ballot from an Intermediary who holds UPC Notes or UPC ADSs on his or her behalf, he or she should return his or her Ballot to his or her Intermediary in accordance with the instructions received with his or her Ballot. The Intermediaries will, in turn, submit summary Master Ballots to the appropriate Voting Agent which reflect the votes of the beneficial holders on whose behalf such Intermediaries hold UPC Notes or UPC ADSs. Any Ballot returned by a beneficial holder to an Intermediary will not be counted for purposes of voting on the Plan until such Intermediary properly completes and delivers a Master Ballot to the Securities Voting Agent that reflects the vote of such beneficial holder. Master Ballots also must be returned so that they are actually received by the Securities Voting Agent at the above address on or before the Voting Deadline.

        If any beneficial holder owns UPC Notes or UPC ADSs through more than one Intermediary, such beneficial holder may receive multiple mailings containing Ballots. The beneficial holder should execute a separate Ballot for each block of UPC Notes or UPC ADSs that it holds through any particular Intermediary and return each Ballot to the respective Intermediary in the return envelope provided. Beneficial holders who execute multiple Ballots with respect to UPC Notes or UPC ADSs held through more than one Intermediary must indicate on each Ballot the names of ALL such other Intermediaries and the additional amounts of UPC Notes or UPC ADSs held and voted by such beneficial holder. If a beneficial holder owns a portion of its UPC Notes or UPC ADSs through an Intermediary and another portion as a record holder, the beneficial holder should, with respect to the portion held as a record holder, complete the appropriate Ballot and return it to the Securities Voting Agent and, with respect to the portion held through an Intermediary, complete the appropriate Ballot and return it to the Intermediary.

        Subject to any applicable order of the U.S. Bankruptcy Court, the Company will decide any and all questions affecting the validity of any Ballot or Master Ballot submitted, which decision will be final and binding. To that end, the Company may reject any Ballots or Master Ballots that are not in proper form or that the Company's counsel believes would be unlawful or were submitted in bad faith. Any Ballot which is executed by a Holder of Claims or Equity Interests but does not indicate an acceptance or rejection of the Plan or indicates both an acceptance and rejection of the Plan shall not be counted as a vote on the Plan. Any Master Ballot which, with respect to a particular Claim or Equity Interest, indicates neither an acceptance nor a rejection of the Plan or that indicates both an acceptance and rejection of the Plan shall not be counted as to such Claim or Equity Interest.

        Only originally signed Ballots or Master Ballots will be counted. Neither copies of nor facsimile Ballots or Master Ballots will be accepted. If a Ballot or Master Ballot, as applicable, is not actually received by the appropriate Voting Agent on or before the Voting Deadline, such Ballot or Master Ballot will not be counted. Please follow the directions contained on the enclosed Ballot or Master Ballot carefully.

        If a Holder or an Intermediary has any questions about the Disclosure Statement, the Plan or the procedure for voting, did not receive a Ballot or Master Ballot, as applicable, received a damaged Ballot or Master Ballot, as applicable, lost his or her Ballot or Master Ballot, as applicable, or, in the case of an Intermediary, requires additional copies of the Disclosure Statement and/or Ballots for distribution to beneficial holders, he or she should call, as applicable, (i) the Securities Voting Agent—Innisfree M&A Incorporated at 501 Madison Avenue, New York, NY 10022, United States of America, tel. 1-877-750-2689 or, from outside the United States, tel. +1-412-209-1704, (ii) the Nonsecurities Voting Agent—Bankruptcy

Services LLC by regular mail at United Pan-Europe Communications Ballot Processing, P.O. Box 5014, FDR Station, New York, NY 10150-5014, United States of America, by messenger or overnight courier at United Pan-Europe Communications Ballot Processing, c/o Bankruptcy Services LLC, 70 East 55th Street, New York, NY 10022-3222, United States of America, or tel. 1-888-498-7765, or, from outside the United States, tel. +1-212-376-8998, or (iii) his or her Intermediary.

        If a registered Holder does not hold for its own account, then it is required to provide promptly copies of this Disclosure Statement and appropriate Ballots to its customers and beneficial owners. Any beneficial owner who has not received a Ballot should contact his or her Intermediary or Innisfree M&A Incorporated, as applicable.

        Any Voting Party, other than those who have signed the Restructuring Agreement, may change its vote on the Plan at any time prior to the Voting Deadline. Thereafter, votes may not be changed except to the extent authorized by the U.S. Bankruptcy Court.

        It is important that all Voting Parties vote because, under the U.S. Bankruptcy Code, for purposes of determining whether the requisite acceptances of a particular class have been received, only Holders in such class who actually vote will be counted. Accordingly, failure by a Voting Party to submit a duly completed and signed Ballot will be deemed to constitute an abstention by such Voting Party with respect to the vote on the Plan. Abstentions, either as a result of submitting a Ballot that has not been fully completed or signed or by not submitting a Ballot on a timely basis, shall not be counted as a vote on the Plan.

  Confirmation of the Plan

        In addition to a finding as to the receipt of the necessary acceptances of the Plan, for the Plan to be confirmed, Section 1129 of the U.S. Bankruptcy Code requires that the U.S. Bankruptcy Court make a series of determinations concerning the Plan, including, without limitation, that:

  (i)
  the Plan has classified Claims and Equity Interests in a permissible manner;

  (ii)
  the contents of the Plan comply with the requirements of the U.S. Bankruptcy Code;

  (iii)
  the Company has proposed the Plan in good faith; and

  (iv)
  the Company has made disclosures concerning the Plan which are adequate and include information concerning all payments made or promised in connection with the Plan and the Chapter 11 Case.

The Company believes that all of these conditions have been or shall be met.

        In addition, the U.S. Bankruptcy Court must find, among other things, that the Plan is feasible and is in the "best interest" of all dissenting Holders of Claims and Equity Interests in Impaired Classes. Thus, even if the Plan was duly accepted by the Voting Parties, the U.S. Bankruptcy Court would be required to make an independent finding respecting, among other things, the Plan's feasibility and whether the Plan is in the best interests of certain Holders of Claims and Equity Interests before it can confirm the Plan.

  The Best Interests Test

        The Best Interests Test (as defined in "Liquidation Analysis—Best Interests of Creditors Test" below) requires that each holder of a claim or equity interest in an impaired class either accept the plan or receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtor were liquidated under Chapter 7 of the U.S. Bankruptcy Code. For the reasons set forth below in "Liquidation Analysis," the Company believes that the Plan satisfies the Best Interests Test.

  Feasibility

        The U.S. Bankruptcy Code also requires that, to confirm a plan of reorganization, the U.S. Bankruptcy Court must find that confirmation of such plan is feasible, meaning that it is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor (the "Feasibility Test"). For the Plan to meet the Feasibility Test, the U.S. Bankruptcy Court must find that the Company will possess the resources and working capital necessary to provide the treatment specified in the Plan and to continue to operate its business upon and after the consummation of the Plan. The Company believes the Plan satisfies the Feasibility Test.

  Non-Acceptance and Cramdown

        Pursuant to Section 1129(b) of the U.S. Bankruptcy Code, a bankruptcy court may, upon the request of the proponent of a plan, confirm a plan notwithstanding the lack of acceptance by one or more impaired classes if the U.S. bankruptcy court finds that

  (i)
  the plan does not discriminate unfairly with respect to each non-accepting impaired class,

  (ii)
  the plan is "fair and equitable" with respect to each non-accepting impaired class,

  (iii)
  at least one impaired class has accepted the plan (without counting acceptances by insiders) and

  (iv)
  the plan satisfies the requirements set forth in Section 1129(a) of the U.S. Bankruptcy Code other than Section 1129(a)(8).

This procedure is commonly referred to as "cramdown." The Company intends, if necessary, to request confirmation of the Plan pursuant to Section 1129(b) of the U.S. Bankruptcy Code.

  The Plan is Fair and Equitable

        The U.S. Bankruptcy Code establishes different "fair and equitable" tests for holders of secured claims, unsecured claims and equity interests.

  Secured Claims

        With respect to a class of secured claims that does not accept a plan of reorganization, the debtor must demonstrate to the U.S. bankruptcy court that either (i) the holders of such claims are retaining the liens securing such claims and that each holder of a claim in such class will receive on account of such claim deferred cash payments totalling at least the allowed amount of such claim, of a value, as of the effective date, of at least the value of such holder's interest in its collateral, or (ii) the holders of such claims will realize the indubitable equivalent of such claims under the plan.

  Unsecured Claims

        With respect to a class of unsecured claims that does not accept a plan of reorganization, the debtor must demonstrate to the U.S. bankruptcy court that either (i) each holder of an unsecured claim in the dissenting class will receive or retain under the plan property of a value, as of the effective date, equal to the allowed amount of its unsecured claim or (ii) no holder of a claim or equity interest that is junior to the claims of the holders of the dissenting class will receive or retain any property under the plan on account of such junior claim or equity interest.

  Equity Interests

        With respect to a class of equity interests that does not accept a plan of reorganization, the debtor must demonstrate to the U.S. bankruptcy court that either (i) each holder of an equity interest in the dissenting class will receive or retain on account of such equity interest property of a value equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled or the value of such interest or (ii) no holder of any equity interest that is junior to the equity interests of the holders of the dissenting class of equity interests will receive or retain any property under the plan on account of such junior equity interest.

        The Company believes that the Plan is fair and equitable with respect to each Class.

  The Plan Does Not Discriminate Unfairly

        The U.S. Bankruptcy Code requires that a plan not "discriminate unfairly" with respect to each non-accepting impaired class. Essentially, this means that each non-accepting impaired class must receive treatment reasonably consistent with the treatment afforded to other classes with similar legal claims or rights against the debtor. The Company believes that the Plan does not unfairly discriminate against any Class.

  Confirmation Hearing

        Section 1128(a) of the U.S. Bankruptcy Code requires that the bankruptcy court, after notice, hold a hearing to confirm the Chapter 11 plan. Section 1128(b) of the U.S. Bankruptcy Code provides that any party in interest may object to confirmation of a Chapter 11 plan.

        The U.S. Bankruptcy Court has scheduled the Confirmation Hearing for February 20, 2003, at 10:00 a.m. (New York City Time), before the Honorable Burton R. Lifland, United States Bankruptcy Judge, United States Bankruptcy Court, Alexander Hamilton Custom House, One Bowling Green, Courtroom 623, New York, New York 10004. The Confirmation Hearing may be adjourned from time to time by the U.S. Bankruptcy Court without further notice except for an announcement of an adjournment made at the Confirmation Hearing or any adjournment thereof. The "Confirmation Date" means the date on which the Clerk of the U.S. Bankruptcy Court enters the Confirmation Order on the docket of the U.S. Bankruptcy Court with respect to the Chapter 11 Case.

        Any objections to confirmation of the Plan must be made in writing, specifying in detail the name and address of the person or entity objecting, the grounds for the objection and the nature and amount of the Claim or Equity Interest held by the objector, and must be served and filed as ordered by the Bankruptcy Court on or before 5:00 p.m. (New York City Time) on February 14, 2003. If an objection to confirmation is not timely served and filed, it will not be considered by the U.S. Bankruptcy Court.

        If the Plan is confirmed, even if a Holder of a Claim or Equity Interest did not vote, or voted against the Plan, the terms of the Plan, including, without limitation, the transfers set forth therein, will be binding on such Holder as if such Holder had voted in favor of the Plan.

        Pursuant to the Plan, the documents to be executed in connection with consummation of the Plan, including the Amended and Restated UPC Articles of Association, the Amended and Restated New UPC Certificate of Incorporation, the Amended and Restated New UPC By-Laws, the Incentive Plan, the Board of Management Schedule, the New UPC Management Schedule and the Stockholders Agreement shall be filed on or before the Document Filing Date (February 10, 2003). Copies of all such documents will be made available to all Holders of Claims or Equity Interests entitled to vote on the Plan.

        Notice of the date and time of the Confirmation Hearing, as well as the procedures for filing objections thereto, is included with this Disclosure Statement.

  Consequences of Failure to Confirm the Plan

        Although the Company believes that the Plan meets all of the statutory requirements for confirmation thereof, there is no guarantee that the U.S. Bankruptcy Court will agree. Failure of the U.S. Bankruptcy Court to confirm the Plan would likely result in a more protracted bankruptcy proceeding, which could have adverse consequences on the Company. In addition, if the Plan is not confirmed then, under Dutch law, the Company may be forced to liquidate. See "Risk Factors—Risks Related to Dutch Bankruptcy

Case—The Company's Ordinary Creditors may not approve the Akkoord, which may lead to the Company's liquidation" above. Thus, if the Plan is not confirmed, there is a significant likelihood that Holders of Claims and Equity Interests would ultimately receive far less than what they would receive under the terms of the Restructuring. See "Risk Factors—Risks Related to the Chapter 11 Case" and "Liquidation Analysis."

  Alternatives to Confirmation and Consummation of the Plan

        If the Plan is not confirmed and consummated, the alternatives to the Plan include (i) the proposal of an alternative plan under Chapter 11 of the U.S. Bankruptcy Code or (ii) the liquidation of the Company under Chapter 7 or Chapter 11 of the U.S. Bankruptcy Code.

  Alternative Plan of Reorganization

        If the Plan is not confirmed, the Company, or if its exclusive period in which to file a plan of reorganization has expired, any other party in interest, could attempt to formulate a different plan under Chapter 11 of the U.S. Bankruptcy Code. Such a plan might involve either a reorganization and continuation of our business or a sale or orderly liquidation of our business. With respect to an alternative plan, the Company has explored various other alternatives in connection with the extensive process involved in the formulation and development of the Plan. The Company believes that the Plan, as described herein, enables Holders of Claims and Equity Interests to realize the most value under the circumstances and, as compared to any alternative plan of reorganization, the Plan has the greatest chance to be confirmed and consummated, especially in light of the need for the implementation of the Restructuring under Dutch law.

  Liquidation

        If no plan of reorganization can be confirmed, the Chapter 11 Case may be converted to a case under Chapter 7 of the U.S. Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Company's ownership interests in its subsidiaries for distribution to creditors in accordance with the priorities established by the U.S. Bankruptcy Code.

        It is impossible to predict exactly how the proceeds of any such liquidation would be distributed to the Holders of Claims against and Equity Interests in the Company. However, the Company believes that, before any Holders of Claims against and Equity Interests in the Company would receive any distribution in a liquidation under Chapter 7, additional expenses and Claims arising out of the liquidation, including, without limitation, from the appointment of a trustee and its advisors, would reduce the amount of property remaining for distribution to Holders of Claims against and Equity Interests in the Company. Furthermore, due to various intercompany administrative, financial and other relationships among the Company's subsidiaries, the Company believes that there would likely be substantial practical and logistical difficulties in selling its ownership interests in such subsidiaries separately and, as a result, such difficulties would, in turn, likely result in a reduced recovery upon any such sales. Finally, a Chapter 7 liquidation is likely to result in substantial litigation and delays in ultimate distributions to creditors. Thus, the Company believes that Holders of Impaired Claims would realize a greater recovery under the Restructuring, including, without limitation, the Plan, than would be realized in a Chapter 7 liquidation. In addition, Holders of Equity Interests would receive nothing in a Chapter 7 liquidation.

        A discussion of the effects that a Chapter 7 liquidation would have on the recoveries of Holders of Claims and Equity Interests is set forth under "Liquidation Analysis" below.

        It is also possible, if the Plan is not confirmed, that the Company could be liquidated under Chapter 11 of the U.S. Bankruptcy Code. In such a proceeding, the Company's ownership interests in its subsidiaries could be sold in a more orderly fashion than under Chapter 7. Although this could potentially lead to greater recoveries than in a Chapter 7 liquidation, due to the practical and logistical difficulties in selling such ownership interests separately as a result of the intercompany administrative, financial and other relationships among its subsidiaries, the Company believes that the recoveries in a Chapter 11 liquidation still would not equal the recoveries to holders of Claims and Equity Interests under the Plan and, therefore, that such alternative is less attractive than the Plan.

        Finally, given the nature of the Company, it is likely that any liquidation of the Company would implicate applicable procedures under Dutch law.

  Board Recommendation

        The Company's Supervisory Board and Board of Management, and New UPC's Board of Directors, have unanimously approved the terms of the Plan and believe that it is in the Company's best interests. The Company's Supervisory Board and Board of Management, and New UPC's Board of Directors, strongly urge each Holder of a Claim against, or Equity Interest in, the Company to vote in favor of the Plan. However, each Holder of a Claim against, or Equity Interest in, the Company must make its own decision as to whether to vote in favor of the Plan.

THE AKKOORD

Introduction

        Simultaneously with the commencement of the Chapter 11 Case, the Company commenced the Dutch Bankruptcy Case and filed a draft plan of compulsory composition, or an Akkoord, with the Dutch Bankruptcy Court. On the date of the filing of this Disclosure Statement with the U.S. Bankruptcy Court, the Company will submit a revision to the Akkoord that was filed with the Dutch Bankruptcy Court on December 3, 2002 and revised on December 23, 2002 and this Disclosure Statement describes the Akkoord as to be revised. A copy of the Akkoord as to be revised, translated into English, is attached hereto as Annex B. The English translation of the Akkoord attached to this Disclosure Statement is an unofficial translation of the original Dutch text. The Dutch text of the Akkoord will be decisive.

Effects of the Moratorium

        A moratorium of payments affects only the claims of the Ordinary Creditors. Dutch law operates under the principle of equality of treatment of creditors and only grants priority to certain specified claims by statutory provision. Types of claims not specified by statute to have priority do not have priority. In this context the most important types of claims to have a right of priority are

  (i)
  claims of the tax and social security administrations,

  (ii)
  pension rights of, and salaries due to, employees,

  (iii)
  claims secured by pledge (pandrecht) or mortgage (hypotheek) and

  (iv)
  as a practical matter, estate creditors (boedelschulden).

Estate creditors come into existence either pursuant to explicit provisions in the Dutch Bankruptcy Code or other law (e.g., certain obligations under lease agreements and certain obligations under employment agreements) or pursuant to acting or refraining from acting by the Company and the Administrator jointly.

        In principle, a moratorium of payments does not change the validity or the content of an agreement. If an agreement contains rights and obligations for both parties and neither of them has completely fulfilled its obligations, the counterparty (creditor) of the Company is entitled to request both the Company and the Administrator—in writing—to declare within a reasonable period of time that they will perform under the agreement. If the Company and the Administrator fail to reply within a reasonable period of time, they lose their right to demand performance under the agreement. The Dutch Bankruptcy Code provides specific rules for the termination of lease, hire-purchase (huurkoop), forward business (termijnhandel), agency (agentuur) and labor agreements.

Voting on the Akkoord

        Upon receipt of claims submitted by the Ordinary Creditors, the Administrator will prepare a list of claims, specifying for each claim whether the Administrator will admit or dispute it. The claims on the list prepared by the Administrator will be in Euros. If an interest-bearing claim (rentedragende vordering) is placed on the list of admitted claims, only the interest that was due prior to the commencement of the Dutch Bankruptcy Case will be allowed. A copy of this list will be deposited for inspection at the court registry and will remain there for a period of seven days before the Dutch Voting Meeting. The claims list merely serves to determine (i) which Ordinary Creditors will be permitted to vote on the Akkoord and (ii) in what amount each claim will be admitted. Beneficial holders of the UPC Notes as of the Voting Record Date will be permitted to file claims with the Administrator and vote on the Akkoord. At the Dutch Voting Meeting the Administrator can still change the list of claims and the Company and its Ordinary Creditors who appear at the Dutch Voting Meeting can still dispute each claim. If the claim has been disputed by the Administrator, the Company or other Ordinary Creditors, the supervisory judge decides if, and for what amount, the respective Ordinary Creditor will be admitted to participate in the vote. In short, the Ordinary Creditors who are recognized by the Administrator (and undisputed by the Company and/or the Ordinary Creditors) and admitted to the vote by the supervisory judge are permitted to participate in the vote.

        The date of commencement of the Dutch Bankruptcy Case shall be the date for determining which Ordinary Creditors, other than beneficial holders of the UPC Notes, are entitled to file claims with the Administrator. With respect to the beneficial holders of UPC Notes, the Dutch Bankruptcy Court has ordered that the Voting Record Date (January 7, 2003) shall be the date for determining which holders are entitled to file claims with the Administrator and to vote on the Akkoord. In either case, any Ordinary Creditors who timely file claims with the Administrator will be eligible to vote on the Akkoord unless such claim is disputed by the Company, the Administrator or any other Ordinary Creditor who has been admitted to vote. The Dutch Bankruptcy Court will resolve any such dispute at the Dutch Voting Meeting.

        The Dutch Bankruptcy Court has ordered that all Ordinary Creditors (including, without limitation, the beneficial holders of the UPC Notes) must submit their claims to the Administrator by the Dutch Claims Filing Deadline (5:00 p.m. (Central European Time) on February 14, 2003) and that the Dutch Voting Meeting will take place at Parnassusweg 220, Amsterdam, The Netherlands on February 28, 2003 at 10:00 a.m. (Central European Time). Under certain circumstances, the Ordinary Creditors can submit their claims after the Dutch Claims Filing Deadline, but not later than two days prior to the Dutch Voting Meeting. However, claims filed later than the Dutch Claims Filing Deadline, but prior to the Dutch Voting Meeting may only be permitted to vote on the Akkoord if neither the Administrator (or the Company) nor any other Ordinary Creditor objects thereto. In the event that an Ordinary Creditor who is not located in The Netherlands files a claim with the Administrator after the Dutch Claims Filing Deadline, but at or before the Dutch Voting Meeting, such claim may still be admitted to vote on the Akkoord at the discretion of the Dutch Bankruptcy Court.

        In order to file a Claim in the Dutch Bankruptcy Case and to vote in favor of the Akkoord, an Ordinary Creditor should complete its Akkoord claim and voting proxy and return it, together with proof of ownership of such Ordinary Creditor's Claim against the Company, in the pre-addressed envelope to Mr. Rob Abendroth of Allen & Overy, Amsterdam, The Netherlands, in time for Mr. Abendroth to transmit the Akkoord claim and voting proxy to the Administrator by the Dutch Claims Filing Deadline. An Akkoord claim and voting proxy for a Holder of a UPC Notes Claim may also be sent, together with proof of ownership of such UPC Notes, to the Securities Voting Agent for transmittal by the Securities Voting Agent to Mr. Abendroth. However, in order for the Securities Voting Agent to transmit such Akkoord claim and voting proxy to Mr. Abendroth in time for him to forward it to the Dutch Administrator by the Dutch Claims Filing Deadline, the Securities Voting Agent must receive the proxy by 5:00 p.m. (New York City Time) on Wednesday, February 12, 2003. If an Ordinary Creditor has any questions about the Akkoord claim and voting proxy, please contact (i) Allen & Overy, Apollolaan 15, 1077 AB Amsterdam, The Netherlands, Mr. Rob Abendroth, tel. +31-20- 674-1330, or (ii) Allen & Overy, 1221 Avenue of the Americas, New York, NY 10020, United States of America, Ms. Helena Sprenger, tel. +1-212-610-6300. Please note, however, that if an Ordinary Creditor files a Claim in the Dutch Bankruptcy Court, either directly or by proxy, such Ordinary Creditor's name will be placed on the list of Ordinary Creditors that will be deposited at the Dutch Bankruptcy Court Clerk's Office and will be available for inspection by the public.

        To the extent that a claim classified under the Plan is held by an Ordinary Creditor, such claim is an affected claim in the Dutch Bankruptcy Case and the holder thereof may file its claim and vote on account of such claim in the Dutch Bankruptcy Case. However, in the Dutch Bankruptcy Case, claims will not be categorized by class. Under the Akkoord, Ordinary Creditors shall be offered by the Company a number of shares of New UPC Common Stock equal to the number of shares of New UPC Common Stock that holders of general unsecured claims are entitled to receive under the Plan, either in exchange for transferring their Allowed Claims to New UPC (as far as the Holders of the UPC Notes are concerned) or in cancellation of their Allowed Claims (as far as Ordinary Creditors other than the Holders of the UPC Notes are concerned).

        To the extent that the holder of a non-affected claim nonetheless elects to file a claim in the Dutch Bankruptcy Case and votes on the Akkoord, any security rights or priority held by such holder will be lost in the Dutch Bankruptcy Case and unenforceable under Dutch law. Such claims will then be considered affected claims under the Dutch Bankruptcy Code and receive treatment under the Plan and the Akkoord in accordance with such election.

        Furthermore, holders of equity interests are not treated as creditors under Dutch law and, as such, no holders of the Company's Equity Interests are entitled to vote on, or shall be affected by, the Akkoord.

        In the Dutch Voting Meeting, the Administrator (and appointed experts, if any) renders a written report on the Akkoord. In the Dutch Voting Meeting, the Company can clarify the Akkoord or make minor changes to the Akkoord until the voting takes place. To the extent necessary, the Akkoord will be amended before the Akkoord is voted on at the Dutch Voting Meeting (as defined herein) in order to ensure that the terms of the Akkoord are consistent with the terms of the Plan.

        In order to be accepted, the Akkoord must be approved by two-thirds (2/3) of the admitted and recognized Ordinary Creditors representing three-fourths (3/4) of the amount of the admitted and recognized claims. As a consequence of this system, admitted and recognized Ordinary Creditors not present or represented at the Dutch Voting Meeting or admitted and recognized Ordinary Creditors who are present or represented but abstain from voting shall effectively be considered to have voted against acceptance of the Akkoord.

        The concept of "cramdown" as understood under Section 1129 of the U.S. Bankruptcy Code does not exist under the Dutch Bankruptcy Code.

        If the Akkoord is not approved (as described above) the Dutch Bankruptcy Court may declare the Company bankrupt. The Company would then be liquidated. If the Company is declared bankrupt, it may not file a second Akkoord.

Conditions to Ratification of the Akkoord

        At the Dutch Voting Meeting, if the Akkoord has been approved by the requisite majority of Ordinary Creditors, the supervisory judge will set a date on which the Dutch Bankruptcy Court will consider the ratification (homologatie) of the Akkoord. The ratification of the Akkoord should take place at least eight and not later than fourteen days after the Dutch Voting Meeting. The Dutch Bankruptcy Court can postpone the date on which it will consider the ratification of the Akkoord. Before such hearing, the Administrator and the Ordinary Creditors are entitled to notify the supervisory judge of their positions as to the ratification of the Akkoord. At such hearing, the Company, the Administrator and the Ordinary Creditors are permitted to provide their views as to the ratification of the Akkoord. The supervisory judge or the Dutch Bankruptcy Court will render a written report on the Akkoord.

        The Dutch Bankruptcy Court will refuse to ratify the Akkoord if one or more of the following conditions exist:

  •
  if the liquidation value of the assets of the estate exceeds the amount made available to creditors in the Akkoord;

  •
  if performance of the Akkoord is not sufficiently guaranteed;

  •
  if the Akkoord was reached by means of fraudulent acts or the preference of one or more creditors or by other unfair means, regardless of whether or not the Company or any party cooperated to that effect; or

  •
  if the fees and expenses of the experts and the administrator(s) have not been paid to the administrator(s), or security has not been issued therefor.

        In addition to the foregoing, the Dutch Bankruptcy Court may, in its discretion, refuse to ratify the Akkoord on other grounds or on its own motion (ambtshalve). The Dutch Bankruptcy Court may declare the Company bankrupt simultaneously with its refusal to ratify the Akkoord. If the Dutch Bankruptcy Court does so, the Company would then be liquidated.

        The Akkoord becomes final and binding as soon as the ratification of the Akkoord is no longer open to appeal. An appeal of either the decision of the Dutch Bankruptcy Court to ratify the Akkoord or a decision of the Dutch Bankruptcy Court to refuse to ratify the Akkoord has to be filed within eight days after the respective decision.

Legal Effect of Ratification of the Akkoord

        A ratified and final Akkoord will be binding on all creditors that were affected by the Dutch Bankruptcy Case. This includes the Ordinary Creditors who (i) voted against the Akkoord, (ii) abstained from voting or (iii) did not submit their claims with the Administrator.

        As a consequence of the ratification of the Akkoord, creditors with claims that are not submitted with the Administrator or that were not admitted for voting purposes, but that were subsequently allowed, can still claim distribution under the Akkoord.

        Holders of Equity Interests in the Company will not be affected by the Akkoord.

THE DUTCH IMPLEMENTING OFFER

Purpose and Terms of the Dutch Implementing Offer; Shares of New UPC Common Stock to be Distributed

        The Dutch Bankruptcy Code does not provide for the Akkoord to reorganize or cancel any of the Equity Interests in the Company. Therefore, in order to facilitate implementation of the Plan with respect to certain of the UPC Ordinary Shares A in accordance with Dutch law, solely with respect to persons who are not U.S. Persons and who are not located or residing within the United States, New UPC is undertaking the Dutch Implementing Offer. The Dutch Implementing Offer will be made through the use of an offer memorandum (the "Offer Memorandum"), of which this Disclosure Statement forms an integral part.

        Each Holder of UPC Ordinary Shares A who decides to participate in the Dutch Implementing Offer will receive 0.00180 shares of New UPC Common Stock for each UPC Ordinary Share A in consideration for delivery of its UPC Ordinary Shares A in the Dutch Implementing Offer. New UPC will not pay any consideration other than shares of New UPC Common Stock for the UPC Ordinary Shares A. No fractional shares of New UPC Common Stock will be delivered and the number of shares of New UPC Common Stock to be delivered to each Holder will be rounded up or down to the nearest whole share of New UPC Common Stock as follows: (A) fractions one-half (1/2) or greater shall be rounded to the next higher whole number and (B) fractions of less than one-half (1/2) shall be rounded to the next lower whole number.

        In the alternative, any Holder of UPC Ordinary Shares A may vote in favor of the Plan and receive shares of New UPC Common Stock under the Plan without participating in the Dutch Implementing Offer.

        Any payable custodial fees due or other costs in connection with the Dutch Implementing Offer shall be paid by New UPC. In principle, no costs will be incurred by the holders of the UPC Ordinary Shares A in connection with the conversion of UPC Ordinary Shares A into shares of New UPC Common Stock under the Dutch Implementing Offer.

No Participation in, into or from the United States and Other Jurisdictions

        The Dutch Implementing Offer will not be made, directly or indirectly, in or into the United States, or by the use of the United States mails, or by any means or instrumentality (including, without limitation, telephonically or electronically) of United States interstate or foreign commerce, or any facility of a United States national securities exchange. In addition, the Dutch Implementing Offer is not being made to Holders of UPC ADSs, and New UPC will not accept deposits of UPC ADSs from Holders of UPC ADSs in connection with the Dutch Implementing Offer. Accordingly, copies of the Offer Memorandum and related documents are not being, and must not be, mailed, forwarded, sent, transmitted or otherwise distributed in, into or from the United States.

        The Dutch Implementing Offer is not being made to, and New UPC will not accept deposits of UPC Ordinary Shares A from, Holders of UPC Ordinary Shares A in any jurisdiction in which the Dutch Implementing Offer or participation in the Dutch Implementing Offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

Expiration Date

        The expiration date for the Dutch Implementing Offer is 3:00 p.m. (Netherlands Time) on March 21, 2003 (the "Expiration Date") unless the Dutch Implementing Offer is extended. If the Dutch Implementing Offer is extended and, consequently, the obligation to publicly announce whether the Dutch Implementing Offer will become unconditional, a public announcement of this will be made as soon as possible.

Conditions for Completion of the Dutch Implementing Offer

        The Dutch Implementing Offer is subject to the conditions to the consummation of the Plan.

Consequences of Failing to Participate in the Dutch Implementing Offer

        If a Holder of UPC Ordinary Shares A is not located or residing in the United States and fails to participate in either the Dutch Implementing Offer or the Plan, such Holder will retain its UPC Ordinary Shares A upon completion of the Restructuring. Such a Holder of UPC Ordinary Shares A would face risks resulting from holding an interest in the UPC Ordinary Shares A after consummation of the Restructuring. The Company expects that there will be an illiquid trading market or no active trading market for the UPC Ordinary Shares A upon completion of the Restructuring. After consummation of the Restructuring, the Company intends to seek approval from Euronext to delist the UPC Ordinary Shares A. In addition, upon completion of the Restructuring, New UPC will have various mechanisms available under Dutch law to require the Holders of the UPC Ordinary Shares A to accept a cash payment in relinquishment of their UPC Ordinary Shares A. Therefore, if an eligible Holder of UPC Ordinary Shares A decides not to participate in either the Dutch Implementing Offer or the Plan, it faces a risk upon completion of the Restructuring that either (i) there will be an illiquid or no active trading market for the UPC Ordinary Shares A or (ii) it will be required to accept a cash payment, which is currently indeterminable, to relinquish its UPC Ordinary Shares A to New UPC. For a discussion of the risks associated with ownership of the UPC Ordinary Shares A following consummation of the Restructuring, see "Risk Factors—Risks Related to Ownership of UPC Ordinary Shares A Upon Completion of the Restructuring."

THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

General

        Unlike the U.S. Bankruptcy Code, the Dutch Bankruptcy Code does not provide for the Dutch Bankruptcy Case to exempt compliance from otherwise applicable corporate law. Therefore, in order to facilitate implementation of the Plan, the Company will call the Extraordinary General Meeting. The Extraordinary General Meeting will be held at Hotel Okura Amsterdam, Ferdinand Bolstraat 333, Amsterdam, The Netherlands, on February 19, 2003, at 10:00 a.m. (Central European Time). The purpose of the Extraordinary General Meeting is to facilitate the implementation of the Plan by:

  •
  explaining the terms of the Restructuring (including the terms of the Plan) to the Company's shareholders at the Extraordinary General Meeting;
  •
  considering and acting upon the First Amendment (effective before the Effective Date) to
  (i)
  decrease the nominal value of each issued and outstanding UPC Ordinary Share A from €1.00 to €0.02 without repayment; and
  (ii)
  decrease the nominal value of each UPC Priority Share and UPC Preference Share A from €1.00 to €0.02 without repayment,

    which capital reduction will permit the Company to eliminate its accumulated deficit;

  •
  considering and acting upon the Second Amendment (effective on the Effective Date) to
  (i)
  decrease the number of authorized UPC Ordinary Shares A to 450,000,000;
  (ii)
  remove the UPC Preference Shares A from the authorized capital of the Company;
  (iii)
  authorize a new class of 50,000,000,000 registered UPC Ordinary Shares C with a nominal value of €0.02;
  (iv)
  in the event Dutch law allows the issuance of nonvoting stock, prohibit the issuance of nonvoting stock and prohibit cooperation in connection with the issuance of depository receipts; and
  (v)
  remove the UPC Ordinary Shares B and the UPC Preference Shares B from the authorized capital of the Company;

  •
  considering and acting upon a proposal to convert the UPC Preference Shares A on a one-for-one basis into registered UPC Ordinary Shares A, effective upon the Second Amendment and the Effective Date;
  •
  considering and acting upon the Third Amendment (effective on the later to occur of the Effective Date and the date of the delisting of the UPC Ordinary Shares A from Euronext) to effectuate that the Company will have Articles of Association of a non-listed company, including, inter alia, the following contents:
  (i)
  allow only for registered shares;
  (ii)
  restrictions on transfers of shares;
  (iii)
  amend the management structure of the Company to a one-tier board (i.e., that the Company's Supervisory Board will be eliminated, the holders of the UPC Priority Shares will have certain rights with respect to the Company's Board of Management and the Company's Board of Management will consist of one or more members);
  (iv)
  holders of UPC Ordinary Shares A only to be authorized to exercise the rights attached to their UPC Ordinary Shares A upon exchange of their bearer UPC Ordinary Shares A into registered UPC Ordinary Shares A; and
  (v)
  as soon as all issued shares in the Company will be held by one shareholder, each issued UPC Priority Share will convert into one UPC Ordinary Share C, and all powers of the holders of the UPC Priority Shares under the Articles of Association of the Company shall, to the extent possible, be vested in the general meeting of shareholders of the Company.

  •
  accepting the resignations of (i) John F. Riordan, (ii) Nimrod J. Kovacs, (iii) Charles H.R. Bracken, (iv) James S. O'Neill, (v) Gene Musselman and (vi) Anton M. Tuijten, as managing directors of the Company with effect on the later to occur of the Effective Date and the date of the delisting of the UPC Ordinary Shares A from Euronext and granting a full and final release from liability with respect to their management of the Company;
  •
  accepting the resignations of (i) Michael T. Fries, (ii) John P. Cole, Jr., (iii) Richard J.A. de Lange, (iv) Ellen P. Spangler, (v) Tina M. Wildes and (vi) John W. Dick, as supervisory directors of the Company with effect on the later to occur of the Effective Date and the date of the delisting of the UPC Ordinary Shares A from Euronext and granting a full and final release from liability with respect to their supervision of the Company;
  •
  appointing New UPC as sole managing director of the Company with effect as of the later to occur of the Effective Date and the delisting of the UPC Ordinary Shares A from Euronext;
  •
  authorizing the Board of Management of the Company and Allen & Overy, Amsterdam, The Netherlands, to apply for the ministerial statements of no objections and to execute deeds of amendment of the Articles of Association of the Company as set forth in the First Amendment, Second Amendment and Third Amendment; and
  •
  transacting such other business as may properly come before the Extraordinary General Meeting or any postponements or adjournments thereof.

Proxy Solicitation

        This Disclosure Statement, together with a Notice of Extraordinary General Meeting and a Proxy Statement Supplement (collectively, the "Proxy Statement"), will be furnished to holders of the UPC Preference Shares A, the UPC Priority Shares and the UPC Ordinary Shares A (including the UPC ADSs) in connection with the solicitation of proxies by and on behalf of the Company's Supervisory Board for use at the Extraordinary General Meeting, and at any postponements or adjournments thereof.

        The approximate date on which the Proxy Statement is first being mailed to holders of the UPC Preference Shares A, the UPC Priority Shares and the UPC Ordinary Shares A (including the UPC ADSs) is January 13, 2003.

        The Shareholder Proposals will each require the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting in order to be approved. A resolution to amend the Articles of Association of the Company requires a proposal of the holder of the UPC Priority Shares. The third proposal and the Second Amendment will also require the affirmative vote of holders of UPC Preference Shares A holding at least 66 2/3% of the outstanding UPC Preference Shares A. An abstention will not be counted as a vote.

No Appraisal Rights

        The holders of the UPC Preference Shares A, the UPC Priority Shares and the UPC Ordinary Shares A (including the UPC ADSs) are not entitled to any appraisal rights in connection with the matters submitted for their approval.

Information on Ownership of UPC Ordinary Shares A by Certain Beneficial Owners and Management

        For the interests of certain directors and executive officers, and their associates (as such term is defined in Rule 14a-1(a) of the U.S. Exchange Act), in the Company, see "Item 12—Security Ownership of Certain Beneficial Owners and Management" of the Company's Amendment No. 1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2001, a copy of which is attached here as Annex D and incorporated herein by reference.

NEW UPC EQUITY SUBSCRIPTION

General

        The Plan provides each holder of a Belmarken Notes Claim, UPC Notes Claim or General Unsecured Claim with New UPC Equity Purchase Rights to purchase for cash a pro rata portion of the Subscription Shares at the Implied Purchase Price per share, as such price may be reduced as described herein. Holders of Belmarken Notes Claims, UPC Notes Claims and General Unsecured Claims, including any such Claims which are Disputed on the Effective Date, will be entitled to subscribe for additional shares of New UPC Common Stock pursuant to the New UPC Equity Purchase Rights in the amount of such Claims asserted by those Holders in their claims filed with the U.S. Bankruptcy Court or Dutch Bankruptcy Court. Notwithstanding the foregoing, Holders asserting an unliquidated claim amount in filed claims will not be entitled to receive any New UPC Equity Purchase Rights or to subscribe for any shares of New UPC Common Stock at the Implied Purchase Price unless they obtain an order from either the U.S. Bankruptcy Court or the Dutch Bankruptcy Court allowing their claim in a specific amount for such purpose by the Voting Deadline. The New UPC Equity Purchase Rights are an integral part of the Plan and will be exercisable only on the Effective Date.

        The number of shares of New UPC Common Stock offered pursuant to the New UPC Equity Subscription (the "Subscription Shares") on the date of this Disclosure Statement is set at 2,523,341 shares, which has been calculated by dividing the Maximum Subscription Amount of €100 million on the date of this Disclosure Statement by the maximum Implied Purchase Price of €39.63 per share. The Implied Purchase Price is the per share price of New UPC Common Stock implied by the Plan and will be calculated by dividing the implied equity value of the Reorganized Company (as discussed under "Reorganization Valuation Analysis and Projected Financial Information—Reorganization Valuation Analysis") by the number of shares of New UPC Common Stock to be issued under the Plan on the Effective Date to the Holders of Allowed Belmarken Notes Claims, Allowed Class 5 Claims, Allowed Class 9 Claims and Allowed Equity Interests (other than any additional shares of New UPC Common Stock issued under the New UPC Equity Subscription). Since the amount of Allowed Class 5 Claims is indeterminate prior to the Effective Date, the maximum Implied Purchase Price has been calculated by dividing the implied equity value of the Reorganized Company of US$1.975 billion (converted into Euros at the exchange rate of €1.0000 = US$0.9968 on the Petition Date) by 50 million shares (being the number of shares of New UPC Common Stock to be issued under the Plan on the Effective Date to the Holders of Allowed Belmarken Notes Claims, Allowed UPC Notes Claims, Allowed Class 9 Claims and Allowed Equity Interests (other than any additional shares of New UPC Common Stock issued under the New UPC Equity Subscription)). The final Implied Purchase Price cannot be determined until all Disputed Class 5 Claims have been resolved. If the final Implied Purchase Price is less than the maximum Implied Purchase Price described above, Holders of Belmarken Notes Claims, UPC Notes Claims and General Unsecured Claims who have exercised their New UPC Equity Purchase Rights on the Effective Date will receive a distribution of additional shares of New UPC Common Stock, rather than a refund of part of such Holder's Subscription Amount (as defined herein), without any further action on the part of such Holder. See "—Subscription Procedures—Subscription Reserve Shares."

        The amount of Subscription Shares that an individual Holder of a Belmarken Notes Claim, UPC Notes Claim or General Unsecured Claim will be entitled to subscribe for will be determined through a formula specific to each type of Class 4 Claim or Class 5 Claim as set forth in the Ballot for such Claim. The number of Subscription Shares that a Holder of UPC Notes Claims will be entitled to subscribe for in respect of each US$1,000 or €1,000 of the principal amount or (principal amount of state of maturity in the case of the UPC senior discount notes) of such Holder's UPC Notes will vary depending on the series of UPC Notes held by such Holder as more fully set forth in the Ballot for each series of UPC Notes. A Holder of a General Unsecured Claim may purchase Subscription Shares pursuant to its New UPC Equity Purchase Rights in an amount equal to (i) the amount of its General Unsecured Claim (in Euros) multiplied by (ii) the ratio of (x) the number of Subscription Shares per €1,000 of Allowed UPC Notes

Claims allotted to the Holders of the UPC Notes Claims to (y) 1,000. Any purchase of Subscription Shares by Holders of General Unsecured Claims will reduce the number of Subscription Shares that the Holder of the Class 4 Claims is entitled to purchase pursuant to its New UPC Equity Purchase Rights until the number of Subscription Shares that the Holder of the Class 4 Claim is entitled to purchase pursuant to its New UPC Equity Purchase Rights is reduced to zero and, thereafter, will ratably reduce the number of Subscription Shares that the Holders of UPC Notes Claims are entitled to purchase pursuant to their New UPC Equity Purchase Rights.

        The Maximum Subscription Amount will be reduced on a Euro-for-Euro basis by an amount equal to

  (i)
  the net proceeds of any assets sold by the Company prior to the Effective Date, other than assets sold in the ordinary course of the Company's business in a manner consistent with its past practices, and

  (ii)
  the net proceeds from any non-dilutive capital raised by the Company (other than capital received by the Company from UGC or its related parties).

        The Company is currently considering the sale of various non-core assets which, if effected prior to the Effective Date, would reduce the Maximum Subscription Amount by an amount corresponding to the net proceeds (calculated in Euros) of any such sale. No assurance can be given that the Company will effectuate any sale of assets prior to the Effective Date.

        Subject to confirmation of the Plan and the ratified Akkoord becoming final and conclusive (in kracht van gewijsde gaan), pursuant to the UGC Subscription Commitment, UGC has committed to purchase from New UPC, and New UPC has committed to sell to UGC, on the Effective Date and at the maximum Implied Purchase Price, the aggregate number of Subscription Shares less the number of Subscription Shares subscribed for by Holders of Belmarken Notes Claims, UPC Notes Claims and General Unsecured Claims pursuant to the New UPC Equity Purchase Rights.

        The Subscription Shares issued upon exercise of the New UPC Equity Purchase Rights and upon fulfillment of the UGC Subscription Commitment will be in addition to any other shares of New UPC Common Stock issued in connection with the Restructuring.

No Recommendation; Need for Independent Financial Advice

        Holders of New UPC Equity Purchase Rights should seek appropriate independent financial advice. None of the Board of Directors of New UPC nor the Board of Management or Supervisory Board of the Company nor any of the respective representatives of, or advisors to, New UPC or the Company makes any recommendation to holders of New UPC Equity Purchase Rights regarding whether they should exercise the New UPC Equity Purchase Rights. The New UPC Equity Purchase Rights will not be listed on any securities exchange or quoted on any automated quotation system, or otherwise be traded in any market and will only be exercisable on the Effective Date.

        Each holder of New UPC Equity Purchase Rights should consult his or her own attorney, financial advisor and tax advisor for legal, investment and tax advice. For a discussion of the risks associated with an investment in New UPC and shares of New UPC Common Stock, see "Risk Factors—Risks Related to Ownership of the New UPC Common Stock."

New UPC Equity Purchase Rights

        The Plan contemplates that in accordance with the procedures set forth below and on each Ballot for a Class 4 Claim or Class 5 Claim (the "Subscription Procedures"), each holder of a Belmarken Notes Claim, UPC Notes Claim or General Unsecured Claim is entitled to subscribe for Subscription Shares at the maximum Implied Purchase Price per Subscription Share based on each €1,000 or US$1,000 of Belmarken Notes, UPC Notes or General Unsecured Claims held by such Holder. The amount of Subscription Shares that an individual Holder of a Belmarken Notes Claim, UPC Notes Claim or General Unsecured Claim will be entitled to subscribe for will be determined through a formula specific to each type of Class 4 Claim or Class 5 Claim as set forth in the Ballot for such Claim. The terms of the New UPC Common Stock are described in this Disclosure Statement under "New UPC—Description of Shares of New UPC Capital Stock."

Subscription Procedures

  Subscription Price

        The Subscription Price per Subscription Share is €39.63, which is the maximum Implied Purchase Price per share of New UPC Common Stock.

  No Fractional Subscription Shares

        No fractional Subscription Shares will be issued. Instead, the number of Subscription Shares an individual Holder can subscribe for will be rounded down to the nearest whole number. No cash in lieu of New UPC Equity Rights will be issued (or set aside for payment).

  Expiration of the New UPC Equity Purchase Rights

        The New UPC Equity Purchase Rights will not become exercisable until the Plan becomes effective and can only be exercised on the Effective Date. After the Effective Date, any New UPC Equity Purchase Rights not exercised shall be cancelled and be of no further force and effect.

        New UPC will not be obligated to honor any exercise of New UPC Equity Purchase Rights if the appropriate Voting Agent receives the related Ballot after the Voting Deadline or the Subscription Agent (as defined herein) receives the deposit of the Subscription Amount (as defined herein) related to the exercise after the Subscription Deadline (as defined herein), regardless of when the Ballot was transmitted or the Subscription Amount was deposited.

  Subscription Privilege of the New UPC Equity Purchase Rights

        Each Holder of New UPC Equity Purchase Rights is entitled to subscribe for the maximum number of Subscription Shares allocated to such Holder through the formula set forth on such Holder's Ballot and upon delivery of the Ballot on or prior to the Voting Deadline and payment of the Subscription Amount on or prior to the Subscription Deadline. Each holder of New UPC Equity Purchase Rights may exercise its New UPC Equity Purchase Rights and subscribe for its allotted Subscription Shares in part or in full.

        Delivery of Subscription Shares that are issuable upon exercise of New UPC Equity Purchase Rights will be made in electronic form through the book-entry facilities of The Depository Trust Company ("DTC") or, in certain circumstances, in registered physical form on the Effective Date and delivered by mail on the Initial Distribution Date.

  Termination of the New UPC Equity Purchase Rights

        In the event the U.S. Bankruptcy Court does not confirm the Plan, the Akkoord is not ratified or the Effective Date does not occur by the first Business Day that is more than 180 days after the Confirmation Date, the New UPC Equity Purchase Rights will terminate. In addition, New UPC may terminate the New UPC Equity Purchase Rights if at any time prior to the Effective Date there is a judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the New UPC Equity Purchase Rights that, in the sole judgment of New UPC, would or might make the New UPC Equity Purchase Rights or the issuance of the Subscription Shares illegal or otherwise restrict or prohibit the issuance of the Subscription Shares. If the New UPC Equity Purchase Rights are terminated pursuant to either of the foregoing sentences, all New UPC Equity Purchase Rights will expire without value and all

Subscription Amounts received by the Subscription Agent will be returned promptly by regular mail, without interest.

  Subscription Reserve Shares

        The New UPC Equity Purchase Rights are intended to allow each Holder of a Belmarken Claim, a UPC Note Claim or a General Unsecured Claim that has exercised its New UPC Equity Purchase Rights on the Effective Date in accordance with the Plan and the Subscription Procedures as described in this Disclosure Statement and such Holder's Ballot (a "Subscribing Holder") to purchase its allotted number of Subscription Shares based upon the maximum Implied Purchase Price. To the extent that there are any Disputed Claims on the Effective Date, on the Effective Date, New UPC will deposit into an escrow account (the "Subscription Reserve Account") additional shares of New UPC Common Stock (the "Subscription Reserve Shares") to be distributed to the Subscribing Holders and UGC (with respect to the shares of New UPC Common Stock purchased under the UGC Subscription Commitment) after the Disputed Claims have been resolved in accordance with the Plan. On a date as soon as reasonably practical after the end of each calendar quarter following the Effective Date in which any Disputed Claims are resolved in accordance with the Plan (each such date, a "Subscription Distribution Date"), the escrow agent shall distribute to each Subscribing Holder and UGC a number of Subscription Reserve Shares equal to the product of the following equation: A= (B × C)-(C + D). For purposes of this equation, the following values shall be used:

  A
  = Number of Subscription Reserve Shares to be issued on each Subscription Distribution Date

  B
  = (X+Y)/50,000,000

  C
  = Number of Subscription Shares subscribed for by such Subscribing Holder or UGC (as the case may be)

  D
  = Number of Subscription Reserve Shares distributed to such Subscribing Holder or UGC (as the case may be) prior to such Subscription Distribution Date

  X
  = Number of shares of New UPC Common Stock to be issued under the Plan on the Effective Date to the Holders of Allowed Belmarken Notes Claims, Allowed Class 5 Claims (other than Disputed Claims, if any), Allowed Class 9 Claims (other than Disputed Claims, if any) and Allowed Equity Interests

  Y
  = Cumulative number of shares of New UPC Common Stock to be issued under the Plan after the Effective Date to the Holders of Allowed Class 5 Claims in resolution of Disputed Claims

        No fractional Subscription Reserve Shares or cash in lieu thereof will be issued or paid (or set aside for payment). Instead, the number of Subscription Reserve Shares to be distributed to any Subscribing Holder will be rounded down to the nearest whole number.

        Upon resolution of all Disputed Claims and distribution of all Subscription Reserve Shares distributable in accordance with the Plan, the escrow agent shall return all undistributed Subscription Reserve Shares to New UPC.

  Reduction of Number of Subscription Shares Allotted to a Subscribing Holder through a Reduction in the Maximum Subscription Amount

        The number of Subscription Shares on the date of this Disclosure Statement assumes that the Maximum Subscription Amount is €100 million. The Plan provides that the Maximum Subscription Amount will be reduced on a Euro-for-Euro basis from the date of this Disclosure Statement until the Effective Date by an amount equal to the net proceeds of any assets sold by the Company prior to the Effective Date (other than assets sold in the ordinary course of the Company's business in a manner consistent with its past practices) and the net proceeds from any non-dilutive capital raised by the

Company (other than capital received by the Company from UGC or its related parties). If the Maximum Subscription Amount is reduced after the date of this Disclosure Statement, the number of Subscription Shares for which a Subscribing Holder will be permitted to subscribe will be reduced ratably by the same percentage that the Maximum Subscription Amount was reduced below €100 million, unless otherwise agreed to by UGC. If the Maximum Subscription Amount is reduced before the date that the payment invoice for the Subscription Shares (the "Invoice") are distributed as set forth in "—Method of Payment," below, the reduced number of Subscription Shares for which a Subscribing Holder will be permitted to subscribe will be identified on the Invoice for such Subscribing Holder. If the Maximum Subscription Amount is reduced on or after the date that the Invoice is distributed, the funds provided by a Subscribing Holder in excess of the Subscription Amount for the reduced number of Subscription Shares for which such Subscribing Holder will be permitted to subscribe will be returned to such Subscribing Holder at the time the Subscription Shares are distributed to such Subscribing Holder.

  Exemption from U.S. Securities Act Registration

        In connection with the consummation of the Plan, the Company and New UPC will rely on Section 1145 of the U.S. Bankruptcy Code, to the extent it is applicable, to exempt the issuance of (i) the New UPC Equity Purchase Rights and (ii) the Subscription Shares issuable upon exercise of the New UPC Equity Purchase Rights, including any Subscription Reserve Shares, from the registration requirements of the U.S. Securities Act and of any state securities or "blue sky" laws. See "New UPC—Issuance and Resale of the New UPC Common Stock."

        Because of the complex, subjective nature of the question of whether a particular Holder of New UPC Equity Purchase Rights may be an underwriter, neither New UPC nor the Company makes any representation or provides any guidance or instructions concerning the ability of any person to exercise the New UPC Equity Purchase Rights or to dispose of any Subscription Shares issuable upon exercise of the New UPC Equity Purchase Rights.

  Subscription Procedures for the Exercise of New UPC Equity Purchase Rights

        There is a section on the Ballot sent to each Holder of Belmarken Notes Claims, UPC Notes Claims and General Unsecured Claims enabling such Holder to indicate, after calculating the maximum number of Subscription Shares such Holder is entitled to subscribe for, how many Subscription Shares it desires to subscribe for and instructions on how to subscribe for them (the "Instructions").

        A Subscribing Holder of New UPC Equity Purchase Rights may subscribe for its allotted Subscription Shares by (i) delivering its Ballot to either the applicable Voting Agent or its Intermediary, as applicable (see "Chapter 11 Case and the Plan of Reorganization—Voting on, and Confirmation of, the Plan—Voting Procedures" for a discussion of the delivery of Ballots by Holders of Claims and Equity Interests), such that the subscription section of such Subscribing Holder's Ballot is transmitted to the applicable Voting Agent on or prior to the Voting Deadline with the section setting forth the number of Subscription Shares being subscribed for, duly completed and duly executed and (ii) sending full payment payable to a commercial bank to be appointed by the Company as the subscription agent (the "Subscription Agent") of the Subscription Price for each Subscription Share multiplied by the total number of Subscription Shares subscribed for by such Subscribing Holder (the "Subscription Amount") on or prior to the fifth Business Day prior to the Effective Date (the "Subscription Deadline").

        New UPC Equity Purchase Rights will not be considered exercised and Subscription Shares will not be considered subscribed for on the Effective Date unless (i) the appropriate Voting Agent receives the Ballot or Master Ballot, as applicable, with the subscription section completed on or before the Voting Deadline and (ii) the Subscription Agent receives full payment of the Subscription Amount ("Payment") on or before the Subscription Deadline. Even if a Subscribing Holder indicates on its Ballot or Master Ballot, as applicable, of its decision to subscribe for Subscription Shares in exercise of its New UPC Equity Purchase

Rights, the New UPC Equity Purchase Rights of such Subscribing Holder shall not be deemed to be exercised on the Effective Date unless the corresponding Payment of the Subscription Amount from such Subscribing Holder is also received by the Subscription Agent on or prior to the Subscription Deadline. Failure by a Subscribing Holder to make the required Payment of its Subscription Amount to the Subscription Agent by the Subscription Deadline will result in the cancellation of the New UPC Equity Purchase Rights of such Subscribing Holder on the Effective Date.

        Since the UPC Notes are held through Intermediaries, only those Intermediaries can exercise the New UPC Equity Purchase Rights and subscribe for Subscription Shares on behalf of the beneficial owners of such UPC Notes (including making the Payment of the Subscription Amount on behalf of such beneficial holders). If a Subscribing Holder is a beneficial owner of UPC Notes and indicates on its Ballot that it intends to exercise its New UPC Equity Purchase Rights and subscribe for Subscription Shares, the transfer of its UPC Notes will be blocked by DTC from the Voting Deadline to the earlier of (i) the Subscription Deadline in the event such Subscribing Holder fails to pay the required Subscription Amount on the Subscription Deadline or (ii) the Effective Date in the event such Subscribing Holder makes the required Payment of the Subscription Amount on or prior to the Subscription Deadline. If any Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when executing the Ballot and, unless waived by New UPC and/or the appropriate Voting Agent, proper evidence satisfactory to New UPC and/or the appropriate Voting Agent of such person's authority to so act and to exercise the New UPC Equity Purchase Rights and subscribe for Subscription Shares on behalf of the person entitled to vote must be submitted.

  Method of Payment

        An Invoice setting forth the Subscription Amount for the Subscription Shares to be subscribed for by each Subscribing Holder will be sent to such Subscribing Holder promptly after the Confirmation Date. The Invoice will set forth (i) the number of Subscription Shares to be subscribed for by such Subscribing Holder, (ii) except to the extent set forth in the next sentence, the aggregate Subscription Amount in Euros for such Subscribing Holder's purchase of such Subscription Shares, (iii) the Subscription Deadline by which such Subscribing Holder will be required to make Payment of the Subscription Amount to the Subscription Agent and (iv) payment instructions. If the Subscribing Holder holds UPC Notes Claims denominated in United States Dollars, the Subscription Amount set forth in such Subscribing Holder's invoice will be denominated and payable in United States Dollars, converted from the corresponding Euro amount and adjusted to take into account currency exchange rates at the time the invoice is sent and any administrative and other costs associated with the currency exchange. The time within which a Subscribing Holder is required to submit Payment of the Subscription Amount is expected to be very short. Accordingly, each Subscribing Holder should be prepared to make Payment of its Subscription Amount promptly upon receiving its Invoice.

        The Subscription Agent will hold funds received for payment of the Subscription Amount in a segregated non-interest bearing account with payments received from other Subscribing Holders until the Subscription Shares issuable upon exercise of the New UPC Equity Purchase Rights are issued, or if the New UPC Equity Purchase Rights are terminated as described under "—Termination of the New UPC Equity Purchase Rights," until repaid by the Subscription Agent.

  Delivery of Ballot and Payment

        Subscribing Holders should deliver the Ballot to the appropriate Voting Agent or its Intermediary, as applicable, and Payment to the Subscription Agent at their respective addresses set forth in the Instructions. Delivery to an address other than the applicable address set forth in the Instructions will not constitute valid delivery. The method of delivery of the Ballot and Payment will be at the election and risk of the Subscribing Holder.

        If sent by mail, Subscribing Holders are urged to send the Ballot (duly completed and executed) by registered mail, properly insured, with return receipt requested, and to make Payment of the Subscription Amount by wire transfer to the Subscription Agent as set forth in the invoice and are urged to allow a sufficient number of days to ensure timely delivery of the Ballot to the appropriate Voting Agent prior to the Voting Deadline and clearance of the Subscription Amount prior to the Subscription Deadline.

  Calculation of Subscription Shares Subscribed for

        If a Subscribing Holder does not forward full Payment of the total Subscription Amount due for the number of Subscription Shares that the duly completed Ballot indicates are to be subscribed for, then the Subscribing Holder will be deemed to have decided to subscribe for the maximum number of Subscription Shares that such Subscribing Holder may subscribe for with the aggregate Subscription Amount delivered by such Subscribing Holder to the Subscription Agent.

        If a Subscribing Holder's aggregate Subscription Amount is greater than the amount it owes for the Subscription for all of the Subscription Shares under such Subscribing Holder's invoice, the Subscription Agent will return the excess amount to such Subscribing Holder by regular mail, without interest, promptly after the Effective Date.

  Notice to Intermediaries

        Record holders of New UPC Equity Purchase Rights, such as Intermediaries which hold securities for the accounts of others, should contact the respective beneficial owners of such New UPC Equity Purchase Rights as soon as possible to ascertain the beneficial owners' intentions and to obtain instructions with respect to the New UPC Equity Purchase Rights.

        If a beneficial owner so instructs, the record owner of a New UPC Equity Purchase Right should complete the applicable portion of the Master Ballot and submit such Master Ballot to the appropriate Voting Agent and submit full payment of the Subscription Amount to the Subscription Agent. In addition, beneficial owners of New UPC Equity Purchase Rights held through such a Intermediary holder should contact the Intermediary and request the Intermediary to effect the transactions in accordance with the beneficial owner's instructions.

  Determinations Regarding the Exercise of New UPC Equity Purchase Rights and Subscriptions for Subscription Shares

        Subject to any applicable order of the U.S. Bankruptcy Court, the Company, New UPC, the Voting Agents and/or the Subscription Agent will decide all questions concerning the timeliness, validity, form and eligibility of a Subscribing Holder to exercise its New UPC Equity Purchase Rights on the Effective Date and subscribe for Subscription Shares pursuant to such New UPC Equity Purchase Rights and such determinations will be final and binding on all persons.

        Subject to any applicable order of the U.S. Bankruptcy Court, the Company, New UPC, the Voting Agents and/or the Subscription Agent, in their sole discretion, may waive any defect or irregularity in connection with the submission of a completed subscription agreement set forth on a Ballot or Master Ballot and will not be liable for failure to notify a Subscribing Holder of any such defect or irregularity. No subscription will be accepted until all defects and irregularities have been waived or cured within such time as the Company, New UPC, the Voting Agent and/or the Subscription Agent decides, in their or its sole discretion.

  No Revocation

        If a Subscribing Holder has indicated on its Ballot submitted by the Voting Deadline its intention to subscribe for the Subscription Shares allocated to it pursuant to its New UPC Equity Purchase Rights and paid, by the Subscription Deadline, the required Subscription Amount, such Subscribing Holder may not revoke the exercise of its New UPC Equity Purchase Rights and its subscription for the indicated number of Subscription Shares on the Effective Date. New UPC Equity Purchase Rights not exercised on or prior to the Effective Date shall be cancelled and be of no further force and effect.

        Pursuant to the UGC Subscription Commitment and on the terms set forth in the Restructuring Agreement, UGC has agreed to subscribe for, on the Effective Date and at the maximum Implied Purchase Price, the aggregate number of 2,523,341 Subscription Shares less the number of Subscription Shares subscribed for on the Effective Date by Holders of Belmarken Notes Claims, UPC Notes Claims and General Unsecured Claims pursuant to the New UPC Equity Purchase Rights, on the Effective Date.

  All Other Matters

        New UPC will not provide the New UPC Equity Purchase Rights to Holders of Belmarken Claims, UPC Notes Claims or General Unsecured Claims in any state or other jurisdiction in which it is unlawful to do so, nor is it selling or accepting any offers to subscribe for, or purchase, Subscription Shares from holders of New UPC Equity Purchase Rights that are residents of those states or other jurisdictions. New UPC may delay providing the New UPC Equity Purchase Rights in those states or jurisdictions, or change the terms of the provision of the New UPC Equity Purchase Rights, in order to comply with the securities law requirements of those states or other jurisdictions. New UPC may decline to make modifications to the terms of the provision of the New UPC Equity Purchase Rights requested by those states or other jurisdictions, in which case, holders of New UPC Equity Purchase Rights which are residents of those states or other jurisdictions will not receive any New UPC Equity Purchase Rights.

Non-Transferability of the New UPC Equity Purchase Rights

        The New UPC Equity Purchase Rights are not transferable.

THE COMPANY

Business

        The Company was incorporated under Dutch law as a limited liability company (naamloze vennootschap) on December 21, 1990 and has its corporate seat in Amsterdam, The Netherlands. Its executive offices are located at Boeing Avenue 53, 1119 PE Schiphol-Rijk, The Netherlands.

        The Company is a holding company whose principal assets are its ownership interests in approximately two hundred (200) direct and indirect operating subsidiaries. Except as set forth below, none of the Company's subsidiaries or affiliates have commenced insolvency proceedings in the United States and they continue to operate outside of bankruptcy in the ordinary course of business.

        The Company's wholly-owned indirect subsidiary, Bicatobe Investments B.V., holds an 80% interest in Tara Television Ltd. ("Tara"), an Irish company. Tara filed for protection from its creditors under Irish law on March 1, 2002. In addition, Tevel Israel International Communications Ltd., the Company's 46.6% owned affiliate, filed for bankruptcy protection in Israel in April 2002. In addition, on March 29, 2002, an involuntary Chapter 11 proceeding was commenced in Denver, Colorado against United Australia/Pacific, Inc. ("UAP"), an affiliate of the Company. Simultaneously therewith, UAP filed a voluntary Chapter 11 Case in the Southern District of New York. On or about April 10, 2002, the involuntary case was transferred to the Southern District of New York. The case is currently pending in the Southern District of New York.

        The Company has determined that it may be advisable to restructure the balance sheet of UPC Polska, the holding company for its operations in Poland. In this regard, UPC Telecom BV, a wholly-owned subsidiary of the Company that acts as the holding company for UPC Polska, has begun discussions with the significant holders of the outstanding 14 1/2% Senior Discount Notes due 2008 and 14 1/2% Senior Discount Notes due 2009 issued by UPC Polska regarding the possible terms of a restructuring of the UPC Polska notes. The Company expects that, if successful, these discussions will likely result in a restructuring of the UPC Polska notes; however, at this time, no definitive agreement has been reached with the holders of such notes. The Company does not expect that a restructuring of the UPC Polska notes will have a material effect on the estimated recovery expected to be received by the Holders of Claims against, and Equity Interests in, the Company under the Plan and the Akkoord.

        The UPC Group owns and operates broadband communications networks providing telephone, cable and internet services to both residential and business customers in 11 countries in Europe. Its subscriber base is one of the largest of any group of broadband communications networks operated across Europe. In particular, the UPC Group has approximately 6.6 million subscribers to its basic tier video services, and an additional 116,200 subscribers for its digital DTH service in Hungary, the Czech Republic and the Slovak Republic. Residential telephone services are offered under the brand Priority Telecom over its Austrian, Dutch, French and Norwegian systems and serve approximately 396,200 residential subscribers. In addition, the UPC Group currently offers internet services in nine countries to approximately 611,200 residential subscribers.

        The operations of the UPC Group are organized into three principal divisions:

  UPC Distribution

        The distribution division delivers video services, and in many of the UPC Group's Western European systems, telephone and internet services to the residential market. The division also offers residential internet and telephone services in some of the UPC Group's Eastern European systems. Over the past few years, the distribution division has commenced several significant projects to upgrade the various services offered to customers. These projects include an upgrade of the cable television systems to provide high-speed two way capacity (which will enable it to offer telephone and internet services as well as enhanced digital video services), the launching of digital video in several of the group's Western European systems and the upgrading and integrating of the group's information technology systems.

  UPC Media

        The UPC Media division operates the group's converging internet and video content and programming business, including digital video products. In particular, UPC Media focuses on five key areas:

  (i)
  chello broadband internet services;

  (ii)
  interactive digital services;

  (iii)
  transactional television services such as pay per view movies;

  (iv)
  digital broadcast and post production services; and

  (v)
  thematic channels for distribution on the Company's network, third party networks and DTH platforms.

  Priority Telecom

        Priority Telecom operates a competitive local exchange carrier ("CLEC") business and provides telephone and data network solutions to the business market. Priority Telecom N.V. was founded for the purpose of providing telephone services to business customers and is the primary vehicle for providing telecommunications services to the UPC Group's business customers. Through Priority Telecom N.V., the group's CLEC business is currently operating in metropolitan areas in The Netherlands, Austria and Norway. Additionally, UPC Distribution's local operating companies provide telephone services to residential customers using the Priority Telecom brand.

        For a further description of the UPC Group, see "Item 1—Business" and "Item 2—Properties" of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 attached to this Disclosure Statement as Annex C and incorporated herein by reference, and "Item 2—Management's Discussion and Analysis of Financial Condition and Results of Operations—Description of Business" of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002 attached to this Disclosure Statement as Annex E and incorporated herein by reference.

Investments

        For a discussion of the main investments of the Company, including equity and debt securities acquired by the Company since January 1, 1999 and information regarding the financing for, and location of, such investments, see "Item 1—Business," "Item 2—Properties," "Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operations" and notes 1, 4 and 6 of the notes to the annual audited consolidated financial statements of the Company contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 attached to this Disclosure Statement as Annex C and incorporated herein by reference, and "Item 2—Management's Discussion and Analysis of Financial Condition and Results of Operations" and notes 1 and 5 of the notes to the quarterly unaudited consolidated financial statements of the Company contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002 attached to this Disclosure Statement as Annex E and incorporated herein by reference.

Litigation and Claims

        For a description of the legal proceedings to which the UPC Group is a party and claims arising out of the UPC Group's operations in the normal course of business, see the section entitled "Item 3—Legal Proceedings" of the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and the section entitled "Item 1—Legal Proceedings" of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, copies of which are attached hereto as Annex C and Annex E, respectively, and incorporated herein by reference.

Licenses

        For a discussion of the importance to the Company and the duration and effect of all licenses held, see the section entitled "Item 1. Business—Regulation" of the Company's Annual Report on Form 10-K for the year ended December 31, 2001, a copy of which is attached hereto as Annex C, and incorporated herein by reference.

Selected Historical Consolidated Financial Information

        The following selected consolidated financial data for the years ended December 31, 2001, 2000, 1999, 1998, and 1997 have been derived from the Company's consolidated financial statements, which statements have been audited by Arthur Andersen, independent auditors, as restated for 1998 and 1997 to include the financial data of Monor Communications Group, Inc., Tara Television Limited and Ibercom, Inc. for all periods in which their operations were part of UGC Holdings' consolidated results. On December 11, 1997, UGC Holdings acquired the 50% of the Company that it did not already own from Royal Philips Electronics N.V. As a result of this acquisition and the associated push-down of UGC Holdings' basis on December 11, 1997, the financial information for the years ended December 31, 2001, 2000,1999 and 1998 is presented on a "post-acquisition" basis. The Company adopted the Euro as the Company's reporting currency effective December 31,1999. The Company has retroactively restated financial information for all periods presented using the exchange rate fixed on January 1, 1999 of Euro 1.0 to 2.20371 Dutch Guilders.

        The selected consolidated statement of financial data for the nine months ended September 30, 2001 and 2002 have been derived from the Company's consolidated financial statements for such periods. Such selected financial data are unaudited but, in the opinion of the Company's management, include all adjustments (consisting only of normally recurring adjustments) necessary for a fair presentation thereof. Results for the nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the full year.

        The selected consolidated financial information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, the Company's consolidated financial statements and notes thereto.

SELECTED CONSOLIDATED FINANCIAL DATA

	Year Ended December 31,					For the Nine Months Ended September 30,
	1997	1998	1999	2000	2001	2001	2002
						(unaudited)
	(In thousands of Euros, except per share data)
Statement of Operations Data:
Service and other revenue	153,040	185,582	447,501	1,000,825	1,378,764	1,033,385	1,046,101
Operating expense	(53,777)	(62,830)	(293,778)	(714,906)	(931,817)	(724,878)	(566,952)
Selling, general & administrative expense	(54,030)	(218,587)	(466,260)	(569,121)	(613,086)	(460,808)	(297,909)
Depreciation and amortization	(60,302)	(85,150)	(266,070)	(718,669)	(1,097,822)	(767,979)	(534,679)
Impairment and restructuring charges	—	—	—	—	(1,687,948)	(359,015)	(23,635)

Net operating loss	(15,069)	(180,985)	(578,607)	(1,001,871)	(2,951,909)	(1,279,295)	(377,074)
Interest income	2,955	3,357	20,104	44,345	49,655	44,886	17,309
Interest expense	(32,100)	(47,355)	(178,448)	(753,231)	(919,570)	(688,174)	(669,088)
Provisions for loss on investment	—	—	—	—	(375,923)	(375,923)	(7,957)
Gain (loss) on sale of business	—	—	1,501	(3,482)	(468,306)	—	—
Foreign exchange gain (loss) and other expense	(27,205)	(1,606)	(22,561)	(177,803)	(172,437)	(91,740)	324,678

Net loss before income taxes and other items	(71,419)	(226,589)	(758,011)	(1,892,042)	(4,838,490)	(2,390,246)	(712,132)
Share in results of affiliated companies, net	(11,552)	(28,962)	(29,760)	(116,690)	(186,047)	(107,723)	(36,913)
Minority interests in subsidiaries	69	523	1,651	23,887	543,092	111,473	(10,387)
Income tax benefit (expense)	748	(551)	1,822	(3,930)	39,616	(529)	(1,607)

Net loss before cumulative effect of change in accounting principle	(82,154)	(255,579)	(784,298)	(1,988,775)	(4,441,829)	(2,387,025)	(761,039)
Extraordinary gain	—	—	—	—	—	—	471,718
Cumulative effect of change in accounting principle	—	—	—	—	21,349	21,349	—

Net loss	(82,154)	(255,579)	(784,298)	(1,988,775)	(4,420,480)	(2,365,676)	(289,321)

Basic and diluted net loss attributable to common shareholders	(82,154)	(255,579)	(784,298)	(1,996,408)	(4,540,791)	(2,455,630)	(392,128)
Basic and diluted net loss per ordinary share before cumulative effect of change in accounting principle	(0.30)	(1.03)	(2.08)	(4.56)	(10.32)	(5.40)	(1.72)
Basic and diluted net loss per ordinary share	(0.30)	(1.03)	(2.08)	(4.56)	(10.27)	(5.35)	(0.65)
Weighted-average number of ordinary shares outstanding	275,421,933	247,915,834	377,969,829	438,041,841	444,226,377	441,829,327	443,417,525
Selected Balance Sheet Data (period end):
Non-restricted cash and cash equivalents	45,443	13,419	1,025,460	1,590,230	855,001	893,756	301,094
Other current assets	38,762	61,735	311,202	402,544	479,172	450,648	356,458
Investments in and advances to affiliated companies	187,706	223,737	242,847	685,288	193,648	250,712	126,205
Property, plant and equipment	220,075	273,628	1,974,817	3,709,352	3,754,330	3,682,323	3,331,134
Goodwill and other intangible assets, net	313,129	308,585	2,611,413	5,119,892	3,003,503	4,544,526	2,893,382

Total assets	869,309	938,317	6,802,272	11,968,439	8,475,464	10,370,240	7,021,760

Short-term debt and current portion of long-term debt(1)	116,855	159,664	213,532	69,692	9,274,941	65,148	8,464,431
Other current liabilities	84,150	110,956	565,207	1,263,107	1,175,463	961,136	934,269
Long-term debt	438,397	533,078	3,966,490	8,244,337	469,990	9,342,998	451,314
Other non-current liabilities	26,377	156,510	88,028	46,801	243,962	152,185	280,866

Total liabilities	665,779	960,208	4,833,257	9,623,937	11,164,356	10,521,467	10,130,880

Minority interest in subsidiaries	3,955	11,768	11,895	831,132	152,096	588,972	13,723
Convertible preferred stock	—	—	—	1,392,251	1,505,435	1,474,718	1,608,248
Total shareholders' equity (deficit)	199,575	(33,659)	2,020,200	121,119	(4,346,423)	(740,199)	(4,731,091)

(1)
As discussed in Note 2—"Risks and Going Concern Uncertainties" of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, attached as Annex E hereto, since March 3, 2002, the Company has been in default under the UPC Notes and the Belmarken Notes and has received the UPCD Facility Waiver. Accordingly, these borrowings have been reclassified to the current portion of long-term debt.

Management's Discussion and Analysis of Financial Condition and Results of Operation

        For the management's discussion and analysis of the financial condition and results of the operations of the Company, "Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and the section entitled "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, copies of which are attached hereto as Annex C and Annex E, respectively, and incorporated herein by reference.

Current Management of the Company

  Board of Management

        The following are the members of the Company's Board of Management as of the date of this Disclosure Statement:

John F. Riordan	Board of Management Member, President, and Chief Executive Officer
Charles H.R. Bracken	Board of Management Member and Chief Financial Officer
Gene Musselman	Board of Management Member and Chief Operating Officer
Nimrod J. Kovacs	Board of Management Member and Executive Chairman, UPC Central Europe
Shane O'Neill	Board of Management Member and Chief Strategy Officer
Anton M. Tuijten	Board of Management Member, Senior Vice President and General Counsel

        For more information regarding the members of the Company's Board of Management, see "Item 10—Directors and Executive Officers of the Registrant" of the Company's Amendment No. 1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2001, a copy of which is attached hereto as Annex D and incorporated herein by reference.

  Supervisory Board

        The following are the members of the Company's Supervisory Board as of the date of this Disclosure Statement:

Michael T. Fries	Chairman of the Supervisory Board
John P. Cole, Jr.	Supervisory Director
John W. Dick	Supervisory Director
Richard de Lange	Supervisory Director
Ellen P. Spangler	Supervisory Director
Tina M. Wildes	Supervisory Director
Gene W. Schneider	Advisor to the Supervisory Board

        For more information regarding the members of the Company's Supervisory Board, see "Item 10—Directors and Executive Officers of the Registrant" of the Company's Amendment No. 1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2001, a copy of which is attached hereto as Annex D and incorporated herein by reference.

Management of the Company On and After the Effective Date

  Board of Management

        From and after the Effective Date, the corporate governance of the Company shall be modified to ensure that the decisions taken by the Board of Directors of New UPC, subject to the Amended and Restated New UPC Certificate of Incorporation and the Amended and Restated New UPC By-Laws, will be implemented by the Company.

        It is the intention of New UPC and the Company that, under the Third Amendment upon the later to occur of the Effective Date and the date on which the Company is delisted from Euronext, the Board of Management of the Company shall be New UPC.

        Upon the Effective Date, the members of the Board of Management of the Company shall be those individuals set forth in a schedule to be filed by the Company with the U.S. Bankruptcy Court and mailed to all holders of Claims or Equity Interests entitled to vote on the Plan on or before the Document Filing Date (the "Board of Management Schedule"). The Board of Management Schedule shall also set forth the proposed compensation for such members of the Board of Management of the Company.

  Supervisory Board

        Effective upon the Third Amendment, the two-tier structure of the Company's management providing for both a Board of Management and a Supervisory Board will be amended to a one-tier structure, the Company's Supervisory Board will be dissolved and removed from the Company's Articles of Association and the Company's management will consist of a Board of Management with one or more members. New UPC will become the sole managing director of the Company upon the later to occur of the Effective Date and the delisting of the UPC Ordinary Shares from Euronext.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION OF THE COMPANY AND NEW UPC

General

        The unaudited pro forma condensed consolidated balance sheets and unaudited pro forma condensed consolidated income statements of the Company and New UPC set forth below were prepared to illustrate the effect of the Restructuring of the Reorganized Company at the holding company level as if the Restructuring was completed as of December 31, 2000, and are derived from the audited historical consolidated financial statements of the Company for the fiscal year ended December 31, 2001, as contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, and the unaudited historical consolidated financial statements of the Company for the nine months ended September 30, 2002, as contained in the Company's Quarterly Report on Form 10-Q for the nine months ended September 30, 2002. The unaudited pro forma consolidated financial information set forth below has been prepared and presented solely for purposes of Section 2, subparagraph 1, of the Dutch Securities Decree 1995.

        The historical consolidated financial information of the Company for the nine-month period ended September 30, 2002 presented below is unaudited, but contains all adjustments (consisting of normal, recurring accruals) that the Company's management believes are necessary for a fair presentation of such information. Historical results of operations for the nine months ended September 30, 2002 are not necessarily indicative of the results to be expected for the full year 2002.

        The unaudited pro forma financial information presented below is based upon certain assumptions and adjustments, which the management of the Company believes are reasonable. These unaudited pro forma adjustments represent the Company's preliminary determination of such adjustments based upon currently available information. In preparing the unaudited pro forma condensed consolidated financial information, New UPC accounted for the Restructuring as a reorganization of entities under common control at historical cost, similar to a "pooling of interests." These detailed unaudited pro forma condensed consolidated financial statements and related notes are included in this Disclosure Statement to provide further information on the Restructuring and the related assumptions and adjustments. The unaudited pro forma condensed consolidated financial statements presented below were not prepared in accordance with Article 11 of Regulation S-X promulgated by the SEC.

        The unaudited pro forma consolidated financial information presented below is not necessarily indicative of how the Company's consolidated balance sheets as of December 31, 2001 and September 30, 2002 and the Company's statements of operations for the fiscal year ended December 31, 2001 and the nine months ended September 30, 2002 would have been presented had the Restructuring actually been consummated at the assumed date, nor is it necessarily indicative of the presentation of the Company's consolidated balance sheet and statement of operations for any future period. The unaudited pro forma consolidated financial information set forth below should be read in conjunction with the Company's audited consolidated financial statements for the fiscal year ended December 31, 2001 as contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and unaudited consolidated financial statements for the nine months ended September 30, 2002 as contained in the Company's Quarterly Report on Form 10-Q for the nine months ended September 30, 2002, which are attached to this Disclosure Statement as Annex C and Annex E, respectively, and are incorporated herein by reference.

General Assumptions

        The unaudited pro forma financial statements of the Company and New UPC consist of the unaudited pro forma balance sheets and the unaudited pro forma statements of operations set forth below and include the following assumptions:

  •
  as if the Restructuring had been completed on December 31, 2000;

  •
  all financial information has been prepared in accordance with generally accepted accounting principles in the United States;

  •
  the surrender and transfer of all General Unsecured Claims against the Company are not taken into account in preparing the unaudited pro forma condensed consolidated financial information; and

  •
  there have been no material transactions concerning the Company or New UPC, other than the assumptions discussed herein.

        Additionally, the unaudited pro forma financial information of the Company and New UPC as reported does not reflect the following (with all Euro amounts set forth below in thousands):

  Pro Forma Deconsolidation of UPC Germany as of December 31, 2000

        Until July 30, 2002, the Company had effective ownership of 51% of EWT/TSS Group ("EWT") through its 51% owned subsidiary, UPC Germany. In March 2002, the 49% shareholders in UPC Germany exercised a call right with respect to 22.3% of UPC Germany. Consequently, the Company now owns 28.7% of UPC Germany, with the former 49% shareholders owning the remaining 71.3%. UPC Germany is governed by a newly agreed shareholders' agreement and was deconsolidated by the Company effective August 1, 2002. This transaction resulted in a deferred gain on sale of assets of €150,300 in the third quarter of 2002. Although it is not the Company's management's current intention, it may decide to fund UPC Germany sometime in the future, and, as such, the Company has deferred the gain on sale of assets, which is the amount of losses recognized in excess of the Company's cumulative investment in UPC Germany as of September 30, 2002. Included in the historical condensed consolidated statements of operations of the Company are revenues of €29,692 and €51,260 and net losses of €3,463 and €821,206 of EWT for the nine months ended September 30, 2002, and for the twelve months ended December 31, 2001, respectively.

  Application of Statement of Financial Accounting Standards No. 142

        The Company has adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), effective January 1, 2002. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized, but are tested for impairment on an annual basis and whenever indicators of impairment arise. In addition, goodwill on equity method investments is no longer amortized, but tested for impairment in accordance with APB 18, "The Equity Method of Accounting for Investments in Common Stock." The goodwill impairment test, which is based on fair value, is performed at the reporting unit level. All recognized intangible assets that are deemed not to have an indefinite life are amortized over their estimated useful lives. The Company finalized the process of comparing the fair value of its reporting units with their respective carrying amounts, including goodwill. This process enabled the Company to identify any potential goodwill impairment from the adoption of SFAS 142. If the fair value of a reporting unit exceeds its carrying amount, the goodwill of such reporting unit is considered not impaired. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test will be performed to measure the amount of impairment loss. The first step of the goodwill impairment test was performed and the carrying amount of certain reporting units exceed their fair value, including reporting units in The Netherlands, Sweden, Hungary, the Czech Republic, France, Slovakia and Poland and Priority Telecom. The Company is currently carrying out the second step of the test to quantify how much of the total goodwill will be impaired. The Company currently expects to recognize a substantial negative cumulative effect adjustment in the Company's condensed consolidated statements of operations effective as of January 1, 2002, as a result of this process. However, the definitive amount of such impairment has not yet been quantified. Net goodwill of approximately €2.8 billion is included in the accompanying unaudited condensed consolidated pro forma balance sheet as of September 30, 2002.

  Dutch Capital Gains Taxes

        With respect to capital gains taxes in The Netherlands, the Company has taken the position that certain exemptions will be available.

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2001

	Historical Company Consolidated	Pro Forma Adjustments		Pro Forma Company Consolidated	Pro Forma New UPC Standalone		Intercompany Eliminations	Pro Forma New UPC Consolidated
	(In thousands of Euros)
Assets:
Current assets
Cash and cash equivalents	855,001	26,508	(1)	881,509	—		—	881,509
Restricted cash	36,322	—		36,322	—		—	36,322
Subscriber receivables, net of allowance for doubtful accounts of 39,990	142,460	—		142,460	—		—	142,460
Costs to be reimbursed by affiliated companies	11,319	—		11,319	—		—	11,319
Other receivables	77,367	—		77,367	—		—	77,367
Deferred financing costs, net	147,210	(147,210)	(2)	—	—		—	—
Prepaid expenses and other current assets	64,494	—		64,494	—		—	64,494

Total current assets	1,334,173	(120,702)		1,213,471	—		—	1,213,471
Other investments	32,336	—		32,336	—		—	32,336
Investments in affiliates	193,648	—		193,648	2,958,351	(12)	(2,958,351)	193,648
Property, plant and equipment, net	3,754,330	—		3,754,330	—		—	3,754,330
Goodwill and other intangible assets, net	3,003,503	—		3,003,503	—		—	3,003,503
Deferred financing costs, net	—	71,125	(3)	71,125	—		—	71,125
Derivative assets	146,934	(146,934)	(4)	—	—		—	—
Other assets	10,540	—		10,540	—		—	10,540

Total assets	8,475,464	(196,511)		8,278,953	2,958,351		(2,958,351)	8,278,953

Liabilities and Shareholders' Deficit:
Current liabilities
Accounts payable, including related party payables of 5,065	362,460	—		362,460	—		—	362,460
Accrued liabilities	713,449	(103,595)	(5)	609,854	—		—	609,854
Subscriber prepayments and deposits	99,554	—		99,554	—		—	99,554
Derivative liabilities	—	47,066	(6)	47,066	—		—	47,066
Short-term debt	86,843	—		86,843	—		—	86,843
Current portion of long-term debt	9,188,098	(9,103,156)	(7)	84,942	—		—	84,942

Total current liabilities	10,450,404	(9,159,685)		1,290,719	—		—	1,290,719
Long-term debt	469,990	3,163,835	(8)	3,633,825	—		—	3,633,825
Deferred gain on sale of assets	—	—		—	—		—	—
Other long-term liabilities	243,962	—		243,962	—		—	243,962

Total liabilities	11,164,356	(5,995,850)		5,168,506	—		—	5,168,506

Minority interests in subsidiaries	152,096	—		152,096	—		—	152,096
Hybrid loan-related party	—	100,000	(9)	100,000	—		(100,000)	—
Convertible preferred stock	1,505,435	(1,505,435)	(10)	—	—		—	—
Shareholders' equity	(4,346,423)	7,204,774	(11)	2,858,351	2,958,351		(2,858,351)	2,958,351

Total liabilities and shareholders' equity	8,475,464	(196,511)		8,278,953	2,958,351		(2,958,351)	8,278,953

Notes to the unaudited pro forma condensed consolidated balance sheet as of December 31, 2001:

        The following unaudited pro forma adjustments have been made to the condensed consolidated balance sheet of the Company as of December 31, 2001 (Euro amounts in thousands):

  (1)
  Cash and cash equivalents: An increase of €26,508 consisting of the following two components:

  •
  the estimated expenses for the Restructuring of €73,492 have been deemed to have been incurred and paid in the year ended December 31, 2000. The Restructuring expenses of €73,492 have been adjusted, resulting in a decrease in cash and cash equivalents; and

    •
    the New UPC Equity Subscription of €100,000 has been deemed to have taken place on December 31, 2000. New UPC will provide the Company with a hybrid loan of €100,000 upon the New UPC Equity Subscription, resulting in a net increase in cash and cash equivalents.

  (2)
  Net deferred financing costs (current assets): A decrease of €147,210 was made to net deferred financing costs consisting of the following two components:

  •
  net deferred financing costs of €76,085 relating to the UPC Notes and the Belmarken Notes have been expensed in the statement of operations upon consummation of the Restructuring, resulting in a decrease in net current assets; and

  •
  as the Company's defaults will be cured by consummation of the Restructuring, short-term net deferred financing costs that are not related to the UPC Notes and Belmarken Notes, of €71,125, have been reclassified as long-term net deferred financing costs.

  (3)
  Increase in net deferred financing costs (long-term assets): As the Company's defaults will be cured upon consummation of the Restructuring, short-term net deferred financing costs that are not related to the UPC Notes and Belmarken Notes, of €71,125, have been reclassified as long-term net deferred financing costs, as stated in Note (2) above.

  (4)
  Derivative assets: A decrease of €146,934 was made to derivative assets, consisting of the following two components:

  •
  €194,000 of the derivative asset value amount related to derivative assets connected with the UPC Notes. These derivative assets were deemed to be unwound and expensed in the statements of operations in the year ended December 31, 2000 resulting in a corresponding decrease in derivative assets on the balance sheet for the year ended December 31, 2001; and

  •
  the remaining derivative liability connected with other derivative instruments of the Company of €47,066 has been reclassified to derivative liabilities, resulting in an increase in derivative assets.

  (5)
  Accrued liabilities: A decrease of €103,595 was made to accrued liabilities, consisting of the following two components:

  •
  accrued interest outstanding on the UPC Notes of €102,636 has been reclassified to shareholders' equity as this amount will be included in the intercompany loan with New UPC, and will be converted into shareholders' equity as part of the Restructuring, resulting in a decrease in accrued liabilities; and

  •
  the accrued Restructuring expense of €959 resulted in a decrease in accrued liabilities, as these have been paid upon consummation of the Restructuring.

  (6)
  Increase in derivative liabilities: The derivative liability of €47,066 not connected with the UPC Notes has been reclassified from derivative assets to derivative liabilities, as stated in Note (4) above.

  (7)
  Current portion long-term debt: A decrease of €9,103,156 was made in the current portion of long-term debt, consisting of the following two components:

  •
  The Belmarken Notes of €992,816 and the UPC Notes of €4,946,505 have been reclassified to shareholders' equity as part of the Restructuring, resulting in a decrease in the current portion long-term debt; and

  •
  The UPC Distribution Bank Facility amount of €3,163,835 has been reclassified from the current portion of long-term debt to long-term debt, as the Company will no longer be in default upon consummation of the Restructuring, resulting in a decrease in the current portion of long-term debt.

  (8)
  Increase in long-term debt: The UPC Distribution Bank Facility of €3,163,835 has been reclassified from the current portion of long-term debt to long-term debt, as the Company will no longer be in default upon consummation of the Restructuring, as stated in Note (7) above.

  (9)
  Increase in hybrid loan related party: The New UPC Equity Subscription of €100,000 has been deemed to have taken place on December 31, 2000. New UPC will provide the Company with a hybrid loan of €100,000 upon the New UPC Equity Subscription resulting in an increase in long-term debt related party, as stated in Note (1) above.

  (10)
  Decrease in UPC Preference Shares A: The UPC Preference Shares A amount of €1,505,435 has been converted into shareholders' equity as part of the Restructuring.

  (11)
  Shareholders' equity: An increase of €7,204,774 was made in shareholders' equity, consisting of the following components:

  •
  The Belmarken Notes of €992,816 have been converted into shareholders' equity, resulting in an increase in shareholders' equity;

  •
  The UPC Notes of €4,946,505 (included the related current portion of long-term debt) have been converted into shareholders' equity, resulting in an increase in shareholders' equity;

  •
  The accrued interest of €102,636 (included in accrued liabilities) have been converted into shareholders' equity, resulting in an increase in shareholders' equity;

  •
  The UPC Preference Shares A of €1,505,435 have been converted into shareholders' equity as part of the Restructuring, resulting in an increase in shareholders' equity;

  •
  Net deferred financing costs of the Belmarken Notes and UPC Notes of €76,085 have been expensed through the statement of operations in the year ended December 31, 2000, resulting in a decrease in shareholders' equity;

  •
  Derivative assets connected with the UPC Notes of €194,000 have been unwound as of December 31, 2000, resulting in a decrease in shareholders' equity; and

  •
  Additional restructuring costs of €72,533 have been deemed to have been incurred in the year ended December 31, 2000, resulting in a decrease in shareholders' equity.

  (12)
  Concerning the unaudited pro forma condensed consolidated balance sheets of New UPC (on a standalone basis) as of December 31, 2001, the following assumptions have been made (Euro amounts in thousands):

As of December 31, 2002
New UPC's equity and investments in, and advances to, affiliated companies upon incorporation of New UPC:
New UPC has been deemed to have acquired the UPC Notes, including accrued interest, with a book value of €4,627,056 as of September 30, 2002, which has been presented as investments and advances to affiliated companies and shareholders' equity	4,627,056
New UPC has been deemed to have acquired the Belmarken Notes with a book value of €942,129 as of September 30, 2002, which has been presented as investments and advances to affiliated companies and as shareholders' equity	942,129
New UPC has been deemed to have acquired the UPC Preference Shares A with a book value of €1,608,248 as of September 30, 2002, which has been presented as investments and advances to affiliated companies and as shareholders' equity	1,608,248
New UPC has been deemed to have acquired the UPC Ordinary Shares A and UPC Priority Shares with a negative book value of €4,731,091 as of September 30, 2002, which has been presented net of the unaudited pro forma loss of €531,500 for the nine months ended September 30, 2002 and reflected as investments and advances to affiliated companies and as shareholders' equity	(4,199,591)
In the unaudited pro forma financial statements of the Company as of September 30, 2002, net deferred financing costs of €63,388 relating the UPC Notes and the Belmarken Notes and additional Restructuring expense of €48,643 have been adjusted through the Company's shareholders' equity; in New UPC these amounts are reflected in investments and advances to affiliated companies and in shareholders' equity	(112,031)
New UPC has been deemed to have provided the Company with a hybrid loan of €100,000 subsequent to the New UPC Equity Subscription; in New UPC this has been reflected in investments and advances to affiliated companies and in shareholders' equity	100,000
Other movements in the unaudited pro forma balance sheets of negative €7,460 have also been reflected in investments in advances to affiliated companies and in shareholders' equity	(7,460)

Total shareholders equity and investments in, and advances to, affiliated companies	2,958,351

Unaudited Pro Forma Condensed Consolidated
Statement of Operations for the Fiscal Year Ended December 31, 2001

	Historical Company Consolidated	Pro Forma Adjustments		Pro Forma Company Consolidated	Pro Forma New UPC Standalone	Intercompany Eliminations	Pro Forma New UPC Consolidated
	(In thousands of Euros, except share and per share amounts)
Service and other revenue	1,378,764	—		1,378,764	—	—	1,378,764
Operating expense (exclusive of items shown separately below)	(931,817)	—		(931,817)	—	—	(931,817)
Selling, general and administrative expense	(613,086)	—		(613,086)	—	—	(613,086)
Depreciation and amortization	(1,097,822)	—		(1,097,822)	—	—	(1,097,822)
Impairment and restructuring charges	(1,687,948)	1,281	(1)	(1,686,667)	—	—	(1,686,667)

Net operating loss	(2,951,909)	1,281		(2,950,628)	—	—	(2,950,628)
Interest income	49,655	—		49,655	—	—	49,655
Interest expense	(853,770)	545,056	(2)	(308,714)	—	—	(308,714)
Interest expense—related party	(65,800)	65,800	(3)	—	—	—	—
Provision for loss on investments	(375,923)	—		(375,923)	—	—	(375,923)
Gain (loss) on sale of business	(468,306)	—		(468,306)	—	—	(468,306)
Foreign exchange gain (loss) and other income (expense), net	(172,437)	(124,285)	(4)	(296,722)	—	—	(296,722)

Net loss before income taxes and other items	(4,838,490)	487,852		(4,350,638)	—	—	(4,350,638)
Income tax expense	39,616	—		39,616	—	—	39,616
Minority interests in subsidiaries	543,092	—		543,092	—	—	543,092
Share in results (losses) of affiliated companies, net	(186,047)	—		(186,047)	—	—	(186,047)

Loss from continuing operations before extraordinary gain and cumulative effect of change in accounting principle	(4,441,829)	487,852		(3,953,977)	—	—	(3,953,977)
Extraordinary gain	—	—		—	—	—	—
Cumulative effect of change in accounting principle	21,349	(21,349)	(5)	—	—	—	—

Net loss	(4,420,480)	466,503		(3,953,977)	—	—	(3,953,977)

Basic and diluted net loss attributable to common shareholders	(4,540,791)			(3,953,977)			(3,953,977)

Basic and diluted net loss per ordinary share before extraordinary gain and cumulative effect for accounting principle	(10.32)			(0.08)			(74.60)
Basic and diluted net loss per ordinary share	(10.27)			(0.08)			(74.60)

Basic weighted-average number of ordinary shares outstanding	442,226,377			50,443,417,525			53,000,000

Notes to the unaudited pro forma condensed consolidated statement of operations of the Company for the fiscal year ended December 31, 2001:

        The following unaudited pro forma adjustments have been made to the condensed consolidated statement of operations of the Company for the fiscal year ended December 31, 2001 (Euro amounts in thousands):

  (1)
  Restructuring expense: All Restructuring expenses have been deemed to have been incurred and paid in the year ended December 31, 2000. Therefore, Restructuring expenses included in the historical consolidated statements of operations for the fiscal year ended December 31, 2001, as filed in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, amounting to €1,281, have been eliminated from the unaudited pro forma condensed consolidated statement of operations for the fiscal year ended December 31, 2001.

  (2)
  Interest expense: The UPC Notes have been deemed to have been converted into shareholders' equity as part of the Restructuring, resulting in the elimination of non-related party interest on the UPC Notes, amounting to €545,056, from the statement of operations.

  (3)
  Interest expense—related party: The UPC Notes and the Belmarken Notes have been deemed to have been converted into shareholders' equity as part of the Restructuring, resulting in the elimination of the interest on related party UPC Notes and Belmarken Notes, amounting to €65,800, from the statement of operations.

  (4)
  Net foreign exchange gain (loss) and other income (expense): The UPC Notes and the Belmarken Notes have been deemed to have been converted into shareholders' equity as part of the Restructuring, resulting in the elimination of the foreign exchange gain on the UPC Notes and Belmarken Notes, amounting to €124,285, from the statement of operations.

  (5)
  Cumulative effect of change in accounting principle: The UPC Notes and the Belmarken Notes have been deemed to have been converted into shareholders' equity, resulting in the elimination of the cumulative effect of change in accounting principle from the statement of operations, amounting to €21,349, relating to the derivative assets on the UPC Notes.

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2002

	Historical Company Consolidated	Pro Forma Adjustments		Pro Forma Company Consolidated	Pro Forma New UPC Standalone		Intercompany Eliminations	Pro Forma New UPC Consolidated
	(In thousands of Euros)
Assets:
Current assets
Cash and cash equivalents	301,094	39,754	(1)	340,848	—		—	340,848
Restricted cash	17,873	—		17,873	—		—	17,873
Subscriber receivables, net of allowance for doubtful accounts of 54,366	102,666	—		102,666	—		—	102,666
Costs to be reimbursed by affiliated companies	4,919	—		4,919	—		—	4,919
Other receivables	33,105			33,105	—		—	33,105
Deferred financing costs, net	126,210	(126,210)	(2)	—	—		—	—
Prepaid expenses and other current assets	71,685	—		71,685	—		—	71,685

Total current assets	657,552	(86,456)		571,096	—		—	571,096
Other investments	9,277	—		9,277	—		—	9,277
Investments in affiliates	126,205	—		126,205	2,434,311	(10)	(2,434,311)	126,205
Property, plant and equipment, net	3,331,134	—		3,331,134	—		—	3,331,134
Goodwill and other intangible assets, net	2,893,382	—		2,893,382	—		—	2,893,382
Deferred financing costs, net	—	62,822	(3)	62,822	—		—	62,822
Other assets	4,210	—		4,210	—		—	4,210

Total assets	7,021,760	(23,634)		6,998,126	2,434,311		(2,434,311)	6,998,126

Liabilities and Shareholders' Deficit:
Current liabilities
Accounts payable, including related party payables of 5,689	124,600	—		124,600	—		—	124,600
Accrued liabilities	612,406	(305,430)	(4)	306,976	—		—	306,976
Subscriber prepayments and deposits	126,840	—		126,840	—		—	126,840
Derivative liabilities	70,423	—		70,423	—		—	70,423
Short-term debt	6,093	—		6,093	—		—	6,093
Current portion of long-term debt	8,458,338	(8,403,297)	(5)	55,041	—		—	55,041

Total current liabilities	9,398,700	(8,708,727)		689,973	—		—	689,973
Long-term debt	451,314	3,127,939	(6)	3,579,253				3,579,253
Deferred gain on sale of assets	150,321	—		150,321	—		—	150,321
Other long-term liabilities	130,545	—		130,545	—		—	130,545

Total liabilities	10,130,880	(5,580,788)		4,550,092	—			4,550,092

Minority interests in subsidiaries	13,723	—		13,723	—		—	13,723
Hybrid loan-related party	—	100,000	(7)	100,000	—		(100,000)	—
Convertible preferred stock	1,608,248	(1,608,248)	(8)	—	—		—	—
Shareholders' equity	(4,731,091)	7,065,402	(9)	2,334,311	2,434,311	(10)	(2,334,311)	2,434,311

Total liabilities and shareholders' equity	7,021,760	76,366		7,098,126	2,434,311		(2,534,311)	6,998,126

Notes to the unaudited pro forma condensed consolidated balance sheet as of September 30, 2002:

(a)
The amount of goodwill and other intangible assets of the Company on a consolidated basis as of December 31, 2002 is expected to be substantially affected by the goodwill impairment test to be applied to the Company's goodwill and other intangible assets for the fiscal year 2002 under SFAS 142. See "—General Assumptions—Application of Statement of Financial Accounting Standards No. 142."

        The following unaudited pro forma adjustments have been made to the condensed consolidated balance sheet of the Company as of September 30, 2002 (Euros amounts in thousands):

  (1)
  Cash and cash equivalents: An increase of €39,754 was made to cash and cash equivalents, consisting of the following two components:

  •
  the estimated expenses for the Restructuring of €73,492 have been deemed to have been incurred and paid in the year ended December 31, 2000. The Restructuring expenses of €13,246 have been paid as of September 30, 2002, resulting in a decrease in cash and cash equivalents of €60,246; and

  •
  the New UPC Equity Subscription of €100,000 has been deemed to have taken place on December 31, 2000. New UPC will provide the Company with a hybrid loan of €100,000 upon the New UPC Equity Subscription, resulting in an increase in cash and cash equivalents.

  (2)
  Net deferred financing costs (current assets): A decrease of €126,210 was made to net deferred financing costs, consisting of the following two components:

  •
  net deferred financing costs of €63,388 relating to the UPC Notes and the Belmarken Notes have been expensed in the statement of operations for the nine months ended September 30, 2002 upon consummation of the Restructuring, resulting in a decrease in net current assets; and

  •
  as the Company's defaults will be cured upon consummation of the Restructuring, short-term net deferred financing costs that are not related to the UPC Notes and Belmarken Notes, of €62,822, have been reclassified as long-term net deferred financing costs.

  (3)
  Increase in net deferred financing costs (long-term assets): As the Company's defaults will be cured upon consummation of the Restructuring, short-term net deferred financing costs that are not related to the UPC Notes and Belmarken Notes, of €62,822, have been reclassified as long-term net deferred financing costs, as stated in Note (2) above.

  (4)
  Accrued liabilities: A decrease of €305,404 was made in accrued liabilities, consisting of the following two components:

  •
  accrued interest outstanding on the UPC Notes of €293,827 has been reclassified to shareholders' equity as this amount will be included in the intercompany loan with New UPC, and will be converted into shareholders' equity as part of the Restructuring, resulting in a decrease in accrued liabilities; and

  •
  the accrued Restructuring expense of €11,603 resulted in a decrease in accrued liabilities, as these have been paid upon consummation of the Restructuring.

  (5)
  Current portion long-term debt: A decrease of €8,403,297 was made to the current portion of long-term debt, consisting of the following two components:

  •
  the Belmarken Notes of €942,129 and the UPC Notes of €4,333,229 have been converted into shareholders' equity as part of the Restructuring, resulting in a decrease in current portion of long-term debt; and

  •
  the UPC Distribution Bank Facility amount of €3,127,939 has been reclassified from the current portion of long-term debt to long-term debt, as the Company will no longer be in default upon consummation of the Restructuring, resulting in a decrease in current portion of long-term debt;

  (6)
  Long-term debt: The UPC Distribution Bank Facility of €3,127,939 has been reclassified from the current portion of long-term debt to long-term debt, as the Company will no longer be in default upon consummation of the Restructuring, as stated in Note (5) above.

  (7)
  Increase in hybrid loan related party: The New UPC Equity Subscription of €100,000 has been deemed to have taken place on December 31, 2000. New UPC will provide the Company with a hybrid loan of €100,000 upon the New UPC Equity Subscription resulting in an increase in long-term debt related party, as stated in Note (1) above.

  (8)
  Decrease in UPC Preference Shares A: The UPC Preference Shares A amount of €1,608,248 has been converted into shareholders' equity as part of the Restructuring.

  (9)
  Shareholders' equity: An increase of €7,065,402 was made to shareholder's equity, consisting of the following components:

  •
  The Belmarken Notes of €942,129 have been converted into shareholders' equity, resulting in an increase in shareholders' equity;

  •
  The UPC Notes of €4,333,229 (included in the current portion of long-term debt) have been converted into shareholders' equity, resulting in an increase in shareholders' equity;

  •
  The accrued interest of €293,827 (included in accrued liabilities) has been converted into shareholders' equity, resulting in an increase in shareholders' equity;

  •
  The UPC Preference Shares A of €1,608,248 have been converted into shareholders' equity as part of the Restructuring, resulting in an increase in shareholders' equity;

  •
  Net deferred financing costs of the UPC Notes and the Belmarken Notes of €63,388 have been expensed through the statement of operations in the year ended December 31, 2000; and

  •
  Additional restructuring costs of €48,643 have been deemed to be incurred in the year ended December 31, 2000, resulting in a decrease in shareholders' equity.

  (10)
  Concerning the unaudited pro forma balance sheets of New UPC (on a standalone basis) as of September 30, 2002, the following assumptions have been made (Euro amounts in thousands):

As of September 30, 2002
New UPC's equity and investments in, and advances to, affiliated companies upon incorporation of New UPC:
New UPC has been deemed to have acquired the UPC Notes, including accrued interest, with a book value of €4,627,056 as of September 30, 2002, which has been presented as investments and advances to affiliated companies and shareholders' equity	4,627,056
New UPC has been deemed to have acquired the Belmarken Notes with a book value of €942,129 as of September 30, 2002, which has been presented as investments and advances to affiliated companies and as shareholders' equity	942,129
New UPC has been deemed to have acquired the UPC Preference Shares A with a book value of €1,608,248 as of September 30, 2002, which has been presented as investments and advances to affiliated companies and as shareholders' equity	1,608,248
New UPC has been deemed to have acquired the UPC Ordinary Shares A and UPC Priority Shares with a negative book value of €4,731,091 as of September 30, 2002, which has been presented as investments and advances to affiliated companies and as shareholders' equity	(4,731,091)
In the unaudited pro forma financial statements of the Company as of September 30, 2002, net deferred financing costs of €63,388 relating the UPC Notes and the Belmarken Notes and additional Restructuring expenses of €48,643 have been adjusted through the Company's shareholders' equity; in New UPC these amounts are reflected in investments and advances to affiliated companies and in shareholders' equity	(112,031)
New UPC has been deemed to have provided the Company with a hybrid loan of €100,000 subsequent to the New UPC Equity Subscription; in New UPC this has been reflected in investments and advances to affiliated companies and in shareholders' equity	100,000

Total shareholders equity and investments in, and advances to, affiliated companies	2,434,311

Unaudited Pro Forma Condensed Consolidated
Statement of Operations for the Nine Months Ended September 30, 2002

	Historical Company Consolidated	Pro Forma Adjustments		Pro Forma Company Consolidated	Pro Forma New UPC Standalone	Intercompany Eliminations	Pro Forma New UPC Consolidated
	(In thousands of Euros, except share and per share amounts)
Service and other revenue	1,046,101	—		1,046,101	—	—	1,046,101
Operating expense (exclusive of items shown separately below)	(566,952)	—		(566,952)	—	—	(566,952)
Selling, general and administrative expense	(297,909)	—		(297,909)	—	—	(297,909)
Depreciation and amortization	(534,679)	—		(534,679)	—	—	(534,679)
Impairment and restructuring charges	(23,635)	23,890	(1)	255	—	—	255

Net operating loss	(377,074)	23,890		(353,184)	—	—	(353,184)
Interest income	17,309	—		17,309	—	—	17,309
Interest expense	(486,661)	285,408	(2)	(201,253)	—	—	(201,253)
Interest expense—related party	(182,427)	182,427	(3)	—	—	—	—
Provision for loss on investments	(7,957)	—		(7,957)	—	—	(7,957)
Foreign exchange gain (loss) and other income (expense), net	324,678	(386,697)	(4)	(62,019)	—	—	(62,019)

Net loss before income taxes and other items	(712,132)	105,028		(607,104)	—	—	(607,104)
Income tax expense	(1,607)	—		(1,607)	—	—	(1,607)
Minority interests in subsidiaries	(10,387)	—		(10,387)	—	—	(10,387)
Share in results (losses) of affiliated companies, net	(36,913)	—		(36,913)	—	—	(36,913)

Loss from continuing operations before extraordinary gain and cumulative effect of change in accounting principle	(761,039)	105,028		(656,011)	—	—	(656,011)
Extraordinary gain	471,718	(347,207)	(5)	124,511	—	—	124,511
Cumulative effect of change in accounting principle	—	—		—	—	—	—

Net loss	(289,321)	(242,179)		(531,500)	—	—	(531,500)

Basic and diluted net loss attributable to common shareholders	(392,128)			(531,500)			(531,500)

Basic and diluted net loss per ordinary share before extraordinary gain and cumulative effect for accounting principle	(1.72)			(0.01)			(12.38)
Basic and diluted net loss per ordinary share	(0.65)			(0.01)			(10.03)

Basic weighted-average number of ordinary shares outstanding	443,417,525			50,443,417,525			53,000,000

Notes to the unaudited pro forma condensed consolidated statement of operations of the Company for the nine months ended September 30, 2002:

        The following unaudited pro forma adjustments have been made to the condensed consolidated statement of operations of the Company for the nine months ended September 30, 2002 (Euro amounts in thousands):

  (1)
  Restructuring expense: All Restructuring expenses have been deemed to have been incurred and paid in the year ended December 31, 2000. Therefore, Restructuring expenses included in the historical unaudited consolidated statement of operations for the nine months ended September 30, 2002, as filed in the Company's Form 10-Q for the nine months ended September 30, 2002, amounting to €23,890, have been adjusted.

  (2)
  Interest expense: The UPC Notes have been deemed to have been converted into shareholders' equity as part of the Restructuring, resulting in the elimination of non-related party interest on the UPC Notes amounting to €285,408, from the statement of operations.

  (3)
  Interest expense—related party: The UPC Notes and the Belmarken Notes have been deemed to have been converted into shareholders' equity as part of the Restructuring, resulting in elimination of related party interest on the UPC Notes and the Belmarken Notes, amounting to €182,427, from the statement of operations.

  (4)
  Net foreign exchange gain (loss) and other income (expense): The UPC Notes and the Belmarken Notes have been deemed to have been converted into shareholders' equity as part of the Restructuring, resulting in the elimination of the foreign exchange gain on the UPC Notes and the Belmarken Notes amounting to €386,697 from the statement of operations.

  (5)
  Extraordinary gain: The UPC Notes have been deemed to have been converted into shareholders' equity as part of the Restructuring, resulting in the elimination of an extraordinary gain of €347,207, which related to the unwinding of swaps on the UPC Notes, from the statement of operations.

OUTSTANDING SECURITIES OF THE COMPANY

The UPC Notes

        The UPC Notes were issued in July 1999, October 1999 and January 2000 in the transactions described below:

  July 1999 Offering

        In July 1999, the Company completed an unregistered bond offering consisting of US$800.0 million and €300.0 million 10 7/8% Senior Notes due 2009 (the "10 7/8% Senior Notes due 2009") and US$735.0 million 12 1/2% Senior Discount Notes due 2009 (the "12 1/2% Senior Discount Notes due 2009"). The US$800.0 million 10 7/8% Senior Notes due 2009 were swapped into Euros at a rate of US$1.06 per €1.00. In December 1999, the Company completed a registered exchange offer for these U.S. Dollar-denominated and Euro-denominated UPC Notes.

  October 1999 Offering

        In October 1999, the Company completed an unregistered bond offering consisting of US$200.0 million and €100.0 million of 10 7/8% Senior Notes due 2007 (the "10 7/8% Senior Notes due 2007"), US$252.0 million and €101.0 million of 11 1/4% Senior Notes due 2009 (the "11 1/4% Senior Notes due 2009"), and US$478.0 million and €191.0 million aggregate principal amount at maturity of 13 3/8% Senior Discount Notes due 2009 (the "13 3/8% Senior Discount Notes due 2009"). The Company entered into cross-currency swaps, swapping the interest obligations on the US$252.0 million 11 1/4% Senior Notes due 2009 and the US$200.0 million 10 7/8% Senior Notes due 2007 into fixed and variable rate Euro notes at a rate of US$1.049 per €1.00. In April 2000, the Company completed a registered exchange offer for these U.S. Dollar-denominated and Euro-denominated UPC Notes.

  January 2000 Offering

        In January 2000, the Company completed an unregistered bond offering consisting of US$300.0 million of 11 1/2% Senior Notes due 2010 (the "11 1/2% Senior Notes due 2010"), US$600.0 million and € 200.0 million of 11 1/4% Senior Notes due 2010 (the "11 1/4% Senior Notes due 2010") and US$1.0 billion aggregate principal amount at maturity of 13 3/4% Senior Discount Notes due 2010 (the "13 3/4% Senior Discount Notes due 2010"). The Company entered into cross-currency swaps, swapping a total of US$300.0 million of the 11 1/2% Senior Notes due 2010 into a fixed Euro coupon of 10.0% at a rate of US$1.01 per €1.00 until August 2008. In April 2000, the Company completed a registered exchange offer for these U.S. Dollar-denominated and Euro-denominated UPC Notes.

  Market for the UPC Notes

        The UPC Notes are not listed on any U.S. national or regional stock exchange or included on NASDAQ. The UPC Notes trade on a limited basis in the over-the-counter market. For the nine months ended September 30, 2002, the UPC Notes traded at between 1.5% and 24.9% of their face value. Trading in the UPC Notes, however, is extremely limited and each Holder of UPC Notes is encouraged to obtain current information on the market price of any UPC Notes that such Holder holds.

  Terms of the UPC Notes

        The UPC Notes were issued pursuant to indentures dated as of July 30, 1999, in the case of the 10 7/8% Senior Notes due 2009 and the 12 1/2% Senior Discount Notes due 2009, October 29, 1999 in the case of the 10 7/8% Senior Notes due 2007, the 11 1/4% Senior Discount Notes due 2009 and the 13 3/8% Senior Discount Notes due 2009 and January 20, 2000 in the case of the 11 1/2% Senior Notes due 2010, the 11 1/4% Senior

Notes due 2010 and the 13 3/4% Senior Discount Notes due 2010 (the "Indentures") by and among the Company and Citibank N.A., as trustee (the "Trustee").

        The following summaries of certain provisions of the Indentures are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indentures. The Company urges each Holder of UPC Notes to read the Indentures because the Indentures, and not this description, define the rights of the holders of the UPC Notes. Copies of the Indentures are available from the Company upon request.

  Ranking of the UPC Notes

        The UPC Notes are (i) unsecured, general obligations of the Company, (ii) ranked equally in right of payment with all of the Company's existing and future unsubordinated and unsecured Indebtedness (as defined in the relevant Indenture); and (iii) ranked senior in right of payment to all of the Company's existing and future Subordinated Indebtedness (as defined in the relevant Indenture). The Company's operations are conducted through its subsidiaries and, therefore, the Company depends on the cash flow of its subsidiaries to meet its obligations, including its obligations under the UPC Notes. The UPC Notes are effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) and preferred stock of the Company's subsidiaries. Any right the Company has to receive assets of any of its subsidiaries upon the subsidiary's liquidation or reorganization (and the consequent right of the holders of the UPC Notes to participate in those assets) are effectively subordinated to the claims of that subsidiary's creditors and preferred interest holders, except to the extent that the Company is recognized as a creditor of the subsidiary, in which case the Company's claims would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by the Company.

  Principal and Maturity

        The following chart shows the aggregate principal amount and scheduled maturity date of each of the series of UPC Notes:

Series of UPC Notes	Aggregate Principal Amount Issued	Scheduled Maturity Date
10 7/8% Senior Notes due 2007	US$200,000,000 €100,000,000	November 1, 2007
10 7/8% Senior Notes due 2009	US$800,000,000 €300,000,000	August 1, 2009
11 1/4% Senior Notes due 2009	US$252,000,000 €101,000,000	November 1, 2009
12 1/2% Senior Discount Notes due 2009	US$735,000,000	August 1, 2009
13 3/8% Senior Discount Notes due 2009	US$478,000,000 €191,000,000	November 1, 2009
11 1/4% Senior Notes due 2010	US$600,000,000 €200,000,000	February 1, 2010
11 1/2% Senior Notes due 2010	US$300,000,000	February 1, 2010
13 3/4% Senior Discount Notes due 2010	US$1,000,000,000	February 1, 2010

  Covenants

        The UPC Notes contain covenants requiring the Company to repurchase the UPC Notes at the option of the holders of the UPC Notes in the event of a Change in Control (as defined in the Indentures) of the

Company. The UPC Notes also contain covenants restricting or limiting the ability of the Company or any of its subsidiaries (subject, in each case, to certain exceptions) to

  •
  incur indebtedness and disqualified capital stock;

  •
  make restricted payments;

  •
  impose restrictions on the ability of the Company's subsidiaries to pay dividends or make other payments to the Company;

  •
  create, incur, assume or suffer to exist any lien on its assets or properties;

  •
  convey, sell, transfer, assign or otherwise dispose of its property, business or assets;

  •
  consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets; and

  •
  engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Company's Supervisory Board, is a related business.

        The Indentures also require the Company to provide to the Trustees and each holder of the UPC Notes identified to the Company annual and quarterly financial statements and any report filed with the SEC within 15 days of the filing of such report with the SEC. The Indentures provide for events of default under the UPC Notes in the event of the Company's failure to pay interest (subject to a 30 day grace period) or principal on the notes, the Company's failure to observe or perform any covenant or agreement under the UPC Notes or in the Indentures (subject to a 30 day cure period), the bankruptcy, insolvency or reorganization of the Company or a default under other indebtedness of the Company or any of its subsidiaries in excess of US$50 million.

The Belmarken Notes

        In May 2001, Belmarken completed the placement with Liberty Media of the Belmarken Notes, receiving proceeds of US$856.8 million. The Belmarken Notes were co-issued by Belmarken and the Company. The obligations of Belmarken under the Belmarken Notes are guaranteed by UPC Internet Holding B.V. ("UPC Internet Holding"), a wholly-owned subsidiary of the Company. As a result, UPC Internet Holding is jointly liable with Belmarken and the Company under the Belmarken Notes. Belmarken's obligations under the Belmarken Notes are collateralized by a pledge of the shares of Belmarken and UPC Internet Holding held by the Debtor and a pledge of the shares of UPC Holdings B.V. ("UPC Holdings") held by Belmarken. Belmarken owns 100% of the equity interests in UPC Holdings which, in turn, owns 100% of the equity interests in UPC Distribution. UPC Distribution is the holding company for the major operating companies of the UPC Group. The Company owns 100% of the equity interests in UPC Internet Holding which, in turn, holds 86% of the equity interests in chello broadband, another major operating subsidiary of the Company.

        The holder of the Belmarken Notes has the right to exchange the Belmarken Notes into UPC Ordinary Shares A under certain circumstances at US$6.85 per share. The Belmarken Notes were transferred to UGC on January 30, 2002, as part of a transaction between Liberty Media, the original holder of the Belmarken Notes, and UGC. As a result of the transfer, UGC may exchange the Belmarken Notes for UPC Ordinary Shares A at US$6.85 per share at any time. The Belmarken Notes are secured by pledges of the stock of Belmarken, its wholly-owned subsidiary and the subsidiary holding company that owns chello broadband N.V.

        The principal terms of the Belmarken Notes are as follows:

  •
  Exchangeable at any time into UPC Ordinary Shares A at US$6.85 per share.

  •
  Callable in cash at any time in the first year at accreted value, then not callable until May 29, 2004, thereafter callable at descending premiums in cash, UPC Ordinary Shares A or a combination (at the Company's option) at any time prior to May 29, 2007.

  •
  The Company has the right, at its option, to require exchange of the Belmarken Notes into UPC Ordinary Shares A at €8.00 per share on a €1.00 for €1.00 basis for any equity raised by the Company at a price at or above €8.00 per share during the first two years, €10.00 per share during the third year, €12.00 per share during the fourth year, and €15.00 per share during and after the fifth year.

  •
  The Company has the right, at its option, to require exchange of the Belmarken Notes into UPC Ordinary Shares A, if on or after November 15, 2002, the UPC Ordinary Shares A trade at or above US$10.28 for at least 20 out of 30 trading days, or if on or after May 29, 2004, the UPC Ordinary Shares A trade at or above US$8.91 for at least 20 out of 30 days.

        The Belmarken Notes are a valid senior obligation secured by the stock of a subsidiary of Belmarken. The Belmarken Notes are currently in default and their holder is entitled to enforce and collect the obligation and thereby cause the liquidation of the entire enterprise of the Company. The Belmarken Notes were classified separately in Class 4 of the Plan because the Belmarken Notes are structurally senior obligations of the Company in that they are direct obligations of Belmarken and the Company. In addition, as noted above, Belmarken's obligations under the Belmarken Notes are collateralized by a pledge of the shares of Belmarken and UPC Internet Holding held by the Company and a pledge of the shares of UPC Holdings held by Belmarken. The Belmarken Notes are guaranteed by UPC Internet Holding. If there were a liquidation of the Company, the holders of the Belmarken Notes would be paid prior to the holders of direct obligations of the Company itself (including Holders of Class 5 Claims) with respect to the assets of Belmarken (i.e., UPC Holdings, UPC Distribution and UPC Distribution's subsidiaries) and UPC Internet Holding (i.e., chello broadband). To the extent of, and with regard to, any deficiency claim, the Holders of the Belmarken Notes would be treated pari passu with the Company's other general unsecured creditors. Further, under Section 4.6(a) of the Plan, the Holder of the Belmarken Notes will relinquish its claims against the Company and all other parties under the Belmarken Notes (including Belmarken and UPC Internet Holding) in order to receive the shares of New UPC Common Stock allocated for Class 4 Claims. As a result of the foregoing, the Holder of the Belmarken Notes has been afforded a greater recovery than other Holders of unsecured debt obligation (Class 5 Claims) of the Company and the Belmarken Notes have been classified as a separate class under the Plan (Class 4 Claims).

Statutory Purpose of the Company

  Prior to the Restructuring

        Article 3 of the Articles of Association of the Company, which were last amended on June 7, 2001, provides that the business activities of the Company shall include:

  •
  the ownership, operation and development of subscription and multi-channel television systems and the provision of related consulting, engineering and programming services and other communications services,

  •
  the incorporation, management and financing of, and participation in, other companies and enterprises and

  •
  the incurrence of loans, the making of investments and the acquisition, transfer and disposal of claims and assets in general.

  After the Restructuring

        The Articles of Association of the Company will be amended by the Third Amendment to provide that the business activities of the Company shall include:

  •
  the incorporation, management and supervision of, and participation in, businesses and companies,

  •
  the financing of businesses and companies and the borrowing, lending and raising of funds,

  •
  the rendering of advice and services to businesses and companies with which it forms a group and on behalf of third parties,

  •
  the granting of guarantees, the binding of itself and the pledging of its assets for obligations of businesses and companies with which it forms a group and on behalf of third parties,

  •
  the acquisition, sale and management of property,

  •
  the trading in currencies and securities,

  •
  the development of, and trading in, patents, trademarks, licenses and other property rights and

  •
  the performance of any and all activities of an industrial, financial or commercial nature.

Capital Stock of the Company Prior to the Restructuring

        The current authorized capital stock of the Company amounts to 1,653,000,000 shares of capital stock, including

  (i)
  1,000,000,000 UPC Ordinary Shares A with a par value of €1.00 each,

  (ii)
  300,000,000 UPC Ordinary Shares B with a par value of €0.01 each,

  (iii)
  300 UPC Priority Shares with a par value of €1.00 each,

  (iv)
  49,999,700 UPC Preference Shares A with a par value of €1.00 each, and

  (v)
  600,000,000 UPC Preference Shares B with a par value of €1.00 each.

        As of the Petition Date, the Company had outstanding

  (i)
  443,417,525 UPC Ordinary Shares A;

  (ii)
  no UPC Ordinary Shares B;

  (iii)
  300 UPC Priority Shares;

  (iv)
  12,400 UPC Preference Shares A; and

  (v)
  no UPC Preference Shares B.

        The following is a brief description of the UPC Ordinary Shares A and B, the UPC Priority Shares, the UPC Preference Shares A and B and the UPC ADSs:

  UPC Ordinary Shares A and B

  General

        The Company has two classes of ordinary shares: Ordinary Shares A and Ordinary Shares B. The Ordinary Shares B have similar rights to the UPC Ordinary Shares A, except for the following primary differences:

  •
  holders of Ordinary Shares B are entitled to one vote per share and holders of the UPC Ordinary Shares A are entitled to 100 votes per share; and

  •
  The Company's Board of Management must obtain the approval of the meeting of the holders of Ordinary Shares B before cooperating with a public offer for its shares if the offer is limited to the UPC Ordinary Shares A or the offer is not made on equal financial terms for both the UPC Ordinary Shares A and the UPC Ordinary Shares B.

        The Ordinary Shares may, at the option of the shareholder, be registered shares or bearer shares. A shareholder may convert Ordinary Shares in bearer form into registered Ordinary Shares of the same class at any time, and vice versa. The UPC Ordinary Shares A in bearer form are listed on Euronext.

        UPC Ordinary Shares A in bearer form are embodied in a single global share certificate, which is lodged with the Nederlands Centraal Insituut voor Giraal Effectenverkeer B.V. ("NECIGEF") for safekeeping on behalf of the parties entitled to such Ordinary Shares A. The UPC Ordinary Shares A in bearer form can only be transferred through the giro-based securities transfer system of NECIGEF.

        Holders of registered UPC ordinary Shares A are entered in the Company's shareholders register and share certificates are not issued. At the request of a registered shareholder, the Company will, without fee, issue a non-negotiable extract from the shareholders register in the name of the holder. A deed of transfer, together with the Company's acknowledgment in writing, is required to transfer registered shares.

  Issue of Ordinary Shares; Pre-emptive Rights

        Pursuant to the articles of association of the Company, all unissued shares of the authorized capital may be issued by the Company's Board of Management upon approval of both the Company's Supervisory Board and United Europe, as holder of all outstanding UPC Priority Shares. The authority of the Company's Board of Management to issue ordinary shares will end July 23, 2004, unless extended by the articles of association or by resolution of the general meeting of shareholders which requires the approval of the Company's Supervisory Board and United Europe, as holder of all outstanding UPC Priority Shares, for a period not exceeding five years in each instance. If no such extension is given, or any other corporate body of the Company has been designated by the general meeting of shareholders, any issues of ordinary shares will require a resolution of the general meeting of shareholders. A resolution of the general meeting of shareholders to issue any shares in the Company or to designate any other corporate body of the Company, is subject to the approval by the Company's Supervisory Board and United Europe, as holder of all outstanding UPC Priority Shares.

        Except for issues of ordinary shares in return for non-cash consideration and shares issued to the Company's employees or employees of any of the Company's subsidiaries as defined under Dutch law, holders of ordinary shares have pre-emptive rights to subscribe for their pro rata amount of all new ordinary shares and the UPC Preference Shares A which are convertible into ordinary shares issued by the Company. These rights may be restricted or excluded by a resolution of the Company's Board of Management subject to approval of both the Company's Supervisory Board and United Europe, as the holder of all outstanding UPC Priority Shares. The authority of the Company's Board of Management to restrict or exclude any pre-emptive rights will end July 23, 2004, unless extended by the articles of association or by resolution of the general meeting of shareholders which requires the approval of the Company's Supervisory Board and United Europe, as holder of all outstanding UPC Priority Shares, for a period not exceeding five years in each instance.

  Dividends

        Each UPC Ordinary Share A and Ordinary Share B is entitled to the same amount of dividend if one is declared in proportion to their respective par value. The Company may not pay a dividend to holders of UPC Ordinary Shares A without paying the same dividend to holders of Ordinary Shares B.

  Voting Rights

        All UPC Ordinary Shares (A and B) vote together on all matters presented at a general meeting of shareholders. Each UPC Ordinary Share A represents the right to cast 100 votes at a general meeting of shareholders and each Ordinary Share B represents the right to cast one vote at a general meeting of shareholders.

  Special Approval Rights for Ordinary Shares B

        The Board of Management must obtain the approval of the meeting of the holders of Ordinary Shares B prior to cooperating with a public offer for the Company's shares if the offer is limited to UPC Ordinary Shares A or the offer is not made on equal financial terms for the shares of both classes (A and B) of the Company's ordinary shares.

  UPC Priority Shares

        All of the UPC Priority Shares are held indirectly by UGC through United Europe. Except for the transfer of UPC Priority Shares to the Company, UPC Priority Shares can only be transferred with the approval of the Company's Board of Management and Supervisory Board. In addition to holding a controlling majority of UPC Ordinary Shares A, United Europe, as the holder of the UPC Priority Shares, has certain specific rights and powers over the Company, including:

  •
  the right to approve a resolution of the Company's Board of Management or any other corporate body of the Company for the issuance by the Company of its shares,

  •
  the right to approve a resolution of the Company's Board of Management or any other corporate body of the Company for the exclusion or restriction of the pre-emptive rights of existing shareholders,

  •
  the right to make binding nominations for appointment of members to the Company's Board of Management and Supervisory Board, which binding nominations may only be set aside by a resolution of the general meeting of shareholders adopted by two-thirds of the votes cast representing more than one-half of the issued nominal capital,

  •
  the right to require decisions of the Company's Board of Management to be subject to the approval of United Europe, as the holder of the UPC Priority Shares, and

  •
  the exclusive right to propose amendments to the Company's articles of association and to propose a merger, split up or dissolution of the Company.

        The UPC Priority Shares are issued in the same way as the UPC Ordinary Shares A and B. The UPC Priority Shares carry no pre-emptive rights. The UPC Priority Shares are entitled to a nominal annual dividend of 5% of their par value, to the extent distributable profits are available.

        At such time as the holder(s) of the UPC Priority Shares hold less than 15% of the issued and outstanding UPC Ordinary Shares A, the holder(s) are required to transfer all of the UPC Priority Shares to a foundation, the trustees of which are the Company's Supervisory Directors.

  UPC Preference Shares A and B

        The Company's articles of association provide for the issuance of class A and class B preference shares. The UPC Preference Shares A may be issued exclusively for financing purposes. Upon any voluntary or involuntary liquidation, winding up or dissolution of the Company that were to become effective on or before May 1, 2010, the amount payable with respect to the UPC Preference Shares A would be equal to the amount that would have been payable on the UPC Ordinary Shares A if these UPC Preference Shares A had been converted into UPC Ordinary Shares A immediately prior to such date.

Upon the liquidation of the Company after May 1, 2010, holders of the UPC Preference Shares A would not share in the reserves of the Company although they may be entitled to a share premium reserve if it were so decided at the time of their first issuance. See "—Liquidation Rights" below. The UPC Preference Shares A are not listed. The UPC Preference Shares A are registered shares and share certificates are not issued. The UPC Preference Shares A carry no pre-emptive rights. Each UPC Preference Share A represents the right to cast 100 votes at a general meeting of shareholders. The UPC Preference Shares A are paid an annual dividend, the amount or method of determining of which will be determined at the time of their first issuance, to the extent distributable profits are available.

        Class B preference shares are designed as a preventive measure against unfriendly takeover bids. The minimum amount required to be paid on the class B preference shares upon issuance is 25% of the nominal amount issued. In the event of a hostile take-over bid, class B preference shares may be issued to a legal entity charged with caring for the Company's interests and its stakeholders and preventing influences that may threaten the Company's continuity, independence or identity. Upon the Company's liquidation, holders of class B preference shares do not share in the Company's reserves for more than the par value of their shares and such shares are not listed. The class B preference shares will be registered shares and share certificates will not be issued. Class B preference shares can be issued in the same way as ordinary shares, but carry no pre-emptive rights. Each class B preference share will represent the right to cast 100 votes at a general meeting of shareholders. Class B preference shares will be paid a cumulative annual dividend calculated on the basis of the deposit interest rate of the European Central Bank to be applied over the paid up part of their par value, to the extent distributable profits are available.
        Class B preference shares may be issued by the UPC Board of Management upon approval of both the UPC Supervisory Board and UGC Holdings, as the holder of the UPC Priority Shares. Notwithstanding, if class B preference shares are proposed to be issued by a corporate body other than the UPC general meeting of shareholders and such shares would exceed 100% of all of the Company's other outstanding shares, such issuance will require the prior approval of the general meeting of shareholders. Where class B preference shares are issued by a corporate body other than the Company's general meeting of shareholders, and such shares would not exceed 100% of all of the Company's other outstanding shares, the reasons for the issuance must be explained within four weeks thereof at a general meeting of shareholders. Within two years after the first issuance of class B preference shares, a general meeting of shareholders must be held to vote on whether the class B preference shares should be repurchased or cancelled. If such a resolution is not adopted, another meeting is held within two years of the previous meeting and this procedure is repeated until no more class B preference shares are outstanding.

  Liquidation Rights

        In the event that the Company were to be dissolved or liquidated, the assets remaining after payment of all debts are to be distributed to holders of the Company's share capital as follows:

  •
  first, to any issued and outstanding class B preference shares in an amount equal to any previously declared but unpaid dividend and the nominal paid-up amount of such class B preference shares;

  •
  second, to any issued and outstanding UPC Preference Shares A in an amount as determined in the resolution by which such UPC Preference Shares A were issued, which may include, among other things, (1) an amount equal to the accrued but unpaid dividend, (2) the nominal paid up amount on such UPC Preference Shares A and the contributed share premium, (3) a compensation over the paid capital, and/or (4) an amount equal to the amount the holder of such UPC Preference Shares A would be entitled to, had he or she converted these shares into UPC Ordinary Shares A on the day of liquidation provided, however, that if the Company were to be dissolved or liquidated on or before May 1, 2010, then the amount payable with respect to the UPC Preference Shares A shall be equal to the amount that would have been payable on the UPC Ordinary Shares A if the UPC Preference Shares A had been converted into UPC Ordinary Shares A on the date of dissolution or liquidation and no amounts shall be paid with respect to the liquidation preference of the UPC Preference Shares A;

  •
  third, to the holders of the UPC Priority Shares in an amount equal to their par value in proportion to the number of UPC Priority Shares held by them; and

  •
  fourth, any remaining assets shall be distributed to the holders of the UPC Ordinary Shares A and UPC Ordinary Shares B in proportion to the number of shares held by them regardless of the class of ordinary shares.

  UPC ADSs

  General

        Citibank, N.A. ("Citibank"), located at 111 Wall Street, New York, New York 10043 acts as the depositary bank for the UPC ADSs. Citibank, N.A. has appointed Citibank N.A., Amsterdam, located at Europlaza, Hoogoordreef 54 B, 1101 BE Amsterdam ZO, The Netherlands, as custodian through which the UPC Ordinary Shares A on deposit under the UPC ADS program are held.

        The Company appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. A UPC ADS owner may obtain a copy of the deposit agreement from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please refer to Registration Number 333-9850 when retrieving a copy.

        Each UPC ADS represents one UPC Ordinary Share A. The UPC Ordinary Shares A underlying the UPC ADSs are deposited into accounts maintained by the custodian with NECIGEF. A UPC ADS also represents any other property received by the depositary bank or the custodian on behalf of the owner of the UPC ADS but that has not been distributed to the owners of UPC ADSs because of legal restrictions or practical considerations.

        Each owner of UPC ADSs becomes a party to the deposit agreement and therefore is bound by its terms as well as to the terms of the American Depositary Receipt ("ADR") that represents such owner's UPC ADSs. The deposit agreement and the ADR specify the owner's rights and obligations as well as those of the depositary bank. A UPC ADS owner appoints the depositary bank to act on his or her behalf in certain circumstances. The deposit agreement is governed by New York law. However, the Company's obligations to the holders of UPC Ordinary Shares A continue to be governed by the laws of The Netherlands, which may be different from the laws of the United States.

        An owner of UPC ADSs may hold UPC ADSs either by means of an ADR registered in such owner's name or through a brokerage or safekeeping account. If the owner decides to hold UPC ADSs through a brokerage or safekeeping account, the owner must rely on the procedures of the owner's broker or bank to assert his or her rights as a UPC ADS owner. This summary description assumes that the owner has opted to own the UPC ADSs directly by means of an ADR registered in his or her name and, as such, the description refers to such owner as the holder.

        The following is a summary of the deposit agreement and the UPC ADSs. Because it is a summary, it does not contain all of the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR included in the deposit agreement.

  Dividends and Distributions

        A holder of UPC ADSs generally has the right to receive the distributions the Company makes on the securities deposited with the custodian. Receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of UPC ADSs held as of a specified record date.

  Distributions of Cash and Shares

        Whenever the Company makes a cash distribution, or a free distribution of UPC Ordinary Shares A, for the securities on deposit with the custodian, the Company will notify the depositary bank. In the case of a cash distribution, upon receipt of such notice the depositary bank will arrange for the funds to be converted into United States Dollars (if practicable) and for the distribution of the United States Dollars to holders (if transferable to the United States). In the case of a distribution of shares, upon receipt of such notice and subject to applicable law, the depositary bank will either distribute to holders new UPC ADSs representing the UPC Ordinary Shares A deposited or modify the UPC ADSs to UPC Ordinary Shares A ratio, in which case each UPC ADS held by a holder will represent rights and interests in the additional UPC Ordinary Shares A so deposited.

  Distributions of Rights

        Whenever the Company intends to distribute rights to purchase additional UPC Ordinary Shares A, the Company will give prior notice to the depositary bank and the Company will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional UPC ADSs to holders. The depositary bank will establish procedures to distribute rights to purchase additional UPC ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of UPC ADSs, and if the Company provides all of the documentation contemplated in the deposit agreement, such as legal opinions to address the legality of the transaction.

        The depositary bank will not distribute the rights to holders if:

  •
  the Company does not request that the rights be distributed to holders or the Company asks that the rights not be distributed to holders;

  •
  the Company fails to deliver satisfactory documents to the depositary bank; or

  •
  it is either not lawful or not reasonably practicable to distribute the rights.

  Elective Distributions

        Whenever the Company intends to distribute a dividend payable at the election of shareholders either in cash or in additional shares, the Company will give prior notice thereof to the depositary bank and will indicate whether the Company wishes the elective distribution to be made available to holders. In such case, the Company will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

  Other Distributions

        Whenever the Company intends to distribute property other than cash, UPC Ordinary Shares A or rights to purchase additional UPC Ordinary Shares A, the Company will notify the depositary bank in advance and will indicate whether the Company wishes such distribution to be made to holders. If so, the Company will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably equitable and practicable.

        If it is reasonably practicable to distribute such property to holders and if the Company provides all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property proportionately to the holders in a manner it deems practicable.

        The depositary bank will not distribute the property to holders and will sell the property if:

  •
  the Company does not request that the property be distributed to holders or if the Company asks that the property not be distributed to holders;

  •
  the Company does not deliver satisfactory documents to the depositary bank; or

  •
  the depositary bank determines that all or a portion of the distribution to holders is not reasonably practicable.

        The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

  Issuance of UPC ADSs upon Deposit of UPC Ordinary Shares A

        The UPC Ordinary Shares A to be represented by the UPC ADSs will be credited to an account maintained by the custodian at NECIGEF. The custodian will be the holder of record of all of these UPC Ordinary Shares A. Once the custodian confirms the registration of the UPC Ordinary Shares A on its account at NECIGEF, the depositary bank may create UPC ADSs on holders' behalf. The depositary bank will deliver these UPC ADSs to the person holders indicate only after holders pay any applicable issuance fees and any charges and taxes payable for the transfer of the UPC Ordinary Shares A. The records maintained by NECIGEF and the affiliated institutions of NECIGEF will show the ownership of the deposited UPC Ordinary Shares A and transfers of ownership interests.

        The issuance of UPC ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the UPC Ordinary Shares A have been duly credited to the custodian's NECIGEF account. The depositary bank will only issue UPC ADSs in whole numbers.

        When holders, through an affiliated institution of NECIGEF, make a deposit of UPC Ordinary Shares A, holders will be responsible for transferring good and valid title to the custodian. As such, holders will be deemed to represent and warrant that:

  •
  the UPC Ordinary Shares A are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

  •
  all pre-emptive and similar rights, if any, with respect to such UPC Ordinary Shares A have been validly waived or exercised;

  •
  holders are duly authorized to deposit the UPC Ordinary Shares A;

  •
  the UPC Ordinary Shares A presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the UPC ADSs issuable upon such deposit will not be, "restricted securities," as defined in the deposit agreement; and

  •
  the UPC Ordinary Shares A presented for deposit have not been stripped of any rights or entitlements.

        If any of the representations or warranties are incorrect in any way, the Company and the depositary bank may, at holders' cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

  Withdrawal of UPC Ordinary Shares A Upon Cancellation of UPC ADSs

        Holders will be entitled to present their UPC ADSs to the depositary bank for cancellation in order to withdraw the underlying deposited securities. In order to withdraw the deposited securities, holders will be required to pay to the depositary the fees for cancellation of UPC ADSs and any charges and taxes payable upon the transfer of the deposited securities being withdrawn and then an affiliated institution of NECIGEF holders designate will be entitled to the delivery of the deposited securities represented by their UPC ADSs. Holders assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, holders will not have any rights under the deposit agreement in respect of the UPC ADSs.

        If holders own UPC ADSs registered in their names, the depositary bank may ask holders to provide proof of identity, the genuineness of any signature and certain other documents the depositary bank deems appropriate before it will cancel their UPC ADSs. The withdrawal of the deposited securities represented by holders' UPC ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. The depositary bank will only accept UPC ADSs for cancellation that represent a whole number of securities on deposit.

        Holders will have the right to withdraw the deposited securities represented by their UPC ADSs at any time, except for:

  •
  temporary delays that may arise because (1) the transfer books for the UPC Ordinary Shares A or UPC ADSs are closed or (2) the UPC Ordinary Shares A are immobilized on account of a shareholders' meeting or a payment of dividends;

  •
  obligations to pay fees, taxes and similar charges; and

  •
  restrictions imposed because of laws or regulations applicable to UPC ADSs or the withdrawal of securities on deposit.

        The deposit agreement may not be modified to impair holders' right to withdraw the securities represented by their UPC ADSs except to comply with mandatory provisions of law.

  Voting Rights

        Holders generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the UPC Ordinary Shares A represented by their UPC ADSs. The voting rights of the holders of UPC Ordinary Shares A are described in "—UPC Ordinary Shares A and B—Voting Rights."

        At the Company's request, the depositary bank will mail to holders any notice of shareholders' meeting received from the Company together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by their UPC ADSs.

        If the depositary bank timely receives voting instructions from a holder of UPC ADSs, it will endeavor to vote the securities represented by the holder's UPC ADSs in accordance with such voting instructions.

        The ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. the Company cannot assure holders that they will receive voting materials in time to enable them to return voting instructions to the depositary bank in a timely manner. Securities for which no voting instructions have been received will not be voted.

  Amendments and Termination

        The Company may agree with the depositary bank to modify the deposit agreement at any time without holders' consent. the Company undertakes to give holders 30 days prior notice of any modifications that would prejudice any of their substantial rights under the deposit agreement (except in very limited circumstances enumerated in the deposit agreement).

        Holders will be bound by the modifications to the deposit agreement if they continue to hold their UPC ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent holders from withdrawing the UPC Ordinary Shares A represented by their UPC ADSs (except as permitted by law).

        The Company has the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may, in certain circumstances, on its own initiative, terminate the deposit agreement. In either case, the depositary bank must give notice to holders at least 30 days before termination.

        Upon termination, the following will occur under the deposit agreement:

  •
  For a period of six months after termination, holders will be able to request the cancellation of their UPC ADSs, the withdrawal of the UPC Ordinary Shares A represented by their UPC ADSs and the delivery of all other property held by the depositary bank in respect of those deposited securities on the terms existing prior to the termination. During such six-month period, the depositary bank will continue to collect all distributions received on the UPC Ordinary Shares A on deposit but will not distribute any such property to holders until they request the cancellation of their UPC ADSs.

  •
  After the expiration of such six-month period, the depositary bank may sell the securities held on deposit. The depositary bank will hold the proceeds from such sale and any other funds then held for holders in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders still outstanding.

  Books of Depositary

        The depositary bank will maintain UPC ADS holder records at its depositary office. Holders may inspect the records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the UPC ADSs and the deposit agreement.

        The depositary bank will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

  Limitations on Obligations and Liabilities

        The deposit agreement limits the Company's obligations and the depositary bank's obligations to holders. The following should be noted:

  •
  The Company and the depositary bank are only obligated to take the actions specifically stated in the deposit agreement, and the Company must do so without negligence or bad faith.

  •
  The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast and the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

  •
  The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to holders on the Company's behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in the UPC Ordinary Shares A, for the validity or worth of the UPC Ordinary Shares A, for any tax consequences that result from the ownership of UPC ADSs, for the creditworthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of the Company's notices and for the Company's failure to give notice.

  •
  The Company and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

  •
  The Company and the depositary bank disclaim any liability if the Company is prevented or forbidden from acting on account of any law or regulation, any provision of the Company's articles of association, any provision of any securities on deposit or by reason of any act of God, war or other circumstances beyond the Company's control.

  •
  The Company and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement, in the Company's articles of association or in any provisions of securities on deposit.

  •
  The Company and the depositary bank disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting UPC Ordinary Shares A for deposit, any holder of UPC ADSs or authorized representative thereof, or any other person believed in good faith by either the Company or the depositary bank to be competent to give such advice or information.

  •
  The Company and the depositary bank disclaim liability for the inability of a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of the UPC Ordinary Shares A but is not, under the terms of the deposit agreement, made available to holders of UPC ADSs.

  •
  The Company and the depositary bank may rely without any liability upon any written notice, request or other document which the Company believes to be genuine and to have been signed or presented by the proper parties.

  Listing and Trading of UPC Ordinary Shares A and UPC ADSs

        The UPC Ordinary Shares A trade on Euronext. As of September 30, 2001, the Company had negative shareholders' equity. As a result, on November 14, 2001, Euronext announced that the UPC Ordinary Shares A were placed in Euronext's "penalty bench" (strafbankje) until such time that the Company returns to positive shareholders' equity. Since the UPC Ordinary Shares A remained in the "penalty bench" for more than three months, they were removed from the AEX Index on February 14, 2002. Removal of the UPC Ordinary Shares A from the AEX Index did not, however, result in a delisting of the UPC Ordinary Shares A from Euronext. The high and low closing sales prices of the UPC Ordinary Shares A were €0.14 and €0.05, respectively, in the six months ended January 6, 2003. The closing price of the UPC Ordinary Shares A on January 6, 2003 was €0.07 per share.

        The UPC ADSs ceased to trade on the NASDAQ National Market on May 24, 2002 and are currently traded on the OTC BB under the symbol "UPCOY.OB." The high and low bid closing quotations on the OTC BB market of the UPC ADSs were US$0.15 and US$0.04, respectively, in the period from May 24, 2002 to January 6, 2003. The reported closing bid quotation of the UPC ADSs on January 6, 2003 was US$0.06 per UPC ADS.

        The Company does not intend to seek a relisting of the UPC Ordinary Shares A on NASDAQ or to seek a listing of the UPC Ordinary Shares A on any other U.S. national securities exchange.

Capital Stock of the Company After the Restructuring

        After effectiveness of the First, Second and Third Amendments and after completion of the Restructuring, the authorized capital stock of the Company will consist of

  (i)
  450,000,000 UPC Ordinary Shares A, par value €0.02 per share;

  (ii)
  50,000,000,000 UPC Ordinary Shares C, par value €0.02 per share; and

  (iii)
  300 UPC Priority Shares, par value €0.02 per share.

        The following is a brief description of the UPC Ordinary Shares A and C and UPC Priority Shares:

  UPC Ordinary Shares A

        Upon effectiveness of the First Amendment, holders of UPC Ordinary Shares A will only be entitled to one vote per share. After effectiveness of the Third Amendment (including delisting of the UPC Ordinary Shares A from Euronext) and after completion of the Restructuring, holders of UPC Ordinary Shares A will only be authorized to exercise their rights upon delivery of share certificates and such UPC Ordinary Shares A will only be transferable with the approval of the Company's Board of Management. Other than the changes set forth in the preceding three sentences, there will be no material changes in the rights of UPC Ordinary Shares A.

  UPC Ordinary Shares C

  General

        After effectiveness of the Second Amendment and after completion of the Restructuring, the Company will have an additional class of ordinary shares: UPC Ordinary Shares C. The UPC Ordinary Shares C will have similar rights to the UPC Ordinary Shares A. The UPC Ordinary Shares C will be registered shares and will only be transferable with the approval of the Company's Board of Management. Holders of registered UPC Ordinary Shares C will be entered in the Company's shareholders register and share certificates will not be issued. At the request of a registered shareholder, the Company will, without fee, issue a non-negotiable extract from the shareholders register in the name of the holder. A deed of transfer, together with the Company's acknowledgment in writing, will be required to transfer registered shares.

  Dividends

        Each UPC Ordinary Share C will be entitled to the same amount of dividend as each UPC Ordinary Share A if one is declared in proportion to their respective par value. The Company may not pay a dividend to holders of UPC Ordinary Shares C without paying the same dividend to holders of UPC Ordinary Shares A.

  Voting Rights

        All UPC Ordinary Shares C will vote together with all UPC Ordinary Shares A and all UPC Priority Shares on all matters presented at a general meeting of shareholders. Each UPC Ordinary Share C will represent the right to cast one vote at a general meeting of shareholders.

  UPC Priority Shares

        Upon effectiveness of the First Amendment, holders of UPC Priority Shares will only be entitled to one vote per share.

        After effectiveness of the Third Amendment and after completion of the Restructuring, the holder of the UPC Priority Shares will have certain specific rights and powers over the Company, including

  •
  the right to determine the number of members of the Company's Board of Management;

  •
  the right to designate one of the members of the Company's Board of Management as president and one of the members of the Company's Board of Management as chief executive officer (only if the Company's Board of Management is constituted by two or more members); and

  •
  the right to establish remuneration and other conditions of employment for members of the Company's Board of Management.

        UPC Priority Shares can only be transferred with the approval of the Company's Board of Management. Other than the changes set forth in the preceding two paragraphs, there will be no material changes in the rights of the UPC Priority Shares.

        As soon as all issued shares in the Company will be held by one shareholder, each issued UPC Priority Share will convert into one UPC Ordinary Share C, and all powers of the holders of the UPC Priority Shares under the Articles of Association of the Company shall, to the extent possible, be vested in the general meeting of shareholders of the Company.

  Delisting of UPC Ordinary Shares A

        After completion of the Restructuring, the Company intends to seek approval from Euronext for the termination of the listing of the Ordinary Shares A on Euronext. See "Risk Factors—Risks Related to Ownership of UPC Ordinary Shares A Upon Completion of the Restructuring."

NEW UPC

General

        New UPC was incorporated by UGC in the State of Delaware on September 13, 2002 as a corporation with limited liability. As of the Petition Date, New UPC is a wholly-owned subsidiary of UGC. New UPC, which will become the holding company for the Company and the UPC Group upon consummation of the Restructuring, is an integral component of the Plan and was formed to effectuate the Restructuring through the issuance of shares of New UPC Common Stock to the Holders of the Claims against, and Equity Interests in, the Company under the terms of the Plan, the Akkoord and the Dutch Implementing Offer. New UPC has not conducted any operations to date other than the negotiation and implementation of the Restructuring Agreement and in connection with implementing the Restructuring. Upon consummation of the Restructuring, New UPC is expected to own more than 99% of the outstanding UPC Ordinary Shares and act as the holding company for the UPC Group. For a description of the share capital of New UPC, see "—Description of Shares of New UPC Capital Stock."

        The statutory purpose of New UPC is to engage in any lawful act or activity for which a cooperation may be organized under the DGCL as set out in the third section of its Certificate of Incorporation. The registered office of New UPC is located at 1209 Orange Street, Wilmington, Delaware 19801. The executive office of New UPC is located at 4643 South Ulster Street, 13th Floor, Denver, Colorado 80237. On or prior to the Effective Date, New UPC may change its corporate name.

Description of Shares of New UPC Capital Stock

        As of the Petition Date, the authorized share capital of New UPC consists of 1,000 shares of New UPC Common Stock, par value US$0.01 per share, of which 1,000 shares are issued and outstanding and are held by UGC. All outstanding shares of New UPC Common Stock are, and the New UPC Common Stock to be outstanding upon completion of the Restructuring will be, fully paid and nonassessable.

        On the Effective Date, New UPC's authorized capital stock shall consist of:

  •
  250,000,000 shares of New UPC Common Stock; and

  •
  50,000,000 shares of preferred stock, all US$0.01 par value per share.

        On the date of this Disclosure Statement, New UPC does not hold any shares of New UPC Common Stock as treasury stock.

  Common Stock

        Each holder of New UPC Common Stock is entitled to one vote for each share owned of record on all matters submitted to a vote of the shareholders, including the election of directors. There are no cumulative voting rights. Holders of New UPC Common Stock are entitled to receive ratably dividends, if any, whether payable in cash or otherwise, as may be declared from time to time by the Board of Directors of New UPC out of legally available funds. Upon a liquidation, dissolution or winding up of New UPC and after payment of all prior claims of New UPC, the holders of New UPC Common Stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of the debts and other liabilities of New UPC.

        On the Effective Date, New UPC's Certificate of Incorporation will provide that holders of shares of New UPC Common Stock will have pre-emptive rights (the "Pre-emptive Rights") for the first €1,538.46 million (as determined in good faith by New UPC's Board of Directors as of the date of each such issuance) of capital stock or securities convertible into, exchangeable for, or otherwise linked to any capital stock of New UPC issued by New UPC after the Effective Date for cash or in exchange for assets (or other consideration) acquired from a Related Party (as defined herein) of New UPC. The Pre-emptive Rights will provide that, subject to any approvals required by the New UPC By-Laws, if New UPC issues shares of New UPC Common Stock in exchange for assets (or other consideration) acquired from a Related Party of New UPC, the holders of New UPC Common Stock will have the right to subscribe for additional shares of New UPC Common Stock on a pro rata basis for cash at the same fair market value as the assets (or other consideration) received for such shares of New UPC Common Stock. The Pre-emptive Rights will not be separable from the New UPC Common Stock and will expire on the fourth anniversary of the Effective Date. After the exercise or termination of the Pre-emptive Rights, holders of New UPC Common Stock will have no rights to purchase or subscribe for securities of New UPC.

        New UPC's Certificate of Incorporation and By-laws will define a "Related Party" to mean, with respect to any Person (the "First Person"), (1) any other Person (the "Second Person") having beneficial ownership of 40% or more of the Voting Securities (as defined in New UPC's Certificate of Incorporation as discussed below) of such First Person and (2) any other Person, 40% or more of whose voting securities are owned, controlled or held with power to vote, directly or indirectly, by that Second Person.

        New UPC's Certificate of Incorporation and By-laws will define "Voting Securities" to mean, with respect to any Person, any equity interest of such Person having general voting power under ordinary circumstances to participate in the election of a majority of the governing body of such Person (irrespective of whether at the time any other class of equity interest of such Person shall have or might have voting power by reason of the happening of any contingency).

        The shares of New UPC Common Stock will be issued in electronic form through the book-entry facilities of DTC or, in certain circumstances, in registered physical form on the Effective Date and delivered by mail on the Initial Distribution Date. For those shares issued through the book-entry facilities of DTC, the securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee) and one fully registered security certificate will be issued for such shares and will be deposited with DTC. For those shares held in registered physical form, the names and addresses of holders of the shares of New UPC Common Stock will be entered in the shareholders' register for such class of shares which is maintained by a transfer agent for New UPC. Such register will also include the number of shares held by each shareholder and the class and number of their shares.

  Preferred Stock

        On the Effective Date, New UPC will be authorized to issue 50,000,000 shares of preferred stock. New UPC's Board of Directors will be authorized, without any further action by the stockholders, to determine the following for any unissued series of preferred stock:

  •
  voting rights;

  •
  dividend rights;

  •
  dividend rates;

  •
  liquidation preferences;

  •
  redemption provisions;

  •
  sinking fund terms;

  •
  conversion or exchange rights;

  •
  the number of shares in the series; and

  •
  other rights, preferences, privileges and restrictions.

        In addition, the New UPC preferred stock could have other rights, including economic rights senior to the New UPC Common Stock, so that the issuance of the New UPC preferred stock could adversely affect the market value of the New UPC Common Stock.

Certificate of Incorporation and By-laws

        On the Effective Date, New UPC's Certificate of Incorporation or By-laws will provide:

  •
  for a classified Board of Directors for a period beginning on the Effective Date and ending on the third anniversary of the Effective Date;

  •
  Classes I and II will each consist of four (4) members;

  •
  Class III will consist of two (2) members (the "Class III Directors");

  •
  the Class III Directors will serve for a three year term;

  •
  that, for a period beginning on the Effective Date and ending on the third anniversary of the Effective Date, nominations to fill vacancies in the Class III Directors will be made by the remaining Class III Director, if any, and will be approved by a majority of the Board of Directors;

  •
  that the stockholders may take action by written consent;

  •
  that, except for the directors in office on the Effective Date, all directors will be removable by the stockholders with or without cause;

  •
  that, except as specified below with respect to provision relating to the Related Party Transaction Committee as described below, New UPC's stockholders may adopt, amend or repeal the By-laws only with the approval of holders of at least 66 2/3% of the voting power;

  •
  that special meetings of stockholders generally can be called only by the Board of Directors; and

  •
  for an advance notice procedure for the nomination, other than by the Board of Directors or a committee of the Board of Directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, New UPC must receive notice of intent to nominate a director or raise business at meetings not less than 90 nor more than 120 days before the meeting, and such notice must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. The affirmative vote of the holders of at least 66 2/3% of the voting power is required to amend or repeal these provisions or to provide for cumulative voting.

Related Party Transaction Committee

        For a period beginning on the Effective Date and ending on the third anniversary of the Effective Date, New UPC's Certificate of Incorporation and By-laws will to the extent consistent with the rules of NASDAQ, establish a five (5) member committee with authority to approve related party transactions (the "Related Party Transaction Committee"). The Related Party Transaction Committee will consist of the two (2) Class III directors and three (3) of the Class I and Class II directors, as appointed by a majority of the full Board of Directors. New UPC will not enter into any Related Party Transaction (as defined herein), if that Related Party Transaction is not approved by four (4) of the five (5) members of the Related Party Transaction Committee. Notwithstanding the foregoing, if the Related Party Transaction Committee does not approve a proposed Related Party Transaction, a majority of the full Board of Directors can submit the Related Party Transaction to New UPC's stockholders. If a majority of New UPC's stockholders, including a majority of the Disinterested Stockholders (as defined herein), voting with respect to such Related Party Transaction, New UPC will be able to enter into the Related Party Transaction.

        New UPC's By-laws will define a "Related Party Transaction" as a transaction by New UPC or the Company with persons (other than subsidiaries of New UPC) that, at the time of determination, are

Related Parties of New UPC and which transaction has an aggregate value of greater than US$10 million per year, but excluding

  (i)
  performance of transactions in existence on the date of the Restructuring Agreement that have been disclosed in the Company's reports filed with the SEC,

  (ii)
  completion of transactions described in the Disclosure Letter to the Restructuring Agreement,

  (iii)
  transactions (including, but not limited to, renewals or replacements of existing transactions) that are consistent with the Company's or its subsidiaries' past practices, which past practices were disclosed in the Company's reports filed with the SEC and

  (iv)
  to the extent such transactions would otherwise constitute Related Party Transactions and are not described in clause (i), (ii) or (iii), transactions with respect to programming contracts (including, but not limited to, renewals or replacements of existing transactions) with any of Liberty Media, its affiliates and/or its subsidiaries, that, in the case of this clause (iv), (a) are entered into in the ordinary course of business on commercially reasonable terms and (b) are consistent with the Company's or its subsidiaries' past practices.

        New UPC's By-laws will define a "Disinterested Stockholder" as, at any time of determination, with respect to any proposed Related Party Transaction, a stockholder of New UPC that neither (a) is a Related Party of New UPC or (b) has a financial interest in the proposed Related Party Transaction that is materially different from New UPC's stockholders generally.

        New UPC's Certificate of Incorporation and By-Laws will provide that, for a period beginning on the Effective Date and ending on the third anniversary of the Effective Date, the provisions of New UPC's Certificate of Incorporation and By-Laws relating to the Related Party Transaction Committee will not be amended unless, prior to such amendment, the proposed amendment is approved by four (4) of the five (5) members of the Related Party Transaction Committee.

Certificate of Incorporation Provisions Relating to Corporate Opportunities and Interested Directors

        In order to address potential conflicts of interest between New UPC and its affiliates, on the one hand, and UGC and its affiliates, on the other hand, New UPC's Certificate of Incorporation will contain provisions regulating and defining the conduct of New UPC's and its affiliates' affairs as they may involve UGC, its affiliates, and its officers and directors, and New UPC's powers, rights, duties and liabilities and those of New UPC's officers, directors and shareholders in connection with New UPC's relationship with UGC and its affiliates. In general, these provisions recognize that New UPC and its affiliates, on the one hand, and UGC and its affiliates, on the other hand, may engage in the same or similar business activities and lines of business, have an interest in the same areas of corporate opportunities and that New UPC and its affiliates, one hand, and UGC and its affiliates, on the other hand, will continue to have contractual and business relations with each other, including service of officers and directors of UGC and its affiliates serving as New UPC's directors.

        New UPC's Certificate of Incorporation will provide that, subject to any contractual provision to the contrary, UGC and its affiliates will have no duty to refrain from:

  •
  engaging in the same or similar business activities or lines of business as New UPC and its affiliates,

  •
  doing business with any of New UPC's and its affiliates' clients or customers, or

  •
  employing or otherwise engaging any of New UPC's and its affiliates' officers or employees.

        New UPC's Certificate of Incorporation will provide that neither UGC, its affiliates, nor any officer or director of UGC or its affiliates, except as described in the following paragraph, will be liable to New UPC or New UPC's stockholders for breach of any fiduciary duty by reason of any such activities. New UPC's Certificate of Incorporation will provide that UGC and its affiliates are not under any duty to present any corporate opportunity to New UPC which may be a corporate opportunity for UGC or any of its affiliates, on the one hand, and New UPC, on the other hand, and UGC and its affiliates will not be liable to New UPC or New UPC's stockholders for breach of any fiduciary duty as New UPC's stockholder by reason of the fact that UGC or its affiliates pursues or acquires that corporate opportunity for itself or themselves, directs that corporate opportunity to another person or does not present that corporate opportunity to New UPC or its affiliates.

        When one of New UPC's directors or officers who is also a director or officer of UGC or any of its affiliates learns of a potential transaction or matter that may be a corporate opportunity for both New UPC and UGC or any of their respective affiliates, New UPC's Certificate of Incorporation will provide that the director or officer:

  •
  will have fully satisfied his or her fiduciary duties to New UPC and New UPC's stockholders with respect to that corporate opportunity,

  •
  will not be liable to New UPC or New UPC's shareholders for breach of fiduciary duty by reason of UGC's or its affiliates' actions with respect to that corporate opportunity,

  •
  will be deemed to have acted in good faith and in a manner he or she believed to be in, and not opposed to, New UPC's and its stockholders' best interests for purposes of New UPC's Certificate of Incorporation, and

  •
  will be deemed not to have breached his or her duty of loyalty to New UPC or New UPC's stockholders and not to have derived an improper personal benefit therefrom for purposes of New UPC's Certificate of Incorporation, if he or she acts in good faith in a manner consistent with the following policy: a corporate opportunity offered to any of New UPC's or any of its affiliates' officers or directors who is also an officer or director of UGC or any of its affiliates will belong to New UPC or New UPC's affiliate, as applicable, only if such opportunity is expressly offered to that person solely in his or her capacity as a director or officer of New UPC or its affiliate.

        For purposes of New UPC's Certificate of Incorporation, "corporate opportunities" include business opportunities that New UPC is financially able to undertake, that are, from their nature, in New UPC's line of business, are of practical advantage to New UPC and are ones in which New UPC has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of UGC, its affiliates or its officers or directors will be brought into conflict with New UPC's self-interest.

        New UPC's Certificate of Incorporation will also authorize New UPC and its affiliates, on the one hand, to enter into contracts, agreements, arrangements or transactions between New UPC or its affiliates, on the one hand, and UGC or its affiliates, on the other hand. Subject to the policy described above, except as otherwise required by law, and except as UGC or their affiliates, on the one hand, and New UPC or its affiliates, on the other hand, may otherwise agree in writing, no such agreement, or the performance thereof by New UPC and its affiliates, or UGC and its affiliates, shall be considered contrary to any fiduciary duty of any director or officer of New UPC who is also a director, officer or employee of UGC or any of its affiliates, or to any stockholder thereof. Subject to the policy described above, to the fullest extent permitted by law, and except as UGC or its affiliates, on the one hand, and New UPC or its affiliates, on the other hand, may otherwise agree in writing, none of UGC or any of its affiliates shall have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above and no director, officer or employee of New UPC who is also a director, officer or employee of UGC or any of its affiliates shall have or be under any fiduciary duty to New UPC to refrain from acting on behalf of New UPC or of any of UGC or any of its affiliates in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

        Any person purchasing or otherwise acquiring any interest in any shares of New UPC's capital stock will be deemed to have consented to these provisions of New UPC's Certificate of Incorporation.

        Until the time that UGC ceases to be entitled to 20% or more of the votes entitled to be cast, the affirmative vote of the holders of 80% of the votes entitled to be cast is required to alter, amend or repeal, or adopt any provision inconsistent with the corporate opportunity and interested director provisions described above; however, after UGC no longer beneficially owns shares entitling it to cast 20% of the votes entitled to be cast by the then outstanding common stock, any such alteration, adoption, amendment or repeal would be approved if a quorum is present and the votes favoring the action exceed the votes opposing it. Accordingly, until such time, so long as UGC controls at least 20% of the votes entitled to be cast, it can prevent any such alteration, adoption, amendment or repeal.

Management of New UPC

        New UPC's Board of Directors consists of the following two members as of the date of this Disclosure Statement:

Gene W. Schneider	Chairman of the Board of Directors
Michael T. Fries	Director

        New UPC's business and affairs are managed by New UPC's officers, under the direction of New UPC's Board of Directors. New UPC's officers currently consist of:

Gene W. Schneider	Chief Executive Officer
Michael T. Fries	President
Valerie L. Cover	Vice-President/Secretary

        Gene W. Schneider became Chairman and Chief Executive Officer of UGC at its inception in February 2001. Mr. Schneider has served as Chairman of UGC Holdings since May 1989 and has served as Chief Executive Officer of that company since 1995. He also serves as an officer and/or director of various direct and indirect subsidiaries of UGC, including a director of United Latin America since 1998 and an advisor to the Supervisory Board of the Company since 1999. In addition, from 1995 until 1999, Mr. Schneider served as a member of the Company's Supervisory Board. Mr. Schneider has been with UGC and UGC Holdings since their inception in 2001 and 1989, respectively. Mr. Schneider is also the Chairman of the Board for Advance Display Technologies, Inc. and a director of Austar United.

        Michael T. Fries became President and a director of UGC in February 2001, and Chief Operating Officer of UGC in September 2001. Mr. Fries has also served as a director of UGC Holdings since November 1999 and as President and Chief Operating Officer of that company since September 1998. In March 2002, Mr. Fries became a member of the Office of the Chairman for UGC and for UGC Holdings. In addition, he serves as an officer and/or director of various direct and indirect subsidiaries of UGC, including as a member of the Company's Supervisory Board since September 1998 and as Chairman thereof since February 1999; a member of the Priority Telecom Supervisory Board since November 2000; and President of United Latin America since 1998 and a director thereof since 1999. Through these positions, Mr. Fries is responsible for overseeing the day-to-day operations of UGC on a global basis and for the development of UGC's business opportunities worldwide. Mr. Fries has been with UGC since its inception and with UGC Holdings since 1990. Mr. Fries is also the Executive Chairman of Austar United.

        Valerie L. Cover became Vice President of UGC in February 2001 and Controller of UGC in September 2001. She has also served as the Controller for UGC Holdings since October 1990, and as a Vice President of UGC Holdings since December 1996. Ms. Cover is responsible for the accounting, financial reporting and information technology functions of UGC and UGC Holdings. In addition, Ms. Cover is an officer and/or director of various direct and indirect subsidiaries of UGC. Ms. Cover has been with UGC Holdings since 1990, and with UGC since inception.

        All of the members of the Board of Directors of New UPC, in their capacities as directors of New UPC, have the following business address: 4643 South Ulster Street, 13th Floor, Denver, Colorado 80237.

        New UPC's directors and officers currently receive no compensation from New UPC and New UPC has not made any loans to any of these officers or directors or guaranteed any loans to these officers or directors.

        On or prior to the Effective Date, New UPC's Certificate of Incorporation and By-laws will be amended to provide that for a period beginning on the Effective Date and continuing until the third anniversary of the Effective Date, New UPC's Board of Directors will consist of ten (10) members. See "New UPC—Certificate of Incorporation and By-laws." In addition to Mr. Gene Schneider and Mr. Fries, it is expected that New UPC's Board of Directors will consist of Richard de Lange, John W. Dick, Ellen P. Spangler, Tina M. Wildes, Mark L. Schneider, John F. Riordan and two other members who will comprise the Class III Directors. The identity of the members of the Board of Directors will be filed with the U.S. Bankruptcy Court on or prior to the Document Filing Date. See "New UPC—Certificate of Incorporation and By-laws" and "New UPC—Related Party Transaction Committee." On or after the Effective Date, New UPC's Board of Directors will determine the compensation of members of New UPC's Board of Directors.

        On and after the Effective Date, New UPC expects that its business and affairs will be managed by its officers, under the direction of its Board of Directors. These officers will be appointed by New UPC's Board of Directors. New UPC expects that on the Effective Date these officers will include Mr. Gene Schneider, Mr. Fries, Mr. Riordan, Mr. Mark Schneider and the other current members of the Company's Board of Management (upon the resignation of such members of the Company's Board of Management from the Company's Board of Management and the appointment of New UPC as sole managing director of the Company upon the Third Amendment becoming effective). It is expected that certain of these officers will comprise an executive management committee. On or after the Effective Date, New UPC's Board of Directors may appoint additional officers, some of which may be members of this management committee. New UPC's Board of Directors shall determine the compensation of its officers.

Delaware General Corporation Law, Section 203

        New UPC has elected not to be governed by Section 203 of the DGCL.

Issuance and Resale of the New UPC Common Stock

        The Company and New UPC are relying on Section 1145 of the U.S. Bankruptcy Code to exempt the issuance of the New UPC Common Stock from the registration requirements of the U.S. Securities Act (and of any state securities or "blue sky" laws). Section 1145 exempts from registration the sale of the securities of a debtor, a successor to a debtor or an affiliate of a debtor under a Chapter 11 plan if such securities are offered or sold in exchange for a claim against, an equity interest in, or a claim for an administrative expense in a case concerning, such debtor. In reliance upon this exemption, (i) the shares of New UPC Common Stock issued upon exchange of the Allowed Claims against, and Allowed Equity Interests in, the Company, (ii) the New UPC Equity Purchase Rights and (iii) the shares issued upon exercise of the New UPC Equity Purchase Rights, including any Subscription Reserve Shares, generally will be exempt from the registration requirements of the U.S. Securities Act. Accordingly, recipients will be able to resell the shares of New UPC Common Stock (including the shares of New UPC Common Stock issued upon exercise of the New UPC Equity Purchase Rights) without registration under the U.S. Securities Act or other federal securities laws, unless the recipient is an "underwriter" with respect to such securities, within the meaning of Section 1145(b) of the U.S. Bankruptcy Code.

        Section 1145(b) of the U.S. Bankruptcy Code defines an "underwriter" for purposes of the U.S. Securities Act as one who

  (i)
  purchases a claim, equity interest or administrative expense claim with a view to distribution of any security to be received in exchange for the claim or equity interest,

  (ii)
  offers to sell securities issued under a plan for the holders of such securities,

  (iii)
  offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or

  (iv)
  is a control person of the issuer of the securities.

        Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the U.S. Securities Act, which, in effect, permits the resale of securities received by statutory underwriters pursuant to a Chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in Section 1145 of the U.S. Bankruptcy Code are advised to consult with their own counsel as to the availability of the exemption provided by Rule 144 under the U.S. Securities Act.

        Because of the complex, subjective nature of the question of whether a particular holder may be an underwriter, neither the Company nor New UPC makes any representation concerning the ability of any person to dispose of the shares of New UPC Common Stock to be distributed under the Plan or the Dutch Implementing Offer and to be issued upon exercise of the New UPC Equity Purchase Rights.

        In The Netherlands, this Disclosure Statement serves as a prospectus as referred to in Article 3(2)(b) of the Dutch Securities Act 1995.

Stockholders Agreement

        The following is a summary of the significant terms of the Stockholders Agreement. The summary set forth below does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the detailed provisions of the Stockholders Agreement.

  Tag-Along Rights For Holders of Class 5 Claims

        The Stockholders Agreement provides the Holders of Class 5 Claims with certain rights (the "Tag-Along Rights") for the sale of their shares of New UPC Common Stock in the event that members of the UGC Group propose to sell 5% or more of the outstanding shares of New UPC Common Stock. The Tag-Along Rights will be available to any Holder of Class 5 Claims that agrees to become party to the Stockholders Agreement on or prior to the Effective Date (a "Participating Stockholder").

  Tag-Along Sale

        If all previous sales of New UPC Common Stock made by the UGC Group after the Effective Date would, together with any proposed sales, result in the transfer of at least 5% of the outstanding shares of New UPC Common Stock (such sale being referred to as a "Tag-Along Sale"), then the UGC Group will afford each of the Participating Stockholders holding one-half of one percent (1/2%) or more of the outstanding shares of New UPC Common Stock (the "Tag-Along Stockholders") the opportunity to participate proportionately in the Tag-Along Sale. Under the Stockholders Agreement, a Tag-Along Sale will not include:

  (i)
  any sale or other disposition of shares of New UPC Common Stock by and exclusively among the UGC Group, subsidiaries of UGC and affiliates of UGC (provided that the transferee agrees to be bound by the terms of the Stockholders Agreement) or

  (ii)
  pro rata distributions of shares of New UPC Common Stock to the shareholders of UGC.

        The number of shares of New UPC Common Stock that each Tag-Along Stockholder will be entitled to include in the Tag-Along Sale (the "Tag-Along Allotment") will be determined by multiplying

  (i)
  the number of shares of New UPC Common Stock held by the Tag-Along Stockholder on the date of the Stockholders Agreement and that such Tag-Along Stockholder held as of the close of business on the day immediately prior to the Tag-Along Notice Date (as defined herein) by

  (ii)
  a fraction, the numerator of which will be equal to the number of shares of New UPC Common Stock proposed by the UGC Group members to be sold or otherwise disposed of in the Tag-Along Sale and the denominator of which will be equal to the total number of shares of New UPC Common Stock that are beneficially owned by the UGC Group as of the close of business on the day immediately prior to the Tag-Along Notice Date (the "Common Shares UGC Fraction").

  Tag-Along Sale Notice

        The UGC Group will provide each Tag-Along Stockholder and New UPC with written notice (the "Tag-Along Sale Notice") not more than 60 days and not less than 15 days prior to the proposed date of the Tag-Along Sale (the "Tag-Along Sale Date"). Each Tag-Along Sale Notice is required to be accompanied by a copy of any written agreement relating to the Tag-Along Sale and set forth the following information:

  (i)
  the name and address of each proposed transferee of shares of New UPC Common Stock in the Tag-Along Sale;

  (ii)
  the number of shares of New UPC Common Stock proposed to be transferred by the UGC Group;

  (iii)
  the proposed amount and form of consideration (including any potential adjustments to the consideration paid for the shares of New UPC Common Stock contained in the written agreement relating to the Tag-Along Sale) to be paid for the shares of New UPC Common Stock and the terms and conditions of payment offered by each proposed transferee;

  (iv)
  the aggregate number of shares of New UPC Common Stock held of record by the UGC Group as of the close of business on the day immediately prior to the date of the Tag-Along Notice (the "Tag-Along Notice Date");

  (v)
  Common Shares UGC Fraction;

  (vi)
  confirmation that the proposed transferee has been informed of the Tag-Along Rights and has agreed to purchase shares of New UPC Common Stock from any Tag-Along Stockholder in accordance with the terms of the Stockholders Agreement; and

  (vii)
  the Tag-Along Sale Date.

  Tag-Along Notice

        Under the Stockholders Agreement, any Tag-Along Stockholder wishing to participate in the Tag-Along Sale is required to provide written notice (the "Tag-Along Notice") to the UGC Group no more than ten days after the Tag-Along Sale Notice is given. The Tag-Along Notice is required to set forth (i) the aggregate number of shares of New UPC Common Stock held of record by such Tag-Along Stockholder as of the close of business on the day immediately prior to the Tag-Along Notice Date and (ii) the number of shares that the Tag-Along Stockholder elects to include in the Tag-Along Sale, which cannot exceed the Tag-Along Stockholder's applicable Tag-Along Allotment. The Tag-Along Notice given by any Tag-Along Stockholder will constitute that Tag-Along Stockholder's binding agreement to sell the shares of New UPC

Common Stock specified in the Tag-Along Notice on the terms and conditions applicable to the Tag-Along Sale.

        In the event that there is any material change in the terms and conditions of the Tag-Along Sale applicable to the Tag-Along Stockholder (including any decrease in the purchase price that occurs other than pursuant to an adjustment mechanism set forth in the agreement relating to the Tag-Along Sale but expressly not including a reduction in the number of shares to be purchased) after the Tag-Along Stockholder gives its Tag-Along Notice, then the Tag-Along Stockholder will have the right to withdraw from participation in the Tag-Along Sale with respect to all of its Shares affected by the change.

        If the proposed transferee does not purchase all of the shares of New UPC Common Stock requested to be included in the Tag-Along Sale by any Tag-Along Stockholder on the same terms and conditions applicable to the UGC Group, then the UGC Group will not consummate the Tag-Along Sale of any of its shares of New UPC Common Stock to the transferee, unless the shares of the UGC Group and the Tag-Along Stockholders to be sold are reduced or limited pro rata in proportion to the respective number of shares of New UPC Common Stock actually sold in any such Tag-Along Sale and all other terms and conditions of the Tag-Along Sale are the same for the UGC Group and the Tag-Along Stockholders. If the number of shares of New UPC Common Stock proposed to be sold in any proposed Tag-Along Sale are reduced or limited such that the proposed sale is no longer a Tag-Along Sale in accordance with the terms of the Stockholders Agreement, the terms of the Stockholders Agreement will be inapplicable to the proposed sale and no Participating Noteholder or other stockholder will have the right to participate in the proposed transaction as a Tag-Along Stockholder.

  Non-delivery of Tag-Along Notice

        Under the Stockholders Agreement, if a Tag-Along Notice from any Tag-Along Stockholder is not received by the UGC Group within the ten day period specified above, the UGC Group will have the right to consummate the Tag-Along Sale without the participation of the Tag-Along Stockholder, but only on terms and conditions which are no more favorable in any material respect to the UGC Group (and, in any event, at no greater a purchase price) than as stated in the Tag-Along Sale Notice and only if the Tag-Along Sale occurs on a date within 90 days of the Tag-Along Sale Date.

        If any Participating Stockholder fails to elect to participate in a Tag-Along Sale within ten days after the Tag-Along Sale Notice is given, the UGC Group is required to give notice of the failure to the other Tag-Along Stockholders by telephone (confirmed in writing within two days). The other Tag-Along Stockholders will have three days following the date the written notice was given to agree to sell their pro rata share of any unsold portion. For purposes of the sale, a participating Tag-Along Stockholder's pro rata share of any unsold portion of shares of New UPC Common Stock will be equal to the number of shares obtained by multiplying

  (i)
  the Common Shares UGC Fraction times the total number of shares of New UPC Common Stock that are held by the Participating Stockholders that are not participating in the Tag-Along Sale by

  (ii)
  the number of shares of New UPC Common Stock held by the participating Tag-Along Stockholder(s) (divided) by the total number of shares of New UPC Common Stock held by all Tag-Along Stockholders that are participating in the Tag-Along Sale.

  Certificates

        Under the Stockholders Agreement, on the Tag-Along Sale Date, each Tag-Along Stockholder will deliver a certificate or certificates for the shares of New UPC Common Stock to be sold by the Tag-Along Stockholder in connection with the Tag-Along Sale, duly endorsed for transfer with signatures guaranteed, to the transferee in the manner and at the address indicated in the Tag-Along Notice against delivery of the purchase price for the shares of New UPC Common Stock.

  Tag-Along Sale Agreement

        The Stockholders Agreement requires that any Participating Stockholder seeking to sell any shares of New UPC Common Stock in connection with a Tag-Along Sale will enter into an agreement (the "Tag Along Sale Agreement") containing substantially similar representations, warranties, indemnities and agreements as made by the UGC Group in connection with the Tag-Along Sale, but in no case will those representations, warranties, indemnities and agreements be required to be made by the Participating Stockholder(s) on a joint (as opposed to several) basis or have the potential of subjecting the Participating Stockholder(s) to greater liability (on a proportionate basis) than the UGC Group in connection with the Tag-Along Sale.

Agreements with the UGC Group

  Registration Rights

        Subject to certain limitations, the UGC Group may require New UPC to file a registration statement under the U.S. Securities Act with respect to all or a portion of the shares of the New UPC Common Stock owned by the UGC Group, and New UPC is required to use its best efforts to effect such registration, subject to certain conditions and limitations.

        New UPC is not obligated to effect more than three of these demand registrations using forms other than Form S-3. The UGC Group may demand registration of such securities an unlimited number of times on Form S-3, except that New UPC is not required to register its shares of New UPC Common Stock owned by the UGC Group on Form S-3 more than once in any six-month period. The UGC Group also has the right to have the shares of New UPC Common Stock that it owns included in any registration statement New UPC proposes to file under the U.S. Securities Act except that, among other conditions, the underwriters of any such offering may limit the number of shares included in such registration. New UPC has also granted the UGC Group rights comparable to those described above with respect to the listing or qualification of the shares of New UPC Common Stock on any exchange and in any other jurisdiction where the Company previously has taken action to permit the public sale of its securities.

  Management Services Agreements

        The UGC Group incurs certain overhead and other expenses at the corporate level on behalf of New UPC and the Company and its other operating subsidiaries. These expenses include costs not readily allocable among the operating companies, such as accounting, financial reporting, investor relations, human resources, information technology, equipment procurement and testing expenses, corporate offices lease payments and costs associated with corporate finance activities. The UGC Group also incurs direct costs for its operating companies such as travel expenses and salaries for the UGC Group employees performing services on behalf of its respective operating companies. New UPC, the Company and the UGC Group are parties to management services agreements, with an initial term through 2009, pursuant to which the UGC Group will continue to perform these services for New UPC and the Company. Under the management services agreements, New UPC and the Company will pay the UGC Group a fixed amount each month as its portion of such unallocated expenses. The fixed amount may be adjusted from time to time by the UGC Group to allocate these corporate level expenses among the UGC Group's operating companies, including New UPC and the Company, taking into account the relative size of the operating companies and their estimated use of the UGC Group's resources. In addition, New UPC and the Company will continue to reimburse the UGC Group for costs incurred by the UGC Group that are directly attributable to New UPC or the Company.

        The Company paid the UGC Group US$3.6 million as compensation under the management services agreement in each of the fiscal years ended December 31, 2001 and 2002. The Company and New UPC, together, expect to pay the UGC Group amounts which, in the aggregate, are similar to compensation for management services in the fiscal year ended December 31, 2003.

  Secondment Agreements

        The Company and UGC Holdings, a subsidiary of UGC, are also parties to a secondment agreement that specifies the basis upon which UGC Holdings may second certain of its employees to the Company. UGC Holdings' secondment of employees to the Company helps the Company attract and retain U.S. citizens and other employees. The Company is generally responsible for all costs incurred by UGC Holdings with respect to any seconded employee's employment and severance. UGC Holdings may terminate a seconded employee's employment if the employee's conduct constitutes willful misconduct that is materially injurious to UGC Holdings.

  Non-Compete Agreements

        New UPC and the Company have agreed with the UGC Group that so long as the UGC Group holds 50% or more of New UPC's outstanding common stock or the UPC Ordinary Shares (i) the UGC Group will not pursue any video services, telephone or internet access or content business opportunities specifically directed to the European or Israeli markets, unless it has first presented such business opportunity to New UPC or the Company and New UPC or the Company has elected not to pursue such business opportunity, and (ii) New UPC and the Company will not pursue any video services, telephone or internet access or content business opportunities in the Kingdom of Saudi Arabia or in other markets outside of Europe or the Middle East, including Israel, unless New UPC and the Company first present such business opportunity to the UGC Group and the UGC Group elects not to pursue such business opportunity. Notwithstanding the foregoing, any party may pursue any business in the United States and its territories and possessions without regard to activities of the other parties and chello broadband may offer internet access and portal services and interactive services in any market in the world.

        New UPC, the Company and the UGC Group have agreed that the Company will provide audited financial statements to the UGC Group in such form and with respect to such periods as are necessary or appropriate to permit UGC, to comply with its reporting obligations as a publicly-traded company and that New UPC and the Company will not change their accounting principles without UGC's prior consent. New UPC and the Company have consented to the public disclosure by UGC of all matters deemed necessary or appropriate by UGC, in its sole discretion, to satisfy the disclosure obligations of UGC or any of its affiliates thereof under the United States federal securities laws or to avoid potential liability under such laws.

Limited Financial History of New UPC

        Since New UPC was incorporated on September 13, 2002, it has only a limited financial history. In the period between the date of incorporation and the date of this Disclosure Statement, New UPC has not conducted any activities other than the negotiation and implementation of the Restructuring Agreement and has not incurred any indebtedness. As of the date of this Disclosure Statement, the total outstanding share capital of New UPC consists of 1,000 shares of New UPC Common Stock, of which 1,000 shares are issued and outstanding. These shares are held by UGC and were paid for in cash.

COMPARISON OF RIGHTS OF SHAREHOLDINGS IN NEW UPC AND THE COMPANY

        If the Plan is confirmed, the Akkoord is ratified and no longer subject to appeal and the Dutch Implementing Offer is consummated, Holders of Equity Interests in the Company will receive New UPC Common Stock. The rights of holders of New UPC Common Stock will be governed by New UPC's Certificate of Incorporation and By-laws which differ in certain material respects from the articles of association of the Company. The following is a summary of certain material differences between the rights of holders of shares of New UPC Common Stock and holders of Ordinary Shares A in the Company. These differences arise from differences between the DGCL and the Dutch Civil Code, as well as from differences between the governing documents of the respective companies. This summary is not, and does not purport to be, complete and does not purport to identify all differences that may, under given situations, be material to holders of shares of New UPC Common Stock. This summary is qualified in its entirety by reference to the corporate laws of Delaware and The Netherlands and the governing instruments of New UPC and the Company. This summary should be read in conjunction with "Outstanding Securities of the Company—Capital Stock of the Company Prior to the Restructuring," "—Capital Stock of the Company After the Restructuring" and "New UPC—Description of Shares of New UPC Capital Stock."

Voting Rights

        Under Dutch law, each shareholder is entitled to one vote per share, unless the articles of association of the company provide otherwise. All shareholder resolutions are taken by an absolute majority of the votes cast, unless the law or the articles prescribe otherwise. The validity of shareholder decisions is not dependent on a quorum, unless the law or the articles stipulate otherwise.

        The Articles of Association of the Company provide for one vote per share of UPC Ordinary Shares B and 100 votes per share of each of UPC Ordinary Shares A, UPC Priority Shares, UPC Preference Shares A and class B preference shares. Generally, all resolutions may be adopted by an absolute majority of the total votes cast, and there are no quorum requirements.

        Under the DGCL, each shareholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation. Either the certificate of incorporation or the by-laws may specify the number of shares and/or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event will a quorum consist of less than one-third of the shares entitled to vote at a meeting.

        New UPC's Certificate of Incorporation provides for one vote per share of New UPC Common Stock, but does not provide for cumulative voting. Under New UPC's By-laws, the presence in person, or by properly executed proxy, of the holders of a majority of the outstanding shares of New UPC Common Stock is required to constitute a quorum at shareholder meetings of New UPC.

Amendment of Charter Documents

        Under Dutch law, shareholders of a Dutch company may resolve to amend the company's articles of association, although the prior approval of the Dutch Ministry of Justice is required for any such amendment.

        Under the Company's Articles of Association, the general meeting of shareholders may pass a resolution for an amendment to the articles only upon a proposal of United Europe, as the holder of all the outstanding UPC Priority Shares.

        Under the DGCL, amendments to a corporation's certificate of incorporation require a resolution of the board of directors, followed by a majority vote of the holders of the outstanding stock entitled to vote on such amendment and, in certain circumstances, of the holders of a majority of the outstanding stock of each class entitled to vote on such amendment as a class, unless a greater number or proportion is specified in the certificate of incorporation or by other provisions of the DGCL.

        New UPC's Certificate of Incorporation requires the approval of holders of a majority of the outstanding shares of New UPC Common Stock to make, alter, amend, change, add to or repeal New UPC's Certificate of Incorporation and the approval of holders of 66 2/3% of the voting power to adopt, amend, alter or repeal the By-laws.

Appraisal Rights

        Dutch law does not recognize the concept of appraisal or dissenters' rights and, accordingly, holders of the UPC Ordinary Shares A have no appraisal rights.

        The DGCL provides for appraisal rights in connection with certain mergers and consolidations. Appraisal rights are not available for any shares of stock of the constituent corporation surviving the merger if the merger did not require for its approval the vote of the holders of the surviving corporation. In addition, unless otherwise provided in the charter, no appraisal rights are available to holders of shares of any class of stock which, as of the record date, is either: (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (the "NASD") or (b) held of record by more than 2,000 holders, unless such holders are required by the terms of the merger to accept anything other than: (i) shares of stock of the surviving corporation; (ii) shares of stock of another corporation which are or will be so listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares of such stock; or (iv) any combination thereof. Holders of New UPC Common Stock are therefore entitled to appraisal rights in the event of certain mergers and consolidations of New UPC.

Pre-emptive Rights

        Under Dutch law, holders of common shares in a Dutch company have pre-emptive rights with respect to newly issued common shares in proportion to the aggregate nominal value of their shareholdings (with the exception of shares to be issued to employees and, unless the articles provide otherwise, the issue of ordinary shares in return for non-cash consideration). Such pre-emptive rights in respect of newly issued common shares may be excluded by approval of the shareholders at the general meeting of shareholders. In addition, if the authority to issue shares is delegated to another corporate body, like in the case of the Company where this authority is delegated to the management board, the authority to exclude the pre-emptive rights also lies with that corporate body.

        The Articles of Association of the Company conform to Dutch law and provide that, except for issues of ordinary shares in return for non-cash consideration and shares issued to the Company's employees or employees of any of the Company's subsidiaries (as defined under Dutch law), holders of UPC Ordinary Shares A have pre-emptive rights to subscribe for their pro rata amount of all new UPC Ordinary Shares A and the UPC Preference Shares A which are convertible into UPC Ordinary Shares A issued by the Company. These rights May be restricted or excluded by a resolution of the Company's Board of Management subject to approval of both the Company's Supervisory Board and United Europe, as the holder of all outstanding UPC Priority Shares. UPC Priority Shares, UPC Preference Shares A and class B preference shares, however, carry no pre-emptive rights.

        Under the DGCL, shareholders have no pre-emptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

        On or prior to the Effective Date, New UPC's Certificate of Incorporation will be amended to provide that holders of shares of New UPC Common Stock will have Pre-emptive Rights for the first €1,538.46 million (as determined in good faith by New UPC's Board of Directors as of the date of each such issuance) of capital stock or securities convertible into, exchangeable for, or otherwise linked to any capital stock of New UPC issued by New UPC during the four years after the Effective Date for cash or in exchange for assets (or other consideration) acquired from an affiliate of New UPC. See "New UPC—Description of Shares of New UPC Capital Stock."

Action by Written Consent of Shareholders

        Under Dutch law, resolutions may be adopted by shareholders in writing without holding a meeting of shareholders, but only if the resolution is adopted unanimously by all shareholders entitled to vote. Therefore holders of UPC Ordinary Shares A can only adopt a written resolution without holding a meeting if such resolution is signed by all UPC Ordinary Shares A.

        The DGCL provides that, unless otherwise provided in a corporation's certificate of incorporation, any action that may be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting consent in writing. New UPC's Certificate of Incorporation provides that any action may be effected by written consent of holders of New UPC Common Stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting.

Shareholders' Meetings

        Under Dutch law, a company must hold at least one annual general meeting, to be held not later than six months after the end of the fiscal year. Pursuant to the Articles of Association of the Company, other general meetings may also be held as often as the Company's Board of Management or Supervisory Board or United Europe, as the holder of all outstanding UPC Priority Shares, deems necessary. In addition, pursuant to Dutch law, holders of shares of the Company representing at least one-tenth of the issued share capital may request the Company's Board of Management or Supervisory Board to convene a general meeting of shareholders. If the Company's Board of Management or Supervisory Board has not convened a meeting within a certain period, the persons who have made the request are authorized to convene such a meeting under the specific requirements of Dutch law. The Articles of Association of the Company specify that general meetings of shareholders may be held only in the municipalities of Amsterdam, Rotterdam or The Hague in The Netherlands.

        Under the DGCL, an annual meeting of shareholders must be held for the election of directors on a date and at a time designated by or in the manner provided in the by-laws. Any other proper business may be transacted at the annual meeting. New UPC's By-laws provide that an annual meeting of the stockholders shall be held on the second Thursday in the month of June of each year or on such other date as may be determined by the Board of Directors. The annual meeting shall be held at such place, either within or outside Delaware, as may be designated by the Board of Directors in the notice of meeting or otherwise at the principal office of the corporation.

Management

        Under Dutch law, a company can have a management board and a supervisory board. The management board is the executive body and is responsible for the management of the corporation and for its representation (i.e., the actions of the corporation towards third parties). The Dutch management board combines the functions of inside managing directors and senior officers in a U.S. corporation. Consequently, there is no position equivalent to that of chief executive officer. If the management board has more than one member, each can have different responsibilities and powers. The members of the Board of Management of the Company are set forth in "The Company—Current Management of the Company—Board of Management."

        The supervisory board is distinct from the management board and the same persons cannot serve on both boards. The supervisory duties are not necessarily similar to the duties of non-executive directors in a U.S. corporation. The supervisory board has a primarily supervisory and advisory function. The articles of association may give it more specific powers, but the supervisory board cannot exercise executive functions. The supervisory board is not empowered to give specific instructions to the management board, determine the business policy of the corporation, or appoint or remove managing directors. The precise duties and responsibilities of the supervisory board may vary, and depend on the articles of association. The members of the Supervisory Board of the Company are set forth in "The Company—Current Management of the Company—Supervisory Board." The effectiveness of the Third Amendment is contingent upon the delisting of the UPC Ordinary Shares A from Euronext. After the Third Amendment is effective, the Company will have a one-tier board structure and will no longer have a Supervisory Board.

        Under the DGCL, the board of directors of a corporation must consist of one or more members. The number of directors must be fixed by, or in the manner provided in, the by-laws, unless the certificate of incorporation fixes the number of directors. Each director shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. The directors are elected at the annual meeting of shareholders. The directors may be divided into one, two or three classes. On the Effective Date, New UPC's By-laws will provide that for a period beginning on the Effective Date and ending on the third anniversary of the Effective Date, the Board of Directors of New UPC will be comprised of ten (10) members and will be divided into three classes, otherwise the number of directors shall be fixed from time to time by resolution of the Board of Directors or holders of the New UPC Common Stock.

Appointment and Removal of Management

        The provisions on the appointment and removal of members of the Company's Board of Management and Supervisory Board are set forth in the Amendment No. 1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2001, included in this Disclosure Statement as Annex D.

        The DGCL provides that vacancies and newly-created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (i) otherwise provided in the certificate of incorporation or by-laws of the corporation or (ii) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, shall fill such vacancy. New UPC's By-laws provide that any vacancy may be filled by a majority of directors then in office, although less than a quorum, or by the affirmative vote of two directors if there are only two directors remaining, or by a sole remaining director, or by holders of the New UPC Common Stock if there are no directors remaining.

        Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) if the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part. New UPC's By-laws provide that, except as otherwise provided in New UPC's Certificate of Incorporation, any one or more of the directors of New UPC may be removed at any time, with or without cause, by the holders of a majority of the outstanding shares of New UPC Common Stock. New UPC's Certificate of Incorporation provides that, except for New UPC's directors in office on the Effective Date, New UPC's directors can be removed, with or without cause, by holders of a majority of the shares of New UPC Common Stock entitled to vote at an election of directors.

Shareholder Nominations

        The Articles of Association of the Company provide that United Europe, as the holder of all outstanding UPC Priority Shares, is entitled to make binding nominations for the appointment of members of the Board of Management and Supervisory Board, which binding nominations may only be set aside by a resolution of the general meeting of shareholders adopted by at least two-thirds of the votes cast representing more than one-half of the Company's issued nominal capital.

        New UPC's By-laws have provisions on shareholder nominations for the appointment of directors, including provisions allowing holders of New UPC Common Stock to appoint new directors if there are no directors remaining.

Dividends

        Dutch law provides that dividends may only be distributed to the extent that net assets of the company exceed the sum of the amount of issued and paid-up capital and reserves which must be maintained under the law or the articles of association of the company. Interim dividends may be declared as provided for in the articles of association of the company and may be distributed to the extent that the net assets requirement above is met.

        Each UPC Ordinary Share A and ordinary share B is entitled to the same amount of dividend if one is declared in proportion to their respective par value. UPC Priority Shares are entitled to a nominal annual dividend of 5% of their par value, to the extent distributable profits are available. UPC Preference Shares A are paid an annual dividend, the amount or method of determining of which will be determined at the time of their first issuance, to the extent distributable profits are available. Class B preference shares will be paid a cumulative annual dividend calculated on the basis of the deposit interest rate of the European Central Bank to be applied over the paid up part of their par value, to the extent distributable profits are available.

        Under the DGCL, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value.

        New UPC's By-laws have no specific provisions relating to the determination of dividends for the New UPC Common Stock. Holders of New UPC Common Stock are therefore just entitled to receive ratably dividends, if any, whether payable in cash or otherwise, as may be declared from time to time by the Board of Directors of New UPC out of legally available funds. Under Delaware law, the statute of limitations for the payment of any dividends is five years. If a beneficiary of a dividend has not collected the dividend within the applicable statutory period, his or her dividend rights will lapse and the State of Delaware may be entitled to the dividend.

Rights of Purchase

        Under Dutch law, a company may not subscribe for newly issued shares using its own capital. A Dutch company may, subject to certain restrictions, purchase outstanding shares using its own capital, provided the nominal value of the shares acquired by the company (or its subsidiaries) does not exceed 10% of the issued share capital of the company.

        Under the DGCL, a corporation may redeem or repurchase its own shares, except that a corporation cannot generally make such a purchase or redemption if it would cause impairment of its capital.

Limitation of Directors' Liability/Indemnification of Officers and Directors

        The concept of indemnification of directors of a company for liabilities arising from their actions as members of the management board or supervisory board is, in principle, accepted in The Netherlands. The Articles of Association of the Company contains a provision in this respect.

        The DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director's personal liability to the corporation or its shareholders for monetary damages for breaches of fiduciary duty. However, the DGCL expressly provides that the liability of a director may not be eliminated or limited for

  (i)
  breaches of his or her duty of loyalty to the corporation or its shareholders,

  (ii)
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  (iii)
  the unlawful purchase or redemption of stock or unlawful payment of dividends or

  (iv)
  any transaction from which the director derived an improper personal benefit.

        The DGCL further provides that no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. New UPC's Certificate of Incorporation contains a provision eliminating director liability to the extent permitted by the DGCL.

        Generally, the DGCL permits a corporation to indemnify certain persons made a party to any action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that person has been successful in any such matter, that person shall be indemnified against expenses actually and reasonably incurred by him. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which that person was adjudged liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that despite the adjudication of liability that person is fairly and reasonably entitled to indemnity for proper expenses. New UPC's Certificate of Incorporation and By-laws contain provisions permitting New UPC to indemnify any director, officer or employee of New UPC against liability incurred in, relating to or as a result of a proceeding by reason of the fact that he or she is or was a director, officer or employee of New UPC.

Special Meetings

        Pursuant to the Articles of Association of the Company, special general meetings of shareholders may be held whenever the Company's Board of Management or Supervisory Board or United Europe, as the holder of all outstanding UPC Priority Shares, calls such meetings. In addition, one or more holders of shares of the Company, who own together at least 10% (or such lesser amount as is provided by the articles of association) of the issued capital, can be authorized by the President of the Court (Rechtbank) in The Netherlands with competent jurisdiction to call a special general meeting of shareholders.

        Under the DGCL, a special meeting of shareholders may be called by the board of directors or by any other person authorized in the certificate of incorporation or the by-laws. The DGCL does not provide shareholders with an automatic right to call special meetings of shareholders. New UPC's By-laws provide that a special meeting of shareholders may be called by the president, chief executive officer or chairman of the Board or by the New UPC Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of directors then in office.

Shareholder Votes on Certain Reorganizations

        Under Dutch law, mergers whereby one or more companies disappear and others survive are effected by a deed of merger executed by a Dutch civil law notary which may require a shareholders' vote. In addition, a resolution for an amendment to the Articles of Association of the Company can only be passed upon a proposal of United Europe, as the holder of all the outstanding UPC Priority Shares. Other reorganizations do not require a shareholders' vote.

        Under the DGCL, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation. The DGCL permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series thereof than would otherwise be required. New UPC's Certificate of Incorporation has no such provision.

        Under the DGCL, no vote of the shareholders of a surviving corporation to a merger is needed, however, unless required by the certificate of incorporation, if

  (i)
  the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation,

  (ii)
  the shares of stock of the surviving corporation are not changed in the merger and

  (iii)
  the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation's common shares outstanding immediately prior to the effective date of the merger.

        In addition, shareholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation. New UPC's Certificate of Incorporation has no provision requiring a shareholders' vote in such situations.

Rights of Inspection

        Pursuant to Dutch law, the annual accounts of the Company are submitted to the general meeting of shareholders for their adoption and the shareholders' register is available for inspection by Holders of Equity Interests in the Company. Members of the Supervisory Board of the Company are also authorized to inspect the books and records of the Company and are permitted access to the buildings and premises of the Company during normal business hours.

        Pursuant to the DGCL, any holder of New UPC Common Stock may inspect for any proper purpose New UPC's stock ledger, shareholders list and other books and records during New UPC's usual hours for business.

Shareholder Suits

        Dutch law does not provide for derivative suits or class actions and therefore Holders of Equity Interests in the Company cannot bring such actions against the Company.

        Under the DGCL, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual may also commence a class action on behalf of himself and other similarly situated shareholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if such person was a shareholder at the time of the transaction which is the subject of the suit. Additionally, under Delaware case law, the plaintiff generally must be a shareholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile. Therefore it would be possible for holders of New UPC Common Stock to bring derivative suits or class actions against New UPC if the above requirements are met.

Conflict-of-Interest Transactions

        The current Articles of Association of the Company provide that, in the event of a conflict of interest between the Company, on the one hand, and a member of the Board of Management, on the other hand, the Company shall be represented by such member of the Board of Management or of the Supervisory Board as the Supervisory Board shall designate for this purpose.

        The DGCL generally permits transactions involving a Delaware corporation and an interested director of that corporation if

  (i)
  the material facts as to his relationship or interest are disclosed and a majority of disinterested directors consents,

  (ii)
  the material facts are disclosed as to his relationship or interest and a majority of shares entitled to vote thereon consents or

  (iii)
  the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee or the shareholders.

Liquidation Rights

        In the event that the Company were to be dissolved or liquidated, the assets remaining after payment of all debts are to be distributed to Holders of Equity Interests in the Company as follows:

  •
  first, to any issued and outstanding class B preference shares in an amount equal to any previously declared but unpaid dividend and the paid-up amount of such class B preference shares;

  •
  second, to any issued and outstanding UPC Preference Shares A in an amount as determined in the resolution by which such UPC Preference Shares A were issued, which may include, among other things,

  (1)
  an amount equal to the accrued but unpaid dividend,

  (2)
  the nominal paid up amount on such UPC Preference Shares A and the contributed share premium,

  (3)
  a compensation over the paid capital, and/or

  (4)
  an amount equal to the amount the holder of such UPC Preference Shares A would be entitled to, had he or she converted these shares into UPC Ordinary Shares A on the day of liquidation provided, however, that if the Company were to be dissolved or liquidated on or before May 1, 2010, then the amount payable with respect to the UPC Preference Shares A shall be equal to the amount that would have been payable on the UPC Ordinary Shares A if the UPC Preference Shares A had been converted into UPC Ordinary Shares A on the date of dissolution or liquidation and no amounts shall be paid with respect to the liquidation preference of the UPC Preference Shares A;

  •
  third, to the holders of the UPC Priority Shares in an amount equal to their par value in proportion to the number of UPC Priority Shares held by them; and

  •
  fourth, any remaining assets shall be distributed to the holders of the UPC Ordinary Shares A and UPC Ordinary Shares B in proportion to the number of shares held by them regardless of the class of ordinary shares.

        As New UPC Common Stock is the only class of shares of New UPC authorized and outstanding, under the DGCL holders of New UPC Common Stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all prior claims of New UPC upon a liquidation, dissolution or winding up of New UPC.

THE RESTRUCTURING AGREEMENT

        The following is a summary of the significant terms of the Restructuring Agreement. The summary set forth below does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the detailed provisions of the Restructuring Agreement. The Restructuring Agreement was attached as Exhibit 99.2 to a Current Report on Form 8-K filed by the Company with the SEC on September 30, 2002.

        Upon consummation of the Plan, the Plan and the documents executed and delivered on the Effective Date and in consummation of the Plan shall be deemed to set forth the entire agreement and undertakings relating to the subject matter thereof and shall supersede all prior discussions and documents related thereto, including the Restructuring Agreement.

The Agreed Restructuring Process

        Under the Restructuring Agreement, the Company, New UPC, UGC (and certain other members of the UGC Group) and the Participating Noteholders agreed that (i) the Belmarken Notes, (ii) the UPC Notes, (iii) the UPC Preference Shares A, (iv) the UPC Priority Shares, (v) the UPC Ordinary Shares A and (vi) the claims of other unsecured creditors of the Company would be exchanged for shares of New UPC Common Stock on the terms set forth in the Restructuring Agreement.

        Under the Restructuring Agreement, the Company agreed to

  (i)
  file a voluntary case under Chapter 11 of the U.S. Bankruptcy Code and a plan of reorganization and disclosure statement with the U.S. Bankruptcy Court and

  (ii)
  file a voluntary provisional moratorium petition and a plan of compulsory composition (Akkoord) under the Dutch Bankruptcy Code (Faillissementswet) in the Dutch Bankruptcy Court.

        In addition, solely for the purpose of carrying out the Plan in a manner consistent with Dutch law, to the extent necessary to qualify the Plan under applicable Dutch securities laws, simultaneously with the proposal of the Akkoord, New UPC agreed, for purposes of Dutch law and, to the extent permitted under applicable securities laws, solely with respect to individuals and entities who are not U.S. Persons to offer to exchange a specified number of shares of New UPC Common Stock with the noteholders and creditors of the Company in exchange for transferring their claims against the Company to New UPC.

Distribution of Shares of New UPC Common Stock under the Plan and the Akkoord

        Consistent with the terms of the Restructuring Agreement, the Plan and the Akkoord set forth the number of shares of New UPC Common Stock to be distributed to

  (i)
  the members of the UGC Group in exchange for the Belmarken Notes and the UPC Notes held by the members of the UGC Group,

  (ii)
  the holders of the UPC Notes other than the UGC Group,

  (iii)
  the holders of the UPC Preference Shares A, the UPC Ordinary Shares A and the UPC Priority Shares and

  (iv)
  the other unsecured creditors of the Company.

        The Restructuring Agreement contemplated that, under the Plan, each holder of UPC Notes and of any other claim against the Company to the extent such claim is in the same class as the UPC Notes would be offered two options: the first option would have entitled such creditor to receive a specified number of shares of New UPC Common Stock per US$1,000 of allowed claim from New UPC in exchange for transferring its claim against the Company to New UPC ("Option 1") and the second option would have entitled such creditor to receive a number of shares of New UPC Common Stock per US$1,000 of allowed claim from the Company equal to 75% of the number of shares of New UPC Common Stock per US$1,000 of allowed claim from New UPC offered pursuant to Option 1 in final discharge of their rights against the Company ("Option 2"). Under the Akkoord, the creditors of the Company would receive a specified number of shares of New UPC Common Stock per US$1,000 of allowed claim which will be identical to the number of shares of New UPC Common Stock that a holder of UPC Notes would receive in final discharge of its UPC Notes pursuant to Option 2. Solely for the purpose of carrying out Option 1 in a manner consistent with Dutch law, to the extent necessary to qualify Option 1 under applicable Dutch securities laws, simultaneously with the proposal of the Akkoord, New UPC agreed, for purposes of Dutch law and, to the extent permitted under applicable securities laws, solely with respect to individuals and entities who are not U.S. Persons, to offer to exchange a specified number of shares of New UPC Common Stock with the noteholders and other creditors of the Company in exchange for transferring their claims against the Company to New UPC which will be identical to the number of shares of New UPC Common Stock per US$1,000 of allowed claim that creditors of Company would receive in exchange for their claims against the Company pursuant to Option 1. Pursuant to the provisions of the Restructuring Agreement, the Company, New UPC and UGC agreed that, due to further developments in the Restructuring process, the Plan should not reflect Option 2. Therefore, the Plan filed with the U.S. Bankruptcy Court on the Petition Date excluded the structure contemplated by Option 2.

        Under the Restructuring Agreement, the Company has agreed to ensure that the implementation of the Plan, including, without limitation, the distribution of shares of New UPC Common Stock to the creditors and equity holders of the Company, will be made in accordance with all applicable laws, including the applicable securities laws of the United States, The Netherlands and Luxembourg.

        Upon consummation of the Plan and the Akkoord, it is anticipated under the Restructuring Agreement that the following percentages of the total number of shares of New UPC Common Stock will be distributed to the UGC Group, the holders of the UPC Notes (other than the UGC Group) (assuming that Option 1 applies to all UPC Notes) and the holders of the UPC Preference Shares A, the UPC Ordinary Shares A and the UPC Priority Shares and other claims treated as equity claims (subject to potential dilution by issuance of additional shares of New UPC Common Stock as described in "—Treatment of Other Creditors of the Company," "—New UPC Board of Directors and Rights of the Participating Noteholders—Shares of New UPC Common Stock Issuable under the Incentive Plan" and "—Equity Subscription in New UPC on Effective Date" below):

Security Holder of the Company	Percentage of Total Number of Shares of New UPC Common Stock Distributed
Belmarken Notes and UPC Notes owned by UGC Group on the date of the Restructuring Agreement	65.5%
UPC Notes (other than the UPC Notes owned by the UGC Group on the date of the Restructuring Agreement)	32.5%
Holders of UPC Preference Shares A, UPC Ordinary Shares A, UPC Priority Shares and Equity Securities Claims subordinated under Section 510(b) of the U.S. Bankruptcy Code	2.0%

        Under the Restructuring Agreement, UGC (on its own behalf and on behalf of the UGC Group) and the Participating Noteholders agreed to vote in favor of the Plan as part of the Chapter 11 bankruptcy case and the Akkoord and other Restructuring proposals set forth in the Restructuring Agreement and to take other actions necessary to effectuate the terms of the Restructuring Agreement.

        As of the date of the Restructuring Agreement, the Participating Noteholders represented approximately 25% of all outstanding UPC Notes (approximately 38% of all outstanding Notes held by holders other than the UGC Group). Collectively, as of the date of the Restructuring Agreement, the UGC Group and the Participating Noteholders held approximately 60% of the outstanding UPC Notes. In addition, the UGC Group owned approximately 20% of all outstanding UPC Preference Shares A, all of the outstanding UPC Priority Shares and 53.1% of all outstanding UPC Ordinary Shares A as of the date of the Restructuring Agreement.

Treatment of Other Creditors of the Company

  Treatment of Critical Creditors

        Under the terms of the Restructuring Agreement, the Company, the UGC Group, New UPC and the Participating Noteholders acknowledged that certain creditors of the Company are critical to the operation of the business of the Company as a going concern ("Critical Creditors"). Accordingly, the parties to the Restructuring Agreement agreed that the Company will use its commercially reasonable efforts to pay certain of its Critical Creditors in full prior to the filing date of its Chapter 11 bankruptcy case and to take other actions to ensure that the obligations of the Company to its Critical Creditors which remain unpaid on the Effective Date are unimpaired, assumed and restated under the Plan and, subject to the consent of the Dutch administrator under the Akkoord, paid in full in cash on or as soon as practicable after the Effective Date. The Restructuring Agreement provides that the parties will use their commercially reasonable efforts to treat the Critical Creditors who are not permitted to be treated as such in the Chapter 11 Case and Dutch moratorium as general unsecured creditors of the Company, separately from the UPC Notes, the Belmarken Notes and all other classes of creditors under the Plan and the Akkoord and in a manner that is consistent with the treatment afforded to those creditors which are permitted to be treated as Critical Creditors (to the extent permitted by applicable law).

  Treatment of General Unsecured Creditors

        Under the Restructuring Agreement, all general unsecured creditors of the Company, other than holders of the UPC Notes, the Belmarken Notes and, to the extent applicable, Litigation Claims (as described below) ("General Unsecured Creditors"), that will be affected by the Dutch moratorium will be offered the same proportionate consideration pursuant to Option 1, Option 2, the Akkoord option and the Dutch exchange offer option described under "Distribution of Shares of New UPC Common Stock under the Plan and the Akkoord" above as if they held UPC Notes in the amount of their debt in full redemption of their claims once final adjudication by the U.S. Bankruptcy Court or the Dutch Court, as the case may be, has been obtained. Any shares of New UPC Common Stock issued to the General Unsecured Creditors will be in addition to the total number of shares of New UPC Common Stock issued to the holders of the UPC Notes, the Belmarken Notes, the UPC Preference Shares A, the UPC Priority Shares and the UPC Ordinary Shares A as described under "Distribution of Shares of New UPC Common Stock under the Plan and the Akkoord" above.

  Treatment of Holders of Litigation Claims

        The Restructuring Agreement contemplated that the Plan will provide for the subordination under section 510(b) of the U.S. Bankruptcy Code of certain litigation claims against the Company (the "Litigation Claims") and, if the U.S. Bankruptcy Court determines that these Litigation Claims are subject to subordination under section 510(b) of the U.S. Bankruptcy Code, then the holders of these Litigation Claims will receive a portion of the shares of New UPC Common Stock to be issued and exchanged for the UPC Ordinary Shares A and UPC Priority Shares, pari passu on a pro rata basis with the holders of the UPC Ordinary Shares A and the UPC Priority Shares based on an allowed interest in an amount to be determined by the U.S. Bankruptcy Court. If the U.S. Bankruptcy Court determines that the Litigation Claims are not to be subordinated under section 510(b) or otherwise, then the holders of the Litigation Claims are expected to receive the same proportionate consideration on account of the Litigation Claims as if they held UPC Notes in the amount of their Litigation Claims in lieu of a cash payment. Any shares of New UPC Common Stock issued to the holders of Litigation Claims will be in addition to the total number of shares of New UPC Common Stock issued to the holders of the UPC Notes, the Belmarken Notes, the

UPC Preference Shares A, the UPC Priority Shares and the UPC Ordinary Shares A as described under "Distribution of Shares of New UPC Common Stock under the Plan and the Akkoord" above.

  Treatment of Holders of Administrative and Other Priority Claims

        Under the Restructuring Agreement, the Plan provides that, on or as soon as practicable after the Effective Date, each holder of an allowed administrative or other priority claim under the U.S. Bankruptcy Code will be (i) paid in cash by the Company for the full amount of its allowed claim, (ii) left unimpaired and restated or (iii) be accorded such treatment as the Company and the holder of that claim agree in writing. The Company has agreed to use its best efforts to ensure that administrative claims in the Chapter 11 Case are treated by the Company and the Dutch administrator similarly in the moratorium proceedings in The Netherlands.

  Treatment of Holders of Outstanding Rights, Options and Warrants for Shares of the Company

        Under the Restructuring Agreement, the Plan provides that all rights, options and warrants to acquire UPC Ordinary Shares A, including rights, options and warrants held by the Company's employees under the Company's existing equity incentive plans, outstanding immediately prior to the Effective Date may remain outstanding, unless those rights, options and warrants can be cancelled in connection with the Restructuring or, in the case of rights, options and warrants held by Company employees, such rights, options and warrants are delivered to New UPC, in the discretion of New UPC's Board of Directors, in exchange for rights, options and warrants permitted to be issued by New UPC as described under "—Shares of New UPC Common Stock Issuable under Incentive Plan" below.

New UPC Board of Directors and Rights of the Participating Noteholders

        Under the Restructuring Agreement, New UPC, UGC and the Participating Noteholders agreed to enter into the Stockholders' Agreement that provides that, for a three year period beginning on the Effective Date,

  (i)
  a majority-in-interest of the Participating Noteholders would have the right to designate two directors (the "Designated Directors"),

  (ii)
  the Board of Directors of New UPC would be comprised of ten members and the number of directors cannot be changed without the consent of the Designated Directors,

  (iii)
  the Designated Directors could not be removed except for cause or upon written request of a majority-in-interest of the Participating Noteholders and

  (iv)
  upon removal, resignation or death of a Designated Director, the Participating Noteholders would have the right to replace that Designated Director.

        The Company, New UPC, UGC and the Participating Noteholders have implemented these types of protections through New UPC's classified Board of Directors and the provisions of New UPC's By-laws that require the approval of the Related Party Transaction Committee, subject to certain exceptions, in order for New UPC to enter into these types of Related Party Transactions. For a more detailed description of these provisions, see "New UPC—Related Party Transaction Committee."

        The Restructuring Agreement provided for New UPC's By-Laws to provide the Designated Directors with the power to reject certain related party transactions between New UPC and its affiliates (other than subsidiaries of New UPC) subject to certain exceptions or if approved by a majority of the disinterested stockholders of New UPC.

        Under the Restructuring Agreement, the Stockholders Agreement is to provide the Participating Noteholders with "tag-along" rights for sale of their shares of New UPC Common Stock in the event that members of the UGC Group propose to sell 5% or more of the outstanding shares of New UPC Common Stock.

        Under the Restructuring Agreement, the Company, the UGC Group, New UPC and the Participating Noteholders agreed that, after the Restructuring is completed, changes will be made to the corporate governance of the Company to ensure that decisions taken by the Board of Directors of New UPC are implemented by the Company, as described above, would be applicable to actions taken by the Company.

        For a more detailed description of the Stockholders Agreement, see "New UPC—Stockholders Agreement."

  Shares of New UPC Common Stock Issuable under the Incentive Plan

        Pursuant to the terms of the Restructuring Agreement, the Plan provides that, at the discretion of New UPC's Board of Directors, options with respect to no more than five (5) percent of New UPC's common equity outstanding immediately after the Effective Date, on a fully-diluted basis, can be issued during the three year period beginning on the Effective Date to certain members of the management and other employees of New UPC and its subsidiaries subject to certain limitations on pricing.

Pre-emptive Rights of Holders of New UPC Common Stock

        Under the Plan, the holders of shares of New UPC Common Stock will have pre-emptive rights for the first €1,538.46 million of equity or equity-linked securities issued by New UPC during the four years after the Effective Date for cash or in exchange for assets (or other consideration) acquired from a related party.

Equity Subscription in New UPC on Effective Date

        Pursuant to the Restructuring Agreement, the Plan includes a requirement that, on the Effective Date, New UPC will offer to each holder of UPC Notes and the Belmarken Notes the right to purchase a pro rata share of up to €100 million of shares of New UPC Common Stock at the per share price implied by the Plan. This right will be exercisable only on the Effective Date. The €100 million amount will be reduced by the net proceeds of any assets sold by the Company prior to the Effective Date (other than assets sold in the ordinary course of the Company's business in a manner consistent with its past practices) and by the net proceeds from any non-dilutive capital raised by the Company (other than capital received from UGC). The UGC Group has agreed to subscribe for its pro rata share of the Maximum Subscription Amount of shares of New UPC Common Stock to be issued on the Effective Date. In addition, the UGC Group has agreed to subscribe for the pro rata share of the Maximum Subscription Amount offered to the holders of the UPC Notes (other than the UGC Group) to the extent that such holders do not subscribe for their pro rata share of the Maximum Subscription Amount on the Effective Date. See "New UPC Equity Subscription."

TAX CONSEQUENCES

U.S. Federal Income Tax Consequences

        The following is a summary of certain U.S. federal income tax consequences that are expected to result from the consummation of the transactions proposed in the Plan. This summary only applies to Belmarken Notes, UPC Notes, General Unsecured Claims (a "Creditor Position" and, collectively, the "Creditor Positions"), UPC Preference Shares A, UPC Priority Shares, UPC Ordinary Shares A, UPC ADSs, Equity Securities Claims (an "Equity Position" and, collectively, the "Equity Positions") that are exchanged for New UPC Common Stock, and does not address aspects of U.S. federal income taxation that may be applicable to holders that are subject to special tax rules, such as financial institutions, insurance companies, tax-exempt organizations or dealers or traders in securities or currencies, or to holders that (i) hold a Creditor Position, Equity Position, or New UPC Common Stock as part of a straddle, hedge, conversion, or constructive sale transaction for U.S. federal income tax purposes, (ii) have a functional currency other than the U.S. Dollar, or (iii) own (or are deemed to own) 10% or more (by voting power or value) of the stock of the Company or New UPC. Moreover, this summary does not address state, local, and foreign income and other tax consequences of the transactions proposed in the Plan. This summary is provided for informational purposes only and is not intended to be a complete analysis or listing of all potential tax effects to a particular Creditor Position or Equity Position or a substitute for the receipt of tax advice. This summary is based on the Internal Revenue Code of 1986, as amended (the "IRC"), existing and proposed Treasury regulations, administrative pronouncements, and judicial decisions, each as available and in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect or differing interpretations which could affect the tax consequences described herein. This summary furthermore does not address the U.S. federal income tax consequences to holders of claims who are not entitled to vote. In addition, a substantial amount of time may elapse between the date of this Disclosure Statement and the receipt of a final distribution under the Plan. Developments of law subsequent to the date of this Disclosure Statement, such as additional tax legislation, court decisions, or administrative changes, could affect the U.S. federal income tax consequences of the Plan and the transactions contemplated thereunder. The Company and New UPC will not seek a ruling from the Internal Revenue Service (the "IRS") or an opinion of counsel with respect to any of the tax aspects of the Plan. The IRS could take positions concerning the tax consequences of the proposed transactions under the Plan that are different from those described in this summary, and a court could sustain any such IRS positions. Each holder is urged to consult its tax advisor with respect to the U.S. federal, state, local, and foreign tax consequences resulting from the consummation of the transactions proposed in the Plan.

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of a Creditor Position or an Equity Position that, for U.S. federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation or partnership organized in, or under the laws of, the United States or any State thereof, including the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (x) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (y) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control. If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) is a holder of a Creditor Position or an Equity Position, the tax treatment of the partnership and a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A "Non-U.S. Holder" is a beneficial owner of a Creditor Position or an Equity Position that is not a U.S. Holder.

  U.S. Federal Tax Consequences of the Exchange to Holders

  New UPC Exchange—General

        Tax-Free Exchange Requirements.    Whether the transfer by a U.S. Holder or a Non-U.S. Holder of a Creditor Position or an Equity Position to New UPC in exchange for New UPC Common Stock pursuant to the Plan (such an exchange, a "New UPC Exchange") is subject to tax-free treatment for U.S. federal income tax purposes depends principally upon whether the transferors of Creditor Positions and Equity Positions, in the aggregate, "control" New UPC "immediately after the exchange" (the "Control Requirement"). "Control" for this purpose, means the ownership of at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock. While it is not free from doubt, it appears that the New UPC Equity Purchase Rights are not "property" for U.S. federal income tax purposes and that a holder of New UPC Common Stock that has acquired such New UPC Common Stock pursuant to the exercise of a New UPC Equity Purchase Right will be considered a transferor of cash to New UPC in exchange for the New UPC Common Stock pursuant to the Plan. As such, the New UPC Common Stock so acquired will be taken into account in determining whether the Control Requirement is satisfied. It is possible, however, that the IRS could determine that the New UPC Equity Purchase Rights are property received pursuant to the Plan and thus assert that the New UPC Common Stock acquired through the exercise thereof should not be taken into account for purposes of determining whether the Control Requirement is satisfied. In addition, the determination of whether the Control Requirement will be met depends upon facts and circumstances unknown to the Company and, as such, is unclear. Certain transferors in a New UPC Exchange that intend to sell or otherwise transfer the New UPC Common Stock that they receive in the exchange may not be included in the calculation of control for purposes of determining whether the Control Requirement will be satisfied. Because the Company does not have, and anticipates that it will not have, full knowledge of the facts required to determine whether the Control Requirement will be met, it cannot give any assurance that the New UPC Exchanges will qualify for tax-free exchange treatment. Finally, New UPC intends to treat the exchanges of Creditor Positions and Equity Positions for New UPC Common Stock as a single transaction for U.S. federal income tax purposes.

        References to "Fair Market Value."    All references set forth in the discussion below to the "fair market value" of the New UPC Common Stock and the New UPC Equity Purchase Rights refer to the fair market value of such stock and rights, respectively, as determined on the Effective Date.

  New UPC Exchange—Tax-Free Exchange Treatment

        U.S. Holders.    If the New UPC Exchange qualifies for tax-free exchange treatment, a U.S. Holder that exchanges a Creditor Position or an Equity Position for New UPC Common Stock (and, if applicable, New UPC Equity Purchase Rights and assuming that such rights are not classified as "property" for U.S. federal income tax purposes) pursuant to a New UPC Exchange (i) will not recognize gain (except to the extent of (x) the lesser of the amount of gain realized or the amount of accrued but unrecognized market discount on a Belmarken Note or UPC Note as described below and (y) in the case of a cash method U.S. Holder, New UPC Common Stock, if any, that is attributable to accrued but unpaid interest on a Creditor Position) or loss as a result of a New UPC Exchange, (ii) will have an aggregate tax basis in its New UPC Common Stock equal to its adjusted tax basis in its Creditor Position (plus any accrued market discount recognized in the exchange and the fair market value of the New UPC Common Stock, if any, that is attributable to accrued but unpaid interest as described in the immediately preceding clause (i)(y)) or Equity Position, as the case may be, that it transferred to New UPC in exchange therefor, and (iii) will have a holding period in respect of such New UPC Common Stock, that includes its holding period of its Creditor Position or Equity Position, as the case may be (provided that the holding period for the New UPC Common Stock that is attributable to accrued but unpaid interest as described in the preceding clause (i)(y) will commence with the Effective Date). In the case of any particular U.S. Holder of the Belmarken Notes or UPC Notes, such holder may have accrued but unrecognized market discount if the

U.S. Holder (i) purchased such Belmarken Notes or UPC Notes at a market discount in excess of a statutorily-defined de minimis amount and (ii) determined not to include market discount in income on a current basis.

        If, in the alternative, the New UPC Equity Purchase Rights are classified as "property" for U.S. federal income tax purposes, then generally (i)(x) a U.S. Holder of a Creditor Position that tenders such position in exchange for New UPC Common Stock and/or New UPC Equity Purchase Rights will recognize gain (but not loss) in an amount equal to the lesser of (1) the gain "realized" (i.e., the excess of the fair market value of the New UPC Common Stock (other than, in the case of a cash method U.S. Holder, New UPC Common Stock that is attributable to accrued but unpaid interest on a Creditor Position) and the New UPC Equity Purchase Rights received over the adjusted tax basis of the Creditor Position surrendered in exchange therefor) or (2) the fair market value of the New UPC Equity Purchase Rights and (y) a U.S. Holder that receives New UPC Equity Purchase Rights for no consideration (e.g. holders whose Claim amount ultimately is not allowed by either the U.S. Bankruptcy Court or the Dutch Bankruptcy Court) will recognize ordinary income upon such receipt in an amount equal to the fair market value of such rights, (ii) in the case of a cash method U.S. Holder, New UPC Common Stock, if any, that is attributable to accrued but unpaid interest on a Creditor Position will be subject to tax as ordinary interest income, (iii) the U.S. Holder's tax basis in the New UPC Common Stock received pursuant to a New UPC Exchange will be equal to the adjusted tax basis of the Creditor Position tendered in exchange therefor, decreased by the fair market value of the New UPC Equity Purchase Rights received, and increased by any gain recognized in the exchange and the fair market value of the New UPC Common Stock, if any, that is attributable to accrued but unpaid interest as described in the immediately preceding clause (ii), (iv) the U.S. Holder's tax basis in the New UPC Equity Purchase Rights received pursuant to a New UPC Exchange generally will be the fair market value of such rights, (v) the U.S. Holder generally will not realize any gain or loss upon the exercise of the New UPC Equity Purchase Rights, (vi) the U.S. holder's tax basis in any New UPC Common Stock acquired upon the exercise of the New UPC Equity Purchase Rights generally would be equal to the exercise price paid for such New UPC Common Stock plus the holder's tax basis in such New UPC Equity Purchase Rights so exercised, and (vii) the U.S. Holder will have a holding period in respect of such New UPC Common Stock, that includes its holding period of its Creditor Position or Equity Position, as the case may be (provided that the holding period for the New UPC Common Stock that is Stock acquired upon the exercise of the New UPC Equity Purchase Rights or that is attributable to accrued but unpaid interest as described in the preceding clause (ii) will commence with the Effective Date). Any gain recognized in the exchange will be capital gain, assuming that the U.S. Holder held such Creditor Position as a capital asset and except to the extent of any such gain attributable to accrued but unrecognized market discount on a Belmarken Note or a UPC Note tendered in the exchange.

        Non-U.S. Holders.    The potential for gain or income recognition described in the two preceding paragraphs will not be applicable to a Non-U.S. Holder unless (i) such gain or income is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States or (ii) in the case of any gain realized by an individual Non-U.S. Holder, such holder is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

  New UPC Exchange—Alternative Treatment—Taxable Exchange

        U.S. Holders. A U.S. Holder that exchanges a Creditor Position or an Equity Position for New UPC Common Stock (and, if applicable, New UPC Equity Purchase Rights) pursuant to a New UPC Exchange that does not meet the requirements for tax-free exchange treatment discussed above will recognize capital gain or loss (assuming that such holder held such Creditor Position or Equity Position as a capital asset and except to the extent of any such gain attributable to accrued but unrecognized market discount recognized on a Belmarken Note or a UPC Note tendered in the exchange), equal to the difference between the U.S. Holder's adjusted tax basis in such Creditor Position or Equity Position and the fair market value of the

New UPC Common Stock (other than, in the case of a cash method U.S. Holder, New UPC Common Stock that is attributable to accrued but unpaid interest on a Creditor Position) and, if applicable, New UPC Equity Purchase Rights received in exchange therefor. In the case of a cash method U.S. Holder, New UPC Common Stock, if any, that is attributable to accrued but unpaid interest on a Creditor Position will be subject to tax as ordinary interest income. The claim of a deduction in respect of a capital loss, for U.S. federal income tax purposes, is subject to limitations.

        Non-U.S. Holders.    A Non-U.S. Holder that exchanges (i) a Creditor Position or an Equity Position for New UPC Common Stock (and, if applicable, New UPC Equity Purchase Rights) in a New UPC Exchange that does not meet the requirements for tax-free treatment discussed above generally will not be subject to U.S. federal income tax on any gain or income realized on the receipt of New UPC Common Stock (and, if applicable, New UPC Equity Purchase Rights) in exchange for such Creditor Position or Equity Position unless (i) such gain or income is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States or (ii) in the case of any gain realized by an individual Non-U.S. Holder, such holder is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

  Consequences of Ownership and Disposition of New UPC Common Stock to Holders

        Distributions on New UPC Common Stock.    The gross amount of any distribution by New UPC of cash or property, other than certain distributions, if any, of New UPC Common Stock distributed pro rata to all shareholders of New UPC, with respect to New UPC Common Stock will constitute ordinary income dividends to the extent such distributions are paid out of the positive current or accumulated earnings and profits of New UPC as determined under U.S. federal income tax principles. A corporate U.S. Holder will generally be eligible for the dividends received deduction. The dividends received deduction is subject to certain limitations and the benefit of such deduction may be reduced by the corporate alternative minimum tax. To the extent, if any, that the amount of any distribution by New UPC exceeds New UPC's positive current and accumulated earnings and profits as determined under U.S. federal income tax principles, such excess will be treated first as a tax-free return of the U.S. Holder's adjusted tax basis in the New UPC Common Stock and thereafter as capital gain (assuming that the shareholder holds such stock as a capital asset).

        In general, distributions of cash or property (other than New UPC Common Stock, if any, distributed pro rata to all holders of common stock of New UPC) paid to a Non-U.S. Holder will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable U.S. income tax treaty. Except as may be otherwise provided in an applicable U.S. income tax treaty, a Non-U.S. Holder generally will be subject to tax at ordinary U.S. federal income tax rates (on a net income basis) on the receipt of dividends that are effectively connected with the conduct of a trade or business of such Non-U.S. Holder within the United States and such dividends will generally not be subject to U.S. withholding tax. If such Non-U.S. Holder is a non-U.S. corporation, it may also be subject to a 30% "branch profits tax" unless it qualifies for a lower rate under an applicable U.S. income tax treaty. To claim an exemption from withholding tax because the income is effectively connected with a United States trade or business, a Non-U.S. Holder must provide a properly executed Form W-8ECI prior to the payment of dividends.

        Sale or Exchange of New UPC Common Stock other than a Redemption.    A U.S. Holder will generally recognize capital gain or loss (assuming that such holder holds the New UPC Common Stock as a capital asset) on the sale or exchange (other than a redemption) of New UPC Common Stock equal to the difference between the amount realized in such sale or exchange and the U.S. Holder's adjusted tax basis in the New UPC Common Stock disposed of. The claim of a deduction in respect of a capital loss, for U.S. federal income tax purposes, is subject to limitations.

        Redemption of New UPC Common Stock.    If the New UPC Common Stock is redeemed in a transaction in which the U.S. Holder of the New UPC Common Stock will not have, or be deemed to have, a continuing, significant equity interest in New UPC after such redemption, taking into account the attribution and constructive ownership rules under the IRC, then a U.S. Holder will recognize gain or loss in accordance with the rules described in the immediately preceding paragraph. If, on the other hand, the New UPC Common Stock is redeemed in a transaction in which the U.S. Holder retains a significant equity interest in New UPC after such redemption, then, depending on the facts and circumstances prevailing at the time of such redemption, (i) the amount received upon such redemption may be treated as ordinary dividend income (rather than a return of basis or capital gain) to the extent of any such U.S. Holder's pro rata share of the positive current and accumulated earnings and profits of New UPC as determined for U.S. federal income tax purposes and (ii) a claim in respect of any loss may be required to be deferred.

        In general, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange (or a redemption that is subject to treatment as a sale or exchange) of New UPC Common Stock unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States or (ii) in the case of any gain realized by an individual Non-U.S. Holder, such holder is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met. In the case of a redemption that is not treated as a sale or exchange under circumstances described in the immediately preceding paragraph, the receipt of the redemption proceeds will be subject to tax as a "distribution" as described above under the heading "Consequences of Ownership and Disposition of New UPC Common Stock to Holders—Distributions on New UPC Common Stock."

  Backup Withholding Tax and Information Reporting Requirements

        Certain payments, including the issuance or transfer of securities in settlements of claims pursuant to the Plan and distributions on, and a sale, exchange, or redemption of, New UPC Common Stock, are generally subject to information reporting by the payor to the IRS. Such reportable payments are, moreover, subject to backup withholding under certain circumstances. Under the backup withholding rules of the IRC, a holder of a claim may be subject to backup withholding at the applicable rate with respect to distributions or payments made pursuant to the Plan, unless the holder (i) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact, (ii) provides a correct taxpayer identification number and certifies under penalties of perjury that (x) the taxpayer identification number is correct, (y) the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income, and (z) the taxpayer is a U.S. person.

  U.S. Federal Income Tax Consequences to the Company

        Exchange of Creditor Positions for New UPC Common Stock.    The Company will realize cancellation of debt income ("COD") for U.S. federal income tax purposes as a result of the exchange of Creditor Positions for New UPC Common Stock pursuant to a New UPC Exchange pursuant to the Plan and the waiver of any Creditor Positions in connection therewith. The amount of such COD, which is expected to be substantial, generally will be equal to the excess of (i) the adjusted issue price of such Creditor Positions taking into account accrued but unpaid interest on such positions over (ii) their fair market value as determined on the Effective Date. Under certain provisions of the IRC, because the COD of the Company will occur in a transaction consummated pursuant to the Bankruptcy Code, the Company believes that any COD realized by the Company should be excluded from the Company's earnings and profits as determined under U.S. income tax principles to the extent that any such COD is applied, subject to certain limitations and special rules, to (i) reduce the Company's adjusted tax basis in its assets, as determined under U.S. federal income tax principles or (ii) the amount of the Company's existing deficit in earnings and profits as determined for U.S. federal income tax principles. Any COD realized in excess of these amounts would increase the Company's current year earnings and profits. The Company anticipates that, after taking into account such reductions, the exchange should not generate a material amount of earnings and profits for the Company. The reduction of such basis may have the effect of increasing the amount of the Company's future earnings and profits which could adversely impact New UPC's U.S. federal income tax liabilities associated with income inclusions under U.S. Subpart F rules or investment in U.S. property rules in future years as is more fully described below.

  U.S. Federal Income Tax Consequences to New UPC

        Controlled Foreign Corporation Rules.    As a wholly, or majority, owned subsidiary of New UPC, the Company will be a "controlled foreign corporation" (a "CFC") of New UPC and each of the Company's wholly, or majority, owned non-U.S. subsidiaries (each a "Subsidiary CFC") will similarly be a CFC of New UPC.

        Under the CFC rules, New UPC may be required to include in its income the average adjusted tax basis of any investment in U.S. property held by the Company or a Subsidiary CFC to the extent that the Company or such Subsidiary CFC has positive current or accumulated earnings and profits, as determined under U.S. federal income tax principles, even though New UPC may not have received any actual cash distributions from the Company or any such Subsidiary CFC. In particular, any material amount of earnings and profits generated by the exchange of Creditor Positions for New UPC Common Stock pursuant to the New UPC Exchanges as described above under the heading "U.S. Federal Income Tax Consequences to the Company" may cause New UPC to have a material income inclusion in respect of the Company's investment in securities of UPC Polska. In this connection, New UPC anticipates that (i) the exchange should not generate a material amount of earnings and profits for the Company, and (ii) following the consummation of the transactions proposed in the Plan, the Company will not have any remaining, material tax basis in any investment in U.S. property as determined for U.S. federal income tax purposes by reason of both the application of certain provisions of the IRC and of certain internal restructuring efforts the Company and/or UPC Polska intend to undertake. There can be no assurance that the Company will be able to implement the intended restructuring efforts in a timely manner. If New UPC is required to recognize income under the investment in U.S. property rules either as a result of the exchange described above or in future years or as a consequence of the operating activities of the Company, the U.S. tax liability arising therefrom could have a material adverse impact on the financial condition and liquidity of New UPC.

        In addition, under the CFC rules, any "Subpart F income" (as described below) earned by the Company or any particular Subsidiary CFC during a taxable year when the Company or such Subsidiary CFC, respectively, has positive current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will be included in New UPC's income to the extent of such earnings and profits when the Subpart F income is earned regardless of whether such Subpart F income is distributed to New UPC. "Subpart F income" generally includes but is not limited to such items as interest, dividends, royalties, gains from the disposition of certain property, certain exchange gains in excess of exchange losses, and certain related party sales and services income. Since UPC and its Subsidiary CFCs conduct their diversified pan-European businesses in a number of European countries through multiple ownership and financial structures, such operations will likely generate Subpart F income on a gross income basis to New UPC. The Company does not believe, however, that in the case of any particular taxable year, such gross Subpart F income would result in a material income inclusion to New UPC. The Company intends to undertake certain internal restructuring efforts to minimize any material adverse tax impacts to New UPC associated with this Subpart F income in a manner consistent with the Company's overall business and strategic objectives. No assurance may be given as to the impact to New UPC of future Subpart F income recognized by the Company. Should New UPC be required to recognize any income under these rules, the U.S. tax liability arising therefrom could have a material adverse impact on the financial condition and liquidity of New UPC.

Dutch Tax Consequences

        The following discussion, subject to the limitations set forth herein, describes the material Dutch tax consequences of the exchange of the Claims against, and Equity Interests in, the Company for shares of New UPC Common Stock pursuant to the Plan, the Akkoord and the Dutch Implementing Offer and the ownership of shares of New UPC Common Stock. It is the opinion of Deloitte & Touche Belastingadviseurs, special Netherlands tax counsel (belastingadviseurs) to the Company. This opinion represents Deloitte & Touche Belastingadviseurs' interpretation of existing law and jurisprudence. No assurance can be given that tax authorities or courts in The Netherlands will agree with such interpretation. This opinion does not discuss all the tax consequences that may be relevant to the holders of Claims and Equity Interests in light of their particular circumstances or to holders that are subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. Changes in the organizational structure of the Company or the manner in which the Company conducts its business may invalidate this opinion. The laws upon which this opinion is based are subject to change, sometimes with retroactive effect. Changes in the applicable laws may invalidate this opinion and this opinion will not be updated to reflect such subsequent changes. Holders should consult their tax advisers regarding the particular tax consequences of their exchange of the Claims against, and Equity Interests in, the Company pursuant to the Plan, the Akkoord and the Dutch Implementing Offer and their acquiring, owning and disposing of shares of New UPC Common Stock.

        This opinion does not address, except as set forth below, aspects of Dutch taxation that may be applicable to holders that are subject to special tax rules, such as but not limited to financial institutions, investment institutions (beleggingsinstellingen), insurance companies, tax-exempt organizations and any holder who holds a substantial interest.

  Substantial Interest

        In The Netherlands, a shareholder that owns, whether or not together with his/her spouse or registered partner, through shares, warrants, conversion rights, or options, or certain other rights, for instance a right of usufruct (which is an arrangement whereby a legal owner of shares transfers the right to all income deriving from the shares, including capital gains, to another party), directly or indirectly an interest in 5% or more of the total issued and outstanding capital of any class of shares, or 5% or more of the total issued and outstanding share capital of a company (a "substantial interest"), is subject to a special tax regime. Profit participation rights or certain other rights, such as a right of usufruct, which give the holder rights to 5% or more of the annual profit or 5% or more of the liquidation proceeds of the target company will also qualify as substantial interest. A deemed substantial interest is present if (part of) a substantial interest has been disposed of, or is deemed to have been disposed of, on a non-recognition basis. If a person has a substantial interest in a company, all shares and profit rights in that company are included in the substantial interest. With respect to individuals, certain attribution rules exist in determining the presence of a substantial interest.

        Unless indicated otherwise, the term "holder," as used herein, includes individuals and entities as defined under Dutch tax law holding Claims against, or Equity Interests in, the Company but does not include any such person having a substantial interest in the Company or New UPC.

  Income Tax Consequences of the Exchange of Claims for Residents or Deemed Residents of The Netherlands

  Individual Income Tax

        Capital gains/losses derived from the exchange of Claims by an individual holder of Claims are generally not subject to income tax.

        However, capital gains/losses derived from the exchange of Claims by an individual holder of Claims are subject to tax on a net income basis at the progressive income tax rates, if the Claims are attributable to a trade or business carried on by the individual holder by virtue of such individual being an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of an enterprise (other than as an entrepreneur or a shareholder), or the capital gains/losses qualify as taxable income from miscellaneous activities with respect to the Claims (belastbaar resultaat uit overige werkzaamheden).

  Corporate Income Tax

        Capital gains/losses derived from the exchange of Claims by a corporate holder of Claims that resides, or is deemed to reside, in The Netherlands are subject to Dutch corporate income tax on a net basis, generally if the Claims are (deemed) attributable to a trade or business carried on (or deemed to be carried on) by the holder.

  Income Tax Consequences of the Exchange of Claims for Nonresidents of The Netherlands

  Individual Income tax

        A nonresident individual holder of Claims will not be subject to Dutch income tax on capital gains/losses derived from the exchange of the Claims, provided such individual holder:

  •
  does not carry on and has not carried on a business in The Netherlands in whole or in part carried on through a permanent establishment or a permanent representative in The Netherlands to which the Claims are attributable; and

  •
  does not share and has not shared directly (not through the beneficial ownership of shares or similar securities) in the profits of an enterprise managed and controlled in The Netherlands to which enterprise the Claims are attributable;

  •
  does not carry out and has not carried out nor is deemed to carry out any activities in The Netherlands which can be qualified as taxable income from miscellaneous activities with respect to the Claims (belastbaar resultaat uit overige werkzaamheden)

  •
  does not carry out and has not carried out employment activities in The Netherlands or serves or served as a director or board member of any entity resident in The Netherlands, or serves or served as a civil servant of a Dutch public entity with which the holding of Claims is or was connected; and

  •
  is not an individual that has opted to be taxed as a resident of The Netherlands.

  Tax Treaty

        Under most Dutch tax treaties, the right to tax capital gains/losses realized by a nonresident individual holder from the exchange of Claims is in many cases allocated to the individual holder's country of residence, unless the nonresident individual holder carries on or has carried on a business in The Netherlands through a permanent establishment or a permanent representative to which Claims are attributable.

  Corporate Income Tax

        A nonresident corporate holder of Claims will not be subject to Dutch corporate income tax on capital gains/losses derived from the exchange of Claims, provided such corporate holder:

  •
  does not carry on and has not carried on a business in The Netherlands through a permanent establishment or a permanent representative to which Claims are attributable; and

  •
  does not have a substantial interest in the Company; or

  •
  does have a substantial interest in the Company, which, however, is allocable to a business enterprise carried on by the corporate holder.

  Tax Treaty

        Under most Dutch tax treaties, the right to tax capital gains/losses realized by a nonresident corporate holder from the exchange of Claims is allocated to the corporate holder's country of residence, unless the nonresident corporate holder carries on or has carried on a business in The Netherlands through a permanent establishment or a permanent representative to which Claims are attributable.

  Income Tax Consequences for Residents or Deemed Residents of The Netherlands of Acquiring, Owning and Disposing of Shares of New UPC Common Stock

  Individual Income Tax

        The individual resident or deemed resident holder (including an individual holder who has opted to be taxed as a resident of The Netherlands) will be taxed on a deemed income from savings and investments (sparen en beleggen), unless:

  •
  the shares are attributable to a trade or business carried on by the individual shareholder by virtue of such individual being an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of an enterprise (other than as an entrepreneur or a shareholder); or

  •
  the shares form part of a substantial interest; or

  •
  the capital gains/losses realized from the disposition of and/or income derived from the shares qualify or are deemed to qualify as taxable income from miscellaneous activities with respect to the shares (belastbaar resultaat uit overige werkzaamheden) (e.g., "regular, active portfolio management" (normaal, actief vermogensbeheer)).

        The deemed benefit from savings and investments amounts to 4% per annum of the average of the individual's yield basis (rendementsgrondslag) at the beginning of the calendar year and the individual's yield basis at the end of the calendar year, insofar this average exceeds a certain threshold (heffingsvrij vermogen). The (net) yield basis consists of the fair market value of certain assets and liabilities of the individual, including the fair market value of the shares.

        The income from savings and investments is taxed annually at a flat rate of 30% (rate 2002), regardless whether any interest has been received, capital gains have been realized or capital losses have been suffered.

        Income derived from the shares and capital gains/losses realized from the sale or exchange of the shares by an individual resident shareholder are subject to tax on a net income basis at the progressive income tax rates, if the shares are attributable to a trade or business carried on by the individual shareholder by virtue of such individual being an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of an enterprise (other than as an entrepreneur or a shareholder), or income and the capital gains/losses qualify as taxable income from miscellaneous activities with respect to the shares (belastbaar resultaat uit overige werkzaamheden).

        Income derived from the shares and capital gains/losses realized from the sale or exchange of the shares by an individual resident shareholder that holds a substantial interest are generally subject to income tax at a rate of 25% (rate 2002) on a net basis.

  Tax Treaty

        Under the income tax treaty in effect between The Netherlands and the United States, the right to tax income derived from and capital gains realized upon alienation of the shares by an individual shareholder that resides or is deemed to reside in The Netherlands, is allocated to The Netherlands.

        Generally, an individual shareholder that resides, or is deemed to reside in The Netherlands will be allowed a credit against Dutch income tax for U.S. tax withheld on dividends paid on the shares.

  Corporate Income Tax

        Dividends received from the shares and capital gains/losses realized from the sale or exchange of shares by a corporate shareholder that resides, or is deemed to reside, in The Netherlands are subject to Dutch corporate income tax on a net basis, generally if the shares are (deemed) attributable to a trade or business carried on (or deemed to be carried on) by the holder, unless that shareholding qualifies for the participation exemption.

        To qualify for the participation exemption, the shareholder must generally hold at least 5% of the nominal paid-in capital and meet other requirements, in particular the shareholding not qualifying as a portfolio investment (belegging)

  Tax Treaty

        Under the income tax treaty in effect between The Netherlands and the United States, the right to tax income from the shares (dividends/capital gains) realized by a corporate shareholder that resides or is deemed to reside in The Netherlands, is allocated to The Netherlands. Provided that the Dutch participation exemption is not applicable, the corporate shareholder that resides, or is deemed to reside in The Netherlands will be allowed a credit against Dutch corporate income tax for U.S. tax withheld on dividends paid on the shares.

  Net Wealth Tax

        No net wealth tax is levied in The Netherlands.

  Gift and Inheritance Tax

  Residents or Deemed Residents of The Netherlands

        Dutch gift tax or inheritance tax will be due with respect to a gift or inheritance of shares of New UPC Common Stock from a person who resided, or was deemed to have resided, in The Netherlands at the time of the gift or his or her death. Dutch tax will be due in the case of a gift of shares by an individual, who at the time of the gift, was neither resident nor deemed to be resident in The Netherlands, if such individual deceases within 180 days after the date of the gift, while being resident or deemed resident in The Netherlands. An individual who is of Dutch nationality is deemed to have been resident in The Netherlands if he or she was a resident in The Netherlands at any time during the ten years preceding the date of the gift or the date of his or her death.

        For gift tax purposes, each person (regardless of nationality) is deemed to be a Netherlands resident if he or she was a resident in The Netherlands at any time during the 12-months preceding the date of the gift. The ten-year and 12-month residency rules may be modified by treaty.

        Liability for payment of the gift tax or inheritance tax rests with the donee or heir, respectively. The rate at which these taxes are levied is primarily dependent on the fair market value of the gift or inheritance and the relationship between the donor and donee or the deceased and his or her heir(s). Exemptions may apply under specific circumstances.

  Nonresidents of The Netherlands

        A gift or inheritance of shares of New UPC Common Stock from a nonresident holder will not be subject to Dutch gift tax or inheritance tax in the hands of the donee or heir provided the nonresident donee or heir was not:

  •
  a Dutch national who has been resident in The Netherlands at any time during the ten (10) years preceding the date of gift or the date of decease or, in the event that he or she was resident in The Netherlands during such period, the nonresident donee or heir was not of the Dutch nationality at the time of gift or death;

  •
  solely for the purpose of the gift tax, a resident of The Netherlands at any time during the 12 months preceding the time of the gift (however, in case of a gift by an individual who at the time of the gift was neither resident nor deemed to be resident in The Netherlands and such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in The Netherlands, tax will be due); or

  •
  engaged in a business in The Netherlands through a permanent establishment or a permanent representative which included in its assets the shares.

  Dutch Tax Position of New UPC

  General

        As a company incorporated under U.S. law, New UPC will for Dutch corporate income tax purposes be considered to be a non-resident, unless its effective management and control is exercised in The Netherlands. Furthermore New UPC will actively be involved in the management of the UPC Group.

  Restructuring

        Corporate Income Tax Act.    As a non-resident corporate holder of the UPC Notes and the Belmarken Notes, New UPC will not be subject to Dutch corporate income tax on capital gains/losses derived from the sale, exchange, waiver or disposition of the UPC Notes, provided New UPC

  •
  does not carry on and has not carried on a business in The Netherlands through a permanent establishment or a permanent representative to which the UPC Notes or Belmarken Notes are attributable; and

  •
  does not have a substantial interest in the Company; or

  •
  does have a substantial interest in the Company, which, however, is allocable to a business enterprise carried on by New UPC.

        In view of the above fact pattern, no Dutch corporate income tax should be due at the level of New UPC as a result of the Restructuring. This is confirmed in the tax ruling mentioned below under "Dutch Tax Position of the Company."

  Withholding Taxes

        The Netherlands does not levy withholding taxes on interest payments in connection with debts, unless the debt qualifies as a profit sharing debt instrument or as quasi-equity or the terms of the debt are not at arm's length. In relation to the UPC Notes and the Belmarken Notes, no withholdings should be due.

  Tax Treaty

        Under the U.S.-Netherlands tax treaty, the right to tax income derived from the UPC Notes (including capital gains/losses) by New UPC is allocated to the United States, unless New UPC carries on or has carried on a business in The Netherlands through a permanent establishment or a permanent representative to which the UPC Notes are attributable.

  Shareholding in the Company

  Dutch Corporate Income Tax

        As a non-resident corporate holder of shares in the Company, New UPC will not be subject to Dutch corporate income tax on income received from the shares or capital gains derived from the sale, exchange or disposition of the shares provided:

  •
  New UPC does not carry on and has not carried on a business in The Netherlands through a permanent establishment or a permanent representative to which the shares are attributable; and

  •
  the substantial interest owned in the Company is allocable to a business enterprise carried on by New UPC.

        In view of the above fact pattern, no Dutch corporate income tax should be due at the level of New UPC.

  Withholding Taxes

        In principle 25% Dutch dividend withholding taxes is due over dividend distributions made from the Company to New UPC. Under U.S.-Netherlands tax treaty under conditions the rate of Dutch dividend withholding taxes to be withheld is reduced.

  Tax Treaty

        Based on the U.S.-Netherlands tax treaty capital gains realized by New UPC will only be taxable in the United States. Based on the U.S.-Netherlands tax treaty, the Company will have to withhold 5% Dutch dividend withholding tax from dividend distributions made from the Company to New UPC.

  Dutch Tax Position of the Company

  Restructuring

        As a result of the Restructuring, the UPC Group realizes a one time gain. To the extent this gain resides at the level of the Company or one of its Dutch subsidiaries, this creates Dutch taxable income. However, to the extent the Company has net operating losses, these net operating losses can be used to shelter this income.

  Tax Ruling

        The Company has discussed the Restructuring with the Dutch tax authorities and has come to an agreement on the treatment for Dutch corporate income tax purposes. Agreement has been reached on how the gain at the Company level should be calculated and how the Company's net operating losses can be used to shelter this gain. In view of the above, the Restructuring will not lead to a cash outflow for corporate income tax.

  Capital Tax

        The Restructuring will lead to a capital tax cost of 0.55% on the fair market value of the contributions made to the Company to the extent that the Company cannot rely on an exemption.

REORGANIZATION VALUATION ANALYSIS AND PROJECTED FINANCIAL INFORMATION

Reorganization Valuation Analysis

        A bankruptcy court is often requested, as part of confirmation of a plan of reorganization, to determine the enterprise value of a reorganized debtor after giving effect to the contemplated restructuring as this is often used to evaluate the consideration being provided to holders of claims and equity interests under a plan of reorganization. Accordingly, the Company has requested that Lazard, its financial advisor, in connection with the negotiation of the Restructuring, prepare a valuation of New UPC (together with its post-restructuring consolidated non-Company subsidiaries, the "Reorganized Entity"), after giving effect to the Restructuring as set forth in the Plan.

        The Company has been advised by Lazard with respect to the value of the Reorganized Entity on a going concern basis. Solely for purposes of this Disclosure Statement, the estimated range of reorganization enterprise values of the Reorganized Entity, prior to any dilution pursuant to the Plan, is US$4.6 billion to US$5.4 billion as of an assumed Effective Date of March 31, 2003.

        Based on the implied valuation of the Reorganized Entity at which the reorganization has been negotiated between UGC and the Participating Noteholders, namely an enterprise valuation of US$5.2 billion, and assuming estimated net debt at its subsidiaries of approximately US$3.225 billion (which excludes approximately US$0.35 billion face value of debt of UPC Polska and its subsidiaries), the implied equity value for the Reorganized Entity is US$1.975 billion. Assuming a base number of shares to be distributed under the Plan of 50 million, the price per common share (before any dilution as provided in the Plan) of New UPC is US$39.50.

        The foregoing estimate of the range of reorganization enterprise values of the Reorganized Entity relies on a number of assumptions with respect to economic, market, foreign exchange, regulatory, industry and general business conditions, the implementation of the Reorganized Entity's business plan, and the Plan becoming effective in accordance with the estimates and other assumptions discussed herein.

        This valuation analysis reflects work performed by Lazard on the basis of information in respect of the businesses and assets made available to Lazard by the Company's management in December 2002. In preparing this valuation analysis, Lazard had access to the Company's projected financial information contained in Annex F of this Disclosure Statement and relied upon such projected financial information, in part, to formulate the reorganization enterprise value of the Reorganized Entity presented herein. In particular, Lazard utilized the Company's projected financial information contained in Annex F of this Disclosure Statement for the appropriate base numbers to which the selected multipliers were applied when it performed the comparable public company analysis and precedent transactions analysis described below. Values have been exchanged from Euros into United States Dollars at a rate of US$0.9968 per €1.0000.

        In conducting this analysis, Lazard: (i) reviewed certain historical financial information of the Company for recent years and interim periods; (ii) reviewed certain internal financial and operating data of the Company, including financial projections prepared and provided by management relating to the Company's business and its prospects; (iii) discussed the Company's operations and future prospects with certain members of senior management of the Company; (iv) reviewed publicly available financial data and considered the market value of public companies which Lazard deemed generally comparable to the operating business of the Company; (v) considered certain economic and industry information relevant to the operating business; and (vi) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate. Although Lazard conducted a review and analysis of the Company's business, operating assets and liabilities and the Reorganized Entity's business plan, it assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Company, and of publicly available information. In addition, Lazard did not independently verify management's projections in connection with Lazard's estimates of the reorganization enterprise value, and no independent valuations or appraisals were sought or obtained in connection herewith.

        Estimates comprising the range of reorganization enterprise values do not purport to be appraisals or necessarily reflect the values which may be realized if assets of the Company are sold as a going concern, in liquidation or otherwise.

        The estimated range of reorganization enterprise values prepared by Lazard represents the range of hypothetical reorganization enterprise values of the Reorganized Entity as of the Effective Date. These estimates were developed solely for purposes of the formulation and negotiation of a plan of reorganization and to estimate the implied recoveries to creditors thereunder. These estimates do not purport to reflect or constitute an appraisal, liquidation value or estimate of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein.

        The enterprise value of any operating business is subject to numerous uncertainties and contingencies which are difficult to predict, and will fluctuate with changes in factors affecting the financial condition and prospects of the business. As a result, the estimated range of reorganization enterprise values of the Reorganized Entity set forth herein is not necessarily indicative of actual outcomes, which may be significantly different from those set forth herein, and none of the Company, New UPC, Lazard or any other person assumes responsibility for their accuracy. In addition, the value of newly-issued securities is subject to uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing conditions in the financial markets, interest rates, the initial securities holding of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors which generally influence the prices of securities.

        New UPC has agreed to use its commercially reasonable efforts to list the shares of New UPC Common Stock on NASDAQ. If New UPC is unable to list the New UPC Common Stock on NASDAQ, the ability of the holders of New UPC Common Stock to trade their shares may be adversely affected. There can be no assurance that an active trading market in the New UPC Common Stock will develop after consummation of the Restructuring. See "Risk Factors—Risks Related to Ownership of the New UPC Common Stock—New UPC may not be able to list the New UPC Common Stock on NASDAQ and this may impair the liquidity of the New UPC Common Stock" and "—The price of the New UPC Common Stock will likely be volatile."

  Valuation Methodologies

        Lazard performed a variety of analyses and considered a variety of factors in preparing the valuation of the Company's core business. Lazard primarily relied on three generally accepted methodologies: discounted cash flow analysis, comparable public company analysis, and precedent transactions analysis. Lazard made judgments as to the relative significance of each analysis and the indicated value range reflects the combined conclusions of each analysis.

  Discounted Cash Flow Analysis

        The discounted cash flow ("DCF") valuation methodology is a "forward-looking" approach that relates the value of an asset or business to the present value of expected unlevered after-tax cash flows accruing to debt, equity and other capital providers of the business. The expected future cash flows are discounted to the Effective Date at a theoretical rate which represents the weighted average cost of capital of the business.

        This approach relies on the Company's ability to project future cash flows with some degree of accuracy. The Company's projections reflect assumptions made by the Company's management concerning anticipated results, and the assumptions and judgments used in the projections may or may not ultimately prove correct; therefore no assurance can be provided that the projections are attainable or correct. Lazard does not and cannot make any representations or warranties as to the accuracy or completeness of the Company's projections.

  Comparable Public Company Analysis

        The comparable public company analysis estimates the value of a business based on a comparison with the financial statistics of public companies in a similar line of business. It establishes valuation benchmarks by calculating the enterprise values of comparable companies, as determined by the traded value of their securities, as multiples of common operating statistics such as revenues, cash flow and earnings, then applying those multiples to the operating statistics of the subject company. The analysis involves a detailed multi-year comparison of each company's income statements, balance sheets and cash flow statements. In addition, each company's performance, profitability, margins, leverage and business trends are also examined.

        A key factor to this approach is the selection of companies with similar operational and financial characteristics to the target company. Relevant criteria for selecting comparable companies include, among other things, similarity of lines of business, business risks, strategy and growth prospects, maturity of business, cost structure, market presence, size and scale of operations. The selection of truly comparable companies is often difficult and subject to numerous judgments.

  Precedent Transactions Analysis

        The precedent transactions analysis provides an estimate of value by examining the transaction multiples of recent public merger and acquisition and restructuring transactions. Analysis of the purchase prices and transaction values of transactions involving comparable companies provides indicative valuation multiples for the Reorganized Entity.

        As with the comparable public company analysis, the precedent transactions analysis depends on the selection of truly comparable transactions. The transaction multiples implied in precedent transactions reflect the circumstances surrounding each transaction which may be specific to each transaction. In arriving at its conclusions, Lazard made a number of judgments in this regard.

        THE RANGE OF REORGANIZATION ENTERPRISE VALUES DETERMINED BY LAZARD REPRESENT ESTIMATED VALUES OF THE REORGANIZED ENTITY FOR PURPOSES OF CALCULATING RECOVERY TO CREDITORS UNDER THE PLAN, AND DO NOT REFLECT VALUES THAT COULD BE ATTAINED IN A PUBLIC OR PRIVATE SALE. SIMILARLY, THE ESTIMATED RANGE OF REORGANIZATION EQUITY VALUES DO NOT PURPORT TO BE ESTIMATES OF POST-REORGANIZATION MARKET PRICE OF THE SHARES OF NEW UPC COMMON STOCK. ANY SUCH MARKET PRICE OF THE SHARES OF NEW UPC COMMON STOCK MAY BE MATERIALLY DIFFERENT FROM THE ESTIMATES DESCRIBED HEREIN.

Projected Financial Information

        As described in "Chapter 11 Case and the Plan of Reorganization—Voting on, and Confirmation of, the Plan—Feasibility," in order for the Plan to be confirmed, the U.S. Bankruptcy Court must find that the Plan is "feasible" as set forth in Section 1129(a)(11) of the U.S. Bankruptcy Code. Accordingly, in order to demonstrate that the Plan is feasible, to assist in the preparation of a valuation analysis and to assist each Holder of a Claim against, or Equity Interest in, the Company in determining whether to accept or reject the Plan, the Company's management has prepared the prospective financial information and other financial projections set forth in Annex F of this Disclosure Statement (the "Projections").

        The Projections are based upon the Company's business plan and should be read in conjunction with (i) the assumptions, qualifications and footnotes to the tables containing the Projections, (ii) the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in the Company's Annual Report of Form 10-K for the fiscal year ended December 31, 2001, attached hereto as Annex C, and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, attached hereto as Annex E and (iii) the information contained under the heading "Risk Factors" of this Disclosure Statement.

        The Projections were prepared exclusively, and in good faith, by the management of the Company using assumptions believed to be reasonable and applied in a manner consistent with past practice. Most of the assumptions about the operations of the Company's and the UPC Group's business after the assumed Effective Date of March 31, 2003 which are utilized in the Projections are based, in part, on economic, competitive, and general business conditions prevailing at the time they were prepared. While, as of the date hereof, such conditions have not materially changed, any future changes in these conditions may materially impact the Company's ability to achieve the Projections.

        The Projections, while presented with numerical specificity, are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company's management when taken as a whole, may not be realized, and are inherently subject to significant known and unknown business, economic and competitive uncertainties and contingencies, including, among others, those summarized herein, many of which are beyond the Company's control and which may cause the Company's actual financial condition, results or performance to be materially different from those projected. Consequently, this Disclosure Statement and the Projections contained herein should not be regarded as a representation by the Company or any other person as to the accuracy of the Projections or to the Company's ability to achieve the projected results or performance. In addition, there can be no assurance that the assumptions made by the Company's management in preparing the Projections will prove accurate. Some assumptions inevitably will not materialize. Further, events and circumstances occurring subsequent to the date on which the Projections were prepared may be different from those assumed or, alternatively, may have been unanticipated, and the occurrence of these events may affect the Company's and the UPC Group's financial results in a material and possibly adverse manner. The Projections, therefore, are not fact and should not be relied upon as a guaranty or other assurance of the actual results that will occur. The inclusion of the Projections in this Disclosure Statement should not be regarded as an indication that the Company or any of its affiliates, representatives or advisors consider the Projections to be a reliable prediction of future events, and the Projections should not be relied upon as such. Readers of this Disclosure Statement are cautioned not to place undue reliance on the Projections.

        The Company's management has prepared the Projections solely for purposes of complying with the requirements of the U.S. Bankruptcy Code. The Projections were not prepared with a view toward compliance with the published guidelines of the SEC, the American Institute of Certified Public Accountants, or any other regulatory or professional agency or body, generally accepted accounting principles or consistency with the Company's historical consolidated financial statements. Neither Arthur Andersen Amstelveen, The Netherlands ("Arthur Andersen"), the Company's predecessor independent auditors, nor KPMG, the Company's current independent auditors, nor Lazard, the Company's financial advisors, has compiled or examined the Projections or performed any procedures with respect to the Projections, nor have they expressed any opinion or any other form of assurance on the Projections or the achievability of the results or performance indicated by the Projections, and assume no responsibility for, and disclaim any association with, the Projections.

        The Company's management does not, as a matter of course, publicly disclose financial projections of the Company's or the UPC Groups' expected future financial condition, results of operations or cash flows. Accordingly, the Company does not intend, and disclaims any obligation, to (i) furnish updated or revised projections to reflect circumstances existing after the date of this Disclosure Statement or to reflect the occurrence of future events (even in the event that any or all of the assumptions underlying the Projections are shown to be in error) to Holders of the Claims against, and Equity Interests in, the Company prior to the Effective Date or to holders of the shares of New UPC Common Stock or any other party after such Effective Date, (ii) include such updated or revised information in any documents that may be required to be filed with the SEC or (iii) otherwise make such updated or revised information publicly available.

LIQUIDATION ANALYSIS

Best Interests of Creditors Test

        As described in "Chapter 11 Case and the Plan of Reorganization—Voting on, and Confirmation of, the Plan—Confirmation of the Plan—The Best Interests Test," above, in order to confirm a Chapter 11 plan of reorganization, the U.S. Bankruptcy Code requires that, among other things, each holder of a claim or equity interest in an impaired class either:

  •
  accept the plan; or
  •
  receive or retain under the plan cash or property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtor were liquidated under Chapter 7 of the U.S. Bankruptcy Code (the "Best Interests Test").

        To calculate what holders of each impaired class of claims and equity interests would receive in a Chapter 7 liquidation, the U.S. Bankruptcy Court must determine the "liquidation value" of the debtor, which would consist primarily of the net proceeds from a forced sale of the debtor's assets by a Chapter 7 trustee. The proceeds from a Chapter 7 liquidation that would be available to all unsecured claims would be reduced or diluted by:

  •
  secured claims to the extent of the value of the collateral securing such claims;
  •
  the costs and expenses of liquidation, including the costs incurred to sell the assets;
  •
  the administrative expenses of the Chapter 7 case, including the fees of a trustee, counsel, financial advisors, accountants and other professionals;
  •
  additional contingent claims and losses arising during the operation of the debtor's business in Chapter 7, including potential breaches of contracts as a result of inevitable employee attrition;
  •
  priority claims arising in the Chapter 7 and the prior Chapter 11 case; and
  •
  administrative expenses and claims in the prior Chapter 11 case, including the fees of counsel, financial advisors, accountants and other professionals.

        In applying the Best Interests Test, the Company believes that the most likely outcome of a liquidation proceeding under Chapter 7 would be the application of the rule of absolute priority of distributions under Bankruptcy Code Section 726. Under that rule, no junior creditor receives any distribution until all senior creditors are paid in full, and no equity holder receives any distribution until all creditors are paid in full with interest.

        To determine if the Plan satisfies the Best Interests Test as to each Holder of an Impaired Claim or Impaired Equity Interest, the present value of such Holder's pro rata share of the net liquidation proceeds available for distribution to unsecured creditors must be compared with the value of the property offered to such Holder under the Plan. If present values offered to each such Holder under the Plan are found by the U.S. Bankruptcy Court to equal or exceed what each such Holder would realize in a Chapter 7 liquidation, the Plan will be deemed to satisfy the Best Interests test.

Liquidation Analysis

        As set forth in the attached Liquidation Analysis (Annex G), the Company believes that the confirmation of the Plan will provide each Holder of an impaired Claim or Equity Interest with a greater recovery than it would receive if the Company was liquidated under Chapter 7. In addition, in our view, a Chapter 7 liquidation involves additional uncertainty not fully reflected in the Liquidation Analysis with respect both to the timing and amount of payments to each Holder of an impaired Claim or Equity Interest. The Company believes that the Plan provides as much certainty as is possible regarding these matters.

        The Liquidation Analysis, which was prepared by the Company's management with the assistance of Lazard, is provided solely to disclose to Holders of Claims and Equity Interests the effects of a hypothetical Chapter 7 liquidation, subject to the assumptions set forth therein. There can be no assurance that those assumptions would prove accurate if a Chapter 7 liquidation was to occur or that our analysis will be accepted by the U.S. Bankruptcy Court. Members of management and representatives of Lazard will be available to provide testimony to the U.S. Bankruptcy Court as to the methods used, and conclusions in, the attached Liquidation Analysis.

        The Company has assumed that a liquidation of the Company under Dutch bankruptcy law would not result in a materially better recovery to the Holders of Claims against, and Equity Interests in, the Company than a Chapter 7 liquidation.

WHERE YOU CAN FIND MORE INFORMATION

        The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document the Company files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Company's SEC filings are also available to the public over the internet at the SEC's internet website at http://www.sec.gov.

INCORPORATION BY REFERENCE

        The Company has attached as Annexes C, D and E hereto, and is incorporating by reference into this Disclosure Statement, its Annual Report on Form 10-K for the year ended December 31, 2001 (including the audited consolidated financial statements of the Company for the years ended December 31, 1999, 2000 and 2001), its Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2001 and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, respectively. The Company also is incorporating by reference into this Disclosure Statement its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002, its Current Report on Form 8-K dated September 30, 2002 and all of its filings with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the U.S. Exchange Act from the date hereof until the Effective Date.

        Any statement contained in this Disclosure Statement or in any of the documents incorporated by reference in, and forming part of, this Disclosure Statement shall be deemed to be modified or superseded for the purpose of this Disclosure Statement to the extent that a statement contained in any document subsequently incorporated by reference modifies or supersedes such statement.

        You may obtain a copy of any of the documents incorporated by reference into this Disclosure Statement, at no cost, by writing or telephoning the Company at:

United Pan-Europe Communications N.V.
Boeing Avenue 53
1119 PE Schiphol Rijk
Postbus 79763
1070 BT Amsterdam
The Netherlands
Attn: Ruth Pirie, Investor Relations
Phone: 011-31-20-778-9840

        For holders of the UPC Ordinary Shares A, the minutes of the annual general meeting of shareholders of the Company of June 20, 2002 will be available free of charge at the offices of the Company referred to above.

        In addition, copies of the Amended Articles of Association of the Company, the Amended Articles of Incorporation of New UPC and the Amended By-laws of New UPC will be available free of charge at the offices of the Company referred to above.

        The Company will respond to requests for information that is incorporated by reference into this Disclosure Statement within three business days after receipt of such request and will send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of this Disclosure Statement through the date of responding to the request.

AUDITORS

Auditor's Statement Regarding Financial Statements and Consent

        The consolidated financial statements of the Company at December 31, 2000 and 2001 and for each of the years in the three-year period ended December 31, 2001 incorporated into this Disclosure Statement by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 have been audited by Arthur Andersen, independent auditors, as set forth in their reports thereon (which contain an explanatory paragraph regarding the ability of the Company to continue as a going concern).

        On June 20, 2002, the Company appointed KPMG to replace Arthur Andersen as its independent public accountants. Prior to the date of this Disclosure Statement, Arthur Andersen ceased its operations. After reasonable efforts, the Company has been unable to obtain Arthur Andersen's updated written consent to incorporate by reference into this Disclosure Statement Arthur Andersen's audit report with respect to the annual consolidated financial statements of the Company contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001. As a result, the audit report to the Company's annual consolidated financial statements for the three years ended December 31, 2001 (as incorporated by reference into this Disclosure Statement) is Arthur Andersen's audit report issued on April 12, 2002. Although Arthur Andersen has not consented to the incorporation by reference of its audit report into this Disclosure Statement, it has consented to the inclusion of its audit report in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001. Readers of this Disclosure Statement are advised that the audit report on the annual consolidated financial statements of the Company for the three years ended December 31, 2001 is included in this Disclosure Statement by reference to the copy of the previously issued audit report of Arthur Andersen which has not been reissued or updated by Arthur Andersen as it has ceased its operations.

Auditor's Statement Regarding Dutch Prospectus

        Section 2 of the Dutch Securities Decree 1995 and, in particular, Section 2.4 of Schedule A (Bijlage A) to the Dutch Securities Decree 1995 provide that the Prospectus contain a statement of an accountant that the prospectus, if and to the extent applicable, contains the information set forth in the Section 1.1 up to and including 13.7 (of the Schedule), as well as the information required by the A-FM pursuant to subsection 5 of Section 2 of the Dutch Securities Decree 1995. In compliance with this requirement, KPMG has consented to the inclusion of the following statement in this Disclosure Statement:

          "We have established that this Disclosure Statement by New UPC contains the data which, to the extent applicable, is required to be included herein by the Dutch Securities Decree 1995 and the Further Regulation on Market Conduct Supervision of the Securities Trade 2002.

          KPMG Accountants N.V.
          Amstelveen, January 7, 2003"

Other Information Regarding Auditors

        New UPC has not yet appointed an independent auditor.

        The address of KPMG is:

      KPMG Accountants N.V.
      KPMG Building
      Burgmeester Rijnderslaan 10-20
      1185 MC Amstelveen
      The Netherlands

VOTING AGENTS AND SUBSCRIPTION AGENT

Voting Agents

        Any Holder of Claims or Equity Interests who wishes to accept or reject the Plan should complete the Ballot and forward it pursuant to the instructions contained therein. If any Holder has any additional questions, or needs additional copies of this Disclosure Statement, the Ballot or any other Restructuring materials, such Holder should contact the applicable Voting Agent at the address or telephone number as listed below:

Securities Voting Agent	Nonsecurities Voting Agent

Innisfree M&A Incorporated	Bankruptcy Services LLC
By regular mail, messenger or overnight courier:	By regular mail:
Attn: UPC Ballot Tabulation 501 Madison Avenue, 20th Floor New York, NY 10022 United States of America	United Pan-Europe Communications Ballot Processing P.O. Box 5014 FDR Station New York, NY 10150-5014 United States of America
Telephone: 1-877-750-2689 (within the United States) +1-412-209-1704 (outside the United States)	By messenger or overnight courier: United Pan-Europe Communications Ballot Processing c/o Bankruptcy Services LLC 70 East 55th Street New York, NY 10022-3222 United States of America
Telephone: 1-888-498-7765 (within the United States) +1-212-376-8998 (outside the United States)

Subscription Agent

        The Company will appoint an internationally recognized commercial bank to act as the Subscription Agent for the receipt of the Subscription Amount upon exercise of New UPC Equity Purchase Rights and subscription for Subscription Shares. All correspondence in connection with the Payment of a Subscription Amount for the exercise of New UPC Equity Purchase Rights and subscription for Subscription Shares should be addressed to the Subscription Agent. The name, address and contact telephone number of the Subscription Agent will be set forth in the Invoice sent to each Holder of Class 4 Claims or Class 5 Claims that has indicated its intention to subscribe for Subscription Shares pursuant to the New UPC Equity Purchase Rights.

CONCLUSION AND RECOMMENDATION

        The Company and New UPC believe that confirmation of the Plan is desirable and in the best interest of the Holders of Claims and Equity Interests as the Plan, the Akkoord, and the Dutch Implementing Offer provide for an equitable distribution to the Company's creditors and stockholders. Any alternative to confirmation of the Plan, such as conversion to a Chapter 7 liquidation or dismissal of the case, or attempts by another party in interest to file a plan, could result in significant delays, litigation and costs, and likely would result in significantly lower recoveries by the Holders of Claims against, and Equity Interests in, the Company.

        In light of the significant benefits to be attained by the Holders of Claims and Equity Interests pursuant to consummation of the transactions contemplated by the Plan, the Akkoord, and the Dutch Implementing Offer, the Company and New UPC recommend that, as applicable, the Holders of Claims and Equity Interests (a) vote to accept the Plan and the Akkoord and (b) transfer their UPC Ordinary Shares A to New UPC pursuant to the Dutch Implementing Offer. The Company and New UPC have reached this decision after considering the alternatives to the Plan that are available to the Company and their likely effect on the Company's business operations and creditors. These alternatives include liquidation of the company under Chapter 7 of the U.S. Bankruptcy Code or an alternative plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Company and New UPC determined, after consulting with financial and legal advisors, that the Plan would result in greater recovery for Holders of Claims and Equity Interests than would any other Chapter 11 reorganization or liquidation under Chapter 7. For a comparison of estimated distributions under Chapter 7 of the U.S. Bankruptcy Code and under the Plan, see "Annex G—Liquidation Analysis." For all of these reasons, the Company and New UPC urge all Holders of Claims and Equity Interests to accept and support the Plan and the Akkoord, and all non-U.S. Holders of UPC Ordinary Shares A to participate in the Dutch Implementing Offer.

UNITED PAN-EUROPE COMMUNICATIONS N.V.
By:	/s/ ANTON M. TUIJTEN
	Name:	Anton M. Tuijten
	Title:	General Counsel and Member of the Board of Management
By:	/s/ CHARLES H.R. BRACKEN
	Name:	Charles H.R. Bracken
	Title:	Chief Financial Officer and Member of the Board of Management
NEW UPC, INC.
By:	/s/ MICHAEL T. FRIES
	Name:	Michael T. Fries
	Title:	President

CROSS REFERENCES FOR DEFINED TERMS

        The following table sets forth the page number on which each capitalized term used in this Disclosure Statement is defined. Capitalized terms not contained in the cross reference table below are defined in Section 1.1 (Definitions) of the Plan.

Term	Page
Administrator	19
ADR	142
A-FM	22
Akkoord	(ii	)
Allowed Claims	62
Allowed Equity Interests	62
Arthur Andersen	190
Ballot	15
Belmarken	(i	)
Belmarken Notes	(i	)
Belmarken Notes Consideration	8
Best Interests Test	191
Board of Management Schedule	120
Business Day	1
Cable Affiliation Agreement	60
CFC	180
Chapter 11 Case	(i	)
Cignal Claimants	59
Citibank	142
Class III Directors	152
CLEC	116
COD	179
Common Shares UGC Fraction	158
Company	(i	)
Confirmation Hearing	18
Confirmation Order	55
Control Requirement	176
corporate opportunities	154
Creditors Committee	60
Creditor Position	175
Critical Creditors	172
DCF	188
Derivative Action	67
Designated Directors	173
DGCL	32
Disclosure Statement	(i	)
Disinterested Stockholder	153
Document Filing Date	19
Dutch Bankruptcy Case	(ii	)
Dutch Bankruptcy Code	(ii	)
Dutch Bankruptcy Court	(ii	)
Dutch Claims Filing Deadline	20
Dutch Implementing Offer	(ii	)
Dutch Securities Act 1995	(v	)

Dutch Voting Meeting	20
Effective Date	(iii	)
11 1/2% Senior Notes due 2010	134
11 1/4% Senior Notes due 2010	134
11 1/4% Senior Notes due 2009	134
Equity Position	175
€ or Euro	1
Euronext	23
Europe Movieco	60
EWT	122
Exculpated Parties	83
Expiration Date	103
Extraordinary General Meeting	(ii	)
Feasibility Test	95
First Amendment	23
First Person	151
General Unsecured Creditors	172
ICH Parties	59
Implied Purchase Price	(ii	)
Incentive Plan	47
Indentures	135
Indenture Trustee Claims	63
Instructions	111
Intermediary	16
Invoice	111
IRC	175
IRS	175
JP Morgan	54
KPMG	(vii	)
Lazard	54
Liberty Media	50
Litigation Claims	172
Master Ballot	16
Maximum Subscription Amount	(ii	)
Memorandum of Understanding	3
NASD	163
NASDAQ	25
NECIGEF	139
New UPC	(i	)
New UPC Common Stock	(i	)
New UPC Equity Purchase Rights	(ii	)
New UPC Equity Subscription	(iii	)
New UPC Exchange	176
Nonsecurities Voting Agent	15
Non-U.S. Holder	175
Offer Memorandum	103
Option 1	170
Option 2	171
Ordinary Creditors	4
Ordinary Shares Consideration	13

Ordinary Share Distribution Amount	12
OTC BB	46
Participating Noteholders	2
Participating Stockholder	157
Petition Date	(i	)
Plan	(ii	)
Plan Documents	(vi	)
Pre-emptive Rights	150
Preference Shares Consideration	12
Priority Shares Consideration	12
Projections	189
Proxy Statement	106
Related Party	151
Related Party Transaction	152
Related Party Transaction Committee	152
Relevant Company	49
Reorganized Company	1
Reorganized Entity	187
Requisite Acceptances	14
Reserve	80
Restructuring	(i	)
Restructuring Agreement	2
SEC	(vii	)
Second Amendment	23
Second Person	151
Securities Voting Agent	15
SFAS 142	122
Shareholder Proposals	(ii	)
Subscribing Holder	110
Subscription Agent	111
Subscription Amount	111
Subscription Deadline	111
Subscription Distribution Date	110
Subscription Procedures	108
Subscription Reserve Account	110
Subscription Reserve Shares	110
Subscription Shares	107
Subsidiary CFC	180
substantial interest	181
Tag-Along Allotment	158
Tag-Along Notice	158
Tag-Along Notice Date	158
Tag-Along Rights	157
Tag-Along Sale	157
Tag-Along Sale Agreement	160
Tag-Along Sale Date	158
Tag-Along Sale Notice	158
Tag-Along Stockholders	157
Tara	115
10 7/8% Senior Notes due 2007	134

10 7/8% Senior Notes due 2009	134
Third Amendment	23
13 3/8% Senior Discount Notes due 2009	134
13 3/4% Senior Discount Notes due 2010	134
Trustee	135
12 1/2% Senior Discounts Notes due 2009	134
UAP	115
U.S. Bankruptcy Code	(i	)
U.S. Bankruptcy Court	(ii	)
U.S. Exchange Act	33
U.S. Holder	175
U.S. Persons	(ii	)
U.S. Securities Act	(ii	)
UGC	(ii	)
UGC Group	(iii	)
UGC Holdings	3
UGC Subscription Commitment	(iii	)
UPC ADSs	(i	)
UPC Distribution	2
UPC Distribution Facility	3
UPC Group	(viii	)
UPC Holdings	136
UPC Internet Holding	136
UPC Notes	(i	)
UPC Ordinary Shares	2
UPC Ordinary Shares A	(i	)
UPC Ordinary Shares C	23
UPC Polska	37
UPC Preference Shares A	(i	)
UPC Priority Shares	(i	)
UPC Services	53
UPCD Facility Banks	3
UPCD Facility Waiver	4
US$ or United States Dollars	1
Voting Agents	15
Voting Deadline	16
Voting Party	14
Voting Record Date	14
Voting Securities	151

Annex A

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK
x
In re	:	Chapter 11
:
United Pan-Europe Communications N.V.,	:	Case No. 02-16020 (BRL)
:
Debtor.	:
:
x

SECOND AMENDED CHAPTER 11 PLAN OF
REORGANIZATION JOINTLY PROPOSED BY UNITED
PAN-EUROPE COMMUNICATIONS N.V. AND NEW UPC, INC.

WHITE & CASE LLP	SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Howard S. Beltzer (HSB 5721)	Richard Levin (California State Bar No. 66578)
Daniel P. Ginsberg (DPG 5290)	Van C. Durrer II (VCD 0689)
1155 Avenue of the Americas	300 South Grand Avenue
New York, New York 10036	Los Angeles, CA 90071
(212) 819-8200	(213) 687-5000
Attorneys for United Pan-Europe Communications N.V.	Attorneys for New UPC, Inc.
Dated:	New York, New York January 7, 2003

[INTENTIONALLY LEFT BLANK]

(A-i)

(A-ii)

Schedule 1 UPC Notes Schedule

EXHIBIT A    Restructuring Agreement

EXHIBIT B    Amended and Restated UPC Articles of Association

(A-iii)

[INTENTIONALLY LEFT BLANK]

(A-)

INTRODUCTION

        United Pan-Europe Communications N.V., a corporation organized under the laws of The Netherlands ("UPC" or the "Debtor"), together with New UPC, Inc., a newly-formed company incorporated under the laws of the State of Delaware that will become a holding company for the Debtor upon consummation of the Restructuring (as defined herein) and is an integral component of the Plan ("New UPC"), hereby jointly propose this second amended plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code. This Plan, which amends and supersedes the "First Amended Chapter 11 Plan of Reorganization Jointly Proposed by United Pan-Europe Communications N.V. and New UPC, Inc.," dated and filed with the U.S. Bankruptcy Court on December 23, 2002, sets forth a restructuring of UPC's capital structure through the transfer of shares of common stock in New UPC for certain outstanding debt and equity securities in UPC. The restructuring of UPC's balance sheet is intended to be implemented in compliance with applicable laws, including the applicable laws of the United States of America and The Netherlands. In order to achieve this objective, the restructuring will consist of several different elements, each of which is an integral part of the restructuring and, as such, are non-severable. In particular, (a) UPC commenced a moratorium proceeding in The Netherlands under Dutch law simultaneously with the commencement of the Chapter 11 Case, and (b) New UPC shall commence the Dutch Implementing Offer. Together, these steps will allow UPC to complete the contemplated restructuring of its balance sheet.

        Reference is made to the Disclosure Statement accompanying the Plan for a discussion of the Debtor's history, business, results of operations, historical financial information, properties, projections for future operations, risk factors, a summary and analysis of the Plan, and certain related matters, including a description of the shares of New UPC Common Stock to be issued under the Plan. The Debtor and New UPC are proponents of the Plan and are participating in this joint Plan within the meaning of the U.S. Bankruptcy Code.

        ALL CREDITORS AND EQUITY INTEREST HOLDERS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

        SUBJECT TO CERTAIN RESTRICTIONS AND REQUIREMENTS SET FORTH IN SECTION 1127 OF THE U.S. BANKRUPTCY CODE, U.S. BANKRUPTCY RULE 3019 AND IN THE PLAN, THE DEBTOR AND NEW UPC RESERVE THE RIGHT TO ALTER, AMEND, MODIFY, REVOKE OR WITHDRAW THE PLAN PRIOR TO ITS SUBSTANTIAL CONSUMMATION.

        Capitalized terms herein shall have the meanings set forth in Article I hereof.

        Claims against, and Equity Interests in, the Debtor (other than Administrative Claims and Priority Tax Claims) are classified in Article III hereof and treated in Article IV hereof.

ARTICLE I

DEFINITIONS, INTERPRETATION AND EXHIBITS

        Section 1.1    Definitions.    Unless the context requires otherwise, the following terms shall have the following meanings whether presented in the Plan or the Disclosure Statement with initial capital letters or otherwise. As used herein:

        "A-FM" means the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten).

        "Administrative Claim" means a Claim for (a) any cost or expense of administration (including, without limitation, the fees and expenses of Professionals) of the Chapter 11 Case asserted or arising under Sections 503, 507(a)(1), 507(b) or 1114(e)(2) of the U.S. Bankruptcy Code including, but not limited to (i) any actual and necessary post-petition cost or expense of preserving the Estate or operating the businesses of the Debtor, (ii) any payment to be made under the Plan to cure a default on an assumed executory contract or unexpired lease, (iii) any post-petition cost, indebtedness or contractual obligation duly and validly incurred or assumed by the Debtor in the ordinary course of its businesses, (iv) compensation or reimbursement of expenses of Professionals to the extent Allowed by the U.S.

Bankruptcy Court under Section 330(a) or Section 331 of the U.S. Bankruptcy Code, (v) all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the U.S. Bankruptcy Court under Section 546(c)(2)(A) of the Bankruptcy Code, and (vi) the Indenture Trustee Claims as set forth in Section 2.2(b) of the Plan; and (b) any fees or charges assessed against the Estate under Section 1930 of title 28 of the United States Code.

        "Administrator" means the administrator or administrators (bewindvoerders) appointed by the Dutch Bankruptcy Court to oversee the affairs of UPC during the period it is subject to a moratorium of payments pursuant to the Dutch Bankruptcy Code.

        "Akkoord" means the draft plan of compulsory composition, consistent in all material respects with the Restructuring Agreement, which was filed on December 3, 2002 by UPC with the Dutch Bankruptcy Court under the Dutch Bankruptcy Code, as the same may be altered, amended, supplemented or modified from time to time.

        "Allowed" means any Claim or Equity Interest or portion thereof (a) as to which the liability of the Debtor and the amount thereof are agreed to by the Debtor or Reorganized Debtor and the Holder of the Claim or Equity Interest (but only to the extent so agreed), (b) as to which the liability of the Debtor and the amount thereof are determined by Final Order of a court of competent jurisdiction, (c) which has been expressly allowed in a liquidated amount under the provisions of the Plan (but only to the extent so allowed), (d) which is a Professional Claim for which a fee award amount has been approved by Final Order of the U.S. Bankruptcy Court, (e) which is set forth in the Debtor's books and records as liquidated in amount and not Disputed or contingent, (f) proof of which was filed within the applicable period of limitation fixed by the U.S. Bankruptcy Court in accordance with U.S. Bankruptcy Rule 3003(c) as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Plan, the U.S. Bankruptcy Code, the U.S. Bankruptcy Rules or a Final Order, or (g) which is, in the case of an Equity Interest or any portion thereof only, held of record as set forth in the books and records maintained by or on behalf of the Debtor as of the Distribution Notification Date.

        "Amended and Restated New UPC By-Laws" means the Amended and Restated By-Laws of New UPC, a substantially final form of which shall have been Filed on or before the Document Filing Date.

        "Amended and Restated New UPC Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of New UPC, a substantially final form of which shall have been Filed on or before the Document Filing Date.

        "Amended and Restated UPC Articles of Association" means the Amended and Restated Articles of Association of UPC, a substantially final form of which is annexed as Exhibit "B" to the Plan.

        "Avoidance Action" means any and all Causes of Action which a trustee, debtor in possession, the Estate or any other appropriate party in interest may assert under Sections 502, 510, 522(f), 522(h), 542, 543, 544, 545, 547, 548, 549, 550, 551, 553 and 724(a) of the U.S. Bankruptcy Code including the Debtor's rights of setoff, recoupment, contribution, reimbursement, subrogation or indemnity (as those terms are defined by the non-bankruptcy law of any relevant jurisdiction) and any other indirect claim of any kind whatsoever, whenever and wherever arising or asserted.

        "Belmarken" means Belmarken Holding B.V., a company with limited liability organized under the laws of The Netherlands and a wholly-owned subsidiary of UPC.

        "Belmarken Loan Agreements" means that certain Loan Agreement, dated as of May 25, 2001, among Belmarken and UPC, as obligors, UPC Internet Holding B.V., as guarantor, and Liberty-Belmarken, Inc., as lender, together with all other documentation entered into in connection with the issuance of the Belmarken Notes, as the same may have been amended, supplemented or modified in any respect.

        "Belmarken Notes" means the US$1,255.0 million 6% Guaranteed Discount Notes due 2007, co-issued by Belmarken and UPC and guaranteed by UPC Internet Holding B.V.

        "Belmarken Notes Claims" means any Claims of the Holder(s) of the Belmarken Notes against UPC under the Belmarken Loan Agreements.

        "Belmarken Notes Consideration" has the meaning set forth in Section 4.6(a) of the Plan.

        "Beneficial Ownership" has the meaning attributed to such term in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the date of the Restructuring Agreement), whether or not applicable.

        "Board of Management Schedule" means that certain schedule, a copy of which shall have been Filed on or before the Document Filing Date, setting forth the members of the Board of Management of the Debtor as of the Effective Date as well as the proposed compensation of such members.

        "Book-Entry Account" means an account established by the Disbursing Agent at a Book-Entry Transfer Facility to effectuate transfers of the UPC Notes, the UPC Ordinary Shares A or the UPC ADSs to the Disbursing Agent for purposes of the Plan.

        "Book-Entry Transfer Facility" means (i) in the case of the UPC Notes and the UPC ADSs, DTC and (ii) in the case of the UPC Ordinary Shares A, the NECIGEF.

        "Business Day" means any day which is not a Saturday, a Sunday, a "legal holiday" as defined in U.S. Bankruptcy Rule 9006(a), or a day on which banking institutions located in New York, New York or Amsterdam, The Netherlands are authorized or obligated by law, executive order or governmental decree to be closed.

        "Cash" means money, currency and coins, negotiable checks, balances in bank accounts and other lawful currency of The Netherlands and their equivalents.

        "Causes of Action" means any and all actions, claims, rights, defenses, third-party claims, damages, executions, demands, cross-claims, counterclaims, suits, causes of action, choses in action, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims whatsoever, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly, indirectly or derivatively, at law, in equity or otherwise, accruing to the Debtor or the Estate, including, but not limited to, the Avoidance Actions.

        "Certificates" means any physical instruments, securities or certificates representing Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares or UPC Ordinary Shares A.

        "Chapter 11 Case" means the case under Chapter 11 of the U.S. Bankruptcy Code commenced by the Debtor in the U.S. Bankruptcy Court on the Petition Date, Case No. 02-16020 (BRL).

        "Class" means each class, subclass or category of Claims, Equity Interests or Old Other Equity Interests as classified in Article III of the Plan.

        "Class [      ] Claim" means a Claim in the particular Class of Claims identified in Article III of the Plan.

        "Class [      ] Equity Interest" means an Equity Interest in the particular Class of Equity Interests identified in Article III of the Plan.

        "Classified Priority Claims" means any and all Claims to the extent entitled to priority under Section 507(a) or (b) of the U.S. Bankruptcy Code, other than Administrative Claims and the Priority Tax Claims.

        "Committee" means any committee appointed in the Chapter 11 Case pursuant to Section 1102(a) of the U.S. Bankruptcy Code by the United States Trustee, as the membership of such committee is from time to time constituted and reconstituted.

        "Confirmation" means the entry by the U.S. Bankruptcy Court of the Confirmation Order.

        "Confirmation Date" means the date on which the Clerk of the U.S. Bankruptcy Court enters the Confirmation Order on the docket of the U.S. Bankruptcy Court with respect to the Chapter 11 Case within the meaning of U.S. Bankruptcy Rules 5003 and 9021.

        "Confirmation Hearing" means the hearing held before the U.S. Bankruptcy Court to consider confirmation of the Plan pursuant to Sections 1128 and 1129 of the U.S. Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

        "Confirmation Order" means the order entered by the U.S. Bankruptcy Court confirming the Plan pursuant to Section 1129 of the U.S. Bankruptcy Code.

        "Control" means, with respect to any Person, (i) the power, directly or indirectly by contract, proxy or otherwise, to vote or cause to be voted more than fifty percent (50%) of the Voting Securities of such Person or (ii) the power (as general partner, manager or otherwise) to control the management and affairs of such Person. The words "controlled", "controlling" and "under common control with" shall have correlative meanings.

        "Critical Creditor Claims" means any and all pre-petition Claims of the Critical Creditors.

        "Critical Creditors" means those certain creditors of UPC to be identified by UPC (with the consent of the Administrator and after consultation with the Committee) in an exhibit to the Plan to be Filed not less than five (5) Business Days prior to the Confirmation Hearing, who are critical to the operation of UPC's business as a going concern and are determined by the Administrator to be "ransom-suppliers" (dwangcrediteuren).

        "Debtor" has the meaning set forth in the Introduction to the Plan.

        "Disallowed" means, with respect to any Claim or Equity Interest or portion thereof, any Claim against or Equity Interest in the Debtor which (a) has been withdrawn, in whole or in part, by the Holder thereof or (b) has been disallowed, in whole or part, by Final Order of a court of competent jurisdiction.

        "Disbursing Agent" means New UPC or such other Person that is designated as set forth in Section 6.3 of the Plan.

        "Disclosure Statement" means the written disclosure statement that relates to this Plan, including all exhibits, appendices, schedules and annexes, if any, attached thereto, as the same may be altered, amended, supplemented or modified from time to time.

        "Disputed" means any Claim or Equity Interest, or any portion thereof, that has neither been Disallowed nor become Allowed.

        "Distribution" means any transfer of Cash or other property or instruments from the Debtor, the Reorganized Debtor or New UPC to the Disbursing Agent or from the Disbursing Agent to Holders of Allowed Claims or Allowed Equity Interests.

        "Distribution Date" means any date upon which a Distribution is made under the Plan, including, without limitation, the Initial Distribution Date.

        "Distribution Notification Date" means the date established by order of the U.S. Bankruptcy Court for purposes of determining the Holders of the Belmarken Notes, the UPC Notes, the UPC Preference Shares A, the UPC Priority Shares, the UPC Ordinary Shares A and the Equity Securities Claims for the purpose of mailing documentation relating to Distributions under the Plan.

        "Document Filing Date" means February 10, 2003.

        "DTC" means The Depository Trust Company.

        "Dutch Bankruptcy Case" means the moratorium of payments proceeding commenced on December 3, 2002 by UPC in the Dutch Bankruptcy Court.

        "Dutch Bankruptcy Code" means the Dutch Faillissementswet, together with all related rules and regulations.

        "Dutch Bankruptcy Court" means the Amsterdam Court (Rechtbank).

        "Dutch Implementing Offer" means the offer, undertaken to facilitate implementation of the Plan with respect to certain of the UPC Ordinary Shares A in accordance with Dutch law, solely with respect to Persons who are not U.S. Persons (as defined in Rule 902(k) of Regulation S promulgated under the U.S. Securities Act) and who are not located or residing within the United States, by New UPC to deliver shares of New UPC Common Stock to the Holders of UPC Ordinary Shares A in consideration for the delivery by such Holders of their UPC Ordinary Shares A to New UPC.

        "Effective Date" means the Business Day identified by the Debtor that is no more than eleven (11) Business Days following the date on which all conditions precedent to the consummation of the Plan (set forth in Article XI hereof) and the Akkoord shall have either been satisfied or, to the extent permitted herein and in the Akkoord, duly waived and on which such day the Plan and the Akkoord shall have become effective.

        "11 1/4% Euro Senior Notes due 2009" means the €101.0 million of 11 1/4% Senior Notes due 2009 issued by UPC in October 1999.

        "11 1/4% Euro Senior Notes due 2010" means the €200.0 million of 11 1/4% Senior Notes due 2010 issued by UPC in January 2000.

        "11 1/4% U.S. Senior Notes due 2009" means the U.S. $252.0 million of 11 1/4% Senior Notes due 2009 issued by UPC in October 1999.

        "11 1/4% U.S. Senior Notes due 2010" means the U.S. $600.0 million of 11 1/4% Senior Notes due 2010 issued by UPC in January 2000.

        "11 1/2% U.S. Senior Notes due 2010" means the U.S. $300.0 million of 11 1/2% Senior Notes due 2010 issued by UPC in January 2000.

        "Employee Options" means any rights, options and warrants to acquire UPC Ordinary Shares A held by employees of UPC and employees of subsidiaries of UPC pursuant to existing equity incentive plans of UPC.

        "Equity Interests" means any and all equity interests, ownership interests or shares in the Debtor and issued by the Debtor prior to the Petition Date (including, without limitation, all capital stock, stock certificates, common stock, preferred stock, depositary shares, partnership interests, rights, options, warrants, contingent warrants, convertible or exchangeable securities, investment securities, subscriptions or other agreements and contractual rights to acquire or obtain such an interest or share in the Debtor, stock appreciation rights, conversion rights, repurchase rights, redemption rights, dividend rights, preemptive rights and liquidation preferences, puts, calls or commitments of any character whatsoever relating to any such equity, ownership interests or shares of capital stock of the Debtor or obligating the Debtor to issue, transfer or sell any shares of capital stock) or any certificate or receipt evidencing or representing an interest in any such equity interest whether or not certificated, transferable, voting or denominated "stock" or a similar security, other than the Old Other Equity Interests.

        "Equity Securities Claims" means any and all Claims arising from the rescission of a purchase or sale of an Equity Interest, for damages arising from the purchase or sale of such Equity Interest, or for reimbursement or contribution allowed under Section 502 of the U.S. Bankruptcy Code on account of such Claims.

        "Estate" means the estate of the Debtor created in the Chapter 11 Case pursuant to Section 541 of the U.S. Bankruptcy Code upon commencement of the Chapter 11 Case.

        "Euronext" means Euronext Amsterdam N.V.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

        "Exculpated Parties" has the meaning set forth in Section 12.3(a) of the Plan.

        "Extraordinary General Meeting" shall have the meaning set forth in Section 9.3 of the Plan.

        "Face Amount" means (a) when used in reference to a Disputed Claim or Disputed Equity Interest, the full stated amount claimed by the Holder of such Claim or Equity Interest in any proof of claim or proof of interest timely filed with the U.S. Bankruptcy Court, (b) when used in reference to a contingent or unliquidated Claim, the amount of the Claim as estimated by the U.S. Bankruptcy Court under Section 502(c) of the U.S. Bankruptcy Code and (c) when used in reference to an Allowed Claim or Allowed Equity Interest, the Allowed amount of such Claim or Equity Interest.

        "File, Filed or Filing" means file, filed or filing with the U.S. Bankruptcy Court in the Chapter 11 Case.

        "Final Order" means an order, ruling, judgment, or other decree issued and entered by the U.S. Bankruptcy Court or by any state or other federal court or other court of competent jurisdiction which has not been reversed, vacated, stayed, modified or amended and as to which (i) the time to appeal or petition for review, rehearing, certiorari, reargument or retrial has expired and as to which no appeal or petition for review, rehearing, certiorari, reargument or retrial is pending or (ii) any appeal or petition for review, rehearing, certiorari, reargument or retrial has been finally decided and no further appeal or petition for review, rehearing, certiorari, reargument or retrial can be taken or granted.

        "First Amendment" has the meaning set forth in Section 9.3(b) of the Plan.

        "General Unsecured Claims" means all pre-petition Claims against the Debtor other than Administrative Claims, Priority Tax Claims, Miscellaneous Secured Claims, Classified Priority Claims, Critical Creditor Claims, Belmarken Notes Claims, UPC Notes Claims and Equity Securities Claims.

        "General Unsecured Creditors" means the Holders of the General Unsecured Claims.

        "Governmental Entity" means any national, state, provincial, municipal, local or foreign government, any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority, commission or agency or any non-governmental, self-regulatory authority, commission or agency.

        "Holder" means a Person holding (a) a Claim or a beneficial interest in a Claim or (b) an Equity Interest or a beneficial interest in an Equity Interest and, when used in conjunction with a Class or type of Claim or Equity Interest, means a holder of (i) a beneficial interest in a Claim or (ii) an Equity Interest in such Class or of such type.

        "Impaired", when used with reference to a Claim or Equity Interest, has the meaning set forth in Section 1124 of the U.S. Bankruptcy Code.

        "Implied Purchase Price" means the per share price of the New UPC Common Stock implied by the Plan and as set forth in the Disclosure Statement, which has been calculated by dividing the imputed equity value of the Reorganized Debtor by the number of shares of New UPC Common Stock to be issued under the Plan to the Holders of Allowed Belmarken Notes Claims, Allowed Claims 5 Claims, Allowed Class 9 Claims and Allowed Equity Interests (not including any additional shares of New UPC Common Stock issued under the New UPC Equity Purchase Rights or the UGC Subscription Commitment).

        "Incentive Plan" means that certain incentive plan, a copy of which shall have been Filed on or before the Document Filing Date, pursuant to which, at the discretion of New UPC's board of directors, options with respect to no more than five percent (5%) of New UPC's common equity outstanding immediately after the Effective Date, on a fully-diluted basis, can be issued during the period beginning on the Effective

Date and continuing until the third (3rd) anniversary of the Effective Date to certain members of New UPC's and its Subsidiaries' management and other employees pursuant to compensation arrangements adopted by New UPC's board of directors, which options, if any, issued under such incentive plan on the Effective Date shall have an exercise price no less than the share price implied by the Plan and as set forth in the Disclosure Statement.

        "Indenture(s)" means, individually and collectively, those indentures pursuant to which the UPC Notes were issued, as such indentures are or have been amended or supplemented from time to time in accordance with the terms thereof.

        "Indenture Trustee" means Citibank, N.A. (London Branch), in its capacity as indenture trustee, paying agent and registrar under the Indentures.

        "Indenture Trustee Claims" means the Claims of the Indenture Trustee for reasonable fees and expenses, including the reasonable fees and expenses of its counsel and indemnification as set forth in the Indentures.

        "Initial Distribution Date" means the first Business Day following the Effective Date upon which it is practicable for the Disbursing Agent to make a Distribution under the Plan.

        "Judgment" means any order, writ, injunction, award, judgment, ruling or decree of any Governmental Entity.

        "Law" means any statute, law, code, ordinance, rule or regulation of any Governmental Entity.

        "Liens" means, with respect to any asset or Property (or the rents, revenues, income, profits or proceeds therefrom), and in each case, whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise: (a) any and all mortgages, liens, pledges, attachments, charges, easements, rights-of-way, leases evidencing a capitalizable lease obligation, conditional sale or other title retention agreement, call rights, rights of first refusal, "tag"-or-"drag" along rights, or other security interest or encumbrance or other legally cognizable security devices of any kind in respect of any asset or Property, or upon the rents, revenues, income, profits or proceeds therefrom; or (b) any arrangement, express or implied, under which any Property is transferred, sequestered or otherwise identified for the purpose of subjecting or making available the same for the payment of debt or performance of any other obligation in priority to the payment of General Unsecured Creditors, but in either case excluding any of the foregoing created or imposed by or pursuant to the Plan or the Restructuring Agreement.

        "Majority-in-Interest of the Participating Noteholders" means, with respect to any date of determination, Participating Noteholders holding a majority of the claims arising under the UPC Notes held by all of the Participating Noteholders on such date of determination (using for this purpose the prevailing exchange rate in effect on the Petition Date).

        "Maximum Subscription Amount" means €100 million, as such amount may be reduced on a Euro-for-Euro basis by an amount equal to (a) the net proceeds of any assets sold by the Debtor prior to the Effective Date, other than assets sold in the ordinary course of the Debtor's business in a manner consistent with its past practices, and (b) the net proceeds from any non-dilutive capital raised by the Debtor (other than capital received by the Debtor from UGC or its Related Parties).

        "Miscellaneous Secured Claims" means any Claim arising before the Petition Date that is (a) secured in whole or part, as of the Petition Date, by a Lien which is valid, perfected and enforceable under applicable law on Property in which the Estate has an interest and is not subject to avoidance under the U.S. Bankruptcy Code or applicable non-bankruptcy law, or (b) subject to setoff under Section 553 of the U.S. Bankruptcy Code, but, with respect to both case (a) and (b), only to the extent of the Estate's interest in the value of the assets or Property securing any such Claim or the amount subject to setoff, as the case may be.

        "Moratorium Petition" means the voluntary provisional moratorium petition which was filed on December 3, 2002 by UPC under the Dutch Bankruptcy Code in the Dutch Bankruptcy Court.

        "NASDAQ" means the NASDAQ Stock Market.

        "NECIGEF" means Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V.

        "New UPC" has the meaning set forth in the Introduction to the Plan.

        "New UPC Common Stock" means the shares of common stock of New UPC, par value $0.01 per share, some of which will be issued pursuant to the Plan, having the terms set forth in the certificate of incorporation or other organizational documents of New UPC.

        "New UPC Equity Purchase Rights" has the meaning set forth in Section 9.17 of the Plan.

        "New UPC Equity Subscription" means, collectively, the New UPC Equity Purchase Rights (and the subscription of shares of New UPC Common Stock upon exercise of the New UPC Equity Purchase Rights) and the UGC Subscription Commitment (and the subscription of shares of New UPC Common Stock by UGC under the UGC Subscription Commitment).

        "New UPC Management Schedule" means that certain schedule, a copy of which shall have been Filed on or before the Document Filing Date, setting forth the identity of the officers and directors of New UPC as of the Effective Date as well as the proposed compensation of such individuals.

        "Objection" means any objection, application, motion, complaint or any other legal proceeding seeking, in whole or in part, to Disallow, determine, liquidate, classify, reclassify or establish the priority of, expunge, subordinate or estimate any Claim (including the resolution of any request for payment of any Administrative Claim) or Equity Interest other than a Claim or an Equity Interest that is Allowed.

        "Offer Memorandum" has the meaning set forth in Section 9.9 of the Plan.

        "Old Other Equity Interests" means any and all rights, options and warrants to acquire UPC Ordinary Shares A, including any Employee Options, outstanding immediately prior to the Effective Date, including, without limitation, those set forth on Annex F to the Restructuring Agreement.

        "Ordinary Creditors" means the holders of non-preferred, unsecured claims against the Debtor under Dutch law.

        "Ordinary Share Distribution Amount" means 800,000 shares of New UPC Common Stock.

        "Ordinary Shares Consideration" has the meaning set forth in Section 4.10(a) of the Plan.

        "Participating Noteholders" means those Holders of the UPC Notes (other than the UGC Group) who are party to the Restructuring Agreement.

        "Person" includes an individual, a corporation, a limited or general partnership, a joint venture, an association, a joint stock company, a limited liability company, a limited liability partnership, an estate, a trust, a trustee, a United States Trustee, an unincorporated organization, a government, a governmental unit, or any agency, department or political subdivision thereof.

        "Petition Date" means December 3, 2002.

        "Plan" means this Second Amended Chapter 11 Plan of Reorganization, dated January 7, 2003, together with all exhibits, appendices, schedules and annexes, if any, hereto, as such Plan may be altered, amended, supplemented or modified from time to time in accordance with the provisions of the U.S. Bankruptcy Code, the U.S. Bankruptcy Rules, the Confirmation Order and the terms and conditions of Section 14.3 of the Plan.

        "Preference Shares Consideration" has the meaning set forth in Section 4.8(a) of the Plan.

        "Priority Shares Consideration" has the meaning set forth in Section 4.9(a) of the Plan.

        "Priority Tax Claim" means any and all Claims accorded priority in payment pursuant to Section 507(a)(8) of the U.S. Bankruptcy Code.

        "pro rata" means, except to the extent otherwise specifically provided in the Plan, at any time, the proportion that the Face Amount of an Allowed Claim or Allowed Equity Interest in a particular Class bears to the aggregate Face Amount of all Claims or Equity Interests (including Disputed Claims or Disputed Equity Interests, but excluding Disallowed Claims or Disallowed Equity Interests) in that Class; provided, however, that with respect to the UPC Ordinary Shares A, UPC Priority Shares and Equity Securities Claims, pro rata means the proportion that the Face Amount of an Allowed UPC Ordinary Share A, Allowed UPC Priority Share or Allowed Equity Securities Claim bears to the aggregate Face Amount of all UPC Ordinary Shares A, UPC Priority Shares and Equity Securities Claims (including Disputed UPC Ordinary Shares A, Disputed UPC Priority Shares and Disputed Equity Securities Claims, but excluding Disallowed UPC Ordinary Shares A, Disallowed UPC Priority Shares and Disallowed Equity Securities Claims); provided further that when used in connection with the calculation of distributions or reserves to be made under the Plan on account of a Claim, pro rata shall also include Claims allowed, disputed or disallowed in connection with the Dutch Bankruptcy Case, as the case may be, to the extent that such Claims are not duplicative of Claims Allowed, Disputed or Disallowed in the U.S. Bankruptcy Case.

        "Professional" means any professional employed in the Chapter 11 Case pursuant to Sections 327 or 1103 of the U.S. Bankruptcy Code or to be compensated pursuant to Sections 327, 328, 330, 331, 503(b)(2) or (4) or 1103 of the U.S. Bankruptcy Code.

        "Professional Claim" means a Claim of a Professional for compensation and/or reimbursement of expenses pursuant to Sections 327, 328, 330, 331 or 503(b) of the U.S. Bankruptcy Code relating to services incurred on and after the Petition Date and prior to and including the Effective Date.

        "Property" means all assets or property of any nature whatsoever, real or personal, tangible or intangible, including contract rights, accounts and Causes of Action.

        "Reinstated or Reinstatement" means (i) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the Holder of such Claim so as to leave such Claim Unimpaired in accordance with Section 1124 of the U.S. Bankruptcy Code or (ii) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (a) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the U.S. Bankruptcy Code; (b) reinstating the maturity of such Claim as such maturity existed before such default; (c) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the Holder of such Claim.

        "Related Party" means, with respect to any Person (the "First Person"), (a) any other Person (the "Second Person") having Beneficial Ownership of forty percent (40%) or more of the Voting Securities of such First Person and (b) any other Person, forty percent (40%) or more of whose Voting Securities are owned, controlled or held with power to vote, directly or indirectly, by that Second Person.

        "Reorganized Debtor" means United Pan-Europe Communications N.V. on and after the Effective Date.

        "Reserve" has the meaning set forth in Section 8.4(b) of the Plan.

        "Restriction" means, with respect to any capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security, any voting or other trust or agreement, option, warrant, preemptive right, right of first offer, right of first refusal, escrow arrangement, proxy, buy-sell agreement, power of attorney or other contract (but excluding the Belmarken Loan Agreements and the Restructuring Agreement), Law, license, permit or Judgment that, conditionally or unconditionally, (i) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of or issue, or otherwise results or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in any Person acquiring, (x) any of such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security; (y) any of the proceeds of, or any distributions paid or that are or may become payable with respect to, any of such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security; or (z) any interest in such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security or any such proceeds or distributions; (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security or any such proceeds or distributions; or (iii) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to create a Lien or purported Lien affecting any such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security, proceeds or distributions.

        "Restructuring" means the restructuring of UPC's capital structure in accordance with the terms of the Restructuring Agreement, the Plan, the Akkoord and any associated documents.

        "Restructuring Agreement" means that certain Restructuring Agreement (including any exhibits and amendments, if any, thereto), dated as of September 30, 2002, by and among UPC, New UPC, UGC, UGC Holdings, United Europe, UUB and certain holders of the UPC Notes, a copy of which (as the same may have been amended through the date hereof) is annexed as Exhibit "A" to the Plan.

        "Schedule of Assumed Contracts" means the schedule, as the same may be amended at any time prior to the Confirmation Hearing, listing certain executory contracts and unexpired leases to be assumed by the Debtor (along with associated amounts for cure claims), which schedule is to be served on the counterparties to such executory contracts and unexpired leases, along with a motion or motions to approve the assumption thereof under Section 365(a) of the U.S. Bankruptcy Code, and Filed by the Debtor on or before the Document Filing Date.

        "Schedule of Rejected Contracts" means the schedule, as the same may be amended at any time prior to the Confirmation Hearing, listing certain executory contracts and unexpired leases to be rejected by the Debtor (along with the associated amounts for rejection damage claims), which schedule is to be served on the counterparties to such executory contracts and unexpired leases, along with a motion or motions to approve the rejection thereof under Section 365(a) of the U.S. Bankruptcy Code, and Filed by the Debtor on or before the Document Filing Date.

        "SEC" means the United States Securities and Exchange Commission or any successor agency.

        "Second Amendment" has the meaning set forth in Section 9.3(c) of the Plan.

        "Shareholder Proposals" has the meaning set forth in Section 9.3 of the Plan.

        "Stockholders Agreement" means that certain stockholders agreement by and among UGC, New UPC, the Participating Noteholders, and any other Holder of an Allowed Class 5 Claim who elects to become a party thereto, a copy of which shall have been Filed on or before the Document Filing Date.

        "Subscription Shares" has the meaning set forth in Section 9.17 of the Plan.

        "Subsidiary" means, with respect to any Person, (i) a corporation, a majority in voting power of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, without regard to whether the voting of such stock is subject to a voting agreement or similar Restriction, controlled by or under common control with the respective Person, (ii) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (x) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (y) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (iii) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (x) the power to elect or direct the election of a majority of the members of the governing body of such Person (whether or not such power is subject to a voting agreement or similar Restriction) or (y) in the absence of such a governing body, a majority ownership interest.

        "Tax" means any tax, charge, fee, levy, impost or other assessment by any federal, state, local or foreign governmental authority, including, without limitation, income, excise, property, sales, transfer, employment, payroll, franchise, profits, license, use, ad valorem, estimated, severance, stamp, occupation and withholding tax, together with any interest, penalties, fines or additions attributable to, imposed on, or collected by any such federal, state, local or foreign governmental authority.

        "10 7/8% Euro Senior Notes due 2007" means the €100.0 million of 10 7/8% Senior Notes due 2007 issued by UPC in October 1999.

        "10 7/8% Euro Senior Notes due 2009" means the €300.0 million of 10 7/8% Senior Notes due 2009 issued by UPC in July 1999.

        "10 7/8% U.S. Senior Notes due 2007" means the U.S. $200.0 million of 10 7/8% Senior Notes due 2007 issued by UPC in October 1999.

        "10 7/8% U.S. Senior Notes due 2009" means the U.S. $800.0 million of 10 7/8% Senior Notes due 2009 issued by UPC in July 1999.

        "Third Amendment" has the meaning set forth in Section 9.3(e) of the Plan.

        "13 3/8% Euro Senior Discount Notes due 2009" means the €191.0 million of 13 3/8% Senior Discount Notes due 2009 issued by UPC in October 1999.

        "13 3/8% U.S. Senior Discount Notes due 2009" means the U.S. $478.0 million of 13 3/8% Senior Discount Notes due 2009 issued by UPC in October 1999.

        "13 3/4% U.S. Senior Discount Notes due 2010" means the U.S. $1.0 billion of 13 3/4% Senior Discount Notes due 2010 issued by UPC in January 2000.

        "12 1/2% U.S. Senior Discount Notes due 2009" means the U.S. $735.0 million of 12 1/2% Senior Discount Notes due 2009 issued by UPC in July 1999.

        "UGC" means UnitedGlobalCom, Inc., a corporation organized under the laws of the State of Delaware and the parent of UGC Holdings.

        "UGC Group" means UGC and its Subsidiaries, other than UPC and its Subsidiaries.

        "UGC Holdings" means UGC Holdings, Inc., a corporation organized under the laws of the State of Delaware and the parent of United Europe.

        "UGC Subscription Commitment" has the meaning set forth in Section 9.18 of the Plan.

        "Unclaimed Property" means any Cash or other Property distributed to the Holder of an Allowed Claim or Allowed Equity Interest pursuant to the Plan that (a) is returned to the Reorganized Debtor as undeliverable and no appropriate forwarding address is received within the later of (i) six (6) months after the Effective Date and (ii) six (6) months after such Distribution is made to such Holder, (b) was not mailed or delivered because of the absence of a proper address to which to mail or deliver such Property, or (c) in the case of a Distribution made in the form of a check, is not negotiated and no request for reissuance is made as provided for in Section 6.8 of the Plan.

        "Unimpaired" means any Claim that is not Impaired within the meaning of Section 1124 of the U.S. Bankruptcy Code.

        "United Europe" means United Europe, Inc., a corporation organized under the laws of the State of Delaware and the parent of UPC.

        "United States Trustee" means the United States Trustee appointed under Section 581(a)(3) of title 28 of the United States Code to serve in the Southern District of New York, or its legally designated and authorized representative.

        "UPC" has the meaning set forth in the Introduction to the Plan.

        "UPC ADSs" means the American Depositary Shares representing UPC Ordinary Shares A deposited with Citibank N.A., as depositary under the Deposit Agreement, dated February 1999, among the Debtor, Citibank N.A., as depositary, and all holders and beneficial owners of American Depositary Shares evidenced by American Depositary Receipts thereunder.

        "UPC Dollar-Denominated Notes" means, collectively, the following series of outstanding senior notes and senior discount notes of UPC: (a) the 10 7/8% U.S. Senior Notes due 2007; (b) the 10 7/8% U.S. Senior Notes due 2009; (c) the 12 1/2% U.S. Senior Discount Notes due 2009; (d) the 11 1/4% U.S. Senior Notes due 2009; (e) the 13 3/8% U.S. Senior Discount Notes due 2009; (f) the 11 1/4% U.S. Senior Notes due 2010; (g) the 11 1/2% U.S. Senior Notes due 2010; and (h) the 13 3/4% U.S. Senior Discount Notes due 2010.

        "UPC Euro-Denominated Notes" means, collectively, the following series of outstanding senior notes and senior discount notes of UPC: (a) the 10 7/8% Euro Senior Notes due 2007; (b) the 10 7/8% Euro Senior Notes due 2009; (c) the 11 1/4% Euro Senior Notes due 2009; (d) the 13 3/8% Euro Senior Discount Notes due 2009; and (e) the 11 1/4% Euro Senior Notes due 2010.

        "UPC Notes" means the UPC Dollar-Denominated Notes and the UPC Euro-Denominated Notes, collectively.

        "UPC Notes Claims" means any and all Claims of the Holders of the UPC Notes arising under the Indentures, the UPC Notes or the related transaction documents pursuant to which the UPC Notes were issued.

        "UPC Ordinary Shares A" means all authorized, issued and outstanding ordinary shares A of UPC, par value €1.00, as of the Petition Date, including such shares held in the form of UPC ADSs.

        "UPC Ordinary Shares C" has the meaning set forth in Section 9.3 of the Plan.

        "UPC Preference Shares A" means all authorized, issued and outstanding Series 1 convertible preference shares A of UPC, par value €1.00, as of the Petition Date.

        "UPC Priority Shares" means all authorized, issued and outstanding priority shares of UPC, par value €1.00, as of the Petition Date.

        "UPC SEC Documents" means all forms, reports, schedules, statements and other documents (including, in each case, exhibits, schedules, amendments or supplements thereto, and any other information incorporated by reference therein) required to be filed by UPC since January 1, 1999 under the Exchange Act or the Securities Act, as such documents have been amended or supplemented between the time of their respective filing and the date of the Restructuring Agreement.

        "UPC Voting Securities" means all equity securities of UPC, including, without limitation, all UPC Ordinary Shares A, UPC Priority Shares and UPC Preference Shares A, entitled to vote at a general meeting of the shareholders of UPC.

        "U.S. Bankruptcy Code" means title 11 of the United States Code, 11 U.S.C. §§101-1330, as applicable to the Chapter 11 Case.

        "U.S. Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of New York or, if such court ceases to exercise jurisdiction over these proceedings, the court or adjunct thereof that exercises jurisdiction over the Chapter 11 Case.

        "U.S. Bankruptcy Rules" means (i) the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended and promulgated under Section 2075 of title 28 of the United States Code, (ii) the Local Rules of the U.S. Bankruptcy Court, and (iii) any standing orders governing practice and procedure issued by the U.S. Bankruptcy Court, each as in effect on the Petition Date, together with all amendments and modifications thereto that were subsequently made applicable to the Chapter 11 Case or proceedings therein, as the case may be.

        "U.S. Securities Act" means the U.S. Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

        "U.S. Trustee's Fee Claims" means any fees assessed against the Estate pursuant to Section 1930(a)(6) of title 28 of the United States Code.

        "UUB" means United Bonds, LLC, a limited liability company organized under the laws of the State of Delaware and a wholly owned indirect subsidiary of UGC.

        "Voting Securities" means, with respect to any Person, any equity interest of such Person having general voting power under ordinary circumstances to participate in the election of a majority of the governing body of such Person (irrespective of whether at the time any other class of equity interest of such Person shall have or might have voting power by reason of the happening of any contingency).

        Section 1.2    Rules of Interpretation.    All references to "the Plan" herein shall be construed, where applicable, to include references to this document and all its exhibits, appendices, schedules and annexes, if any (and any amendments thereto made in accordance with the U.S. Bankruptcy Code). Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter. The words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to the Plan as a whole and not to any particular paragraph, subparagraph, or clause contained in the Plan. The words "includes" and "including" are not limiting and mean that the things specifically identified are set forth for purposes of illustration, clarity or specificity and do not in any respect qualify, characterize or limit the generality of the class within which such things are included. The captions and headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. To the extent of a conflict between any matter specifically addressed in the Plan and any general provision of the Plan, such specific provision shall prevail. Any term used in the Plan that is not defined in the Plan, either in Article I hereof or elsewhere, but that is used in the U.S. Bankruptcy Code or the U.S. Bankruptcy Rules shall have the meaning assigned to that term in (and shall be construed in accordance with the rules of construction under) the U.S. Bankruptcy Code or the U.S. Bankruptcy Rules (with the U.S. Bankruptcy Code controlling in the case of a conflict or ambiguity).

Without limiting the preceding sentence, the rules of construction set forth in Section 102 of the U.S. Bankruptcy Code shall apply to the Plan, unless superseded herein.

        Section 1.3    Exhibits.    All Exhibits to the Plan are incorporated into and are a part of the Plan as if set forth in full herein, regardless of when Filed.

        Section 1.4    Administrator Consent.    Nothing in this Plan shall relieve the Debtor of the need to gain the approval of the Administrator for any acts which require such approval under Dutch Law.

ARTICLE II

ADMINISTRATIVE AND PRIORITY TAX CLAIMS

        Section 2.1    Unclassified Claims.    In accordance with Section 1123(a)(1) of the U.S. Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified and are excluded from the Classes designated in Article III of the Plan. The treatment accorded to Holders of Administrative Claims and Priority Tax Claims, which is set forth below, shall be in full satisfaction, settlement, release, extinguishment and discharge of their respective Claims against the Debtor and the Estate, except as otherwise provided in the Plan or the Confirmation Order.

        Section 2.2    Administrative Claims.

          (a)  Unless otherwise provided for herein, each Holder of an Allowed Administrative Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (A) the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date on which such Administrative Claim becomes Allowed and (iii) a date agreed to in writing by the Debtor or the Reorganized Debtor, as the case may be, and the Holder of such Administrative Claim; (B) treatment such that such Administrative Claim is Reinstated; or (C) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtor or the Reorganized Debtor, as the case may be, or as the U.S. Bankruptcy Court may order; provided, however, that Allowed Administrative Claims representing (y) liabilities, accounts payable or other Claims, liabilities or obligations incurred subsequent to the Petition Date in the ordinary course of business of the Debtor consistent with past practices and (z) contractual liabilities arising under loans or advances to the Debtor incurred subsequent to the Petition Date, whether or not incurred in the ordinary course of business of the Debtor, shall be paid or performed by the Debtor or the Reorganized Debtor in accordance with the terms and conditions of the particular transactions relating to such liabilities and any agreements relating thereto.

          (b)  All Indenture Trustee Claims shall be paid by the Debtor in full, in Cash, on the Effective Date upon presentation of customary invoices to the Debtor; provided, however, that if the Debtor disputes any Indenture Trustee Claim and such dispute is not resolved, then such disputed Indenture Trustee Claim may, solely at the option of the Indenture Trustee, be submitted to the U.S. Bankruptcy Court for final resolution; provided further, however, that if the Indenture Trustee does not submit any such unresolved dispute to the U.S. Bankruptcy Court for final resolution within five (5) Business Days of receiving notification from the Debtor of such dispute, then the Indenture Trustee shall not have any further right to seek payment of such disputed amount from the Debtor, but shall only have recourse to its charging liens under the Indentures with respect to such disputed amount. Any such disputed Indenture Trustee Claim shall not prevent confirmation of the Plan, the occurrence of the Effective Date or consummation of the Plan. The Indenture Trustee shall not be required to file an application for payment of the Indenture Trustee Claims. Except as set forth above, nothing contained herein shall affect the Indenture Trustee's charging liens under the Indentures with respect to any Indenture Trustee Claim that is not paid in full, in Cash, by the Debtor on the Effective Date.

        Section 2.3    Priority Tax Claims.    Each Holder of an Allowed Priority Tax Claim shall receive, at the option of the Debtor or the Reorganized Debtor, as the case may be, in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (A) the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the latest of (i) the Effective Date, (ii) the date on which such Priority Tax Claim becomes Allowed and (iii) a date agreed to by the Debtor or the Reorganized Debtor, as the case may be, and the Holder of such Priority Tax Claim; or (B) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtor or the Reorganized Debtor, as the case may be, or as the U.S. Bankruptcy Court may order; provided, however, that the Debtor or the Reorganized Debtor, as the case may be, shall have the right, in its sole discretion, to prepay at any time any Allowed Priority Tax Claim without premium or penalty of any sort or nature.

ARTICLE III

CLASSIFICATION OF CLAIMS, EQUITY INTERESTS
AND OLD OTHER EQUITY INTERESTS

        Section 3.1    Generally.    Pursuant to Section 1122 of the U.S. Bankruptcy Code, set forth below is a designation of Classes of Claims, Equity Interests and Old Other Equity Interests, other than Administrative Claims and Priority Tax Claims. A Claim or an Equity Interest is classified in a particular Class only to the extent that the Claim, Equity Interest or Old Other Equity Interest qualifies within the description of that Class and is classified in a different Class to the extent that the balance of such Claim, Equity Interest or Old Other Equity Interest qualifies within the description of that different Class. A Claim, Equity Interest or Old Other Equity Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim, Equity Interest or Old Other Equity Interest is an Allowed Claim, an Allowed Equity Interest or an Allowed Old Other Equity Interest in that Class and such Claim, Equity Interest or Old Other Equity Interest has not been paid, released, settled or otherwise satisfied prior to the Effective Date.

        Section 3.2    Classified Claims Against and Equity Interests in UPC.

  (a)
  Class 1: Miscellaneous Secured Claims

  (b)
  Class 2: Classified Priority Claims

  (c)
  Class 3: Critical Creditor Claims

  (d)
  Class 4: Belmarken Notes Claims

  (e)
  Class 5: UPC Notes Claims and General Unsecured Claims

  (f)
  Class 6: UPC Preference Shares A

  (g)
  Class 7: UPC Priority Shares

  (h)
  Class 8: UPC Ordinary Shares A

  (i)
  Class 9: Equity Securities Claims

  (j)
  Class 10: Old Other Equity Interests

        Section 3.3    Elimination of Classes.    Any Class that does not contain, as of the date of the commencement of the Confirmation Hearing, any Allowed Claims, Allowed Equity Interests or Allowed Old Other Equity Interests or any Claims, Equity Interests or Old Other Equity Interests temporarily allowed for voting purposes under U.S. Bankruptcy Rule 3018 shall be deemed to have been deleted from this Plan for purposes of (i) voting to accept or reject this Plan and (ii) determining whether it has accepted or rejected this Plan under Section 1129(a)(8) of the U.S. Bankruptcy Code.

ARTICLE IV

TREATMENT OF CLAIMS, EQUITY INTERESTS
AND OLD OTHER EQUITY INTERESTS

        Section 4.1    Satisfaction of Claims, Equity Interests and Old Other Equity Interests.    The treatment of and consideration to be received by Holders of Allowed Claims, Allowed Equity Interests and Allowed Old Other Equity Interests pursuant to this Article IV and the Plan shall be in full satisfaction, settlement, release, extinguishment and discharge of their respective Claims, Equity Interests or Old Other Equity Interests, except as otherwise provided in the Plan or the Confirmation Order.

        Section 4.2    No Effect on Section 508 of the U.S. Bankruptcy Code.    Nothing contained in the Plan shall have any effect on the operation of Section 508 of the U.S. Bankruptcy Code, and such section shall apply in all respects in the Chapter 11 Case.

        Section 4.3    Class 1: Miscellaneous Secured Claims.

          (a)    Treatment.    Each Holder of an Allowed Miscellaneous Secured Claim shall receive, in the sole discretion of the Debtor or the Reorganized Debtor, as the case may be, in full satisfaction, settlement, release, extinguishment and discharge of such Allowed Claim: (A) Cash equal to the amount of such Allowed Miscellaneous Secured Claim on or as soon as reasonably practicable after the later of (i) the Effective Date and (ii) the date that such Miscellaneous Secured Claim becomes Allowed; (B) treatment such that such Miscellaneous Secured Claim is Reinstated; or (C) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtor or Reorganized Debtor, as the case may be, or as the U.S. Bankruptcy Court may order.

          (b)    Voting.    Class 1 is Unimpaired and the Holders of Miscellaneous Secured Claims are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the U.S. Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

        Section 4.4    Class 2: Classified Priority Claims.

          (a)    Treatment.    Each Holder of an Allowed Classified Priority Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Allowed Claim: (A) the amount of such unpaid Allowed Claim in Cash on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date on which such Claim becomes Allowed and (iii) a date agreed to by the Debtor or the Reorganized Debtor, as the case may be, and the Holder of such Claim; (B) treatment such that such Claim is Reinstated; or (C) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtor or Reorganized Debtor, as the case may be, or as the U.S. Bankruptcy Court may order.

          (b)    Voting.    Class 2 is Unimpaired and the Holders of Classified Priority Claims are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the U.S. Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

        Section 4.5    Class 3: Critical Creditor Claims.

          (a)    Treatment.    Each Holder of an Allowed Critical Creditor Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (A) payment in full in Cash on the later of (i) the Effective Date and (ii) the date such Claim becomes Allowed; (B) treatment such that such Claim is Reinstated; or (C) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtor or the Reorganized Debtor, as the case may be, or as the U.S. Bankruptcy Court may order.

          (b)    Voting.    Class 3 is Unimpaired and the Holders of Critical Creditor Claims are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the U.S. Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

        Section 4.6    Class 4: Belmarken Notes Claims.

          (a)    Treatment.    On the Effective Date, the Holder of the Belmarken Notes shall receive, in consideration for the Belmarken Notes and the obligations of all other parties under the Belmarken Notes and the Belmarken Loan Agreements, 23,853,179 shares of New UPC Common Stock (the "Belmarken Notes Consideration"). The Belmarken Notes Claims shall be deemed Allowed for all purposes, including, but not limited to, voting and distributions, in the aggregate amount of $937,482,330.51 and the Allowed Belmarken Notes Claims shall not be subject to defense, setoff or counterclaim.

          (b)    Voting.    Class 4 is Impaired and the Holder of the Belmarken Notes Claims is entitled to vote to accept or reject the Plan.

        Section 4.7    Class 5: UPC Notes Claims and General Unsecured Claims.

          (a)    Treatment.    On or as soon as practicable after the Effective Date, each Holder of an Allowed Class 5 Claim shall receive in consideration for its Claim, a number of shares of New UPC Common Stock. In the aggregate, the Holders of all Allowed UPC Notes Claims shall receive 25,146,821 shares of New UPC Common Stock, and each Holder of an Allowed UPC Notes Claim shall receive the number of shares of New UPC Common Stock equal to such Holder's pro rata portion of those shares of New UPC Common Stock. The UPC Notes Claims shall be deemed Allowed for all purposes, including, but not limited to, voting and distributions for each series in the amounts set forth on Schedule 1 hereto and for all UPC Notes Claims in the aggregate amount of $4,688,233,885.90 (which shall exclude any amounts on account of UPC Notes held by UPC as set forth on Annex C to the Restructuring Agreement) and the Allowed UPC Notes Claims shall not be subject to defense, setoff or counterclaim. Each Holder of an Allowed Class 5 Claim that is not a UPC Notes Claim shall receive a number of shares of New UPC Common Stock so that the number of shares per amount of Allowed Claim received by such Holder is the same as the number of shares per amount of Allowed Claim that the Holders of Allowed UPC Notes Claims receive. The number of shares of New UPC Common Stock to be distributed on account of Allowed Class 5 Claims that are not UPC Notes Claims shall be in addition to the 25,146,821 shares of New UPC Common Stock to be distributed on account of the Allowed UPC Notes Claims. The receipt of such shares of New UPC Common Stock by the Holders of the Class 5 Claims shall constitute a full satisfaction, settlement, release and discharge of such Class 5 Claims; provided, however, that, notwithstanding anything in the Plan to the contrary, except as set forth in Section 9.2, any UPC Notes acquired by New UPC through the Plan and the Akkoord shall remain outstanding and shall not be deemed to be satisfied, settled, released or discharged.

          (b)    Voting.    Class 5 is Impaired and the Holders of the UPC Notes Claims and the General Unsecured Claims are entitled to vote to accept or reject the Plan.

        Section 4.8    Class 6: UPC Preference Shares A.

          (a)    Treatment.    On or as soon as practicable after the Effective Date, and after the sale by New UPC of the Belmarken Notes to UPC, each Holder of outstanding Allowed UPC Preference Shares A shall receive from New UPC a number of shares of New UPC Common Stock equal to such Holder's pro rata portion of 200,000 shares of New UPC Common Stock (collectively, the "Preference Shares Consideration"). The receipt of the Preference Shares Consideration by the Holders of the UPC Preference Shares A shall constitute a full satisfaction, settlement, release and discharge of the Claims and Equity Interests of each Holder of UPC Preference Shares A in respect of such UPC Preference Shares A; provided, however, that, notwithstanding anything to the contrary contained herein, except as set forth in Section 9.2, any UPC Preference Shares A acquired by New UPC through the Plan shall remain outstanding and shall not be deemed to be satisfied, settled, released or discharged.

          (b)    Voting.    Class 6 is Impaired and the Holders of the UPC Preference Shares A are entitled to vote to accept or reject the Plan.

        Section 4.9    Class 7: UPC Priority Shares.

          (a)    Treatment.    On or as soon as practicable after the Effective Date, and after the sale by New UPC of the Belmarken Notes to UPC, the Holder of the Allowed UPC Priority Shares shall receive from New UPC a number of shares of New UPC Common Stock equal to such Holder's pro rata portion of the Ordinary Share Distribution Amount (the "Priority Shares Consideration") in a per share amount equal to the Ordinary Shares Consideration. The receipt of the Priority Shares Consideration by the Holder of the UPC Priority Shares shall constitute a full satisfaction, settlement, release and discharge of the Claims and Equity Interests of the Holder of the UPC Priority Shares in respect of the UPC Priority Shares; provided, however, that, notwithstanding anything to the contrary contained herein, except as set forth in Section 9.2, any UPC Priority Shares acquired by New UPC through the Plan shall remain outstanding and shall not be deemed to be satisfied, settled, released or discharged.

          (b)    Voting.    Class 7 is Impaired and the Holder of the UPC Priority Shares is entitled to vote to accept or reject the Plan.

        Section 4.10    Class 8: UPC Ordinary Shares A.

          (a)    Treatment.    On or as soon as practicable after the Effective Date, and after the sale by New UPC of the Belmarken Notes to UPC, each Holder of Allowed UPC Ordinary Shares A shall receive from New UPC a number of shares of New UPC Common Stock equal to such Holder's pro rata portion of the Ordinary Share Distribution Amount (collectively, the "Ordinary Shares Consideration"). The receipt of the Ordinary Shares Consideration by the Holders of the UPC Ordinary Shares A shall constitute a full satisfaction, settlement, release and discharge of the Claims and Equity Interests of each Holder of UPC Ordinary Shares A; provided, however, that, notwithstanding anything to the contrary contained herein, any UPC Ordinary Shares A acquired by New UPC through the Plan shall remain outstanding and shall not be deemed to be satisfied, settled, released or discharged.

          (b)    Voting.    Class 8 is Impaired and the Holders of the Allowed UPC Ordinary Shares A are entitled to vote to accept or reject the Plan.

        Section 4.11    Class 9: Equity Securities Claims.

          (a)    Treatment.    Subject to the Allowance of the Equity Securities Claims, each Holder of an Allowed Equity Securities Claim shall receive, in full satisfaction, settlement, release, extinguishment and discharge of its Claim, a number of shares of New UPC Common Stock equal to such Holder's pro rata portion of the Ordinary Share Distribution Amount as if such Holder had (a) purchased, on the date its Equity Securities Claim first arose, UPC Ordinary Shares A with a value equal to the amount of such Holder's Allowed Equity Securities Claim and (b) retained such shares as of the Effective Date.

          (b)    Voting.    Class 9 is Impaired and the Holders of the Equity Securities Claims are entitled to vote to accept or reject the Plan.

        Section 4.12    Class 10: Old Other Equity Interests.

          (a)    Treatment.    All Holders of Old Other Equity Interests shall not be entitled to, and shall not, receive or retain, any property under the Plan on account of such Old Other Equity Interests, and, to the extent permitted under applicable law, such Old Other Equity Interests shall be cancelled on the Effective Date.

          (b)    Voting.    Class 10 is Impaired, and the Holders of Old Other Equity Interests are deemed to have rejected the Plan pursuant to Section 1126(g) of the U.S. Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

ARTICLE V

ACCEPTANCE OR REJECTION OF THE PLAN; CRAMDOWN

        Section 5.1    Unimpaired Classes.    Classes 1, 2 and 3 are Unimpaired under the Plan. As such, pursuant to Section 1126(f) of the U.S. Bankruptcy Code, the Holders of Claims in such Classes are conclusively presumed to have accepted the Plan in respect of such Claims and, therefore, are not entitled to vote to accept or reject the Plan. Administrative Claims and Priority Tax Claims are Unimpaired under the Plan and not classified under the Plan and hence are not entitled to vote to accept or reject the Plan.

        Section 5.2    Impaired Classes.    Classes 4, 5, 6, 7, 8 and 9 are Impaired and are entitled to vote to accept or reject the Plan. Holders in Class 10 are not receiving or retaining any property on account of their Old Other Equity Interests in such Class. As such, pursuant to Section 1126(g) of the U.S. Bankruptcy Code, the Holders in such Class are deemed to have rejected the Plan in respect of such Old Other Equity Interests and, therefore, are not entitled to vote to accept or reject the Plan.

        Section 5.3    Acceptance by Impaired Classes of Claims and Equity Interests.

          (a)    Acceptance by an Impaired Class of Claims.    Pursuant to Section 1126(c) of the U.S. Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if (a) the Holders of at least two-thirds (2/3) in dollar amount of the Allowed Claims actually voting in such Class (other than Claims held by any Holder designated pursuant to Section 1126(e) of the U.S. Bankruptcy Code) have timely and properly voted to accept the Plan and (b) more than one-half (1/2) in number of the Holders of such Allowed Claims actually voting in such Class (other than Claims held by any Holder designated pursuant to Section 1126(e) of the U.S. Bankruptcy Code) have timely and properly voted to accept the Plan.

          (b)    Acceptance by an Impaired Class of Equity Interests.    Pursuant to Section 1126(d) of the U.S. Bankruptcy Code, an Impaired Class of Equity Interests shall have accepted the Plan if the Holders of at least two-thirds (2/3) in amount of the Allowed Equity Interests actually voting in such Class (other than Equity Interests held by any Holder designated pursuant to Section 1126(e) of the U.S. Bankruptcy Code) have timely and properly voted to accept the Plan.

        Section 5.4    Cramdown.    If all applicable requirements for Confirmation of the Plan are met as set forth in Section 1129(a)(1) through (13) of the U.S. Bankruptcy Code except subsection (8) thereof, the Debtor requests that the U.S. Bankruptcy Court confirm the Plan in accordance with Section 1129(b) of the U.S. Bankruptcy Code, notwithstanding the requirements of Section 1129(a)(8) thereof, on the basis that the Plan is fair and equitable, and does not discriminate unfairly, with respect to each Class of Claims, Equity Interests or Old Other Equity Interests that is Impaired under, and has not accepted, the Plan.

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS UNDER THE PLAN

        Section 6.1    General.    The Debtor, through the Disbursing Agent, shall make all Distributions required by the Plan. Furthermore, the Debtor, New UPC and the Disbursing Agent are authorized to make distributions required in connection with ratification of the Akkoord or consummation of the Restructuring. In particular, on the Initial Distribution Date, the Disbursing Agent shall make a Distribution of New UPC Common Stock and Cash, as applicable, to the Holders of Allowed Claims and

Allowed Equity Interests in accordance with Article IV of the Plan. Thereafter, Distributions may be made from time to time in the reasonable discretion of the Disbursing Agent. Notwithstanding any other provision in the Plan, no Distributions shall be made to a Holder of a Claim or Equity Interest unless and until such Claim or Equity Interest is an Allowed Claim or an Allowed Equity Interest, respectively.

        Section 6.2    Delivery of Distributions.    Subject to U.S. Bankruptcy Rule 9010, Distributions to Holders of Allowed Claims or Allowed Equity Interests shall be made by the Disbursing Agent (a) at the last known addresses of such Holders, (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent, (c) in the case of Allowed UPC Notes Claims, to the Indenture Trustee as set forth in Section 6.15 of the Plan or (d) at the addresses set forth in any properly completed letters of transmittal accompanying Certificates properly remitted to, or book-entry transfers made to the Book-Entry Account of, the Disbursing Agent. If any Holder's Distribution is returned as undeliverable, no further Distributions to such Holder shall be made unless and until the Disbursing Agent is notified of such Holder's then current address, at which time all missed Distributions shall be made to such Holder without interest and without any dividends that would have been payable on any equity securities to be distributed. All Distributions pursuant to the Plan shall be at the Reorganized Debtor's expense. Nothing contained in the Plan shall require the Reorganized Debtor or the Disbursing Agent or New UPC to attempt to locate any Holder of an Allowed Claim or Allowed Equity Interest other than by reviewing the records of the Reorganized Debtor. Notwithstanding anything to the contrary contained in the Plan, the Reorganized Debtor and New UPC shall be entitled to implement additional, supplemental or modified distribution procedures, upon terms approved by the U.S. Bankruptcy Court after at least ten (10) days notice to UGC and the Participating Noteholders.

        Section 6.3    Disbursing Agent.    The Disbursing Agent shall fulfill the obligations under the Plan with respect to the Distributions of Property to the Holders of Allowed Claims and Allowed Equity Interests, including, without limitation, holding all reserves and accounts pursuant to the Plan. The identity of the initial Disbursing Agent shall be disclosed by the Debtor prior to the Confirmation Hearing and shall be approved by the U.S. Bankruptcy Court pursuant to the Confirmation Order. The terms of employment of the Disbursing Agent shall be submitted to the U.S. Bankruptcy Court for approval at the Confirmation Hearing. In the event of the resignation of the Disbursing Agent, a replacement shall be appointed by the Reorganized Debtor and New UPC, without the need for further U.S. Bankruptcy Court approval.

        Section 6.4    Distribution Notification Date.    As of the close of business on the Distribution Notification Date, all transfer ledgers, transfer books, registers and any other records maintained by the designated transfer agents with respect to ownership of the Belmarken Notes, the UPC Notes, the UPC Preference Shares A, the UPC Priority Shares and the UPC Ordinary Shares A will be closed and, for purposes of the Plan, there shall be no further changes in the record holders of the Belmarken Notes, the UPC Notes, the UPC Preference Shares A, the UPC Priority Shares or the UPC Ordinary Shares A. The Disbursing Agent shall have no obligation to recognize the transfer of any Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares or UPC Ordinary Shares A occurring after the Distribution Notification Date, and will be entitled for all purposes to recognize and deal only with those Holders of Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares and UPC Ordinary Shares A as of the close of business on the Distribution Notification Date, as reflected on such ledgers, books, registers or records.

        Section 6.5    Distributions to Holders of Allowed Claims and Allowed Equity Interests.

          (a)    Non-Securities.    Except for Distributions to Holders of Allowed Belmarken Notes Claims, Allowed UPC Notes Claims, Allowed UPC Preference Shares A, Allowed UPC Priority Shares and Allowed UPC Ordinary Shares A, which will be made in accordance with Section 6.5(b) of the Plan, on the Effective Date, the Reorganized Debtor or New UPC, as applicable, shall deliver to the Disbursing Agent sufficient Cash and shares of New UPC Common Stock to make the Distributions to be made on the Effective Date to the Holders of Allowed Claims. Payments of Cash to be made pursuant to the Plan will be available from funds held by the Reorganized Debtor as of the Effective Date.

          (b)    Securities.    Promptly after the later of (i) the Effective Date or (ii) the date of Allowance of such Claims or Equity Interests, the Reorganized Debtor shall cause the Disbursing Agent to mail to the Holders of Allowed Belmarken Notes Claims, Allowed UPC Notes Claims, Allowed UPC Preference Shares A, Allowed UPC Priority Shares and Allowed UPC Ordinary Shares A appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Belmarken Notes and the UPC Notes theretofore evidencing the Allowed Class 4 Claims and certain of the Allowed Class 5 Claims, respectively, or any Certificates theretofore representing UPC Preference Shares A, UPC Priority Shares and UPC Ordinary Shares A shall pass, only upon (i) proper physical delivery of Certificates representing such Belmarken Notes to the Disbursing Agent, (ii) proper delivery of such UPC Notes or UPC Ordinary Shares A held in bearer form through a book-entry transfer into a Book-Entry Account at the Book-Entry Transfer Facility for the UPC Notes or UPC Ordinary Shares A held in bearer form in accordance with the Book-Entry Transfer Facility's procedures for transfer and (iii) proper entries being made with respect to such UPC Preference Shares A, UPC Priority Shares or UPC Ordinary Shares A held in registered form to the register of the Debtor, maintained by the Debtor's Board of Management, containing the names and addresses of the Holders of the UPC Preference Shares A, the UPC Priority Shares and the UPC Ordinary Shares A held in registered form). The Disbursing Agent may establish reasonable and customary rules and procedures in connection with its duties. No distribution of New UPC Common Stock under the Plan shall be made to Holders of Allowed Belmarken Notes Claims, Allowed UPC Notes Claims, Allowed UPC Preference Shares A, Allowed UPC Priority Shares or Allowed UPC Ordinary Shares A until one of the following occurs: (i) the Holder thereof (A) surrenders any Certificate(s) representing such Allowed Claim or Allowed Equity Interest, as the case may be, to the Disbursing Agent or (B) executes and delivers an affidavit of loss and/or indemnity reasonably satisfactory to the Reorganized Debtor; (ii) there is a transfer of such Allowed Claim or Allowed Equity Interest, as the case may be, in book-entry form to the Book-Entry Account; or (iii) there is an entry made with respect to such Allowed Claim or Allowed Equity Interest, as the case may be, in the register of the Debtor, maintained by the Debtor's Board of Management, containing the names and addresses of the Holders thereof; provided, however, that any Holder of an Allowed Claim or Allowed Equity Interest to which clause (i) above applies that fails to (y) surrender its Certificate(s) or (z) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Reorganized Debtor before the later to occur of (I) six (6) months after the Effective Date and (II) six (6) months following the date such Holder's Claim or Equity Interest becomes an Allowed Claim or Allowed Equity Interest, as applicable, shall be deemed to have forfeited all of its rights against, Claims against and/or Equity Interests in the Debtor, may not participate in any distribution under the Plan and shall be forever barred from asserting any such rights against the Reorganized Debtor, New UPC or their respective property.

        Section 6.6    Disputed Distributions.    If any dispute arises as to the identity of any Holder of an Allowed Claim or Allowed Equity Interest who is to receive a Distribution, the Disbursing Agent shall, in lieu of making such Distribution to such Holder, delay such Distribution until the disposition thereof shall be determined by Final Order of the U.S. Bankruptcy Court or by written agreement among the interested parties to such dispute.

        Section 6.7    Distributions of Cash.    Any Cash payment to be made pursuant to the Plan may be made by Cash, draft, check, wire transfer, or as otherwise required or provided in any relevant agreement or applicable law at the option of the Reorganized Debtor.

        Section 6.8    Failure to Negotiate Checks.    Checks issued in respect of Distributions under the Plan shall be null and void if not negotiated within sixty (60) days after the date of issuance. Any amounts returned to the Reorganized Debtor in respect of such non-negotiated checks shall be held by the Reorganized Debtor, as appropriate. Requests for reissuance of any such check shall be made directly to the Reorganized Debtor by the Holder of the Allowed Claim with respect to which such check originally was issued. All amounts represented by any voided check will be held until the later to occur of (i) nine (9) months after the Effective Date and (ii) nine (9) months after such voided check was issued, and all requests for reissuance by the Holder of the Allowed Claim in respect of a voided check are required to be made prior to such date. Thereafter, all such amounts shall be deemed to be Unclaimed Property, in accordance with Section 6.9 of the Plan, and all Claims in respect of void checks and the underlying Distributions shall be forever barred, estopped and enjoined from assertion in any manner against the Debtor or its Property or the Reorganized Debtor or its Property.

        Section 6.9    Unclaimed Distributions.    Any Cash that becomes Unclaimed Property shall revest in the Reorganized Debtor and shall no longer be subject to Distribution to Creditors or Equity Interest Holders. Any New UPC Common Stock that becomes Unclaimed Property shall be canceled and shall no longer be subject to Distribution to Creditors or Equity Interest Holders. All full or partial payments made by the Disbursing Agent or the Debtor and received by the Holder of a Claim or Equity Interest prior to the Effective Date will be deemed to be payments under the Plan for purposes of satisfying the obligations of the Debtor pursuant to the Plan. Pursuant to Section 1143 of the U.S. Bankruptcy Code, all Claims in respect of Unclaimed Property shall be deemed Disallowed and the Holder of any Claim or Equity Interest Disallowed in accordance with this Section 6.9 will be forever barred, expunged, estopped and enjoined from asserting such Claim or Equity Interest in any manner against the Debtor or its Property or the Reorganized Debtor or its Property.

        Section 6.10    Limitation on Distribution Rights.    If a claimant holds more than one Claim in any one Class, all Claims of the claimant in that Class may be aggregated into one Claim and one distribution may be made with respect to the aggregated Claim.

        Section 6.11    Fractional Euros.    Notwithstanding any other provision of the Plan, Cash distributions of fractions of Euros will not be made; rather, whenever any payment of a fraction of a Euro would be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole Euro (up or down), with half-Euros being rounded down. To the extent that Cash remains undistributed as a result of the rounding of such fraction, such Cash shall be treated as Unclaimed Property pursuant to Section 6.9 of this Plan.

        Section 6.12    Fractional Shares.    No fractional shares of New UPC Common Stock shall be issued or distributed under the Plan. Each person entitled to receive New UPC Common Stock shall receive the total number of whole shares of New UPC Common Stock to which such Person is entitled. Whenever any Distribution to a particular Person would otherwise call for Distribution of a fraction of a share of New UPC Common Stock, the actual Distribution of such shares shall be rounded to the next higher or lower whole number as follows: (A) fractions one-half (1/2) or greater shall be rounded to the next higher whole number and (B) fractions of less than one-half (1/2) shall be rounded to the next lower whole number. The total number of shares of New UPC Common Stock to be distributed to a Class of Claims or Equity Interests shall be adjusted as necessary to account for the rounding provided for in this Section 6.12. No consideration shall be provided in lieu of fractional shares that are rounded down.

        Section 6.13    Compliance With Tax Requirements.    In connection with each Distribution with respect to which the filing of an information return (such as an Internal Revenue Service Form 1099 or 1042) or withholding is required, the Reorganized Debtor shall file such information return with the Internal Revenue Service and provide any required statements in connection therewith to the recipients of such Distribution or effect any such withholding and deposit all moneys so withheld as required by law. With respect to any Person from whom a tax identification number, certified tax identification number or other tax information required by law to avoid withholding has not been received by the Reorganized Debtor within thirty (30) days from the date of such request, the Reorganized Debtor may, at its option, withhold the amount required from the Property to be distributed and distribute the balance to such Person or decline to make such Distribution until the information is received.

        Section 6.14    Documentation Necessary to Release Liens.    Each Creditor which is to receive a Distribution under the Plan in full satisfaction of a Miscellaneous Secured Claim shall not receive such Distribution until such Creditor (a) executes and delivers any documents necessary to release all Liens arising under any applicable security agreement or non-bankruptcy law (in recordable form if appropriate) in connection with such Miscellaneous Secured Claim and such other documents as the Debtor or the Reorganized Debtor, as applicable, may reasonably request or (b) otherwise turns over and releases any and all property of the Debtor that secures or purportedly secures such Claim. Any such Holder that fails to execute and deliver such release of liens within 120 days of the Effective Date shall be deemed to have no further Claim against the Debtor, the Reorganized Debtor or their assets or property in respect of such Claim and shall not participate in any Distribution hereunder on account of such Claim. Notwithstanding the immediately preceding sentence, any such Holder of a Disputed Claim shall not be required to execute and deliver such release until such time as the Claim is Allowed or Disallowed.

        Section 6.15    Distributions by Indenture Trustee.    Notwithstanding any other provision of the Plan, any Distributions on account of any Allowed UPC Notes Claims shall be made by the Disbursing Agent to the Indenture Trustee, which, in turn, shall make any such Distributions to the Holders of such Allowed Claims under the Plan. Except as expressly provided in the Plan, Distributions made by any Indenture Trustee shall be in accordance with and subject to the requirements set forth in the applicable Indenture, and any Indenture Trustee acting in good faith pursuant to the Plan shall be entitled to the same indemnification the Disbursing Agent receives from the Debtor or the Reorganized Debtor, as the case may be, and to payment from the Reorganized Debtor of its customary fees and expenses for making distributions under the Plan to Holders of UPC Notes.

        Section 6.16    Setoffs.    The Debtor or the Reorganized Debtor, as applicable, may, but shall not be required to, set off against any Claims and the payments or distributions to be made pursuant to the Plan in respect of such Claims, any and all debts, liabilities and claims of every type and nature whatsoever which the Estate, the Debtor or the Reorganized Debtor may have against the Holders of such Claims; provided, however, that neither the failure to do so nor the allowance of any such Claims, whether pursuant to the Plan or otherwise, shall constitute a waiver or release by the Debtor or the Reorganized Debtor of any such claims the Debtor or the Reorganized Debtor may have against such Creditors, and all such claims shall be reserved to and retained by the Reorganized Debtor.

ARTICLE VII

EXECUTORY CONTRACTS AND UNEXPIRED LEASES;
INDEMNIFICATION OBLIGATIONS; BENEFIT PROGRAMS

        Section 7.1    Treatment of Executory Contracts and Unexpired Leases.    On the Effective Date, all of the executory contracts and unexpired leases that exist between the Debtor and any Person which (a) have not expired or terminated pursuant to their own terms, (b) have not previously been assumed, assumed and assigned, or rejected pursuant to an order of the U.S. Bankruptcy Court on or prior to the Confirmation Date or (c) are not the subject of pending motions to assume, assume and assign, or reject as of the Confirmation Date, will be (i) deemed assumed if listed on the Schedule of Assumed Contracts or (ii) deemed rejected if listed on the Schedule of Rejected Contracts; provided, however, that any executory contracts or unexpired leases which are omitted from both the Schedule of Assumed Contracts and the Schedule of Rejected Contracts are assumed as of the Effective Date, all in accordance with the provisions and requirements of Section 365 of the U.S. Bankruptcy Code; provided, however, that the Debtor shall have the right, at any time prior to the Confirmation Date, to amend the Schedule of Assumed Contracts and the Schedule of Rejected Contracts upon notice to the counterparty to a contract or lease (i) to delete any executory contract or unexpired lease listed therein or (ii) to add any executory contract or unexpired lease thereto. The Confirmation Order (except as otherwise provided therein) shall constitute an order of the U.S. Bankruptcy Court pursuant to Section 365 of the U.S. Bankruptcy Code, effective as of the Effective Date, approving such assumptions and rejections, as applicable. Each contract and lease assumed or rejected, as the case may be, pursuant to this Section 7.1 shall be assumed or rejected, as the case may be, only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Assumption or rejection, as the case may be, of a contract or lease pursuant to this Section 7.1 shall not constitute an admission by the Debtor or the Reorganized Debtor that such contract or lease is an executory contract or unexpired lease or that the Debtor or the Reorganized Debtor has any liability thereunder. All executory contracts and unexpired leases that are assumed will be assumed under their present terms or upon such terms as are agreed to between the Debtor and the other party to the executory contract or unexpired lease. Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include: (y) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (z) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the U.S. Bankruptcy Court.

        Section 7.2    Cure of Defaults for Assumed Contracts and Leases.    All undisputed cure and any other monetary default payments required by Section 365(b)(1) of the U.S. Bankruptcy Code under any executory contract and unexpired lease to be assumed pursuant to the Plan which is in default shall be satisfied by the Reorganized Debtor (to the extent such obligations are enforceable under the U.S. Bankruptcy Code and applicable non-bankruptcy law), pursuant to Section 365(b)(1) of the U.S. Bankruptcy Code, at the option of the Reorganized Debtor: (A) by payment of such undisputed cure amount, without interest, in Cash within sixty (60) days following the Effective Date; (B) such other amount as ordered by the U.S. Bankruptcy Court; or (C) on such other terms as may be agreed to by the parties to such executory contract or unexpired lease. In the event of a dispute, payment of the amount otherwise payable hereunder shall be made without interest, in Cash (i) on or before the later of sixty (60) days following the Effective Date or thirty (30) days following entry of a Final Order liquidating and allowing any disputed amount or (ii) on such other terms as may be agreed to by the parties to such executory contract or unexpired lease.

        Section 7.3    Resolution of Objections to Assumption of Executory Contracts and Unexpired Leases; Cure Payments.

          (a)    Resolution of Objections to Assumption of Executory Contracts and Unexpired Leases.    Any party objecting to the Debtor's proposed assumption of an executory contract or unexpired lease or the ability of the Reorganized Debtor to provide "adequate assurance of future performance" (within the meaning of Section 365 of the U.S. Bankruptcy Code) under the contract or lease to be assumed shall File and serve on counsel for the Debtor a written objection to the assumption of such contract or lease within thirty (30) days after the service of the notice of Confirmation. Failure to File an objection within the time period set forth above shall constitute consent to the assumption and revestment of such contract or lease, including an acknowledgment that the proposed assumption provides adequate assurance of future performance. To the extent that any objections to the assumption of a contract or lease are timely Filed and served and such objections are not resolved between the Debtor and the objecting parties, the U.S. Bankruptcy Court shall resolve such disputes at a hearing to be held on a date to be determined by the U.S. Bankruptcy Court.

          (b)    Resolution of Cure Payments.    If, the counterparty to a contract or lease assumed by the Debtor believes that, as of the Confirmation Date, a cure payment is due and owing under such contract or lease, such counterparty shall File and serve on counsel for the Debtor a notification setting forth the amount of the cure payment which such party believes is due and owing, which notification shall be Filed and served no later than thirty (30) days after the service of the notice of Confirmation. Failure to File such a notification within the time period set forth above shall constitute an acknowledgment that no cure payment is due and owing in connection with the assumption of such contract or lease and an acknowledgment that no other defaults exist under said contract or lease. To the extent that any such notifications are timely Filed and served and are not resolved between the Debtor and the applicable counterparty, the U.S. Bankruptcy Court shall resolve such disputes at a hearing to be held on a date to be determined by the U.S. Bankruptcy Court. The resolution of such disputes shall not affect the Debtor's assumption of the contracts or leases that are subject of such a dispute, but rather shall affect only the "cure" amount the Debtor must pay in order to assume such contract or lease. Notwithstanding the immediately preceding sentence, if the Debtor in its discretion determines that the amount asserted to be the necessary "cure" amount would, if ordered by the U.S. Bankruptcy Court, make the assumption of the contract or lease imprudent, then the Debtor may elect to (i) reject the contract or lease pursuant to Section 7.1 hereof or (ii) request an expedited hearing on the resolution of the "cure" dispute, exclude assumption or rejection of the contract or lease from the scope of the Confirmation Order, and retain the right to reject the contract or lease pursuant to Section 7.1 hereof pending the outcome of such dispute.

        Section 7.4    Claims for Rejection Damages.    Objections to the amounts listed on the Schedule of Rejected Contracts for damages allegedly arising from the rejection pursuant to the Plan or the Confirmation Order of any executory contract or any unexpired lease shall be Filed with the U.S. Bankruptcy Court and served on counsel for the Debtor not later than thirty (30) days after the service of the earlier of (A) notice of Confirmation or (B) other notice that the executory contract or unexpired lease has been rejected. Any Holder of a Claim arising from the rejection of any executory contract or any unexpired lease that fails to File such Objection on or before the dates specified in this paragraph shall be forever barred, estopped and enjoined from asserting any Claims in any manner against the Debtor or its Property or the Reorganized Debtor or its Property for any amounts in excess of the amount scheduled by the Debtor on the Schedule of Rejected Contracts for such contract or lease and the Debtor and the Reorganized Debtor shall be forever discharged from all indebtedness or liability with respect to such Claims for such excess amounts and such Holders shall be bound by the terms of the Plan.

        Section 7.5    Treatment of Rejection Claims.    The U.S. Bankruptcy Court shall determine any Objections Filed in accordance with Section 7.4 hereof at a hearing to be held on a date to be determined by the U.S. Bankruptcy Court. Subject to any statutory limitation, including, but not limited to the limitations contained in Sections 502(b)(6) and 502(b)(7) of the U.S. Bankruptcy Code, any Claims arising out of the rejection of executory contracts and unexpired leases shall, pursuant to Section 502(g) of the U.S. Bankruptcy Code, be treated as Class 5 Claims in accordance with Section 4.7 of the Plan.

        Section 7.6    Executory Contracts and Unexpired Leases Entered Into and Other Obligations Incurred After the Petition Date.    On the Effective Date, all contracts, leases, and other agreements entered into by the Debtor on or after the Petition Date, which agreements have not been terminated in accordance with their terms or been rejected on or before the Confirmation Date, shall revest in and remain in full force and effect as against the Reorganized Debtor and the other parties to such contracts, leases and other agreements.

        Section 7.7    Reorganized Debtor's Indemnification Obligations.    To the extent not inconsistent with the Plan, any obligations of the Debtor or the Reorganized Debtor, pursuant to their respective organizational documents, applicable non-bankruptcy law or a specific agreement, to indemnify a Person with respect to all present and future actions, suits and proceedings against the Debtor, the Reorganized Debtor or such indemnified Person, based upon any act or omission related to service with, or for or on behalf of, the Debtor, the Reorganized Debtor shall survive Confirmation and shall not be impaired by Confirmation, except to the extent any such obligation has been released, discharged or modified pursuant to the Plan. Such indemnification obligations shall be performed and honored by the Reorganized Debtor, as applicable.

        Section 7.8    Benefit Programs.    Notwithstanding anything to the contrary contained in the Plan, nothing in the Plan shall adversely affect the payment of any "retiree benefits" (as such term is defined in Section 1114(a) of the U.S. Bankruptcy Code) to the extent required by Section 1129(a)(13) of the U.S. Bankruptcy Code.

ARTICLE VIII

RESOLUTION OF DISPUTED CLAIMS

        Section 8.1    Preservation of Rights.    Except as to applications for allowance of compensation and reimbursement of expenses under Sections 330 and 503 of the U.S. Bankruptcy Code, the Reorganized Debtor shall have the exclusive right to make and file objections to Administrative Claims, other Claims, Equity Interests and Old Other Equity Interests, subsequent to the Confirmation Date. Except to the extent that any Claim, Equity Interest or Old Other Equity Interest is Allowed in the Plan, nothing, including the failure of the Debtor or the Reorganized Debtor to object to a Claim, Equity Interest or Old Other Equity Interest for any reason during the pendency of the Chapter 11 Case, shall affect, prejudice, diminish or impair the rights and legal and equitable defenses of the Debtor or the Reorganized Debtor with respect to any Claim, Equity Interest or Old Other Equity Interest, including, but not limited to, all rights of the Debtor or Reorganized Debtor (i) to contest or defend themselves against such Claims, Equity Interests or Old Other Equity Interests in any lawful manner or forum when and if such Claim, Equity Interest or Old Other Equity Interest is sought to be enforced by the Holder thereof or (ii) in respect of legal and equitable defenses to setoffs or recoupments against Claims, Equity Interests or Old Other Equity Interests. The distributions provided for in Article IV of the Plan shall at all times be subject to this Section 8.1 of the Plan and to Section 502(d) of the U.S. Bankruptcy Code.

        Section 8.2    Objections to and Resolution of Claims, Administrative Claims, Equity Interests and Old Other Equity Interests.    Unless otherwise ordered by the U.S. Bankruptcy Court, the Reorganized Debtor shall file all objections to Claims (including Administrative Claims) that are the subject of proofs of claim or requests for payment filed with the U.S. Bankruptcy Court (other than applications for allowance of compensation and reimbursement of expenses under Sections 330 and 503 of the U.S. Bankruptcy Code), Equity Interests or Old Other Equity Interests and serve such objections upon the Holder as to which the objection is made as soon as is practicable, but, with respect to Claims (other than Administrative Claims), Equity Interests and Old Other Equity Interests, in no event later than one hundred and eighty (180) days after the Effective Date, or, in either case, such later date as may be approved by the U.S. Bankruptcy Court upon request made before or after expiration of such applicable objection period. All objections shall be litigated to Final Order; provided, however, that the Reorganized Debtor shall have the authority to compromise, settle, otherwise resolve or withdraw any objections without any requirement of approval by the U.S. Bankruptcy Court.

        Section 8.3    Estimation of Claims.    The Debtor or the Reorganized Debtor, as applicable, may, at any time, request that the U.S. Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Section 502(c) of the U.S. Bankruptcy Code regardless of whether or not the Debtor or the Reorganized Debtor has previously objected to such Claim or the U.S. Bankruptcy Court has previously ruled on any such objection. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the U.S. Bankruptcy Court; provided, however, that commencing on the Effective Date the Reorganized Debtor may compromise, settle or resolve any such Claims without further approval of the U.S. Bankruptcy Court.

        Section 8.4    Distributions Withheld For Disputed Unsecured Claims and Equity Interests.

          (a)    No Distribution Pending Allowance.    Notwithstanding any other provision of the Plan, no payments or Distributions shall be made with respect to all or any portion of a Disputed Claim or Disputed Equity Interest unless and until some portion thereof has become an Allowed Claim or Allowed Equity Interest, respectively.

          (b)    Establishment And Maintenance Of Reserve.    On each applicable Distribution Date, the Disbursing Agent shall reserve for the benefit of Holders of Disputed Claims and Disputed Equity Interests (the "Reserve") the distributions to which the Holders of Disputed Claims and Disputed Equity Interests as of such Distribution Date would be entitled under the Plan if such Disputed Claims and Disputed Equity Interests were Allowed Claims and Allowed Equity Interests in the amounts of their Disputed Claims and Disputed Equity Interests, respectively, as if the Holders thereof had received such distributions on the Initial Distribution Date. Such amounts shall be determined by reference to the aggregate Face Amount of all Disputed Claims or Disputed Equity Interests as of such date. The Disbursing Agent shall maintain a register of all Disputed Claims and Disputed Equity Interests, the amounts upon which to base reserves for such Disputed Claims and Disputed Equity Interests pursuant to the preceding sentence and, where the property to be reserved is New UPC Common Stock, the number of shares of New UPC Common Stock to which the Holders of the Disputed Claims and Disputed Equity Interests would be entitled if such Disputed Claims and Disputed Equity Interests were Allowed Claims and Allowed Equity Interests, as applicable.

          (c)    Distributions Upon Allowance Of Disputed Claims and Disputed Equity Interests.    The Holder of a Disputed Claim or Disputed Equity Interest that becomes an Allowed Claim or Allowed Equity Interest subsequent to the Initial Distribution Date shall receive Distributions of the applicable New UPC Common Stock or Cash previously reserved on account of such Claim or Equity Interest in the Reserve as soon as reasonably practicable following the allowance of any such Claim or Equity Interest; provided, however, that neither the Debtor, the Reorganized Debtor, New UPC or the Disbursing Agent shall be required to make a Distribution until the aggregate Distribution to be made is equal to or greater than €500,000 or 10,000 shares of New UPC Common Stock, as applicable; provided further, however, that if the aggregate Distribution that would be required to be made to the Holders of all remaining Disputed Claims and Disputed Equity Interests if all such remaining Disputed Claims and Disputed Equity Interests were to become Allowed Claims and Allowed Equity Interests, as applicable, could not exceed either €500,000 or 10,000 shares of New UPC Common Stock, as applicable, then the Debtor, the Reorganized Debtor, New UPC or the Disbursing Agent shall make a Distribution to any Holder of a Disputed Claim or Disputed Equity Interest as soon as reasonably practicable after the allowance of any such Claim or Equity Interest. Such Distributions shall be made in accordance with the Plan based upon the Distributions that would have been made to such holder under the Plan if the Disputed Claim or Disputed Equity Interest had been an Allowed Claim or Allowed Equity Interest, respectively, on or prior to the Effective Date.

          (d)    Excess Reserves.    Upon any Disputed Claim or Disputed Equity Interest becoming a Disallowed Claim or Disallowed Equity Interest, respectively, in whole or in part, the Property, if any, reserved for the payment of or Distribution on the Disallowed portion of such Disputed Claim or Disputed Equity Interest (i) if in the form of Cash, shall revest in the Reorganized Debtor and no longer be subject to Distribution to Creditors or Equity Interest Holders and (ii) if in the form of New UPC Common Stock, shall either (A) be cancelled or (B) be returned to New UPC to be held as treasury shares and no longer be subject to Distribution to Creditors or Equity Interest Holders.

        Section 8.5    Dutch Bankruptcy Case.    Nothing in this Plan shall impair the rights of the Debtor or the Administrator to contest any claim filed or otherwise asserted against the Debtor in the Dutch Bankruptcy Case.

ARTICLE IX

MEANS FOR IMPLEMENTATION OF THE PLAN

        Section 9.1    Continued Corporate Existence.    The Debtor shall, as the Reorganized Debtor, continue to exist after the Effective Date in accordance with applicable law of the jurisdiction in which it is organized, under its organizational documents in effect before the Effective Date, except as such documents are amended in connection with this Plan.

        Section 9.2    Cancellation of Claims, Equity Interests and Old Other Equity Interests.    As of consummation of the Plan, all Claims against, and Equity Interests in, the Debtor and, to the extent permitted under applicable law, all Old Other Equity Interests shall be cancelled and all agreements, notes, instruments, depositary shares, depositary receipts, indentures, certificates, guaranties and any other documents evidencing or relating to such Claims, Equity Interests and Old Other Equity Interests shall be cancelled and deemed terminated, as permitted by Section 1123(a)(5)(F) of the U.S. Bankruptcy Code, and the Holders thereof shall have no rights and such notes, instruments, depositary shares, depositary receipts, indentures, certificates, guaranties and other documents shall evidence no rights, except the right to receive the Distributions, if any, to be made to Holders of such Claims, Equity Interests or Old Other Equity Interests under the Plan; provided, however, that, notwithstanding the foregoing or anything else to the contrary contained in the Plan, none of the Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares and UPC Ordinary Shares A shall be cancelled pursuant to the Plan and such Claims and Equity Interests shall instead be dealt with as follows:

          (a)    Belmarken Notes.    On the Effective Date, but subsequent to the transfer of the Belmarken Notes for shares of New UPC Common Stock pursuant to Section 4.6 of the Plan, New UPC will sell the Belmarken Notes to the Debtor in consideration for a receivable payable by the Debtor in the aggregate principal amount of the Belmarken Notes (plus accrued but unpaid interest). Subsequently, the Debtor will satisfy its obligations under such receivable through the issuance to New UPC of a number of shares of UPC Ordinary Shares C equal to the amount of the receivable divided by the par value of the UPC Ordinary Shares C.

          (b)    UPC Notes.    Subsequent to the transfer of the UPC Notes for shares of New UPC Common Stock pursuant to Section 4.7 of the Plan, UPC and New UPC shall, conditional upon the occurrence of the Effective Date, replace the UPC Notes with an intercompany note between UPC and New UPC and, thereafter, New UPC shall contribute such intercompany note to the capital of UPC.

          (c)    UPC Preference Shares A.    Subsequent to the transfer of the UPC Preference Shares A for shares of New UPC Common Stock pursuant to Section 4.8 of the Plan, all UPC Preference Shares A shall be registered in the name of New UPC; provided, however, that in the event that the UPC Preference Shares A are not transferred to New UPC under the Plan, the Debtor shall use reasonable efforts to have the UPC Preference Shares A converted on a one-for-one basis into registered UPC Ordinary Shares A.

          (d)    UPC Priority Shares.    After the Effective Date, as soon as the Debtor becomes a wholly-owned subsidiary of New UPC, the UPC Priority Shares will convert on a one-for-one basis into UPC Ordinary Shares C.

          (e)    UPC Ordinary Shares A.    The UPC Ordinary Shares A shall remain outstanding.

        Section 9.3    Extraordinary General Meeting.    Because the Dutch Bankruptcy Code does not provide for the Dutch Bankruptcy Case to avoid compliance with otherwise applicable corporate law, in order to facilitate implementation of the Plan, the Debtor shall hold an extraordinary meeting of the Holders of the UPC Ordinary Shares A, the UPC Priority Shares and the UPC Preference Shares A (the "Extraordinary General Meeting"). The purpose of the Extraordinary General Meeting is to facilitate the implementation of the Plan by:

          (a)  explaining the terms of the Restructuring (including the terms of the Plan) to the Debtor's shareholders at the Extraordinary General Meeting;

          (b)  considering and acting upon a proposal to amend the Debtor's Articles of Association (the "First Amendment") (effective before the Effective Date) to (i) decrease the nominal value of each issued and outstanding UPC Ordinary Share A from €1.00 to €0.02 without any repayment; and (ii) decrease the nominal value of each UPC Priority Share and UPC Preference Share A from €1.00 to €0.02 without any repayment, which capital reduction will permit the Debtor to eliminate its accumulated deficit;

          (c)  considering and acting upon a proposal to amend the Debtor's Articles of Association (the "Second Amendment") (effective on the Effective Date) to (i) decrease the number of authorized UPC Ordinary Shares A to 450,000,000; (ii) remove the UPC Preference Shares A from the authorized capital of the Debtor; (iii) authorize a new class of 50,000,000,000 registered ordinary shares C with a nominal value of €0.02 ("UPC Ordinary Shares C"); (iv) in the event Dutch law allows the issuance of nonvoting stock, prohibit the issuance of nonvoting stock and prohibit cooperation in connection with the issuance of depository receipts; and (v) remove the UPC Ordinary Shares B and the UPC Preference Shares B from the authorized capital of the Debtor.

          (d)  considering and acting upon a proposal to convert the UPC Preference Shares A on a one-for-one basis into registered UPC Ordinary Shares A, effective upon the Second Amendment and the Effective Date;

          (e)  considering and acting upon a proposal to amend the Debtor's Articles of Association (effective on the later to occur of the Effective Date and the date of the delisting of the UPC Ordinary Shares A from Euronext) (the "Third Amendment") to effectuate that the Debtor will have Articles of Association of a non-listed company, including, inter alia, the following contents: (i) allow any for registered shares; (ii) restrictions on transfers of shares; (iii) amend the management structure of the Debtor to a one-tier board (i.e., that the Debtor's Supervisory Board will be eliminated, the holders of the UPC Priority Shares will have certain rights with respect to the Company's Board of Management and the Debtor's Board of Management will consist of one or more members); (iv) holders of UPC Ordinary Shares A only to be authorized to exercise the rights attached to their UPC Ordinary Shares A upon exchange of their bearer UPC Ordinary Shares A into registered UPC Ordinary Shares A; and (v) as soon as all issued shares in the Company will be held by one shareholder, each issued UPC Priority Share will convert into one UPC Ordinary Share C, and all powers of the holders of the UPC Priority Shares under the Articles of Association of the Company shall, to the extent possible, be vested in the general meeting of shareholders of the Company;

          (f)    accepting the resignations of (i) John F. Riordan, (ii) Nimrod J. Kovacs, (iii) Charles H.R. Bracken, (iv) James S. O'Neill, (v) Gene Musselman and (vi) Anton M. Tuijten, as managing directors of the Debtor with effect on the later to occur of the Effective Date and the date of the delisting of the UPC Ordinary Shares A from Euronext and granting a full and final release from liability with respect to their management of the Debtor;

          (g)  accepting the resignations of (i) Michael T. Fries, (ii) John P. Cole, Jr., (iii) Richard J.A. de Lange, (iv) Ellen P. Spangler, (v) Tina M. Wildes and (vi) John W. Dick, as supervisory directors of the Debtor with effect on the later to occur of the Effective Date and the date of the delisting of the UPC Ordinary Shares A from Euronext and granting a full and final release from liability with respect to their supervision of the Debtor;

          (h)  appointing New UPC as sole managing director of the Debtor with effect as of the later to occur of the Effective Date and the delisting of the UPC Ordinary Shares A from Euronext;

          (i)    authorizing the Board of Management of the Debtor and Allen & Overy, Amsterdam, The Netherlands, to apply for the ministerial statements of no objections and to execute deeds of amendment of the Articles of Association of the Debtor as set forth in the First, Second and Third Amendments; and

          (j)    transacting such other business as may properly come before the Extraordinary General Meeting or any postponements or adjournments thereof (collectively, the "Shareholder Proposals")

        Section 9.4    Amendment of Organizational Documents.

          (a)    Amendment of Articles of Association.    A substantially final form of the Amended and Restated UPC Articles of Association is annexed hereto as Exhibit "B" and shall include such provisions as are necessary to satisfy the provisions of the Plan and the U.S. Bankruptcy Code including, among other things, (i) in the event Dutch law allows the issuance of nonvoting stock, prohibit the issuance of nonvoting stock to the extent, and only to the extent, required by Section 1123(a)(6) of the U.S. Bankruptcy Code, and prohibit cooperation in connection with the issuance of depository receipts and (ii) such provisions as are necessary to effect the Shareholder Proposals; provided, however, that the effectiveness of any such amendments shall be subject to the approval thereof at the Extraordinary General Meeting as well as to the occurrence of the Effective Date.

          (b)    New UPC Organizational Documents.    A substantially final form of the Amended and Restated New UPC Certificate of Incorporation and the Amended and Restated New UPC By-Laws shall each be Filed on or before the Document Filing Date and shall each include those terms and conditions as are contemplated to be included in such documents in the Disclosure Statement.

        Section 9.5    Corporate Action.    On the Effective Date, subject to any requirements of Dutch law, the Reorganized Debtor shall execute and deliver, and is authorized, without any further corporate action, to execute and deliver all agreements, documents and instruments (and all exhibits, schedules and annexes thereto) contemplated by the Plan or the exhibits thereto and take such other action as is necessary or appropriate to effectuate the transactions provided for in the Plan.

        Section 9.6    Implementation of the Restructuring Under Dutch Law.    In order to facilitate implementation of the Plan, on the Effective Date, UPC shall consummate, in accordance with and under the provisions of Dutch Law, all transactions contemplated by the Restructuring, including the consummation of the Akkoord and the Dutch Implementing Offer.

        Section 9.7    Contribution of UPC Shares.    Simultaneously with, and conditional upon the occurrence of, the Effective Date, UGC shall contribute, or shall cause the other members of the UGC Group to contribute, to New UPC any and all UPC Ordinary Shares A, UPC Preference Shares A and UPC Priority Shares owned by the UGC Group.

        Section 9.8    New UPC Common Stock.    No later than the Effective Date, New UPC shall authorize the New UPC Common Stock and shall issue a sufficient number of shares of New UPC Common Stock to implement the Plan.

        Section 9.9    Offer Memorandum.    To the extent required by applicable Dutch securities laws and regulations of the A-FM, New UPC and UPC shall, prior to the Effective Date, prepare, and, subject to the approval of UGC and after consultation with the Participating Noteholders, file with the A-FM and make generally available and mail to the Holders of UPC Ordinary Shares A in bearer form an offer memorandum (together with all materials included therewith and any amendments or supplements thereto, the "Offer Memorandum") in respect of the New UPC Common Stock to be issued in connection with the Restructuring pursuant to the Plan. The procedures for exchanging shares of New UPC Common Stock for the UPC Ordinary Shares A in bearer form shall be included in the Offer Memorandum.

        Section 9.10    Listing of New UPC Common Stock.    New UPC shall use its commercially reasonable efforts to cause the shares of New UPC Common Stock to be issued in the Restructuring to be listed on NASDAQ, but obtaining such listing shall not be a condition to either Confirmation or consummation of the Plan.

        Section 9.11    Transfers Under Plan.    On the Effective Date, all of the outstanding Belmarken Notes, UPC Notes, General Unsecured Claims, UPC Preference Shares A, UPC Priority Shares, UPC Ordinary Shares A and Equity Securities Claims shall be transferred for shares of New UPC Common Stock, in accordance with Sections 4.6, 4.7, 4.8, 4.9, 4.10 and 4.11 of the Plan, as applicable. The transfers of the Belmarken Notes, the UPC Notes, the General Unsecured Claims, the UPC Preference Shares A, the UPC Priority Shares, the UPC Ordinary Shares A and the Equity Securities Claims for New UPC Common Stock, shall be in full satisfaction, settlement, release and discharge of all Allowed Belmarken Notes Claims, all Allowed UPC Notes Claims, all Allowed UPC Preference Shares A, all Allowed UPC Priority Shares, all Allowed UPC Ordinary Shares A and all Allowed Equity Securities Claims, other than any Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares or UPC Ordinary Shares A held by New UPC on the Effective Date. In connection with the foregoing, New UPC Common Stock shall be credited to the accounts maintained on behalf of the Holders of the UPC Notes, the UPC Preference Shares A, the UPC Priority Shares and the UPC Ordinary Shares A at the applicable registered record holder.

        Section 9.12    Operations Between the Confirmation Date and the Effective Date.    The Debtor shall continue to operate as debtor in possession, subject to the supervision of the U.S. Bankruptcy Court during the period from the Confirmation Date through and until the Effective Date.

        Section 9.13    Revesting of Assets.    Except as otherwise expressly provided in the Plan, pursuant to Sections 1123(a)(5), 1123(b)(3) and 1141(b) of the U.S. Bankruptcy Code, all Property comprising the Estate, including, but not limited to, all Causes of Action shall automatically be retained and revest in the Reorganized Debtor or its successors or assigns, free and clear of all Claims, Liens, contractually-imposed restrictions, charges, encumbrances and interests of Creditors and Equity Interest Holders on the Effective Date, with all such Claims, Liens, contractually-imposed restrictions, charges, encumbrances and interests being extinguished except as otherwise provided in the Plan. As of the Effective Date, the Reorganized Debtor may operate its business and use, acquire and dispose of Property and settle and compromise Claims, Equity Interests or Old Other Equity Interests without supervision of the U.S. Bankruptcy Court free of any restrictions of the U.S. Bankruptcy Code or the U.S. Bankruptcy Rules, other than those restrictions expressly imposed by the Plan, the Akkoord, and the Confirmation Order. Without limiting the foregoing, the Reorganized Debtor may pay the charges it incurs for professional fees, disbursements, expenses, or related support services incurred after the Effective Date without any application to the U.S. Bankruptcy Court.

        Section 9.14    Approval of Agreements.    Subject to any relevant approvals at the Extraordinary General Meeting, Confirmation shall constitute approval of all other agreements and transactions contemplated by the Plan and the Confirmation Order shall so provide.

        Section 9.15    Incentive Plan.    On the Effective Date, New UPC shall adopt the Incentive Plan.

        Section 9.16    Stockholders Agreement.    On or prior to the Effective Date, UGC, New UPC, the Participating Noteholders and any other Holder of Allowed Class 5 Claims who elects to become a party thereto shall enter into the Stockholders Agreement.

        Section 9.17    New UPC Equity Purchase Rights.

          (a)  On the Effective Date, New UPC shall provide each Holder of a Class 4 Claim or Class 5 Claim the right (the "New UPC Equity Purchase Rights") to purchase for Cash a pro rata portion of Subscription Shares (as defined below) of New UPC Common Stock, at the Implied Purchase Price per Subscription Share, in addition to the shares of New UPC Common Stock to be received by the Holders of such Claims under Sections 4.6 and 4.7 of the Plan. The total number of "Subscription Shares" is equal to (a) the Maximum Subscription Amount, (b) divided by the Implied Purchase Price.

          (b)  For the purposes of Section 9.17(a) of the Plan, "pro rata" shall be based on the number of shares of New UPC Common Stock to be distributed under the Plan on account of Class 4 Claims and

  UPC Notes Claims. A Holder of a General Unsecured Claim may purchase Subscription Shares pursuant to its New UPC Equity Purchase Rights in an amount equal to (a) the amount of its General Unsecured Claim (in Euros) multiplied by (b) the ratio of (i) the number of Subscription Shares per €1,000 of Allowed UPC Notes Claims allotted to the Holders of the UPC Notes Claims to (ii) 1,000. Any such purchase shall reduce the number of Subscription Shares that the Holder of the Class 4 Claims is entitled to purchase pursuant to its New UPC Equity Purchase Rights until the number of Subscription Shares that the Holder of the Class 4 Claim is entitled to purchase pursuant to its New UPC Equity Purchase Rights is reduced to zero and, thereafter, shall ratably reduce the number of Subscription Shares that the Holders of UPC Notes Claims are entitled to purchase pursuant to their New UPC Equity Purchase Rights.

          (c)  The New UPC Equity Purchase Rights shall be exercisable only on the Effective Date, but notice of intent to exercise must be given by a subscribing holder not later than the deadline fixed by the U.S. Bankruptcy Court for voting to accept or reject the Plan and payment for the Subscription Shares subscribed for by such subscribing holder must be received by the subscription agent for New UPC at least five (5) Business Days prior to the Effective Date. All purchases of Subscription Shares under the New UPC Equity Purchase Rights shall be in Euros. A payment invoice will be sent to each subscribing holder promptly after the Confirmation Date. The invoice will set forth (i) the number of Subscription Shares to be subscribed for by the subscribing holder, (ii) the aggregate subscription amount in Euros for such subscribing holder's purchase of such Subscription Shares and (iii) the payment deadline by which such subscribing holder will be required to make payment of the subscription amount to New UPC's subscription agent. If the subscribing holder holds UPC Notes Claims denominated in United States Dollars, the subscription amount set forth in such subscribing holder's invoice will be denominated in United States Dollars, converted from Euros and adjusted to take account of currency exchange rates at the time the invoice is sent and any administrative and other costs associated with the currency exchange. Once notice of exercise is given, the exercise of the New UPC Equity Purchase Rights is irrevocable, even if the subscribing holder's Claim becomes a Disallowed Claim or is classified into a different Class after the exercise.

        Section 9.18    UGC Subscription Commitment.    Subject to confirmation of the Plan and the ratified Akkoord becoming final and conclusive (in kracht van gewijsde gaan), on the Effective Date, in accordance with the Restructuring Agreement, New UPC shall sell to UGC on the terms set forth in the Restructuring Agreement and at the Implied Purchase Price, the total number of Subscription Shares of New UPC Common Stock that were not subscribed for by the Holders of Class 4 Claims and Class 5 Claims pursuant to the New UPC Equity Purchase Rights (the "UGC Subscription Commitment").

        Section 9.19    Treatment of UPC Owned UPC Notes.    All of the UPC Notes owned by UPC as a result of the settlement and termination of (i) the swaps transactions documented by the ISDA Master Agreement, dated as of April 29, 1998, between The Toronto-Dominion Bank, London Branch and UPC, and the related schedules, annexes and confirmations, as the same shall have been amended from time to time on the terms contemplated therein and (ii) the swaps transactions documented by the ISDA Master Agreement, dated as of May 4, 2000, between The Chase Manhattan Bank and UPC, and the related schedules, annexes and confirmations, as the same shall have been amended from time to time on the terms contemplated therein, in each case, which are set forth on Annex C to the Restructuring Agreement, shall be deemed to be cancelled on or before the Effective Date without any further action by UPC or the Indenture Trustee and UPC shall not be entitled to receive any consideration under the Plan on account thereof.

        Section 9.20    Rights of Action.    Except as otherwise provided in the Plan, all Causes of Action, other than Avoidance Actions, shall automatically be retained and preserved and will revest in the Reorganized Debtor or its successors or assigns. Pursuant to Section 1123(b)(3) of the U.S. Bankruptcy Code, the Reorganized Debtor (as a representative of the Estate) or its successors or assigns shall retain and have the exclusive right to enforce and prosecute such Causes of Action against any Person, that arose before the Effective Date, other than those expressly released or compromised as part of or pursuant to the Plan.

ARTICLE X

OPERATION AND MANAGEMENT OF THE REORGANIZED DEBTOR

        Section 10.1    Post-Effective Date Operation of Business.    From and after the Effective Date, the Reorganized Debtor will continue to exist and engage in business, in accordance with the applicable law in the jurisdiction in which it is incorporated and pursuant to its organizational documents as amended pursuant to this Plan.

        Section 10.2    Post-Confirmation Directors and Officers of the Debtor and New UPC.    From and after the Effective Date, the corporate governance of the Debtor shall be modified to ensure that the decisions taken by the Board of Directors of New UPC, subject to the Amended and Restated New UPC Certificate of Incorporation and the Amended and Restated New UPC By-Laws, will be implemented by the Debtor. The members of the Board of Management of the Debtor as of the Effective Date shall be those individuals set forth on the Board of Management Schedule. It is the intention of New UPC and the Debtor that, under the Third Amendment upon the later to occur of the Effective Date and the date on which the Debtor is delisted from Euronext, the Board of Management of the Debtor shall be New UPC. Effective upon the Third Amendment, there will be no Supervisory Board for the Debtor. The officers and directors of New UPC as of the Effective Date shall be those individuals set forth on the New UPC Management Schedule.

ARTICLE XI

CONDITIONS TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

        Section 11.1    Conditions Precedent to Confirmation.    Confirmation is subject to the following conditions precedent:

          (a)  The Confirmation Order shall be in form and substance reasonably acceptable to the Debtor, New UPC, UGC and the Participating Noteholders; provided that none of UGC, New UPC or the Participating Noteholders may request that the Confirmation Order contain a provision that is inconsistent with any of the provisions of the Restructuring Agreement; and

          (b)  the Offer Memorandum, which will be comprised of the Disclosure Statement and an offer memorandum supplement, shall have been submitted to the A-FM prior to the commencement of the Dutch Implementing Offer and generally made available to the Holders of the UPC Ordinary Shares A outside the United States to effectuate the Restructuring.

        Section 11.2    Conditions Precedent to Consummation.    The Plan shall be consummated and the Effective Date shall occur if and only if the following conditions shall have occurred or shall have been duly waived (if waivable) pursuant to Section 11.3 below:

          (a)  the Confirmation Order shall not have been vacated, reversed, stayed, modified, amended, enjoined or restrained by order of a court of competent jurisdiction and shall have become a Final Order;

          (b)  the Akkoord shall have been adopted by the requisite majority of Ordinary Creditors and subsequently ratified by the Dutch Bankruptcy Court, all conditions to the effectiveness of the Akkoord shall have been satisfied or duly waived to the extent permitted therein, and the Dutch Bankruptcy Court's ratification of the Akkoord shall have become final and binding and no longer subject to appeal;

          (c)  the UPC Voting Securities and Belmarken Notes held by the UGC Group shall have been contributed to the capital of New UPC;

          (d)  the Debtor's shareholders shall have duly authorized the Shareholder Proposals at the Extraordinary General Meeting;

          (e)  New UPC shall have issued sufficient shares of New UPC Common Stock to effect the Restructuring in accordance with the Plan;

          (f)    New UPC shall have sold the Belmarken Notes to the capital of UPC;

          (g)  the Dutch Implementing Offer shall have been declared unconditional;

          (h)  all UPC Preference Shares A shall have been registered in the name of New UPC after giving effect to the consummation of the Restructuring or, in the event that the UPC Preference Shares A are not transferred to New UPC under the Plan, shall have been converted on a one-for-one basis into registered UPC Ordinary Shares A in accordance with Section 9.2(c) of the Plan; provided, however, that this condition shall be deemed satisfied unless, on or before the date that is ten (10) days prior to the date of the hearing to ratify the Akkoord, UGC or a Majority-in-Interest of the Participating Noteholders shall serve written notice on the other that such condition has not been satisfied;

          (i)    UGC and the Holders of Class 4 Claims and Class 5 Claims shall have subscribed for and purchased for Cash the total number of Subscription Shares of New UPC Common Stock pursuant to the New UPC Equity Purchase Rights and the UGC Subscription Commitment;

          (j)    the Incentive Plan shall have been adopted by New UPC;

          (k)  all documents and agreements required to be executed or delivered under the Plan, the Akkoord or the Restructuring Agreement on or prior to the Effective Date, including, without limitation, the Stockholders Agreement, shall have been executed and delivered by the parties thereto;

          (l)    the U.S. Bankruptcy Court shall have entered an order (contemplated to be part of the Confirmation Order) authorizing and directing the Debtor and the Reorganized Debtor to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, indentures and other agreements or documents created, amended, supplemented, modified or adopted in connection with the Plan;

          (m)  the Amended and Restated UPC Articles of Association, the Amended and Restated New UPC Certificate of Incorporation and the Amended and Restated New UPC By-Laws shall have been filed with the applicable authority of each entity's jurisdiction of incorporation or organization in accordance with such jurisdiction's applicable law;

          (n)  all authorizations, consents and regulatory approvals required, if any, in order to consummate the Plan or the Akkoord shall have been obtained; and

          (o)  no order of a court shall have been entered and shall remain in effect restraining the Debtor from consummating the Plan.

        Section 11.3    Waiver of Conditions to Consummation.    The conditions to consummation in Section 11.2 may be waived at any time by a writing signed by an authorized representative of the Debtor, New UPC and the Participating Noteholders, without notice or order of the U.S. Bankruptcy Court or any further action other than proceeding to consummation of the Plan.

ARTICLE XII

EFFECTS OF CONFIRMATION

        Section 12.1    Discharge.    To the fullest extent permitted by applicable law (including, without limitation, Section 105 of the U.S. Bankruptcy Code), and except as otherwise provided in the Plan or in the Confirmation Order: (A) all property distributed under the Plan shall be in consideration for, and in complete satisfaction, settlement, discharge and release of, all Claims of any nature whatsoever against, Equity Interests in, or Old Other Equity Interests in, the Debtor, the Reorganized Debtor, the Estate or any of their assets or properties and, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, Equity Interests or Old Other Equity Interests, upon the Effective Date, except as otherwise set forth in the Plan, (i) the Debtor shall be deemed discharged and released under Section 1141(d)(1)(A) of the U.S. Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Confirmation Date, debts (as such term is defined in Section 101(12) of the U.S. Bankruptcy Code), Liens, security interests, and encumbrances of and against all Property of the Estate, the Debtor and its Affiliates, that arose before the Confirmation Date, including without limitation, all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the U.S. Bankruptcy Code, whether or not (a) such Claim has been Allowed pursuant to Section 502 of the U.S. Bankruptcy Code, or (b) the Holder of such Claim has voted to accept the Plan and (ii) all interests of the Holders of Equity Interests and, to the extent permitted under applicable law, Old Other Equity Interests shall be terminated; and (B) as of the Confirmation Date, (x) all Persons, including, without limitation, all Holders of Claims, Equity Interests or Old Other Equity Interests, shall be barred and enjoined from asserting against the Debtor or the Reorganized Debtor, their successors or their property any other or further Claims, debts, rights, Causes of Action, liabilities, Equity Interests or Old Other Equity Interests relating to the Debtor based upon any act, omission, transaction or other activity of any nature that occurred prior to the Confirmation Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtor and termination of all Equity Interests and, to the extent permitted under applicable law, Old Other Equity Interests, pursuant to Sections 524 and 1141 of the U.S. Bankruptcy Code, and such discharge and termination shall void any judgment obtained against the Debtor at any time, to the extent that such judgment relates to a discharged Claim or terminated Equity Interest or Old Other Equity Interest. In particular, Confirmation shall permanently enjoin all Holders of Claims against, Equity Interests in or Old Other Equity Interests in the Debtor or any other party in interest from taking any action whatsoever, whether within or outside of the United States, including, without limitation, in connection with the Dutch Bankruptcy Case, that in any way is inconsistent with or contrary to the classification and/or treatment of Claims, Equity Interests or Old Other Equity Interests under this Plan, and all Holders are bound by the Plan. Notwithstanding the foregoing, this Section 12.1 shall not affect the rights of New UPC with respect to any Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares or UPC Ordinary Shares A, transferred to it in accordance with the Plan.

        Section 12.2    Injunction.    Except as otherwise expressly provided for in the Plan or the Confirmation Order and to the fullest extent authorized or provided by the U.S. Bankruptcy Code, including Sections 524 and 1141 thereof, Confirmation shall, provided that the Effective Date occurs, permanently enjoin all Persons that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Equity Interest, Old Other Equity Interest or other right of an equity security Holder that is Impaired or terminated pursuant to the terms of the Plan from taking any of the following actions against the Debtor, the Reorganized Debtor or their property on account of any such discharged Claims, debts or liabilities or such terminated Equity Interests, Old Other Equity Interests or rights: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind; (b) enforcing, levying, attaching, collecting or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree or order; (c) creating, perfecting or enforcing in any manner, directly or indirectly, any Lien or encumbrance of any kind; (d) asserting any setoff, offset, right of subrogation or recoupment of any kind, directly or indirectly, against any debt, liability or obligation due to the Debtor or the Reorganized Debtor; and/or (e) proceeding in any manner in any place whatsoever, including employing any process, that does not conform to or comply with or is inconsistent with the provisions of the Plan.

        Section 12.3    Exculpation.

          (a)  None of UGC, UGC Holdings, the Debtor, the Reorganized Debtor, New UPC, the Administrator, the Committee, any Participating Noteholder, any Indenture Trustee, any holder of UPC Notes, UPC Preference Shares A, UPC Priority Shares or UPC Ordinary Shares A, or any of the foregoing's respective current or former officers, directors, Subsidiaries, Affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors, accountants and agents, or any of their respective successors and assigns (collectively, the "Exculpated Parties"), or any of their respective property, shall have or incur any liability to any Holder of a Claim, an Equity Interest or an Old Other Equity Interest, or any other party in interest, or any of their respective officers, directors, Subsidiaries, Affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors and agents, or any of their respective successors and assigns, and their respective property, for any act or omission in connection with, relating to, or arising out of, the Restructuring, the Moratorium Petition, the Chapter 11 Case, the solicitation of acceptances of the Plan or the Akkoord, the pursuit of Confirmation or the acceptance of the Akkoord, the consummation of the Plan or the Akkoord, or the administration of the Plan or the Akkoord or the property to be distributed under the Plan or the Akkoord, except (i) for their gross negligence or willful misconduct, (ii) solely in the case of attorneys, to the extent that such exculpation would violate any applicable professional disciplinary rules, including Disciplinary Rule 6-102 of the Code of Professional Conduct, (iii) solely in the case of UPC, New UPC, UGC or any Participating Noteholder, for failure to comply with, or breach of such Person's obligations under, the Plan, the Akkoord or the Restructuring Agreement and (iv) solely in the case of the Indenture Trustee, for failure to comply with, or breach of such Person's obligations under, the Indentures, and in all respects (x) UPC, New UPC, UGC and the Participating Noteholders shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan, the Akkoord and the Restructuring Agreement and (y) the Indenture Trustee shall be entitled to reasonably rely upon the advice of counsel with respect to its duties and responsibilities under the Indentures.

          (b)  Notwithstanding any other provision of the Plan or the Akkoord, no holder of a Claim, Equity Interest or Old Other Equity Interest, no other party in interest, none of their respective current or former officers, directors, Subsidiaries, Affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors, accountants and agents, or any of their respective successors and assigns, and their respective property, shall have any right of action, demand, suit or proceeding against UGC, UGC Holdings, the Debtor, the Reorganized Debtor, New UPC, the Administrator, each Participating Noteholder, any Indenture Trustee, each Holder of UPC Notes, the Belmarken Notes, the UPC Preference Shares A, the UPC Priority Shares or the UPC Ordinary Shares A and each of the foregoing's respective current or former officers, directors, Subsidiaries, Affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors and agents, or any of their respective successors and assigns, and their respective property, for any act or omission in connection with, relating to, or arising out of, the Restructuring, the Moratorium Petition, the Chapter 11 Case, the solicitation of acceptances of the Plan or the Akkoord, the pursuit of Confirmation or the acceptance of the Akkoord, the consummation of the Plan or the Akkoord, or the administration of the Plan or the Akkoord or the property to be distributed under the Plan or the Akkoord, except (i) for their gross negligence or willful misconduct, (ii) solely in the case of attorneys, to the extent that such exculpation would violate any applicable professional disciplinary rules, including Disciplinary Rule 6-102 of the Code of

  Professional Conduct, (iii) solely in the case of UPC, New UPC, UGC or any Participating Noteholder, for failure to comply with, or breach of such Person's obligations under, the Plan, the Akkoord or the Restructuring Agreement and (iv) solely in the case of the Indenture Trustee, for failure to comply with, or breach of such Person's obligations under, the Indentures, and in all respects (x) UPC, New UPC, UGC and the Participating Noteholders shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan, the Akkoord and the Restructuring Agreement and (y) the Indenture Trustee shall be entitled to reasonably rely upon the advice of counsel with respect to its duties and responsibilities under the Indentures.

        Section 12.4    Releases.

          (a) Effective on the Confirmation Date, but subject to the occurrence of the Effective Date, UGC, UGC Holdings, the Debtor, the Reorganized Debtor, New UPC, the Administrator, each Participating Noteholder, any Indenture Trustee, each Holder of UPC Notes, and each of the foregoing's respective current or former officers, directors, Subsidiaries, Affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors and agents, or any of their respective successors and assigns, and their respective property, shall be released from any and all claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings and liabilities which the Debtor or any Holder of a Claim against, Equity Interest in, or Old Other Equity Interest in, the Debtor may be entitled to assert, under the Laws of the U.S. or The Netherlands or any political subdivision of either of them, whether for fraud, tort, contract, violations of applicable securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, based in whole or in part upon any act, omission, transaction, state of facts, circumstances or other occurrence or failure of an event to occur, taking place before the Confirmation Date and in any way relating to the Debtor, the Reorganized Debtor, New UPC, the issuance, purchase or sale of the Belmarken Notes, the UPC Notes, the UPC Preference Shares A, the UPC Priority Shares or the UPC Ordinary Shares A, the Restructuring, the Chapter 11 Case, the Moratorium Petition, the Plan, or the Akkoord; provided, however, that nothing herein shall release any Person from any claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings or liabilities based upon any act or omission arising out of such Person's gross negligence or willful misconduct; provided further that nothing herein shall release (i) UPC, New UPC, UGC or any Participating Noteholder from any claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings or liabilities based upon such Person's failure to comply with, or breach of such Person's obligations under, the Plan, the Akkoord or the Restructuring Agreement or (ii) the Indenture Trustee from any claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings or liabilities based upon such Person's failure to comply with, or breach of such Person's obligations under, the Indentures; provided further that to the extent that, on the Effective Date, New UPC is the holder of any Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares or UPC Ordinary Shares A, whether obtained through the Dutch Implementing Offer and the Plan or otherwise, the Claims and Equity Interests represented by such Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares and UPC Ordinary Shares A held by New UPC will not be released, but will instead remain outstanding. Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, all holders of Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares and UPC Ordinary Shares A shall be deemed to release, and shall be permanently enjoined from bringing, maintaining, facilitating or assisting any action, demand, suit or proceeding against the Debtor, the Reorganized Debtor, New UPC and their respective current or former officers, directors, Subsidiaries, Affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors and agents, or any of their respective successors and assigns, and their respective property, in respect of any claims, obligations, rights, causes of action, demands, suits, proceedings and liabilities related to, or arising from, any and all claims or interests arising under, in connection with, or related to the Belmarken Notes, the UPC Notes, the UPC Preference Shares A, the UPC Priority Shares, the UPC

  Ordinary Shares A, or the issuance, purchase, or sale thereof; provided that such release and injunction shall not be binding on New UPC to the extent of New UPC's claims and interests solely against UPC on account of any Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares or UPC Ordinary Shares A held by New UPC, whether obtained through the Dutch Implementing Offer and the Plan or otherwise.

          (b)  Nothing in the Plan shall effect a release in favor of any released party from any liability arising under (i) the Internal Revenue Code, or any state, city or municipal tax code, (ii) the environmental laws of the United States, any state, city or municipality, or (iii) any criminal laws of the United States, any state, city or municipality; nor shall anything in the Plan enjoin the United States government or any state, city or municipality, as applicable, from bringing any claim, suit, action or other proceeding against any released party for any liability arising under (i) the Internal Revenue Code, or any state, city or municipal tax code, (ii) the environmental laws of the United States, any state, city or municipality, or (iii) any criminal laws of the United States, any state, city or municipality; provided, however, that this paragraph shall in no way affect or limit the discharge granted to the Debtor under Chapter 11 of the U.S. Bankruptcy Code and pursuant to Section 12.1 of the Plan.

          (c)  Solely in the case of attorneys, nothing in the Plan shall effect a release from any liability arising under any applicable professional disciplinary rule, including Disciplinary Rule 6-102 of the Code of Professional Conduct.

        Section 12.5    Binding Effect of Plan.    The provisions of the Plan shall be binding upon and inure to the benefit of the Debtor, the Estate, the Reorganized Debtor, any Holder of any Claim, Equity Interest or Old Other Equity Interest treated herein or any Person named or referred to in the Plan, the Indenture Trustee and each of their respective heirs, executors, administrators, representatives, predecessors, successors, assigns, agents, officers and directors, and, to the fullest extent permitted under the U.S. Bankruptcy Code and other applicable law, each other Person affected by the Plan.

        Section 12.6    Indemnification.    To the extent not inconsistent with the Plan or the Confirmation Order and to the fullest extent permitted by applicable law, including, but not limited to, the extent provided in the Debtor's, the Reorganized Debtor's or New UPC's constituent documents, contracts (including, but limited to, any indemnification agreements), statutory law or common law, the Reorganized Debtor and New UPC shall indemnify, hold harmless and reimburse the Exculpated Parties from and against any and all losses, claims, Causes of Action, damages, fees, expenses, liabilities and actions: (A) for any act taken or omission made in good faith in connection with or in any way related to negotiating, formulating, implementing, confirming or consummating the Plan, the Akkoord, the Disclosure Statement, the Restructuring Agreement or any contract, instrument, release or other agreement or document created in connection with the Plan or the Akkoord or the administration of the Chapter 11 Case or the Dutch Bankruptcy Case; or (B) for any act or omission in connection with or arising out of the administration of the Plan or the Akkoord or the property to be distributed under the Plan or the Akkoord or the operations or activities of the Debtor, the Reorganized Debtor or New UPC, and any Claims of any such Exculpated Party against the Reorganized Debtor or New UPC, as applicable, on account of such indemnification obligations shall be unaltered and Unimpaired within the meaning of Section 1124(l) of the U.S. Bankruptcy Code, except that neither the Reorganized Debtor nor New UPC shall have any obligation to indemnify any Exculpated Party for any acts or omissions that constitute gross negligence or willful misconduct; provided, however, that upon request of an Exculpated Party covered by this Section 12.6, the Reorganized Debtor and New UPC shall advance amounts to cover any and all losses, claims, Causes of Action, damages, fees, expenses, liabilities and actions; provided further, that if a court of a competent jurisdiction determines that such Exculpated Party is not entitled to the amounts that were advanced, such Exculpated Party shall return the funds to the Reorganized Debtor or New UPC, as applicable. Such indemnification obligations shall survive unaffected by Confirmation, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

        Section 12.7    Term of Injunctions or Stays.    Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under Sections 105(a) or 362 of the U.S. Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

        Section 12.8    Preservation of Insurance.    Except as necessary to be consistent with the Plan, the Plan and the discharge provided herein shall not diminish or impair (A) the enforceability of insurance policies that may cover Claims against the Debtor or any other Person or (B) the continuation of workers' compensation programs in effect, including self-insurance programs.

        Section 12.9    Waiver of Subordination Rights.    Any distributions under the Plan shall be received and retained free of and from any obligations to hold or transfer the same to any other Creditor, and shall not be subject to levy, garnishment, attachment or other legal process by any Holder by reason of claimed contractual subordination rights, and the Confirmation Order shall constitute an injunction enjoining any Person from enforcing or attempting to enforce any contractual, legal or equitable subordination rights to Property distributed under the Plan, in each case other than as provided in the Plan.

        Section 12.10    No Successor Liability.    Except as otherwise expressly provided in the Plan, the Debtor and the Reorganized Debtor do not, pursuant to the Plan or otherwise, assume, agree to perform, pay, or indemnify Creditors or otherwise have any responsibilities for any liabilities or obligations of the Debtor relating to or arising out of the operations or assets of the Debtor, whether arising prior to, on, or after the Confirmation Date. The Reorganized Debtor is not, and shall not be, a successor to the Debtor by reason of any theory of law or equity, and shall not have any successor or transferee liability of any kind or character, except that the Reorganized Debtor shall assume the obligations specified therefor in the Plan and the Confirmation Order.

ARTICLE XIII

RETENTION OF JURISDICTION

        Section 13.1    Continuing Jurisdiction of U.S. Bankruptcy Court.    Notwithstanding Confirmation and the occurrence of the Effective Date, the U.S. Bankruptcy Court shall retain after the Effective Date jurisdiction of all matters arising out of, arising in or related to, the Chapter 11 Case to the fullest extent permitted by applicable law, including, without limitation, jurisdiction to:

          (a)  classify or establish the priority or secured or unsecured status of any Claim or Equity Interest (whether Filed before or after the Effective Date and whether or not contingent, Disputed or unliquidated) or resolve any dispute as to the treatment necessary to Reinstate such a Claim pursuant to the Plan;

          (b)  allow, disallow, determine, liquidate or estimate any Claim, Equity Interest or Old Other Equity Interests, including the compromise, settlement and resolution of any request for payment of any such Claim and the resolution of any Objections to the allowance of any such Claims, Equity Interests or Old Other Equity Interest, and to hear and determine any other issue presented hereby or arising hereunder, including during the pendency of any appeal relating to any Objection to such Claims, Equity Interests or Old Other Equity Interests;

          (c)  grant or deny any applications for allowance of compensation or reimbursement of expenses pursuant to Sections 330, 331 or 503(b) of the U.S. Bankruptcy Code or otherwise provided for in the Plan, for periods ending on or before the Effective Date;

          (d)  determine and resolve any and all controversies arising in connection with the Chapter 11 Case and relating to the rights and obligations of the Indenture Trustee, the Disbursing Agent and any voting agent and/or claims agent retained by the Debtor in connection with the Chapter 11 Case, including, without limitation, any dispute arising in connection with the payment of the reasonable fees and expenses of the Indenture Trustee, the Disbursing Agent and such voting agent and/or claims agent in connection with their duties in the Chapter 11 Case;

          (e)  enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

          (f)    determine such other matters and for such other purposes as may be provided in the Confirmation Order;

          (g)  hear and determine any other matters related hereto and not inconsistent with Chapter 11 of the U.S. Bankruptcy Code;

          (h)  continue to enforce the automatic stay and any stay imposed under Section 105(a) of the U.S. Bankruptcy Code through the Effective Date;

          (i)    hear and determine (i) disputes arising in connection with the interpretation, implementation or enforcement of the Plan or (ii) issues presented or arising under the Plan, including disputes among Holders and arising under agreements, documents or instruments executed in connection with the Plan;

          (j)    enter a final decree closing the Chapter 11 Case or converting it to a Chapter 7 case;

          (k)  determine and resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which the Debtor is a party or with respect to which the Debtor may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

          (l)    ensure that all payments due under the Plan and performance of the provisions of the Plan are accomplished as provided herein (including by the approval of additional, supplemental or modified distribution procedures or otherwise) and resolve any issues relating to distributions to Holders of Allowed Claims or Allowed Equity Interests pursuant to the provisions of the Plan;

          (m)  construe, take any action and issue such orders, prior to and following the Confirmation Date and consistent with Section 1142 of the U.S. Bankruptcy Code, as may be necessary for the enforcement, implementation, execution and consummation of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, including, without limitation, the Disclosure Statement and the Confirmation Order, for the maintenance of the integrity of the Plan and protection of the Reorganized Debtor in accordance with Sections 524 and 1141 of the U.S. Bankruptcy Code following consummation;

          (n)  determine any other matters that may arise in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided in the Plan;

          (o)  determine and resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation, implementation or enforcement of the Plan (and all Exhibits to the Plan) or the Confirmation Order, including the indemnification and injunction provisions set forth in and contemplated by the Plan or the Confirmation Order, or any Person's rights arising under or obligations incurred in connection therewith;

          (p)  hear any application of the Debtor, the Reorganized Debtor or New UPC to modify the Plan before or after the Effective Date pursuant to Section 1127 of the U.S. Bankruptcy Code and Section 14.3 hereof or modify the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any U.S. Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the U.S. Bankruptcy Code and the Plan;

          (q)  issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation, implementation or enforcement of the Plan or the Confirmation Order;

          (r)  recover all assets of the Debtor and its Estate, wherever located;

          (s)  hear and determine any motions, applications, adversary proceedings, contested matters and other litigated matters pending on, Filed or commenced after the Effective Date that may be commenced by the Debtor thereafter, including proceedings with respect to the rights of the Debtor to recover Property under Sections 542, 543 or 553 of the U.S. Bankruptcy Code or to otherwise collect to recover on account of any claim or Cause of Action that the Debtor may have; and

          (t)    hear any other matter not inconsistent with the U.S. Bankruptcy Code.

        Section 13.2    Failure of U.S. Bankruptcy Court to Exercise Jurisdiction.    If the U.S. Bankruptcy Court abstains from exercising or declines to exercise jurisdiction over any matter related to the Debtor, including with respect to the matters set forth above in Section 13.1 hereof, this Article XIII shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such subject matter.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

        Section 14.1    Revocation or Withdrawal of the Plan.    The Debtor reserves the right, at any time prior to substantial consummation of the Plan, to revoke or withdraw the Plan, but only to the extent that the Debtor could terminate the Restructuring Agreement under Article XI thereof. If the Plan is revoked or withdrawn, if the Confirmation Date does not occur or if Confirmation occurs, but the Effective Date does not occur, then the Plan shall be null and void and have no force and effect. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtor or any other Person or to prejudice in any manner the rights of the Debtor or any Person in any further proceedings involving the Debtor.

        Section 14.2    Final Order.    Except as otherwise expressly provided in the Plan, any requirement in the Plan for a Final Order may be waived by the Debtor or, after the Effective Date, the Reorganized Debtor, and New UPC, upon written notice to the U.S. Bankruptcy Court. No such waiver shall prejudice the right of any party in interest to seek a stay pending appeal of any order that is not a Final Order.

        Section 14.3    Modification of the Plan.    The Debtor and New UPC may alter, amend or modify the Plan in accordance with Section 1127 of the U.S. Bankruptcy Code or as otherwise permitted; provided, however, that neither the Debtor nor New UPC may modify the Plan without the consent of the other or, to the extent required in Section 5.3(b) of the Restructuring Agreement, the consent of a Majority-in-Interest of the Participating Noteholders.

        Section 14.4    Business Days.    If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

        Section 14.5    Severability.    Should the U.S. Bankruptcy Court determine, prior to the Confirmation Date, that any provision of the Plan is either illegal on its face or illegal as applied to any Claim, Equity

Interest or Old Other Equity Interest, such provision shall be unenforceable as to all Holders of Claims, Equity Interests or Old Other Equity Interests or to the specific Holder of such Claim, Equity Interest or Old Other Equity Interest, as the case may be, as to which such provision is illegal. Unless otherwise determined by the U.S. Bankruptcy Court, such a determination of unenforceability shall in no way limit or affect the enforceability and operative effect of any other provision of the Plan. The Debtor reserves the right not to proceed with Confirmation or consummation of the Plan if any such ruling occurs.

        Section 14.6    Governing Law.    EXCEPT AS OTHERWISE SET FORTH HEREIN OR TO THE EXTENT THAT THE U.S. BANKRUPTCY CODE OR U.S. BANKRUPTCY RULES OR OTHER FEDERAL LAWS ARE APPLICABLE, AND SUBJECT TO THE PROVISIONS OF ANY CONTRACT, INSTRUMENT, RELEASE, INDENTURE OR OTHER AGREEMENT OR DOCUMENT ENTERED INTO IN CONNECTION WITH THE PLAN, THE CONSTRUCTION, IMPLEMENTATION AND ENFORCEMENT OF THE PLAN AND ALL RIGHTS AND OBLIGATIONS ARISING UNDER THE PLAN SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICTS-OF-LAW PRINCIPLES WHICH WOULD APPLY THE LAW OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK OR THE UNITED STATES OF AMERICA.

        Section 14.7    Dissolution of Committees.    On the Effective Date, any Committee shall be automatically dissolved and all members, Professionals and agents of such Committee shall be deemed released of their duties, responsibilities and obligations, and shall be without further duties, responsibilities and authority in connection with the Debtor, the Chapter 11 Case, the Plan or its implementation.

        Section 14.8    Payment of Statutory Fees.    All U.S. Trustee's Fee Claims, as determined, if necessary, by the U.S. Bankruptcy Court, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date, but before the closing of the Chapter 11 Case, shall be paid by the Reorganized Debtor.

        Section 14.9    Notices.    Any notice required or permitted to be provided under this Plan shall be in writing and served by either (A) certified mail, return receipt requested, postage prepaid, (B) hand delivery or (C) reputable overnight delivery service, freight prepaid, to be addressed as follows:

    If to UPC, to:
    United Pan-Europe Communications N.V.
    Boeing Avenue 53
    Schiphol Rijk 1119
    The Netherlands
    Attn.: Anton M. Tuijten

    With a copy to:
    White & Case LLP
    1155 Avenue of the Americas
    New York, New York 10036
    Attn.: Howard S. Beltzer, Esq.

    If to New UPC, to:
    New UPC, Inc.
    4643 South Ulster Street, 13th Floor
    Denver, Colorado 80237
    Attn.: President

    With a copy to:
    Skadden Arps Slate Meagher & Flom, LLP
    300 South Grand Avenue
    Los Angeles, California 90071
    Attn.: Richard Levin, Esq.

    If to the Participating Noteholders, to:
    Paul, Weiss, Rifkind, Wharton & Garrisson
    1285 Avenue of the Americas
    New York, New York 10019
    Attn.: Jeffrey D. Saferstein, Esq.

    If to the United States Trustee, to:
    Office of the United States Trustee
    33 Whitehall Street, Suite 2100
    New York, New York 10004
    Attn.: Paul Schwartzberg, Esq.

        Section 14.10    Time.    Unless otherwise specified herein, in computing any period of time prescribed or allowed by the Plan, the provisions of U.S. Bankruptcy Rule 9006(a) shall apply.

        Section 14.11    No Attorneys' Fees.    No attorneys' fees will be paid by the Debtor with respect to any Claim, Equity Interest or Old Other Equity Interest except as expressly specified herein or Allowed by a Final Order of the U.S. Bankruptcy Court, and except that the Debtor shall pay the post-petition fees and expenses of advisors and attorneys in Cash as provided in Section 10.9 of the Restructuring Agreement to the extent that such fees and expenses are not paid by UPC Services BV.

        Section 14.12    No Injunctive Relief.    No Claim, Equity Interest or Old Other Equity Interest shall under any circumstances be entitled to specific performance or other injunctive, equitable or other prospective relief.

        Section 14.13    Continued Confidentiality Obligations.    Pursuant to the terms thereof, members of and advisors to any Committee, any other Holder of a Claim, Equity Interest or Old Other Equity Interest and their respective predecessors, successors and assigns shall continue to be obligated and bound by the terms of any confidentiality agreement executed by them in connection with the Chapter 11 Case or the Debtor, to the extent that such agreement, by its terms, may continue in effect after the Confirmation Date; provided, however, that the confidentiality agreements with the Participating Noteholders and their advisors shall terminate on the Effective Date and be of no further force and effect.

        Section 14.14    No Admissions or Waivers.    Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed an admission or waiver by the Debtor with respect to any matter set forth herein, including liability on any Claim, Equity Interest or Old Other Equity Interest or the propriety of any classification of any Claim, Equity Interest or Old Other Equity Interest.

        Section 14.15    Entire Agreement.    Upon consummation of the Plan, the Plan and the documents executed and delivered on the Effective Date and in consummation of the Plan shall be deemed to set forth the entire agreement and undertakings relating to the subject matter thereof and shall supersede all prior discussions and documents related thereto, including the Restructuring Agreement. The Debtor shall not be bound by any terms, conditions, definitions, warranties, understandings, or representations with respect to the subject matter thereof, other than as expressly provided for therein or as may hereafter be agreed to by the parties in writing.

        Section 14.16    Waiver.    The Debtor or the Reorganized Debtor, as applicable, reserves the right to waive any provision of this Plan to the extent such provision is for the sole benefit of the Debtor and/or its officers or directors.

        Section 14.17    Bar Date for Professional Claims.    Final applications for compensation for services rendered and reimbursement of expenses incurred by Professionals (a) from the later of the Petition Date or the date on which retention was approved through the Effective Date or (b) pursuant to Section 503(b)(4) of the Bankruptcy Code, shall be Filed no later than sixty (60) days after the Effective Date or such later date as the Bankruptcy Court approves, and shall be served on (i) counsel to the Debtor at the address set forth in Section 14.9 of the Plan, (ii) counsel to New UPC at the address set forth in Section 14.9 of the Plan, (iii) counsel to the Participating Noteholders at the address set forth in Section 14.9 of the Plan, and (iv) the Office of the United States Trustee at the address set forth in Section 14.9 of the Plan. Any objections to an application for the payment of Professional Claims must be filed and served on the Reorganized Debtor and its counsel and the requesting Professional no later than twenty-five (25) days (or such longer period as may be granted by order of the Bankruptcy Court) after the date on which such application was served. Applications that are not timely Filed will not be considered by the Court. The Reorganized Debtor may pay any Professional fees and expenses incurred after the Effective Date without any application to the Bankruptcy Court.

        Section 14.18    Compromise of Controversies.    Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, Distributions and other benefits provided under the Plan, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims or controversies resolved pursuant to and released by the Plan, including, without limitation, any Avoidance Actions, and Confirmation shall constitute the Bankruptcy Court's approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan.

CONFIRMATION REQUEST

        The Debtor hereby requests confirmation of the Plan pursuant to Section 1129(a) or Section 1129(b) of the Bankruptcy Code.

Dated: January 7, 2003

UNITED PAN-EUROPE COMMUNICATIONS N.V.
By:	/s/ ANTON M. TUIJTEN Name: Anton M. Tuijten Title: General Counsel and Member of the Board of Management
By:	/s/ CHARLES H. R. BRACKEN Name: Charles H. R. Bracken Title: Chief Financial Officer and Member of the Board of Management
NEW UPC, INC.
By:	/s/ MICHAEL T. FRIES Name: Michael T. Fries Title: President
Submitted by: WHITE & CASE LLP Attorneys for United Pan-Europe Communications N.V. Debtor and Debtor in Possession
By:	/s/ HOWARD S. BELTZER Howard S. Beltzer (HSB 5721) Daniel P. Ginsberg (DPG 5290)
1155 Avenue of the Americas New York, New York 10036 (212) 819-8200
-and -
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP Attorneys for New UPC, Inc.
By:	/s/ RICHARD LEVIN Richard Levin (California State Bar No. 66578) Van C. Durrer II (VCD 0689)
300 South Grand Avenue Los Angeles, California 90071 (213) 687-5000

Schedule 1

Allowed UPC Notes Claims by Series

Series of UPC Notes	Allowed UPC Notes Claims
10 7/8% Senior Notes due 2007(United States Dollar)	US$190,714,890.25
10 7/8% Senior Notes due 2009 (United States Dollar)	US$877,954,231.76
12 1/2% Senior Discount Notes due 2009 (United States Dollar)	US$600,919,401.12
11 1/4% Senior Notes due 2009 (United States Dollar)	US$269,862,290.19
13 3/8% Senior Discount Notes due 2009 (United States Dollar)	US$371,663,598.93
11 1/4% Senior Notes due 2010 (United States Dollar)	US$658,378,082.21
11 1/2% Senior Notes due 2010 (United States Dollar)	US$266,648,907.71
13 3/4% Senior Discount Notes due 2010 (United States Dollar)	US$737,994,370.22
10 3/4% Senior Notes due 2007 (Euro)	US$77,387,159.85
10 7/8% Senior Notes due 2009 (Euro)	US$244,800,169.38
11 1/4% Senior Notes due 2009 (Euro)	US$78,767,689.67
13 3/8% Senior Discount Notes due 2009 (Euro)	US$143,986,850.74
11 1/4% Senior Notes due 2010 (Euro)	US$169,156,243.86

Exhibit A

RESTRUCTURING AGREEMENT

by and among

UNITED PAN-EUROPE COMMUNICATIONS N.V.,

NEW UPC, INC.,

UNITEDGLOBALCOM, INC.,

UGC HOLDINGS, INC.,

UNITED EUROPE, INC.,

UNITED UPC BONDS, LLC

and

THE NOTEHOLDERS SET FORTH ON ANNEX A HERETO

DATED AS OF SEPTEMBER 30, 2002

A-a-

[INTENTIONALLY LEFT BLANK]

A-a-

ARTICLE I	DEFINITIONS; CROSS-REFERENCES; INTERPRETATION	A-a-2
Section 1.1	Definitions	A-a-2
Section 1.2	Cross-references	A-a-6
Section 1.3	Interpretation	A-a-7
ARTICLE II	RESTRUCTURING	A-a-7
Section 2.1	General Structure	A-a-7
Section 2.2	Treatment of UPC Notes.	A-a-10
Section 2.3	Treatment of UPC Preference Shares A.	A-a-11
Section 2.4	Treatment of Belmarken Notes.	A-a-11
Section 2.5	Critical Vendors	A-a-11
Section 2.6	Other Creditors.	A-a-12
Section 2.7	Administrative and Other Priority Claims	A-a-12
Section 2.8	Treatment of Outstanding Rights, Options and Warrants	A-a-13
Section 2.9	Management Incentive Plan	A-a-13
Section 2.10	Extraordinary General Meeting	A-a-13
ARTICLE III	SHAREHOLDERS MEETING; DISCLOSURE STATEMENT; PLAN; AKKOORD	A-a-14
Section 3.1	Shareholders' Meeting.	A-a-14
Section 3.2	Prospectus.	A-a-14
Section 3.3	Disclosure Statement.	A-a-15
ARTICLE IV	MINORITY RIGHTS; BOARD COMPOSITION	A-a-16
Section 4.1	Pre-emptive Rights	A-a-16
Section 4.2	Board Composition.	A-a-16
Section 4.3	Affiliate Party Transactions	A-a-17
ARTICLE V	VOTING PROVISIONS	A-a-20
Section 5.1	Voting in the Shareholders Meeting	A-a-20
Section 5.2	Voting Prior to the Effective Filing Date	A-a-20
Section 5.3	Voting After the Filing Date.	A-a-20
Section 5.4	Direction of Trustees	A-a-21
Section 5.5	Acknowledgement	A-a-21
ARTICLE VI	EFFECTIVE DATE EQUITY INVESTMENT	A-a-22
Section 6.1	New UPC Equity Purchase Rights	A-a-22
Section 6.2	UGC Subscription Commitment	A-a-22

(A-a-i)

ARTICLE VII	REPRESENTATIONS AND WARRANTIES OF UPC	A-a-22
Section 7.1	Organization	A-a-22
Section 7.2	Capitalization.	A-a-22
Section 7.3	Authorization; Validity of Agreement; Corporate Action	A-a-23
Section 7.4	Consents and Approvals; No Violations	A-a-23
Section 7.5	SEC Reports and Financial Statements	A-a-24
Section 7.6	Brokers	A-a-24
Section 7.7	Voting Requirements	A-a-24
ARTICLE VIII	REPRESENTATIONS AND WARRANTIES OF UGC, UGC HOLDINGS, NEW UPC AND UUB	A-a-25
Section 8.1	Organization	A-a-25
Section 8.2	Authorization; Validity of Agreement; Corporate Action	A-a-25
Section 8.3	Consents and Approvals; No Violations	A-a-25
Section 8.4	Ownership of Securities	A-a-26
Section 8.5	Certain Securities Law Matters	A-a-26
Section 8.6	Brokers	A-a-26
ARTICLE IX	REPRESENTATIONS AND WARRANTIES OF PARTICIPATING NOTEHOLDERS	A-a-27
Section 9.1	Organization	A-a-27
Section 9.2	Authorization; Validity of Agreement; Noteholder Action	A-a-27
Section 9.3	Consents and Approvals; No Violations	A-a-27
Section 9.4	Ownership of Securities	A-a-28
Section 9.5	Certain Securities Law Matters.	A-a-28
Section 9.6	Brokers	A-a-28
ARTICLE X	CERTAIN COVENANTS	A-a-29
Section 10.1	Commercially Reasonable Efforts	A-a-29
Section 10.2	Notification of Certain Matters	A-a-29
Section 10.3	Tax Ruling	A-a-29
Section 10.4	Forbearance	A-a-30
Section 10.5	Restrictions on Transfer	A-a-30
Section 10.6	Further Acquisition of Claims or Interests	A-a-30
Section 10.7	Impact of Appointment of Creditors' Committee	A-a-30
Section 10.8	Releases and Exculpation.	A-a-31
Section 10.9	Advisors	A-a-32

(A-a-ii)

ARTICLE XI	TERMINATION AND ABANDONMENT	A-a-33
Section 11.1	Termination	A-a-33
Section 11.2	Effect of Termination	A-a-34
ARTICLE XII	MISCELLANEOUS	A-a-34
Section 12.1	Nonsurvival of Representations and Warranties	A-a-34
Section 12.2	Notices	A-a-34
Section 12.3	Entire Agreement	A-a-36
Section 12.4	No Third-Party Beneficiaries	A-a-36
Section 12.5	Amendment	A-a-36
Section 12.6	Assignment	A-a-36
Section 12.7	Counterparts	A-a-36
Section 12.8	Severability	A-a-36
Section 12.9	Governing Law	A-a-36
Section 12.10	Submission to Jurisdiction	A-a-36
Section 12.11	Remedies	A-a-37
Section 12.12	Waiver of Jury Trial	A-a-37
Section 12.13	Consideration	A-a-37
Section 12.14	Acknowledgment of Risks	A-a-37
Annex A—Participating Noteholders		A-A-1
Annex B—UPC Notes Owned by the UGC Group		A-B-1
Annex C—UPC Notes Owned by UPC		A-C-1
Annex D—Post-Restructuring Equity Capitalization of New UPC		A-D-1
Annex E—Material Litigation Claims Against UPC		A-E-1
Annex F—Outstanding Material Rights, Options and Warrants to Acquire UPC Ordinary Shares A		A-F-1
Annex G—Capitalization of UPC		A-G-1
Annex H—UGC Group Claims and Interests		A-H-1

(A-a-iii)

[INTENTIONALLY LEFT BLANK]

(A-a-)

RESTRUCTURING AGREEMENT

        THIS RESTRUCTURING AGREEMENT (this "Agreement"), dated as of September 30, 2002, by and among United Pan-Europe Communications N.V., a corporation organized under the laws of The Netherlands ("UPC"), New UPC, Inc., a corporation organized under the laws of the state of Delaware ("New UPC"), UnitedGlobalCom, Inc., a corporation organized under the laws of the State of Delaware ("UGC" and, together with its Subsidiaries, other than New UPC and UPC and its Subsidiaries, the "UGC Group"), UGC Holdings, Inc., a corporation organized under the laws of the State of Delaware and a wholly owned Subsidiary of UGC ("UGC Holdings"), United Europe, Inc., a corporation organized under the laws of the State of Delaware and a wholly owned indirect Subsidiary of UGC ("United Europe"), United UPC Bonds, LLC, a limited liability company organized under the laws of the State of Delaware and a wholly owned subsidiary of UGC ("UUB"), and the holders of UPC Notes (as defined below) set forth on Annex A attached hereto (each such holder a "Participating Noteholder" and, collectively, the "Participating Noteholders").

RECITALS:

        This Restructuring Agreement is based on the following:

          A.    Members of the UGC Group are the beneficial owners of (i) all of the outstanding 6% Guaranteed Notes due 2007 (the "Belmarken Notes") of UPC and Belmarken Holding B.V., a company with limited liability organized under the laws of The Netherlands ("Belmarken"), as co-obligors and UPC Internet Holding B.V. as guarantor, (ii) the UGC Owned Notes (as defined below), (iii) 2,500 shares of the Series 1 Convertible Preference Shares A ("UPC Preference Shares A"), par value €1.00 of UPC, (iv) 300 Priority Shares of UPC, par value €1.00 ("UPC Priority Shares"), and (v) 235,452,209 ordinary shares A of UPC, par value €1.00 ("UPC Ordinary Shares A"); and

          B.    The Participating Noteholders are the beneficial owners of that aggregate principal amount of each outstanding series of UPC Notes as is set forth on Schedule 1 to the Disclosure Schedule; and

          C.    The parties to this Agreement have determined that it is in the best interests of UPC, UPC's Affiliates, and UPC's stakeholders to effect a restructuring of the capital structure of UPC (the "Restructuring") and to establish New UPC as a United States holding company for the UPC Group in order to (i) facilitate the raising of additional capital, (ii) simplify the governance structure of UPC, (iii) facilitate future rationalization of the operations of New UPC and UPC, (iv) reduce the debt obligations of UPC and (v) permit UPC to take advantage of the strategic opportunities available to it; and

          D.    If a restructuring of UPC is not implemented as contemplated in this Agreement, the continuity of UPC would be in jeopardy; and

          E.    Certain of the Participating Noteholders have formed an informal committee (the "Committee") of the holders of the UPC Notes and have engaged in good faith negotiations with UGC and UPC with the objective of reaching an agreement regarding the terms of the Restructuring; and

          F.    In conformity with the terms and conditions of this Agreement, New UPC will issue shares of New UPC Common Stock, par value $0.01 per share ("New UPC Common Stock"), in conformity with the applicable securities laws of The Netherlands and the United States, for substantially all of the outstanding claims of unsecured creditors of UPC, other than the claims of Critical Vendors who are treated as "ransom suppliers" as set forth herein; and

          G.    In furtherance of the implementation of the Restructuring, UPC shall, subject to the terms and conditions of this Agreement, (a) file (i) a voluntary case (the "Chapter 11 Case") under

A-a-1

  Chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as amended (the "US Bankruptcy Code") in a United States Bankruptcy Court (the "US Bankruptcy Court") on or as soon as reasonably practicable after the date of this Agreement, (ii) a plan of reorganization (the "Plan") consistent in all material respects with this Agreement (as in effect on the date hereof with such amendments and changes as are agreed to in accordance with the terms thereof), on or as soon as reasonably practicable after the date of the filing of the Chapter 11 Case, and (iii) an accompanying disclosure statement (the "Disclosure Statement") consistent with the terms set forth in this Agreement, the requirements of the US Bankruptcy Code and the requirements of Dutch securities laws and (b) use its reasonable best efforts to have such Disclosure Statement approved and such Plan confirmed by the US Bankruptcy Court as expeditiously as practicable under the US Bankruptcy Code and the Federal Rules of Bankruptcy Procedure (the "US Bankruptcy Rules"); and

          H.    Following the filing of the Chapter 11 Case, or simultaneously therewith, at a time to be determined by UPC, after consultation with the parties hereto, in furtherance of the implementation of the Restructuring, UPC shall, subject to the terms and conditions of this Agreement, (a) file (i) a voluntary provisional moratorium petition (the "Moratorium Petition") under the Dutch Bankruptcy Code (Faillissementswet) (together with all related rules and regulations, the "Dutch Bankruptcy Code") in the Amsterdam Court (the "Dutch Bankruptcy Court") and (ii) a plan of compulsory composition (the "Akkoord") consistent in all material respects with this Agreement (as in effect on the date hereof with such amendments and changes as are agreed to in accordance with the terms thereof), on or as soon as reasonably practicable after the date of the filing of the Moratorium Petition and (b) use its reasonable best efforts to have such Akkoord voted upon by the creditors of UPC and ratified by the Dutch Bankruptcy Court as expeditiously as practicable under the Dutch Bankruptcy Code; and

          I.    In connection with the Restructuring, the parties hereto have agreed that the Belmarken Notes, the UPC Notes, the UPC Ordinary Shares A, the UPC Priority Shares and the UPC Preference Shares A are intended to be exchanged for shares of New UPC Common Stock on the terms set forth in this Agreement; and

          J.    To facilitate the implementation of the Restructuring, including, without limitation, the Plan, each Participating Noteholder is prepared, subject to the terms and conditions of this Agreement, to vote its Restricted Claims in favor of the Plan, as it may be modified in accordance with the terms of this Agreement; and

          K.    To facilitate the implementation of the Restructuring, including, without limitation, the Akkoord, each Participating Noteholder is prepared, subject to the terms and conditions of this Agreement, to vote its Restricted Claims in favor of the Akkoord as it may be modified in accordance with the terms of this Agreement; and

          L.    In furtherance of the transactions contemplated hereby, each of the parties hereto has agreed to take certain other actions, all as more fully set forth herein;

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CROSS-REFERENCES; INTERPRETATION

        Section 1.1    Definitions.    For purposes of this Agreement, each of the following terms shall have the respective meaning ascribed thereto.

A-a-2

        "Administrator" shall mean the administrator or administrators (bewindvoerders) appointed by the Dutch Bankruptcy Court to oversee the affairs of UPC during the period it is subject to a moratorium of payments pursuant to the Dutch Bankruptcy Code.

        "Affiliate" shall, with respect to any Person (the "First Person"), mean (1) any other Person (the "Second Person") having beneficial ownership of 40% or more of the Voting Securities of such First Person and (2) any other Person, 40% or more of whose Voting Securities are owned, controlled or held with power to vote, directly or indirectly, by that Second Person.

        "Belmarken Loan Agreements" shall mean that certain Loan Agreement, dated as of May 25, 2001, among Belmarken and UPC, as Obligors, UPC Internet Holding B.V., as Guarantor, and Liberty-Belmarken, Inc., as Lender, together with all other documentation entered into in connection with the issuance of the Belmarken Notes, as the same may have been amended, supplemented or modified in any respect.

        "beneficial ownership" shall have the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the date hereof), whether or not applicable.

        "Business Day" shall mean any day, other than a Saturday, Sunday or a day on which banks located in New York, New York or Amsterdam, The Netherlands shall be authorized or required by law to close.

        "Confirmation Date" shall mean the later to occur of (i) the date on which the Plan is confirmed by the US Bankruptcy Court and (ii) the date on which the Akkoord is adopted and subsequently ratified by the Dutch Bankruptcy Court.

        "control" shall mean with respect to any Person (i) the power, directly or indirectly by contract, proxy or otherwise, to vote or cause to be voted more than 50% of the Voting Securities of such Person or (ii) the power (as general partner, manager, or otherwise) to control the management and affairs of such Person. The words "controlling" and "under common control with" shall have correlative meanings.

        "Disclosure Letter" means that certain disclosure letter to be executed and delivered by the parties hereto simultaneously with the execution and delivery of this Agreement.

        "Disinterested Stockholder" shall mean, at any time of determination, with respect to any proposed Related Party Transaction, a stockholder of New UPC that neither (a) is an Affiliate of New UPC or (b) has a financial interest in the proposed Related Party Transaction that is materially different from New UPC's stockholders generally.

        "Effective Date" shall mean the Business Day that is no more than eleven (11) Business Days following the date on which all conditions precedent to the consummation of the Plan and the Akkoord have either been satisfied or, to the extent permitted in the Plan and the Akkoord, duly waived and on which such day the Plan and the Akkoord become effective and final.

        "Euronext" shall mean Euronext Amsterdam N.V.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Filing Date" shall mean the date on which the Chapter 11 Case is commenced under US Bankruptcy Law.

        "GAAP" shall mean United States generally accepted accounting principles applied on a consistent basis throughout the periods involved.

        "Governmental Entity" shall mean any national, state, provincial, municipal, local or foreign government, any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority, commission or agency or any non-governmental, self-regulatory authority, commission or agency.

A-a-3

        "Judgment" shall mean any order, writ, injunction, award, judgment, ruling or decree of any Governmental Entity.

        "Law" shall mean any statute, law, code, ordinance, rule or regulation of any Governmental Entity.

        "Lien" shall mean any pledge, claim, equity, option, lien, charge, mortgage, easement, right-of-way, call right, right of first refusal, "tag"- or "drag"- along right, encumbrance, security interest or other similar restriction of any kind or nature whatsoever, but excluding any of the foregoing created or imposed by or pursuant to this Agreement.

        "Majority-in-Interest of the Participating Noteholders" shall mean, with respect to any date of determination, (a) if such date of determination is prior to the Filing Date, Participating Noteholders holding a majority of the claims arising under the UPC Notes held by all of the Participating Noteholders on such date of determination (using for this purpose the prevailing exchange rates in effect on such date of determination), or (b) if such date of determination is on or after the Filing Date, Participating Noteholders holding a majority of the claims arising under the UPC Notes held by all of the Participating Noteholders on such date of determination (using for this purpose, the prevailing exchange rate in effect on the Filing Date).

        "Nasdaq" means the Nasdaq National Market.

        "Other Creditors" shall mean, without duplication, each General Unsecured Creditor and each holder of a Litigation Claim.

        "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization and a government or any department or agency thereof.

        "Restricted Claims" shall mean, with respect to any Person, any Belmarken Notes, UPC Notes, UPC Voting Securities or other claims against, or interests in, UPC that such Person or its controlled Affiliates now owns or controls, together with any Belmarken Notes, UPC Notes, UPC Voting Securities or other claims against, or interests in, UPC which such Person or its controlled Affiliates may come to own or control between the date hereof and the termination of this Agreement.

        "Restriction" with respect to any capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security, shall mean any voting or other trust or agreement, option, warrant, preemptive right, right of first offer, right of first refusal, escrow arrangement, proxy, buy-sell agreement, power of attorney or other contract (but excluding the Belmarken Loan Agreements and this Agreement), any Law, license, permit or Judgment that, conditionally or unconditionally, (i) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of or issue, or otherwise results or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in any Person acquiring, (x) any of such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security; (y) any of the proceeds of, or any distributions paid or that are or may become payable with respect to, any of such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security; or (z) any interest in such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security or any such proceeds or distributions; (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security or any such proceeds or distributions; or (iii) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to create a Lien or purported Lien affecting such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security, proceeds or distributions.

A-a-4

        "SEC" shall mean the United States Securities and Exchange Commission, or any successor agency.

        "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Shareholder Approval" shall mean approval by the shareholders of UPC of all of the Proposals.

        "Subsidiary" with respect to any Person shall mean (i) a corporation, a majority in voting power of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, without regard to whether the voting of such stock is subject to a voting agreement or similar Restriction, controlled by or under common control with the respective Person, (ii) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (x) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (y) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (iii) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (x) the power to elect or direct the election of a majority of the members of the governing body of such Person (whether or not such power is subject to a voting agreement or similar Restriction) or (y) in the absence of such a governing body, a majority ownership interest.

        "UGC Owned Notes" shall mean the UPC Notes set forth on Annex B to this Agreement and any UPC Notes hereafter acquired by the UGC Group.

        "UPC Distribution Credit Facility" shall mean the Senior Secured Credit Facility, dated October 26, 2000, for UPC Distribution Holding B.V. and UPC Financing Partnership, as borrowers, certain subsidiaries of UPC party thereto, as guarantors, TD Bank Europe Limited, as Lead Arranger, Facility Agent, and Security Agent, Toronto Dominion (Texas), Inc., as Facility Agent, Chase Manhattan plc, ABN AMRO Bank N.V., Bank of America International Limited, BNP Paribas, CIBC World Markets plc, Credit Lyonnais, Fortis Bank (Nederland) N.V., and The Royal Bank of Scotland plc, as lead arrangers, and certain banks and financial institutions party thereto, as lenders, as the same may be amended from time to time.

        "UPC Dollar-Denominated Notes" shall mean the following series of outstanding senior notes and senior discount notes of UPC: (i) the $200,000,000 10 7/8% Senior Notes due 2007, (ii) the $800,000,000 10 7/8% Senior Notes due 2009, (iii) the $735,000,000 12 1/2% Senior Discount Notes due 2009, (iv) the $252,000,000 11 1/4% Senior Notes due 2009, (v) the $478,000,000 13 3/8% Senior Discount Notes due 2009, (vi) the $600,000,000 11 1/4% Senior Notes due 2010, (vii) the $300,000,000 11 1/2% Senior Notes due 2010, and (viii) the $1,000,000,000 13 3/4% Senior Discount Notes due 2010.

        "UPC Euro-Denominated Notes" shall mean the following series of outstanding senior notes and senior discount notes of UPC: (i) the €100,000,000 10 7/8% Senior Notes due 2007, (ii) the €300,000,000 10 7/8% Senior Notes due 2009, (iii) the €101,000,000 11 1/4% Senior Notes due 2009, (iv) the €191,000,000 13 3/8% Senior Discount Notes due 2009, and (v) the €200,000,000 11 1/4% Senior Notes due 2010.

        "UPC Notes" shall mean the UPC Dollar-Denominated Notes and the UPC Euro-Denominated Notes, collectively.

        "UPC Voting Securities" shall mean all equity securities of UPC, including, without limitation, all UPC Ordinary Shares A, UPC Priority Shares and UPC Preference Shares A, entitled to vote at a general meeting of the shareholders of UPC.

        "Voting Securities" shall mean, with respect to any Person, any equity interest of such Person having general voting power under ordinary circumstances to participate in the election of a majority of the

A-a-5

governing body of such Person (irrespective of whether at the time any other class of equity interest of such Person shall have or might have voting power by reason of the happening of any contingency).

        Section 1.2    Cross-references.    For purposes of this Agreement, each of the following terms shall have the meaning ascribed thereto in the respective Section of this Agreement indicated on the table below.

Additional Shares	2.1
Agreement	Preamble
A-FM	3.2
Akkoord	Recitals
Akkoord Option	2.1
Base Number of Shares	2.1
Belmarken	Recitals
Belmarken Notes	Recitals
Belmarken Notes Consideration	2.3
Capital Amendment Proposal	2.12
Chapter 11 Case	Recitals
Common Shares UGC Fraction	4.4
Committee	Recitals
Critical Vendors	2.7
Designated Board Members	4.2
Disclosure Statement	Recitals
Dutch Bankruptcy Code	Recitals
Dutch Bankruptcy Court	Recitals
Dutch Exchange Offer Option	2.1
Employee Options	2.10
General Unsecured Creditors	2.8
Implied Purchase Price	6.1
Litigation Claim	2.8
Maximum Subscription Amount	6.1
Moratorium Petition	Recitals
New UPC	Recitals
New UPC Common Stock	Recitals
New UPC Dutch Exchange Offer	2.1
Notes Consideration	2.2
Ordinary Shares Consideration	2.5
Participating Noteholder(s)	Preamble
Plan	Recitals
Plan Option 1	2.1
Plan Option 2	2.1
Preference Shares Consideration	2.4
Priority Shares Consideration	2.6
Proposals	2.12
Prospectus	3.2
Related Party Transaction	4.3
Required UPC Consents	7.4
Restructuring	Recitals
Shareholders Meeting	2.12
Stockholders Agreement	4.4
Subscription Rights	4.1

A-a-6

Tag-Along Allotment	4.4
Tag-Along Notice	4.4
Tag-Along Notice Date	4.4
Tag-Along Sale	4.4
Tag-Along Sale Agreement	4.4
Tag-Along Sale Date	4.4
Tag-Along Sale Notice	4.4
Tag-Along Stockholders	4.4
UGC	Preamble
UGC Group	Preamble
UGC Holdings	Preamble
United Europe	Preamble
UPC	Preamble
UPC Ordinary Shares A	Recitals
UPC Preference Shares A	Recitals
UPC Priority Shares	Recitals
UPC SEC Documents	7.5
US Bankruptcy Code	Recitals
US Bankruptcy Court	Recitals
US Bankruptcy Rules	Recitals
UUB	Preamble

        Section 1.3    Interpretation.    When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Capitalized terms used in this Agreement shall have meanings equally applicable to both the singular and plural forms and masculine, feminine and neuter genders. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

ARTICLE II

RESTRUCTURING

        Section 2.1    General Structure.    The Restructuring is intended to be implemented in compliance with applicable laws, including the applicable laws of The Netherlands, the United States of America and Luxembourg. In order to achieve this objective, the Restructuring will consist of several different elements, each of which is an integral aspect of the Restructuring and, as such, are non-severable, and which will provide the holders of claims against, and interests in, UPC with certain options in connection with the satisfaction of their claims and interests. Specifically, the Restructuring shall provide as follows:

          (a)    Treatment of Creditors.    The following general structure will apply to all creditors of UPC, except as otherwise provided herein:

            (i)    US Structure.    UPC will commence the Chapter 11 Case in the US Bankruptcy Court and shall file a Plan pursuant to which each holder of UPC Notes and each holder of any other claim against UPC to the extent such claim is in the same class as the UPC Notes will be offered two options, one of which will be to receive a specified number of shares of New UPC Common Stock per $1000 of allowed claim from New UPC ("Plan Option 1"), in exchange for transferring their claims against UPC to New UPC, and the second of which will be to receive a number of shares of New UPC Common Stock per $1000 of allowed claim from UPC ("Plan Option 2") equal to seventy-five percent (75%) of the number of shares of New UPC Common Stock per $1000 of allowed claim from New UPC offered pursuant to Plan Option 1 in final discharge of their rights against UPC.

A-a-7

            (ii)    Dutch Structure.    UPC will file the Moratorium Petition and commence proceedings with respect thereto, in which it will propose an Akkoord pursuant to which the creditors of UPC will receive a specified number of shares of New UPC Common Stock per $1000 of allowed claim (the "Akkoord Option") in final discharge of their claims against UPC. The number of shares of New UPC Common Stock per $1000 of allowed claim that creditors of UPC will receive pursuant to the Akkoord Option will be identical to the number of shares of New UPC Common Stock that holders of UPC Notes will receive in final discharge of their UPC Notes pursuant to Plan Option 2.

            (iii)    New UPC Dutch Exchange Offer.    All holders of UPC Notes that are subject to the jurisdiction of the US Bankruptcy Court and each holder of any other claim against UPC to the extent such claim is in the same class as the UPC Notes that is subject to the jurisdiction of the US Bankruptcy Court will receive shares of New UPC Common Stock in exchange for transferring their claims against UPC to New UPC pursuant to Plan Option 1 as set forth in Section 2.1(a)(i). Solely for the purpose of carrying out Plan Option 1 in a manner consistent with Dutch law, to the extent necessary to qualify Plan Option 1 under applicable Dutch securities laws, simultaneously with the proposal of the Akkoord, New UPC will, for purposes of Dutch law and, to the extent permitted under applicable securities laws, solely with respect to individuals and entities who are not U.S. Persons (as defined in Rule 902(k) under the Securities Act), offer to exchange (the "New UPC Dutch Exchange Offer") a specified number of shares of New UPC Common Stock with the creditors of UPC (the "Dutch Exchange Offer Option") in exchange for transferring their claims against UPC to New UPC, as further set forth in this Article II. The number of shares of New UPC Common Stock per $1000 of allowed claim that creditors of UPC will receive pursuant to the New UPC Dutch Exchange Offer in exchange for claims against UPC will be identical to the number of shares of New UPC Common Stock per $1000 of allowed claim that creditors of UPC will receive in exchange for their claims against UPC pursuant to Plan Option 1. The New UPC Dutch Exchange Offer shall require, as a condition to the consummation of the New UPC Dutch Exchange Offer, that all claims tendered in the New UPC Dutch Exchange Offer be voted in favor of the Plan and the Akkoord and that the holders of such claims shall deliver irrevocable proxies or voting instructions and related powers of attorney (with powers of substitution) in connection with their tender. Subject to Section 2.1(f), the New UPC Dutch Exchange Offer shall also include such other terms and conditions as UPC, UGC and the Committee shall agree. The New UPC Dutch Exchange Offer will not close, nor will tenders be accepted, until the Effective Date.

            (iv)    Treatment of UPC Owned Notes.    All of the UPC Notes owned by UPC as a result of the settlement and termination of (i) the swaps transactions documented by the ISDA Master Agreement, dated as of April 29, 1998, between The Toronto Dominion Bank, London Branch and UPC, and the related schedules, annexes and confirmations, as the same shall have been amended from time to time on the terms contemplated therein and (ii) the swaps transactions documented by the ISDA Master Agreement, dated as of May 4, 2000, between The Chase Manhattan Bank and UPC, and the related schedules, annexes and confirmations, as the same shall have been amended from time to time on the terms contemplated therein, in each case, which are set forth on Annex C, shall be deemed to be cancelled and not outstanding and UPC shall not be entitled to receive any consideration on account thereof.

          (b)    Treatment of UPC Preference Shares A; UPC Ordinary Shares A and UPC Priority Shares.

            (i)    US Structure.    The Plan will provide that the holders of UPC Preference Shares A, UPC Ordinary Shares A and UPC Priority Shares will receive shares of New UPC Common Stock in an aggregate amount equal to up to two percent of the Base Number of Shares of New UPC Common Stock. The allocation of such percentage of New UPC's outstanding equity issuable to the holders of the UPC Preference Shares A, UPC Ordinary Shares A and the UPC

A-a-8

    Priority Shares will be determined by UPC, New UPC and UGC and shall be set forth in the Plan; provided that the consideration allocated in respect of each UPC Priority Share shall be identical to the consideration allocated to one (1) UPC Ordinary Share A.

            (ii)    Dutch Structure.    Interests in the UPC Preference Shares A, UPC Ordinary Shares A and UPC Priority Shares will not be affected by the Akkoord.

          (c)    Contribution of Belmarken Notes.

            (i)    US Structure.    The Plan will provide that on the Effective Date, and on the terms and conditions set forth herein and in the Plan and subject to the Plan being confirmed substantially on the terms set forth in this Agreement, the holder of the Belmarken Notes will contribute the Belmarken Notes to New UPC in exchange for shares of New UPC Common Stock.

            (ii)    Dutch Structure.    The contribution of the Belmarken Notes to New UPC will not be a part of the Akkoord process.

          (d)    Percentage of Base Number of Shares of New UPC Common Stock Offered in Plan and Akkoord.    The Plan and the Akkoord (to the extent applicable) shall specify the number of shares of New UPC Common Stock that is to be distributed on account of (i) the UPC Notes (assuming that Plan Option 1 applies to all UPC Notes), (ii) the contribution of the Belmarken Notes, and (iii) the UPC Preference Shares A, UPC Ordinary Shares A, and UPC Priority Shares and holders of Litigation Claims subordinated under Section 510(b) of the US Bankruptcy Code (the "Base Number of Shares"). Upon consummation of the Plan and the Akkoord, the following percentages of the Base Number of Shares of New UPC Common Stock shall be distributed to (i) the UGC Group in exchange for the Belmarken Notes and the UPC Notes owned by the UGC Group on the date of this Agreement, as set forth on Annex B, and not including any UPC Notes acquired by the UGC Group after the date of this Agreement, (ii) to the holders of the UPC Notes (other than the UPC Notes owned by the UGC Group on the date of this Agreement) (assuming that Plan Option 1 applies to all UPC Notes), and (iii) to the holders (including the UGC Group) of the UPC Preference Shares, the UPC Ordinary Shares A and the UPC Priority Shares pursuant to Plan and the Akkoord:

Percentage of Base Number of New UPC Common Stock Offered
Plan Option 1/ Dutch Exchange Offer Option
Belmarken Notes and UPC Notes owned by UGC Group on the date hereof	65.5%
UPC Notes (other than UPC Notes owned by the UGC Group on the date hereof)	32.5%
Holders of UPC Preference Shares; UPC Ordinary Shares A and UPC Priority Shares and holders of Litigation Claims subordinated under Section 510(b) of the US Bankruptcy Code	2.0%

          (e)    Dilution.    Any shares of New UPC Common Stock issuable to General Unsecured Creditors or holders of Litigation Claims (to the extent not subordinated pursuant to Section 510(b) of the US Bankruptcy Code) as set forth in Section 2.8, shares of New UPC Common Stock issuable to certain members of New UPC's management or other employees as set forth in Section 2.11, shares of New UPC Common Stock issuable pursuant the New UPC Equity Purchase Rights as set forth in Section 6.1 or issuable to UGC pursuant to the UGC subscription commitment as set forth in Section 6.2 shall be in addition (the "Additional Shares") to the Base Number of Shares of New UPC Common Stock. If Plan Option 2 applies to any UPC Notes, then the excess number of shares of New

A-a-9

  UPC Common Stock that would have been issued and exchanged under Plan Option 1 for those UPC Notes shall not be issued or exchanged; provided that nothing herein shall prevent New UPC from voluntarily exchanging UPC Notes or other claims subject to Plan Option 2 for consideration equal to the consideration offered to such claim pursuant to Plan Option 1 at any time on or after the Effective Date. Neither the issuance and exchange of the Additional Shares nor the reduction in the number of shares of New UPC Common Stock issued and exchanged for UPC Notes resulting from the application of Plan Option 2 to certain UPC Notes shall affect the number of shares of New UPC Common Stock issued and exchanged for the Belmarken Note, the UPC Notes to which Plan Option 1 applies, or the UPC Preference Shares, UPC Ordinary Shares A, and UPC Priority Shares. For the avoidance of doubt, neither the issuance and exchange of the Additional Shares nor the reduction in the number of shares of New UPC Common Stock issued and exchanged for UPC Notes resulting from the application of Plan Option 2 to certain UPC Notes shall reduce the percentage of the Base Number of Shares to be offered to the holders of the UPC Notes pursuant to Plan Option 1 and the Dutch Exchange Offer Option as described in Section 2.1(d).

          (f)    Alternate Structures.    The parties hereto hereby agree that the intention of the Restructuring is to effect the exchange of the Belmarken Notes, the UPC Notes, certain other claims of creditors in UPC, the UPC Preference Shares A, the UPC Ordinary Shares A and the UPC Priority Shares for shares of New UPC Common Stock, such that the equity capitalization of New UPC immediately after giving effect to the Restructuring, based upon the Base Number of Shares, the issuance of the maximum amount of shares of New UPC Common Stock issuable to certain members of New UPC's management or other employees as set forth in Section 2.11, the issuance of the shares of New UPC Common Stock issuable pursuant the New UPC Equity Purchase Rights or issuable to UGC pursuant to Section 6.2, is as set forth on Annex D attached hereto, which equity capitalization does not reflect the issuance of any Additional Shares to General Unsecured Creditors or holders of Litigation Claims (to the extent not subordinated pursuant to Section 510(b) of the US Bankruptcy Code). All parties agree that in the event that UPC and UGC, after consultation with the Committee, determine that it is necessary to effect changes to the transaction structure described in this Agreement in order to more effectively achieve the economic and other objectives contemplated by this Agreement or to comply with the requests of any tax or regulatory authority, each party hereto will consent to and take such actions as may be reasonably necessary to facilitate such changes; provided that no such changes will be effected unless they result in substantially the same proportional capitalization of New UPC immediately after giving effect to the Restructuring and do not otherwise deviate from the terms and conditions set forth in this Agreement in a manner that is adverse in any material respect to such party; provided further, that no such changes will (i) reduce the percentage of the Base Number of Shares of New UPC's outstanding common stock set forth in Section 2.1(d) to be offered to the holders of the UPC Notes other than the UGC Group, or (ii) alter the provisions of Article IV or Article VI.

        Section 2.2    Treatment of UPC Notes.

          (a)    Treatment of UPC Notes.    The Plan, the Akkoord and the New UPC Dutch Exchange Offer shall provide that, on or as soon as practicable after the Effective Date, and on the terms and conditions set forth herein and in the Plan and the Akkoord and the New UPC Dutch Exchange Offer, New UPC or UPC, as the case may be, shall exchange shares of New UPC Common Stock as provided in Section 2.1(a) hereof and in accordance with Section 2.1(d) hereof for each of the UPC Notes based upon the amount of the claim in respect of such UPC Notes on the Filing Date (using for this purpose the prevailing exchange rates in effect on the Filing Date, except as otherwise set forth in the Plan). The shares of New UPC Common Stock offered in respect of the outstanding UPC Notes are referred to as the "Notes Consideration" in respect of such series of UPC Notes.

A-a-10

          (b)    Full Satisfaction and Discharge.    The receipt of the Notes Consideration in accordance with the terms of this Agreement, the Plan and/or the Akkoord by UPC's creditors shall constitute a full satisfaction, settlement, release and discharge of the claims of each holder of UPC Notes pursuant to the UPC Notes and the related indentures; provided that the Plan and the New UPC Dutch Exchange Offer will provide that any UPC Notes acquired by New UPC through the New UPC Dutch Exchange Offer and the operation of Plan Option 1, which UPC Notes are not subsequently contributed to the capital of UPC will remain outstanding and shall not be deemed to be satisfied, settled, released or discharged.

        Section 2.3    Treatment of Belmarken Notes; Contribution of Belmarken Notes.

          (a)    Treatment of UPC's Obligations Under Belmarken Notes; Contribution of Belmarken Notes to New UPC.    The Plan shall provide that on the Effective Date, and on the terms and conditions set forth herein and in the Plan and subject to the Plan being confirmed substantially on the terms set forth in this Agreement, New UPC shall issue the number of shares of New UPC Common Stock equal to the percentage of the Base Number of Shares of New UPC Common Stock set forth in Section 2.1(d) for the Belmarken Notes (the "Belmarken Notes Consideration") in exchange for the Belmarken Notes and the obligations of all other parties under the Belmarken Notes and the related loan documentation. The Plan shall also provide that simultaneously with, and conditional upon the occurrence of, the Effective Date, and on the other terms and conditions set forth herein and in the Plan, New UPC shall contribute the Belmarken Notes to the capital of UPC in exchange for UPC ordinary shares C, par value €0.02 per share, and in satisfaction of UPC's obligations under the Belmarken Notes and in exchange for the obligations of all other parties under the Belmarken Notes and the related loan documentation.

          (b)    Full Satisfaction and Discharge.    The receipt of the Belmarken Notes Consideration by the UGC Group in accordance with the terms of this Agreement and the Plan shall constitute a full satisfaction, settlement, release and discharge of the claims of UGC pursuant to UPC's obligations under the Belmarken Notes or the related loan documentation.

        Section 2.4    Treatment of UPC Preference Shares A.

          (a)    Treatment of UPC Preference Shares A.    The Plan shall provide that, on or as soon as practicable after the Effective Date and after the contribution of the Belmarken Notes to the capital of UPC by New UPC, and on the terms and conditions set forth herein and in the Plan, New UPC shall exchange each of the then existing and outstanding UPC Preference Shares A for shares of New UPC Common Stock (the "Preference Shares Consideration") in an amount to be determined by UPC, New UPC and UGC and set forth in the Plan, within the limits provided in Sections 2.1(b) and 2.1(d). Pursuant to the Plan, the holders of the UPC Preference Shares A shall deliver their Preference Shares A to New UPC in exchange for the Preference Shares Consideration. After consummation of the Restructuring, as soon as UPC becomes a wholly-owned Subsidiary of New UPC, New UPC and UPC shall take such action as is necessary to cause the cancellation of the UPC Preference Shares A.

          (b)    Full Satisfaction and Discharge.    The receipt of the Preference Shares Consideration by the holders of the UPC Preference Shares A in accordance with the terms of this Agreement and the Plan shall constitute a full satisfaction, settlement, release and discharge of the claims and interests of each holder of UPC Preference Shares A in respect of the UPC Preference Shares A; provided that the Plan will provide that any UPC Preference Shares A acquired by New UPC through the Plan will remain outstanding and shall not be deemed to be satisfied, settled, released or discharged.

        Section 2.5    Treatment of UPC Ordinary Shares A.

          (a)    Treatment of UPC Ordinary Shares A.    The Plan shall provide that, on or as soon as practicable after the Effective Date and after the contribution of the Belmarken Notes to the capital of UPC by New UPC, and on the terms and conditions set forth herein and in the Plan, New UPC

A-a-11

  shall exchange each of the then existing and outstanding UPC Ordinary Shares A for shares of New UPC Common Stock (the "Ordinary Shares Consideration") in an amount to be determined by UPC, New UPC and UGC and set forth in the Plan, within the limits provided in Sections 2.1(b) and 2.1(d). Pursuant to the Plan, the holders of the UPC Ordinary Shares A shall deliver their Ordinary Shares A to New UPC in exchange for the Ordinary Shares Consideration.

          (b)    Full Satisfaction and Discharge.    The receipt of the Ordinary Shares Consideration by the holders of the UPC Ordinary Shares A in accordance with the terms of this Agreement and the Plan shall constitute a full satisfaction, settlement, release and discharge of the claims and interests of each holder of UPC Ordinary Shares A in respect of the UPC Ordinary Shares A; provided that the Plan will provide that any UPC Ordinary Shares A acquired by New UPC through the Plan will remain outstanding and shall not be deemed to be satisfied, settled, released or discharged.

        Section 2.6    Treatment of UPC Priority Shares.

          (a)    Treatment of UPC Priority Shares.    The Plan shall provide that, on or as soon as practicable after the Effective Date and after the contribution of the Belmarken Notes to the capital of UPC by New UPC, and on the terms and conditions set forth herein and in the Plan, New UPC shall exchange each of the then existing and outstanding UPC Priority Shares for shares of New UPC Common Stock (the "Priority Shares Consideration") in a per share amount equal to the Ordinary Shares Consideration. Pursuant to the Plan, the holders of the UPC Priority Shares shall deliver their Priority Shares to New UPC in exchange for the Priority Shares Consideration. After consummation of the Restructuring, as soon as UPC becomes a wholly-owned Subsidiary of New UPC, New UPC and UPC shall take such action as is necessary to cause the cancellation of the UPC Priority Shares.

          (b)    Full Satisfaction and Discharge.    The receipt of the Priority Shares Consideration by the holders of the UPC Priority Shares in accordance with the terms of this Agreement and the Plan shall constitute a full satisfaction, settlement, release and discharge of the claims and interests of each holder of UPC Priority Shares in respect of the UPC Priority Shares; provided that the Plan will provide that any UPC Priority Shares acquired by New UPC through the Plan will remain outstanding and shall not be deemed to be satisfied, settled, released or discharged.

        Section 2.7    Treatment of Critical Vendors.    The parties hereto agree that certain creditors of UPC to be identified by UPC (the "Critical Vendors") are critical to the operation of the business of UPC as a going concern and are likely to be regarded by the Administrator as so-called "ransom-suppliers" (dwangcrediteuren). As such, the parties hereto agree that UPC should use commercially reasonable efforts to pay such Critical Vendors in full before the Filing Date and, to the extent that any are not paid in full as of the Filing Date, the parties hereto agree to support a motion in the US Bankruptcy Court to permit the payment in full of such Critical Vendors on or as soon as is possible after the Filing Date, subject to the consent of the Administrator. Furthermore, the Plan will provide that the obligations of UPC to the Critical Vendors, to the extent remaining unpaid on the Effective Date, will be left unimpaired, assumed and reinstated under the Plan and, subject to the consent of the Administrator, paid in full in cash on or as soon as practicable after the Effective Date. UPC will use its reasonable best efforts to obtain the permission of the Administrator to treat the Critical Vendors as "ransom-suppliers" and shall, subject to the approval of the US Bankruptcy Court, pay the claims of such Critical Vendors in full in cash on or as soon as practicable after the Filing Date. If UPC and/or the Administrator determine after the Filing Date that there are additional "ransom-suppliers," UPC shall use its reasonable best efforts to obtain any necessary approvals of the US Bankruptcy Court to treat such additional "ransom-suppliers" as additional Critical Vendors for all purposes. In accordance with the Dutch Bankruptcy Code, Critical Vendors who are also "ransom-suppliers," having been paid shall not be treated as creditors of UPC and shall not be entitled to vote on the Akkoord and shall not receive any additional compensation as a result of the Plan or the Akkoord except having their claims paid in full in cash on or as soon as practicable after the Filing Date. Critical Vendors who UPC is not permitted to treat as "ransom-suppliers" shall be treated as

A-a-12

General Unsecured Creditors in the Chapter 11 Case and the Moratorium, provided that the parties shall use their commercially reasonable efforts to treat such Critical Vendors separately from the UPC Notes, the Belmarken Notes and all other classes of creditors under the Plan and under the Akkoord and in a manner which comports as closely as possible with the treatment afforded by this Section 2.7, all to the extent permitted under applicable law. To the knowledge of UPC, all of the principal Critical Vendors as of the date of this Agreement are identified on Schedule 2 of the Disclosure Letter.

        Section 2.8    Treatment of Other Creditors.

          (a)    Treatment of General Unsecured Creditors.    "General Unsecured Creditors" means all general unsecured creditors of UPC other than holders of the UPC Notes or the Belmarken Notes and, to the extent applicable, any Litigation Claims (as defined below). All General Unsecured Creditors of UPC, other than "ransom suppliers" and Critical Vendors permitted to be treated separately from other General Unsecured Creditors, at the date of the Moratorium that will be affected by the Moratorium will be offered the same proportionate consideration pursuant to Plan Option 1, Plan Option 2, the Akkoord Option and the Dutch Exchange Offer Option as if they held UPC Notes in the amount of their debt in full redemption of their claims once final adjudication by a competent court has been obtained; provided that the number of shares of New UPC Common Stock to be issued to and exchanged for the claims of General Unsecured Creditors shall be in addition to the Base Number of Shares. To the knowledge of UPC, all of the principal General Unsecured Creditors, as of the date of this Agreement, are identified on Schedule 3 of the Disclosure Letter.

          (b)    Treatment of Litigation Claims.    The Plan will provide for the subordination under section 510(b) of the US Bankruptcy Code of all litigation claims against the Company identified on Annex E attached hereto (the "Litigation Claims") to the extent permitted by the US Bankruptcy Court. If the US Bankruptcy Court determines that the Litigation Claims are subject to subordination under section 510(b) or otherwise, then the holders of the Litigation Claims will receive a portion of the number of shares of New UPC Common Stock to be issued and exchanged for UPC Ordinary Shares A and UPC Priority Shares as provided in Sections 2.1(b) and 2.1(d), pari passu on a pro rata basis with the holders of UPC Ordinary Shares A and the UPC Priority Shares based on an allowed interest in an amount to be determined by the US Bankruptcy Court. If the US Bankruptcy Court determines that the Litigation Claims are not subject to subordination under section 510(b) or otherwise, then the holders of the Litigation Claims will receive the same proportionate consideration on account of the Litigation Claims as if they held UPC Notes in the amount of their Litigation Claims in lieu of any cash payment; provided that the number of shares of New UPC Common Stock to be issued to and exchanged for the Litigation Claims shall be in addition to the Base Number of Shares.

          (c)    Full Satisfaction and Discharge.    The receipt of the consideration contemplated by and in accordance with the terms of this Agreement, the Plan and/or the Akkoord shall constitute a full satisfaction, settlement, release and discharge of the claims of each Other Creditor.

        Section 2.9    Administrative and Other Priority Claims.    The Plan will provide that on or as soon as practicable after the Effective Date, each holder of allowed administrative or other priority claims under the US Bankruptcy Code shall receive cash equal to the full amount of its allowed claim or will otherwise be left unimpaired and reinstated or shall be accorded such other treatment as UPC and such holder agree to in writing. UPC shall use its reasonable best efforts to ensure that claims that are treated as administrative claims in the Chapter 11 Case are treated by UPC and the Administrator as claims of "estate creditors" (boedelschuldeisers) or "ransom-suppliers" (dwangcrediteuren) under the Dutch Bankruptcy Code in connection with moratorium proceedings in respect of UPC under the Dutch Bankruptcy Code.

        Section 2.10    Treatment of Outstanding Rights, Options and Warrants.    The Plan will provide that all rights, options and warrants to acquire UPC Ordinary Shares A, including rights, options and warrants

A-a-13

held by employees pursuant to existing equity incentive plans of UPC ("Employee Options"), outstanding immediately prior to the Effective Date may remain outstanding, unless they can be cancelled in connection with the Restructuring or unless, in the discretion of New UPC's board of directors, any Employee Options are delivered to New UPC in connection with issuance of equity pursuant to compensation arrangements described in Section 2.11. All of the material rights, options and warrants to acquire UPC Ordinary Shares A outstanding on the date of this Agreement are identified in Annex F.

        Section 2.11    Management Incentive Plan.    The Plan will provide that, at the discretion of New UPC's board of directors, options with respect to no more than five (5) percent of New UPC's common equity outstanding immediately after the Effective Date, on a fully-diluted basis, can be issued during the period beginning on the Effective Date and continuing until the third anniversary of the Effective Date to certain members of New UPC's and its Subsidiaries' management and other employees pursuant to compensation arrangements adopted by New UPC's board of directors; provided that, any options issuable under such compensation arrangements on the Effective Date shall have an exercise price no less than the share price implied by the Plan and as set forth in the Disclosure Statement. Any shares reserved for issuance under the management incentive plan shall be in addition to the Base Number of Shares.

        Section 2.12    Extraordinary General Meeting.    As promptly as practicable after the Filing Date, UPC shall call an extraordinary general meeting of its shareholders (the "Shareholders Meeting"), at which it shall propose (i) that the authorized share capital of UPC be amended (the "Capital Amendment Proposal") to 450,000,000 ordinary shares A, par value €0.02 per share, 50,000,000,000 ordinary shares C, par value €0.02 per share, 300 priority shares, par value €0.01 per share and 12,400 preference shares A, par value €0.01 per share, (ii) the approval of the Restructuring and (iii) such other proposals (including, without limitation, such proposals to amend the Articles of Association of UPC) as UPC deems necessary or appropriate to give effect to the Restructuring and the other transactions contemplated hereby (collectively, the "Proposals"). UPC shall provide the Committee and UGC with copies of any materials provided to the holders of its Ordinary Shares A in connection with the Shareholders Meeting.

        Section 2.13    Condition Precedent to Confirmation of the Plan.    It shall be a condition precedent to consummation of the Plan that no UPC Preference Shares A remain outstanding and enforceable, other than UPC Preference Shares A held by New UPC after giving effect to the consummation of the Restructuring, following the Effective Date of the Plan except that such condition shall be deemed satisfied unless UGC or a Majority-in-Interest of the Participating Noteholders serve written notice on the other that such condition has not been satisfied.

ARTICLE III

SHAREHOLDERS' MEETING; DISCLOSURE
STATEMENT; PLAN; AKKOORD

        Section 3.1    Shareholders' Meeting.    As soon as reasonably practicable after the Filing Date, UPC shall (i) duly call, give notice of, convene and hold the Shareholders Meeting, including adjourning or recalling the same if necessary to obtain a quorum, and (ii) use all commercially reasonable efforts to obtain approval of all of the Proposals by the requisite vote of the shareholders of UPC.

        Section 3.2    Prospectus.

          (a)    Preparation.    As promptly as practicable after the date of this Agreement, and to the extent required by applicable Dutch securities laws and regulations of the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten) (the "A-FM"), New UPC and UPC shall prepare and, subject to the approval of UGC and after consultation with the Committee, file with the A-FM a prospectus (together with all materials included therewith and any amendments or supplements thereto, the "Prospectus") in respect of the shares of New UPC Common Stock to be issued in respect of the Restructuring pursuant to the Plan. The UGC Group, the Participating Noteholders, New UPC

A-a-14

  and UPC shall cooperate with each other and provide each other with all information necessary in order to prepare the Prospectus. The offer to exchange shares of New UPC Common Stock for the Belmarken Notes, the UPC Notes, the claims of the Other Creditors, the UPC Preference Shares A, the UPC Ordinary Shares A and the UPC Priority Shares will be included in the Prospectus. Each of UPC, the UGC Group and New UPC shall use its respective commercially reasonable efforts to (i) have an external auditor certify that the Prospectus complies with all requirements of Dutch securities regulations as promptly as practicable and, in any event, prior to such filing, and (ii) to cause the Prospectus to be made generally available and to be mailed to the holders of the Belmarken Notes, the UPC Notes, the UPC Preference Shares A and the UPC Ordinary Shares A and to the Other Creditors as promptly as practicable after the Prospectus is completed and submitted to the A-FM and such other securities regulators as may be applicable.

          (b)    Listing Applications.    New UPC shall use its commercially reasonable efforts to cause the shares of New UPC Common Stock to be issued in the Restructuring to be listed on the Nasdaq and, to the extent determined advisable by New UPC and UGC, on the Official Segment of the stock market of Euronext or another major European securities exchange. New UPC shall prepare and file with Nasdaq and the SEC and, to the extent applicable, Euronext or such other exchange, such listing applications, offering circulars and registration statements in respect of the shares of New UPC Common Stock to be issued in connection with the Restructuring as are required to be filed by the applicable rules and regulations of the Nasdaq, the SEC and, to the extent applicable, Euronext or such other exchange and shall use its commercially reasonable efforts to have such applications and offering circulars approved and such registration statements declared effective as are necessary for the listing of such Shares of New UPC Common Stock on the Nasdaq and, to the extent applicable, Euronext or such other exchange.

        Section 3.3    Disclosure Statement and Plan; Akkoord.

          (a)    Disclosure Statement and Plan.    As promptly as practicable, UPC and New UPC shall prepare and, subject to the approval of UGC and after consultation with the Committee, file with the US Bankruptcy Court promptly after the Filing Date the Disclosure Statement and Plan, which shall be consistent with all of the disclosures contained in (or, to the extent it is determined that such documents need not be prepared, would be required to be contained in) the Prospectus as well as such other disclosures and information as may be required under the US Bankruptcy Code or US Bankruptcy Rules or applicable Dutch or Luxembourg securities laws or the inclusion of which is otherwise deemed advisable by UPC in connection with the solicitation of votes in favor of the Plan. The UGC Group, New UPC, the Participating Noteholders and UPC shall cooperate with each other and provide each other with all information necessary in order to prepare the Disclosure Statement and the Plan. The offer to exchange shares of New UPC Common Stock for the Belmarken Notes, the UPC Notes, the claims of the General Unsecured Creditors, the Litigation Claims, the UPC Preference Shares A, the UPC Ordinary Shares A and the UPC Priority Shares will be described in the Disclosure Statement and the Plan. Each of UPC, the UGC Group and New UPC shall use its respective commercially reasonable efforts to (i) have the Disclosure Statement and the Plan approved by the US Bankruptcy Court as promptly as practicable after such filing, and (ii) to cause the Disclosure Statement, together with any amendment or supplement thereto, to be mailed to the holders of the Belmarken Notes, the UPC Notes, the UPC Preference Shares A and the UPC Ordinary Shares A, as well as to the Other Creditors and to all other holders of claims against, and interests in, UPC who are entitled to receive such Disclosure Statement and the Plan, as promptly as practicable after the Disclosure Statement is approved by the US Bankruptcy Court.    The Participating Noteholders agree not to object to the approval of the Disclosure Statement as long as it complies in all material respects with the terms of this Agreement.

          (b)    Akkoord.    As promptly as practicable, UPC shall prepare and, subject to the approval of UGC and after consultation with the Committee, file with the Dutch Bankruptcy Court promptly after

A-a-15

  the Filing Date the Akkoord, which shall incorporate all of the disclosures contained in (or, to the extent it is determined that such documents need not be prepared, would be required to be contained in) the Prospectus and the Disclosure Statement, as well as such other disclosures and information as may be required under the Dutch Bankruptcy Code or the inclusion of which is otherwise deemed advisable by UPC in connection with the solicitation of votes in favor of the Akkoord. The UGC Group, New UPC, the Participating Noteholders and UPC shall cooperate with each other and provide each other with all information necessary in order to prepare the Akkoord. Each of UPC, the UGC Group and New UPC shall use its respective commercially reasonable efforts to cause the Akkoord, together with any amendment or supplement thereto, to be mailed to the holders of the Belmarken Notes, the UPC Notes, as well as to the Other Creditors and to all other holders of claims against, and interests in, UPC who are entitled to receive the Akkoord.

          (c)    Opportunity to Comment.    UPC and New UPC shall provide each of UGC, New UPC and the Participating Noteholders with a reasonable opportunity to review and comment on the Disclosure Statement, the Plan and the Akkoord, and any amendment or supplement thereto, prior to filing same with the US Bankruptcy Court or the Dutch Bankruptcy Court, as applicable, and shall provide each other with a copy of all such filings made with the US Bankruptcy Court and the Dutch Bankruptcy Court.

          (d)    Response to Comments.    UPC and New UPC shall use their commercially reasonable efforts to respond to and resolve any objections raised by parties in interest before the US Bankruptcy Court or the Dutch Bankruptcy Court with respect to the Disclosure Statement, the Plan and the Akkoord as promptly as practicable. UPC shall notify each of UGC, New UPC and the Participating Noteholders promptly of the receipt of any such objections to the Disclosure Statement, the Plan and the Akkoord and shall supply each of them with copies of all material correspondence received with respect to the Disclosure Statement, the Plan and the Akkoord.

ARTICLE IV

MINORITY RIGHTS; BOARD COMPOSITION

        Section 4.1    Pre-emptive Rights.    On or prior to the Effective Date, New UPC's certificate of incorporation will be amended to provide that the holders of shares of New UPC Common Stock will have pre-emptive rights (the "Subscription Rights") for the first €1,538.46 million of equity or equity-linked securities issued by New UPC after the Effective Date for cash or in exchange for assets (or other consideration) acquired from an Affiliate. The Subscription Rights will provide that, subject to any approvals required pursuant to Section 4.3 hereof, if New UPC issues New UPC Common Stock in exchange for assets (or other consideration) acquired from an Affiliate, the holders of New UPC Common Stock will have the right to subscribe for additional shares of New UPC Common Stock on a pro rata basis for cash at the same fair market value as the assets (or other consideration) received for such shares of New UPC Common Stock. The Subscription Rights will: (a) not be separable from the New UPC Common Stock and (b) expire four years after the Effective Date.

        Section 4.2    New UPC Board Composition.

          (a)  On or prior to the Effective Date, New UPC's By-Laws will be amended to provide that, for a period beginning on the Effective Date and ending three years after the Effective Date:

              (i)  the Board of Directors of New UPC shall be comprised of ten members and that the number of members constituting the Board of Directors of New UPC may not be changed without the consent of the Designated Board Members (as defined below);

            (ii)  a Majority-in-Interest of the Participating Noteholders will have the right to designate two individuals, each of whom must be acceptable to UGC in its sole discretion, to serve as directors of New UPC (the "Designated Board Members");

A-a-16

            (iii)  the Designated Board Members shall not be removed except for cause or upon the written request of a Majority-in-Interest of the Participating Noteholders; and

            (iv)  upon the removal, resignation or death of a Designated Board Member, the Participating Noteholders shall have the right to designate an additional individual, who must be acceptable to UGC in its sole discretion, to serve as a Designated Board Member to fill the vacancy created by such removal, resignation or death.

          (b)  For a period beginning on the Effective Date and ending three years after the Effective Date, New UPC's Board of Directors shall, to the extent consistent with the rules of Nasdaq and Euronext or such other European securities exchange, if any, on which New UPC and UGC shall have determined to list the New UPC Common Stock, in each case to the extent applicable, be comprised of ten Persons, eight of whom shall have been designated by UGC and two of whom shall be the initial Designated Board Members. A Majority-in-Interest of the Participating Noteholders shall designate the initial Designated Board Members prior to the Effective Date.

        Section 4.3    Related Party Transactions.    On or prior to the Effective Date, New UPC's by-laws will be amended to require that, during the period beginning on the Effective Date and ending on the third anniversary after the Effective Date, transactions by New UPC or UPC with Persons (other than Subsidiaries of New UPC) that, at the time of determination, are Affiliates of New UPC with an aggregate value of greater than $10 million per year (excluding (i) performance of transactions in existence on the date of this Agreement that have been disclosed in the UPC SEC Documents, (ii) completion of transactions described in Schedule 4 of the Disclosure Letter, (iii) transactions, including, but not limited to, renewals or replacements of existing transactions, that are consistent with UPC's or its Subsidiaries' past practices, which past practices were disclosed in the UPC SEC Documents, and (iv) to the extent such transactions would otherwise constitute Related Party Transactions and are not otherwise described in clause (i), (ii) or (iii), transactions with respect to programming contracts, including, but not limited to, renewals or replacements of existing transactions, with any of Liberty Media Corporation, its Affiliates and/or its Subsidiaries, that (a) are entered into in the ordinary course of business on commercially reasonable terms, and (b) are consistent with UPC's or its Subsidiaries' past practices) (a "Related Party Transaction") shall not be entered into if rejected by both of the Designated Board Members; provided that in the event that a proposed Related Party Transaction is rejected by both of the Designated Board Members, a majority of the Board of Directors may submit the matter to a vote of the stockholders of New UPC and if such proposed Related Party Transaction is approved by a majority of the Disinterested Stockholders voting with respect to such matter, the proposed Related Party Transaction may be entered into.

        Section 4.4    Stockholders Agreement.    On or prior to the Effective Date, UGC, New UPC and the Participating Noteholders shall enter into a stockholders agreement (the "Stockholders Agreement") which shall:

          (a)  implement the provisions of Sections 4.2 and 4.3;

          (b)  provide that, until the third anniversary of the Effective Date, New UPC and UGC shall use their reasonable best efforts to cause the persons designated by a Majority-in-Interest of the Participating Noteholders to serve as Designated Board Members to be elected to serve as members of the Board of Directors of New UPC, including, without limitation in the case of New UPC, by causing such designees to be nominated for election as directors of New UPC by the stockholders of New UPC on the slate of directors endorsed or supported by the management of New UPC and by soliciting proxies, to the extent applicable, in support of the election of such designees to the Board of Directors of New UPC, and, in the case of UGC, voting, or causing to be voted, all shares of New UPC Common Stock and all other Voting Securities of New UPC held by UGC or other members of the UGC Group in favor of the election of such designees to the Board of Directors of New UPC and otherwise in a manner consistent with Section 4.2;

A-a-17

          (c)  provide the Participating Noteholders with the following rights to participate in sales of New UPC Common Stock by the UGC Group:

              (i)  If all previous transfers for value of shares of New UPC Common Stock made by the UGC Group after the Effective Date, together with any transfers for value of shares of New UPC Common Stock proposed to be made by the UGC Group in a transfer, in each case other than (a) any sale or other disposition of shares of New UPC Common Stock by and exclusively among the UGC Group, Subsidiaries of UGC and Affiliates of UGC; provided that such transferee agrees to be bound by the terms of the Stockholders Agreement, or (b) pro rata distributions of shares of New UPC Common Stock to the Stockholders of UGC, would result in the transfer, in the aggregate for all such transactions by the UGC Group since the last Tag-Along Sale (as hereinafter defined), if any, of at least five percent (5%) of the outstanding shares of New UPC Common Stock (such sale or other disposition for value being referred to as a "Tag-Along Sale"), then the UGC Group shall afford each of the Participating Noteholders holding one half of one percent (1/2%) or more of the outstanding shares of New UPC Common Stock (each, individually, a "Tag-Along Stockholder" and, collectively, the "Tag-Along Stockholders") the opportunity to participate proportionately in such Tag-Along Sale in accordance with this Section 4.4(c). The number of shares of New UPC Common Stock that each Tag-Along Stockholder will be entitled to include in such Tag-Along Sale (the "Tag-Along Allotment") shall be determined by multiplying (i) the number of shares of New UPC Common Stock held by such Tag-Along Stockholder as of the close of business on the day immediately prior to the Tag-Along Notice Date (as hereinafter defined) by (ii) a fraction, the numerator of which shall equal the number of shares of New UPC Common Stock proposed by the UGC Group to be sold or otherwise disposed of pursuant to the Tag-Along Sale and the denominator of which shall equal the total number of shares of New UPC Common Stock that are beneficially owned by the UGC Group as of the close of business on the day immediately prior to the Tag-Along Notice Date (the "Common Shares UGC Fraction");

            (ii)  Notwithstanding any other provision of the Stockholders Agreement, if any such Participating Noteholder fails to elect to participate in a Tag-Along Sale within ten (10) days after the Tag-Along Sale Notice (as defined below) is given, the UGC Group shall give notice of such failure to the other Tag-Along Stockholders. Such notice shall be made by telephone and confirmed in writing within two (2) days. The other Tag-Along Stockholders shall have three (3) days following the date such written notice was given to agree to sell their pro rata share of any unsold portion. For purposes of this Section 4.4(c)(ii), a participating Tag-Along Stockholder's pro rata share of any unsold portion of shares of New UPC Common Stock shall be equal to the number of shares obtained by multiplying (A) the Common Shares UGC Fraction times the total number of shares of New UPC Common Stock that are held by such Participating Noteholders that are not participating in the Tag-Along Sale, if any, by (B) the number of shares of New UPC Common Stock held by such participating Tag-Along Stockholder divided by the total number of shares of New UPC Common Stock held by all Tag-Along Stockholders that are participating in the Tag-Along Sale with respect to shares of New UPC Common Stock;

            (iii)  The UGC Group shall provide each Tag-Along Stockholder and New UPC with written notice (the "Tag-Along Sale Notice") not more than sixty (60) days nor less than fifteen (15) days prior to the proposed date of the Tag-Along Sale (the "Tag-Along Sale Date"). Each Tag-Along Sale Notice shall be accompanied by a copy of any written agreement relating to the Tag-Along Sale and shall set forth: (i) the name and address of each proposed transferee of shares of New UPC Common Stock in the Tag-Along Sale; (ii) the number of shares of New UPC Common Stock proposed to be transferred by the UGC Group; (iii) the proposed amount and form of consideration (including any potential adjustments to the consideration paid for such shares of New UPC Common Stock contained in the written agreement relating to the Tag-Along Sale) to

A-a-18

    be paid for such shares of New UPC Common Stock and the terms and conditions of payment offered by each proposed transferee; (iv) the aggregate number of shares of New UPC Common Stock held of record by the UGC Group as of the close of business on the day immediately prior to the date of the Tag-Along Notice (the "Tag-Along Notice Date"); (v) the Tag-Along Stockholder's Tag-Along Allotment assuming the Tag-Along Stockholder elected to sell the maximum number of shares of New UPC Common Stock; (vi) confirmation that the proposed transferee has been informed of the "Tag-Along Rights" provided for herein and has agreed to purchase shares of New UPC Common Stock from any Tag-Along Stockholder in accordance with the terms hereof; and (vii) the Tag-Along Sale Date;

            (iv)  Any Tag-Along Stockholder wishing to participate in the Tag-Along Sale shall provide written notice (the "Tag-Along Notice") to the UGC Group no more than ten (10) days after the Tag-Along Sale Notice is given. The Tag-Along Notice shall set forth the number of Shares that such Tag-Along Stockholder elects to include in the Tag-Along Sale, which shall not exceed such Tag-Along Stockholder's applicable Tag-Along Allotment. The Tag-Along Notice given by any Tag-Along Stockholder shall constitute such Tag-Along Stockholder's binding agreement to sell the shares of New UPC Common Stock specified in the Tag-Along Notice on the terms and conditions applicable to the Tag-Along Sale; provided, however, that in the event that there is any material change in the terms and conditions of such Tag-Along Sale applicable to the Tag-Along Stockholder (including, but not limited to, any decrease in the purchase price that occurs other than pursuant to an adjustment mechanism set forth in the agreement relating to the Tag-Along Sale) after such Tag-Along Stockholder gives its Tag-Along Notice, then, notwithstanding anything herein to the contrary, the Tag-Along Stockholder shall have the right to withdraw from participation in the Tag-Along Sale with respect to all of its Shares affected thereby. If the proposed transferee does not consummate the purchase of all of the shares of New UPC Common Stock requested to be included in the Tag-Along Sale by any Tag-Along Stockholder on the same terms and conditions applicable to the UGC Group, then the UGC Group shall not consummate the Tag-Along Sale of any of its Shares to such transferee, unless the shares of the UGC Group and the Tag-Along Stockholders to be sold are reduced or limited pro rata in proportion to the respective number of shares of New UPC Common Stock actually sold in any such Tag-Along Sale and all other terms and conditions of the Tag-Along Sale are the same for the UGC Group and the Tag-Along Stockholders. Notwithstanding the foregoing, if the number of shares of New UPC Common Stock proposed to be sold in any proposed Tag-Along Sale are reduced or limited such that the proposed sale is no longer a Tag-Along Sale in accordance with the terms of the Stockholders Agreement, then the terms of the Stockholders Agreement shall be inapplicable to such proposed sale and no Participating Noteholder or other stockholder shall have the right hereunder to participate in such proposed transaction as a Tag-Along Stockholder;

            (v)  If a Tag-Along Notice from any Tag-Along Stockholder is not received by the UGC Group within the ten (10) day period specified in Section 10.4(c)(iv), the UGC Group shall have the right to consummate the Tag-Along Sale without the participation of such Tag-Along Stockholder, but only on terms and conditions which are no more favorable in any material respect to the UGC Group (and, in any event, at no greater a purchase price) than as stated in the Tag-Along Sale Notice and only if such Tag-Along Sale occurs on a date within ninety (90) days of the Tag-Along Sale Date;

            (vi)  On the Tag-Along Sale Date, each Tag-Along Stockholder shall deliver a certificate or certificates for the shares of New UPC Common Stock to be sold by such Tag-Along Stockholder in connection with the Tag-Along Sale, duly endorsed for transfer with signatures guaranteed, to the transferee in the manner and at the address indicated in the Tag-Along Notice against delivery of the purchase price for such shares of New UPC Common Stock;

A-a-19

          (vii)  Any Participating Noteholder seeking to sell any shares of New UPC Common Stock in connection with a Tag-Along Sale shall enter into an agreement (the "Tag Along Sale Agreement") containing substantially similar representations, warranties, indemnities and agreements as made by the UGC Group in connection with such Tag-Along Sale, but in no case shall such representations, warranties, indemnities and agreements be required to be made by the Participating Noteholder on a joint (as opposed to several) basis or have the potential of subjecting such Participating Noteholder to greater liability (on a proportionate basis) than the UGC Group in connection with such Tag-Along Sale.

ARTICLE V

VOTING PROVISIONS

        Section 5.1    Voting in the Shareholders Meeting.    Each party hereto, including without limitation, UGC (on its own behalf and on behalf of the UGC Group), UUB and each Participating Noteholder agrees that, for so long as this Agreement remains in effect, such party shall cause all UPC Voting Securities now beneficially owned or the beneficial ownership of which is hereafter acquired by such party, to be voted at the Shareholders Meeting (or any adjournment, postponement or continuation thereof) in favor of (a) the Proposals and (b) any other proposals necessary or advisable to the Restructuring and which are consistent with this Agreement and which are submitted for approval by the shareholders of UPC at any annual or extraordinary general meeting of the shareholders of UPC. Each party hereto, including without limitation, UGC (on its own behalf and on behalf of the UGC Group), UUB and each Participating Noteholder further agrees that, for so long as this Agreement remains in effect, such party shall cause all UPC Voting Securities now beneficially owned or the beneficial ownership of which is hereafter acquired by such party to be voted against (i) any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of UPC and/or such party, as the case may be, pursuant to this Agreement and (ii) any action by UPC or any of its Subsidiaries and/or such party, as the case may be, which is intended to or could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the Restructuring and the other transactions contemplated by this Agreement. No party hereto shall enter into any agreement or understanding with any Person the effect of which would be to violate, circumvent or otherwise impede the effect of this Section 5.1 or any other provision of this Agreement.

        Section 5.2    Certain Voting Matters.    Each party hereto, including without limitation, UGC (on its own behalf and on behalf of the UGC Group), UUB and each of the Participating Noteholders, agrees that, for so long as this Agreement remains in effect, such party shall cause all UPC Notes now beneficially owned or the beneficial ownership of which is hereafter acquired by such party, to be voted at all meetings, or consents obtained without meetings, of holders of UPC Notes against the enforcement of any remedies under the relevant indentures and shall take all such action as may be necessary to instruct the trustees under the relevant indentures to act in a manner consistent with this Agreement, including, without limitation, by voting to instruct such trustees to rescind any action taken to accelerate the UPC Notes or to enforce remedies under the relevant indentures.

        Section 5.3    Voting After the Filing Date.

          (a)    Agreement to Vote for Plan and Akkoord.    Subject to Section 5.5 hereof, UGC, UUB and each Participating Noteholder irrevocably agrees, and UGC hereby agrees to cause each other member of the UGC Group, during the period commencing on the date of this Agreement and continuing until the termination of this Agreement as provided in Article XI of this Agreement, (i) to vote, when properly solicited to do so, timely all of its Restricted Claims in favor of (a) the Plan, as the Plan may be modified in accordance with the terms of this Agreement, and (b) the Akkoord, as the Akkoord may be modified in accordance with the terms of this Agreement; provided, in each case, that such modifications do not deviate from the terms and conditions set forth in this Agreement in a

A-a-20

  manner that is adverse in any material respect to such party, by timely executing ballots in favor of the Plan and timely executing ballots, irrevocable voting instructions and appropriate irrevocable powers of attorney in favor of the Administrator (with power of substitution) to file claims and vote in favor of the Akkoord, and (ii) not attempt to revoke or withdraw such vote or power of attorney in favor of the Plan and the Akkoord so long as the Plan or the Akkoord, as the case may be, is not modified in a manner that is adverse in any material respect to such party provided that no Participating Noteholder shall be required to support a Plan or an Akkoord that (i) reduces the percentage of the Base Number of Shares of New UPC's outstanding common stock set forth in Section 2.1(d) to be offered to the holders of the UPC Notes other than the UGC Group, or (ii) alters the provisions of Article IV or Article VI; provided further, that the UGC Group shall not be required to support a Plan or an Akkoord that (i) reduces the percentage of the Base Number of Shares of New UPC's outstanding common stock set forth in Section 2.1(d) to be offered to the UGC Group in exchange for the Belmarken Notes and the UPC Notes held by the UGC Group on the date hereof this Agreement, or (ii) alters the provisions of Article IV or Article VI. Each party agrees that its agreement hereunder may be disclosed in solicitation materials prepared in connection with the Plan and the Akkoord.

          (b)    Modifications.    Notwithstanding any provision of this Agreement (other than Section 2.1(f)), New UPC or UPC, as the case may be, may, after consultation with the Committee, make such changes and modifications to the Plan, the Akkoord, the New UPC Dutch Exchange Offer and/or the Disclosure Statement as New UPC or UPC, as the case may be, in their respective discretions deems necessary and appropriate, and to the extent permissible under the US Bankruptcy Code and the Dutch Bankruptcy Code, in order to have the Disclosure Statement approved the US Bankruptcy Court, the Plan confirmed by the US Bankruptcy Court and the Akkoord ratified by the Dutch Bankruptcy Court; provided that no party hereto shall be required to support a Plan or an Akkoord that deviates from the terms and conditions of this Agreement in a manner that is adverse in any material respect to such party; provided further, that no Participating Noteholder shall be required to support a Plan or an Akkoord that (i) reduces the percentage of the Base Number of Shares of New UPC's outstanding common stock set forth in Section 2.1(d) to be offered to the holders of the UPC Notes other than the UGC Group, or (ii) alters the provisions of Article IV or Article VI; provided further, that the UGC Group shall not be required to support a Plan or an Akkoord that (i) reduces the percentage of the Base Number of Shares of New UPC's outstanding common stock set forth in Section 2.1(d) to be offered to the UGC Group in exchange for the Belmarken Notes and the UPC Notes held by the UGC Group on the date hereof this Agreement, or (ii) alters the provisions of Article IV or Article VI.

        Section 5.4    Direction of Trustees.    Each of the Participating Noteholders and the UGC Group agrees that it shall use commercially reasonable efforts to cause each of the trustees under the Indentures governing the UPC Notes to take such action as is necessary or desirable and which is consistent with the Trust Indenture Act of 1939, as amended to date, and any other applicable Law to achieve the results contemplated in this Agreement, including, without limitation, entering into voting arrangements acceptable to the Dutch Bankruptcy Court which allow all beneficial holders of UPC Notes fully to vote their claims as beneficial holders in a manner that is consistent with voting rights of such holders under applicable US bankruptcy law.

        Section 5.5    Acknowledgement.    This Agreement is not, and shall not be deemed to be, a solicitation of votes to accept the Plan or the Akkoord or an offering of any securities to be issued under the Plan or the Akkoord. Neither UGC, New UPC, UPC nor any of their respective controlled Affiliates shall solicit acceptances of the Plan from, or offer such securities to, the Participating Noteholders or any other creditor or holder of any other claim against, or interest in, UPC until the Disclosure Statement has been approved by the US Bankruptcy Court and the holders of the Belmarken Notes, the UPC Notes, the UPC Preference Shares A and the UPC Ordinary Shares A, the General Unsecured Creditors and the other creditors and holders of any other claims against, or interests in, UPC have been provided with all applicable solicitation materials and related ballots.

A-a-21

ARTICLE VI

EFFECTIVE DATE EQUITY INVESTMENT

        Section 6.1    New UPC Equity Purchase Rights.    The Plan will provide that, on the Effective Date, New UPC will provide each holder of UPC Notes and the Belmarken Notes the right (the "New UPC Equity Purchase Rights") to purchase a pro rata share of up to €100 million based upon the number of shares of New UPC Common Stock distributed to (x) the UGC Group in exchange for the Belmarken Notes and the UPC Notes owned by the UGC Group on the date of this Agreement and (y) the holders of the UPC Notes (other than the UPC Notes owned by the UGC Group on the date of this Agreement) in accordance with Section 2.1(d) (as reduced pursuant to the last sentence of this Section 6.1, the "Maximum Subscription Amount") of shares of New UPC Common Stock at the per share price implied by the Plan (the "Implied Purchase Price"). The shares of New UPC Common Stock issuable upon exercise of the New UPC Equity Purchase rights will be in addition to the Base Number of Shares. The New UPC Equity Purchase Rights will only be exercisable on the Effective Date. The Maximum Subscription Amount will be reduced on a euro-for-euro basis by an amount equal to (1) the net proceeds of any assets sold by UPC prior to the Effective Date, other than assets sold in the ordinary course of UPC's business in a manner consistent with its past practices, and (2) the net proceeds from any non-dilutive capital raised by UPC (other than capital received by UPC from UGC or its Affiliates).

        Section 6.2    UGC Subscription Commitment.    UGC commits, subject to confirmation of the Plan substantially on the terms set forth in this Agreement, to purchase, on the Effective Date and New UPC commits to sell to UGC on the Effective Date, an amount of shares of New UPC Common Stock with an aggregate value equal to the Maximum Subscription Amount, less the number of shares of New UPC Common Stock purchased by holders of UPC Notes pursuant to the New UPC Equity Purchase Rights, such shares of New UPC Common Stock to be purchased and sold at the Implied Purchase Price. The shares of New UPC Common Stock issuable pursuant to this Section 6.2 will be in addition to the Base Number of Shares.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF UPC

        UPC hereby represents and warrants to each of the other parties hereto that the statements contained in this Article VII are true and correct.

        Section 7.1    Organization.    UPC is a corporation duly organized and validly existing under the Laws of The Netherlands and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

        Section 7.2    Capitalization.

          (a)  The authorized share capital of UPC is €1,653,000,000 consisting of (i) 1,000,000,000 UPC Ordinary Shares A; (ii) 300,000,000 ordinary shares B, par value €0.01 per share; (iii) 300 UPC Priority Shares; (iv) 49,999,700 UPC Preference Shares A; and (v) 600,000,000 preference shares B, par value €0.01 per share. After giving effect to the Capital Amendment Proposal, immediately prior to the Effective Date the authorized share capital of UPC will be 450,000,000 ordinary shares A, par value €0.02 per share, 50,000,000,000 ordinary shares C, par value €0.02 per share, 300 UPC Priority Shares and 12,400 UPC Preference Shares A. As of the close of business on the date hereof, UPC had outstanding (i) 443,417,525 UPC Ordinary Shares A; (ii) no ordinary shares B have been issued; (iii) 300 UPC Priority Shares; (iv) 12,400 UPC Preference Shares A; (v) no preference shares B have been issued and (vi) sufficient UPC Ordinary Shares A are reserved for issuance upon the conversion, exchange or exercise of outstanding rights, options, warrants or convertible or exchangeable securities issued by UPC and set forth on Annex F and Annex G attached hereto. All of the outstanding share capital or other equity interests, as the case may be, of UPC are duly authorized, validly issued, fully

A-a-22

  paid and non-assessable, and are not subject to, nor were they issued in violation of, any preemptive rights, purchase option, call option, right of first refusal, subscription right or any similar right, and were issued in compliance with applicable securities laws and regulations.

          (b)  Except as set forth above or on Annex F and Annex G attached hereto, and except for the transactions contemplated by this Agreement, (i) there is no capital share or other security (voting or nonvoting) of UPC that is authorized, issued or outstanding, (ii) there are no outstanding or authorized options, warrants, calls, preemptive rights, subscriptions or other rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, agreements, arrangements, commitments or claims of any character, contingent or otherwise, relating to the issued or unissued share capital of UPC or obligating UPC to issue, transfer or sell or cause to be issued, transferred or sold any capital shares or other equity interests in UPC or securities convertible into or exchangeable for such shares or equity interests, or obligating UPC to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, convertible or exchangeable security, agreement, arrangement, commitment or claim, and (iii) there are no outstanding contractual obligations of UPC to repurchase, redeem or otherwise acquire any capital shares of UPC.

        Section 7.3    Authorization; Validity of Agreement; Corporate Action.    UPC has full corporate power and authority to execute, deliver and, subject to obtaining the Shareholder Approval and the approval of the US Bankruptcy Court and the Administrator, perform this Agreement and each instrument required hereby to be executed and delivered and performed by UPC pursuant to this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by UPC of this Agreement and each instrument required hereby to be executed and delivered by UPC pursuant to this Agreement and the performance of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by UPC's management board and UPC's supervisory board, and, except for obtaining the Shareholder Approval and the approval of the UPC Priority Shares, voting as a separate class, no other corporate action on the part of UPC is necessary to authorize the execution, delivery and performance by UPC of this Agreement and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by UPC, and, assuming due and valid authorization, execution and delivery hereof by each other party hereto, is a valid and binding obligation of UPC enforceable against UPC in accordance with its terms, subject to the approval of the US Bankruptcy Court and the Administrator.

        Section 7.4    Consents and Approvals; No Violations.    The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance by UPC with the provisions of this Agreement will not:

          (a)  subject to obtaining the Shareholder Approval, violate or conflict with or result in any breach of any provision of the Articles of Association or By-laws or other organizational documents of UPC;

          (b)  require any filing, recordation, declaration or registration with, or permit, order, authorization, consent, waiver or approval of, or action by or in respect of, or the giving of notice to, any Governmental Entity to which UPC is subject, except for (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Restructuring and the transactions contemplated hereby and thereby, (ii) the filing with Euronext and/or the A-FM of the Prospectus and any applicable listing circulars, applications or notices, (iii) the obtaining of an auditor's statement in respect of the Prospectus and (iv) the commencement of the Chapter 11 Case, the filing of the Moratorium Petition and the receipt of the requisite approvals of the US Bankruptcy Court and the Administrator (collectively, the "Required UPC Consents");

A-a-23

          (c)  subject to obtaining the Required UPC Consents and the Shareholder Approval, violate any of the terms, conditions or provisions of any Law or Judgment of any Governmental Entity to which UPC is subject or by which any of the foregoing or any of UPC's assets are bound, except that no representation is made with respect to any Law of any jurisdiction in which UPC is not engaged in business; or

excluding from preceding clauses (b) and (c) such matters that have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a material adverse effect on the ability of UPC to perform its respective material obligations under, and to consummate the transactions contemplated by, this Agreement and the Restructuring.

        Section 7.5    SEC Reports and Financial Statements.    Except for such delays as are the subject of Forms 12b-25 timely filed with the SEC, UPC has filed timely with the SEC all forms, reports, schedules, statements and other documents (including, in each case, exhibits, schedules, amendments or supplements thereto, and any other information incorporated by reference therein) required to be filed by it since January 1, 1999 under the Exchange Act or the Securities Act (as such documents have been amended or supplemented between the time of their respective filing and the date hereof, the "UPC SEC Documents"). Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such filing prior to the date hereof), the UPC SEC Documents (including, without limitation, any financial statements or schedules included therein) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the financial statements contained in the UPC SEC Documents (including, in each case, any related notes and schedules) has been prepared from, and is in accordance with, the books and records of UPC and its consolidated Subsidiaries, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP as in effect during such periods (except as may be indicated in the notes thereto) and fairly presents the consolidated financial position and the consolidated results of operations and cash flows of UPC and its consolidated Subsidiaries at the dates and for the periods covered thereby.

        Section 7.6    Brokers.    Except for the fees and expenses of JP Morgan & Co. and Lazard Frères LLC (whose fees and expenses shall be paid by UPC in accordance with UPC's agreements with such firms), no agent, broker, Person or firm acting on behalf of UPC is or will be entitled to any advisory fee, commission or broker's or finder's fee from any party hereto (or any of their respective Affiliates) in connection with this Agreement, the Restructuring or any of the transactions contemplated hereby or thereby.

        Section 7.7    Voting Requirements.    The affirmative vote of the holders of (i) a majority of the holders of the UPC Priority Shares, voting as a separate class, with each UPC Priority Share having one hundred (100) votes, and (ii) at least a majority of the outstanding UPC Voting Securities (voting as one class, with each UPC Voting Security having one hundred (100) votes), entitled to be cast in adopting the Proposals is the only vote of the holders of any class or series of UPC's share capital or other securities of UPC necessary under applicable Law or stock exchange (or similar self-regulatory organization) regulations to adopt the Proposals and for consummation by UPC of the transactions contemplated by this Agreement.

        Section 7.8    Feasibility.    Based on an analysis of its financial circumstances and needs, UPC expects that, after giving effect to the equity investment contemplated under Article VI of this Agreement, consummation of the Restructuring on the terms set forth in this Agreement is not likely to be followed by the liquidation or the need for further judicial financial reorganization of UPC.

A-a-24

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES
OF UGC, UGC HOLDINGS, NEW UPC AND UUB

        Each of UGC, UGC Holdings, New UPC and UUB hereby represents and warrants to each of the other parties hereto (other than each other UGC party) that the statements contained in this Article VIII are true and correct.

        Section 8.1    Organization.    Each of UGC, UGC Holdings and New UPC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. UUB is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

        Section 8.2    Authorization; Validity of Agreement; Corporate Action.    Each of UGC, UGC Holdings, New UPC and UUB has the full corporate or company power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it pursuant to this Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance by each of UGC, UGC Holdings, New UPC and UUB of this Agreement and each instrument required hereby to be executed and delivered by UGC, UGC Holdings, New UPC or UUB, as the case may be, pursuant to this Agreement and the performance of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by its Board of Directors or Managers, as the case may be, and no other corporate action or company action on the part of UGC, UGC Holdings, New UPC or UUB, as the case may be, is necessary to authorize the execution, delivery and performance by UGC, UGC Holdings, New UPC or UUB, as the case may be, of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of UGC, UGC Holdings, New UPC and UUB and, assuming due and valid authorization, execution and delivery hereof by each other party hereto, is a valid and binding obligation of UGC, UGC Holdings, New UPC and UUB, as the case may be, enforceable against such Person in accordance with its terms.

        Section 8.3    Consents and Approvals; No Violations.    The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance by each of UGC, UGC Holdings, New UPC and UUB with the provisions of this Agreement will not:

          (a)  violate or conflict with or result in any breach of any provision of the Certificate of Incorporation, By-laws, Certificate of Formation, Limited Liability Company Agreement or other organizational documents of any of UGC, UGC Holdings, New UPC or UUB, as the case may be;

          (b)  require any filing, recordation, declaration or registration with, or permit, order, authorization, consent, waiver or approval of, or action by or in respect of, or the giving of notice to, any Governmental Entity to which any of UGC, UGC Holdings, New UPC or UUB or any of their Subsidiaries is subject, except for (i) the filing with the SEC of such reports under the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing with Nasdaq of a listing application in respect of the shares of New UPC Common Stock to be issued in respect of the Restructuring and (iii) the receipt of any requisite US Bankruptcy Court approvals and Administrator approvals;

          (c)  subject to obtaining the approvals specified in Section 8.3(b), violate any of the terms, conditions or provisions of any Law or Judgment of any Governmental Entity to which any of UGC, UGC Holdings or UUB or any of their respective Subsidiaries is subject or by which any of the foregoing or any of their respective assets are bound, except that no representation is made with

A-a-25

  respect to any Law of any jurisdiction in which none of UGC, UGC Holdings or UUB and its Subsidiaries are not engaged in business;

excluding from preceding clauses (b) and (c) such matters that have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a material adverse effect on the ability of any of UGC, UGC Holdings, UUB or any member of the UGC Group to perform its respective material obligations under this Agreement, and to consummate the Restructuring and the transactions contemplated thereby.

        Section 8.4    Ownership of Securities.    The members of the UGC Group are the lawful owners, beneficially and of record, of the Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares and UPC Ordinary Shares A and other claims against, or interests in, UPC set forth on Annex H, free and clear of all Liens.

        Section 8.5    Certain Securities Law Matters.    Each of UGC, UGC Holdings and UUB hereby further represents for itself that:

          (a)  Such Person is entering into this Agreement, the Restructuring and the transactions contemplated hereby and thereby for such Person's own account and it intends to acquire any shares of New UPC Common Stock or other securities of New UPC issued in connection with the Restructuring for investment purposes only and not with a view to, or the intention of, distributing any such shares of New UPC Common Stock or other securities in violation of the Securities Act or any other applicable securities laws of the United States, The Netherlands or any political subdivision of either of the foregoing, and any such securities will not be disposed of in contravention of the Securities Act or any other applicable securities laws of the United States, The Netherlands or any political subdivision of either of the foregoing.

          (b)  Such Person is sophisticated in financial matters and is able to evaluate the risks and benefits of an investment in New UPC and in shares of New UPC Common Stock. In addition, by virtue of such Person's expertise, the advice available to such Person, and its previous investment experience, such Person has extensive knowledge and experience in financial and business matters, investments, securities, and private placements and the capability to evaluate the merits and risks of this Agreement, the Restructuring and the transactions contemplated hereby and thereby.

          (c)  Such Person is able to bear the economic risk of an investment in New UPC and New UPC Common Stock (including, without limitation, the complete loss of such investment) for an indefinite period of time.

          (d)  Such Person has had an opportunity to ask questions and receive answers concerning the business and affairs of UPC and New UPC, the terms and conditions of the New UPC Common Stock and such other matters concerning its current investment in UPC, New UPC, the Restructuring and the transactions contemplated thereby and has had full access to such other information concerning UPC, New UPC, the Restructuring and the transactions contemplated thereby as such Person has requested.

          (e)  Such Person is a "qualified institutional buyer," as such term is defined pursuant to Rule 144A(a) promulgated under the Securities Act or, if not such a "qualified institutional buyer," is an "accredited investor" as such term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D, promulgated under the Securities Act.

        Section 8.6    Brokers.    Except for the fees and expenses of Credit Suisse First Boston Corporation and UBS Warburg LLC (whose fees and expenses shall be paid by UPC, or New UPC, as the case may be, in accordance with UGC's agreement with such firms and with UPC), no agent, broker, Person or firm acting on behalf of any member of the UGC Group is or will be entitled to any advisory fee, commission or

A-a-26

broker's or finder's fee from any party hereto (or any of their respective Affiliates) in connection with this Agreement, the Restructuring or any of the transactions contemplated hereby or thereby.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES OF PARTICIPATING NOTEHOLDERS

        Each Participating Noteholder, for itself and no other party, hereby represents and warrants to each of the other parties hereto that the statements contained in this Article IX are true and correct.

        Section 9.1    Organization.    Such Participating Noteholder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

        Section 9.2    Authorization; Validity of Agreement; Noteholder Action.    Such Participating Noteholder has the full institutional power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it pursuant to this Agreement and, to perform its obligations hereunder and thereunder. The execution, delivery and performance by such Participating Noteholder of this Agreement and each instrument required hereby to be executed and delivered by such Participating Noteholder, pursuant to this Agreement and the performance of such Participating Noteholder's obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized, to the extent such authorization is required, by its Board of Directors or other governing body and no other institutional action on the part of such Participating Noteholder is necessary to authorize the execution, delivery and performance by such Participating Noteholder of this Agreement and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by such Participating Noteholder and, assuming due and valid authorization, execution and delivery hereof by each other party hereto, is a valid and binding obligation of such Participating Noteholder enforceable against such Participating Noteholder in accordance with its terms.

        Section 9.3    Consents and Approvals; No Violations.    The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance by such Participating Noteholder with the provisions of this Agreement will not:

          (a)  violate or conflict with or result in any breach of any provision of the Certificate of Incorporation, By-laws, other organizational documents of such Participating Noteholder;

          (b)  require any filing, recordation, declaration or registration with, or permit, order, authorization, consent, waiver or approval of, or action by or in respect of, or the giving of notice to, any Governmental Entity to which such Participating Noteholder or any of its Affiliates is subject, except for (i) the filing with the SEC of such reports under the Exchange Act, as may be required in connection with this Agreement, the Restructuring and the transactions contemplated hereby and thereby and (ii) the receipt of requisite US Bankruptcy Court approvals and Administrator approvals;

          (c)  subject to obtaining the approvals specified in clause (ii) above, violate any of the terms, conditions or provisions of any Law or Judgment of any Governmental Entity to which such Participating Noteholder is subject or by which any of the foregoing or any of their respective assets are bound, except that no representation is made with respect to any Law of any jurisdiction in which such Participating Noteholder are not engaged in business;

excluding from preceding clauses (b) and (c) such matters that have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a material adverse effect on the ability of such Participating Noteholder to perform its material obligations under this Agreement, and to consummate the Restructuring and the transactions contemplated thereby.

A-a-27

        Section 9.4    Ownership of Securities.    Such Participating Noteholder is the lawful beneficial owner of the UPC Notes and other claims against, or interests in, UPC set forth on Schedule 1 of the Disclosure Letter, free and clear of all Liens.

        Section 9.5    Certain Securities Law Matters.    (a) Such Participating Noteholder is entering into this Agreement, the Restructuring and the transactions contemplated hereby and thereby for such Participating Noteholder's own account (or for the account of its clients' funds) and it intends to acquire any shares of New UPC Common Stock or other securities of New UPC issued in connection with the Restructuring for investment purposes only and not with a view to, or the intention of, distributing any such shares of New UPC Common Stock or other securities in violation of the Securities Act or any other applicable securities laws of the United States, The Netherlands or any political subdivision of either of the foregoing, and any such securities will not be disposed of in contravention of the Securities Act or any other applicable securities laws of the United States, The Netherlands or any political subdivision of either of the foregoing.

          (b)  Such Participating Noteholder is sophisticated in financial matters and is able to evaluate the risks and benefits of an investment in New UPC and in shares of New UPC Common Stock. In addition, by virtue of such Participating Noteholder's expertise, the advice available to such Participating Noteholder, and its previous investment experience, such Participating Noteholder has extensive knowledge and experience in financial and business matters, investments, securities, and private placements and the capability to evaluate the merits and risks of this Agreement, the Restructuring and the transactions contemplated hereby and thereby.

          (c)  Such Participating Noteholder is able to bear the economic risk of an investment in New UPC and New UPC Common Stock (including, without limitation, the complete loss of such investment) for an indefinite period of time.

          (d)  Such Participating Noteholder has had an opportunity to ask questions and receive answers concerning the business and affairs of UPC and New UPC, the terms and conditions of the New UPC Common Stock and such other matters concerning its current investment in UPC, New UPC, the Restructuring and the transactions contemplated thereby and has had full access to such other information concerning UPC, New UPC, the Restructuring and the transactions contemplated thereby as such Participating Noteholder has requested.

          (e)  Such Participating Noteholder is a "qualified institutional buyer," as such term is defined pursuant to Rule 144A(a) promulgated under the Securities Act, or, if not such a "qualified institutional buyer," such Participating Noteholder is an "accredited investor" as such term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D, promulgated under the Securities Act.

        Section 9.6    Brokers.    Except for the fees and expenses of Greenhill & Co. LLP (whose fees and expenses shall be paid by UPC in accordance with UPC's agreement with such firm and with the Participating Noteholders or, if the Restructuring is consummated on terms consistent with the terms of this Agreement and UPC does not pay such fees and expenses, by New UPC), no agent, broker, Person or firm acting on behalf of the Participating Noteholders is or will be entitled to any advisory fee, commission or broker's or finder's fee from any party hereto (or any of their respective Affiliates) in connection with this Agreement, the Restructuring or any of the transactions contemplated hereby or thereby.

A-a-28

ARTICLE X

CERTAIN COVENANTS

        Section 10.1    Commercially Reasonable Efforts.    Subject to the terms and conditions provided herein, each of the parties hereto shall, and shall cause each of its controlled Affiliates to, cooperate and use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Restructuring and the other transactions contemplated hereby and thereby and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws, to consummate and make effective the Restructuring and the transactions contemplated hereby and thereby. Without limiting the generality of the foregoing, each of the parties hereto shall, and shall cause each of their controlled Affiliates to, cooperate and use their commercially reasonable efforts promptly to:

          (a)  make any and all filings, recordations, declarations or registrations with, obtain any and all actions or non-actions, licenses, permits, consents, approvals, waivers, authorizations, qualifications and orders of, give any and all notices to, take reasonable steps to avoid an action or proceeding by, any and all Governmental Entities and parties to contracts with UPC, in each case prior to the Effective Date, as are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Restructuring and the other transactions contemplated hereby and thereby;

          (b)  defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Restructuring or any of the other transactions contemplated hereby and thereby; it being understood and agreed that each party hereto shall promptly notify the other parties of any litigation (including any shareholder litigation), against such party and/or its directors relating to the Restructuring or any of the transactions contemplated hereby and thereby;

          (c)  execute and deliver any additional instruments necessary to consummate the Restructuring and the transactions contemplated hereby and thereby and to carry out fully the purposes of this Agreement; and

          (d)  cooperate in the taking of such actions under applicable Dutch corporate laws as are consistent with the intent of this Agreement and necessary or advisable for the consummation of the Restructuring.

        Section 10.2    Notification of Certain Matters.    Each party hereto shall give prompt written notice to each other party, of (a) the occurrence or non-occurrence of any event known to such party, the occurrence or non-occurrence of which has resulted in, or is reasonably likely to result in, any representation or warranty set forth in this Agreement made by such party to be untrue or inaccurate in any material respect; (b) any material failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; or (c) any action, suit, proceeding, inquiry or investigation pending or, to the knowledge of such party, threatened, that questions or challenges this Agreement or the consummation of the Restructuring of any of the transactions contemplated hereby and thereby; provided that the delivery of any notice pursuant to this Section 10.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and that no such notification shall modify the representations or warranties of any party or the conditions to the obligations of any party hereunder.

        Section 10.3    Tax Ruling.    Each party hereto shall cooperate with UPC in seeking a tax ruling from the Dutch tax inspector in respect of the Restructuring, such ruling to be in form and substance satisfactory to UPC. UPC shall consult with UGC and the Committee regarding preparations for and the results of discussions with the Dutch tax inspector (and other tax authorities) in respect of such a ruling.

A-a-29

        Section 10.4    Forbearance.    As long as this Agreement remains in effect, each Person party hereto (other than UPC) acknowledges and agrees that it shall forbear from (w) exercising the right to receive principal of, and interest or dividends on, any security of UPC held by such Person, (x) the filing of a notice of default, the taking of any action to accelerate or otherwise collect on any such security, (y) pursuing any rights or remedies (including acceleration of amounts due thereunder) available to such Person under any such security and (z) the commencement of litigation or proceedings (including arbitration) of any kind or nature against UPC or any of its Subsidiaries, arising as the result of, or in connection with, any failure to pay the principal of, or interest on, any such security or a default under any such security or in respect of any other rights or remedies of such Person under any such security or any indenture that governs any security of UPC held by such Person or any agreement among UPC and any such Person or Persons. After UPC becomes a debtor under the US Bankruptcy Code or subject to the moratorium under the Dutch Bankruptcy Code, the Persons party hereto (other than UPC) shall be entitled to exercise any rights or remedies they have in connection with the Chapter 11 Case or the Moratorium, as the case may be, in all cases consistent with the provisions and intent of this Agreement, subject to any stay or modifications of such rights or remedies which may exist or be entered in connection with such proceedings; provided that so long as this Agreement remains in effect, such Persons agree to exercise such rights and remedies only in a manner consistent with the provisions of this Agreement. Notwithstanding anything in this Section 10.4 to the contrary, if the Plan is confirmed and is not confirmed substantially on the terms set forth in this Agreement (after giving effect to any modifications made pursuant to Section 2.1(f)) the obligations under this Section 10.4 of each Person party hereto shall terminate.

        Section 10.5    Restrictions on Transfer.    Until the Effective Date, each Person party hereto (other than UPC) agrees that it shall not (a) sell, transfer, assign, pledge, gift or otherwise dispose of any of its claims against, or interests in, UPC (including, without limitation, any Belmarken Notes, UPC Notes, UPC Preference Shares A or UPC Ordinary Shares A), in whole or in part, or any interest therein, unless the transferee thereof accepts such claim against, or interest in, UPC subject to the terms of this Agreement, as evidenced by an agreement executed by such transferee that provides, among other things, that UPC is an express third-party beneficiary of such agreement or (b) grant any proxies, deposit any of its claims against, or interests in, UPC (including, without limitation, any Belmarken Notes, UPC Notes, UPC Preference Shares A or UPC Ordinary Shares A) into a voting trust, or enter into a voting or tendering agreement with respect to any claims against, or interests in, UPC, unless such arrangement provides for compliance with this Agreement. In the event that a Person party to this Agreement transfers any such claim against, or interest in, UPC prior to the final vote on the Plan or the Akkoord, the transferee of such claim against, or interest in, UPC shall comply with and be subject to all the terms of this Agreement, including, but not limited to, the transferring party's obligations to vote in favor of the Plan and the Akkoord and shall, as a condition precedent to such transfer, execute an agreement on terms substantially identical in all respects to the terms of this Agreement.

        Section 10.6    Further Acquisition of Claims or Interests.    This Agreement shall in no way be construed to preclude any Person party hereto from acquiring additional claims against, or interests in, UPC; provided that if any such Person acquires any additional claims against, or interests in, UPC after the date of this Agreement, such additional claims against, or interests in, UPC shall immediately upon such acquisition without further action on the part of UPC or the acquiring Person become subject to the terms of this Agreement.

        Section 10.7    Impact of Appointment of Creditors' Committee.    If an official committee of unsecured creditors is appointed by the United States Trustee in the Chapter 11 Case or by the Dutch Bankruptcy Court in the case of the Moratorium Petition, UPC shall cooperate reasonably with the Participating Noteholders in seeking to cause the United States Trustee or the Dutch Bankruptcy Court, as the case may be, to appoint some or all of the Participating Noteholders to be members of such official committee pursuant to section 1102 of the Bankruptcy Code and the Dutch Bankruptcy Code. Nothing contained in this Agreement shall limit the ability of any Participating Noteholder appointed to such committee to take

A-a-30

such acts as a committee member that are required by or consistent with the fiduciary duties of a committee member; provided that the freedom to act as a committee member (including the freedom to vote in committee meetings and to instruct committee professionals to act on behalf of such committee) shall not affect the obligations of the Participating Noteholder to vote its Restricted Claims as provided herein and shall not otherwise affect the continuing obligations of such Participating Noteholder(s) under this Agreement or the validity or enforceability of this Agreement. In the event that an official creditors' committee is so appointed, where the context so permits, all references to the "Committee" set forth herein shall thereafter be deemed to refer to such official creditors' committee until such time as the official creditors' committee is dissolved or disbanded.

        Section 10.8    Releases and Exculpation.

          (a)    Releases.    The Plan and the New UPC Dutch Exchange Offer will contain provisions addressing releases, in each case substantially as follows:

        "Effective the Confirmation Date, but subject to the occurrence of the Effective Date, UGC, UGC Holdings, UPC, New UPC, each Participating Noteholder, each holder of UPC Notes, and each of the foregoing's respective current or former officers, directors, Subsidiaries, Affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors and agents, or any of their respective successors and assigns, and their respective property, shall be released from any and all claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings and liabilities which UPC or any holder of a claim against, or interest in, UPC may be entitled to assert, under the laws of the United States or The Netherlands or any political subdivision of either of them, whether for fraud, tort, contract, violations of applicable securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, based in whole or in part upon any act, omission, transaction, state of facts, circumstances or other occurrence or failure of an event to occur, taking place before the Confirmation Date and in any way relating to UPC, the issuance, purchase or sale of the Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares, UPC Ordinary Shares A, the Restructuring, the Chapter 11 Case, the Moratorium Petition, the Plan, or the Akkoord; provided, however, that nothing herein shall release any Person from any claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings or liabilities based upon any act or omission arising out of such Person's gross negligence or willful misconduct; provided further, that nothing herein shall release UPC, New UPC, UGC or any Participating Noteholder from any claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings or liabilities based upon such Person's failure to comply with, or breach of such Person's obligations under, the Plan, the Akkoord or this Agreement; provided further, that to the extent that, on the Effective Date, New UPC is the holder of any Belmarken Notes, UPC Notes or other claims or interests of General Unsecured Creditors, whether obtained through the New UPC Dutch Exchange Offer and the application of Plan Option 1 or otherwise, the claims represented by such Belmarken Notes, UPC Notes or other claims or interests of General Unsecured Creditors held by New UPC will not be released, but will instead remain outstanding as indebtedness of UPC to New UPC. Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, all holders of Belmarken Notes, UPC Notes, UPC Preference Shares A, UPC Priority Shares, UPC Ordinary Shares A, shall be deemed to release, and shall be permanently enjoined from bringing, maintaining, facilitating or assisting any action, demand, suit or proceeding against, UPC and UPC's current or former officers, directors, Subsidiaries, Affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors and agents, or any of their respective successors and assigns, and their respective property, in respect of any claims, obligations, rights, causes of action, demands, suits, proceedings and liabilities related to, or arising from, any and all claims or interests arising under, in connection with, or related to the Belmarken Notes, the UPC Notes, the UPC Preference Shares A, UPC Priority Shares, UPC Ordinary Shares A, or the issuance, purchase, or sale thereof; provided that such release and injunction shall not be binding on New UPC to the extent of New UPC's claims solely against UPC on account of any Belmarken Notes, UPC Notes or other claims or interests of General

A-a-31

Unsecured Creditors held by New UPC, whether obtained through the New UPC Dutch Exchange Offer and the application of Plan Option 1 or otherwise."

          (b)    Exculpation.    The Plan and the New UPC Dutch Exchange Offer will contain provisions addressing exculpation and limitation of liability, in each case substantially as follows:

        "None of UGC, UGC Holdings, UPC, New UPC any Participating Noteholder, any holder of UPC Notes, UPC Preference Shares A, UPC Priority Shares, UPC Ordinary Shares A, or any of the foregoing's respective current or former officers, directors, Subsidiaries, Affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors and agents, or any of their respective property, shall have or incur any liability to any holder of a claim or an interest, or any other party in interest, or any of their respective officers, directors, Subsidiaries, Affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors and agents, or any of their respective successors and assigns, and their respective property, for any act or omission in connection with, relating to, or arising out of, the Restructuring, the Moratorium Petition, the Chapter 11 Case, the solicitation of acceptances of the Plan or the Akkoord, the pursuit of confirmation of the Plan or the acceptance of the Akkoord, the consummation of the Plan or the Akkoord, or the administration of the Plan or the Akkoord or the property to be distributed under the Plan or the Akkoord, except for (i) their gross negligence or willful misconduct and (ii) solely in the case of UPC, New UPC, UGC or any Participating Noteholder, any liability for failure to comply with, or breach of such Person's obligations under, the Plan, the Akkoord or this Agreement, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan, the Akkoord and this Agreement.

        "Notwithstanding any other provision of the Plan or the Akkoord, no holder of a claim or interest, no other party in interest, none of their respective current or former officers, directors, subsidiaries, affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors and agents, or any of their respective successors and assigns, and their respective property, shall have any right of action, demand, suit or proceeding against UGC, UGC Holdings, UPC, New UPC, each Participating Noteholder, each holder of UPC Notes, the Belmarken Notes, UPC Ordinary Shares A, UPC Preference Shares A, UPC Priority Shares and each of the foregoing's respective current or former officers, directors, Subsidiaries, Affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors and agents, or any of their respective successors and assigns, and their respective property, for any act or omission in connection with, relating to, or arising out of, the Restructuring, the Moratorium Petition, the Chapter 11 Case, the solicitation of acceptances of the Plan or the Akkoord, the pursuit of confirmation of the Plan or the acceptance of the Akkoord, the consummation of the Plan or the Akkoord, or the administration of the Plan or the Akkoord or the property to be distributed under the Plan or the Akkoord, except for their gross negligence or willful misconduct."

        Section 10.9    Advisors.

          (a)  UPC shall pay the fees and expenses of UGC's and New UPC's advisors and attorneys in connection with the preparation, negotiation, execution and performance of (i) this Agreement, (ii) the Restructuring or (iii) any of the transactions contemplated hereby or thereby, including the fees and expenses of Credit Suisse First Boston Corporation and UBS Warburg, or, if the Restructuring is consummated on terms consistent with the terms of this Agreement and UPC does not pay such fees and expenses, such fees and expenses shall be paid by New UPC.

          (b)  UPC shall pay the fees and expenses of the Participating Noteholders' advisors and attorneys in connection with the preparation, negotiation, execution and performance of (iii) this Agreement, (ii) the Restructuring or (iii) any of the transactions contemplated hereby or thereby, including the fees and expenses of Greenhill & Co. LLP, or, if the Restructuring is consummated on terms consistent with the terms of this Agreement and UPC does not pay such fees and expenses, such fees and expenses shall be paid by New UPC.

A-a-32

        Section 10.10    Post-Restructuring UPC Governance.    The parties acknowledge that it is their intention that, after consummation of the Restructuring, such changes will be made to the corporate governance of UPC to ensure that the decisions taken by the board of New UPC will be implemented by UPC and that the approval requirements of Sections 4.2 and 4.3 will be applicable to actions taken by UPC. The parties hereto further acknowledge that UPC will continue to qualify as an international holding company in accordance with article 153 paragraph 3 and respectively article 263 paragraph 3 book 2 of the Dutch Civil Code.

        Section 10.11    Cancellation of priority shares and preference shares A.    The parties hereto acknowledge that it is their intention that, after consummation of the Restructuring, as soon as UPC is a wholly-owned subsidiary of New UPC, New UPC and UPC shall take such action as is necessary to cause the cancellation of the priority shares and the preference shares A.

ARTICLE XI

TERMINATION AND ABANDONMENT

        Section 11.1    Termination.

          (a)  This Agreement may be terminated at any time prior to the Effective Date:

            (i)    by the mutual written consent of UPC, UGC, and a Majority-in-Interest of the Participating Noteholders;

            (ii)  by UGC, UPC, New UPC or a Majority-in-Interest of the Participating Noteholders if the Filing Date has not occurred on or prior to December 31, 2002;

            (iii)  by UGC or a Majority-in-Interest of the Participating Noteholders, if the Disclosure Statement contains information materially different from information provided in writing to UGC or the Participating Noteholders, as the case may be, by UPC in connection with the negotiation and execution of this Agreement, which information adversely impacts the value of the consideration being received by UGC or the Participating Noteholders, as the case may be, pursuant to the Plan and the Akkoord, and (i) within ten (10) days after receipt of the Disclosure Statement, UGC or the Participating Noteholders have given written notice to UPC specifying in reasonable detail the alleged differences, and (ii) within ten (10) days after receipt of such notice UPC has not advised UGC or the Participating Noteholders, as the case may be, that (A) it concurs with the claimed difference in the Disclosure Statement and will take steps to conform the disclosure to the previous disclosure (in which case UPC shall have thirty (30) days to effect a cure) or (B) it disagrees with UGC's or the Participating Noteholders' notice, as the case may be, and submits the issue to the US Bankruptcy Court for resolution (in which case the parties shall be bound by the determination of the US Bankruptcy Court);

            (iv)  by UPC, UGC or a Majority-in-Interest of the Participating Noteholders, unless, on or prior to the deadline for voting to accept or reject the Plan pursuant 11 USC § 1126, UPC has obtained a tax ruling from the Dutch tax inspector in respect of the Restructuring the effect of which is that there are no adverse effects upon the value of UPC as a result of the Dutch tax consequences of consummating the Restructuring on the terms set forth in this Agreement, after giving effect to any changes in the transaction structure made in accordance with Section 2.1(f);

            (v)  by UPC, UGC or a Majority-in-Interest of the Participating Noteholders if, prior to the Effective Date, the lenders under the UPC Distribution Credit Facility accelerate any material indebtedness or other material obligations under the UPC Distribution Credit Facility; or

            (vi)  by UPC, UGC or a Majority-in-Interest of the Participating Noteholders if, prior to the Effective Date, the UPC Distribution Credit Facility is amended in a manner materially adverse to UPC; provided that all parties agree that an amendment to the UPC Distribution Credit

A-a-33

    Facility substantially in the form provided to UGC and the Committee prior to the date hereof shall not be deemed to be materially adverse to UPC.

          (b)  Any party to this Agreement may terminate its obligations under this Agreement:

            (i)    at any time after the date which is nine (9) months after the Filing Date;

            (ii)  upon the earliest to occur of (A) the conversion of the Chapter 11 Case to cases under Chapter 7 of the US Bankruptcy Code, (B) the appointment of a Chapter 11 trustee, (C) the conversion of the moratorium to a bankruptcy under the Dutch Bankruptcy Code, (D) the Akkoord's rejection by the creditors' meeting of UPC without any legal remedy being open to UPC to challenge the rejection, (E) the Plan is rejected by UPC's creditors without any option being available to UPC to challenge such rejection or amend the Plan, (F) the Akkoord is not approved by the Dutch Bankruptcy Court on terms consistent with the terms set forth in this Agreement, including after giving effect to any changes in the transaction structure made in accordance with Section 2.1(f), or (G) the Plan is confirmed by the US Bankruptcy Court on terms inconsistent with the terms set forth in this Agreement, including after giving effect to any changes in the transaction structure made in accordance with Section 2.1(f);

            (iii)  if the representations or warranties of any other party to this Agreement shall fail to be true in any material respect;

            (iv)  if any other party fails to perform in any material respect any covenant or agreement of such other party pursuant to this Agreement; provided that no party may terminate this Agreement pursuant to this Section 11.1(b)(iv) if such party's conduct has contributed in any material respect to the non-performance alleged as the basis for terminating this Agreement or if such party is otherwise in material breach of its obligations hereunder; or

            (v)  if UPC or UGC changes the transaction structure in a manner that (a) reduces the percentage of the Base Number of Shares to be offered to the holders of the UPC Notes (other than the UGC Group) as set forth in Section 2.1(d), (b) alters the provisions of Article IV or Article VI, or (c) is materially adverse to the Participating Noteholders.

        Section 11.2    Effect of Termination.    Except for any willful and material breach of this Agreement by any party hereto (which breach and liability therefor shall not be affected by the termination of this Agreement), if this Agreement is terminated by any Party as provided in Section 11.1, this Agreement shall become void and have no further effect, without any liability or obligation on the part of any Party, other than the provisions of this Section 11.2 and Sections 10.9, 12.1, 12.2, 12.3, 12.4, 12.8 and 12.12.

ARTICLE XII

MISCELLANEOUS

        Section 12.1    Nonsurvival of Representations and Warranties.    The respective representations and warranties of the parties hereto contained in this Agreement shall not be deemed waived or otherwise affected by any investigation made by any other party. Each and every such representation and warranty shall expire with, and be terminated and extinguished upon the occurrence of, the Effective Date, and thereafter no party shall be under any liability whatsoever with respect to any such representation and warranty.

        Section 12.2    Notices.    All notices, requests, claims and demands and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one (1) Business Day after

A-a-34

being sent for next business day delivery, fees prepaid, via a reputable internationally recognized overnight courier service, in each case to the intended recipient as set forth below:

          (a)  if to UPC, to:

      Boeing Avenue 53
      Schiphol Rijk 1119
      The Netherlands
      Telephone: +31-20-778-9872
      Facsimile: +31-20-778-9841
      Attention: Ton Tuijten

          with a copy to:

      White & Case LLP
      1155 Avenue of the Americas
      New York, New York 10036
      Attention: William F. Wynne, Jr., Esq.
      Telephone: +1-212-819-8200
      Facsimile: +1-212-354-8113;

          (b)  if to UGC, UGC Holdings, or UUB to:

      UnitedGlobalCom, Inc.
      4643 South Ulster Street
      13th Floor
      Denver, Colorado 80237
      Telephone: (303) 770-4001
      Facsimile: (303) 770-4207
      Attention: Ellen Spangler

    with a copy to:

      Holme Roberts & Owen LLP
      1700 Lincoln, Suite 1700
      Denver, Colorado 80203
      Attention: W. Dean Salter, Esq.
      Telephone: +1-303-861-7000
      Facsimile: +1-303-866-0800

    And a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      300 South Grand Avenue, Suite 3400
      Los Angeles, California 90071
      Attention: Nick P. Saggese, Esq.
      Telephone: +1-213-687-5000
      Facsimile: +1-213-687-5600

          (c)  if to the Participating Noteholders, to the address and attention of such parties set forth on Annex A,

A-a-35

    with a copy to:

      Paul, Weiss, Rifkind, Wharton & Garrisson
      1285 Avenue of the Americas
      New York, New York 10019
      Attention: Jeffrey D. Saferstein, Esq.
      Telephone: +1-212-373-3000
      Facsimile: +1-212-757-3990

Any party hereto may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, facsimile or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

        Section 12.3    Entire Agreement.    This Agreement constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter hereof.

        Section 12.4    No Third-Party Beneficiaries.    This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto.

        Section 12.5    Amendment.    Subject to Section 12.15, this Agreement may not be amended except by an instrument in writing signed by each of UPC, UGC and a Majority-in-Interest of the Participating Noteholders.

        Section 12.6    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 12.7    Counterparts.    This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

        Section 12.8    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a Governmental Entity of competent jurisdiction to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        Section 12.9    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York; provided that (i) all matters with respect to the Chapter 11 Case shall be governed by the US Bankruptcy Code and the US Bankruptcy Rules, (ii) all matters with respect to the Moratorium Petition and related proceedings shall be governed by the Dutch Bankruptcy Code and (iii) all matters with respect to the conduct of the Shareholders Meeting, the issuance and/or reduction of share capital in UPC and other matters relating to the internal governance of UPC shall be governed by applicable Dutch company Laws.

A-a-36

        Section 12.10    Submission to Jurisdiction.    Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Restructuring or the transactions contemplated hereby and thereby shall be brought in any federal or state court located in the County and State of New York or in the District Court sitting in the Municipality of Amsterdam, The Netherlands, and each of the parties hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party hereto anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.2 as to giving notice hereunder shall be deemed effective service of process on such party. Notwithstanding the foregoing consent to jurisdiction, upon the commencement of the Chapter 11 Case and the filing of the Moratorium Petition, each of the parties hereto agrees that the US Bankruptcy Court and the Dutch Bankruptcy Court, or such other courts that may have jurisdiction over the Chapter 11 Case and the Moratorium Petition, as the case may be, shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement, the Restructuring and the transactions contemplated hereby and thereby.

        Section 12.11    Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Each of the parties hereto agrees that irreparable damage would occur to each other party hereto in the event that any of the provisions of this Agreement were not performed by such Person in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court as to which the parties have agreed to submit to jurisdiction pursuant to Section 12.10 of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereto further agrees to waive any requirement for the securing or posting of any bond in connection with obtaining any such injunction or other equitable relief. All matters relating solely to issues of Dutch bankruptcy law shall be governed by and be construed in accordance with the Dutch Bankruptcy Code and all other relevant Dutch Laws, except that the company Laws of The Netherlands shall apply to all matters relating to issues of general corporate law.

        Section 12.12    Waiver of Jury Trial.    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY OTHER PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

        Section 12.13    Consideration.    It is acknowledged by the parties hereto that no consideration shall be due or paid to any Participating Noteholder for its agreement to vote to accept the Plan and the Akkoord in accordance with the terms and conditions of this Agreement, other than UPC's agreement to use its reasonable best efforts to obtain approval of the Disclosure Statement, acceptance of the Akkoord and confirmation of the Plan in accordance with the terms and conditions of this Agreement.

        Section 12.14    Acknowledgment of Risks.    Each of the Participating Noteholders has received and reviewed this Agreement and believes that it has received "adequate information" with respect to its decision to vote in favor of the Plan, as such term is defined in 11 U.S.C. § 1125(a), and the Akkoord,

A-a-37

subject however to approval by a US Bankruptcy Court of a disclosure statement under Section 1125 that contains information not materially different from the information provided to the Participating Noteholders. This Section 12.14 does not waive whatever rights a Participating Noteholders may have under Sections 1125-26 of the US Bankruptcy Code.

        Section 12.15    Action by Participating Noteholders.    Whenever this Agreement specifies that any action hereunder shall be taken or any consent or waiver be given by the Participating Noteholders, unless otherwise specified, such action shall be taken or such consent or waiver shall be given if approved by a Majority-in-Interest of the Participating Noteholders; provided, however, that no action may be taken or consent or waiver given without the consent of each Participating Noteholder where such action, consent or waiver would increase the obligations of any Participating Noteholder under this Agreement or reduce the percentage of the Base Number of Shares to be offered to the holders of the UPC Notes (other than the UGC Group) as set forth in Section 2.1(d).

[Remainder of this page intentionally left blank]

A-a-38

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

UNITED PAN-EUROPE COMMUNICATIONS N.V.
By:	/s/ CHARLES H.R. BRACKEN
	Name:	Charles H.R. Bracken
	Title:	Chief Financial Officer and Member of the Board of Management
By:	/s/ ANTON A.M. TUIJTEN
	Name:	Anton A.M. Tuijten
	Title:	General Counsel and Member of the Board of Management
NEW UPC, INC.
By:	/s/ MICHAEL T. FRIES
	Name:	Michael T. Fries
	Title:	President
UNITEDGLOBALCOM, INC.
By:	/s/ MICHAEL T. FRIES
	Name:	Michael T. Fries
	Title:	President and Chief Operating Officer
UGC HOLDINGS, INC.
By:	/s/ MICHAEL T. FRIES
	Name:	Michael T. Fries
	Title:	President and Chief Operating Officer
UNITED EUROPE, INC.
By:	/s/ MICHAEL T. FRIES
	Name:	Michael T. Fries
	Title:	President

A-a-39

UNITED UPC BONDS, LLC
By:	/s/ MICHAEL T. FRIES
	Name:	Michael T. Fries
	Title:	Authorized Signatory
APOLLO INVESTMENT FUND IV, L.P. By APOLLO MANAGEMENT IV, L.P.
By:	/s/ MIKE WEINER
	Name:	Mike Weiner
	Title:	Vice President
APOLLO OVERSEAS PARTNERS IV, L.P. By APOLLO MANAGEMENT IV, L.P.
By:	/s/ MIKE WEINER
	Name:	Mike Weiner
	Title:	Vice President
ARES LEVERAGED INVESTMENT FUND, L.P. By ARES MANAGEMENT, L.P.
By:	/s/ SETH J. BRUFSKY
	Name:	Seth J. Brufsky
	Title:	Vice President
ARES LEVERAGED INVESTMENT FUND II, L.P. By ARES MANAGEMENT II, L.P.
By:	/s/ SETH J. BRUFSKY
	Name:	Seth J. Brufsky
	Title:	Vice President

A-a-40

ARES III CLO LTD. By ARES CLO MANAGEMENT LLC
By:	/s/ SETH J. BRUFSKY
	Name:	Seth J. Brufsky
	Title:	Vice President
ARES IV CLO LTD. By ARES CLO MANAGEMENT IV, L.P. By ARES CLO GP IV, LLC
By:	/s/ SETH J. BRUFSKY
	Name:	Seth J. Brufsky
	Title:	Vice President
MACKAY SHIELDS LLC
By:	/s/ DONALD E. MORGAN III
	Name:	Donald E. Morgan III
	Title:	Managing Director
SALOMON BROTHERS ASSET MANAGEMENT
By:	/s/ PETER WILBY
	Name:	Peter Wilby
	Title:	Managing Director
EVEREST CAPITAL LIMITED as General Partner/Investment Manager for Certain Managed Accounts
By:	/s/ MALCOLM STOTT
	Name:	Malcolm Stott
	Title:	Chief Operating Officer
By:	/s/ ERIC GRAHAM
	Name:	Eric Graham
	Title:	Principal

A-a-41

CAPITAL RESEARCH AND MANAGEMENT COMPANY on behalf of Fundamental Investors, Inc.
By:	/s/ PAUL G. HAAGA, JR.
	Name:	Paul G. Haaga, Jr.
	Title:	Executive Vice President

A-a-42

Annex A
Participating Noteholders

I.
MacKay Shields LLC
9 West 57th Street
New York, NY 10019
Attention: Ben Renshaw
Research

II.
Apollo Management, LP
1999 Avenue of the Stars,
Suite 1900
Los Angeles, CA 90402
Attention: Steve Martinez

III.
Capital Research & Management Co.
11100 Santa Monica Blvd.
Los Angeles, CA 90025
Attention: Marc Linden

IV.
Everest Capital
2601 S. Bayshore Drive
Miami, FL 33133
Attention: John Malloy
Managing Director

V.
Salomon Brothers Asset Management
388 Greenwich Street, Floor 8
New York, N.Y. 10013
Attention: Ross Margolies
Managing Director

A-A-1

Annex B
UPC Notes Owned by the UGC Group

	Principal Amount (Senior Notes)	Principal Amount At Maturity (Senior Discount Notes)
UPC Senior Notes:
UPC 10 7/8% Senior Notes due August 1, 2009	$241,181,000	—
UPC 10 7/8% Senior Notes due August 1, 2009—Euro	€69,870,000	—
UPC 10 7/8% Senior Notes due November 1, 2007	$56,142,000	—
UPC 10 7/8% Senior Notes due November 1, 2007—Euro	€31,315,000	—
UPC 11 1/4% Senior Notes due November 1, 2009	$125,305,000	—
UPC 11 1/4% Senior Notes due November 1, 2009—Euro	€31,734,000	—
UPC 11 1/2% Senior Notes due February 1, 2010	$83,649,000	—
UPC 11 1/4% Senior Notes due February 1, 2010	$209,967,000	—
UPC 11 1/4% Senior Notes due February 1, 2010—Euro	€63,528,000	—
UPC Senior Discount Notes:
UPC 12 1/2% Senior Discount Notes due August 1, 2009	—	$235,200,000
UPC 13 3/8% Senior Discount Notes due November 1, 2009	—	$149,795,000
UPC 13 3/8% Senior Discount Notes due November 1, 2009—Euro	—	€66,656,000
UPC 13 3/4% Senior Discount Notes due February 1, 2010	—	$334,094,000

A-B-1

Annex C
UPC Notes Owned by UPC

	Principal Amount (Senior Notes)	Principal Amount At Maturity (Senior Discount Notes)
UPC Senior Notes:
UPC 10 7/8% Senior Notes due August 1, 2009	$38,335,000	—
UPC 10 7/8% Senior Notes due August 1, 2009—Euro	€86,943,000	—
UPC 10 7/8% Senior Notes due November 1, 2007	$30,091,000	—
UPC 10 7/8% Senior Notes due November 1, 2007—Euro	€30,834,000	—
UPC 11 1/4% Senior Notes due November 1, 2009	$12,510,000	—
UPC 11 1/4% Senior Notes due November 1, 2009—Euro	€30,873,000	—
UPC 11 1/2% Senior Notes due February 1, 2010	$70,504,000	—
UPC 11 1/4% Senior Notes due February 1, 2010	$31,550,000	—
UPC 11 1/4% Senior Notes due February 1, 2010—Euro	€53,480,000	—
UPC Senior Discount Notes:
UPC 13 3/8% Senior Discount Notes due November 1, 2009	—	$2,000,000
UPC 13 3/8% Senior Discount Notes due November 1, 2009—Euro	—	€6,000,000
UPC 13 3/4% Senior Discount Notes due February 1, 2010	—	$16,300,000

A-C-1

Annex D
Post-Restructuring Equity Capitalization of New UPC

Outstanding shares of New UPC
Common Stock ($.01 par value per share):

Base Number of Shares:
Shares Issued in exchange for Belmarken Notes and UPC Notes owned by UGC Group on date of Agreement	32,750,000	(1)
Shares issued in exchange for UPC Notes (other than UPC Notes owned by the UGC Group on the date of Agreement)	16,250,000
Shares issued in exchange for UPC Priority Shares, UPC Ordinary Shares A, UPC Preference Shares A	1,000,000

Total Base Number of Shares	50,000,000	(2)

Effective Date Equity Investment:

€100 million worth of shares of New UPC Common Stock issued at the per share price implied by the Plan reduced on a euro for euro basis based on (1) the net proceeds of any assets sold by UPC prior to the Effective Date, other than assets sold in the ordinary course of UPC's business in a manner consistent with its past practices, or (2) the net proceeds from any non-dilutive capital raised by UPC (other than capital received by UPC from UGC.
Management Incentive Plan:

The Plan will provide that, at the discretion of New UPC's board of directors, options with respect to no more than five (5) percent of New UPC's common equity outstanding immediately after the Effective Date, on a fully-diluted basis, can be issued during the period beginning on the Effective Date and continuing until the third anniversary of the Effective Date to certain members of New UPC's and its Subsidiaries' management and other employees pursuant to compensation arrangements adopted by New UPC's board of directors (any options issuable under such compensation arrangements on the Effective Date shall have an exercise price no less than the share price implied by the Plan and as set forth in the Disclosure Statement). Any shares reserved for issuance under the management incentive plan shall be in addition to the Base Number of Shares.

(1)
Assumes all UPC Notes are exchanged pursuant to Plan Option 1/Dutch Exchange Offer Option. If Plan Option 2 applies to any UPC Notes, the excess number of shares of New UPC Common Stock that would have been issued and exchanged under Plan Option 1 for those UPC Notes shall not be issued or exchanged.

(2)
For illustrative purposes only, the number of shares of New UPC Common Stock to be issued as the "Base Number of Shares" has been assumed to be 50,000,000 shares for purposes of this Schedule D. Any changes to the number of shares of New UPC Common Stock to be issued as the "Base Number of Shares" will not be effected unless they result in the same proportional capitalization of New UPC immediately after giving effect to the Restructuring.

A-D-1

Annex E
Material Litigation Claims Against UPC

1.
In Re. Initial Public Offering Securities Litigation, Master File No. 21 MC 92 (SAS) United States District Court for the Southern District of New York. United States of America

2.
George H. Billings, Douglas Allen, Matthew Allen, Alvin Allen et al. Versus United Pan-Europe Communications NV, case number 1317/50048173, Rechtbank te Amsterdam, Tweede Enkelvoudige Kamer Rolnummr 2002/1083 (Referred to as the Cignal Litigation).

3.
InterComm Holdings L.L.C., InterComm France CVOHA, InterComm France II CVOHA and Reflex Participations versus United Pan-Europe Communications NV, Belmarken Holding BV and UPC France Holding BV, International Chamber of Commerce, Court of Arbitration, Paris France.

A-E-1

Annex F
Outstanding Material Rights
Options and Warrants to Acquire UPC Ordinary Shares A

UPC STOCK OPTION PLAN SUMMARY
FROM 1/1/1995 TO 9/9/2002

STOCK OPTION SHARES	SHARES	EURO
GRANTS	43,852,497		€360,333,208
EXERCISES	-16,024,733	-€	28,980,337
CANCELLATIONS	-5,888,685	-€	82,905,875

TOTAL OUTSTANDING	21,939,079		€248,446,996

Prices range from €1.0000 to €75.0000, with an Average of €11.3244
Expiration Dates range from 18/3/2003 to 15/2/2007

UPC PHANTOM STOCK OPTIONS PLAN SUMMARY
FROM 1/1/1995 TO 9/9/2002

STOCK OPTION SHARES	SHARES	EURO
GRANTS	7,343,391		€25,695,745
EXERCISES	-1,568,469	-€	3,098,314
CANCELLATIONS	-2,734,766	-€	6,801,079

TOTAL OUTSTANDING	3,040,156		€15,796,352

Prices range from €1.8151 to €28.6700, with an Average of €5.1959
Expiration Dates range from 3/18/2008 to 4/4/2010

$1,225,000,000 (principal amount at maturity) of Belmarken Notes Option Agreement, dated as of November 5, 1998, between UPC and DIC Communication and Technology Ltc. And PEC Israel Economic Corporation.

CHELLO PHANTOM STOCK OPTIONS PLAN SUMMARY
FROM 1/1/1995 TO 9/9/2002

STOCK OPTION SHARES	SHARES	EURO
GRANTS	3,181,776		€37,448,553
EXERCISES	-1,016,866	-€	7,845,603
CANCELLATIONS	-1,120,762	-€	21,339,297

TOTAL OUTSTANDING	1,044,148		€8,263,653

Prices range from €4.3100 to €50.0000, with an Average of €7.9143
Expiration Dates range from 6/15/2008 to 10/19/2010

A-F-1

CHELLO STOCK OPTION PLAN SUMMARY
FROM 1/1/1995 TO 9/9/2002

STOCK OPTION SHARES	SHARES	EURO
GRANTS	550,000		€4,991,580
EXERCISES	-88,541	-€	803,563
CANCELLATIONS	0		€0

TOTAL OUTSTANDING	461,459		€4,188,017

Prices range from €9.0756 to €9.0756, with an Average of €9.0756
Expiration Dates range from 3/26/2004 to 3/26/2004

A-F-2

Annex G
Capitalization of UPC

As of June 30, 2002
Non-restricted cash and cash equivalents	382,775
Short term debt
Germany	80,089
Poland	10,120
Priority Telecom	653

Total Short term debt	90,862
Current portion of long term debt and long term debt
July 1999 Notes	1,561,479
October 1999 Notes	1,044,848
January 2000 Notes	1,655,372
UPC Distribution Bank Facility	3,126,669
Exchangeable Loan	925,061
@Entertainment Notes	370,760
DIC Loan	54,100
Other	78,006

Total current portion of long term debt and long term debt	8,816,295
Minority interest in subsidiaries	148,365
Convertible Preferred Stock	1,574,253
Shareholders' deficit	(4,316,764)

Total capitalization	6,695,786

A-G-1

Annex H
UGC Group Claims and Interests

235,452,209 UPC Ordinary Shares A
300 UPC Priority Shares
2,500 UPC Preference Shares A

Warrant to purchase 1,213,898 UPC Ordinary Shares A at €42.546 per share.

$1,225,000,000 (principal amount at maturity) of Belmarken Notes

Amounts owing under that certain Management Services Agreement, made and entered January, 1999, by and between UPC and UGC Holdings, Inc. (f/k/a United International Holdings, Inc.), a Delaware corporation ("UGC Holdings") ($600,000.00 as of July 31, 2002).

Amounts owing under that certain Master Seconded Employee Services Agreement, dated January, 1999, between UGC Holdings and UPC ($3,189,085.93 as of July 31, 2002).

UPC Notes

	Principal Amount (Senior Notes)	Principal Amount At Maturity (Senior Discount Notes)
UPC Senior Notes:
UPC 10 7/8% Senior Notes due August 1, 2009	$241,181,000	—
UPC 10 7/8% Senior Notes due August 1, 2009—Euro	€ 69,870,000	—
UPC 10 7/8% Senior Notes due November 1, 2007	$56,142,000	—
UPC 10 7/8% Senior Notes due November 1, 2007—Euro	€ 31,315,000	—
UPC 11 1/4% Senior Notes due November 1, 2009	$125,305,000	—
UPC 11 1/4% Senior Notes due November 1, 2009—Euro	€ 31,734,000	—
UPC 11 1/2% Senior Notes due February 1, 2010	$83,649,000	—
UPC 11 1/4% Senior Notes due February 1, 2010	$209,967,000	—
UPC 11 1/4% Senior Notes due February 1, 2010—Euro	€ 63,528,000	—
UPC Senior Discount Notes:
UPC 12 1/2% Senior Discount Notes due August 1, 2009	—	$235,200,000
UPC 13 3/8% Senior Discount Notes due November 1, 2009	—	$149,795,000
UPC 13 3/8% Senior Discount Notes due November 1, 2009—Euro	—	€ 66,656,000
UPC 13 3/4% Senior Discount Notes due February 1, 2010	—	$334,094,000

A-H-1

Exhibit B

Amended and Restated UPC Articles of Association

FIRST DEED OF AMENDMENT OF ARTICLES OF ASSOCIATION

NOTE ABOUT TRANSLATION:

        This document is an English translation of a document prepared in Dutch. In preparing this document, an attempt has been made to translate as literally as possible without jeopardising the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law.

        In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

FIRST DEED OF AMENDMENT OF ARTICLES OF ASSOCIATION

(United Pan-Europe Communications N.V.)

        This    •    day of    •    two thousand and    •    , there appeared before me, Robert Jan Jozef Lijdsman, civil law notary in Amsterdam:

    •

        The person appearing declared the following:

        At the general meeting of shareholders of the Company, as defined hereinafter, held on the    •    day of    •    two thousand and    •    , it was resolved to partially amend the Articles of Association of United Pan-Europe Communications N.V., a public limited liability company under Dutch law ("naamloze vennootschap'), having its official seat in Amsterdam, its office address at Boeing Avenue 53, 1119 PE Schiphol-Rijk, the Netherlands and registered in the Commercial Register under number 33274976 (the "Company"), as well as to authorise the person appearing to have this deed executed. The adoption of such resolutions is evidenced by a copy of the minutes of the aforementioned meeting attached to this deed (Annex).

        The Articles of Association of the Company were last partially amended by a deed, executed on the seventh day of June, two thousand and one, before R.J.J. Lijdsman, civil law notary in Amsterdam, with respect to which a ministerial Statement of No Objections was granted on the twenty-second day of May, two thousand and one under number NV 400149.

        In implementing the aforementioned resolution, the Articles of Association of the Company are hereby amended as follows.

Amendment A.

        Article 4, paragraphs 1 and 2 are amended and shall forthwith read as follows:

"1.
The authorised capital amounts to thirty-nine million euro (EUR 39,000,000).

2.
It is divided into:

—
one billion (1,000,000,000) ordinary shares A with a nominal value of two euro cent (EUR 0.02) each;

—
three hundred million (300,000,000) ordinary shares B with a nominal value of one euro cent (EUR 0.02) each;

A-b-1

  —
  three hundred (300) priority shares with a nominal value of two euro cent (EUR 0.02) each;

  —
  forty-nine million nine hundred and ninety-nine thousand seven hundred (49,999,700) preference shares A divided into series as provided for in paragraph 3 which are numbered consecutively from one on, with a nominal value of two euro cent (EUR 0.02) each; and

  —
  six hundred million (600,000,000) preference shares B with a nominal value of one euro (EUR 0.02) each."

Amendment B.

        Article 40, paragraph 6 is amended and shall forthwith read as follows:

        "6. Each share confers the right to cast one (1) vote."

Amendment C.

        Article 42, paragraph 4 is amended and shall forthwith read as follows:

"4.
The right of inquiry as referred to in article 345, Book 2 of the Dutch Civil Code shall also accrue to holders of such number of preference shares A of a particular class as would have the right to convert these shares into a nominal amount of ordinary shares of at least four thousand five hundred forty euro (EUR 4,540.—) according to the conversion provisions at the time a request for such a inquiry is made, assuming that conversion would be allowed at that moment."

Finally, the person appearing has declared:

(a)
Immediately prior to the foregoing amendment of the Articles of Association taking effect, the issued capital of the Company equalled    •    euro (EUR    •    ) divided into    •    (    •    ) ordinary shares A, three hundred (300) priority shares and [twelve thousand four hundred thousand (12,400)] preference shares A, all with a nominal value of one euro (EUR 1) each.

(b)
At the time this amendment of the Articles of Association takes effect:

—
the    •    (    •    ) ordinary shares A, with a nominal value of one euro (EUR 1) each, shall be converted into    •    (    •    ) ordinary shares A, with a nominal value of two euro cent (EUR 0.02) each;

—
the three hundred (300) priority shares, with a nominal value of one euro (EUR 1) each, shall be converted into three hundred (300) priority shares, with a nominal value of two euro cent (EUR 0.02) each;

—
the [twelve thousand four hundred thousand (12,400)] preference shares A, with a nominal value of one euro (EUR 1) each, shall be converted into [twelve thousand four hundred thousand (12,400)] preference shares A, with a nominal value of two euro cent (EUR 0.02) each,

as a result whereof the issued capital of the Company will amount to    •    euro (EUR    •    ).

The capital decrease of euro    •    (EUR    •    )—being the difference between     •    euro (EUR    •    ) and    •    euro (EUR     •    )—is effected by the Company to clear off its losses in accordance with Section 2:100 paragraph 6 of the Dutch Civil Code.

Statement of No Objections.

With respect to the foregoing amendment of the Articles of Association, a ministerial Statement of No Objections was granted on the    •    day of two thousand and     •    , under number NV 400149, which is evidenced by a written statement from the Dutch Ministry of Justice attached to this deed (Annex).

A-b-2

Close.

The person appearing is known to me, civil law notary.

This deed, drawn up to be kept in the civil law notary's custody, was executed in Amsterdam on the date first above written. Before reading out, a concise summary and an explanation of the contents of this deed were given to the person appearing. He then declared that he had taken note of and agreed to the contents of this deed and did not want the complete deed to be read to him. Thereupon, after limited reading, this deed was signed by the person appearing and by me, civil law notary.

A-b-3

SECOND DEED OF AMENDMENT OF ARTICLES OF ASSOCIATION

NOTE ABOUT TRANSLATION:

        This document is an English translation of a document prepared in Dutch. In preparing this document, an attempt has been made to translate as literally as possible without jeopardising the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law.

        In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

SECOND DEED OF AMENDMENT OF ARTICLES OF ASSOCIATION

(United Pan-Europe Communications N.V.)

        This    •    day of    •    two thousand and    •    , there appeared before me, Robert Jan Jozef Lijdsman, civil law notary in Amsterdam:

            •

        The person appearing declared the following:

        At the general meeting of shareholders of the Company, as defined hereinafter, held on the    •    day of    •    two thousand and    •    , it was resolved to partially amend the articles of association of United Pan-Europe Communications N.V., a public limited liability company under Dutch law ("naamloze vennootschap'), having its official seat in Amsterdam, its office address at Boeing Avenue 53, 1119 PE Schiphol-Rijk, the Netherlands and registered in the Commercial Register under number 33274976 (the "Company"), as well as to authorise the person appearing to have this deed executed. The adoption of such resolutions is evidenced by a copy of the minutes of the aforementioned meeting attached to this deed (Annex).

        The articles of association of the Company were last partially amended by a deed, executed on the    •    day of     •    , two thousand and    •    before R.J.J. Lijdsman, civil law notary in Amsterdam, with respect to which a ministerial Statement of No Objections was granted on the    •    day of    •    , two thousand and    •    under number NV 400149.

        In implementing the aforementioned resolution, the articles of association of the Company are hereby amended as follows.

Amendment A.

        Article 4 is amended and shall forthwith read as follows:

"1.
The authorised capital amounts to one billion nine million and six euro (EUR 1,009,000,006).

2.
It is divided into:

—
four hundred fifty million (450,000,000) ordinary shares A with a nominal value of two euro cent (EUR 0.02) each;

—
fifty billion (50,000,000,000) ordinary shares C with a nominal value of two euro cent (EUR 0.02) each; and

—
three hundred (300) priority shares with a nominal value of two euro cent (EUR 0.02) each.

3.
The ordinary shares A may, at the option of the shareholder, be registered shares or bearer shares. The priority shares and the ordinary shares C shall be registered shares.

A-b-4

4.
Wherever the articles of association refer to shares or shareholders, such terms shall be understood to refer to all classes of shares mentioned in paragraph 2 and the holders thereof, unless the contrary is apparent from the context. Wherever the articles of association refer to ordinary shares, such term shall be understood to refer to both ordinary shares A and ordinary shares C, unless the contrary is apparent from the context.

5.
The company may not lend its cooperation to the issuance of depositary receipts of its shares."

Amendment B.

        Article 5, part A (Certificate of bearer shares), is amended and shall forthwith read as follows:

        "Article 5. Certificate of bearer shares.

1.
On the occasion of a subscription to ordinary shares A, a subscriber becoming entitled to an ordinary share A may require the company, in writing, the delivery of a registered ordinary share A.

  Without such request, the subscriber shall obtain a bearer ordinary share A in conformity with the provisions of this article.

2.
All bearer ordinary shares A shall be embodied by one single share certificate.

3.
The share certificate shall on behalf of those entitled to the shares embodied by it, hereinafter referred to as: the "participants", be kept for the safe custody by the Central Depository within the meaning of the Securities Depository Act, hereinafter referred to as: "Necigef".

4.
The company shall confer on a person or entity a right to a bearer ordinary share A by (i) having Necigef enable the company to add to the ordinary shares A embodied by the share certificate another ordinary share A, and (ii) the designation by the entitled person or entity of an Associated Institution (within the meaning of the Securities Depository Act), hereinafter: Associated Institution, crediting him as participant in this Institution's collective deposit of ordinary shares A in the company.

5.
Without prejudice to the provisions of Article 40, paragraph 5 of these Articles of Association, Necigef shall be irrevocably charged with the management of the share certificate and be irrevocably authorised on behalf of the participants to perform all acts in respect of the ordinary shares A, including the acceptance and delivery of and the leading of co-operation in the crediting to and debiting from the share certificate.

6.
A participant in a collective deposit of an Associated Institution may at any time, up to the number of bearer ordinary shares A he is entitled to, require the conversion of one or more bearer ordinary shares A into registered ordinary shares A.

  Conversion of one or more bearer ordinary shares A shall require (i) the transfer of these ordinary shares A by Necigef to the participant, (ii) Necigef enabling the company to have the ordinary shares A debited from the share certificate, (iii) the Associated Institution concerned debiting the participant accordingly as participant in its collective deposit of ordinary shares A in the company and (iv) the company effecting the entry of the participant's name in the company's register of shareholders as holder of the registered ordinary shares A.

7.
A holder of registered ordinary shares A may at any time, up to the number of his registered ordinary shares A, require the conversion of registered ordinary shares A into bearer ordinary shares A.

  Conversion of one or more registered ordinary shares A shall require (i) the transfer of these ordinary shares A by the shareholder to Necigef, (ii) Necigef enabling the company to have the ordinary shares A credited to the share certificate, (iii) the Associated Institution crediting the shareholder accordingly as participant in its collective deposit of ordinary shares A in the company, and (iv) the company effecting the deletion of the participant's name as holder of the ordinary shares A in the company's register of shareholders.

A-b-5

8.
For the purpose of application of the provisions of these articles of association, shareholders shall be take to include participants in a collective depository of bearer ordinary shares A as defined in the Securities Depository Act."

Amendment C.

        Article 5, part B (Certificates of preference shares A) is deleted.

Amendment D.

        Article 6, paragraphs 1 and 2 are amended and shall forthwith read as follows:

        "1. No certificates shall be issued for registered ordinary shares and priority shares.

2.
The Board of Management shall keep a register containing the names and addresses of all holders of registered ordinary shares and priority shares, with reference to the class of shares."

Amendment E.

        Article 7, paragraph 1 is amended and shall forthwith read as follows:

"1.
Shares shall be issued pursuant to a resolution of the Board of Management. The resolution shall be subject to the approval of both the Supervisory Board and the Priority. The authority of the Board of Management shall relate to all unissued shares of the authorised capital, as applicable now or at any time in the future. The duration of this authority shall be established by a resolution of the general meeting and shall be for a period of maximum five years, without prejudice to the provisions of article 46."

Amendment F.

        Article 7, paragraphs 4, 5 and 7 are deleted.

At the same time, paragraphs 6 and 8 (old) of Article 7 are renumbered paragraphs 4 and 5 (new).

Amendment G.

        Article 7, paragraph 4 (new) is amended and shall forthwith read as follows:

"4.
The provisions of paragraph 1 to 3 inclusive shall be equally applicable to the granting of rights to subscribe for shares but shall not be applicable to the issue of shares to persons exercising a previously granted right to subscribe for shares."

Amendment H.

        Article 8, paragraph 1 is amended and shall forthwith read as follows:

"1.
The price and further conditions of issuance shall be determined in the resolution to issue shares. The issue price of shares may be not lower than par value, without prejudice to the provision of article 80 paragraph 2, Book 2 of the Civil Code."

Amendment I.

        Article 8, paragraph 2 is deleted.

        At the same time, paragraphs 3 through 5 (old) of Article 8 are renumbered paragraphs 2 through 4 (new).

A-b-6

Amendment J.

        Article 8, paragraph 2 (new) is amended and shall forthwith read as follows:

"2.
Each holder of ordinary shares shall have a preferential right in accordance with article 96a, Book 2 of the Civil Code with respect to the issue of ordinary shares. The same applies to the granting of rights for the taking up of ordinary shares."

Amendment K.

        Article 9, paragraphs 1 and 2 are amended and shall forthwith read as follows:.

"1.
Upon the taking up of each share, the total par value shall be paid together with, if the share is taken up at a higher price, the difference between these amounts, without prejudice to the provisions in article 80 paragraph 2, Book 2 of the Civil Code.

2.
Payment for shares must be made in cash to the extent that no other manner of payment has been agreed upon."

Amendment L.

        Article 9, paragraph 5 is deleted.

Amendment M.

        Article 10, paragraph 2 is deleted.

        At the same time, paragraphs 3 through 6 (old) of Article 10 are renumbered paragraphs 2 through 5 (new).

Amendment N.

        Article 10, paragraph 4 (new) is amended and shall forthwith read as follows:

        "The acquisition or alienation by the company of its own shares shall take place pursuant to a decision of the Board of Management. Such a decision shall be subject to the approval of the Supervisory Board and the Priority, without prejudice to the provisions of paragraph 2."

Amendment O.

        Article 11, paragraph 2 is amended and shall forthwith read as follows:

"2.
A resolution to cancel shares may only involve:

a.
shares or depository receipts in respect thereof held by the company itself; or

b.
all priority shares, all ordinary shares A or all ordinary shares C, in all cases with the consent of the meeting of holders of shares of the class concerned and with repayment."

Amendment P.

        Article 11, paragraphs 3 through 6 are deleted.

        At the same time, paragraph 7 (old) of Article 11 is renumbered paragraph 3 (new).

A-b-7

Amendment Q.

        Article 11, paragraph 3 (new) is amended and shall forthwith read as follows:

"3.
Partial repayment of shares or exemption from the obligation to pay calls on shares is only possible in order to implement a decision to reduce the amount of the shares. Such repayment or exemption shall take place:

a.
with regard to all shares; or

b.
with regard to either the priority shares, the ordinary shares A or the ordinary shares C, in all cases with the consent of the meeting of holders of shares of the class concerned."

Amendment R.

        Article 20, paragraph 3 is deleted.

        At the same time, paragraph 4 (old) of Article 20 is renumbered paragraph 3 (new).

Amendment S.

        Article 20, paragraph 3 (new) is amended and shall forthwith read as follows:

"3.
The lack of approval of the Supervisory Board or the Priority in respect of a decision referred to in this article does not affect the authority of the Board of Management or its members to represent the company."

Amendment T.

        Article 31, paragraphs 1 and 2 are deleted.

        At the same time, paragraphs 3 through 9 (old) of Article 31 are renumbered paragraphs 1 through 7 (new).

Amendment U.

        Article 31, paragraphs 1 and 2 (new) are amended and shall forthwith read as follows:

        "1. Out of the profits—the positive balance of the profit—and loss account—an amount of dividend equal to five per cent (5%) of their nominal value shall be paid on the priority shares.

2.
Subsequently, the Board of Management shall, subject to the approval of the Supervisory Board, determine which part of the profit remaining after application of paragraph 1 shall be allocated to the reserves."

Amendment V.

        Article 32, paragraph 3 is amended and shall forthwith read as follows:

        "3. The general meeting may, at the proposal of the Board of Management which has been approved by the Supervisory Board, resolve that distributions to holders of ordinary shares be made out of the distributable part of the net assets. Paragraph 1 shall accordingly apply. Distributions referred to in this paragraph 3 shall be made only if the amount due in accordance with article 31 paragraph 1 is paid."

Amendment W.

        Article 32, paragraphs 4 and 6 are deleted.

        At the same time, paragraph 5 (old) of Article 32 is renumbered paragraph 4 (new).

A-b-8

Amendment X.

        Article 40, paragraphs 5, 6 and 8 are amended and shall forthwith read as follows:

        "5. With respect to the voting rights and/or the right to participate in meetings the company shall on the basis of the provisions of articles 88 and 89 of Book 2 of the Civil Code also recognize as shareholder the person or entity mentioned in a written statement of an Associated Institution as being entitled to a given number of bearer ordinary shares A belonging to its collective depository of ordinary shares A in the company provided that in the statement it is also confirmed that the person or entity shall remain thus entitled until the close of the meeting and the statement has been filed with the offices of the company or such other place as mentioned in the convocation.

        In the convocation to the meeting shall be mentioned the date on which the filing of the statement must have been effected at the latest.

        This date can not be prior to the seventh day preceeding the date of the meeting.

6.
Each share confers the right to cast one vote. In the event the law allows the issuance of shares without voting rights, the company shall nevertheless not issue shares without voting rights.

8.
The provisions of article 117, Book 2 of the Dutch Civil Code also apply to the general meeting of shareholders."

Amendment Y.

        Article 42, paragraph 3 is amended and shall forthwith read as follows:

        "3. Resolutions of the meeting of holders of priority shares and ordinary shares C may also be adopted in writing without recourse to a meeting of holders of the class of shares concerned, provided they are adopted by unanimous votes of all shareholders entitled to vote. The provisions of article 40 paragraph 8 shall apply accordingly. Each holder of shares of the class concerned must procure that the Board of Management is informed in writing of the resolutions made in accordance with this paragraph as soon as possible. The Board of Management shall keep a record of the resolutions thus made and shall deposit the records at the offices of the company, together with the minutes as referred to in article 39 paragraph 1."

Amendment Z.

        Article 42, paragraph 4 is deleted.

Amendment AA.

        Article 44, paragraph 1 is amended and shall forthwith read as follows:

        "1. A resolution of the general meeting to amend the articles of association, to dissolve the company or to merge or split the company within the meaning of Title 7 of Book 2 of the Civil Code, shall only be adopted on a proposal of the Priority."

Amendment BB.

        Article 45, paragraphs 3 and 4 are deleted.

        At the same time, paragraphs 5 through 7 (old) of Article 45 are renumbered paragraphs 3 through 5 (new).

A-b-9

Amendment CC.

        Article 45, paragraph 3 (new) is amended and shall forthwith read as follows:

        "3. From the balance remaining after payment of debts there shall first, as far as possible, be transferred to the holders of priority shares, in proportion to the total amount of the priority shares held by each of them, the nominal amount of these shares."

Finally, the person appearing has declared:

  (a)
  Immediately prior to the foregoing amendment of the articles of association taking effect, the issued capital of the Company equalled    •    euro (EUR    •    ) divided into    •    (    •    ) ordinary shares A, three hundred (300) priority shares and twelve thousand four hundred thousand (12,400) preference shares A, all with a nominal value of two euro cent (EUR 0.02) each.

  (b)
  At the time this amendment of the Articles of Association takes effect, all issued twelve thousand four hundred (12,400) preference shares A shall convert into twelve thousand four hundred (12,400) registered ordinary shares A with a nominal value of two euro cent (EUR 0.02) each.

  (c)
  In addition,    •    (    •    ) ordinary shares C in the capital of the Company were issued by deed of issuance executed on    •    before R.J.J. Lijdsman, civil law notary in Amsterdam, subject to the condition precedent of the foregoing amendment of the articles of association taking effect. Therefore, at the time the foregoing amendment of the articles of association takes effect, the aggregate amount of the issued capital of the Company equals     •    euro (EUR    •    ), divided into    •    (    •    ) ordinary shares A, three hundred (300) priority shares and    •    (    •    ) ordinary shares C, all with a nominal value of two euro cent (EUR 0.02) each.

Statement of No Objections.

        With respect to the foregoing amendment of the articles of association, a ministerial Statement of No Objections was granted on the     •    day of    •    two thousand and    •    , under number NV 400149, which is evidenced by a written statement from the Dutch Ministry of Justice attached to this deed (Annex).

Close.

        The person appearing is known to me, civil law notary.

        This deed, drawn up to be kept in the civil law notary's custody, was executed in Amsterdam on the date first above written. Before reading out, a concise summary and an explanation of the contents of this deed were given to the person appearing. He then declared that he had taken note of and agreed to the contents of this deed and did not want the complete deed to be read to him. Thereupon, after limited reading, this deed was signed by the person appearing and by me, civil law notary.

A-b-10

THIRD DEED OF AMENDMENT OF ARTICLES OF ASSOCIATION

NOTE ABOUT TRANSLATION:

        This document is an English translation of a document prepared in Dutch. In preparing this document, an attempt has been made to translate as literally as possible without jeopardising the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law.

        In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

THIRD DEED OF AMENDMENT OF ARTICLES OF ASSOCIATION

(United Pan-Europe Communications N.V.)

        This    •    day of    •    two thousand and    •    , there appeared before me, Robert Jan Jozef Lijdsman, civil law notary in Amsterdam:    •

        The person appearing declared the following:

        At the general meeting of shareholders of the Company, as defined hereinafter, held on the    •    day of    •    two thousand and    •    , it was resolved to amend and completely readopt the Articles of Association of United Pan-Europe Communications N.V., a public limited liability company under Dutch law ("naamloze vennootschap"), having its official seat in Amsterdam, the Netherlands, its office address at Boeing Avenue 53, 1119 PE Schiphol-Rijk, the Netherlands and registered in the Commercial Register under number 33274976 (the "Company"), as well as to authorise the person appearing to have this deed executed. The adoption of such resolutions is evidenced by a copy of the minutes of the aforementioned meeting attached to this deed (Annex).

        The Articles of Association of the Company were last partially amended by a deed, executed on the    •    day of     •    , two thousand and    •    before R.J.J. Lijdsman, civil law notary in Amsterdam, with respect to which a ministerial Statement of No Objections was granted on the    •    day of    •    , two thousand and    •     under number NV 400149.

        In implementing the aforementioned resolution, the Articles of Association of the Company are hereby amended and completely readopted as follows.

ARTICLES OF ASSOCIATION:
CHAPTER I.

Article 1. Definitions.

        1.1  In these Articles of Association, the following terms shall have the following meanings:

          "Board of Management" means the management board of the Company.

          "Company" means the company the internal organisation of which is governed by these Articles of Association.

          "Distributable Equity" means the part of the Company's equity which exceeds the aggregate of the issued capital and the reserves which must be maintained pursuant to the law.

          "General Meeting" or "General Meeting of Shareholders" means the body of the Company consisting of the Shareholders or (as the case may be) a meeting of Shareholders (or their representatives) and other persons entitled to attend such meetings.

A-b-11

          "Ordinary Share" means an ordinary share in the capital of the Company. Unless the contrary is apparent, this shall include each Ordinary Share A and each Ordinary Share C.

          "Ordinary Share A" means an ordinary share A in the capital of the Company.

          "Ordinary Shareholders A" means the body of the Company consisting of the person or persons to whom, as a holder of Ordinary Shares A, voting rights attributable to Ordinary Shares A accrue.

          "Ordinary Share C" means an ordinary share C in the capital of the Company.

          "Ordinary Shareholders C" means the body of the Company consisting of the person or persons to whom, as a holder of Ordinary Shares C, voting rights attributable to Ordinary Shares C accrue.

          "Priority Share" means a priority share in the capital of the Company.

          "Priority" means the body of the Company consisting of the person or persons to whom, as a holder of Priority Shares, voting rights attributable to Priority Shares accrue.

          "Share" means a share in the capital of the Company. Unless the contrary is apparent, this shall include each Ordinary Share and each Priority Share.

          "Shareholder" means a holder of one or more Shares. Unless the contrary is apparent, this shall include each holder of Ordinary Shares as well as each holder of Priority Shares.

          "Subsidiary" means a subsidiary of the Company as referred to in Section 2:24a of the Dutch Civil Code.

          "in writing" means by letter, by telecopier, by e-mail or by message which is transmitted via any other current means of communication and which can be received in the written form.

        1.2  The Board of Management, the General Meeting, the Ordinary Shareholders A, the Ordinary Shareholders C and the Priority shall each constitute a distinct body of the Company.

        1.3  References to "Articles" refer to articles which are part of these Articles of Association, except where expressly indicated otherwise.

CHAPTER II.    NAME, OFFICIAL SEAT AND OBJECTS.

Article 2.    Name and Official Seat.

        2.1  The Company's name is: United Pan-Europe Communications N.V.

        2.2  The official seat of the Company is in Amsterdam.

Article 3.    Objects.

        The objects of the Company are:

          (a)  to incorporate, to participate in any way whatsoever in, to manage, to supervise businesses and companies;

          (b)  to finance businesses and companies;

          (c)  to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with aforementioned activities;

          (d)  to render advice and services to businesses and companies with which the Company forms a group and to third parties;

A-b-12

          (e)  to grant guarantees, to bind the Company and to pledge its assets for obligations of businesses and companies with which it forms a group and on behalf of third parties;

          (f)    to acquire, alienate, manage and exploit registered property and items of property in general;

          (g)  to trade in currencies, securities and items of property in general;

          (h)  to develop and trade in patents, trade marks, licenses, know-how and other industrial property rights;

          (i)    to perform any and all activities of an industrial, financial or commercial nature,

and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

CHAPTER III.    AUTHORISED CAPITAL; REGISTER OF SHAREHOLDERS.

Article 4.    Authorised Capital.

        4.1  The authorised capital amounts to one billion nine million six euro (EUR 1,009,000,006).

        4.2  It is divided into fifty billion four hundred fifty million three hundred (50,450,000,300) Shares, with a nominal value of two euro cent (EUR 0.02) each, of which:

          (a)  four hundred fifty million (450,000,000) are Ordinary Shares A;

          (b)  fifty billion (50,000,000,000) are Ordinary Shares C; and

          (c)  three hundred (300) are Priority Shares.

        4.3  All Shares shall be registered. No share certificates shall be issued.

Article 5.    Register of Shareholders.

        5.1  Each Shareholder, each pledgee of Shares and each usufructuary of Shares is required to give his address to the Company in writing.

        5.2  The Board of Management shall keep a register of Shareholders in which the names and addresses of all Shareholders are recorded, showing the date on which the Shares were acquired, the date of acknowledgement by or serving upon the Company, and the nominal value paid-in on each Share.

        5.3  The names and addresses of pledgees and usufructuaries of Shares shall also be entered in the register of Shareholders, showing the date on which the right was acquired, and the date of acknowledgement by or serving upon the Company.

        5.4  On application by a Shareholder or a pledgee or usufructuary of Shares, the Board of Management shall furnish an extract from the register of Shareholders, free of charge, insofar as it relates to the applicant's right in respect of a Share.

        5.5  The register of Shareholders shall be kept accurate and up-to-date. All entries and notes in the register shall be signed by one or more persons authorised to represent the Company.

        5.6  The Board of Management shall make the register available at the Company's office for inspection by the Shareholders.

A-b-13

CHAPTER IV.    ISSUANCE OF SHARES.

Article 6.    Resolution to Issue and Notarial Deed.

        6.1  Shares shall be issued pursuant to a resolution of the Board of Management. The authority of the Board of Management shall relate to all unissued Shares of the authorised capital, as applicable now or at any time in the future. The duration of this authority shall be established by a resolution of the General Meeting and shall be for a period of maximum five years, without prejudice to the provisions of Article 37.

        6.2  Designation of the Board of Management as the corporate body competent to issue Shares may be extended by the Articles of Association or by a resolution of the general meeting for a period not exceeding five years in each case. The number of Shares which may be issued shall be determined at the time of this designation. Designation by resolution of the General Meeting cannot be revoked unless determined otherwise at the time of designation.

        6.3  Upon termination of the authority of the Board of Management, the issue of Shares shall thenceforth require a resolution of the General Meeting, save where another corporate body has been designated by the General Meeting. The resolution of the General Meeting to issue Shares or to designate another corporate body shall be subject to the approval of the Priority.

        6.4  The provisions of Articles 6.1 to Article 6.3 inclusive shall apply mutatis mutandis to the granting of rights to subscribe for Shares, but do not apply to the issuance of Shares to a person exercising a right to subscribe for Shares previously granted.

        6.5  The issue of a Share shall furthermore require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the issuance shall be parties.

Article 7.    Conditions of Issuance. Rights of Pre-emption.

        7.1  The price and further conditions of issuance shall be determined in the resolution to issue Shares.

        7.2  Each holder of Ordinary Shares shall have a preferential right in accordance with Section 2:96a of the Dutch Civil Code with respect to the issue of Ordinary Shares. The same applies to the granting of rights for the taking up of Ordinary Shares.

        7.3  The pre-emptive right may be restricted or excluded by a resolution of the Board of Management. The authority granted to the Board of Management shall terminate on the date of termination of the authority of the Board of Management to issue Shares. Articles 6.1, 6.2 and 6.3 shall be equally applicable.

        7.4  Sections 2:96a and 2:97 of the Dutch Civil Code also apply to the conditions of issuance and to the preferential right.

Article 8.    Payment for Shares.

        8.1  Upon subscription of each Share, the full nominal value thereof must be paid up, and, in addition, if the Share is issued at a higher amount, the difference between such amounts.

        8.2  Payment for a Share must be made in cash insofar as no non-cash contribution has been agreed upon. Payment in foreign currency may only be made with the approval of the Company and with due observance of the provisions of Section 2:93a of the Dutch Civil Code.

        8.3  Non-cash contributions on Shares are subject to the provisions of Section 2:94b of the Dutch Civil Code.

A-b-14

        8.4  The Board of Management shall be authorised to enter into transactions concerning non-cash contributions on Ordinary Shares, and the other transactions referred to in Section 2:94, subsection 1, of the Dutch Civil Code, without the prior approval of the General Meeting.

CHAPTER V.    OWN SHARES; REDUCTION OF THE ISSUED CAPITAL.

Article 9.    Own Shares.

        9.1  When issuing Shares, the Company may not subscribe for its own Shares.

        9.2  The Company may acquire fully paid-in Shares or depositary receipts thereof, provided either no valuable consideration is given, or:

          (a)  the Distributable Equity is at least equal to the purchase price; and

          (b)  the aggregate nominal value of the Shares or depositary receipts thereof to be acquired, and of the Shares or depositary receipts thereof already held or held in pledge by the Company and its Subsidiaries, does not exceed one tenth of the Company's issued capital; and

          (c)  the Board of Management has been authorised by the General Meeting thereto. Such authorisation shall be valid for not more than eighteen months. The General Meeting must specify in the authorisation the number of Shares which may be acquired, the manner in which they may be acquired and the limits within which the price must be set.

        9.3  For the requirement of Article 9.2(a) shall be decisive the amount of equity appearing from the last adopted balance sheet, less the aggregate of the acquisition price for Shares or depositary receipts thereof and distributions of profits or at the expense of reserves to others which have become due from the Company and its Subsidiaries after the balance sheet date. An acquisition in accordance with Article 9.2 shall not be permitted, if more than six months have elapsed after the end of a financial year without the annual accounts having been adopted.

        9.4  The foregoing provisions of this Article 9 shall not apply to Shares or depositary receipts thereof that the Company acquires by universal succession of title.

        9.5  The acquisition of Shares or depositary receipts thereof by a Subsidiary shall be subject to the provisions of Section 2:98d of the Dutch Civil Code.

        9.6  Shares or depositary receipts thereof held by the Company may be transferred pursuant to a resolution of the Board of Management. A resolution to transfer such Shares or depositary receipts thereof shall stipulate the conditions of transfer. The transfer of Shares held by the Company shall furthermore be subject to the share transfer restrictions contained in these Articles of Association.

        9.7  In the General Meeting, no voting rights may be exercised for any Share held by the Company or a Subsidiary, nor for any Share for which the Company or a Subsidiary holds the depositary receipts.

Article 10.    Financial Assistance.

        10.1    The Company may not grants loans, give security, guarantee the price, or in any other way answer to or bind itself either severally or jointly for or on behalf of third parties, with a view to a subscription for or an acquisition of Shares or depositary receipts thereof by others. This prohibition also applies to Subsidiaries.

        10.2    The prohibition of Article 10.1 shall not apply to Shares or depositary receipts thereof subscribed or acquired by or for employees of the Company or of a group company as defined in Section 2:24b of the Dutch Civil Code.

A-b-15

Article 11.    Reduction of the Issued Capital.

        11.1    The General Meeting may resolve to reduce the Company's issued capital.

        11.2    A reduction of the Company's issued capital may be effected:

          (a)  by cancellation of Shares; or

          (b)  by reducing the nominal value of Shares, to be effected by an amendment of these Articles of Association.

        11.3    A resolution to cancel Shares may only involve:

          (a)  Shares or depository receipts in respect thereof held by the Company itself; or

          (b)  all Priority Shares, all Ordinary Shares A or all Ordinary Shares C, in all cases with the consent of the meeting of holders of Shares of the class concerned and with repayment.

        Any repayment can be made in cash or, wholly or partially, in shares in another company.

        11.4    Partial repayment of Shares or exemption from the obligation to pay calls on shares is only possible in order to implement a decision to reduce the amount of the shares. Such repayment or exemption shall take place:

          (a)  with regard to all Shares; or

          (b)  with regard to either the Priority Shares, the Ordinary Shares A or the Ordinary Shares C, in all cases with the consent of the meeting of holders of shares of the class concerned.

        11.5    The notice convening a General Meeting of Shareholders at which a resolution to reduce the Company's issued capital will be proposed, shall state the purpose of the capital reduction and the manner in which it is to be achieved. The provisions in these Articles of Association relevant to a proposal to amend the Articles of Association shall apply mutatis mutandis.

        11.6    A reduction of the Company's issued capital shall furthermore be subject to the provisions of Sections 2:99 and 2:100 of the Dutch Civil Code.

CHAPTER VI.    TRANSFER OF SHARES; SHARE TRANSFER RESTRICTIONS.

Article 12.    Transfer of Shares; Notarial Deed.

        12.1    The transfer of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the transfer shall be parties.

        12.2    Unless the Company itself is party to the legal act, the rights attributable to the Share can only be exercised after the Company has acknowledged said transfer or said deed has been served upon it in accordance with the relevant provisions of the law.

Article 13.    Share Transfer Restrictions. Approval of the Board of Management.

        13.1    A transfer of one or more Shares can only be effected if the provisions of this Article 13 stated below have been duly observed, unless the Shareholder concerned is obliged by law to transfer his Shares to a former Shareholder.

        13.2    A Shareholder wishing to transfer one or more of his Shares (the "Applicant") shall require the approval of the Board of Management for such transfer. The request for approval shall be made by the Applicant by means of a written notification to the Board of Management, stating the number of Shares he wishes to transfer and the person or persons to whom the Applicant wishes to transfer such Shares.

A-b-16

        13.3    If the Board of Management grants the approval requested, the Applicant may within a period of three months transfer all of the Shares to which the request relates, and not part thereof, to the person or persons mentioned in the request.

        13.4    If:

          (a)  the Board of Management does not adopt a resolution regarding the request for approval within six weeks after the request has been received by the Board of Management; or

          (b)  the approval has been refused without the Board of Management having informed the Applicant, at the same time as the refusal, of one or more interested parties who are prepared to purchase all the shares to which the request for approval relates, against payment in cash ("Interested Parties"), the approval requested shall be considered to have been granted, in the event mentioned under (a) on the final day of the six week period mentioned under (a). The Company shall only be entitled to act as Interested Party with the consent of the Applicant.

        13.5    The Shares to which the request for approval relates can be purchased by the Interested Parties at a price to be mutually agreed between the Applicant and the Interested Parties or by one or more experts appointed by them. If they do not reach agreement on the price or the expert or experts, as the case may be, the price shall be set by one or more independent experts to be appointed on the request of one or more of the parties concerned by the chairperson of the Chamber of Commerce and Factories at which the Company is registered in the Commercial Register. If an expert is appointed, he shall be authorised to inspect all books and records of the Company and to obtain all such information as will be useful to him in setting the price.

        13.6    Within one month after the price has been set, the Interested Parties must give notice to the Board of Management of the number of the Shares on offer they wish to purchase; an Interested Party whose notice has not been received within said term shall no longer be counted as an Interested Party. Once the notice mentioned in the preceding sentence has been given, an Interested Party can only withdraw with the consent of the other Interested Parties.

        13.7    The Applicant may withdraw up to one month after the day on which he is informed to which Interested Party or Parties he can sell all the Shares to which the request for approval relates and at what price.

        13.8    All notifications and notices referred to in this Article 13 shall be made by certified mail or against acknowledgement of receipt.

        13.9    The costs of the expert or experts, as the case may be, and their fees, shall be borne by:

          (a)  the Applicant if he withdraws;

          (b)  the Applicant for one half and the buyers for the other half if the Shares have been purchased by one or more Interested Parties, provided that these costs shall be borne by the buyers in proportion to the number of Shares purchased; or

          (c)  the Company, in the events other than mentioned under (a) or (b).

CHAPTER VII.    PLEDGING OF SHARES AND USUFRUCT IN SHARES; DEPOSITARY RECEIPTS FOR SHARES.

Article 14.    Pledging of Shares and Usufruct in Shares.

        14.1    The provisions of Article 12 shall apply mutatis mutandis to the pledging of Shares and to the creation or transfer of a usufruct in Shares.

A-b-17

        14.2    If a Share is pledged or if a usufruct is created in a Share, the voting rights attributable to such Share may not be assigned to the pledgee or usufructuary. The pledgee or usufructuary shall not have the rights conferred by law upon holders of depositary receipts issued with a company's co-operation for shares in its capital.

Article 15.    Depositary Receipts for Shares.

        The Company shall not cooperate in the issuance of depositary receipts for Shares.

CHAPTER VIII.    THE BOARD OF MANAGEMENT.

Article 16.    Members of the Board of Management.

        16.1    The Board of Management shall consist of one or more members of the Board of Management. The number of members of the Board of Management shall be determined by the Priority. Both individuals and legal entities can be members of the Board of Management.

        16.2    Members of the Board of Management are appointed by the General Meeting.

        16.3    If the Board of Management is constituted by two or more members the Priority may designate one of the members of the Board of Management as President and one of the members as Chief Executive Officer. One member of the Board of Management may have both designations.

        16.4    At a General Meeting of Shareholders, in respect of the appointment of a member of the Board of Management, votes can only be cast for candidates whose names have been put forward in the agenda of the meeting.

        16.5    A member of the Board of Management may be suspended or removed by the General Meeting at any time.

        16.6    The authority to establish remuneration and other conditions of employment for members of the Board of Management is vested in the Priority.

        16.7    If a seat on the Board of Management is vacant ("ontstentenis") or a member of the Board of Management is unable to perform his duties ("belet"), the remaining members of the Board of Management or member of the Board of Management shall be temporarily entrusted with the management of the Company. If all seats on the Board of Management are vacant or all members of the Board of Management or the sole member of the Board of Management, as the case may be, are unable to perform their duties, the management of the Company shall be temporarily entrusted to one or more persons designated for that purpose by the General Meeting.

Article 17.    Duties, Decision-making Process and Allocation of Duties.

        17.1    The Board of Management shall be entrusted with the management of the Company.

        17.2    The Board of Management may establish rules regarding its decision-making process and working methods. In this context, the Board of Management may also determine the duties which each member of the Board of Management shall be particularly responsible for. The General Meeting may resolve that such rules and allocation of duties must be put in writing and that such rules and allocation of duties shall be subject to its approval.

        17.3    Board of Management resolutions at all times may be adopted in writing, provided the proposal concerned is submitted to all members of the Board of Management then in office and none of them objects to this manner of adopting resolutions. Adoption of resolutions in writing shall be effected by written statements from all members of the Board of Management then in office.

A-b-18

Article 18.    Representation; Conflicts of Interest.

        18.1    The Company shall be represented by the Board of Management. Each member of the Board of Management shall also be authorised to represent the Company.

        18.2    The Board of Management may appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Board of Management shall determine each officer's title. The authority of an officer thus appointed may not extend to any transaction where the Company has a conflict of interest with the officer concerned or with one or more members of the Board of Management.

        18.3    In the event of a conflict of interest between the Company and a member of the Board of Management, the provisions of Article 18.1 shall continue to apply unimpaired unless the General Meeting has appointed one or more other persons to represent the Company in the case at hand or in general in the event of such a conflict.

Article 19.    Approval of Board of Management Resolutions.

        19.1    The General Meeting may require Board of Management resolutions to be subject to its approval. The Board of Management shall be notified in writing of such resolutions, which shall be clearly specified.

        19.2    The absence of approval by the General Meeting of a resolution as referred to in this Article 19 shall not affect the authority of the Board of Management or the members of the Board of Management to represent the Company.

Article 20.    Indemnification; Limitation of Liability.

        20.1    The Company shall indemnify any person who is or was a member of the Board of Management and who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was member of the Board of Management, officer, employee or agent of the Company, or is or was serving at the request of the Company as a supervisory director, managing director, officer, director, employee, trustee or agent of another company, a partnership, joint venture, trust or other enterprise or entity, including with respect to employee benefit plans maintained or sponsored by the Company or for the benefit of its or any of its affiliates' employees or consultants against all expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful or outside of his mandate. The termination of any action, suit or proceeding by a judgement, order, settlement, conviction, or upon a plea of nolo contendee or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and not in a manner which he reasonably could believe to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        20.2    The Company shall indemnify any person who is or was a member of the Board of Management and who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding by or in the right of the Company to procure a judgement in its favour, by reason of the fact that he is or was a member of the Board of Management, officer, employee or agent of the Company, or is or was serving at the request of the Company as a supervisory director, managing director, officer, director, employee, trustee or agent of another company, a partnership, joint venture, trust or other enterprise or entity, including with respect to employee benefit plans maintained or sponsored by the

A-b-19

Company or for the benefit of its or any of its affiliates' employees or consultants against all expenses (including attorneys' fees) judgements, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or wilful misconduct in the performance of his duty to the Company, unless and only to the extent that the court in which such action or proceeding was brought or any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification against such expenses which the court in which such action or proceeding was brought or such other court having appropriate jurisdiction shall deem proper.

        20.3    To the extent that a member of the Board of Management, officer, employee or agent of the Company has been successful on the merits or otherwise in defence of any action, suits of proceeding, referred to in Articles 20.1 and 20.2, or in defence of any claim, issue or matter therein, he shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        20.4    Any indemnification by the Company referred to in Articles 20.1 and 20.2, shall (unless ordered by a court) only be made by the Company upon a determination that indemnification of the member of the Board of Management is proper under the circumstances because he had met the applicable standard of conduct set forth in Articles 20.1 and 20.2. Such determination shall be made:

          (a)  by a decision of the Board of Management adopted by a majority of the votes cast by the members of the Board of Management who are not parties to such action, suit or proceeding, even though such decision is taken at a meeting at which such members of the Board of Management present or represented are less than a majority of all the members of the Board of Management; or

          (b)  if there are no members of the Board of Management who are not named as parties to such action, suit or proceeding or if the members of the Board of Management who are not named as parties to such action, suit or proceeding so direct, by independent legal counsel in a written opinion; or

          (c)  by the General Meeting.

        20.5    Expenses (including attorney's fees) incurred by a member of the Board of Management in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the member of the Board of Management to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company pursuant to this Article 20. Such expenses incurred by officers, employees or agents may be so paid upon such terms and conditions as the General Meeting decides.

        20.6    The indemnification provided for by this Article 20 shall not be deemed exclusive of any other right to which a person seeking indemnification or advancement of expenses may be entitled under the laws of the Netherlands as from time to time amended or under any by-laws, agreement, resolution of the General Meeting or otherwise, both as to actions in his official capacity and as to actions in another capacity while holding such position, and shall continue as to a person who has ceased to be a member of the Board of Management, officer, director, employee, trustee or agent and shall also inure to the benefit of the heirs, executors, administrators and the estate of such a person. The Company may, to the extent authorised from time to time by the General Meeting, grant rights to indemnification and to the advancement of expenses to any officer, employee or agent of the Company to the fullest extent of the provisions of this Article 20 with respect to the indemnification and advancement of expenses of members of the Board of Management of the Company.

A-b-20

        20.7    The Company may, to the extent authorised from time to time by the General Meeting, purchase and maintain insurance on behalf of any person who is or was a member of the Board of Management, officer, employee or agent of the Company, or is or was serving at the request of the Company as a supervisory director, managing director, officer, director, employee, trustee or agent of another company, a partnership, joint venture, trust or other enterprise, or entity, against any liability asserted against him and incurred by him in any such capacity or arising out of his capacity as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article 20.

        20.8    Whenever in this Article 20 reference is made to the Company, this shall include, in addition to the resulting or surviving company also any constituent company (including any constituent company of a constituent company) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power to indemnify its supervisory directors, members of the Board of Management, officers, employees and agents, so that any person who is or was a supervisory director, managing director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a supervisory director, managing director, officer, director, employee, trustee or agent of another company, a partnership, joint venture, trust or other enterprise or entity, shall stand in the same position under the provisions of this Article 20 with respect to the resulting or surviving company as he would have with respect to such constituent company if its separate existence had continued.

        20.9    No person shall be personally liable to the Company or its Shareholders for monetary damages for breach of fiduciary duty as a member of the Board of Management; provided, however, that the foregoing shall not eliminate or limit the liability of a member of the Board of Management (i) for any breach of such individual's duty of loyalty to the Company or its Shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit or (iv) for personal liability which is imposed by Dutch law, as from time to time amended. No amendment, repeal or modification of this Article 20 shall adversely affect any right or protection of any person entitled to indemnification or advancement of expenses under this Article 20 prior to such amendment, repeal or modification.

CHAPTER IX.    FINANCIAL YEAR AND ANNUAL ACCOUNTS; PROFITS AND DISTRIBUTIONS.

Article 21.    Financial Year and Annual Accounts.

        21.1    The Company's financial year shall be the calendar year.

        21.2    Annually, not later than five months after the end of the financial year, save where this period is extended by the General Meeting by not more than six months by reason of special circumstances, the Board of Management shall prepare annual accounts, and shall deposit the same for inspection by the Shareholders at the Company's office.

        21.3    Within the same period, the Board of Management shall also deposit the annual report for inspection by the Shareholders, unless Section 2:396, subsection 6, or Section 2:403 of the Dutch Civil Code applies to the Company.

        21.4    The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes.

        21.5    The annual accounts shall be signed by the members of the Board of Management. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given.

        21.6    The Company may, and if the law so requires shall, appoint an accountant to audit the annual accounts. Such appointment shall be made by the General Meeting.

A-b-21

        21.7    The Company shall ensure that the annual accounts and, insofar as required, the annual report and the information to be added by virtue of the law are kept at its office as from the day on which notice of the annual General Meeting of Shareholders is given. Shareholders may inspect the documents at that place and obtain a copy free of charge.

        21.8    The annual accounts, the annual report, the information to be added by virtue of the law and the audit by an accountant, as well as deposition of documents at the Commercial Register, shall furthermore be subject to the provisions of Book 2, Title 9, of the Dutch Civil Code.

Article 22.    Adoption of the Annual Accounts and Release from Liability.

        22.1    The General Meeting shall adopt the annual accounts.

        22.2    After adoption of the annual accounts, the General Meeting shall pass a resolution concerning release of the members of the Board of Management from liability for the exercise of their duties, insofar as the exercise of such duties is reflected in the annual accounts or otherwise disclosed to the General Meeting prior to the adoption of the annual accounts. The scope of a release from liability shall be subject to limitations by virtue of the law.

Article 23.    Profits and Distributions.

        23.1    Out of the profits—the positive balance of the profit—and loss account—an amount of dividend equal to five per cent (5%) of their nominal value shall be paid on the Priority Shares.

        23.2    Subsequently, the Board of Management shall, subject to the approval of the General Meeting, determine which part of the profit remaining after application of the Articles 23.1 shall be allocated to the reserves.

        23.3    The profits remaining after application of the Articles 23.1 and 23.2 shall be distributed on the Ordinary Shares as dividend.

        23.4    If a loss is sustained in any year, no dividend shall be distributed for that year. No dividend may be paid in subsequent years until the loss has been compensated by profits. The General Meeting may, however, resolve on a proposal of the Board of Management, to compensate the loss out of the distributable part of the net assets.

        23.5    Distribution of profits shall be made after adoption of the annual accounts if permissible under the law given the contents of the annual accounts.

        23.6    The Board of Management may resolve to make interim distributions and/or distributions at the expense of any reserve of the Company.

        23.7    Distributions may be made only up to an amount which does not exceed the amount of the Distributable Equity. Distributions may be made only up to an amount which does not exceed the amount of the Distributable Equity and, if it concerns an interim distribution, the compliance with this requirement is evidenced by an interim statement of assets and liabilities as referred to in Section 2:105, subsection 4, of the Dutch Civil Code. The Company shall deposit the statement of assets and liabilities at the office of the Commercial Register within eight days after the day on which the resolution to make the distribution is published.

        23.8    A claim of a Shareholder for payment of a distribution shall be barred after five years have elapsed.

A-b-22

CHAPTER X.    THE GENERAL MEETING.

Article 24.    Annual General Meeting of Shareholders.

        24.1    The annual General Meeting of Shareholders shall be held within six months after the end of the financial year.

        24.2    The agenda for this annual General Meeting of Shareholders shall at least contain the following matters of business to be discussed:

          (a)  discussion of the annual report (unless Section 2:396, subsection 6, or Section 2:403 of the Dutch Civil Code applies to the Company);

          (b)  discussion and adoption of the annual accounts;

          (c)  release from liability of members of the Board of Management;

          (d)  allocation of profits; and

          (e)  other business presented for discussion by the Board of Management or by Shareholders representing in the aggregate at least one-tenth of the Company's issued capital, and announced with due observance of Article 26.

Article 25.    Other General Meetings of Shareholders.

        25.1    Other General Meetings of Shareholders shall be held as often as the Board of Management deems such necessary, without prejudice to the provisions of this article.

        25.2    Shareholders representing in the aggregate at least one-tenth of the Company's issued capital may request the Board of Management to convene a General Meeting of Shareholders, stating specifically the business to be discussed. If the Board of Management has not given proper notice of a General Meeting of Shareholders within four weeks following receipt of such request such that the meeting can be held within six weeks after receipt of the request, the applicants shall be authorised to convene a meeting themselves.

        25.3    Within three months of it becoming apparent to the Board of Management that the equity of the Company has decreased to an amount equal to or lower than half of the paid-up part of the capital, a General Meeting of Shareholders shall be held to discuss any requisite measures.

Article 26.    Notice, Agenda and Venue of Meetings.

        26.1    Notice of General Meetings of Shareholders shall be given by the Board of Management, without prejudice to the provisions of Article 25.2.

        26.2    Notice of the meeting shall be given no later than on the fifteenth day prior to the day of the meeting.

        26.3    The notice of the meeting shall specify the business to be discussed. Other business not specified in such notice may be announced at a later date, with due observance of the term referred to in Article 26.2.

        26.4    The notice of the meeting shall be sent to the addresses of the Shareholders shown in the register of Shareholders.

        26.5    General Meetings of Shareholders are held in the municipality of Haarlemmermeer, Amsterdam, Rotterdam or The Hague. General Meetings of Shareholders may also be held elsewhere, in which case valid resolutions of the General Meeting may only be adopted if all of the Company's issued capital is represented.

A-b-23

Article 27.    Admittance and Rights at Meetings.

        27.1    Each Shareholder shall be entitled to attend the General Meetings of Shareholders, to address the meeting and to exercise his voting rights. Shareholders may be represented in a meeting by a proxy authorised in writing.

        27.2    At a meeting, each person present with voting rights must sign the attendance list. The chairperson of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.

        27.3    The members of the Board of Management shall, as such, have the right to give advice in the General Meetings of Shareholders.

        27.4    The chairperson of the meeting shall decide on the admittance of other persons to the meeting.

Article 28.    Chairperson and Secretary of the Meeting.

        28.1    The chairperson of a General Meeting of Shareholders shall be appointed by a majority of the votes cast by the persons with voting rights present at the meeting. Until such appointment is made, a member of the Board of Management shall act as chairperson, or, if no member of the Board of Management is present at the meeting, the eldest person present at the meeting shall act as chairperson.

        28.2    The chairperson of the meeting shall appoint a secretary for the meeting.

Article 29.    Minutes; Recording of Shareholders' Resolutions.

        29.1    The secretary of a General Meeting of Shareholders shall keep minutes of the proceedings at the meeting. The minutes shall be adopted by the chairperson and the secretary of the meeting and as evidence thereof shall be signed by them.

        29.2    The chairperson of the meeting or those who convened the meeting may determine that a notarial report must be prepared of the proceedings at the meeting. The notarial report shall be co-signed by the chairperson of the meeting.

        29.3    The Board of Management shall keep record of all resolutions adopted by the General Meeting. If the Board of Management is not represented at a meeting, the chairperson of the meeting shall ensure that the Board of Management is provided with a transcript of the resolutions adopted, as soon as possible after the meeting. The records shall be deposited at the Company's office for inspection by the Shareholders. On application, each of them shall be provided with a copy of or an extract from the records at not more than cost price.

Article 30.    Adoption of Resolutions in a Meeting.

        30.1    Each Share confers the right to cast one vote. In the event the law allows the issuance of shares without voting rights, the Company shall nevertheless not issue shares without voting rights.

        30.2    To the extent that the law or these Articles of Association do not provide otherwise, all resolutions of the General Meeting shall be adopted by a simple majority of the votes cast, without a quorum being required.

        30.3    If there is a tie in voting, the proposal shall be deemed to have been rejected, without prejudice to the provisions of Article 31.3.

        30.4    If the formalities for convening and holding of General Meetings of Shareholders, as prescribed by law or these Articles of Association, have not been complied with, valid resolutions of the General Meeting may only be adopted in a meeting, if in such meeting all of the Company's issued capital is represented and such resolution is carried by unanimous vote.

A-b-24

        30.5    When determining how many votes are cast by Shareholders, how many Shareholders are present or represented, or what portion of the Company's issued capital is represented, no account shall be taken of Shares for which no vote can be cast pursuant to the law or these Articles of Association.

Article 31.    Voting.

        31.1    All voting shall take place orally. The chairperson is, however, entitled to decide that votes be cast by a secret ballot. If it concerns the holding of a vote on persons, anyone present at the meeting with voting rights may demand a vote by a secret ballot. Votes by secret ballot shall be cast by means of secret, unsigned ballot papers.

        31.2    Blank and invalid votes shall not be counted as votes.

        31.3    If a majority of the votes cast is not obtained in an election of persons, a second free vote shall be taken. If a majority is not obtained again, further votes shall be taken until either one person obtains a majority of the votes cast or the election is between two persons only, both of whom receive an equal number of votes. In the event of such further elections (not including the second free vote), each election shall be between the candidates in the preceding election, with the exclusion of the person who received the smallest number of votes in such preceding election. If in the preceding election more than one person has received the smallest number of votes, it shall be decided which candidate should not participate in the new election by randomly choosing a name. If votes are equal in an election between two persons, it shall be decided who is elected by randomly choosing a name.

        31.4    Resolutions may be adopted by acclamation if none of the persons with voting rights present at the meeting objects.

        31.5    The chairperson's decision at the meeting on the result of a vote shall be final and conclusive. The same shall apply to the contents of an adopted resolution if a vote is taken on an unwritten proposal. However, if the correctness of such decision is challenged immediately after it is pronounced, a new vote shall be taken if either the majority of the persons with voting rights present at the meeting or, where the original vote was not taken by roll call or in writing, any person with voting rights present at the meeting, so demands. The legal consequences of the original vote shall be made null and void by the new vote.

Article 32.    Adoption of Resolutions without holding Meetings.

        32.1    Shareholders may adopt resolutions of the General Meeting in writing without holding a meeting, provided they are adopted by the unanimous vote of all Shareholders entitled to vote. The provisions of Article 27.3 shall apply mutatis mutandis.

        32.2    Each Shareholder must ensure that the Board of Management is informed of the resolutions thus adopted as soon as possible in writing. The Board of Management shall keep record of the resolutions adopted and it shall add such records to those referred to in Article 29.3.

Article 33.    Meetings of Holders of Shares of a Class.

        33.1    Meetings of holders of Shares of a class are held as often as the Board of Management deems such necessary. Holders of Shares of a class representing in the aggregate at least one tenth of the capital issued in the form of Shares of the relevant class may request the Board of Management to convene a meeting of holders of Shares of such class. This right does not accrue to other Shareholders.

        33.2    The provisions in these Articles of Association with respect to General Meetings of Shareholders—including but not limited to the provisions with respect to resolutions of the General Meeting of Shareholders—shall apply mutatis mutandis to meetings of holders of Shares of a class, insofar as no different regulation is contained in Article 33.1. The provisions of Article 32 shall apply mutatis mutandis also.

A-b-25

CHAPTER XI.    AMENDMENT OF THE ARTICLES OF ASSOCIATION; CHANGE OF CORPORATE FORM; STATUTORY MERGER AND STATUTORY DEMERGER; DISSOLUTION AND LIQUIDATION.

Article 34.    Amendment of the Articles of Association; Change of Corporate Form.

        34.1    When a proposal to amend these Articles of Association is to be made to the General Meeting, the notice convening the General Meeting must state so and a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company's office for inspection by the Shareholders, until the conclusion of the meeting. From the day of deposit until the day of the meeting, a Shareholder shall, on application, be provided with a copy of the proposal free of charge. An amendment of these Articles of Association shall be laid down in a notarial deed.

        34.2    The Company may change its corporate form into a different legal form. A change of the corporate form shall require a resolution to change the corporate form adopted by the General Meeting, and a resolution to amend these Articles of Association. A change of the corporate form shall furthermore be subject to the relevant provisions of Book 2 of the Dutch Civil Code. A change of the corporate form shall not terminate the existence of the legal entity.

Article 35.    Statutory Merger and Statutory Demerger.

        35.1    The Company may enter into a statutory merger with one or more other legal entities. A merger resolution may only be adopted on the basis of a merger proposal prepared by the management boards of the merging legal entities. Within the Company, the merger resolution shall be adopted by the General Meeting. However, in the cases referred to in Section 2:331 of the Dutch Civil Code, the merger resolution may be adopted by the Board of Management.

        35.2    The Company may be a party in a statutory demerger. The term "demerger" shall include both split-up and spin-off. A demerger resolution may only be adopted on the basis of a demerger proposal to be prepared by the management boards of the parties to the demerger. Within the Company, the demerger resolution shall be adopted by the General Meeting. However, in the cases referred to in Section 2:334ff of the Dutch Civil Code, the demerger resolution may be adopted by the Board of Management.

        35.3    Statutory mergers and statutory demergers shall furthermore be subject to the relevant provisions of Book 2, Title 7, of the Dutch Civil Code.

Article 36.    Dissolution and Liquidation.

        36.1    When a proposal to dissolve the Company is to be made to the General Meeting, this must be stated in the notice convening the General Meeting.

        36.2    If the Company is dissolved pursuant to a resolution of the General Meeting, the members of the Board of Management shall become liquidators of the dissolved Company's property.

        36.3    During liquidation, the provisions of these Articles of Association shall remain in force to the extent possible.

        36.4    From the balance remaining after payment of debts there shall first, as far as possible, be transferred to the holders of the Priority Shares, in proportion to the total amount of the Priority Shares held by each of them, the nominal amount of these shares.

        36.5    The balance remaining after application of the Articles 36.4 shall be transferred to the holders of Ordinary Shares in proportion to the aggregate nominal value of the Ordinary Shares held by each.

        36.6    In addition, the liquidation shall be subject to the relevant provisions of Book 2, Title 1, of the Dutch Civil Code.

A-b-26

CHAPTER XII.    Final and transitional statements.

Article 37.    Authority to issue shares.

        The duration of the authority of the Board of Management to issue Shares and to grant rights to subscribe for Shares as provided for in Article 6, shall be fixed on five years, effective as of the day this amendment of the Company's Articles of Association takes effect. The authorisation concerns all non-issued Shares of the authorised capital as it reads now or shall read at some point in time. The same applies to the authorisation of the Board of Management to limit or exclude the right of pre-emption, as provided for in Article 7.

Article 38.    Priority Shares.

        38.1    If and as soon as all issued Shares in the capital of the Company will be held by one Shareholder, each issued Priority Share will convert into one Ordinary Share C.

        38.2    On conversion of the Priority Shares into Ordinary Shares C, the number of Priority Shares in the authorised capital as referred to in Article 4.2 shall decrease by the number of Priority Shares being converted and there shall be a simultaneous increase by the same number of the number of Ordinary Shares C of the authorised capital as referred to in Article 4.2.

        38.3    Following a conversion pursuant to this Article 38, the Board of Management shall register the conversion in the Company's shareholders register and file a notification thereof with the Commercial Register of the district where the Company is registered.

        38.4    The provisions of Articles 23.1 and 36.4, as well as all other provisions of these Articles of Association with regard to the Priority Shares and the Priority shall cease to apply if and as soon as a notification of the conversion has been filed with the Commercial Register. From such time, all powers vested in the Priority under these Articles of Association shall, to the extent possible, be vested in the General Meeting.

Article 39.    Bearer Shares.

        Holders of Ordinary Shares A may only exercise the rights attached to their Ordinary Shares A upon exchange of their bearer ordinary shares A into registered ordinary shares A in accordance with Section 2:82, paragraph 4 of the Dutch Civil Code.

        Finally, the person appearing has declared:

  Issued Capital.

        At the time the foregoing amendment of the Articles of Association takes effect, the issued capital of the Company equals euro (EUR ), divided into () ordinary shares A, () ordinary shares C and three hundred (300) priority shares, all with a nominal value of two euro cent (EUR 0.02) each.

  Statement of No Objections.

        With respect to the foregoing amendment of the Articles of Association, a ministerial Statement of No Objections was granted on the day of two thousand and , under number NV 400149, which is evidenced by a written statement from the Dutch Ministry of Justice attached to this deed (Annex).

  Close.

        The person appearing is known to me, civil law notary.

        This deed, drawn up to be kept in the civil law notary's custody, was executed in Amsterdam on the date first above written. Before reading out, a concise summary and an explanation of the contents of this deed were given to the person appearing. He then declared that he had taken note of and agreed to the contents of this deed and did not want the complete deed to be read to him. Thereupon, after limited reading, this deed was signed by the person appearing and by me, civil law notary.

A-b-27

Annex B

ENGLISH TRANSLATION OF AKKOORD

[This is an informal translation of the original Dutch text. The Dutch text will be decisive.]

DRAFT COMPOSITION PLAN

(2nd amended draft    January, 2003)

Draft composition plan of United Pan-Europe Communications N.V., with its registered office in Amsterdam ("UPC").

Whereas:

a.
On 3 December 2002 UPC filed a Petition with the District Court of Amsterdam requesting it to grant a suspension of payment. A draft composition plan was annexed as Annex 7 to the Petition. Petitioner also requested the Court in the Petition that it would refrain from setting a date on which the creditors would be consulted on the definitive suspension of payment, but that it instead would set a date on which the creditors would be consulted on the present draft composition plan. This date has meanwhile been set and scheduled for February 28, 2003. At this date the creditors will also be given the opportunity to vote on the present draft composition plan. The subject amended draft composition plan contains minor revisions from the draft composition plan filed on December 3, 2002 and the revised draft submitted on December 23, 2002 and the subject revised composition plan substitutes the previous draft composition plan in its entirety.

b.
The most important group of UPC creditors are the holders of bonds issued by UPC. Annex 1 to this draft composition plan contains a list of bond series issued by UPC. Point of departure of the draft composition plan has been, that all bondholders should be made the offer that they exchange their claims against UPC pursuant to their bondholding for shares in a newly incorporated company, New UPC Inc. ("New UPC"). This is a company incorporated under the laws of the State of Delaware, United States of America.

c.
On 30 September 2002 UPC reached agreement on the restructuring with holders of approximately 60% of its bonds, including its parent company United Global Com. ("UGC"). The agreement has been laid down in writing in a "Restructuring Agreement". Part of the agreement is that UPC, both in the United States and in the Netherlands, will offer its creditors a composition plan, as now embodied in the present plan. With this purpose in mind UPC has initiated Chapter 11 proceedings in the United States, in which it has filed a so-termed "Plan of Reorganisation" for the approval of the US bankruptcy Court and which is to be put to the vote of the creditors and shareholders of UPC.

d.
The reason why UPC, in addition to the present draft composition plan, will also submit a Plan of Reorganisation in the United States is inter alia found in the fact that most of the holders of bonds issued by UPC are located in the United States and that the terms and conditions of the bonds (indentures) are governed by the laws of the state of New York.

e.
The shares in New UPC offered in the draft composition plan will, once both the "Plan of Reorganisation" and the present draft composition plan have become definitive, as soon as reasonably possible be transferred to the UPC creditors, as provided for in this draft composition plan. To do this, however, a certain number of other conditions must also have been met, as described in more detailed in the disclosure statement, which will serve as a prospectus in the Netherlands. The date on which all conditions for the issue of shares in New UPC have been satisfied will be designated hereinafter as the Effective Date, in accordance with the definition used in the US Plan of Reorganisation. If, however, UPC claims are challenged and no amicable settlement is possible, then the New UPC shares will only be transferred when the holder of any such claim has obtained a definite judgment against UPC.

f.
The New UPC shares will be transferred through a so-termed Disbursing Agent (the "Disbursing Agent"), who will pass them on, in exchange for the bonds held by the relevant bondholder to the relevant bondholders in the numbers set down below. New UPC has assumed an obligation vis-à-vis UPC to make available the requisite number of shares for delivery to UPC's creditors.

g.
The creditors will only receive whole numbers of shares in New UPC. If a creditor, on the basis of the schedule below, on aggregate would be entitled to a fraction of a share, of New UPC, the number of shares of New UPC which such creditor shall receive shall be rounded to the next higher or lower whole number as follows: (A) fractions one-half (1/2) or greater shall be rounded to the next higher whole number and (B) fractions of less than one-half (1/2) shall be rounded to the next lower whole number. No consideration shall be provided in lieu of fractional shares that are rounded down.

h.
A prospectus on the New UPC shares (the disclosure statement mentioned above) will be made generally available. The disclosure statement must however be approved by the US Bankruptcy Court before it is mailed to creditors. In any event the disclosure statement will be made generally available before the date set by the Court for the creditors' meeting. A copy of the disclosure statement can be obtained at such time, inter alia, through the following telephone number at UPC: +31 (0)20 778 9959. It is expected that the disclosure statement will be available on or around January 13, 2003. UPC informs its creditors that it is in their interest to review the disclosure statement before taking a decision as regards this draft composition plan.

OFFER:

        In view of the above, UPC makes the following offer to its creditors:

        (A conversion rate of EUR 1.0000=USD 0.9968 has been applied.)

A. Bondholders

        Once the Effective Date has arrived, the holders of the various bond series will be entitled to the following numbers of shares in New UPC upon the surrendering of their bonds with the Disbursing Agent, who will transfer the bonds to New UPC, these matters as described further in Annex 2 to this draft composition plan.

        (With different bond series, mentioned below, reference is made to the numbering of annex 1 with this draft composition plan. Interest can only be claimed up to the date of the suspension of payments. If there is an entitlement to accrued and unpaid interest, such interest (Senior Notes), which has been calculated in accordance with the relevant contractual percentage for each series of bonds, has been taken into account up to the date of the suspension of payments. To the extent interest is accreted to principal (Senior Discount Notes), the bonds are taken into consideration for their accreted value as per the date of suspension of payments.)

Series 1      6.02063 shares in New UPC for USD 1,000 nominally of bonds

Series 2      6.18275 shares in New UPC for USD 1,000 nominally of bonds

Series 3      4.38533 shares in New UPC for USD 1,000 nominally of bonds

Series 4      6.04406 shares in New UPC for USD 1,000 nominally of bonds

Series 5      4.18810 shares in New UPC for USD 1,000 nominally of bonds

Series 6      6.21236 shares in New UPC for USD 1,000 nominally of bonds

Series 7      6.23216 shares in New UPC for USD 1,000 nominally of bonds

Series 8      4.02406 shares in New UPC for USD 1,000 nominally of bonds

Series 9      6.00137 shares in New UPC for EUR 1,000 nominally of bonds

Series 10    6.16297 shares in New UPC for EUR 1,000 nominally of bonds

Series 11    6.02472 shares in New UPC for EUR 1,000 nominally of bonds

Series 12    4.17470 shares in New UPC for EUR 1,000 nominally of bonds

Series 13    6.19248 shares in New UPC for EUR 1,000 nominally of bonds

B. Other creditors

Once the Effective Date has arrived all other creditors in respect of whom the moratorium is effective will be entitled to the following number of shares in New UPC.

        5.34665 shares in New UPC for each EUR 1,000 nominally of claims.

A. + B.

Creditors whose claims are disputed will only be able to effect their entitlements after, and to the extent that, their claim has been established by a final judgement, not subject to any appeals, by the relevant court or arbitration-institution.

Amsterdam,    January, 2003

United Pan-Europe Communications N.V.

Charles Bracken Chief Financial Officer	Anton M. Tuijten Senior Vice President and General Counsel

Annex 1

Different series of bonds

Currency		Amount	Due	Interest Percentage
1.	USD	200.000.000	2007	10 7/8%
2.	USD	800.000.000	2009	10 7/8%
3.	USD	735.000.000	2009	12 1/2%
4.	USD	252.000.000	2009	11 1/4%
5.	USD	478.000.000	2009	13 3/8%
6.	USD	600.000.000	2010	11 1/4%
7.	USD	300.000.000	2010	11 1/2%
8.	USD	1.000.000.000	2010	13 3/4%
9.	EUR	100.000.000	2007	10 7/8%
10.	EUR	300.000.000	2009	10 7/8%
11.	EUR	101.000.000	2009	11 1/4%
12.	EUR	191.000.000	2009	13 3/8%
13.	EUR	200.000.000	2010	11 1/4%

Annex 2

For purposes of distribution of the shares in New UPC to the bondholders of UPC a record date will be determined and bondholders at such record date will be entitled to such distribution. As soon as possible after the occurrence of the Effective Date, all bonds will be transferred to New UPC through book entries through DTC, Euroclear and Clearstream. Subsequently, DTC will effect the book entries that will result in the shares in New UPC that are offered through this draft composition plan being booked to the credit of the bondholders. Thus, the shares in New UPC will become available to the bondholders of UPC automatically, through book entries.

Other creditors of UPC, other than bondholders, should inform the company to which securities account they want the shares in New UPC, to which they will be entitled through this draft composition plan, to be credited.

Annex C

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the year ended December 31, 2001

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                          to

Commission File No. 000-25365

UNITED PAN-EUROPE COMMUNICATIONS N.V.
(Exact name of Registrant as specified in its charter)

The Netherlands	98-0191997
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Boeing Avenue 53, P.O. Box 74763 Amsterdam, The Netherlands (Address of principal executive offices)	1070 BT (Zip Code)

Registrant's telephone number, including area code: (31) 20-778-9840
Securities registered pursuant to Section 12(b) of the Act: None
Securities registered pursuant to Section 12(g) of the Act:
American Depository Shares each representing one ordinary share

        Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for the past 90 days.  Yes /x/    No / /

        Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. / /

        The aggregate market value of the voting stock held by nonaffiliates of the Registrant, computed by reference to the last sales price of such stock, as of the close of trading on April 9, 2002 was USD 75.4 million.

        The number of shares outstanding of the Registrant's common stock as of March 31, 2002 was:

443,417,525 ordinary shares, including shares represented by American Depository Receipts

DOCUMENTS INCORPORATED BY REFERENCE

The information required by Part III of this Annual Report, to the extent not set forth herein, is incorporated herein by reference from the registrant's definitive proxy statement relating to the annual meeting of stockholders to be held in June 2002, which definitive proxy statement shall be filed with the Securities and Exchange Commission within 120 days after the end of the fiscal year to which this Annual Report relates.

UNITED PAN-EUROPE COMMUNICATIONS N.V.

ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001

PART I

Item 1. Business

(a)  General Development of Business

        We began business as a provider of cable television services. Over the last few years we have been upgrading many of our networks so that they are capable of providing two-way telecommunications services, such as telephone, internet access and enhanced digital video services. We launched telephone services to business and residential customers in many of our operating companies under the brand name Priority Telecom in 1998 and 1999. Also in 1999, many of our operating companies launched internet services using our chello broadband access and portal. We continued to develop our video, telephone and internet businesses in 2001.

        In 2001, we took a number of actions to reorganize internally. We combined the management of our internet subsidiary, chello broadband N.V., and our programming businesses, led by UPCtv, to form a division, UPC Media. In December 2001, we transferred the assets and employees relating to the technical network and systems access to the internet from chello broadband N.V. to our UPC Distribution operating companies. In addition to internet services and pay television, UPC Media is developing interactive services and transactional television. At the end of 2001, UPC Media's activities included internet portal and content, video content and digital products and services. During 2001 and 2002, we decided that four of the eight thematic channels produced by UPCtv would be closed as part of the revision of our strategy. During 2001, certain of our operating companies spun off their business telephone activities and assets to our subsidiary, Priority Telecom N.V., which operates as a separate competitive local exchange carrier, or "CLEC", and as our provider of telephone and data network solutions to business customers, leveraging off our operating systems' existing network infrastructure. Priority Telecom N.V. was listed on the Euronext Amsterdam N.V. stock exchange ("Euronext") in September 2001. Our operating companies, which we sometimes refer to as UPC Distribution, provide analog and digital video services and telephone and internet services to residential customers.

        We operated from July 1995 to December 1997 as a 50–50 joint venture between United Europe, Inc., a subsidiary of UnitedGlobalCom, Inc., now known as UGC Holdings, Inc. ("UGC Holdings"), and Philips Electronics N.V. ("Philips"). In December 1997, we and United Europe, Inc. acquired the 50% of our ordinary shares held by Philips. Following this acquisition and until our initial public offering in February 1999, we were a wholly owned indirect subsidiary of UGC Holdings. As of December 31, 2001, UGC Holdings indirectly owned approximately 53.1% of our total outstanding ordinary shares A.

        We have grown substantially since formation through acquisitions of cable television systems and related businesses in our existing and new markets, and through organic growth from the sale of new services. We expect our new services, such as telephone, internet and digital video, to continue to develop and become an increasingly important part of our business.

        During 2001, we reviewed our current and long-range plan for all segments of our business and we hired a strategic consultant to assist us in the process. We worked extensively with this consultant to revise our strategic and operating plans. We have revised our strategic vision, no longer focusing on an aggressive digital roll-out, but on increasing sales of products and services that have better gross margins and are currently profitable. The revised business plan focuses on average revenue per subscriber and margin improvement, increased penetration of new service products within existing upgraded homes, efficient deployment of capital and focuses on products with positive net present values. As a result of the strategic review and other actions taken by us in 2001, we have recorded significant charges for asset impairments and various restructuring measures in 2001.

        On January 30, 2002, New UnitedGlobalCom Inc., now known as UnitedGlobalCom, Inc. ("United"), completed a transaction with Liberty Media Corporation ("Liberty"), pursuant to which United acquired a 99.5% economic interest in UGC Holdings, and Liberty increased its economic interest in United to 72.6%

from the 19.7% economic interest it had held in UGC Holdings prior to the completion of the transaction. In addition, United acquired approximately USD 1,435 million and EUR 263 million principal amount at maturity of our 10 7/8% Senior Notes due 2007, 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2009, 11 1/4% Senior Notes due 2010, 11 1/2% Senior Notes due 2010, 12 1/2% Senior Discount Notes due 2009, 13 3/8% Senior Discount Notes due 2009 and 13 3/4% Senior Discount Notes due 2010, which we refer to as our "senior notes" and "senior discount notes", as well as a EUR 1.0 billion Exchangeable Loan borrowed by our subsidiary Belmarken Holding B.V. ("Belmarken") and ourselves pursuant to the loan agreement among Belmarken and ourselves, as Obligors, UPC Internet Holding B.V., as Guarantor, and Liberty Belmarken, Inc., as Lender, dated as of May 25, 2001 (the "Exchangeable Loan"). Belmarken is one of our primary wholly-owned subsidiaries and is the indirect owner of most of our operating companies. The Exchangeable Loan is secured by pledges over the stock of Belmarken, its wholly owned subsidiary UPC Holding B.V. and UPC Internet Holding B.V., which owns chello broadband N.V.

        Viewing our funding requirements and our possible lack of access to debt and equity capital in the near term, we determined that we would not make interest payments on our senior notes and senior discount notes, as they fell due. On February 1, 2002, we failed to make required interest payments in the aggregate amount of EUR 113.0 million (USD 100.6 million) on our outstanding 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010 and 11 1/2% Senior Notes due 2010. The indentures related to our senior notes and senior discount notes provide that failing to make interest payments constitutes an "Event of Default" under the notes if we are in default of the payment of interest on any of the notes for a period of time in excess of 30 days. Since we failed to make the interest payments upon expiration of this 30-day grace period on March 3, 2002, Events of Default occurred under those indentures. The occurrence of these Events of Default constituted cross Events of Default under the indentures related to the remaining series of senior notes and senior discount notes. The occurrence of the various Events of Default gives the trustees under the related indentures, or requisite number of holders of such notes, the right to accelerate the maturity of all of our senior notes and senior discount notes. As of March 31, 2002, neither the trustees for those notes nor the requisite number of holders of those notes have accelerated the payment of principal and interest under those notes.

        On February 1, 2002, as more fully described in the Form 8-K we filed with the Securities and Exchange Commission on that date, we signed a Memorandum of Understanding with United and UGC Holdings. The Memorandum of Understanding describes a non-binding agreement in principle with United and UGC Holdings to enter into negotiations with the holders of our senior notes and senior discount notes to attempt to reach agreement on a means to restructure our indebtedness at the holding company level.

        Our failure to make the February 1, 2002 interest payment on our outstanding 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010 and 11 1/2% Senior Notes due 2010, and the resulting Events of Default under the indentures relating to our senior notes and senior discount notes, gave rise to cross events of default under the following credit and loan facilities:

  •
  the senior secured credit facility among UPC Distribution Holding B.V., our indirect wholly-owned subsidiary ("UPC Distribution"), as Borrower, TD Bank Europe Limited and Toronto Dominion (Texas), Inc., as Facility Agents, and a group of banks and financial institutions (the "UPC Distribution Bank Facility");

  •
  the revolving loan facility among EWT Elektro & Nachrichtentechnik GmbH, our majority-owned subsidiary ("EWT"), as Borrower, a group of entities as Guarantors, The Royal Bank of Scotland plc ("RBS") as Facility Agent and Security Agent and a group of financial institutions (the "EWT Facility"); and

  •
  the Exchangeable Loan.

        The UPC Distribution Bank Facility is secured by share pledges to the banks on UPC Distribution Holding B.V., which is the holding company of most companies within the UPC Distribution group, and over operating companies within this group. The EWT Facility is secured by share pledges over EWT to RBS. The occurrence of the cross events of default under those facilities give the creditors under those facilities the right to accelerate the maturity of the loans and to foreclose upon the collateral securing the loans.

        On March 4, 2002, as more fully described in the Form 8-K we filed with the Securities and Exchange Commission on that date, we received waivers from the lenders under the UPC Distribution Bank Facility, the EWT Facility and the Exchangeable Loan for the cross events of defaults under such facilities that existed or may exist as a result of our failure to make the interest payment due on February 1, 2002, on our outstanding 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010 and 11 1/2% Senior Notes due 2010, failure by us to make the interest payment due on May 1, 2002 on our outstanding 10 7/8% Senior Notes due 2007 and 11 1/4% Senior Notes due 2009 within the applicable cure periods, or any resulting cross defaults. Each of these waivers will remain effective until the earlier of

  •
  June 3, 2002,

  •
  the occurrence of any other Event of Default under the respective credit or loan facility that is not covered by the waiver, or

  •
  in the case of the waiver for the Exchangeable Loan only, the acceleration of any advances under the UPC Distribution Bank Facility, the conversion of the notes under the credit or loan facility into our ordinary shares in accordance with the terms of the Memorandum of Understanding, or five business days after United has given notice to us that, in its judgment, restructuring negotiations with holders of the senior notes and senior discount notes are not progressing satisfactorily.

        In addition, each of these waivers contains certain other conditions and undertakings and will terminate if there is a default by us of the terms of that waiver. The waiver under the UPC Distribution Bank Facility subjects us to a EUR 100 million drawdown limitation under that facility, subject to certain conditions, during the period in which the waiver is in place.

        As of April 12, 2002, we had not made the interest payment on the 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010 and 11 1/2% Senior Notes due 2010. None of the notes or facilities described above had been accelerated or subject to enforcement actions, and none of the defaults described above had a material adverse effect on the operations of our subsidiaries or their or our relationships with customers, suppliers and employees.

        The occurrence of the events of default described above also triggered the right of the holders of a minority interest in our 51% owned subsidiary, UPC Germany, to acquire from us for nominal consideration shares of UPC Germany constituting 22% of UPC Germany's outstanding shares. On March 5, 2002, we received notice of the holders' notice of exercise. After settlement of this exercise, our interest in UPC Germany will be reduced to 29%. The involved parties are in discussion about this exercise notice.

        During the month of March 2002, we met with representatives of United, which currently holds the Exchangeable Loan and a significant portion of our senior notes and senior discount notes, and a steering committee representing the holders of our senior notes and senior discount notes (other than United) to begin preliminary discussions with respect to a process for, and terms of, a restructuring of those notes and the Exchangeable Loan. Currently, United and its advisors and the noteholders' steering committee and its advisors are conducting due diligence about us and our current financial condition. We have not reached any decisions with either United or the noteholders' steering committee regarding the terms or timing of a debt restructuring. We expect that this process will take a number of months to complete. If completed, the restructuring will result in substantial dilution of our existing shareholders, a loss of some or all of the fair value of our outstanding securities, including our ordinary shares, preference shares and senior notes and senior discount notes, as well as the Exchangeable Loan. Since we are in preliminary discussions with United and the noteholders' steering committee, we cannot predict the terms or the timing of our restructuring. In addition, we cannot assure you that we will be able to reach agreement with either United or the noteholders on mutually satisfactory terms for the debt restructuring.

        If we are unable to reach agreement on the terms of the debt restructuring or are otherwise unable to successfully complete an agreed upon restructuring plan for our debt, we may seek relief under a debt moratorium, leading to a suspension of payments, or bankruptcy proceeding under applicable laws. If we seek relief under either of these proceedings, or any other laws that may be available to us, holders of our outstanding securities, including our ordinary shares, preference shares and senior notes and senior discount notes, as well as the Exchangeable Loan, may lose some or all of the value of their investment in our securities. Such proceedings could result in material changes in the nature of our business, material adverse changes to our financial condition and results of operations or our liquidation.

        In a separate transaction on February 1, 2002, we amended two swap agreements with a bank effective as of January 31, 2002 and as more fully described in the Form 8-K we filed with the Securities and Exchange Commissions on such date. The swap agreements were entered into in connection with the issuance of some of our senior notes and senior discount notes. The swap agreements were subject to early termination upon the occurrence of certain events, including the defaults described above. The amendment provides that the bank's obligations to us under the swap agreements have been substantially fixed and the agreements will be unwound on or prior to July 30, 2002. In settlement of the bank's obligations to us, the bank is entitled to offset, and will deliver to us, approximately EUR 400 million, subject to adjustment in the case of certain circumstances, in aggregate principal amount of our senior notes and senior discount notes held by that bank. Upon offset against, and delivery to us of, the senior notes and senior discount notes, our indebtedness will be reduced by approximately EUR 400 million and we will recognize an extraordinary gain.

        We have experienced net losses since formation. As of December 31, 2001, there was substantial uncertainty whether our sources of capital, working capital and projected operating cash flow would be sufficient to fund our expenditures and service our indebtedness over the next year. In addition, as a result of the events of default described above, our senior notes, senior discount notes, the Exchangeable Loan and the UPC Distribution Bank Facility have been classified as current liabilities. Our ability to continue as a going concern is dependent on (i) our ability to restructure the July 1999 Notes, October 1999 Notes, January 2000 Notes, the Exchangeable Loan and the convertible preferred stock and (ii) our ability to generate the cash flows required to enable us to recover our assets and satisfy our liabilities, in the normal course of business, at the amounts stated in the consolidated financial statements. Due to the uncertainty of our ability to continue as a going concern, the Report of Independent Accountants includes a modification in this respect.

Narrative Description of Business

        We own and operate broadband communications networks and services in 17 countries in Europe and in Israel. Our operations are organized into three principal divisions:

  •
  UPC Distribution, which delivers video, internet and telephone services to residential customers (the "Triple Play");

  •
  UPC Media, which comprises our converging chello broadband internet business and our content and programming businesses, led by UPCtv. UPC Media's operations also include our digital products;

  •
  Priority Telecom, which operates our CLEC business and provides telephone and data network solutions to the business market. The Priority Telecom brand is also used to offer telephone services to residential customers through UPC Distribution.

        Our subscriber base is one of the largest of any group of broadband communications networks operated across Europe. Our goal is to enhance our position as a leading pan-European distributor of video programming services and to become a leading pan-European provider of telephone, internet and enhanced video services, offering a one-stop shopping solution for residential and business communication needs. Our business plan focuses on managed subscriber growth, whilst improving average revenue per subscriber, margins and penetration of products within our existing footprint.

        We have incurred substantial operating losses and negative cash flows from operations, which have been driven by continuing development efforts, including the introduction of new services such as digital video, telephone and internet. Additionally, substantial capital expenditures have been required to deploy these services and to acquire businesses. Management expects to incur operating losses at least through 2005, primarily as a result of the continued introduction of these new services, which are in the early stages of deployment, as well as continued depreciation expense. During 2001, we reviewed our current and long-range plan for all segments of our business and we hired a strategic consultant to assist us in the process. We worked extensively with this consultant to revise our strategic and operating plans. We have revised our strategic vision, no longer focusing on an aggressive digital roll-out, but on increasing sales of products and services that have better gross margins and are currently profitable. The revised business plan focuses on average revenue per subscriber and margin improvement, increased penetration of new service products within existing upgraded homes, efficient deployment of capital and focuses on products with positive net present values.

        Information regarding revenues, operating performance and assets of our business segments, revenues from external customers, and the long-lived assets of the geographic areas of our business is contained in Note 13 to our audited consolidated financial statements contained in this Annual Report on Form 10-K.

Summary Operating Data for 2001 and 2000

        In the tables below, the "UPC Paid In Ownership" column shows the percentage we own of the operating systems in which we have an interest. The operating data set forth below reflect the aggregate statistics of the operating systems in which we have an ownership interest.

	As of December 31, 2001
	UPC Paid in Ownership	Homes in Service Area	Homes Passed(1)	Two Way Homes Passed(2)	Basic Subscribers	Basic Penetration(3)	Direct to Home ("DTH")	Digital Subscribers
Multi Channel TV
Consolidated companies:
Norway	100.0%	529,000	478,100	158,700	334,600	70.0%	–	9,500
Sweden	100.0%	770,000	421,600	249,400	265,400	63.0%	–	4,600
Belgium	100.0%	530,000	152,600	152,600	123,200	80.7%	–	–
France(4)	92.0%	2,656,600	1,311,700	610,900	433,400	33.0%	–	9,500
The Netherlands	100.0%	2,646,000	2,516,000	2,211,300	2,341,500	93.1%	–	50,200
Austria	95.0%	1,081,400	923,300	920,100	499,200	54.0%	–	4,400
Germany (EWT/TSS)(5)	51.0%	783,200	716,400	17,400	590,800	82.5%	–	–

Total Western Europe		8,996,200	6,519,700	4,320,400	4,588,100		–	78,200

Poland	100.0%	1,851,800	1,851,800	181,000	1,010,900	54.6%	–	–
Hungary	98.9–100.0%	1,001,100	937,200	455,400	663,500	70.8%	59,100	–
Czech Republic	99.9–100.0%	913,000	786,400	237,300	329,800	41.9%	42,300	–
Romania	51.0–70.0%	648,700	485,400	–	315,800	65.1%	–	–
Slovak Republic	95.0–100.0%	517,800	375,000	17,300	304,400	81.2%	11,700	–

Total Eastern Europe		4,932,400	4,435,800	891,000	2,624,400		113,100	–

Total consolidated		13,928,600	10,955,500	5,211,400	7,212,500		113,100	78,200

Non-consolidated companies:
Germany (PrimaCom)	25.0%	1,964,900	1,964,900	440,900	1,304,500	66.4%	–	11,900
Israel	46.6%	680,000	665,900	425,000	418,800	62.9%	–	146,700
Malta	50.0%	184,500	183,500	82,000	92,500	50.4%	–	–
Poland (TKP)(6)	25.0%	–	–	–	–		660,100	–

Total non-consolidated		2,829,400	2,814,300	947,900	1,815,800		660,100	158,600

Total		16,758,000	13,769,800	6,159,300	9,028,300		773,200	236,800

(1)
Homes passed represent the number of homes, which the constructed network passes.

(2)
Two-way homes passed represents the number of homes passed where customers can request and receive the installation of a two-way addressable set top and "normal" customer services (e.g. the service is launched, customers are billed and normal service activity is available).

(3)
Basic penetration represents the number of basic subscribers as a ratio of the number of homes passed.

(4)
The 8% minority shareholders in UPC France have the ability to call for a liquidity event in 2004 at fair market values.

(5)
The occurrence of the events of default described in Item 1 "General Development of Business" also triggered the right of the holders of a minority interest in our 51% owned subsidiary, UPC Germany, to acquire from us for nominal consideration shares of UPC Germany constituting 22% of UPC Germany's outstanding shares. On March 5, 2002, we received notice of the holders' notice of exercise. If such an exercise is consummated, our interest in UPC Germany will be reduced to 29%. The involved parties are in discussion about this exercise notice.

(6)
As of December 7, 2001 our Polish DTH business was contributed to a newly formed joint venture with Canal+ ("TKP") in which we have a 25% investment and is therefore reported as a non-consolidated company.

Summary Operating Data (Continued)

	As of December 31, 2001
	UPC Paid in Ownership	Homes Serviceable	Subscribers Residential	Lines Residential
Cable Telephony
Consolidated companies:
Norway	100.0%	123,500	20,600	22,500
France	92.0%	610,900	56,300	58,300
The Netherlands	100.0%	1,539,100	168,300	209,700
Austria	95.0%	899,700	139,000	140,200
Germany (EWT/TSS)	51.0%	1,300	100	100

Total cable telephony		3,174,500	384,300	430,800

Non-cable Telephony
Consolidated companies:
Czech Republic(1)	99.9–100.0%	17,700	3,300	3,300
Hungary(1)	98.9–100.0%	84,900	67,000	72,400

Total non-cable telephony		102,600	70,300	75,700

Total		3,277,100	454,600	506,500

(1)
Hungary (Monor) and Czech Republic offer traditional telephone services.

Summary Operating Data (Continued)

	As of December 31, 2001
	UPC Paid in Ownership	Homes Serviceable	Residential Subscribers	Third Party ISP Subscribers(1)
Internet
Consolidated companies:
Norway	100.0%	158,700	24,600	–
Sweden	100.0%	249,400	48,200	–
Belgium	100.0%	152,600	21,400	–
France	92.0%	610,900	21,700	–
The Netherlands	100.0%	2,211,100	234,500	3,700
Austria	95.0%	920,100	141,100	–
Germany (EWT/TSS)	51.0%	17,400	–	400

Total Western Europe		4,320,200	491,500	4,100

Poland	100.0%	181,000	8,500	–
Hungary	98.9–100.0%	331,200	10,600	3,200
Czech Republic	99.9–100.0%	177,300	–	6,200

Total Eastern Europe		689,500	19,100	9,400

Total consolidated		5,009,700	510,600	13,500

Non-consolidated companies:
Germany (PrimaCom)	25.0%	440,900	–	34,100
Malta	50.0%	82,000	–	7,200

Total non-consolidated		522,900	–	41,300

Total		5,532,600	510,600	54,800

(1)
Internet subscribers who are not served by chello broadband.

	As of December 31, 2000
	UPC Paid in Ownership	Homes in Service Area	Homes Passed	Two Way Homes Passed	Basic Subscribers	Basic Penetration	Direct to Home (DTH)	Digital Subscribers
Multi Channel TV
Consolidated companies:
Norway	100.0%	529,000	473,400	139,500	333,400	70.4%	–	–
Sweden	100.0%	770,000	421,600	233,400	252,800	60.0%	–	–
Belgium	100.0%	530,000	152,100	152,100	124,300	81.7%	–	–
France	92.0%	2,591,200	1,224,400	322,500	395,600	32.3%	–	9,100
The Netherlands	100.0%	2,569,700	2,458,800	2,025,200	2,258,700	91.9%	–	14,700
Austria	95.0%	1,168,700	917,300	914,000	484,300	52.8%	–	–
Germany (EWT/TSS)	51.0%	781,000	781,000	8,900	570,000	73.0%	–	–

Total Western Europe		8,939,600	6,428,600	3,795,600	4,419,100		–	23,800

Poland	100.0%	1,950,000	1,850,700	149,300	1,064,300	57.5%	–	–
Hungary	98.9–100.0%	1,001,100	843,400	182,400	624,400	74.0%	29,100	–
Czech Republic	99.9–100.0%	913,000	786,400	179,300	401,500	51.1%	21,500	–
Romania	51.0–70.0%	648,500	450,700	–	285,200	63.3%	–	–
Slovak Republic	95.0–100.0%	517,800	377,200	17,300	323,100	85.7%	8,700	–

Total Eastern Europe		5,030,400	4,308,400	528,300	2,698,500		59,300	–

Total consolidated		13,970,000	10,737,000	4,323,900	7,117,600		59,300	23,800

Non-consolidated companies:
Germany (PrimaCom)	25.0%	1,916,900	1,916,900	411,000	1,301,700	67.9%	–	5,400
Israel	46.6%	649,000	649,000	396,600	453,700	69.9%	–	–
Malta	50.0%	183,000	183,000	–	82,800	45.2%	–	–

Total non-consolidated		2,748,900	2,748,900	807,600	1,838,200		–	5,400

Disposed operations:
Poland	100.0%	–	–	–	–		414,700	–

Total disposed operations		–	–	–	–		414,700	–

Total		16,718,900	13,485,900	5,131,500	8,955,800		474,000	29,200

Summary Operating Data (Continued)

	As of December 31, 2000
	UPC Paid in Ownership	Homes Serviceable	Subscribers Residential	Lines Residential
Cable Telephony
Consolidated companies:
Norway	100.0%	110,200	14,300	15,600
France	92.0%	322,500	37,500	39,700
The Netherlands	100.0%	1,409,900	132,700	159,600
Austria	95.0%	893,900	103,400	105,000
Germany (EWT/TSS)	51.0%	1,300	100	100

Total Cable Telephony		2,737,800	288,000	320,000

Non-cable Telephony
Consolidated companies:
Czech Republic(1)	99.9–100.0%	17,700	3,600	3,600
Hungary (Monor)(1)	98.9–100.0%	84,900	66,400	68,000

Total non-cable Telephony		102,600	70,000	71,600

Disposed operations:
The Netherlands (Uniport Carrier Select)(2)	80.0%	–	41,600	–
Mundi Telecom(3)	50.1%	–	4,400	–

Total disposed operations		–	46,000	–

Total		2,840,400	404,000	391,600

(1)
Hungary (Monor) and Czech Republic offer traditional telephone services.

(2)
UTH owned 80% of Uniport as of December 31, 2000. UTH sold its 100% owned business of Uniport in April 2001.

(3)
In 2001 Mundi Telecom subscribers are included in Priority Telecom.

	As of December 31, 2000
	UPC Paid in Ownership	Homes Serviceable	Residential Subscribers	Third Party ISP Subscribers(1)
Internet
Consolidated companies:
Norway	100.0%	139,500	14,900	–
Sweden	100.0%	233,400	33,100	–
Belgium	100.0%	152,100	15,500	–
France	92.0%	337,000	13,600	–
The Netherlands	100.0%	2,012,400	142,300	21,100
Austria	95.0%	912,700	97,200	–
Germany (EWT/ TSS)	51.0%	7,700	–	100

Total Western Europe		3,794,800	316,600	21,200

Poland	100.0%	149,300	–	–
Hungary	98.9-100.0%	108,300	3,000	–
Czech Republic	100.0%	114,700	–	2,500

Total Eastern Europe		372,300	3,000	2,500

Total consolidated		4,167,100	319,600	23,700

Non-consolidated companies:
Germany (PrimaCom)	25.0%	–	–	20,500

Total non-consolidated		–	–	20,500

Total		4,167,100	319,600	44,200

(1)
Internet subscribers who are not served by chello broadband.

Summary Operating Data (Continued)

        Residential Revenue Generating Units    The operating data set forth below reflect the aggregate statistics of the operating systems in which we have an ownership interest. Revenue Generating Units ("RGUs") are the sum of Basic Cable, Digital, Residential Internet, Residential Telephony and DTH subscribers. For example, if a residential customer in our Austrian system subscribed to our basic cable service, digital video service, telephone service and internet services, the customer would constitute four RGUs.

	As at December 31, 2001	As at December 31, 2000
Total RGUs
Consolidated companies:
Norway	389,300	362,600
Sweden	318,200	285,900
Belgium	144,600	139,800
France	520,900	455,800
The Netherlands	2,798,200	2,569,500
Austria	783,700	684,900
Germany (EWT/TSS)	591,300	570,200

Total Western Europe	5,546,200	5,068,700

Poland	1,019,400	1,064,300
Hungary	803,400	725,400
Czech Republic	381,600	426,600
Romania	315,800	285,200
Slovak Republic	316,100	331,800

Total Eastern Europe	2,836,300	2,833,300

Disposed operations:
The Netherlands (Uniport Carrier Select)(1)	–	41,600
Mundi Telecom(2)	–	4,400
Poland(3)	–	414,700

Total disposed operations	–	460,700

Total consolidated	8,382,500	8,362,700

(1)
UTH owned 80% of Uniport as of December 31, 2000. UTH sold its 100% owned business of Uniport in April 2001.

(2)
In 2001 Mundi Telecom subscribers were transferred to Priority Telecom and therefore are not included as residential subscribers.

(3)
As of December 7, 2001 our Polish DTH business was contributed to a newly formed joint venture with Canal+ (TKP) in which we have a 25% investment and is therefore reported as a disposed operation.

UPC Distribution

        UPC Distribution delivers video services, and, in many of our Western European systems, telephone and internet services to the residential market. Our distribution division also offers residential internet and telephone services in some of our Eastern European systems. Over the past few years, we have been upgrading our cable television systems to high speed, two-way capacity. In addition to enabling us to offer telephone and internet services, the upgraded network will provide us with technology to offer enhanced digital video services, such as near video on demand ("NVOD") and interactive television. As of December 31, 2001, approximately 74.1% of the network in our Western European systems, excluding Germany, had been upgraded, as well as 20.1% of our Eastern Europe systems.

        In 2001, we launched digital video in the Netherlands, Austria, France, Norway and Sweden. We expect that full digitalization of our television signals will be made possible by our network upgrade to full two-way capability. The roll-out of digital services via set-top computers installed in customers' homes will involve significant capital investment and the use of new technologies. We cannot assure you that we will be able to complete the roll-out of digital services on the planned schedule.

        During 2000 and 2001, we undertook a significant project of upgrading and integrating our information technology systems, creating a pan-European infrastructure to support the delivery of our services. The primary purpose of the project is the integration of software applications and processes into a complete IT and business solution. Various modules, such as billing and collection, customer care, activation and provisioning, capacity management, and reporting have been linked to a pan-European data center based in the Netherlands. By the end of 2001, we had migrated more than 1 million customers of UPC France and UPC Netherlands to the new platform.

  UPC Distribution–Video

        As of December 31, 2001, our operating companies had approximately 7.2 million consolidated subscribers to their basic tier video services, excluding an additional 113,100 subscribers for our digital DTH service in Hungary, the Czech Republic and the Slovak Republic. In 2001, we launched digital video services commercially in the Netherlands, Austria, France, Norway and Sweden. At December 31, 2001, we had approximately 78,200 digital video subscribers in those countries. We plan to continue increasing our revenue per subscriber by expanding our video services program offerings through digital and expanded basic tier services, pay-per-view and digital audio.

        We offer our subscribers some of the most advanced analog and digital video services available today and a large choice of radio programs. In many systems, for example, we have introduced impulse pay-per-view services. We plan to continue to improve our expanded basic tier offerings by adding new channels. In addition, we offer subscribers additional choice by offering thematic groupings of tiered video services in a variety of genres and by increasing the number and time availability of pay-per-view offerings. Generally, basic tier pricing is regulated by media laws and local licenses, while the expanded basic tier is not specifically price regulated, although it is subject to the general rules of competition law.

        The increased channel capacity provided by digitalization will enable us to offer digital subscribers more choice in video products, such as NVOD, digital expanded basic tiers, and additional premium channels. In addition, digitalization allows us to provide value added services such as digital music, walled garden, interactive television and basic e-mail functionality. The increased channel capacity provided by digitalization enables digital subscribers to customize their subscriptions for our products and services to suit their lifestyles and personal interests. We also provide our digital subscribers with customizable programming guides that enables them to program their favorite channels and also allows parents to restrict their children's viewing choices. Because many of these products and services are new and have not achieved market acceptance, there can be no assurance when or if we will be able to market them successfully.

        In areas where our cable television franchises are exclusive, our operating companies generally face competition from DTH satellite service providers and in certain area's also from television terrestrial broadcasters. We face the most competition from DTH providers in France, Poland and Sweden. In those areas where our cable television franchises are non-exclusive, our operating companies face competition from other cable television providers, in addition to DTH satellite service providers and television terrestrial broadcasters.

  UPC Distribution–Telephone

        We offer residential telephone services, branded as Priority Telecom, over our networks in our Austrian, Dutch, French and Norwegian systems. Our operating companies generally do not offer telephone services to business customers in those countries in which our business telephone activities have been spun-off to Priority Telecom. We also have a traditional switched telephone network in Hungary and the Czech Republic. We offer our residential telephone customers local, national and international voice services, in addition to several value added features. As of December 31, 2001, we had 454,600 residential telephone subscribers.

        Traditional telephone service is carried over twisted copper pair in the local loop. The cable telephone technology that we are using allows telephone traffic to be carried over our upgraded network without requiring the installation of twisted copper pair. This technology requires the addition of equipment at the master telecom center, the distribution hub and in the customer's home to transform voice communication into signals capable of transmission over the fiber and coaxial cable. We are currently working in close co-operation with some suppliers to develop the possible introduction of alternative telephony technologies, including Voice over Internet Protocol ("VOIP"). VOIP is well-suited for many of our networks, as the technology used is similar to our existing internet service. Because of these similarities, we believe we can decrease significantly our capital expenditures for the introduction of VOIP as compared to other technologies. Since VOIP is in relatively early stage of development and VOIP services are not rolled out on any significant scale in the world, there can be no assurances when or if we will be able to successfully launch VOIP services to our customers.

        We generally price our telephone service at a discount compared to services offered by incumbent telecommunications operators. We are, however, reviewing this strategy in order to improve gross margin. Because of the relatively high European local tariff rates, we believe potential customers will continue to be receptive to our telephone services, especially in a bundled offer with any of our other services. In addition to offering competitive pricing, we offer a full complement of services to telephone subscribers including custom local access services, "CLASS," including caller ID, call waiting, call forwarding, call blocking, distinctive ringing and three-way calling. We also provide voice mail and second lines. The introduction of number portability in some of our markets, including the Netherlands, Norway and France, provides an even greater opportunity, as potential customers will be able to subscribe to our service without having to change their existing telephone numbers.

        Each operating company that offers telephone services has entered into an interconnection agreement with the incumbent national telecommunications service provider. In addition, certain of these operating companies have also entered into interconnection agreements with other telecommunications service providers, providing alternative routes and additional flexibility. Even though we have secured these interconnection arrangements, we may still experience difficulty operating under them. In Austria, our interconnection arrangement is subject to a dispute with the incumbent telecommunications service provider, which is pending at the administrative court. Priority Telecom manages our interconnection relationships.

        In the provision of telephone services, our operating companies face competition from the incumbent telecommunications operator in each country. These operators have substantially more experience in providing telephone services and may have greater resources to devote to the provision of telephone services. In many countries, our operating companies also face competition from other new telephone service providers like ourselves, including traditional fixed line providers, other cable telephone providers, wireless telephone providers and indirect access providers.

  UPC Distribution–Internet

        We initially launched our broadband internet business in a few of our operating systems in September 1997. As we have upgraded our network, we have continued to roll out our internet service. We currently offer internet services in ten countries. As of December 31, 2001, we had 510,600 consolidated residential internet subscribers.

        Cable modem technology allows access to the internet over our existing upgraded network. The data communication is transformed into signals capable of transmission over fiber and coaxial cable by the addition of incremental electronic equipment, including servers, routers and switches at the master telecom center. Cable modems allow internet access at speeds significantly faster than traditional dial-up access, although we cannot guarantee the speed over our networks since it is a shared medium. A number of different technologies designed to provide much faster access than traditional dial-up modems have been proposed and are being introduced, such as Integrated Services Digital Network ("ISDN") and asynchronous digital subscriber line ("ADSL"), which compete with our cable modem access technology. Cable modem technology, unlike most other high-speed technologies, is based on the widely used Transport Control Protocol/Internet Protocol ("TCP/IP"), which is used on local area networks and the internet. A global standard for TCP/IP has been created and accepted.

        Our local operating companies have entered into franchise arrangements with chello broadband N.V. Under the franchise arrangements chello broadband N.V. provides our operating companies with product development, customer support, local language broadband portals and marketing support for a fee based upon a percentage of subscription revenue. In December 2001, we transferred the assets and employees relating to the technical network and systems access to the internet from chello broadband N.V. to the UPC Distribution operating companies. As part of the transfer, certain elements of the chello broadband N.V. franchise agreement with our operating companies were revised to reflect changes in costs and operational responsibilities. chello broadband N.V. is expected to enter into a separate framework operating agreement and service level agreements with companies within the UPC Distribution group with regard to certain operational matters.

        The primary components of the transferred network assets and systems are the network operations center, the AORTA backbone infrastructure, and internet related equipment and assets at master and regional data centers containing servers, routers and associated software. This infrastructure allows internet traffic to be rerouted if parts of the network are congested or impaired. The core backbone infrastructure connects Amsterdam, Stockholm, Vienna, Paris, Brussels, London, Oslo and New York. The network operations center is used to monitor the quality of services. This center located in Amsterdam, operates 24 hours per day, seven days per week, and manages the infrastructure, regional data centers, regional networks, head-end facilities, servers and other components of the network infrastructure. During 2001, bandwidth-monitoring tools were introduced in conjunction with UPC Distribution, which are critical for effective network cost control. The bandwidth monitoring tools will enable us to introduce pricing policies, under which heavy internet users pay fees based on their use of internet, rather than a fixed fee.

        In providing internet access to our customers, we face competition from incumbent telecommunications companies and other telecommunications operators and other cable-based and non-cable-based internet service providers. The internet services offered by these competitors include both traditional dial-up internet services and high-speed access services. We have encountered competition from ADSL, a new technology, which provides high-speed internet access over traditional telephone lines. ADSL services are offered by both incumbent and alternative providers. We expect to face strong competition from ADSL operators for our internet service in the future.

  UPC Distribution–Operating Companies

  Western Europe

        Austria: UPC Telekabel Group.    UPC Telekabel Group consists of five Austrian corporations, each of which owns a cable television operating system. We own 95% of, and manage, each UPC Telekabel Group company. Each of the respective cities in which the operating systems are located owns, directly or indirectly, the remaining 5% interest in each company. The UPC Telekabel Group provides cable television and communications services to the Austrian cities of Vienna, Klagenfurt, Graz, Baden and Wiener Neustadt. UPC Telekabel Group's largest subsidiary, Telekabel Wien, serves Vienna and represents approximately 87% of UPC Telekabel Group's total subscribers. It owns and operates one of the larger clusters of cable systems in the world in terms of subscriber numbers served from a single headend.

        We intend on capitalizing on UPC Telekabel Group's strong market position and positive perception by its customers by expanding UPC Telekabel Group's service offerings as its network is 99.6% upgraded to full two-way capability. The upgraded network enabled UPC Telekabel Group to launch an expanded basic tier, impulse pay-per-view services and internet/data and access services in 1997. UPC TeleKabel Group launched the Priority Telecom cable telephone service in Vienna on a commercial basis in early 1999, and the chello broadband service in June 1999. We launched digital video services in Austria in the second half of 2001.

        In Austria, our interconnection arrangement is subject to a dispute with the incumbent telecommunications service provider, which is pending at the administrative court.

        In connection with United Europe, Inc. acquisition of Philips' interest in us in December 1997, the City of Vienna and Philips agreed that Philips will continue to guarantee the capital level to be maintained by Telekabel Wien. Philips has also agreed to guarantee the continued fulfillment of the agreements that were originally concluded between the city and Philips and that were assigned by Philips to us. These agreements have a term until 2022, with an extension option. We have agreed to indemnify Philips for any liability under Philips' guarantee. Due to its position as a guarantor, Philips has the right to appoint one member to our Supervisory Board. This Supervisory Director has a veto right that is limited to fundamental decisions and exceptional business matters, such as the sale or disposition of our interests in Telekabel Wien, if certain threshold values are met.

        The City of Vienna's approval is required for any change of control over us, which approval cannot be unreasonably withheld if the buyer is a reputable telecommunications and/or cable television operator. In the absence of such approval, the City of Vienna can require UGC Holdings to own Telekabel Wien separately from UPC.

        Belgium: UPC Belgium.    UPC Belgium, our 100% owned subsidiary, provides cable television and communications services in selected areas of Brussels and Leuven. UPC Belgium plans to increase revenues through the continued introduction of new services that currently are not subject to price regulation. UPC Belgium offers an expanded basic tier cable television, and also distributes three premium channels, two in Brussels and one in Leuven, which are provided by Canal+. UPC Belgium's network is fully upgraded to two-way capability and will continue to introduce expanded service offerings. UPC Belgium began offering internet access services in September 1997 and introduced the chello broadband service in early 1999.

        France: UPC France.    We have been constructing and operating cable television and communications systems in France since 1996. During 1999, we acquired several additional major cable television systems and UPC France is now one of the largest cable television providers in France. UPC France's initial operating companies constructed their networks with technology and capacity that enabled them to offer integrated video, voice and internet services. We are continuing to upgrade certain of the networks of our acquired French systems to be able to offer cable telephone and internet services in these systems as well. UPC France's major operations are located in suburban Paris, the Marne-la-Vallee area east of Paris, Lyon and in other towns and cities throughout France. We currently own through UPC France Holding B.V. 92% of Médiaréseaux S.A., which in turn holds all our interests in the distribution activities in France.

        Most of our French systems offer various tiers of cable television service. To increase its average monthly revenue per subscriber, UPC France began offering pay-per-view services in May 1998. We are expanding these revenue-generating services across our acquired systems. In addition UPC France launched a digital video product commercially in 2001.

        In June 1998, UPC France obtained a 15-year telephone and network operator license for an area that includes 1.5 million homes in the eastern suburbs of Paris. UPC France began offering telephone services, under the Priority Telecom brand in its existing cable television franchise area in March 1999 and has continued to roll out telephone services in 2000 and 2001 in suburban Lyon and Limoges.

        UPC France launched chello broadband's internet access services over the upgraded portions of its network in 1999. We launched chello broadband's internet access service in our systems in the suburban Lyon and Limoges areas in the second quarter of 2000.

        Germany: UPC Germany.    In October 2000, our 51% owned subsidiary, UPC Germany, acquired EWT/TSS, the fourth largest independent German broadband cable operator. EWT/TSS has cable operations throughout Germany, with the greatest concentration in Nordrhein-Westfalen, Berlin/Brandenburg and Sachsen/Thueringen. EWT/TSS is the second largest cable provider in Berlin, and has introduced cable telephone services in Berlin on a trial basis. Pursuant to the agreement to acquire EWT/TSS Group, we are required to fulfill a so-called contribution obligation by no later than March 2003, by contribution of certain assets amounting to approximately 358.8 million. If we fail to make such contribution by such date, or in certain circumstances such as a material default by us under our financing agreements, the 49% owner in UPC Germany may call for 22% of the ownership interest in exchange for 1 Deutsche Mark. On March 5, 2002, we received notice of the holders' notice of exercise. Upon settlement of this exercise, our interest in UPC Germany will be reduced to 29% and we would no longer consolidate UPC Germany. In addition, we believe the delivery of the shares also extinguishes the contribution obligation.

        We also own approximately 25% of PrimaCom AG ("PrimaCom"), which owns and operates cable television networks in Germany. PrimaCom's footprint shares a significant geographic overlap with EWT/TSS.

        The Netherlands: UPC Nederland.    Our Dutch systems are our largest group of cable television and communications systems. We have had operations in the Netherlands since we were formed in 1995. We began upgrading a portion of our Dutch networks in 1997 and, as of December 31, 2001, approximately 87.9% of our network was fully upgraded. As our subscribers are located in large clusters, including the major cities of Amsterdam, Rotterdam, and Eindhoven, we have constructed a national fiber backbone to interconnect these regional networks. In addition to television services, UPC Nederland offers internet and telephone services over its upgraded network.

        As a result of the high penetration in our Dutch systems and the rate regulation of the basic tier in many of UPC Nederland's franchise areas, we have focused our efforts on increasing revenue per subscriber in these systems through the introduction of new video, telephone and internet services. Many of our Dutch systems have offered an expanded basic tier since late 1996 through the introduction of an analog decoder. We initially launched impulse pay-per-view services in April 1997. In 2001, we commenced the roll-out of digital video services in our Dutch systems.

        UPC Nederland launched its cable telephone service in Amsterdam in July 1997 and its Priority Telecom cable telephone service in many other parts of its network in May 1999. In some of our acquired systems, we launched cable telephone services in 2000 and 2001.

        Some of our Dutch systems had internet access services as early as 1997. We launched chello broadband's internet/data services in UPC Nederland's existing systems in early 1999. In 2000, we launched chello broadband in Rotterdam.

        During 2000 and 2001, we continued to integrate our Dutch acquisitions. We began the process of rationalizing the 11 legacy billing systems and four call centers inherited from our Dutch acquisitions. In

2001, we continued to focus on the bundling of our new services to achieve increased revenue per subscriber and we also achieved additional cost savings through continuing rationalization of operating activities.

        Norway: UPC Norge.    UPC Norge is Norway's largest cable television operator. UPC Norge's main network is located in Oslo and its other systems are located primarily in the southeast and along the southwestern coast. UPC Norge has been upgrading its network to two-way capacity since 1998.

        UPC Norge offers cable television subscribers four tiers of video services. Our goals for UPC Norge's cable television business are to continue to increase its penetration rate, to improve its revenue per subscriber generally by providing additional programming and services and to increase average revenue per subscriber in systems in which expanded basic tiers are more recent additions.

        UPC Norge introduced Priority Telecom's cable telephone service in April 1999 in the upgraded portions of its network. UPC Norge launched an internet access service in March 1998 and introduced chello broadband service in April 1999. In 2001, we commenced the roll-out of digital video services.

        Sweden: UPC Sweden.    UPC Sweden operates cable television and communications systems servicing the greater Stockholm area. UPC Sweden launched internet services in 1999. We commenced a roll-out of digital video services in Stockholm during the fourth quarter of 2001.

        UPC Sweden leases the fiber optic cables it uses to link to its main headend under agreements with Stokab, a city-controlled entity with exclusive rights to lay ducts for cables for communications or broadcast services in the City of Stockholm. The main part of the leased ducting and fiber optic cables is covered by an agreement, which expires in January 2019. Additional fiber optic cables are leased under several short-term agreements, most of which have three year terms but some of which have ten year terms.

Central and Eastern Europe

        In addition to the video, internet and telephone services we offer in Central and Eastern Europe, we have provided DTH services in the Czech Republic, Hungary, Poland and the Slovak Republic. In December 2001, we merged our Polish and United Kingdom DTH business into Telewizyjna Korporacja Partycypacyjna S.A. ("TKP"), a subsidiary of Canal+ Group ("Canal+"). We are reviewing the strategic position of the DTH businesses in Czech Republic, Hungary and Slovak Republic.

        Czech Republic: UPC Ceská republika a.s.    Our Czech Republic subsidiary provides cable television services in the cities of Prague and Brno, the Czech Republic's second largest city. In October 27, 1999, we acquired 94.6% of Kabel Plus, the leading provider of cable television services in the Czech Republic. In September 24, 2000, we acquired DattelKabel, a Prague-based cable television operator.

        We offer a number of tiers of programming services in the Czech Republic. We launched DTH service during the third quarter of 2000, leveraging off our then existing DTH platform in Poland. During 2001 we launched internet services.

        Hungary: UPC Magyarorszag.    We have owned and operated systems in Hungary for nearly a decade. Our network in Hungary is approximately 49% two-way upgraded. We launched DTH service in the third quarter of 2000, leveraging off our then existing DTH platform in Poland. In the fourth quarter of 2000, UPC Magyarorszag launched chello broadband internet services. We currently offer a number of tiers of programming services.

        Monor, one of our Hungarian operating companies, has offered traditional switched telephone services since December 1994. Monor has the exclusive, local loop telephone concession for the region of Monor, which expires in the second half of 2003. We have an economic ownership interest in Monor of approximately 98.9%.

        Poland: UPC Polska.    In August 1999 we acquired @Entertainment, Inc., now called UPC Polska, Inc. which owns and operates the largest cable television system in Poland. UPC Polska's subscribers are located in regional clusters encompassing eight of the ten largest cities in Poland. In addition, until December 7, 2001, UPC Polska had a DTH broadcasting service for Poland, targeted at homes outside of its cable network coverage area. On August 10, 2001, we and Canal+, the television and film division of Vivendi Universal, announced the signing of definitive agreements to merge our and their respective Polish DTH platforms, as well as the Canal+ Polska premium channel, to form a common Polish DTH platform. In December 2001, UPC Polska merged its Polish and United Kingdom DTH assets with TKP, a subsidiary of Canal+, and placed EUR 30.0 million into an escrow account, which was used to fund TKP with a loan of EUR 30.0 million in the first quarter of 2002. For this we received a 25% ownership interest in TKP and EUR 150.0 million in cash. As part of this transaction, through a carriage agreement, the Canal+ Polska premium channel will also be available on UPC Polska's cable network. TKP will be managed and controlled by Canal+, which initially will own the remaining 75% of TKP. For accounting purposes, TKP was deemed the acquirer. UPC Polska's investment in TKP is recorded at fair value as of the date of the transaction. UPC Polska's carrying value of the Polish DTH assets being contributed was significantly higher than the determined fair value of its investment in TKP, leading to a write-down of 465.5 million at the date the transaction was consummated.

        UPC Polska currently offers cable subscribers three packages of cable television service. Some areas are offered a package of up to 60 channels. For an additional monthly charge, certain of the company's cable networks have offered two premium television services, the HBO Poland service and Wizja Sport. As part of the restructuring of UPC Polska's programming segment, UPC Polska discontinued Wizja Sport in December 2001. In February 2002, UPC Polska began distribution of Canal+ Multiplex, a Polish-language premium package of three movie, sport and general entertainment channels, through its network on terms set forth in the agreement governing the joint venture with Canal+. UPC Polska and TKP are currently negotiating the definitive long-term channel carriage agreement for carriage of Canal+Multiplex.

        UPC Polska launched chello broadband internet service in the fourth quarter of 2000.

        UPC Polska has been able to avoid constructing its own underground conduits in certain areas by entering into a series of agreements with TPSA (the Polish national telephone company) which permit UPC Polska to use TPSA's infrastructure for an indefinite period or, in some instances, for fixed periods up to 20 years. Over 80% of UPC Polska's cable television plant has been constructed using pre-existing conduits from TPSA. A substantial portion of these contracts permits termination by TPSA without penalty upon breaches of specified regulations. Any termination by TPSA of such contracts could result in UPC Polska losing its permits, the termination of agreements with co-op authorities and programmers, and an inability to service customers with respect to the areas where its networks utilize the conduits that were the subject of such TPSA contracts. In addition, some conduit agreements with TPSA provide that cables can be installed in the ducts only for the use of cable television. If UPC Polska uses the cables for a purpose other than cable television, such as data transmission, telephone, or internet access, such use could be considered a violation of the terms of certain conduit agreements, unless this use is expressly authorized by TPSA. There is no guarantee that TPSA would give its approval to permit other uses of the conduits.

        Romania:    Since 1993, when we first entered the Romanian market, we have widened our customer base through acquisition and marketing activities in conjunction with build out. We entered into a joint venture with the owners of two Romanian cable television companies (collectively, "AST") to which our and AST's Romanian assets were contributed. Through 2001, we held a 70% interest in the joint venture and the former owners of AST held the remaining 30%. We acquired the 30% remainder of the partnership from the former owners for EUR 24.1 million, as a result of the former owner's exercise put right, requiring UPC to purchase all of their partnership interests effective December 31, 2001. The minority interest was acquired and the purchase price was paid in February 2002. Our Romanian systems offer subscribers two or three different tiers of programming.

        Slovak Republic: UPC Slovensko.    We are the largest cable operator in the Slovak Republic. We offer subscribers three tiers of cable television service. We launched DTH service in the Slovak Republic in the fourth quarter of 2000, leveraging its existing DTH platform in Poland.

UPC Media

        Our division, UPC Media, operates our converging internet and video content and programming businesses, including digital products, through chello broadband N.V., UPCtv and other of our subsidiaries. During most of 2001, chello broadband N.V. also operated all aspects of our internet business for residential customers, including internet access. In December 2001, the assets and employees relating to the technical network and systems access to the internet, were transferred from chello broadband N.V. to UPC Distribution. UPC Media focuses on four key areas: (i) chello broadband internet services; (ii) interactive television services; (iii) transactional television services, such as pay per view movies and (iv) pay television channels.

  chello broadband

        In 1998, we founded our chello broadband business for the purpose of developing a global broadband internet operation. The chello broadband product provides high speed access to the internet gateway, as well as local language content through the chello broadband portal. The chello broadband product was launched in early 1999, and at December 31, 2001, it had approximately 519,500 subscribers, including 8,900 subscribers on non-UPC networks. chello broadband products are offered to residential customers through UPC Distribution operating companies and to business customers in the Netherlands, Austria and Scandinavia through Priority Telecom. In addition, chello broadband N.V. offers its products to residential and business customers through the Austrian company Telesystems Tyrol. chello broadband N.V. was formed in 2000 as a subsidiary that would operate and market our internet services.

        Through these arrangements, chello broadband N.V. provides affiliated and non-affiliated companies with product development, aspects of customer support, local language broadband portals and marketing support for a fee based upon percentage of subscription and installation revenue as defined in the agreement. The agreement further provides that in the future the local operator will receive a percentage of the revenue from chello broadband e-commerce and advertising.

        chello broadband N.V. has long-term agreements with our operating companies for the distribution of broadband internet services to residential customers using the cable television infrastructure of the local companies, covering 5.0 million homes in Europe. chello broadband N.V. currently provides its services to residential customers through our subsidiaries in Austria, Belgium, France, the Netherlands, Norway, Sweden, Hungary and Poland. chello broadband N.V.'s agreements with our operating companies generally cover all the homes in their territory. Therefore as the operating companies' networks expand, chello broadband N.V's exclusive rights to distribute its services will expand as well. Until the fourth quarter of 2001, chello broadband N.V. had similar franchise arrangements with affiliates of UGC Holdings. However as part of a strategic review, chello broadband N.V. agreed with UGC Holdings to cease operations, and to withdraw as service provider, in New Zealand, Australia and Chile, where it had previously agreed to develop internet services for affiliates of UGC Holdings. As a result, we believe chello broadband will be able to better focus on its core markets in Europe.

        There is a separate arrangement in place with Priority Telecom N.V. for provision of chello broadband N.V. services to business customers. Priority Telecom N.V is marketing the chello brand name for this range of customers and chello broadband N.V. has a revenue sharing agreement in place for this.

        Until December 2001, chello broadband N.V. operated access, portal, content and, network aspects of our internet businesses. To achieve cost efficiencies and synergies across our operating groups, the chello technology group and associated network assets including AORTA were transferred from chello broadband N.V. into UPC Distribution in December 2001. As a result, the technical network and systems access to the internet are now operated by the UPC Distribution Group, with chello broadband N.V. providing affiliates product development, certain aspects of customer support, local language broadband portals, and marketing support for a fee based upon percentage of subscription and installation revenue as defined in the franchise agreement. As part of the transfer, certain elements of the chello broadband N.V. franchise agreement with our operating companies were revised to reflect changes in costs and operational responsibilities and chello broadband N.V. is expected to enter into a separate framework operating agreement and service level agreement with companies within the UPC Distribution group with regard to certain operational responsibilities.

        The primary components of the transferred network assets and systems are the network operations center, the backbone infrastructure, and the master and regional data centers containing servers, routers and associated software. This infrastructure allows internet traffic to be rerouted if parts of the network are congested or impaired. The core infrastructure connects Amsterdam, Stockholm, Vienna, Paris, Brussels, London, Oslo and New York. The network operations center is used to monitor the quality of services. This center located in Amsterdam, operates 24 hours per day, seven days per week, and manages the infrastructure, regional data centers, regional networks, head end facilities, servers and other components of the network infrastructure. During 2001, bandwidth-monitoring tools were introduced in conjunction with UPC Distribution, which are critical for effective network cost control. The bandwidth monitoring tools will enable us to introduce pricing policies, under which heavy internet users pay fees based on their use of the internet, rather than a fixed fee.

        In the provision of internet access services and online content, our chello broadband products face competition from incumbent telecommunications companies and other telecommunications operators, other cable-based internet service providers, non-cable-based internet service providers and internet portals. The internet services offered by these competitors include both traditional dial-up internet services and high-speed access services.

  Interactive Services

        We expect the development of interactive television ("iTV") services to play an important role in the take-up of our digital television product. Our Interactive Services Group within UPC Media is responsible for core digital products, such as electronic program guide ("EPG"), walled garden, television-based email, and PC/TV portals as well as other television and PC-based applications supporting various areas including communications services and enhanced television ("ETV") services. We expect to offer increasing support and services built upon the above core platform to enable products such as on-screen betting, broadcast synchronous interactive applications and games services. We have successfully completed the initial launch of our base set of services (such as EPG and walled garden) in both the Netherlands and Austria. Because these are new products that have not yet received significant customer acceptance, we are unable to predict when or if we will be able to market these products successfully.

  Transactional Television

        Transactional television, consisting of Near Video On Demand ("NVOD") and Video On Demand ("VOD"), is another important component of our digital services. Our current digital product in the Netherlands includes 36 channels of NVOD programming. In addition, we launched NVOD in Austria in 2001. UPC Media is in the process of developing VOD services for our affiliates and potentially third party cable operators. The VOD service will provide VOD subscribers with enhanced playback functionality and will give subscribers access to a broad array of on-demand programming, including movies, live events, local drama, music videos, kids programming, and adult programming. However, since the VOD product is still under development, no assurance can be given when or if it will become successful.

  Pay Television

        UPC Media markets its own pay television products, consisting of a thematic channel bouquet launched by UPCtv in 1999. The current channels include various genres, such as extreme sports and lifestyles ("Extreme"); men's information and entertainment ("Avante"); women's information and entertainment ("Club"); and real life documentaries ("Reality TV"). The channels are distributed from our digital media center ("DMC") located in Amsterdam. We distribute these channels through our system, and also distribute certain of these channels to entities that are not affiliated with us and in countries where we do not currently operate. In addition, we currently have contracts with over 40 third parties enabling us to distribute other pay television programs. At the end of 2001, we undertook a strategic review of our thematic channels that resulted in the decision to rationalize our original eight thematic bouquet to a thematic bouquet of four channels and cease operations of visual arts, style and design channel ("Expo"), premium films channel ("Film1"), local sports programming channel ("Sport 1") and mind, body and spirit channel ("Innergy") during the fourth quarter of 2001 and during 2002.

        The DMC is a technologically advanced production facility that provides UPCtv and other broadcasters with production and post-production play out and transmission facilities. The DMC combines the ability to produce high-quality, customized programming by integrating various video segments, language dubbing, sub-titling and special effects, with up and down-link facilities for delivery to customers.

        In addition to the UPCtv channels and the third party distribution contracts, we have been involved in branded equity ventures for the development of country specific programming, including, Iberian Programming Services, Xtra Music, Cinenova, MTV Networks Polska and ATV. We are currently reviewing our various investments and may decide to divest certain of those investments.

        We also have a investment of approximately 21.2% of SBS Broadcasting SA, which creates, acquires, packages and distributes programming and other media content in many of our territories and elsewhere in Europe via commercial general entertainment television channels, radio stations and the internet.

Priority Telecom

        In 1998, we founded our Priority Telecom business for the purpose of providing telephone services to customers passed by our upgraded networks. Due to the potential value of our business customers, we decided to establish Priority Telecom N.V. as a separate CLEC, which would operate as our primary vehicle for providing telecommunication services to business customers and to spin-off the business customers of our local operating companies into Priority Telecom N.V.. In November 2000, a subsidiary of Priority Telecom N.V. merged with Cignal Global Communications ("Cignal"), a global carriers' carrier. As consideration for the merger between Priority Telecom N.V. and Cignal, the former shareholders of Cignal received 16% of the shares of Priority Telecom N.V. on a fully diluted basis, in return for their Cignal shares. Priority Telecom N.V. decided to close its international wholesale business during the second quarter of 2001. Through Priority Telecom N.V., our CLEC business is currently operating in metropolitan areas in the Netherlands, Austria and Norway. UPC Distribution's local operating companies continue to provide telephone services to residential customers using the Priority Telecom brand. As of December 31, 2001, Priority Telecom N.V. had approximately 7,800 business customers.

        Priority Telecom N.V. was listed on the Euronext Amsterdam stock exchange in September 2001. In connection with the listing, the capital structure of Priority Telecom N.V. was restructured, and we contributed additional equity to Priority Telecom N.V.. We currently hold approximately 79.1% of Priority Telecom N.V.'s outstanding shares. The former Cignal shareholders hold approximately 11.8% and the balance is held by a foundation reserving such shares for issuance pursuant to employee benefit plans.

        Priority Telecom N.V. has developed a product portfolio for advanced telecommunication solutions, including VOIP, InterLAN, IP-virtual private network ("IP-VPN") services and Application Service Provider ("ASP") enabling services. We believe these products will help us anticipate and meet changing business customer requirements. Some of these, such as VOIP, are new products using emerging technologies. Accordingly, we cannot predict when or if we will be able to market such products successfully.

        We expect Priority Telecom N.V. to be able to leverage substantially from the existing infrastructure of UPC Distribution's operating companies, allowing for efficient, cost-effective growth. The network used by Priority Telecom N.V. consists of indefeasible rights of use ("IRUs"), granted by UPC Distribution operating companies, to our metropolitan area fiber networks and a backbone connecting these fibre networks. Given the density of this fibre network, it is possible for Priority Telecom N.V. to connect business customers directly to its core metropolitan area networks that could only be connected by the incumbents in the past. We believe this provides strategic advantages for Priority Telecom N.V.. In addition, the dense network enables Priority Telecom N.V. to execute a "smart build" strategy. It allows "regular" CLEC extensions to the current footprint and addition of local tails for limited capital expenditure with a short execution time.

        The metropolitan and national networks used by Priority Telecom N.V. are based on 25-year IRUs granted to the UPC Distribution operating companies. As part of the IRU agreements, Priority Telecom N.V. pays UPC Distribution operating companies annual administration, operations and maintenance fees. In addition to the IRU agreements, Priority Telecom N.V. has access to the local tail circuits of UPC Distribution.

        We and our operating companies have also signed operating agreements with Priority Telecom N.V., whereby Priority Telecom N.V. offers a range of services to our operating companies and our operating companies offer a range of services to Priority Telecom. The services which we provide to Priority Telecom N.V. include equipment-, local loop- and other capacity leases, human resource, billing, information technology and co-location services.

        We and our operating companies intend to provide Priority Telecom N.V. with a variety of services and facilities made available under the operating agreements and indefeasible rights of use agreements, in support of Priority Telecom's telecommunications business, up to an aggregate value of EUR 50 million. Priority Telecom N.V. intends to finance these services as follows:

  •
  The operating agreements for Austria, the Netherlands and Norway will be subject to an addendum which amends the payment terms of the operating agreements to allow payments, to an aggregate of EUR 30 million, to be made in Series 1 Convertible Shares, cash or securities for services provided through December 2003;

  •
  Under the indefeasible rights of use agreements for the Netherlands, Austria and Norway, certain subsidiaries of Priority Telecom N.V. may purchase services and facilities over a 27-month period up to a value of EUR 20 million. The value of services received plus interest at a rate equal to the three-month EURIBOR plus 3.75%, compounded quarterly will be payable in cash 36 months from the date of invoice.

        Priority Telecom revised its strategic plans for using within Priority Telecom certain assets acquired in the Cignal transaction, because of reduced levels of private equity funding activity for CLEC businesses and a decision by us to complete a public offering of Priority Telecom in the second half of 2001. The changes in strategic plans included a decision to phase-out the legacy international wholesale voice operations of Cignal. When we and Priority Telecom reached agreement to acquire Cignal in the second quarter of 2000, the companies originally intended to continue the international wholesale voice operations of Cignal for the foreseeable future. This original plan for the international wholesale voice operations was considered in the determination of the consideration to be paid for Cignal and the subsequent allocation of the purchase price.

        Under the terms of a Shareholder's Agreement, entered into with the former shareholders of Cignal, we granted the Cignal shareholders an option to put their interest in Priority Telecom back to us if an initial public offering for Priority Telecom was not consummated by October 1, 2001. The value to be paid by us upon exercise of the put is the greater of the fair market value of the Cignal shareholder's interest in Priority Telecom or USD 200.0 million. The arrangement provided us with the option to pay for the put, if exercised, in either our shares or cash. We have received a notice purporting to exercise certain option rights of the former shareholders of Cignal. We believe these option rights did not exist at the time of the purported exercise, since they were granted subject to the condition that no initial public offering of Priority Telecom N.V. took place prior to October 1, 2001. We believe a successful initial public offering of Priority Telecom N.V. was completed prior to that date and, accordingly that the notice is not effective and accordingly we are entitled to disregard it.

        Priority Telecom faces competition from the incumbent telecommunications operators and from other CLEC operators in the countries in which it does business. Some of these operators have substantially more experience in providing telephone services and have substantively greater resources to devote to the provision of telephone services.

Other Information

  Employees

        As of December 31, 2001, we, together with our consolidated subsidiaries, had approximately 9,940 employees. Certain of our operating subsidiaries, including our Austrian, Dutch and Norwegian systems, are parties to collective bargaining agreements with some of their respective employees. We believe that we have in general a constructive relationship with our employees.

Regulation

        Our distribution, video, telephone and content businesses are regulated in each of the countries in which we operate. The scope of regulation varies from country to country, although in some significant respects regulation in our Western European markets is harmonized under the regulatory structure of the European Union ("EU"). Adverse regulatory developments could subject us to a number of risks. These regulations could limit our growth plans, our revenues, and the number and types of services we offer in different markets. In addition, regulation may impose certain obligations on our systems that subject them to competitive pressure, including pricing restrictions, interconnection obligations, open-network provision obligations and restrictions on content we deliver, including content provided by third parties. Failure to comply with current or future regulation could expose us to various penalties.

        In general, the regulatory environment in the EU countries in which we operate is to an increasing degree shaped by the EU framework. Since January 1, 1998, EU directives have set out a framework for telecommunications regulation that all EU Member States must follow. Regular implementation reports from the European Commission assess the compliance of Member States with the various requirements of the directives. In addition, the European Commission has taken action to enforce compliance on Member States. The EU is taking steps to substantially increase the level of harmonization across the whole range of communications and broadcasting services from January 1, 2003. In addition, all EU legislation is required to be implemented in those countries seeking EU membership before they accede to the EU. Thus, EU rules have a strong influence and foreshadowing effect in almost all of our countries of operation.

        Set forth below is an overview of the types of regulation that affect our various businesses, as well as a summary of the regulatory environment in the EU and certain countries in which we operate a significant proportion of our major systems.

European Union

        Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden, and the United Kingdom are all member states of the EU. As such, these countries are required to enact national legislation which implements European Union directives. Although not an EU Member State, Norway is a member of the European Economic Area and has generally implemented, or is implementing, the same principles on the same timetable as EU member states. The Czech Republic, Hungary, Malta, Poland, Romania and the Slovak Republic, which are in the process of negotiating their membership in the EU, have started adjusting their regulatory system to EU requirements. As a result, most of the markets in which we operate have been significantly affected by regulation initiated at the EU level.

        On December 12, 2001 the European Council of Ministers reached an informal agreement following the European Parliament's second reading vote on a proposed a suite of new directives which will revise the regulatory regime concerning communications services across the EU. These four directives were adopted by the Council of Ministers on February 14, 2002. Member States will be required to transpose them into their national law within 15 months after their publication in the European Official Journal, which will follow shortly after the agreement by the Council of Ministers. Additionally, there is one further directive still in an earlier stage dealing with data protection in the communications sector, which, it is thought, will be adopted shortly thereafter.

        The new regulatory framework seeks, among other things, to harmonize national regulations and licensing systems and further increase market competition. These policies will seek to harmonize licensing procedures, reduce administrative fees, ease access and interconnection, and reduce the regulatory burden for telecommunications companies. The trend seems to be to use general competition laws rather than regulation to prevent dominant carriers from abusing their market power.

        Conditional Access for Video Services.    EU member states may regulate the offering of conditional access systems, such as set-top computers used for the expanded basic tier services offered by many of our operating companies. Under EU law, providers of conditional access systems may be required to make them available on a fair, reasonable and non-discriminatory basis to other video service providers, such as broadcasters.

        Separation of Video and Telephone Operations.    In June 1999, the European Commission adopted a directive requiring member states to enact legislation directing certain telecommunications operators to separate their cable television and telecommunications operations into distinct legal entities. This directive is intended to aid the development of the cable television sector and to encourage competition and innovation in local telecommunications and high speed internet access. The directive includes competition safeguards to deter anticompetitive cross-subsidies or discrimination by incumbent telecommunications operators as they enter into cable television or broadband services. Our operations do not fall within the ambit of this directive. These provisions will be carried over into the new regulatory framework.

        Telephone Interconnection.    An EU directive sets forth the general framework for interconnection, including general obligations for telecommunications operators to allow interconnection with their networks. Public telecommunications network operators are required to negotiate interconnection agreements on a non-discriminatory basis. Public telecommunications network operators with significant market power (which, although it may vary, is generally presumed when an operator has 25% or more of the relevant market) are subject to additional obligations. They must offer interconnection without discriminating between operators that offer similar services, and their interconnection charges must follow the principles of transparency and be based on the actual cost of providing the interconnection and carriage of telephone traffic. The directive also contains provisions on collocation of facilities, number portability with certain exceptions, supplementary charges to contribute to the costs of universal service obligations and other interconnection standards. As a result, if the principles in the directive are fully applied, our operating companies in the EU and Norway should be able to interconnect with the public fixed network and other major telecommunications networks on reasonable terms in order to provide their services. Following the entry into force of the new regulatory package interconnection rules will be subsumed into a wider access and interconnection Directive.

        Telephone Licensing.    EU member states are required to adopt national legislation so that providers of telecommunications services generally require either no authorization or a general authorization which is conditional upon "essential requirements," such as the security and integrity of the network's operation. Licensing conditions and procedures must be objective, transparent and non-discriminatory. In addition, telecommunications operators with significant market power, typically 25% of the relevant markets, may be required by member states to hold individual licenses carrying more burdensome conditions than the authorizations held by other providers. License fees can only include administrative costs except in the case of scarce resources where additional fees are allowed. Following the entry into force of the new regulatory package licensing rules will be subsumed into a new authorizations Directive. This will see a move to general authorizations rather than individual licenses in almost all cases.

        Broadcasting.    Generally, broadcasts emanating from and intended for reception within a country have to respect the laws of that country. EU member states are required to allow broadcast signals of broadcasters in other member states to be freely transmitted within their territory so long as the broadcaster complies with the law of the originating member state. An international Convention extends this right beyond the EU's borders into the majority of territories in which UPC operates. An EU directive also establishes quotas for the transmission of European-produced programming and programs made by European producers who are independent of broadcasters.

        EU member states are required to permit a satellite broadcaster to obtain the necessary copyright license for its programs in just one country (generally, the country in which the broadcaster is established), rather than obtaining copyright licenses in each country in which the broadcast is received. This concession does not apply to cable distribution.

Distribution Infrastructure and Video Business

        Licenses.    Our operating companies are generally required to either obtain licenses, permits or other governmental authorizations from, or notify or register with, relevant local or regulatory authorities to own and operate their respective distribution systems. Generally, these licenses are non-exclusive. In many countries, licenses are granted for a specified number of years. For example, most of the licenses of our Israeli operating company expire in 2002 and we will seek renewal.

        The businesses of our operating companies are dependent on these licenses, permits and authorizations and the loss or non-continuation of them, as a result of noncompliance with their terms or otherwise, could have a material adverse effect on us. We believe we are in material compliance with the material terms of such licenses, permits and authorizations.

        In some countries, including Austria, France and Israel, we pay annual franchise fees based on the amount of our revenues. In other countries, the fee consists of a payment upon initial application and/or nominal annual payments.

        Video "Must Carry" Requirements.    In most countries where we provide video and radio services, we are required to transmit to subscribers certain "must carry" channels, which generally include public national and local channels. Certain countries have adopted additional programming requirements. For example, in France various laws restrict the content of programming we are allowed to offer. In parts of Belgium, we must seek authorization for distribution of non-EU programming. In Israel, cable television providers must obtain an authorization from their cable programming offerings and must spend at least 15% of their programming expenses on local programming.

        Pricing Restrictions.    Local or national regulatory authorities in many countries where we provide video services also impose pricing restrictions. Generally, in these cases, basic tier price increases must be approved by the relevant local or national authority. In certain countries, price increases will only be approved if the increase is justified by an increase in costs associated with providing the service or if the increase is less than or equal to the increase in the consumer price index. Even in countries where rates are not regulated, subscriber fees may be challenged if they are deemed to constitute anti-competitive practices. These price restrictions are generally not applied to expanded basic tier or digital programming.

Telephone Business

        The liberalization of the telecommunications market in much of Europe allowed new entrants like us to enter the telephone services market. The regulatory situation in most of the Eastern European markets in which we operate and in Israel currently precludes us from offering traditional switched telephone services.

        Generally, our operating companies are required to obtain licenses to offer telephone services, although, in some countries, we need only register with the appropriate regulatory authority. Our operating companies and Priority Telecom N.V. are dependant on these licenses for the conduct of their telephone businesses and the loss or non-continuation of them, as a result of noncompliance with their terms or otherwise, could have a material adverse effect on us. We believe we are in material compliance with the material terms of such licenses, permits and authorizations. Our operating companies have, to date, generally not been subject to telephone rate regulation but would become subject to such regulation in a number of jurisdictions if they are deemed to hold significant market power, typically defined as at least 25% market share in a relevant market. In some countries, we must notify the regulatory authority of our tariff structure and any subsequent price increases.

        Incumbent telephone providers in each EU market are required to offer new entrants into the telephone market interconnection with their networks. Interconnection must be offered on a non-discriminatory basis and in accordance with certain principles set forth in the relevant EU directive, including cost-based pricing.

Content Business

        Internet/Data.    Our chello broadband subsidiary and most of our operating companies must comply with both EU regulation and with relevant domestic law in the provision of internet access services and on-line content. In several countries, including Norway and France, the provision of internet/data services does not require any sort of license or notification to a regulatory body. Other countries, including Austria, Belgium and the Netherlands, require that providers of these services register with or notify the relevant regulatory authority of the services they provide and, in some cases, the prices charged to subscribers for such services.

        Our operating companies that provide internet services must comply with both internet-specific and general legislation concerning data protection, content provider liability and electronic commerce. As regulation in this area develops, it will likely have a significant impact on the provision of internet services by our operating companies. For example, in June 2000, the EU issued a directive establishing several principles for the regulation of e-commerce activities, including that companies providing network services or storage of information have limited obligations and liability for information transmitted by or stored on their systems.

        Programming.    The Polish programming we produce and one of our UPCtv channels are licensed in the United Kingdom by the Independent Television Commission as satellite television services. Some of our UPCtv channels are licensed in the Netherlands. This programming is then retransmitted under the European Convention on Transfrontier Broadcasting.

Competition Law and Other Matters

        EU directives and national consumer protection and competition laws in our Western European and certain other markets impose limitations on the pricing and marketing of integrated packages of services, such as video, telephone and internet/data services. These limitations are common in developed market economies and are designed to protect consumers and ensure a fair competitive market. While we may offer our services in integrated packages in our Western European markets, we are generally not permitted to make subscription to one service, such as cable television, conditional upon subscription to another service, such as telephone, that a subscriber might not otherwise take. In addition, we must not abuse or enhance a dominant market position through unfair anti-competitive behavior. For example, cross-subsidization between our business lines that would have this effect would be prohibited. We have to be careful, therefore, in accounting for discounts in services provided in integrated packages.

        Should we become larger throughout the EU and in individual countries in terms of service area coverage and number of subscribers, we may face further regulatory scrutiny. Regulators may prevent certain acquisitions or permit them only subject to certain conditions. In a number of non-EU jurisdictions where our operating companies have a significant market presence, we are subject to certain limitations. For example, in Hungary a single cable operator may not provide service to homes exceeding in the aggregate one -sixth of the Hungarian population.

The Netherlands

        In the Netherlands debates are ongoing about if, when and how third parties should be allowed access to cable networks given the high penetration of cable infrastructure in the Netherlands (exceeds 90%). In the summer of 2000, the Dutch government committed to produce a law on access to cable, in line with the EU framework, within two years. This law was finally sent to the Dutch Parliament in January 2002. There can be no certainty at the moment as to the final form of any such law, if passed, nor of the way in which it will be implemented by the regulatory authorities should it come into force. We expect debate on this issue at national and European level to continue for some time. Furthermore, it is unclear which economic model would support such access, especially given the early stage of the introduction of internet services on cable networks in the Netherlands and the small market share internet access via cable has in the overall internet access market.

Poland Regulatory Issues

        In addition to many of the issues discussed above, Poland has certain foreign ownership restrictions. In Poland, cable television permits may only be issued to and held by Polish citizens, or companies in which foreign persons hold no more than 49% of the share capital, ownership interests and voting rights. In addition, a majority of the management and supervisory board of any cable television operator holding permits must be comprised of Polish citizens residing in Poland. Programming may be broadcast in Poland only by Polish entities in which foreign persons hold no more than 33% of the share capital, ownership interest and voting rights. The majority of the management and supervisory boards of any company holding a broadcasting license must be comprised of Polish citizens residing in Poland. We believe that the ownership structure of UPC Polska and its subsidiaries comply with Poland's regulatory restrictions on foreign ownership.

        Television operators, including cable and DTH operators, in Poland are subject to the provisions of the Polish Copyright Act. Recent legislation has increased the rights of authors in their copyrighted materials, which could lead to a significant increase of fees to be paid by television operators.

        On January 1, 2001, the Polish Parliament passed a new Telecommunications Law. Under the new Telecommunications Law only the operation of public telephone networks and the operation of public networks used for the broadcasting or distributing of radio and TV programs are required to obtain a telecommunications permit to be issued by a new regulatory authority, the Office of Telecommunications Regulation ("OTR"). Other types of telecommunications activities, such as data transmission and internet access services, are subject to registration with the OTR.

        The new Telecommunications Law may affect UPC Polska's ability to obtain required radio frequencies allocations in case such frequencies would be assigned by way of public tenders. The pending new Telecommunications Law also contains provisions regarding the access to networks and infrastructure sharing, and eliminates foreign ownership restrictions with respect to the provision of cable television and domestic telecommunications services.

Item 2. Properties

        We lease our corporate offices in Amsterdam, along with administration offices in London. Our operating companies and subsidiaries generally lease their offices as well. We own small parcels of property in various countries that we use for our network equipment. In other countries, we have been able to obtain easements for this equipment and our cable network.

Item 3. Legal Proceedings

        The following is a description of the legal proceedings to which we or one of our subsidiaries is a party. In addition, from time to time, we may become involved in litgation relating to claims arising out of our operations in the normal cause of our business. In the opinion of our management, the ultimate resolution of these legal proceedings would not be likely to have a material adverse effect on our subsidiaries' business, results of operations, financial condition or liquidity.

        On July 4, 2001, InterComm Holdings LLC, InterComm France CVOHA ("ICF I"), InterComm France II CVOHA ("ICF II"), and Reflex Participations ("Reflex," collectively with ICF I and ICF II, the "ICF Party") served a demand for arbitration on us, UGC Holdings, and our subsidiaries, Belmarken Holding B.V. and UPC France Holding B.V.. The claimants allege breaches of obligations allegedly owed by us in connection with the ICF Party's position as a minority shareholder in Médiaréseaux S.A.. The claimants seek relief in the nature of immediate acceleration of an alleged right to require us or an affiliate to purchase all or any of the remaining shares in Médiareséaux S.A. from the ICF Party and/or compensatory damages, but in either case no less than EUR 70 million, plus reasonable fees and costs. The ICF Party has not specified from which entity it is seeking such relief, however, UGC Holdings is not a party to any agreement with the claimants and has been dismissed from the proceedings. We and our affiliates, as respondents, deny these claims and intend to defend against claimants' allegations vigorously. On July 23, 2001 the ICF Party obtained an order granted by the civil court of Meaux (Juge de l'execution of the Tribunal de Grande Instance of Meaux) for the attachment of Médiaréseaux S.A.'s shares held by UPC France Holding B.V. by means of unilateral proceedings without enabling the latter to defend itself. This attachment order has since been dissolved. We are vigorously defending the arbitration proceedings and have filed appropriate counter claims.

Item 4. Submission of Matters to a Vote of Security Holders

        None.

PART II

Item 5. Market for Registrant's Common Equity and Related Stockholder Matters

        Our ordinary shares A trade on the Euronext stock exchange under the symbol "UPC" and American Depositary Shares ("ADSs") representing our ordinary shares A trade on the Nasdaq National Market under the symbol "UPCOY." Each ADS represents one ordinary share A. The following table shows the range of high and low sales prices reported on Euronext and Nasdaq:

	Euronext		Nasdaq
	High	Low	High	Low
	(in Euros)		(in U.S. dollars)
Year ended December 31, 2000:
First Quarter	84.90	31.83	79.46	33.75
Second Quarter	52.00	17.89	49.63	16.75
Third Quarter	34.50	21.63	32.00	17.94
Fourth Quarter	24.20	8.65	21.06	8.69
Year ended December 31, 2001:
First Quarter	17.60	5.60	15.88	5.13
Second Quarter	8.50	2.12	7.48	2.02
Third Quarter	3.02	0.23	2.55	0.19
Fourth Quarter	0.76	0.28	0.65	0.25

        As of April 9, 2002, there were approximately 59 registered holders of our ADS's. We generally do not know who the owners of our ordinary shares A are since they are held in bearer form.

        We have never paid cash dividends on our ordinary shares A.

Amsterdam Exchange–Negative Equity

        As of December 31, 2001 we had negative shareholders' equity. This does not affect the fundamentals of our business and is a function of significant capital investment with correspondingly high depreciation and amortization charges, typical of the telecommunications industry. Upon occurrence of the event, we promptly reported this deficit to the Euronext. As expected, the Euronext stock exchange has put our shares on the so called "penalty bench" until such time as we return to positive shareholders' equity. In addition, on February 14, 2002, Euronext removed our shares from the AEX index after a three-month notice period. This has not, however, resulted in a delisting of our shares, which are still freely tradeable. We believe that the status of our shares on Euronext will not have an impact on our business operations, although we believe it will have a negative effect on our stock price and could adversely affect our ability to raise equity in the future.

        By letter of February 15, 2002, Euronext confirmed that once a company has been referred to the penalty bench it is Euronext's consistent policy not to lift the measure until such time as a financial restructuring of a company has been completed resulting in the shareholders' equity of such a company meeting at least the level required in order to be listed on the Euronext, and other Euronext requirements according to its rules are satisfied. Euronext confirmed that we would need to satisfy the following in order for the penalty bench measure imposed on us to be lifted:

  •
  we will need to receive unconditional commitments for a financial restructuring that will result in having adequate shareholders' equity to safeguard that our shareholders' equity will in the foreseeable future not again turn negative,

  •
  the consequences for the holders of our ordinary shares now traded on Euronext will need to be known, and

  •
  our equity will need to receive a sufficiently large free float.

        In accordance with article 108A, book 2 of the Dutch Civil Code, we will address the issue of negative equity at our next general shareholders' meeting.

Nasdaq National Market Listing Requirements

        Our ordinary shares are traded in the form of American Depositary Receipts ("ADRs") on the Nasdaq National Market under the symbol "UPCOY." Nasdaq has traditionally maintained certain rules regarding bid prices for continued listing on the market. Following our third quarter results announcement on November 14, 2001 and as a result of reporting negative shareholders equity we are currently listed on the Nasdaq National Market under Standard Two. The minimum bid price applicable to us for continued listing under Standard Two is USD 3.00.

        On September 27, 2001, Nasdaq announced a suspension of the minimum bid requirements for continued listing. The suspension of these requirements remained in effect until January 2, 2002, when they were reinstated.

        On January 2, 2002, our stock was trading below the USD 3.00 minimum bid price and has not traded above USD 3.00 to date. On February 14, 2002, we were informed, through a notification from Nasdaq, that we would be delisted on May 15, 2002, if the stock does not trade for 10 consecutive trading days above USD 3.00 during a 90 day cure period, beginning February 15, 2002. By response letter, we informed Nasdaq about our restructuring process and invited Nasdaq to engage with us in a dialogue on the matter. Should our shares continue to trade below the minimum bid requirement throughout the cure period, we would be subject to having our ADRs no longer eligible for trading on the Nasdaq National Market. Such a development could have an adverse effect on our stock price.

Item 6. Selected Financial Data

        The following selected consolidated financial data for the years ended December 31, 2001, 2000, 1999, 1998, and 1997 have been derived from our audited consolidated financial statements, as restated for 1998 and 1997 to include the financial data of Monor Communications Group, Inc., Tara Television Limited and Ibercom, Inc. for all periods in which their operations were part of UGC Holdings' consolidated results. On December 11, 1997, UGC Holdings acquired the 50% of our company that it did not already own from Philips. As a result of this acquisition and the associated push-down of UGC Holdings' basis on December 11, 1997, the financial information for the years ended December 31, 2001, 2000, 1999 and 1998 is presented on a "post-acquisition" basis. We adopted the Euro reporting as our currency effective December 31,1999. We have retroactively restated financial information for all periods presented using the exchange rate fixed on January 1, 1999 of EUR 1.0 to 2.20371 Dutch Guilders. The consolidated financial data set forth below for our company is qualified by reference to, and should be read in conjunction with, our audited consolidated financial statements and notes thereto and also with Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations".

        Viewing our funding requirements and our possible lack of access to debt and equity capital in the near term, we determined that we would not make interest payments on our senior notes and senior discount notes, as they fell due. On February 1, 2002, we failed to make required interest payments in the aggregate amount of EUR 113.0 million (USD 100.6 million) on our outstanding 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010 and 11 1/2% Senior Notes due 2010. The indentures related to our senior notes and senior discount notes provide that failing to make interest payments constitutes an "Event of Default" under the notes if we are in default of the payment of interest on any of the notes for a period of time in excess of 30 days. Since we failed to make the interest payments upon expiration of this 30-day grace period on March 3, 2002, Events of Default occurred under those indentures. The occurrence of these Events of Default constituted cross Events of Default under the indentures related to the remaining series of senior notes and senior discount notes. The occurrence of the various Events of Default gives the trustees under the related indentures, or requisite number of holders of such notes, the right to accelerate the maturity of all of our senior notes and senior discount notes. As of March 31, 2002, neither the trustees for those notes nor the requisite number of holders of those notes have accelerated the payment of principal and interest under those notes.

        On February 1, 2002, as more fully described in the Form 8-K we filed with the Securities and Exchange Commission on that date, we signed a Memorandum of Understanding with United and UGC Holdings. The Memorandum of Understanding describes a non-binding agreement in principle with United and UGC Holdings to enter into negotiations with the holders of our senior notes and senior discount notes to attempt to reach agreement on a means to restructure our indebtedness at the holding company level.

        Our failure to make the February 1, 2002, interest payment on our outstanding 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010, and 11 1/2% Senior Notes due 2010, and the resulting Events of Default under the indentures relating to our senior notes and senior discount notes, gave rise to cross events of default under the following credit and loan facilities:

  •
  the senior secured credit facility among UPC Distribution Holding B.V., our indirect wholly-owned subsidiary ("UPC Distribution"), as Borrower, TD Bank Europe Limited and Toronto Dominion (Texas), Inc., as Facility Agents, and a group of banks and financial institutions (the "UPC Distribution Bank Facility");

  •
  the revolving loan facility among EWT Elektro & Nachrichtentechnik GmbH, our majority-owned subsidiary ("EWT"), as Borrower, a group of entities as Guarantors, The Royal Bank of Scotland plc ("RBS") as Facility Agent and Security Agent and a group of financial institutions (the "EWT Facility"); and

  •
  the Exchangeable Loan.

        The UPC Distribution Bank Facility is secured by share pledges to the banks on UPC Distribution Holding B.V., which is the holding company of most companies within the UPC Distribution group, and over operating companies within this group. The EWT Facility is secured by share pledges over EWT to RBS. The occurrence of the cross events of default under those facilities give the creditors under those facilities the right to accelerate the maturity of the loans and to foreclose upon the collateral securing the loans.

        On March 4, 2002, as more fully described in the Form 8-K we filed with the Securities and Exchange Commission on that date, we received waivers from the lenders under the UPC Distribution Bank Facility, the EWT Facility and the Exchangeable Loan for the cross events of defaults under such facilities that existed or may exist as a result of our failure to make the interest payment due on February 1, 2002, on our outstanding 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010 and 11 1/2% Senior Notes due 2010, any future failure by us to make the interest payment due on May 1, 2002 on our outstanding 10 7/8% Senior Notes due 2007 and 11 1/4% Senior Notes due 2009 within the applicable cure periods, or any resulting cross defaults.

        Each of these waivers will remain effective until the earlier of

  •
  June 3, 2002,

  •
  the occurrence of any other Event of Default under the respective credit or loan facility that is not covered by the waiver, or

  •
  in the case of the waiver for the Exchangeable Loan only, the acceleration of any advances under the UPC Distribution Bank Facility, the conversion of the notes under the credit or loan facility into our ordinary shares in accordance with the terms of the Memorandum of Understanding, or five business days after United has given notice to us that, in its judgment, restructuring negotiations with holders of the senior notes and senior discount notes are not progressing satisfactorily.

        In addition, each of these waivers contains certain other conditions and undertakings and will terminate if there is a default by us of the terms of that waiver. The waiver under the UPC Distribution Bank Facility subjects us to a EUR 100 million drawdown limitation under that facility, subject to certain conditions, during the period in which the waiver is in place

        As of April 12, 2002, we had not made the interest payment on the 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010, and 11 1/2% Senior Notes due 2010, and none of the defaults described above have had a material adverse effect on the operations of our subsidiaries or their or our relationships with customers, suppliers and employees.

        The occurrence of the events of default described above also triggered the right of the holders of a minority interest in our 51% owned subsidiary, UPC Germany, to acquire from us for nominal consideration shares of UPC Germany constituting 22% of UPC Germany's outstanding shares. On March 5, 2002, we received notice of the holders' notice of exercise. After settlement of this exercise, our interest in UPC Germany will be reduced to 29%. The involved parties are in discussion about this exercise notice.

        During the month of March 2002, we met with representatives of United, which currently holds the Exchangeable Loan and a significant portion of our senior notes and senior discount notes, and a steering committee representing the holders of our senior notes and senior discount notes (other than United) to begin preliminary discussions with respect to a process for, and terms of, a restructuring of those notes and the Exchangeable Loan. Currently, United and its advisors and the noteholders' steering committee and its advisors are conducting due diligence about us and our current financial condition. We have not reached any decisions with either United or the noteholders' steering committee regarding the terms or timing of a debt restructuring. We expect that this process will take a number of months to complete. If completed, the restructuring will result in substantial dilution of our existing shareholders, a loss of some or all of the fair value of our outstanding securities, including our ordinary shares, preference shares and senior notes and senior discount notes, as well as the Exchangeable Loan. Since we are in preliminary discussions with United and the noteholders' steering committee, we cannot predict the terms or the timing of our restructuring. In addition, we cannot assure you that we will be able to reach agreement with either United or the noteholders on mutually satisfactory terms for the debt restructuring.

        If we are unable to reach agreement on the terms of the debt restructuring or are otherwise unable to successfully complete an agreed upon restructuring plan for our debt, we may seek relief under a debt moratorium, leading to a suspension of payments, or bankruptcy proceeding under applicable laws. If we seek relief under either of these proceedings, or any other laws that may be available to us, holders of our outstanding securities, including our ordinary shares, preference shares and senior notes and senior discount notes, as well as the Exchangeable Loan, may lose some or all of the value of their investment in our securities. Such proceedings could result in material changes in the nature of our business, material adverse changes to our financial condition and results of operations or our liquidation.

        In a separate transaction on February 1, 2002, we amended two swap agreements with a bank effective as of January 31, 2002 and as more fully described in the Form 8-K we filed with the Securities and Exchange Commissions on such date. The swap agreements were entered into in connection with the issuance of some of our senior notes and senior discount notes. The swap agreements were subject to early termination upon the occurrence of certain events, including the defaults described above. The amendment provides that the bank's obligations to us under the swap agreements have been substantially fixed and the agreements will be unwound on or prior to July 30, 2002. In settlement of the bank's obligations to us, the bank is entitled to offset, and will deliver to us, approximately EUR 400 million, subject to adjustment in the case of certain circumstances, in aggregate principal amount of our senior notes and senior discount notes held by that bank. Upon offset against, and delivery to us of, the senior notes and senior discount notes, our indebtedness will be reduced by approximately EUR 400 million and we will recognize an extraordinary gain.

        We have experienced net losses since formation. As of December 31, 2001, there was substantial uncertainty whether our sources of capital, working capital and projected operating cash flow would be sufficient to fund our expenditures and service our indebtedness over the next year. In addition, as a result of the events of default described above, our senior notes,senior discount notes, the Exchangeable Loan and the UPC Distribution Bank Facility have been classified as current liabilities. Our ability to continue as a going concern is dependent on (i) our ability to restructure the July 1999 Notes, October 1999 Notes, January 2000 Notes, the Exchangeable Loan and the convertible preferred stock and (ii) our ability to generate the cash flows required to enable us to recover our assets and satisfy our liabilities, in the normal course of business, at the amounts stated in the consolidated financial statements. Due to the uncertainty of our ability to continue as a going concern, the Report of Independent Accountant includes a modification in this respect.

SELECTED CONSOLIDATED FINANCIAL DATA

	UPC
	Year Ended December 31,
	2001	2000	1999	1998	1997
	(In thousands of Euros, except per share data)
Statement of Operations Data:
Service and other revenue	1,378,764	1,000,825	447,501	185,582	153,040
Operating expense	(931,817)	(714,906)	(293,778)	(62,830)	(53,777)
Selling, general & administrative expense	(613,086)	(569,121)	(466,260)	(218,587)	(54,030)
Depreciation and amortization	(1,097,822)	(718,669)	(266,070)	(85,150)	(60,302)
Impairment and restrucuring charges	(1,687,948)	–	–	–	–

Net operating loss	(2,951,909)	(1,001,871)	(578,607)	(180,985)	(15,069)
Interest income	49,655	44,345	20,104	3,357	2,955
Interest expense	(919,570)	(753,231)	(178,448)	(47,355)	(32,100)
Provision for loss on investment	(375,923)	–	–	–	–
Gain (loss) on sale of business	(468,306)	(3,482)	1,501	–	–
Foreign exchange gain (loss) and other expense	(172,437)	(177,803)	(22,561)	(1,606)	(27,205)

Net loss before income taxes and other items	(4,838,490)	(1,892,042)	(758,011)	(226,589)	(71,419)
Share in results of affiliated companies, net	(186,047)	(116,690)	(29,760)	(28,962)	(11,552)
Minority interests in subsidiaries	543,092	23,887	1,651	523	69
Income tax benefit (expense)	39,616	(3,930)	1,822	(551)	748

Net loss before cumulative effect of change in accounting principle	(4,441,829)	(1,988,775)	(784,298)	(255,579)	(82,154)
Cumulative effect of change in accounting principle	21,349	–	–	–	–

Net loss	(4,420,480)	(1,988,775)	(784,298)	(255,579)	(82,154)

Basic net loss attributable to common shareholders	(4,540,791)	(1,996,408)	(784,298)	(255,579)	(82,154)

Basic and diluted net loss per ordinary share before cumulative effect of change in accounting principle	(10.32)	(4.56)	(2.08)	(1.03)	(0.30)

Basic and diluted net loss per ordinary share	(10.27)	(4.56)	(2.08)	(1.03)	(0.30)

Weighted-average number of ordinary shares outstanding	442,226,377	438,041,841	377,969,829	247,915,834	275,421,933

	UPC
	Year Ended December 31,
	2001	2000	1999	1998	1997
	(In thousands of Euros, except per share data)
Selected Balance Sheet Data:
Non-restricted cash and cash equivalents	855,001	1,590,230	1,025,460	13,419	45,443
Other current assets	479,172	402,544	311,202	61,735	38,762
Investments in and advances to affiliated companies	193,648	685,288	242,847	223,737	187,706
Property, plant and equipment	3,754,330	3,709,352	1,974,817	273,628	220,075
Intangible assets	3,003,503	5,119,892	2,611,413	308,585	313,129
Total assets	8,475,464	11,968,439	6,802,272	938,317	869,309
Short-term debt and current portion of long-term debt(1)	9,274,941	69,692	213,532	159,664	116,855
Other current liabilities	1,175,463	1,263,107	565,207	110,956	84,150
Long-term debt	469,990	8,244,337	3,966,490	533,078	438,397
Other non-current liabilities	243,962	46,801	88,028	156,510	26,377

Total liabilities	11,164,356	9,623,937	4,833,257	960,208	665,779

Minority interest in subsidiaries	152,096	831,132	11,895	11,768	3,955
Convertible preferred stock	1,505,435	1,392,251	–	–	–
Total shareholders' equity (deficit)	(4,346,423)	121,119	2,020,200	(33,659)	199,575

(1)
As discussed in Note 2 "Risks and Going Concern Uncertainties", to our consolidated financial statements for the year ended December 31, 2001, as of March 3, 2002, the Company is in default under its senior notes and senior discount notes, the UPC Distribution Bank Facility, the Exchangeable Loan and the EWT Facility. Accordingly these borrowings have been reclassified to current portion of long-term debt.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following discussion and analysis, as well as the discussions in Items 1 and 3 of this Annual Report on Form 10-K, contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These forward-looking statements may include, and be identified by statements concerning our future plans and strategies, objectives and future economic prospects, expectations, beliefs, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as our contemplated restructuring. These forward-looking statements involve both known and unanticipated risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from what we say or imply with the forward-looking statements. These factors include, among other things, changes in television viewing preferences and habits by our subscribers and potential subscribers, their acceptance of new technology, programming alternatives and new video services we may offer. They also include the timing, cost, and effectiveness of technological developments, competitive factors, our ability to complete announced transactions and to manage and grow our newer telephone, digital and internet/data services. With respect to our announced restructuring, these factors include our ability to negotiate the terms of this proposed restructuring with our bondholders, banks and other debt holders. These forward-looking statements apply only as of the time of this Annual Report on Form 10-K and we have no obligation or plans to provide updates or revisions to these forward-looking statements or any other changes in events or circumstances on which these forward-looking statements are based.

        The report of our independent public accountants, Arthur Andersen, on our consolidated financial statements for the year ended December 31, 2001, includes a paragraph that states that we have suffered recurring losses from operations and have a net capital deficiency that raises substantial doubt about our ability to continue as a going concern. Our management's plans in regard to these matters are described in Item 8 "Financial Statements and Supplementary Data—Notes to the Consolidated Financial Statements—Note 2. Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result, should we be unable to continue as a going concern. Investors in our company should review carefully the report of Arthur Andersen. There can be no assurance we will be able to continue as a going concern.

        The following discussion and analysis of financial condition and results of operations covers the years ended December 31, 2001, December 31, 2000 and December 31, 1999, and should be read together with our consolidated financial statements and related notes included elsewhere herein. These consolidated financial statements provide additional information regarding our financial activities and condition.

        All monetary amounts in Management's Discussion and Analysis are stated in Euros, unless indicated otherwise.

Recent Developments

        Viewing our funding requirements and our possible lack of access to debt and equity capital in the near term, we determined that we would not make interest payments on our senior notes and senior discount notes, as they fell due. On February 1, 2002, we failed to make required interest payments in the aggregate amount of EUR 113.0 million (USD 100.6 million) on our outstanding 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010 and 11 1/2% Senior Notes due 2010. The indentures related to our senior notes and senior discount notes provide that failing to make interest payments constitutes an "Event of Default" under the notes if we are in default of the payment of interest on any of the notes for a period of time in excess of 30 days. Since we failed to make the interest payments upon expiration of this 30-day grace period on March 3, 2002, Events of Default occurred under those indentures. The occurrence of these Events of Default constituted cross Events of Default under the indentures related to the remaining series of senior notes and senior discount notes. The occurrence of the various Events of Default gives the trustees under the related indentures, or requisite number of holders of such notes, the right to accelerate the maturity of all of our senior notes and senior discount notes. As of March 31, 2002, neither the trustees for those notes nor the requisite number of holders of those notes have accelerated the payment of principal and interest under those notes.

        On February 1, 2002, as more fully described in the Form 8-K we filed with the Securities and Exchange Commission on that date, we signed a Memorandum of Understanding with United and UGC Holdings. The Memorandum of Understanding describes a non-binding agreement in principle with United and UGC Holdings to enter into negotiations with the holders of our senior notes and senior discount notes to attempt to reach agreement on a means to restructure our indebtedness at the holding company level.

        Our failure to make the February 1, 2002, interest payment on our outstanding 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010, and 11 1/2% Senior Notes due 2010, and the resulting Events of Default under the indentures relating to our senior notes and senior discount notes, gave rise to cross events of default under the following credit and loan facilities:

  •
  the senior secured credit facility among UPC Distribution Holding B.V., our indirect wholly-owned subsidiary ("UPC Distribution"), as Borrower, TD Bank Europe Limited and Toronto Dominion (Texas), Inc., as Facility Agents, and a group of banks and financial institutions (the "UPC Distribution Bank Facility");

  •
  the revolving loan facility among EWT Elektro & Nachrichtentechnik GmbH, our majority-owned subsidiary ("EWT"), as Borrower, a group of entities as Guarantors, The Royal Bank of Scotland plc ("RBS") as Facility Agent and Security Agent and a group of financial institutions (the "EWT Facility"); and

  •
  the Exchangeable Loan.

        The UPC Distribution Bank Facility is secured by share pledges to the banks on UPC Distribution Holding B.V., which is the holding company of most companies within the UPC Distribution group, and over operating companies within this group. The EWT Facility is secured by share pledges over EWT to RBS. The occurrence of the cross events of default under those facilities give the creditors under those facilities the right to accelerate the maturity of the loans and to foreclose upon the collateral securing the loans.

        On March 4, 2002, as more fully described in the Form 8-K we filed with the Securities and Exchange Commission on that date, we received waivers from the lenders under the UPC Distribution Bank Facility, the EWT Facility and the Exchangeable Loan for the cross events of defaults under such facilities that existed or may exist as a result of our failure to make the interest payment due on February 1, 2002, on our outstanding 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010 and 11 1/2% Senior Notes due 2010, any future failure by us to make the interest payment due on May 1, 2002 on our outstanding 10 7/8% Senior Notes due 2007 and 11 1/4% Senior Notes due 2009 within the applicable cure periods, or any resulting cross defaults.

        Each of these waivers will remain effective until the earlier of

  •
  June 3, 2002,

  •
  the occurrence of any other Event of Default under the respective credit or loan facility that is not covered by the waiver, or

  •
  in the case of the waiver for the Exchangeable Loan only, the acceleration of any advances under the UPC Distribution Bank Facility, the conversion of the notes under the credit or loan facility into our ordinary shares in accordance with the terms of the Memorandum of Understanding, or five business days after United has given notice to us that, in its judgment, restructuring negotiations with holders of the senior notes and senior discount notes are not progressing satisfactorily.

        In addition, each of these waivers contains certain other conditions and undertakings and will terminate if there is a default by us of the terms of that waiver. The waiver under the UPC Distribution Bank Facility subjects us to a EUR 100 million drawdown limitation under that facility, subject to certain conditions, during the period in which the waiver is in place.

        As of April 12, 2002, we had not made the interest payment on the 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010 and 11 1/2% Senior Notes due 2010, and none of the defaults described above have had a material adverse effect on the operations of our subsidiaries or their or our relationships with customers, suppliers and employees.

        The occurrence of the events of default described above also triggered the right of the holders of a minority interest in our 51% owned subsidiary, UPC Germany, to acquire from us for nominal consideration shares of UPC Germany constituting 22% of UPC Germany's outstanding shares. On March 5, 2002, we received notice of the holders' notice of exercise. After settlement of this exercise, our interest in UPC Germany will be reduced to 29%. The involved parties are in discussion about this exercise notice.

        During the month of March 2002, we met with representatives of United, which currently holds the Exchangeable Loan and a significant portion of our senior notes and senior discount notes, and a steering committee representing the holders of our senior notes and senior discount notes (other than United) to begin preliminary discussions with respect to a process for, and terms of, a restructuring of those notes and the Exchangeable Loan. Currently, United and its advisors and the noteholders' steering committee and its advisors are conducting due diligence about us and our current financial condition. We have not reached any decisions with either United or the noteholders' steering committee regarding the terms or timing of a debt restructuring. We expect that this process will take a number of months to complete. If completed, the restructuring will result in substantial dilution of our existing shareholders, a loss of some or all of the fair value of our outstanding securities, including our ordinary shares, preference shares and senior notes and senior discount notes, as well as the Exchangeable Loan. Since we are in preliminary discussions with United and the noteholders' steering committee, we cannot predict the terms or the timing of our restructuring. In addition, we cannot assure you that we will be able to reach agreement with either United or the noteholders on mutually satisfactory terms for the debt restructuring.

        If we are unable to reach agreement on the terms of the debt restructuring or are otherwise unable to successfully complete an agreed upon restructuring plan for our debt, we may seek relief under a debt moratorium, leading to a suspension of payments, or bankruptcy proceeding under applicable laws. If we seek relief under either of these proceedings, or any other laws that may be available to us, holders of our outstanding securities, including our ordinary shares, preference shares and senior notes and senior discount notes, as well as the Exchangeable Loan, may lose some or all of the value of their investment in our securities. Such proceedings could result in material changes in the nature of our business, material adverse changes to our financial condition and results of operations or our liquidation.

        In a separate transaction on February 1, 2002, we amended two swap agreements with a bank effective as of January 31, 2002 and as more fully described in the Form 8-K we filed with the Securities and Exchange Commissions on such date. The swap agreements were entered into in connection with the issuance of some of our senior notes and senior discount notes. The swap agreements were subject to early termination upon the occurrence of certain events, including the defaults described above. The amendment provides that the bank's obligations to us under the swap agreements have been substantially fixed and the agreements will be unwound on or prior to July 30, 2002. In settlement of the bank's obligations to us, the bank is entitled to offset, and will deliver to us, approximately EUR 400 million, subject to adjustment in the case of certain circumstances, in aggregate principal amount of our senior notes and senior discount notes held by that bank. Upon offset against, and delivery to us of, the senior notes and senior discount notes, our indebtedness will be reduced by approximately EUR 400 million and we will recognize an extraordinary gain.

        We have experienced net losses since formation. As of December 31, 2001, there was substantial uncertainty whether our sources of capital, working capital and projected operating cash flow would be sufficient to fund our expenditures and service our indebtedness over the next year. In addition, as a result of the events of default described above, our senior notes, senior discount notes, the Exchangeable Loan and the UPC Distribution Bank Facility have been classified as current liabilities. Our ability to continue as a going concern is dependent on (i) our ability to restructure the July 1999 Notes, October 1999 Notes, January 2000 Notes, the Exchangeable Loan and the convertible preferred stock and (ii) our ability to generate the cash flows required to enable us to recover our assets and satisfy our liabilities, in the normal course of business, at the amounts stated in the consolidated financial statements. Due to the uncertainty of our ability to continue as a going concern, the Report of Independent Accountant includes a modification in this respect.

Introduction

        We own and operate broadband communications networks and services in 17 countries in Europe and in Israel. Our operations are organized into three principal divisions. UPC Distribution, which delivers video, internet and telephone services to residential customers (the "Triple Play"). UPC Media, which comprises our converging chello broadband internet business and our content and programming businesses, led by UPCtv. UPC Media's operations also include our digital products. Priority Telecom, which operates our CLEC business and provides telephone and data network solutions to the business market. The Priority Telecom brand is also used to offer telephone services to residential customers through UPC Distribution.

        Our subscriber base is one of the largest of any group of broadband communications networks operated across Europe. Our goal is to enhance our position as a leading pan-European distributor of video programming services and to become a leading pan-European provider of telephone, internet and enhanced video services, offering a one-stop shopping solution for residential and business communication needs. We plan to execute on this goal by increasing the penetration of our new services, such as digital video, telephone and internet, primarily within our existing customer base.

        Since formation, we have developed largely through acquisitions and growth in new services, which have resulted in significant growth in our consolidated revenues and expenditures.

        During 2001, we reviewed our current and long-range plan for all segments of our business and we hired a strategic consultant to assist us in the process. We worked extensively with this consultant to revise our strategic and operating plans. Our strategic vision has changed our focus from an aggressive digital roll-out to increasing the volume of our sales of products and services that have better gross margins and are currently profitable. The revised business plan focuses on average revenue per subscriber and margin improvement, increased penetration of new service products within existing upgraded homes, efficient deployment of capital and focus on products with positive net present values.

        On September 27, 2001, Priority Telecom N.V. completed its initial public offering. Priority Telecom N.V. prepares separate financial statements and separately announces its results, on the basis on accounting principles generally accepted in the Netherlands. These separate financial statements and results may differ from the financial information contained in this Annual Report on Form 10-K, which is based on accounting principles generally accepted in the United States.

Critical Accounting Policies and Estimates

        The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

        Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, which would potentially result in materially different results under different assumptions and conditions. We believe that our critical accounting policies are limited to those described below. For a detailed discussion on the application of these and other accounting policies, see Note 3 "Summary of Significant Accounting Policies" in the notes to the consolidated financial statements.

Revenue Recognition

        Revenue related to the provision of cable television, internet, telephone and DTH services to customers are recognized in the period in which the related services are provided. Initial installation fees related to cable television services are recognized as revenue in the period in which the installation occurs, to the extent installation fees are equal to or less than direct selling costs, which are expensed. To the extent installation fees exceed direct selling costs, the excess fees are deferred and amortized over the average contract period. All installation fees and related costs with respect to reconnections and disconnection's are recognized in the period in which the reconnection or disconnection occurs because reconnection fees are charged at a level equal to or less than related reconnection costs.

Recoverability of Tangible and Intangible Assets

        We assess the impairment of long-lived assets, identifiable intangible assets and goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include the following:

  •
  significant underperformance relative to expected historical or projected future operating results;

  •
  significant changes in the manner of our use of the acquired assets or the strategy for our overall business;

  •
  significant negative industry or economic trends.

        When we determine that the carrying value of long-lived tangible assets, identifiable intangibles and goodwill may not be recoverable based upon the existence of one or more of the above indicators of impairment, we evaluate the future cash flows to determine if we need to take an impairment charge. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the assets, we recognize an impairment loss. The measurement of the impairment loss is based on the fair value of the asset which we generally determine using a discounted cash flow approach. Additionally, we include recent comparable transactions in the market in our analysis of fair value.

Allowance for Doubtful Accounts

        The allowance for doubtful accounts is based upon our assessment of probable loss related to overdue accounts receivable. Upon disconnection of a subscriber, the account is fully reserved. The allowance is maintained on the books either until receipt of payment, or until the account is deemed uncollectable for a maximum of three years. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Investments In and Advances to Affiliated Companies, Accounted for Under the Equity Method

        We hold minority interests in companies having operations in areas within our strategic focus, some of which are publicly traded and have highly volatile share prices. We record an investment impairment charge when we believe an investment has experienced a decline in value that is other than temporary. Future adverse changes in market conditions or poor operating results of underlying investments could result in an inability to recover the carrying value of the investments that may not be reflected in an investment's current carrying value, thereby possibly requiring an impairment charge in the future.

Services

        To date, our primary source of revenue has been analog video entertainment services to residential customers. We believe that an increasing percentage of our future revenues will come from telephone, internet and digital video services within the residential market, as well as the expansion of our internet and telephone services to business customers through Priority Telecom N.V. The introduction of telephone services and internet services had a significant negative impact on Adjusted EBITDA during 2000 and 2001. We expected this negative impact due to the high costs associated with obtaining subscribers, branding and launching these new services against incumbent operators. We intend for internet, telephone and digital services to be Adjusted EBITDA positive in the areas are introduced within two or three years after introduction of the services, but there can be no assurance this will occur in any area. We believe that increasing subscribers to such services will continue to have a negative impact on Adjusted EBITDA due to the costs of developing such services in new areas and the one-time costs associated with obtaining a customer.

        UPC Distribution–Video.    We currently offer our subscribers some of the most advanced analog and digital video services available today and a large choice of radio programs. In many systems, for example, we have introduced impulse pay-per-view services, which enable subscribers to our expanded basic tier to select and purchase programming services, such as movies and special events, directly by remote control. We plan to continue improving our expanded basic tier offerings by adding new channels and, where possible, migrating popular commercial channels into an expanded basic tier service. Generally, basic tier pricing is regulated by media law and local licenses, while the expanded basic tier is not price-regulated, although it will be subject to the general rules of competition law. In addition, we plan to offer subscribers additional choice by offering thematic groupings of tiered video services in a variety of genres, and by increasing the number and time availability of pay-per-view offerings.

        The increased channel capacity provided by digitalization will enable us to offer digital subscribers more choice in video products, such as NVOD, digital expanded basic tiers, and additional premium channels. In addition, digitalization allows us to provide value added services such as digital music, walled garden, interactive television and basic e-mail functionality. The increased channel capacity provided by digitalization enables digital subscribers to customize their subscriptions for our products and services to suit their lifestyles and personal interests. We also provide our digital subscribers with customizable programming guides that enables them to program their favorite channels and also allows parents to restrict their children's viewing choices. Because many of these products and services are new and have not achieved market acceptance, there can be no assurance when or if we will be able to market them successfully.

        UPC Distribution–Telephone.    Our operating companies provide local national and international long distance telephone services branded as Priority Telecom to residential customers. Our operating systems offer a full complement of telephone services to residential customers, including caller ID, call waiting, call forwarding, call blocking, distinctive ringing and three-way calling.

        UPC Distribution–Internet.    We operate our internet business for residential customers locally through our operating companies. Our local operating companies provide subscribers with high-speed internet access via their cable modem. We provide subscribers cable-based internet access that is always-on for a flat fee. In 2001, we introduced network monitoring tools. These tools will allow us to comprehensively monitor our fair-use pricing policy, under which heavy internet users pay fees based on their use internet, rather then a fixed fee. The fair use policy provides customers with an understanding of acceptable bandwidth usage associated with the flat fee residential subscription, as well as allow us to offer more sophisticated products for heavy users.

        UPC Media.    UPC Media provides internet services through chello broadband N.V. and our programming services led by UPCtv. In addition to internet access and pay television, UPC Media is developing interactive services and transactional tv services for our digital product. In December 2001, we transferred the assets and employees relating to the technical network and systems access to the internet from chello broadband N.V. to our UPC Distribution operating companies. As a result of this transfer, going forward, the intercompany revenue reported by UPC Media will reduce.

        chello broadband provides our local operating companies and non-affiliated local operators with product development, certain aspects of customer support, local language broadband portals, and marketing, through franchise agreements. During 2000 and 2001, substantially all of chello's revenues were subscription- and installation fee-based and derived from our local operating companies. These intercompany revenues have been eliminated in our consolidated operating results. Until December 2001, chello broadband N.V. also provided internet access services through our operating companies. In December 2001, our assets and employees relating to the technical network and systems access to the internet were transferred from chello broadband N.V. to UPC Distribution, and the franchise and fee arrangements were modified. As a result we expect that chello broadband's proportionate share of internet-based revenue, and the relative amount of associated intercompany eliminations, will decline in 2002. We believe we have an opportunity to increase non-affiliated revenue through the chello broadband service in future years. However, we cannot predict whether our products and services, including broadband internet services in general, will become accepted or profitable in these markets.

        We plan to introduce interactive services and products, which support our planned digital roll-out across Europe. These services and products include PC/TV portals, interactive/enhanced television, walled garden, EPG and television-based email, as well as other television and PC-based applications supporting various areas including communication services and ETV services. UPC Media's transaction television services include NVOD, which is currently offered in various areas, and VOD services, which are still being developed. We expect to be able to offer transactional services both to our affiliates and non-affiliates. Certain of these products and services involve new technologies that have not yet been broadly accepted or, in some cases, introduced into the market places. Accordingly, we cannot predict when or if we will be able to market these products and services successfully.

        UPCtv has developed and operated eight pay television channels of various genres since May 1999, although we decided during the fourth quarter of 2001 and during 2002 to close four of the eight channels. We have constructed a pan-European digital distribution platform designed for the state of the art production and the digital distribution of our new channels and other signals to our upgraded networks. During 2000 and 2001, substantially all of our programming businesses' revenues were subscription based and derived from our local operating companies. These intercompany revenues have been eliminated in our consolidated operating results. We believe we have an opportunity to grow non-affiliated revenue through the media group's service in future years. We cannot predict whether our products and services will become accepted or profitable in these markets.

        Priority Telecom.    Priority Telecom operates our competitive local exchange carrier business and provides telephone and data network solutions to the business market. The Priority Telecom brand is also used to offer telecommunications services to residential customers through UPC Distribution. Services varies in different countries, covering the range of voice, data, IP and hosting. In the course of 2000, Priority Telecom brought together a separate management team responsible for the provisioning of these services to business customers. Priority Telecomalso offers internet services to business customers, using chello broadband and UPC Distribution operating companies as preferred suppliers.

Pricing

        UPC Distribution–Video.    We usually charge a one-time installation fee when we connect video subscribers, a monthly subscription fee that depends on whether basic or expanded basic tier service is offered, and incremental amounts for those subscribers purchasing pay-per-view and premium programming. For our digital set-top computer, we are collecting a customer deposit as security.

        UPC Distribution–Telephone.    Revenue from residential telephone services usually consists of a flat monthly line rental and a usage charge based upon minutes. In order to achieve growth from early market entry, we generally price our telephone service at a discount compared to services offered by incumbent telecommunications operators. However, we are in the process of revising this strategy in order to improve gross margin.

        UPC Distribution–Internet.    To date, virtually all of our revenues have been derived from monthly subscription fees. As part of special sales programs, local operators may choose to waive or discount the installation fee as part of such program, although in most instances we collect a customer deposit. In the future, we may generate additional revenues from advertising and e-commerce as we develop our digital set-top computer services. Currently, our services are offered to residential subscribers at flat subscription fees. Following the introduction of bandwidth monitoring tools, we anticipate charging tiered pricing levels which more accurately reflect the individual consumption of bandwidth. For business subscribers to services other than our standard broadband internet access services, we generally agree the pricing with local operators on a case by case basis, depending on the size and capacity requirements of the businesses.

        UPC Media.    chello broadband provides internet and other services to UPC Distribution for a fee based upon a percentage of subscription and installation revenue. We expect the fee payable to chello broadband to decline in 2002 as a result of changes to the intercompany internet service and fee arrangements. For our programming channels, including our UPCtv channels, UPC Media charges cable operators on a per-subscriber basis. Charges for transactional television are event-based and are charged per transaction.

        Priority Telecom.    Pricing differs based on type of service used. Revenue from voice services usually consist of a flat monthly fee plus an usage based charge. Data, internet protocol ("IP") and hosting services are typically billed flat by month.

Costs of Operations

        UPC Distribution–Video.    Direct operating costs include the costs of programming, which are variable, based on the number of subscribers. The cost per subscriber is established by negotiation between us and the program supplier or rates negotiated by cable associations. Indirect operating costs include franchise fees and operating expenses necessary to provide service to the subscriber. Franchise fees, where applicable, are typically based upon a percentage of revenue. Other indirect operating expenses include personnel, service vehicles, maintenance and facilities. Selling, general and administrative expenses includes branding, marketing and customer acquisition costs, personnel related costs, such as stock-based compensation expense, legal and accounting, human resources, office facilities and other overhead costs.

        UPC Distribution–Telephone.    Direct operating costs consist mainly of the cost of interconnection. Interconnection costs are variable based upon usage as determined through negotiated interconnection agreements. Indirect operating costs include number portability fees, network operations, customer operations and customer care. Selling, general and administrative expenses includes branding, marketing and customer acquisition costs, personnel related costs, such as stock-based compensation expense, legal and accounting, human resources, office facilities and other overhead costs.

        UPC Distribution–Internet.    Direct operating costs for our local operating companies include the franchise fee paid to chello broadband for internet access. We expect costs attributable to franchise fees to decrease in 2002 as a result of modifications that have been made to the internet service fee arrangements between chello broadband and UPC Distribution. Indirect operating costs include personnel, service vehicles, maintenance and facilities. Operating costs for internet connectivity consist primarily of leased-line and network related costs for connecting subscribers to the internet. We expect UPC Distribution's indirect operating costs for internet connectivity to increase in 2002 as a result of modifications made to the internet service and fee arrangements between chello broadband and UPC Distribution. Selling, general and administrative expenses include branding, marketing, customer acquisition costs, personnel-related costs, including stock-based compensation expenses, legal and accounting, office facilities and other overhead.

        UPC Media.    Operating costs for our interactive television, transactional services and pay television groups within UPC Media include the costs of programming rights, portal design and development, production costs, and distribution costs, including transponder fees and operating costs. A significant portion of these costs are fixed in nature through contract commitments. Selling, general and administrative expenses include branding, marketing, personnel-related costs, legal and accounting, office facilities and other overhead costs. In December 2001, we transferred the assets and employees relating to the technical network and systems access to the internet from chello broadband N.V. to our UPC Distribution operating companies. As a result of this transfer, going forward, the costs associated with the assets and employees relating to the technical network and system access will no longer form part of UPC Media's cost base.

        Priority Telecom.    Operating costs include costs of installation of our customers and costs of ownership and management of our part of the network. Selling, general and administrative expenses include branding, marketing, customer acquisition costs, personnel-related costs, including stock-based compensation expenses, legal and accounting, office facilities and other overhead.

Results of Operations

Revenue

        The following table presents an overview of our revenue by segment for the years ended December 31, 2001, 2000 and 1999.

	Revenue for the Years Ended December 31, 2001
	2001	2000(1)	1999(2)
	(In thousands of Euros)
Triple Play Distribution(3)	1,115,218	839,695	428,676
DTH	84,534	58,448	7,728
Programming	82,194	61,657	13,999
Other	53,701	5,271	1,392
Intercompany Eliminations	(78,963)	(59,887)	(11,408)

Total Distribution	1,256,684	905,184	440,387

Priority Telecom	230,485	88,061	–
UPC Media	84,610	41,545	8,374
Corporate, IT & Other	4,228	3,662	6,063
Intercompany Eliminations	(197,243)	(37,627)	(7,323)

Total	1,378,764	1,000,825	447,501

(1)
For the twelve months ended December 31, 2000, the revenue for our CLEC activities in the Netherlands, Austria and Norway have been reclassified from UPC Distribution to Priority Telecom, which is consistent with the presentation for the twelve months ended December 31, 2001.

(2)
For the twelve months ended December 31, 1999, the revenue for our CLEC activities are included in Triple Play revenue as the data relating to the CLEC activities that we substantially carved out is not available for 1999.

(3)
Triple Play includes cable television, telephone, internet and digital for residential customers.

2001 compared to 2000

        Revenue increased 377.9 million, or 37.8%, from 1,000.8 million for the year ended December 31, 2000 to 1,378.8 million for the year ended December 31, 2001. Of this increase, 351.5 million is from UPC Distribution, 142.4 million is from Priority Telecom, 43.1 million is from UPC Media and 0.6 million is from Corporate, IT and Other. Intercompany eliminations between UPC Distribution, UPC Media and Priority Telecom increased 159.6 million, from 37.6 million for the year ended December 31, 2000 to 197.2 million for the year ended December 31, 2001.

        UPC Distribution.    During the year ended December 31, 2001, revenue from UPC Distribution increased 351.5 million to 1,256.7 million, from 905.2 million for the year ended December 2000, a 38.8% increase. Increases of 275.5 million from Triple Play, 26.1 million from DTH, 20.5 million from Programming, and 48.4 million from Other were partially offset by a 19.1 million increase in intercompany eliminations.

        The increase of Triple Play revenue of 275.5 million is a combined result of the increased subscribers through organic growth and acquisitions, as well as increased average revenue per subscriber. Of the increase 120.6 million is from cable television and digital, 59.8 million from telephone, and 95.1 million from internet.

        The increase in cable television and digital revenue of 120.6 million is due to increased subscribers from acquisitions, as well as increased average revenue per subscriber and organic growth. Cable television revenue from K&T, included in our consolidated results effective March 31, 2000, totaled 65.4 million for the year ended December 31, 2001, compared to 45.1 million for the year ended December 31, 2000. Cable television revenue from EWT/TSS Group, which we included in our consolidated results effective October 1, 2000, totaled 48.0 million for the year ended December 31, 2001, compared to 10.5 million for the year ended December 31, 2000. The balance of the increase, 62.8 million is principally attributable to organic growth and increased average revenue per subscriber.

        The increase in telephone revenue of 59.8 million primarily relates to organic subscriber growth. Residential telephone subscribers increased 12.5%, from approximately 404,000 at December 31, 2000 to approximately 454,600 at December 31, 2001.

        The increase in internet revenue of 95.1 million relates primarily to organic subscriber growth and increased average revenue per subscriber, attributable in part to our launch of internet services in the second half of 2000, in Poland, Hungary and the Czech Republic. Internet subscribers increased 52.7% from approximately 343,300 at December 31, 2000 to approximately 524,100 at December 31, 2001. The acquisition of K&T, included in our consolidated results effective March 31, 2000, also contributed to increased internet revenue. Internet revenue from K&T totaled 15.4 million for the year ended December 31, 2001 compared to 4.5 million for the year ended December 31, 2000.

        The increase in DTH revenue of 26.1 million primarily relates to organic subscriber growth. The majority of the increase relates to our Polish DTH system. In addition, in the second half of 2000, we launched DTH service in our systems in Hungary, the Czech Republic and the Slovak Republic, leveraging off our existing DTH platform in Poland. As of December 7, 2001 our Polish DTH business was contributed to a newly formed joint venture with Cyfra+ (TKP), a subsidiary of Canal+ Group, in which we have a 25% investment. As a result, going forward we will no longer record DTH revenue from Poland.

        In general, UPC Distribution programming revenue relates to revenue recognized for the provision and distribution of media content to our central European operations. The 20.5 million increase in revenue primarily relates to the launch of DTH services in Hungary, the Czech Republic and the Slovak Republic. The intercompany revenue is eliminated within our consolidated results. Intercompany revenues, relating to programming, for the year ended December 31, 2001 and 2000 were 79.0 million and 59.9 million, respectively.

        The increase in Other revenue of 48.4 million primarily relates to revenue recognized for the provision of network related services to Priority Telecom. UPC Distribution and Priority Telecom have entered into agreements for the provision by UPC Distribution of network, maintenance and operations services. This intercompany revenue is eliminated in our consolidated results.

        Priority Telecom.    Priority Telecom revenue increased 142.4 million from 88.1 million for the year ended December 31, 2000 to 230.5 million for the year ended December 31, 2001. The increase in revenue is primarily due to the acquisition of Cignal and to a lesser extent growth in the core business, where the focus is on targeting medium and larger sized business customers with a bundled offering.

        UPC Media.    UPC Media revenue increased 43.1 million from 41.5 million for the year ended December 31, 2000 to 84.6 million for the year ended December 31, 2001. The increase in UPC Media revenue is primarily attributable to chello broadband and to a lesser extent UPCtv. Of the UPC Media increase, chello broadband revenue increased 37.8 million from 32.0 million for the year ended December 31, 2000 to 69.8 million for the year ended December 31, 2001. chello broadband increased revenue through stable subscriber growth in 2001, and improved average revenue per subscriber. UPCtv revenue increased 5.2 million from 9.6 million for the year ended December 31, 2000 to 14.8 million for the year ended December 31, 2001. The growth in UPC Distribution's cable television and digital subscribers, on which UPCtv is dependent, positively impacted UPCtv's revenue.

        Intercompany eliminations.    Intercompany eliminations increased 159.6 million from 37.6 million for the year ended December 31, 2000 to 197.2 million for the year ended December 31, 2001. The intercompany elimination of 197.2 million for the year ended December 31, 2001, relates to inter-divisional revenue that is received by Priority Telecom, UPC Media, and UPC Distribution. Priority Telecom received 68.9 million of switch and interconnect revenue from UPC Distribution for Priority Telecom's services relating to UPC Distribution's residential customers. UPC Media received 72.7 million from UPC Distribution of which 66.2 million and 6.5 million relates to chello broadband and UPCtv, respectively. chello broadband provided affiliated local operators with high speed internet connectivity, caching, local language broadband portals and marketing support fee, based upon percentage of subscriptions and installation revenue, through franchise agreements. The services and fees under the franchise agreements will change in 2002 so that among other things, chello broadband's fee will be reduced. UPCtv provides programming services to UPC Distribution. UPC Distribution received 55.7 million in revenue from Priority Telecom, primarily relating to revenue recognized for the provision of network related services.

2000 compared to 1999

        Revenue increased 553.3 million, or 123.6%, from 447.5 million for the year ended December 31, 1999 to 1,000.8 million for the year ended December 31, 2000. Of this increase, 464.8 million is from UPC Distribution, 88.1 million is from Priority Telecom, 33.2 million is from UPC Media. The increase is partially offset by a 2.4 million decrease from Corporate, IT and Other. Intercompany eliminations between UPC Distribution, UPC Media and Priority Telecom increased 30.3 million from 7.3 million for the year ended December 31, 2000 to 31.6 million for the year ended December 31, 2001.

        UPC Distribution.    During the year ended December 31, 2000, revenue from UPC Distribution increased 464.8 million to 905.2 million from 440.4 million for the year ended December 31, 1999, a 105.5% increase. Increases of 411.0 million from Triple Play, 50.7 million from DTH, 47.7 million from Programming and 3.9 million from Other, were partially offset by a 48.5 million increases in intercompany eliminations.

        Of the 411.0 million increase of Triple Play, 276.6 million is from cable television and digital, 75.5 million is from telephone, and 58.9 million is from internet.

        Of the increase in cable television revenue, 249.9 million, or 90.3%, resulted from our acquisitions in 2000 and 1999, which we include in our consolidated results of operations from their respective dates. The increase in telephone revenue in 2000 attributable to acquisitions made during 1999 and 2000 totaled 69.6 million or, 51.2%, of the total increase. The increase in internet revenue in 2000 primarily relates to organic subscriber growth. The increase in DTH revenue is primarily due to our acquisition of UPC Polska in August 1999. The increase in programming revenue of 47.7 million, also primarily relates to our acquisition of UPC Polska, which has a Polish-language programming subsidiary. Programming revenue is recognized for the production and distribution of programs to UPC Polska. This intercompany revenue is eliminated in UPC Distribution's consolidated results.

        Priority Telecom.    During the year ended December 31, 2000, revenue from Priority Telecom was 88.1 million, compared to nil for the year ended December 31, 1999. During 2000, we acquired operations in Spain and Norway, which we began consolidating as part of Priority Telecom's operations effective January 1, 2000 and February 1, 2000, respectively. In addition, Priority Telecom began consolidating Cignal on November 1, 2000. The Priority Telecom revenue includes 60.2 million of revenue from business telephone activities in the Netherlands, Austria and Norway, which have been reclassified from UPC Distribution.

        UPC Media.    UPC Media revenue increased 33.2 million from 8.4 million for the year ended December 31, 1999 to 41.5 million for the year ended December 31, 2000. The increase in UPC Media revenue is attributable to chello broadband and UPCtv. During the year ended December 31, 2000, chello broadband's internet revenue increased 24.6 million to 32.0 million, from 7.3 million for the year ended December 31, 1999. The increase is primarily due to the launch of chello broadbands's residential and business cable-modem high-speed internet access services in 1999 and 2000. UPCtv revenue increased 8.5 million, from 1.1 million for the year ended December 31, 1999 to 9.6 million for the year ended December 31, 2000. The launch of sports channels in Central and Eastern Europe contributed to the increase in revenue.

        Intercompany eliminations.    Intercompany eliminations increased 30.3 million from 7.3 million for the year ended December 31, 1999 to 37.6 million for the year ended December 31, 2000. For the year ended December 31, 2000 intercompany revenue reported between Priority Telecom and UPC Distribution was nil, as its carve out only took place at the end of 2000. Intercompany revenue reported by UPC Media was 37.3 million of which 31.3 million relates to chello broadband and 6.3 million relates to UPCtv intercompany revenue for the year ended 2000.

Adjusted EBITDA

        The following table presents an overview of our Adjusted EBITDA by segment for the years ended December 31, 2001, 2000 and 1999.

	Adjusted EBITDA(1) for the Year Ended December 31,
	2001	2000(2)	1999(3)
	(In thousands of Euros)
Triple Play Distribution(4)	194,478	77,808	61,857
DTH	(9,032)	(19,455)	(26,465)
Programming	(39,021)	(52,670)	(34,406)
Other	7,332	(9,297)	(1,132)

Total Distribution	153,757	(3,614)	(146)

Priority Telecom	(89,329)	(41,062)	(5,436)
UPC Media	(112,671)	(190,270)	(73,972)
Corporate, IT & Other	(113,543)	(128,251)	(40,273)

Total	(161,786)	(363,197)	(119,827)

(1)
Adjusted EBITDA represents net operating loss before depreciation, amortization, stock-based compensation charges and impairment and restructuring charges. Industry analysts generally consider EBITDA to be a helpful way to measure the performance of cable television operations and communications companies. Management believes Adjusted EBITDA helps investors to assess the cash flow from operations from period to period and thus value our business. Adjusted EBITDA should not, however, be considered a replacement for net income, cash flows or any other measure of performance or liquidity under generally accepted accounting principles, or as an indicator of a company's operating performance. The presentation of Adjusted EBITDA may not be comparable to statistics with a similar name reported by other companies. Not all companies and analysts calculate Adjusted EBITDA in the same manner.

(2)
For the twelve months ended December 31, 2000, the Adjusted EBITDA for our CLEC activities in the Netherlands, Austria and Norway have been reclassified from UPC Distribution to Priority Telecom, which is consistent with the presentation for the twelve months ended December 31, 2001.

(3)
For the twelve months ended December 31, 1999, the Adjusted EBITDA for our CLEC activities are included in Triple Play Adjusted EBITDA as the carve-out of our CLEC activities for 1999 is not available.

(4)
Triple Play includes cable television, telephone, internet and digital.

2001 compared to 2000

        During the year ended December 31, 2001, Adjusted EBITDA improved by 201.4 million, or 55.5%, from negative 363.2 million for the year ended December 31, 2000 to negative 161.8 million for the year ended December 31, 2001. Of this improvement, 157.4 million is from UPC Distribution, 77.6 million is from UPC Media and 14.7 million is from Corporate, IT and Other. The improvement was partially off-set by a 48.3 million decrease in the Adjusted EBITDA of Priority Telecom.

        During 2001, we reviewed and revised our current and long range plans for all segments of our business. As a result, we plan to take activities in 2002 designed at improving the margins for our products and services. These actions may include initiatives to increase average revenue per subscriber, such as sales of expanded tier and pay per view video and internet services, and to decrease operating expenses and selling, general and administrative expenses. There can be no assurance that we will be able to successfully implement these initiatives or to improve our margins. Factors, which could negatively affect our plans, include market acceptance of our products, competitive pressures and costs of developing our products.

        UPC Distribution.    UPC Distribution Adjusted EBITDA increased 157.4 million, from negative 3.6 million for the year ended December 31, 2000 to 153.8 million for the year ended December 31, 2001. Of the increase, 116.7 million is from Triple Play, 10.4 million is from DTH, 13.6 million is from UPC Distribution Programming and 16.6 million is from Other. This increase reflects aggressive cost cutting and cost control, as well as improved margins.

Priority Telecom

        For the twelve months ended December 31, 2001, Adjusted EBITDA from Priority Telecom decreased 48.3 million to a negative 89.3 million, from a negative 41.1 million for the twelve months ended December 31, 2000. The 48.3 million decrease in Adjusted EBITDA relates primarily to the acquisition of Cignal and the resulting impact on margins and operating costs. In addition, Priority Telecom incurred costs for the development and launch of products within its markets that were carved out from existing operations in the Netherlands, Austria, Norway and Sweden.

UPC Media

        UPC Media Adjusted EBITDA improved 77.6 million from negative 190.3 million for the year ended December 31, 2000 to negative 112.7 million for the year ended December 31, 2001. The improvement of Adjusted EBITDA in UPC Media is primarily attributable to chello broadband. chello broadband's Adjusted EBITDA improved 75.0 million, from negative 126.5 million for the year ended December 31, 2000 to negative 51.6 million for the year ended December 31, 2001. Improved Adjusted EBITDA primarily relates to continued subscriber growth and reflects cost control, especially in marketing where the focus, in 2001, was effectiveness and efficiency. In addition, start-up and development costs have decreased. For the twelve months ended December 31, 2001, Adjusted EBITDA from UPCtv improved 2.6 million to negative 61.1 million from negative 63.7 million for the year ended December 31, 2000. UPCtv provides programming to UPC Distribution operating companies as well as to non-UPC service customers. The improvement in Adjusted EBITDA reflects channel closures in the year, rationalized cost base and improved margins.

Corporate, IT and Other

        For the year ended December 31, 2001, Adjusted EBITDA from Corporate, IT and Other improved 14.7 million to negative 113.5 million, from 128.3 million for the year ended December 31, 2000. Adjusted EBITDA for Corporate, IT and Other includes costs for our corporate functions, development costs relating of our digital set-top computer, the research of new technologies and development of our integrated pan-European IT platform. Adjusted EBITDA of negative 3.1 million for Priority Wireless is also included.

2000 compared to 1999

        During the year ended December 31,2000, Adjusted EBITDA decreased by 243.4 million, or 203.1%, from negative 119.8 million for the year ended December 31, 1999 to negative 363.2 million for the year ended December 31, 2000. Of this decrease, 3.5 million is from UPC Distribution, 35.6 million is from Priority Telecom, 116.3 million is from UPC Media and 88.0 million is from Corporate, IT and Other.

UPC Distribution

        During the year ended December 31, 2000, Adjusted EBITDA from UPC Distribution decreased 3.5 million from negative 0.1 million to negative 3.6 million the year ended December 1999. The increase of 16.0 million from Triple Play and 7.0 million from DTH was offset by a decrease of 18.3 million from Programming, and a decrease of 8.2 million in Other.

Priority Telecom

        For the twelve months ended December 31, 2000, Adjusted EBITDA from Priority Telecom decreased 35.6 million to negative 41.1 million, from negative 5.4 million for the twelve months ended December 31, 1999. The decrease in Adjusted EBITDA relates primarily to the acquisition of Cignal. In addition, Priority Telecom incurred costs for the separation of the CLEC business from UPC Distribution.

UPC Media

        UPC Media Adjusted EBITDA decreased 116.3 million from negative 74.0 million for the year ended December 31, 1999 to negative 190.3 million for the year ended December 31, 2000. The decrease of Adjusted EBITDA in UPC Media is attributable to chello broadband and UPCtv. For the year ended December 31, 2000, chello broadband had negative Adjusted EBITDA of 126.5 million, compared to negative Adjusted EBITDA of 58.3 million for the year ended December 31, 1999, a decrease of 68.2 million, or 117.1%. The decrease in Adjusted EBITDA is primarily due to increased operating costs for transmission capacity, portal content updates and similar costs, as well as costs of sales and marketing, such as launching the chello broadband brand in new franchise areas. For the twelve months ended December 31, 2000, Adjusted EBITDA from UPCtv decreased 48.1 million to negative 63.7 million, from negative 15.7 million for the year ended December 31, 1999. The decrease is primarily attributable to continued costs associated with the development of channels at UPCtv.

Corporate, IT and Other

        For the year ended December 31, 2000, Adjusted EBITDA from Corporate, IT and Other decreased 88.0 million to negative 128.3 million, from negative 40.3 million for the year ended December 31, 1999. The increase primarily relates to costs incurred for the start-up and development of our digital set-top computer, as well as the investigation of new technologies. We also continued to incur costs for the development of our integrated pan-European IT platform. In addition, salary costs increased due to the necessary growth of our corporate functions. We also incurred additional expenses related to facilities.

        The following is a reconciliation of our Adjusted EBITDA to our net loss before income tax benefit (expense) and cumulative effect of change in accounting principle for the years ended December 31, 2001, 2000 and 1999.

	For the Years Ended December 31,
	2001	2000	1999
Adjusted EBITDA	(161,786)	(363,197)	(119,827)
Depreciation and amortization	(1,097,822)	(718,669)	(266,070)
Impairment and restructuring charges	(1,687,948)	–	–
Stock-based compensation	(4,354)	79,995	(192,710)

Net operating loss	(2,951,909)	(1,001,871)	(578,607)
Interest income	49,655	44,345	20,104
Interest expense	(919,570)	(753,231)	(178,448)
Provision for loss on investments	(375,923)	–	–
Gain (loss) on sale of business	(468,306)	(3,482)	1,501
Foreign exchange gain (loss) and other income (expense), net	(172,437)	(177,803)	(22,561)

Net loss before income taxes and other items	(4,838,490)	(1,892,042)	(758,011)
Share in results of affiliated companies, net	(186,047)	(116,690)	(29,760)
Minority interests in subsidiaries	543,092	23,887	1,651

Net loss before income tax benefit (expense) and cumulative effect of change in accounting principle	(4,481,445)	(1,984,845)	(786,120)

Operating Expenses

        Operating expenses includes direct costs and costs relating to network operations, customer operations, customer care, billing and collecting, broadcasting, programming, content, and franchise fees.

        Our consolidated operating expenses increased 216.9 million from 714.9 million for the year ended December 31, 2000 to 931.8 million for the year ended December 31, 2001. The increase consisted of an increase 79.5 million in direct costs and 137.4 million in other operating expenses. The increase in direct costs is primarily attributable to business telephone direct costs, which increased as a result of the acquisition of Cignal. In addition, direct digital costs also increased. These increases were partially offset by a decrease in telephone and internet costs. UPC Media managed to decrease internet expense by negotiating better rates and capacity contracts with capacity vendors, as a result of the overall decrease in cost of capacity in the market in 2001. The 137.4 million increase in other operating expenses is attributable to increases in programming and content costs and consultancy fees.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses include costs relating to human resources, IT, general services, management, finance, legal, and marketing. Selling, general and administrative expenses include stock-based compensation.

        Our consolidated selling, general and administrative expenses, increased 44.0 million from 569.1 million for the year ended December 31, 2000 to 613.1 million for the year ended December 31, 2001. The primary reason for this increase was an 84.3 million increase in stock-based compensation expenses. For year ended December 31, 2000, stock based compensation was a gain of 80.0 million; this was as a result of variable plan accounting on our phantom option plan, as our stock price decreased compared to the 1999 stock price. For the year ended December 31, 2001, stock based compensation expense was an expense of 4.4 million. The increase in stock based compensation expense in 2001 compared to 2000 was offset by a decrease in other expense primarily marketing, for such period.

Depreciation and Amortization

        During the year ended December 31, 2001, our depreciation and amortization expense increased 379.2 million to 1,097.8 million from 718.7 million for the year ended December 31, 2000, a 52.8% increase. Of this increase, 74.4 million relates to increased amortization expense for goodwill created in connection with acquisitions completed during 2000.

        During the year ended December 31, 2000, our depreciation and amortization expense increased 452.6 million to 718.7 million from 266.1 million for the year ended December 31, 1999, a 170.1% increase. Of this increase, 156.1 million relates to increased amortization expense for goodwill created in connection with acquisitions completed during 2000 and 1999. Amortization related to acquisitions made in the Netherlands, Poland and Sweden represent 44.0%, 31.7% and 13.8% of this increase, respectively. Depreciation expense also increased due to the acquisitions made during 2000 which we have consolidated, as well as additional depreciation expense on capital expenditures to upgrade the network in our Western European systems and new-build for developing systems.

Impairment and Restructuring Charges

        During the year ended December 31, 2001, we recorded impairment and restructuring charges of 1,688.0 million from nil in the year ended December 31, 2000.

        During 2001, in reviewing the current and long-range plan, we implemented a Company-wide restructuring plan to both lower operating expenses and strengthen our competitive and financial position. Management began implementation of the plan during the second half of 2001 by eliminating certain employee positions, reducing office space and related overhead expenses, recognizing losses related to excess capacity under certain contracts and cancellation of certain programming contracts.

        The following table summarizes these costs by type and related segment of the business. Additionally, the actual cash paid during 2001 and remaining liability is included.

	Employee Severance and Termination Costs	Office Closures	Programming and Lease Contract Termination Costs	Asset Disposal Losses and Other Costs	Impairment Charges	Total Impairment and Restructuring Charges
UPC Distribution	39,402	14,065	35,134	42,478	766,707	897,786
Priority Telecom	8,793	3,985	12,922	–	469,946	495,646
UPC Media	2,430	–	57,020	10,687	–	70,137
Corporate	2,090	262	–	–	222,027	224,379

Total impairment and restructuring charges	52,715	18,312	105,076	53,165	1,458,680	1,687,948

Cash paid during 2001	(15,159)	(7,172)	(16,639)	(3,700)	–	(42,670)
Non-cash impairment charges	–	–	13,615	(33,237)	(1,458,680)	(1,478,302)

Impairment and restructuring liability	37,556	11,140	102,052	16,228	–	166,976

        Employee severance and termination costs.    These costs relate to termination salaries, benefits, outplacement and other related costs to the employees involuntarily terminated. The total workforce reduction was effected through a combination of involuntary terminations and reorganizing operations to permanently eliminate open positions resulting from normal employee attrition. Salaries and benefits earned during the transition period have not been included in the restructuring charge.

        Office closures.    In addition to the decrease in employee positions, the restructuring plan provided for reduction in office space and related overhead expenses. Office closure and consolidation costs are the estimated costs to close specifically identified facilities, costs associated with obtaining subleases, lease- termination costs and other related costs.

        Programming and Lease Contract Termination Costs.    These costs relate to costs associated with the restructuring, cancellation or recognition of costs associated with excess capacity of certain contracts.

        Impairment charges.    Included in "impairment charges" are charges recognized in accordance with our policy on recoverability of tangible and intangible assets, as described in Note 3 "Summary of Significant Accounting Policies" of our consolidated financial statements, as well as certain other write-downs. The primary components of this amount can be detailed as follows:

  UPC Distribution

        This charge is primarily related to our investment in UPC GmbH. As discussed in Note 1 of our consolidated financial statements, as of year-end, we had a 51% interest in UPC GmbH, which in turn holds a 100% interest in the EWT/TSS Group, which was acquired during 2000. During 2001, we were actively pursuing merger opportunities for UPC GmbH, which ultimately did not materialize. In the fourth quarter of 2001, we concluded that UPC GmbH would not be merged with another entity. As a result of this change in strategic focus, as well as the fact that we lack the financial resources to fully develop the triple play in Germany, the long range plans of UPC GmbH were revised to provide for a "care and maintenance" program meaning that the business plan is primarily focused on current customers and product offerings, as opposed to a planned roll-out of new service offerings. As a result of this revised business plan, and in accordance with our policy regarding recoverability of tangible and intangible assets, it was determined that a triggering event had occurred in Germany as defined by SFAS 121, and accordingly this investment needed to be reviewed for impairment. Upon analyzing the projected undiscounted free cash flows (without interest), it was determined that an impairment charge needed to be recorded. The amount of the charge was determined by evaluating the estimated fair market value of the investment in the EWT/TSS Group using a discounted cash flow approach. The result of this analysis was that an impairment charge totalling 66.7 million was recorded as of December 31, 2001.

  Priority Telecom

        During the second quarter of 2001, we identified indicators of possible impairment of long-lived assets, principally Indefeasible Rights of Use ("IRUs") and related goodwill, within our CLEC subsidiary, Priority Telecom. Such indicators included significant declines in the market value of publicly traded telecommunications providers and a change, subsequent to the acquisition of Cignal Global Communications ("Cignal"), in the way that certain assets from the Cignal acquisition were being used within Priority Telecom.

        We revised our strategic plans for using within Priority Telecom certain assets acquired in the Cignal transaction because of reduced levels of private equity funding activity for CLEC businesses and a decision by us to complete a listing of Priority Telecom in the second half of 2001. The changes in strategic plans included a decision to phase-out the legacy international wholesale voice operations of Cignal. When we and Priority Telecom reached agreement to acquire Cignal in the second quarter of 2000, the companies originally intended to continue the international wholesale voice operations of Cignal for the foreseeable future. This original plan for the international wholesale voice operations was considered in the determination of the consideration to be paid for Cignal and the subsequent allocation of the purchase price. This allocation was completed by an independent third party in November 2000. In 2001, using the strategic plan prepared in connection with the listing of Priority Telecom, an impairment assessment test and measurement in accordance with SFAS 121 was completed, resulting a write-down of tangible assets, related goodwill and other impairment charges of 469.9 million for the year ended December 31, 2001.

  Corporate

        The Corporate impairment charges of 222.0 million are comprised of the following:

(In millions of Euros)
Swiss wireless license	102.5
Microsoft contract acquisition rights	67.2
Other	52.3

Total	222.0

        The Swiss wireless license was acquired by us during 2000 and through 2001 we were evaluating various alternatives to develop this license. During the fourth quarter in connection with the overall strategic review, it was determined that we were not in a position to develop this asset as a result of both funding constraints as well as a change in strategic focus away from the wireless business. As a result of this change in strategic focus, we wrote-off this asset as of year-end 2001.

        As described in Note 11 of the consolidated financial statements, as a result of issuing warrants to Microsoft during 1999 and 2000, we recorded 150.2 million in contract acquisition rights, which were being amortized over a period of three years representing the term of the Interim Technology Agreement. During the fourth quarter the Interim Technology Agreement was terminated, and the related remaining unamortized contract acquisition rights were written-off.

        The following table summarizes the number of employees terminated as of December 31, 2001 and to be terminated during 2002 in accordance with the restructuring by both division and function:

	Number of Employees 2001	Number of Employees 2002
Division:
UPC Distribution	449	873
Priority Telecom	88	23
UPC Media	26	86
Corporate	13	4

Total	576	986

Function:
Programming	133	1
Network Operations	143	498
Customer Operations	58	112
Customer Care	84	92
Billing and Collection	1	4
Customer Acquisition and Marketing	73	164
Administration	84	115

Total	576	986

        It is possible that we may incur significant impairment and restructuring charges in 2002. Such charges could arise as a result of our contemplated debt restructuring, a rationalization of our investments or the application of accounting standards used to value and adjust to carrying value of long-lived assets, goodwill and other intangibles. Because of uncertainties concerning our proposed debt restructuring, we are not able to estimate whether we will need to incur such charges in 2002 and thereafter, or, if such charges are necessary, the likely amount of the charges.

Interest Income

        During the year ended December 31, 2001, interest income increased 5.3 million to 49.7 million from 44.3 million, a 12.0% increase. The increase primarily resulted from increased cash balances as a result of our placement of the Exchangeable Loan of 1.0 billion in May 2001.

        During the year ended December 31, 2000, interest income increased 24.2 million to 44.3 million from 20.1 million, a 120.4% increase. The increase primarily resulted from increased cash balances as a result of our October 1999 equity offering and offerings of senior notes and senior discount notes in October 1999 and January 2000.

Interest Expense

        During the year ended December 31, 2001, interest expense, including interest expense related party, increased 166.3 million to 919.6 million, from 753.2 million during the year ended December 31, 2000, a 22.1% increase. This increase was primarily due to our placement of the Exchangeable Loan of 1.0 billion in May 2001 and additional drawings under the UPC Distribution Facility.

        During the year ended December 31, 2000, interest expense increased 574.8 million to 753.2 million from 178.4 million during the same period in 1999, a 322.2% increase. This increase was primarily due to our offering of senior notes and senior discount notes in July 1999, October 1999 and January 2000. Interest expense related to the UPC Polska senior discount notes is consolidated in our results effective August 1, 1999. Interest expense also increased in 2000 due to drawings under the UPC Distribution Facility and a UPC Bridge Facilitiy.

	For the Years Ended December 31, 2001
	2001	2000	1999
	(In thousands of Euros)
Cash Current Pay:
Bank	(287,335)	(169,218)	(44,626)
Senior Notes	(284,194)	(282,484)	(52,803)
Redeemed DIC Loan	–	(16,889)	–
Other	–	(18,869)	(5,065)

	(571,529)	(487,460)	(102,494)
Non-Cash Accretion:
Senior Discount Notes	(276,512)	(227,600)	(54,563)
Exchangeable Loan	(34,119)	–	–
Redeemed DIC Loan	–	–	(11,046)
New DIC Loan	–	(892)	–
Deferred Financing and Other	(37,410)	(37,279)	(10,345)

	(348,041)	(265,771)	(75,954)

Total Interest Expense	(919,570)	(753,231)	(178,448)

        In the first quarter of 2002, we commenced discussions with holders of our senior notes and senior discount notes, as well as with United, our parent, as holder of the Exchangeable Loan and such notes, aimed at reaching an agreement on restructuring of such indebtedness, including the reduction or elimination of such indebtedness. If a satisfactory restructuring is agreed upon, it could result in a substantial reduction in our cash and non-cash interest expenses commencing after the implementation of the restructuring. However, the discussions are in an early phase and no assurance can be given whether or when a restructuring could occur or the terms of a restructuring. If we are unable to restructure our indebtedness, it is likely that our cash and non-cash interest expense will increase in 2002 and thereafter as a result of accretion in value of our senior discount notes and the interest on potential additional draw downs on the UPC Distribution Bank Facility.

Provision for Loss on Investments

        We evaluate our investments in publicly traded securities accounted for under the equity method for impairment in accordance with Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock" ("APB 18") and Staff Accounting Bulletin No. 59, "Accounting for Noncurrent Marketable Equity Securities" ("SAB 59"). Under APB 18, a loss in value of an investment accounted for under the equity method, which is other than a temporary decline, should be recognized as a realized loss, establishing a new carrying value for the investment. Factors we consider in making this evaluation include: the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the issuer, including cash flows of the investee and any specific events which may influence the operations of the issuer and the intent and our ability to retain our investments for a period of time sufficient to allow for any anticipated recovery in market value. A current fair value of an investment that is less than its carrying amount may indicate a loss in value of the investment. Based on our analyses of specific quantitative and qualitative factors, we determined the decline in market value of SBS and PrimaCom to be other than temporary, and as a result we recorded a write-down of our investments in SBS and PrimaCom, amounting to 114.6 million and 261.3 million, respectively, for the year ended December 31, 2001.

Loss on Sale of Assets and Subsidiaries

        In December 2001, we and Canal+ merged our and respective Polish DTH satellite television platforms, as well as the Canal+ Polska premium channel, to form a common Polish DTH platform. UPC Polska contributed its Polish and United Kingdom DTH assets to TKP, a Polish subsidiary of Canal+, and placed 30.0 million cash in an escrow account which was used to fund TKP with a loan of 30.0 million in the first quarter 2002. In return, UPC Polska received a 25.0% ownership interest in TKP and 150.0 million in cash. TKP is managed and controlled by Canal+, which owns 75.0% in TKP. UPC Polska's investment in the merged companies was recorded at fair value as of the date of the transaction, resulting in a loss on sale of assets of 465.5 million upon consummation of the merger. The loss on sale of the assets consist of the value of disposed DTH assets of 203.1 million, impairment of programming goodwill of 236.4 million and other expense, like professional fees and expenses in relation to the restructuring of programming agreements, of 26.0 million.

Foreign Exchange Gain (Loss) and Other Expense

        Foreign exchange gain (loss) and other expense reflects a loss of 172.4 million for year ended December 31, 2001 as compared to a loss of 177.8 million for the same period in 2000. The loss during 2001 was primarily a result of a loss on our derivative assets, and to a lesser extent foreign exchange losses.

        Foreign exchange gain (loss) and other expense reflected a loss of 177.8 million for year ended December 31, 2000 as compared to a loss of 22.6 million for the same period in 1999. The foreign exchange loss during 2000 was due primarily to our dollar-denominated senior discount notes, as the U.S. dollar strengthened against the Euro during 2000.

Share in Results of Affiliated Companies, Net

        For the year ended December 31, 2001, our share in net losses of affiliated companies increased to 186.0 million from 116.7 million for the year ended December 31, 2000, a 59.4% increase. The increase was primarily due to increased losses from PrimaCom, SBS and Tevel for the year ended December 31, 2001.

        For the year ended December 31, 2000, our share in net losses of affiliated companies increased to 116.7 million from 29.8 million for the year ended December 31, 1999, a 292.1% increase. The increase was primarily due to increased losses from PrimaCom, SBS, Tevel, and Xtra Music for the year ended December 31, 2000.

Minority Interest in Subsidiaries

        Minority interest in subsidiaries increased 519.2 million from 23.9 million for the year ended December 31, 2000, to 543.1 million for the year ended December 31, 2001. The increase relates primarily to UPC Germany, in which we hold a 51% interest, and Priority Telecom N.V, in which we have a 79.1% interest. In October 2000, we purchased EWT/TSS Group through our subsidiary UPC Germany in exchange for cash and 49% of UPC Germany. In November 2000, Priority Telecom N.V. acquired Cignal in exchange of 16% of Priority Telecom N.V.

Cumulative Effect of Change in Accounting Principle

        Effective January 1, 2001, we adopted SFAS No. 133, "Accounting for Derivative and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. The adoption of SFAS 133 on January 1, 2001, resulted in a cumulative increase to income of 21.3 million and a cumulative increase to Other Comprehensive Income ("OCI") of 36.7 million. The increase to income was attributable to a loss of approximately 36.7 million reclassified from OCI for the value of certain warrants held by the Company, which are derivatives and are not designated as a hedging instrument, and income of approximately 58.0 million related to gains associated with the cross currency swaps which are held by the Company, which do not qualify as hedging instruments as defined by SFAS 133. We use derivative instruments to manage exposures to foreign currency and interest rate risks.

Statements of Cash Flows

        As of December 31, 2001 we had cash and cash equivalents of 855.0 million, a decrease of 735.2 million from 1,590.2 million as of December 31, 2000.

        We had cash and cash equivalents of 1,590.2 million as of December 31, 2000, an increase of 564.7 million from 1,025.5 million as of December 31, 1999. Cash and cash equivalents as of December 31, 1999 represents an increase of 1,012.1 million from 13.4 million as of December 31, 1998.

	For the Years Ended December 31,
	2001	2000	1999
	(In thousands of Euros)
Cash flows from operating activities	(889,303)	(495,397)	(85,450)
Cash flows from investing activities	(849,684)	(3,745,503)	(2,898,905)
Cash flows from financing activities	1,003,704	4,806,241	3,996,582
Effect of exchange rates on cash	54	(571)	(186)

Net increase (decrease) in cash and cash equivalents	(735,229)	564,770	1,012,041
Cash and cash equivalents at beginning of period	1,590,230	1,025,460	13,419

Cash and cash equivalents at end of period	855,001	1,590,230	1,025,460

Cash Flows from Operating Activities

        During the year ended December 31, 2001, net cash flow used in operating activities was 889.3 million compared to net cash flow used in operating activities of 495.4 million for the year ended December 31, 2000. This increase was primarily related to an increase of interest expense and a decrease in other current liabilities.

        During the year ended December 31, 2000, net cash flow used in operating activities was 495.4 million compared to net cash flow used in operating activities of 85.5 million for the year ended December 31, 1999. This increase was primarily related to an increase of interest expense and increased costs for our new services, as well as operating costs of entities acquired in 1999 and 2000.

Cash Flows from Investing Activities

        We used 849.7 million of net cash flows in investing activities during 2001, compared to 3,745.5 million for the year ended December 31, 2000, a decrease of 2,895.8 million. Compared to 2000, we have used substantially less cash for acquisitions. Capital expenditures for property, plant and equipment have been reduced from 1,772.6 million for the year ended December 31, 2000 to 897.2 million, a decrease of 875.4 million. The decrease is primarily explained by lower capital expenditures on upgrading our existing cable television system infrastructure and our new-build infrastructure. The merger of our DTH assets with TKP, a Polish subsidiary of Canal+, generated cash of 150.0 million. Net of the costs paid in cash and the liquid assets in the companies we contributed, we incurred a total cash inflow of 132.9 million as a result of the merger.

        We used approximately 3,745.5 million of net cash flows in investing activities during the year ended December 31, 2000, compared to 2,898.9 million for the year ended December 31, 1999, an increase of 846.6 million. During the year ended December 31, 2000, cash was used principally for acquisitions, including Eneco K&T Group for 1,046.3 million, net of cash acquired, EWT for 237.5 million, net of cash acquired, UPC Magyaroszag for 63.9 million, net of cash acquired, Tebecai for 62.2 million, net of cash acquired, Haarlem for 62.2 million, net of cash acquired and other acquisitions totaling 154.6 million, net of cash acquired. Capital expenditures for property, plant and equipment represented 1,736.5 million for the year ended December 31, 2000, compared to 583.3 for the year ended December, 1999, an increase of 1,153.2. During the year ended December 31, 2000, we had a net decrease in restricted cash of 16.7 million, including the release of 15.2 million of restricted cash related to the Rhône Vision Cable credit facility in connection with the acquisition of Time Warner Cable France in 1999 and other releases of 1.5 million. During this period we made a net investment in affiliates of 318.4 million, including our acquisitions of an additional 10.5% interest in SBS for 162.5 million, investment in shares of PrimaCom for 123.6 million and other investments in affiliates of 32.3 million. We also made a net investment in securities of 44.5 million.

        We used 2,872.6 million of net cash flows in investing activities during the year ended December 31, 1999. During the year ended December 31, 1999, cash was used principally for acquisitions, including UTH, for 223.0 million, net of cash acquired, GelreVision for 106.0 million, net of cash acquired, Stjärn for 274.1 million, net of cash acquired, @Entertainment for 692.6 million, net of cash acquired, A2000 for 213.6 million, net of cash acquired and other acquisitions totaling 418.0 million, net of cash acquired. Capital expenditures for property, plant and equipment represented 583.3 million. During the year ended December 31, 1999, we had a net increase in restricted cash of 3.4 million from the release of 13.7 million of restricted cash upon pay-off of the bridge bank facility and the escrow of 17.1 million related to the Rhône Vision Cable credit facility in connection with the acquisition of Time Warner Cable France in 1999. During this period we made a net investment in affiliates of 120.2 million, including our acquisitions of interests in SBS for 94.8 million, including direct costs incurred. We also acquired shares in PrimaCom for 226.4 million and made a net investment in @Entertainment bonds of 28.7 million. We received proceeds from the sale of our Hungarian programming assets of 16.6 million.

Cash Flows from Financing Activities

        We had 1,003.7 million of net cash flows from financing activities during the year ended December 31, 2001. Principal sources of cash were borrowings under the 6% Exchangeable Loan amounting to 1,000.0 million and a draw down of 780.0 million from the UPC Distribution Bank Facility. We paid down a UPC Bridge Facility of 750.0 million and 103.1 million of various long and short-term debt facilities.

        The principal sources of cash flows from financing activities for the year ended December 31, 2000 were the net proceeds from our senior notes and senior discount notes offering in January 2000 of 1,594.2 million, the proceeds from our issuance of convertible preference shares to a group of investors including UGC Holdings, of 1,423.1 million. Additional sources of cash were from long-term borrowings of 3,612.3 million. We used the proceeds of 231.4 from the UPC Nederland (A2000) facility, 227.4 million under a UPC Corporate facility, 32.9 million from GelreVision facility and 13.9 million from other sources. We used the proceeds of 231.4 million from a A2000 facility to pay off the existing A2000 facilities. Prior to October 2000, we paid down three French facilities amounting to 90.4 million, a Stjärn facility amounting to 49.8 million, a Monor facility amounting to 33.3 million, and other facilities amounting to 37.6 million. In October 2000, with proceeds from the UPC Distribution Bank Facility we paid down outstanding debt of 2,234.9 million, consisting of facilities of various operating companies and a corporate facility. During the year ended December 31, 2000 we incurred deferred financing costs of 158.9 million. We received 7.4 million from a contribution from UGC Holdings.

        We had 3,996.6 million of cash flows from financing activities during the year ended December 31, 1999. Principal sources of cash flows from financing activities included net proceeds from our initial public offering in February 1999 of 1,206.8 million, gross proceeds from our offerings in July 1999 and October 1999 of senior notes and senior discount notes of 2,393.5 million and net proceeds from our secondary equity offering in October 1999 of 851.5 million. Additional sources of cash were from long-term and short-term borrowings of 723.9 million and 13.1 million, respectively. Long-term borrowings included borrowings under a UPC Senior Revolving Credit Facility of 50.0 million, borrowings under a Telekabel facility of 245.0 million, borrowings under Médiaréseaux facility of 30.5 million, borrowings under the UPC Senior Credit Facility of 357.5 million and other borrowings of 54.1 million. Concurrent with our initial public offering, DIC exercised its option to acquire our shares for proceeds of 40.7 million, which we used to pay 39.8 million of the DIC Loan. We used proceeds from our initial public offering to pay 281.3 million of the UPC Senior Revolving Credit Facility, 50.0 million of the UPC Bridge Bank Facility and 71.4 million of a UGC Holdings Loan. As part of the acquisition of UTH in February 1999, we also paid a loan to NUON of 15.0 million. In March 1999, UTH paid off its existing credit facility of 281.3 million with proceeds from the Telekabel facility and funding from UPC. In July 1999, we paid off a UPC Senior Revolving Credit Facility of 207.8 million with proceeds from the UPC Senior Credit Facility. In connection with our acquisition of @Entertainment (now known as UPC Polska) @Entertainment was required to offer to repurchase any notes which note holders tendered. @Entertainment repurchased 140.3 million of its notes. We paid down other long-term and short-term loans of 54.2 million, including 18.9 million for the Telekabel Hungary Bridge facility. We used proceeds from the sale of our programming assets in Hungary to pay a Time Warner Note totaling 16.5 million. During the year ended December 31, 1999, we incurred deferred financing costs of 75.2 million.

Consolidated Capital Expenditures

        Since 1995, we have been upgrading our existing cable television system infrastructure and constructing our new-build infrastructure with two-way high capacity technology to support digital video, telephone and internet/data services. Capital expenditures for the upgrade and new-build construction can be reduced at our discretion, although such reductions require lead-time in order to complete work-in-progress and can result in higher total costs of construction. At the end of 2001, we completed a strategic review of the business, which has resulted in a reduced capital expenditure programme for 2002, as we focus on increasing penetration of new services in our existing upgraded footprint and efficient deployment of capital on a limited basis, aimed at causing product deployment to result in positive net present values.

        In addition to the network infrastructure and related equipment and capital resources described above, development of our newer businesses, chello broadband, Priority Telecom, our digital distribution platform and DTH, including expansion into Central Europe, requires capital expenditures for construction and development of our pan-European distribution and programming facilities, including our origination facility, network operating center, and related support systems and equipment.

        For the year 2002, we plan a significant reduction on capital expenditures. Customer premise equipment ("CPE") costs in 2002 are expected to decrease based on current negotiated prices, which are continuing to decrease further as market rates for such equipment continue to fall aided by centrally led contract negotiations. In addition, tighter field controls have been implemented leading to higher rates of CPE retrieval.

        Network and upgrade capital expenditure will also see a significant reduction as we plan to limit additional network investment primarily to that needed to cover maintenance and costs necessary to support expansion of services with our existing network being expected to largely cope with the anticipated increase in traffic. In addition, we plan to limit new build expenditures primarily to that in areas where essential franchise commitments require investment and to limit additional upgrade investment until such a time that existing upgraded areas are fully serviced.

Liquidity and Capital Resources

        Historically, we have financed our operations and acquisitions primarily from:

  •
  cash contributed by United Europe, Inc. upon our formation,

  •
  debt financed at the UPC corporate level and at the operating company level,

  •
  equity raised in our initial public offering, secondary offering and private offering of convertible preference shares,

  •
  debt raised in our July 1999, October 1999 and January 2000 offering of senior notes and senior discount notes, and

  •
  proceeds raised from the May 2001 Exchangeable Loan entered into by our wholly-owned subsidiary Belmarken Holding B.V., and

  •
  operating cash flow.

        In general, we have been primarily dependent on the capital markets in the past to fund acquisitions, developing systems and products and corporate overhead, using the cash contributed by United Europe, Inc. upon formation and debt and equity raised at the UPC Corporate level for such purposes. However, going forward we may not be able to access the capital markets as a source of capital our current plans do not anticipate such access, although we might access such markets if we were able.

        In addition, we have financed our well-established systems and, when possible, our developing systems, with debt at the subsidiary levels and with operating cash flow. Well-established systems generally have stable positive cable cash flows that are used to partially offset funding necessary for new product offerings, including telephone and internet/data. Developing systems are at various stages of construction and development and generally depend on us for some of the funding for their operating needs until alternative financing can be secured.

        In 2002 and thereafter, we anticipate that the sources of capital possibly available to us to include working capital and operating cash flows, proceeds from the disposal of non-core investments, and further internal reorganization and allignment of businesses, draw downs under the UPC Distribution Bank

Facility and vendor financing. We do not anticipate access to the capital markets as a source of funding unless we are able to restructure our existing indebtedness. If we are able to complete our planned debt restructuring satisfactorily and are able to implement a rationalization of our non-core investments and improve our operating performance, we believe that our existing cash balance, our working capital and operating cash flow and draw downs available under the UPC Distribution Bank Facility, will be sufficient to fund operations for the foreseeable future. However, during the period in which the waivers are in place in relation to the cross events of default under our UPC Distribution Bank Facility we have a draw down limitation of 100 million under this facility. Should the planned debt restructuring and further internal reorganization and allignment of businesses, investment rationalization program be unsuccessful, or should operating results fall behind our current business plan, there is uncertainty whether we will have sufficient funds to meet our expenditure or debt commitments and as such not be able to continue as a going concern.

Liquidity Requirements

        As a result of our failure to pay interest when due on certain of our senior notes, the maturity of those notes, our senior discount notes, the Exchangeable Loan, the UPC Distribution Facility and the EWT Facility may be accelerated at any time, subject, in the case of the Exchangeable Loan, the UPC Distribution Facility and the EWT Facility to conditional waivers granted by the holders of such indebtedness. Consequently, all such indebtedness has been classified as current portion of long-term debt

        The table below shows the maturity dates of our future obligations, based on the classification of our defaulted indebtedness as current portion of long-term debt.

Contractual Obligations

	Payments due by Period
	Less than 1 year	1–3 years	4–5 years	After 5 years	Total
	(In thousands of Euros)
Short term debt	86,843	–	–	–	86,843
Long term debt	9,188,098	59,388	11,129	399,473	9,658,088
Operating Leases	47,497	58,995	42,802	50,323	199,617
Purchase Commitments	12,308	30,212	–	–	42,520
Other Long term Obligations	35,004	68,847	44,967	120,326	269,144

Total Contractual Cash	9,369,750	217,442	98,898	570,122	10,256,212

        Even if the indebtedness described above were not in default and were classified as short- or long-term indebtedness in accordance with the contractual terms of the indebtedness, we would have substantial liquidity requirements in 2002 and thereafter. For example, cash payable in 2002 under the existing contractual terms of our senior notes, senior discount notes, the Exchangeable Loan, UPC Distribution Bank Facility and other short- and long-term debt amounts to approximately 550.0 million. In addition, principal payments scheduled in 2002 under the existing contract terms of our debt amount to approximately 172.0 million.

        Our non-restricted cash and cash equivalents were 855.0 million at December 31, 2001, however our ability to draw on available cash under borrowing facilities may be limited because of existing defaults and because we do not anticipate being able to access the capital markets in the short term, we have therefore commenced discussions aimed at restructuring our outstanding indebtedness, including our senior notes, senior discount notes and the Exchangeable Loan.

Restrictions under our July 1999, October 1999 and January 2000 Indentures

        Our activities are restricted by the covenants of our indentures dated July 30, October 29, 1999 and January 20, 2000, under which our senior notes and senior discount notes were issued. Among other things, our indentures place certain limitations on our ability, and the ability of our subsidiaries, to borrow money, pay dividends or repurchase stock, make investments, create certain liens, engage in certain transactions with affiliates, and sell certain assets or merge with or into other companies.

        Under the terms of our indentures, if we raise additional common equity, we will be permitted to incur additional debt.

Restrictions under UGC Holdings' Indenture

        As a subsidiary of UGC Holdings, our activities are restricted by the covenants in UGC Holdings' indenture dated February 5, 1998. In 2002, the holders of notes issued under this indenture agreed to remove substantially all of the covenants affecting the operations of UGC Holdings and its subsidiaries. As amended, the UGC Holdings indenture places limitations on our ability, and the ability of our subsidiaries, to sell certain assets or merge with or into other companies. In January 2002, we were designated as an unrestricted subsidiary under such indenture. This action removed the restriction on asset sales.

Amsterdam Exchange–Negative Equity

        As of December 31, 2001 we had negative shareholders' equity. This does not affect the fundamentals of our business and is a function of significant capital investment with correspondingly high depreciation and amortization charges, typical of the telecommunications industry. Upon occurrence of the event, we promptly reported this deficit to the Euronext. As expected, the Euronext stock exchange has put our shares on the so called "penalty bench" until such time as we return to positive shareholders' equity. In addition, on February 14, 2002, Euronext removed our shares from the AEX index after a three-month notice period. This has not, however, resulted in a delisting of our shares, which are still freely tradeable. We believe that the status of our shares on Euronext will not have an impact on our business operations, although we believe it will have a negative effect on our stock price and could adversely affect our ability to raise equity in the future.

        By letter of February 15, 2002, Euronext confirmed that once a company has been referred to the penalty bench it is Euronext's consistent policy not to lift the measure until such time as a financial restructuring of a company has been completed resulting in the shareholders' equity of such a company meeting at least the level required in order to be listed on the Euronext, and other Euronext requirements according to its rules are satisfied. Euronext confirmed that we would need to satisfy the following in order for the penalty bench measure imposed on us to be lifted:

  •
  we will need to receive unconditional commitments for a financial restructuring that will result in having an adequate shareholders equity to safeguard that our shareholders' equity will in the foreseeable future not again turn negative,

  •
  the consequences for the holders of shares now traded on Euronext will need to be known and

  •
  our equity will need to receive a sufficiently large free float.

        In accordance with article 108A, book 2 of the Dutch Civil Code, we will address the issue of negative equity at our next general shareholders' meeting.

Nasdaq National Market Listing Requirements

        Our ordinary shares are traded in the form of American Depositary Receipts ("ADRs") on the Nasdaq National Market under the symbol "UPCOY." Nasdaq has traditionally maintained certain rules regarding bid prices for continued listing on the market. Following our third quarter results announcement on November 14, 2001 and as a result of reporting negative shareholders equity we are currently listed on the Nasdaq National Market under Standard Two. The minimum bid price applicable to us for continued listing under Standard Two is USD 3.00.

        On September 27, 2001, Nasdaq announced a suspension of the minimum bid requirements for continued listing. The suspension of these requirements remained in effect until January 2, 2002, when they were reinstated.

        On January 2, 2002, our stock was trading below the USD 3.00 minimum bid price and has not traded above USD 3.00 to date. On February 14, 2002, we were informed, through a notification from Nasdaq, that we would be delisted on May 15, 2002, if the stock does not trade for 10 consecutive trading days above USD 3.00 during a 90 day cure period, beginning February 15, 2002. By response letter, we informed Nasdaq about our restructuring process and invited Nasdaq to engage with us in a dialogue on the matter. Should our shares continue to trade below the minimum bid requirement throughout the cure period, we would be subject to having our ADRs no longer eligible for trading on the Nasdaq National Market. Such a development could have an adverse effect on our stock price.

Sources of Capital

        We had approximately 855.0 million of cash and cash equivalents on hand as of December 31, 2001. In addition, we had limited additional borrowing capacity at the holding company and subsidiary level, although our ability to access such capacity may be restricted or eliminated as a result of defaults arising in the first quarter of 2002, as discussed in Item 1 "General Development of Business". To date, our principal sources of capital have been debt and equity capital raised at the UPC corporate level and debt securities and bank debt issued or borrowed by subsidiaries. We do not expect to access these sources of capital in 2002 and thereafter, unless we are able to restructure our existing indebtedness.

        In 2000 we raised approximately 7.6 billion, and gained access to an additional 2.8 billion from a combination of banks, bonds and equity markets. On January 20, 2000, we closed an offering of our 11 1/2% senior notes due 2010, our 11 1/4% senior notes due 2010 and our 13 3/4% senior discount notes due 2010. The offering generated gross proceeds of approximately EUR 1.6 billion. Proceeds from the bond offering were used for working capital and other general corporate purposes, including acquisitions of businesses and investments.

        In January 2000, UPC Nederland (A2000), refinanced its existing bank facilities with a one year term-loan bridge facility of 231.4 million and an one year revolving credit bridge facility of 49.9 million, subject to certain availability covenants. These facilities bore interest at an annual rate of EURIBOR +1.0%. In October 2000, we repaid this facility with the proceeds from the UPC Distribution Bank Facility.

        At the end of March 2000 a fully committed EUR 2 billion stand-by revolving credit facility was provided by a syndicate of banks. The facility was guaranteed by us and certain of our subsidiaries. The facility bore interest at EURIBOR +6.0%–7.0%, with periodic increases capped at an annual rate of 18.0%. An annual commitment fee of 0.5% was applicable over the undrawn amount. The commitment terminated on December 31, 2000, and the facility matured on March 29, 2007. We borrowed 750 million on this facility prior to December 31, 2000. We repaid the 750 million borrowed on this facility in May 2001.

        On April 7, 2000, Médiaréseaux refinanced its existing debt and the existing debt of Videopole and RCF with a 250 million bridge facility. The refinancing of the Rhone Vision Cable Credit Facility with this facility was completed in the fourth quarter of 2000. In October 2000, we repaid this facility with the proceeds from the UPC Distribution Bank Facility.

        In connection with the Eneco K&T acquisition, UPC Nederland has received a short-term bridge loan of EUR 500 million secured with guarantees of certain of our Dutch assets. Drawdowns of the UPC Bridge

Loan were to refinance certain existing inter-company loans from us In October 2000, we repaid this facility with the proceeds from the UPC Distribution Bank Facility.

        In October 2000, we closed the EUR 4.0 billion UPC Distribution Bank Facility. The facility is guaranteed by, and is secured by pledges over, our existing cable operating companies, excluding our Polish and German assets. The UPC Distribution Bank Facility bears interest at EURIBOR +0.75%–4.0% depending on certain leverage ratios, and an annual commitment fee of 0.5% over the undrawn amount is applicable. A first drawing was made in October 2000, to refinance existing operating company bank debt totaling 2.0 billion. The purpose of the UPC Distribution Bank Facility is to finance further digital rollout and Triple Play by our existing cable companies, excluding Polish and German operations. Additional availability is linked to certain performance tests. Principal repayment will begin in 2004. The facility reaches final maturity in 2009. At the end of 2000, EUR 2.4 billion was outstanding under this facility.

        In December 2000 we sold EUR 1.43 billion worth of convertible preference shares and warrants for cash, to a group of investors, including UGC Holdings.

        During the year ended 2001, the amount outstanding under the UPC Distribution Bank Facility increased from EUR 2.4 billion as of December 31, 2000 to EUR 3.2 billion as of December 31, 2001.

        In May 2001, we completed the placement of the Exchangeable Loan, receiving proceeds of USD 856.8 million (EUR 1.0 billion). We are a co-obligor on the loan. The loan is guaranteed by UPC Internet Holding B.V., the holding company that holds our interest in chello broadband N.V., and is secured by pledges over Belmarken, UPC Internet Holding B.V., and a wholly owned subsidiary of Belmarken that holds our interest in UPC Distribution Holding B.V.. The holder of the Exchangeable Loan has the right to exchange the loan, which was borrowed by our wholly-owned subsidiary, Belmarken, into our ordinary shares under certain circumstances at USD 6.85 per share. The Exchangeable Loan was transferred to United on January 30, 2002, as a part of a transaction between Liberty, the original holder of the Exchangeable Loan, and United. We may exchange the loan for our ordinary shares at USD 6.85 per share subject to certain conditions.

Certain Dutch Property Tax Issues

        In 2000, one of our Dutch systems was assessed for a transfer tax on immovable property in the amount of EUR 0.8 million for the purchase of a cable network. We have always regarded our cable networks as movable property and not subject to such transfer tax. We are appealing this tax assessment. Should we be unsuccessful, our Dutch systems may be assessed for taxes on similar transactions. We cannot predict the extent to which the taxes could be assessed retroactively or the amount of tax that our systems may be assessed for, although it may be substantial, being 6% of the value attributable to our systems at the date of transfer. Because we own 100% of UPC Nederland, any tax liabilities assessed against our Dutch systems will be consolidated with our results. We believe that, if our appeal is unsuccessful, most cable television companies and other utilities in the Netherlands would become subject to similar tax liabilities. If this happens, we expect these entities would lobby the Dutch tax authorities with us against such tax assessments. We cannot assure that such lobbying would be successful.

Inflation and Foreign Currency Exchange Rate Losses

        To date, we have not been impacted materially by inflation.

        The value of our monetary assets and liabilities is affected by fluctuations in foreign currency exchange rates as accounts payable for certain equipment purchases and certain operating expenses, such as DTH and programming expenses, are denominated in currencies other than the functional currency of the entity making such payments. We and some of our operating companies have notes payable and notes receivable that are denominated in, and loans payable that are linked to, a currency other than their own functional currency, exposing us to foreign currency exchange risks on these monetary assets and liabilities.

Historically, we have not hedged our exposure to foreign currency exchange rate operating risks. Accordingly, we may experience economic loss and a negative impact on earnings and equity with respect to our holdings solely as a result of foreign currency exchange rate fluctuations. In connection with our offerings of senior notes in July 1999, October 1999 and January 2000 we entered into cross-currency swap agreements, exchanging U.S. dollar denominated obligations for Euro denominated obligations.

        The functional currency for our operations generally is the applicable local currency for each operating company. We have consolidated operations in countries outside of the European Monetary Union including Norway, Sweden, Poland, Hungary, Romania, Slovak Republic and Czech Republic, and operations which report in U.S. dollars. Assets and liabilities of foreign subsidiaries are translated at the exchange rates in effect at period-end, and the statements of operations are translated at the average exchange rates during the period. Exchange rate fluctuations on translating foreign currency financial statements into Euros result in unrealized gains or losses referred to as translation adjustments. Cumulative translation adjustments are recorded as a separate component of shareholders' equity. Transactions denominated in currencies other than the local currencies are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses, which are reflected in income as unrealized, based on period-end translations, or realized upon settlement of the transactions.

        Cash flows from our operations in foreign countries are translated based on their reporting currencies. As a result, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not agree to changes in the corresponding balances on the consolidated balance sheets. The effects of exchange rate changes on cash balances held in foreign currencies are reported as a separate line below cash flows from financing activities.

Selected Quarterly Financial Data

        The following table presents selected unaudited operating results for each of the last eight quarters through December 31, 2001. The financial statements of each quarter are reviewed by our independent accountant according to Statement on Auditing Standards 71, "Interim Financial Reporting" ("SAS 71"). This review consists principally of applying analytical procedures to financial data and discussing the results with management. The quarterly review procedures are substantially less in scope than an audit made in accordance with generally accepted auditing standards and, accordingly, the reviews do not provide any assurance that we will become aware of errors, fraud, illegal acts or all matters affecting our judgments about financial reporting quality that would be identified during an audit. We believe that all necessary adjustments have been included in the amounts stated to present fairly the quarterly results when read in conjunction with our consolidated financial statements and related notes included elsewhere in this Annual Report on Form 10-K. Results of operations for any particular quarter are not necessarily indicative of results of operations for a full year or predictive of future periods. The amounts of net loss as shown below for the first, second and third quarters of 2001 have been restated to give effect for the value of a set-off provision included in certain of the Company's derivative instruments. The revaluation of these derivative instruments increased the previously reported net loss for the first, second and third quarters of 2001 by approximately 37.0 million, 51.0 million and 147.0 million, respectively.

	2001
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Service & other revenue	333,448	357,493	342,444	345,379
Net operating loss	(307,049)	(615,751)	(346,160)	(1,682,949)
Net loss	(593,434)	(913,799)	(858,553)	(2,054,694)
Basic and diluted net loss per ordinary share	(1.41)	(2.14)	(2.01)	(4.63)
	2000
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Service & other revenue	199,600	237,989	257,877	305,359
Net operating loss	(240,146)	(157,723)	(280,523)	(323,479)
Net loss	(467,371)	(368,157)	(639,503)	(513,744)
Basic and diluted net loss per ordinary share	(1.07)	(0.84)	(1.46)	(1.16)

New Accounting Principles

        In June 2001, the Financial Accounting Standards Board authorized the issuance of Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141") and Statement of Financial Accounting Standards No. 142,"Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. SFAS 141 requires intangible assets acquired in a business combination to be recognized if they arise from contractual or legal rights or are "separable", i.e., it is feasible that they may be sold, transferred, licensed, rented, exchanged or pledged.

        Under SFAS 142, goodwill and intangible assets with indefinite lives will not be amortized, but will be tested for impairment on an annual basis and whenever indicators of impairment arise. The goodwill impairment test, which is based on fair value, is to be performed on a reporting unit level. Goodwill will no longer be tested for impairment under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). Additionally, goodwill on equity method investments will no longer be amortized; however, it will continue to be tested for impairment in accordance with Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock." All other recognized intangible assets will continue to be amortized over their estimated useful lives.

        SFAS 142 is effective for fiscal years beginning after December 15, 2001, although goodwill on business combinations consummated after July 1, 2001 cannot be amortized. On adoption we expect to record a cumulative effect adjustment to reflect the impairment of previously recognized goodwill and other intangible assets. While we have not yet determined what the impact of the application of SFAS 142 will be on our financial position and results of operations, it is possible that a substantial cumulative effect adjustment may be required. As of December 31, 2001, net goodwill of approximately 2.9 billion is included in the accompanying consolidated balance sheet.

        In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 establishes a single accounting model for long-lived assets to be disposed of by sale consistent with the fundamental provisions of SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". While SFAS 144 supersedes APB Opinion 30 "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary,

Unusual and Infrequently Occurring Events and Transactions" it retains the presentation of discontinued operations but broadens that presentation to include a component of an entity (rather than a segment of a business). However, discontinued operations are no longer recorded at net realizable value and future operating losses are no longer recognized before they occur. Under SFAS 144 there is no longer a requirement to allocate goodwill to long-lived assets to be tested for impairment. It also establishes a probability weighted cash flow estimation approach to deal with situations in which there are a range of cash flows that may be generated by the asset being tested for impairment. SFAS 144 also establishes criteria for determining when an asset should be treated as held for sale.

        SFAS 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years, with early application encouraged. The provisions of SFAS 144 are generally to be applied prospectively. We do not anticipate that adoption of SFAS 144 will have a material impact on our results of operations or our financial position.

Matters Pertaining to Arthur Andersen

        Our independent accountant, Arthur Andersen, has informed us that on March 14, 2002, its U.S. affiliate, Arthur Andersen LLP, was indicted by the U.S. Department of Justice on federal obstruction of justice charges arising from the U.S. government's investigation of Enron Corp. Arthur Andersen LLP has indicated that it intends to contest vigorously the indictment. Our Audit Committee has been carefully monitoring this situation. As a public company, we are required to file with the SEC periodic financial statements audited or reviewed by an independent accountant. The Securities and Exchange Commission ("SEC") has said that it will continue accepting financial statements audited by Arthur Andersen LLP and its non-U.S. affiliates, so long as they are able to make certain representations to its clients. Our access to the capital markets and our ability to make timely SEC filings could be impaired if the SEC ceases accepting financial statements audited by Arthur Andersen, if Arthur Andersen becomes unable to make the required representations to us or if for any other reason Arthur Andersen is unable to perform required audit-related services for us. In such a case, we would promptly seek to engage new independent accountants or take such other actions as may be necessary to enable us to maintain access to the capital markets and timely financial reporting.

European Economic and Monetary Union

        On January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates between their existing sovereign currencies and the Euro. The participating countries adopted the Euro as their common legal currency on that day. The Euro trades on currency exchanges and became available for cash transactions on January 1, 2002. The introduction of the Euro on January 1, 2002 did not materially affect our operations.

Item 7A. Quantitative and Qualitative Disclosure About Market Risk

Investment Portfolio

        As of December 31, 2001, we had cash and cash equivalents of approximately 855.0 million. We have invested this cash in highly liquid instruments, which meet high credit quality standards with original maturities at the date of purchase of less than three months. These investments are subject to interest rate risk and foreign exchange fluctuations (with respect to amounts invested in currencies outside the European Monetary Union); However, we do not expect any material losses with respect to our investment portfolio.

Impact of Foreign Currency Rate Changes

        We are exposed to foreign exchange rate fluctuations related to our monetary assets and liabilities, including those of our operating subsidiaries, which are denominated in currencies outside of the

European Monetary Union, notably the EUR/USD risk arising from our U.S. dollar denominated liabilities. Our exposure to foreign exchange rate fluctuations also arises from intercompany charges.

        We are risk adverse towards foreign currency risk and therefore actively manage our foreign currency risk by entering into hedge instruments were appropriate and available to us in the financial markets. We use cross currency swaps, currency deposits and forward contracts to hedge the exposure. We actively monitor the various financial instruments available to us and expect to shift the use of instruments to less credit capacity intensive instruments in the near future, driven by the current credit risk appetite in the financial markets. We have consistently managed our foreign currency risk through the use of these instruments.

        For descriptions of our senior notes, senior discount notes and the Exchangeable Loan we refer to Note 9 of our audited consolidated financial statements. The interest rates of the notes are included in the interest rate sensitivity tables to which we refer.

        The tables below provide information about our and our consolidated subsidiaries' foreign currency exchange risk for cash and debt which is denominated in foreign currencies outside of the European Monetary Union as of December 31, 2001, including cash flows based on the expected repayment date and related weighted-average interest rates for debt. The information is presented in Euro equivalents, which is our reporting currency. The instruments' actual cash flows are denominated in U.S. dollars.

	Amount Outstanding as of December 31, 2001		Expected Repayment(1) as of December 31,
								2007 and thereafter
	Book Value	Fair Value	2002	2003	2004	2005	2006
	(In thousands of Euros)
Dollar Denominated Facilities
UPC Senior Discount Notes due 2009	601,096	69,906	601,096	–	–	–	–	–
UPC Senior Discount Notes due 2009	370,605	53,486	370,605	–	–	–	–	–
UPC Senior Discount Notes due 2010	742,893	17,190	742,893	–	–	–	–	–
UPC Senior Notes due 2010	667,319	101,766	667,319	–	–	–	–	–
PCI Notes	18,742	2,955	–	18,742	–	–	–	–
@Entertainment 1998 Senior Discount Notes	184,695	47,431	–	–	–	–	–	184,695
@Entertainment 1999 Senior Discount Notes	164,473	45,149	–	–	–	–	–	164,473
@Entertainment 1999 Series C Senior Discount Notes	16,234	7,251	–	–	–	–	–	16,234
Exchangeable Loan	992,816	992,816	992,816	–	–	–	–	–

	3,758,873	1,337,950	3,374,729	18,742	–	–	–	365,402

(1)
Based on classification of indebtedness in our audited consolidated financial statements for the year ended December 31, 2001. Contractual maturities of the indebtedness differ from the information shown in the tables.

        In connection with our offering of senior notes in July 1999, October 1999 and January 2000, as well as the UPC Distribution Bank Facility, we entered into cross-currency and interest rate swap agreements, exchanging U.S. dollar-denominated obligations for Euro denominated obligations.

        On January 31, 2002, we amended certain swap agreements with one of our banks. The swap agreements were entered into in connection with the issuance of certain of our notes. The swap agreements were subject to early termination upon the occurrence of certain events. The amendment provides that the bank's obligations to us under the swap agreements have been substantially fixed and the agreements will be unwound on or prior to July 30, 2002. In settlement of the bank's obligations to us, the bank is entitled to offset, and will deliver to us, approximately 400 million, subject to adjustment in the case of certain circumstances, in aggregate principle amount of our senior notes and senior discount notes held by that bank. Upon offset against, and delivery to us of the senior notes and senior discount notes, our indebtedness will be reduced by approximately 400 million, and we will recognize an extaordinary gain.

Interest Rate Sensitivity

        We actively manage our exposure to interest rates and use various financial instruments like interest rate swaps, interest rate caps and fixed and floating rate credit instruments, when available to us and appropriate. While part of our fixed rate bonds have been swapped back to floating rate by way of swaps, we aim at fixing a minimum 50% of the interest rates on our bank debt to average tenors with a minimum tenor of one year. We actively monitor the various financial instruments available to us and expect to shift the use of instruments to less credit capacity intensive instruments in the near future, driven by the current credit risk appetite in the financial markets. We have consistently managed our interest rate exposure through the use of these instruments.

        For descriptions of our senior notes and senior discount notes, the Exchangeable Loan, the UPC Distribution Bank Facility and other debt we refer to Note 9 of our audited consolidated financial statements.

        The table below provides information about our financial instruments that are sensitive to changes in interest rates as of December 31, 2001, including cash flows based on the expected repayment dates and the related weighted-average interest rates. The information is presented in Euro equivalents, which is our reporting currency.

	Amount Outstanding as of December 31, 2001		Expected Repayment(1) as of December 31,
								2007 and thereafter
	Book Value	Fair Value	2002	2003	2004	2005	2006
	(In thousands of Euros)
Variable Rate Facilities
UPC 10.875% Senior Notes, 2009	895,156	143,225	895,156	–	–	–	–	–
EURIBOR + 4.15% and 8.54%, average rate in 2001 of 8.4% and 8.54% UPC 10.875% Senior Notes due 2007	223,789	35,247	223,789	–	–	–	–	–
EURIBOR + 4.8% and 9.92%, average rate in 2001 of 9.31% and 9.92% UPC 11.25% Senior Notes due 2009	280,344	43,453	280,344	–	–	–	–	–
EURIBOR + 4.8% and 9.92%, average rate in 2001 of 9.32% and 9.92%
UPC Distribution Bank Facility	3,163,834	3,163,834	3,163,834	–	–	–	–	–
EURIBOR/USDLIBOR + 0.75%-4% average rate in 2001 of 7.48%

	4,563,123	3,385,759	4,563,123	–	–	–	–	–

(1)
Based on classification of indebtedness in our audited consolidated financial statements for the year ended December 31, 2001. Contractual maturities of the indebtedness differ from the information shown in the table.

	Amount Outstanding as of December 31, 2001		Expected Repayment(1) as of December 31,
								2007 and thereafter
	Book Value	Fair Value	2002	2003	2004	2005	2006
	(In thousands of Euros)
Fixed Rate Facilities
UPC Senior Notes due 2009	300,000	49,500	300,000	–	–	–	–	–
Average interest rate	10.875%	80.004%
UPC Senior Discount Notes due 2009	601,096	69,906	601,096	–	–	–	–	–
Average interest rate	12.500%	56.315%
UPC Senior Discount Notes due 2009	370,605	53,486	370,605	–	–	–	–	–
Average interest rate	13.375%	54.574%
UPC Senior Discount Notes due 2009	132,415	17,190	132,415	–	–	–	–	–
Average interest rate	13.375%	57.665%
UPC Senior Notes due 2007	100,000	16,500	100,000	–	–	–	–	–
Average interest rate	10.875%	84.940%
UPC Senior Notes due 2009	100,416	16,569	100,416	–	–	–	–	–
Average interest rate	11.250%	81.493%
UPC Senior Discount Notes due 2010	742,893	111,895	742,893	–	–	–	–	–
Average interest rate	13.750%	52.382%
UPC Senior Notes due 2010	333,678	53,389	333,678	–	–	–	–	–
Average interest rate	11.500%	89.274%
UPC Senior Notes due 2010	667,319	101,766	667,319	–	–	–	–	–
Average interest rate	11.250%	87.522%
UPC Senior Notes due 2010	198,794	32,801	198,794	–	–	–	–	–
Average interest rate	11.250%	81.614%
PCI Notes	18,742	2,955	–	18,742	–	–	–	–
Average interest rate	9.875%	30.383%
@Entertainment 1998 Senior Discount Notes	184,695	47,431	–	–	–	–	–	184,695
Average interest rate	14.500%	50.788%
@Entertainment 1999 Senior Discount Notes	164,473	45,149	–	–	–	–	–	164,473
Average interest rate	14.500%	44.613%
@Entertainment 1999 Series C Senior Discount Notes.	16,234	7,251	–	–	–	–	–	16,234
Average interest rate	7.000%	7.000%
DIC Loan	53,762	53,762	53,762	–	–	–	–	–
Average interest rate	10.000%	10.000%
Exchangeable Loan	992,816	992,816	992,816	–	–	–	–	–
Average interest rate	6.000%	6.000%
Alkmaar Note	26,328	26,328	26,328	–	–	–	–	–
Average interest rate	8.000%	8.000%

	5,004,266	1,698,694	4,620,122	18,742	–	–	–	365,402

(1)
Based on classification of indebtedness in our audited consolidated financial statements for the year ended December 31, 2001. Contractual maturities of the indebtedness differ from the information shown in the table.

Equity Prices

        As of December 31, 2001, we are exposed to equity price fluctuations related to our investments in equity securities. Our investment in UGC Holdings is classified as available for sale. Changes in the price of the stock are reflected as unrealized gains (losses) in our statement of shareholders' equity until such time as the stock is sold and any unrealized gain (loss) will be reflected in the statement of operations. Our investments in PrimaCom and SBS are accounted for under the equity method of accounting.

        We evaluate our investments in publicly traded securities accounted for under the equity method for impairment in accordance with APB 18 and SAB 59. Under APB 18, a loss in value of an investment accounted for under the equity method which is other than a temporary decline should be recognized as a realized loss, establishing a new carrying value for the investment. Factors we consider in making this evaluation include: the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the issuer, including cash flows of the investee and any specific events which may influence the operations of the issuer and the intent and ability of us to retain our investments for a period of time sufficient to allow for any anticipated recovery in market value. A current fair value of an investment that is less than its carrying amount may indicate a loss in value of the investment.

        Based on analyses performed by us, using the quantitative and qualitative factors described above, we recorded a provision for loss on our investments in SBS and PrimaCom for 114.6 million and 261.3 million, respectively, during the year ended December 31, 2001. These provisions have been separately presented under "Provision for Loss on Investments", in the accompanying consolidated statement of operations.

	Number of Shares	Fair Value as of December 31, 2001
	(In thousands of Euros, except share amounts)
UGC Holdings	5,569,240	31,157
PrimaCom	4,948,039	13,459
SBS	6,000,000	121,513

        As of December 31, 2001, we are also exposed to equity price fluctuations related to our debt that is convertible into our ordinary shares. The table below provides information about our convertible debt, including expected cash flows and related weighted-average interest rates.

	Amount Outstanding as of December 31, 2001
			Expected Repayment(1) as of December 31,
Convertible Debt	Book Value
		Fair Value	2002	2003
	(In thousands of Euros)
DIC Loan	53,762	53,762	53,762	–
10.0% per annum
Exchangeable Loan	992,816	992,816	992,816	–
6.0% per annum

(1)
Based on classification of indebtedness in our audited financial statements for the year ended December 31, 2001.Contractual maturities of the indebtedness differ from the information shown in the table.

Cross-Currency and Interest Rate Swaps

        Concurrent with the closing of our senior notes offering in July 1999, we entered into a cross-currency swap, swapping the USD 800.0 million, 10 7/8% fixed rate coupon into fixed and variable rate Euro obligations at a rate of 1.06 U.S. dollars per Euro. Of the Euro obligations (50%) have a fixed interest rate of 8.54% through August 1, 2004, thereafter switching to a variable interest rate of EURIBOR + 4.15%. The remaining 50% have a variable interest rate of EURIBOR + 4.15% through August 1, 2009 (as of December 31, 2001, three months EURIBOR was 3.29%). The cross-currency swap provides the bank with the right to terminate the swap at market value commencing August 1, 2004 with the payment of a call premium equal to the call premium on the notes, which we would pay to the holders of the notes if the notes are called on or after August 1, 2004.

        Concurrent with the closing of our senior notes in October 1999, we entered into cross-currency swaps, swapping the USD 252.0 million, 11 1/4% coupon into fixed and variable rate Euro obligations at a rate of 1.049 U.S. dollars per Euro, and swapping the USD 200.0 million 10 7/8% coupon into fixed and variable rate Euro notes at a rate of 1.049 U.S. dollars per Euro. Of the swapped USD 252.0 million senior notes, 50% have a fixed interest rate of 9.92% through November 1, 2004, thereafter switching to a variable rate of EURIBOR + 4.80%. The remaining 50% have a variable interest rate of EURIBOR + 4.80%. Of the swapped USD 200.0 million, 50% have a fixed interest rate of 9.92% through November 1, 2004, thereafter switching to a variable rate of EURIBOR + 4.80%. The remaining 50% have a variable interest rate of EURIBOR + 4.80% (as of December 31, 2001 three months EURIBOR was 3.29%). The cross-currency swaps provide the bank with the right to terminate the swaps at fair value commencing November 1, 2004 with the payment of a call premium equal to the call premium on the notes, which we would pay to the USD 252.0 million and USD 200.0 million senior note holders if the notes are called on or after November 1, 2004.

        In January 2000, we closed a bond offering consisting of four tranches: USD 300.0 million of senior notes due 2010 with a 11 1/2% coupon; USD 600.0 million and EUR 200.0 million of senior notes due 2010 with a 11 1/4% coupon; and USD 1,000.0 million aggregate principal amount of ten year 13 3/4% senior discount notes due 2010. We have entered into cross-currency swaps, swapping a total of USD 300 million of the 11 1/2% series coupon into a fixed Euro coupon of 10% at a rate of 1.01 U.S. dollars per Euro until August 2008.

        In October 2000, we closed the EUR 4.0 billion UPC Distribution Bank Facility. The facility is structured in different tranches, with one tranche denominated in dollars for the amount of USD 347.5 million. Concurrent with the closing, we entered into cross currency and interest rate swaps, pursuant to which a USD 347.5 million obligation under the UPC Distribution Bank Facility was swapped at an average rate of 0.852 Euros per U.S. dollar until November 29, 2002. In addition we entered into an interest rate swap in respect of 1,725 million to fix the EURIBOR portion of the interest calculation at 4.5475% for the period ending April 15, 2003.

        On January 31, 2002, we amended certain of the above mentioned swap agreements with a bank. The swap agreements were subject to early termination upon the occurrence of certain events. The amendment provides that the bank's obligations to us under the swap agreements have been substantially fixed at approximately 400 million, and the agreements will be unwound on or prior to July 30, 2002. In settlement of the bank's obligations to us, the bank is entitled to offset, and will deliver to us, approximately 400 million, subject to adjustment in the case of certain circumstances, in aggregate principal amount of our Senior Notes held by that bank. The fair value of the Senior Notes to be delivered is substantially less than 400 million. Upon offset against, and delivery to UPC of, the Senior Notes and senior discount notes, UPC's indebtedness will be reduced by approximately 400 million and we will recognise an extraordinary gain.

        The following table details the fair value of the derivative instruments outstanding as of December 31, 2001 by related borrowing (in millions):

Borrowing	Type of Instrument	Fair Value
July 1999 Notes	Cross currency/interest rate swap	101.7
October 1999 Notes	Cross currency/interest rate swap	55.5
January 2000 Notes	Cross currency/interest rate swap	36.7
UPC Distribution Bank Facility	Cross currency/interest rate swap	(47.0)

Total Derivative Assets		146.9

        Of the above derivative instruments, only the 1.725 billion interest rate swap on the UPC Distribution Bank Facility qualifies as an accounting cash flow hedge as defined by SFAS 133. Accordingly, the changes in fair value of this instrument are recorded through other comprehensive income in the consolidated statement of shareholders' equity.

        The remaining instruments are marked-to-market each period with the corresponding fair value gain or loss being recorded as a part of foreign exchange gain (loss) and other income (expense) in the accompanying consolidated statement of operations. The fair values as calculated by an independent third party consider all rights and obligations of the respective instruments including the set-off provisions described below. For the year ended December 31, 2001, we recorded a loss of 118.5 million in connection with the mark to market valuations.

        Certain derivative instruments outlined above include set-off provisions which provide for early termination upon the occurrence of certain events including an event of default. In an event of default, any amount payable to one party by the other party, will, at the option of the non-defaulting party be set off against any matured obligation owed by the non-defaulting party to such defaulting party. If the Company is the defaulting party and the counterparty to the swap holds bonds of the Company, these bonds may be used to settle the obligation of the counterparty to the Company. In such an event of settlement, the Company would recognize an extraordinary gain upon the delivery of the bonds. The amount of bonds, which must be delivered, is based on the principal (i.e face) amount of the bonds held, and not the fair value, which may be substantially less.

        The consolidated balance sheet reflects these instruments as derivative assets or liabilities as appropriate.

Item 8. Financial Statements and Supplementary Data

        The financial statement schedules and separate financial statements of significant equity investees required by Regulation S-X are filed under Item 14 "Exhibits, Financial Statement Schedules and Reports on Form 8-K".

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        Not applicable.

PART III

Item 10. Directors and Executive Officers of the Registrant

        The information required by this Item 10 appears in our Proxy Statement for our 2002 Annual Meeting to be filed within 30 days of the date of this Annual Report on Form 10-K and is hereby incorporated by reference.

Item 11. Executive Compensation

        The information required by this Item 11 appears in our Proxy Statement for our 2002 Annual Meeting to be filed within 30 days of the date of this Annual Report on Form 10-K and is hereby incorporated by reference.

Item 12. Security Ownership of Certain Beneficial Owners and Management

        The information required by this Item 12 appears in our Proxy Statement for our 2002 Annual Meeting to be filed within 30 days of the date of this Annual Report on Form 10-K and is hereby incorporated by reference.

Item 13. Certain Transactions and Relationships

        The information required by this Item 13 appears in our Proxy Statement for our 2002 Annual Meeting to be filed within 30 days of the date of this Annual Report on Form 10-K and is hereby incorporated by reference.

PART IV

Item 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K

(a)  Index to Financial Statements

(b)  Reports on Form 8-K

        Reports on Form 8-K filed during the quarter:

Date Filed	Date of Event	Item Reported
October 22, 2001	October 19, 2001	Item 5—Response statement, to holders of UPC Notes, states that UPC is expressing no opinion and remains neutral towards the Liberty Media Corp. tender offer for certain of UPC's bonds.
December 21, 2001	December 7, 2001	Item 2—Announcement of consummation of the transactions contemplated by the agreements dated August 2001 to merge Polish satellite television platforms with the Polish platform of Canal+ Group.
	November 23, 2001	Item 5—Settlement of disputes between an affiliate of East Services S.A. and UPC, with UPC paying USD 4.15 million.

(c)  Exhibits

3.1(a)	Amended and Restated Articles of Association of UPC(1)
3.1(b)	Amendment to the Articles of Association of UPC dated March 17, 2000(2)
3.1(c)	Amendment to the Articles of Association of UPC dated December 7, 2000(3)
4.1	Form of Deposit Agreement(4)
4.2	Excerpt from unanimous resolution of the Board of Management of UPC setting forth the terms of the Series 1 Convertible Class A Preference Shares(3)
4.3	Form of Warrant Agreement to Purchase Ordinary Shares A of UPC(3)
4.4	Indenture dated as of July 30, 1999, between UPC and Citibank N.A., as Trustee with respect to 10 7/8% Senior Notes(5)

4.5	Indenture dated as of July 30, 1999, between UPC and Citibank N.A., as Trustee with respect to 12 1/2% Senior Discount Notes(5)
4.6	Indenture dated as of October 29, 1999, between UPC and Citibank N.A., as Trustee with respect to 10 7/8% Senior Notes due 2007(6)
4.7	Indenture dated as of October 29, 1999, between UPC and Citibank N.A., as Trustee with respect to 11 1/4% Senior Notes due 2009(6)
4.8	Indenture dated as of October 29, 1999, between UPC and Citibank N.A., as Trustee with respect to 13 3/8% Senior Discount Notes due 2009(6)
4.9	Indenture dated as of January 20, 2000, between UPC and Citibank N.A., as Trustee with respect to 11 1/2% Senior Notes due 2010(7)
4.10	Indenture dated as of January 20, 2000, between UPC and Citibank N.A., as Trustee with respect to 11 1/4% Senior Notes due 2010(7)
4.11	Indenture dated as of January 20, 2000, between UPC and Citibank N.A., as Trustee with respect to 13 3/4% Senior Discount Notes due 2010(7)
10.1
Senior Secured Credit Facility dated as of October 26, 2000, among UPC Distribution Holding B.V., UPC Financing Partnership and Toronto Dominion Bank Europe Limited and Toronto Dominion (Texas), Inc. as Facility Agents for EUR 3.5 billion, EUR 95.0 million and USD347.5 million(8)
10.2
Amended and Restated Securities Purchase and Conversion Agreement dated as of December 1, 1997, by and among Philips Media B.V. ("Philips Media"), Philips Media Network B.V. ("Philips Networks"), Joint Venture, Inc.("JVI") and UPC(9)
10.3	Tax Liability Agreement dated October 7, 1997, between UPC, Philips Media, Philips Coordination Center, Philips Networks, United International Holdings, Inc. ("UGC Holdings"), and JVI(10)
10.4	Form of Shareholders Agreement among UPC, DIC and PEC(10)
10.5	Standstill Agreement dated as of February 12, 1999 between UPC and Microsoft Corporation(11)
10.6	Form of Master Seconded Employee Services Agreement(12)
10.7	Form of UGC Registration Rights Agreement(4)
10.8	Form of UGC Management Services Agreement(12)
10.9	Agreement dated as of February 11, 1999 between UGC Holdings and UPC(13)
10.10	Release dated February 22, 2001 between UGC Holdings, UPC, Liberty Media Corporation and Liberty Media International, Inc.(14)
10.11	Agreement, dated as of June 25, 2000, among UGC Holdings, Liberty Media International, Inc. and Liberty Media Corporation(15)
10.12
Indenture dated as of July 14, 1998, between @Entertainment and Bankers Trust Company relating to @Entertainment's 14 1/2% Senior Discount Notes due 2008 and its 14 1/2% Series B Senior Discount Notes due 2008(16)
10.13	Indenture dated as of January 20, 1999, between @Entertainment and Bankers Trust Company relating to @Entertainment's Series C Senior Discount Notes due 2008(17)

10.14
Indenture dated as of January 27, 1999, between @Entertainment and Bankers Trust Company relating to @Entertainment's 14 1/2% Senior Discount Notes due 2009 and its 14 1/2% Series B Senior Discount Notes due 2009(17)
10.15	Share Purchase Agreement between the Sellers represented by EQT Scandinavia Limited and UPC(5)
10.16	UPC Phantom Stock Option Plan, March 20, 1998*(10)
10.17	Amended Stock Option Plan dated February 8, 1999, between UPC and Stichting Administratie Kantoor UPC*(13)
10.18	chello broadband N.V. Foundation Stock Option Plan adopted on June 23, 1999*(18)
10.19	chello broadband N.V. Phantom Stock Option Plan effective June 19, 1998*(18)
10.20	Executive Service Agreement between UPC and Charles Bracken dated March 5, 1999*(18)
10.21	Executive Service Agreement between UPC Services Limited and Shane O'Neill dated November 3, 1999*(18)
10.22	Loan Agreement between chello broadband N.V. and M. L. Schneider dated August 1999(18)
10.23
First Amended and Restated Agreement and Plan of Merger dated August 11, 2000 between UPC, Priority Telecom, N.V. ("Priority"), Priority Acquisition Subsidiary, Inc. ("Merger Sub") and Cignal Global Communications, Inc. ("Cignal")(18)
10.24	First Amendment to the First Amended and Restated Agreement and Plan of Merger dated as of August 29, 2000 between UPC, Priority, Merger Sub and Cignal(18)
10.25	Second Amendment to the First Amended and Restated Agreement and Plan of Merger dated as of October 26, 2000 between UPC, Priority, Merger Sub and Cignal(18)
10.26	Form of Shareholders' Agreement executed by UPC and Priority on August 11, 2000 and by each shareholder named therein(18)
10.27	Form of Acknowledgement of Amendment to Shareholders' Agreement executed by UPC and Priority on August 24, 2000, and by each shareholder named therein(18)
10.28	Addendum No. 1 to Shareholders' Agreement dated October 15, 2000(18)
10.29	Loan Agreement dated as of May 25, 2001 among Belmarken Holding B.V., UPC, UPC Internet Holding B.V. and Liberty-Belmarken, Inc. and $1,225,000,000 6% Guaranteed Discount Notes due 2007(19)
10.30	Registration Rights Agreement dated May 25, 2001 between UPC and Liberty-Belmarken, Inc. (19)
10.31
EUR 90 million Revolving Loan Facility Agreement dated October 24, 2001 between EWT Elektro & Nachrichtentechnik GmbH ("EWT") as Borrower, the Companies indentified therein as Guarantors, The Royal Bank of Scotland plc as Arranger, Facility Agent and Security Agent and others
10.32	Shareholders Agreement dated as of August 10, 2001 among UPC, Polska Telewizja Cyfrowa TV Sp. z o.o., Groupe Canal+ S.A. and Polkom Invest S.A.(20)
10.33
Contribution and Subscription Agreement dated as of August 10, 2001 among UPC, Groupe Canal+ S.A., UPC Polska Inc., Polska Telewizja Cyfrowa TV Sp. z o.o. and Telewizyjna Korporacja Partycypacyjna S.A.(20)

10.34
Closing Agreement dated as of December 7, 2001 among UPC, Groupe Canal+ S.A., UPC Polska Inc., Polska Telewizja Cyfrowa TV Sp. z.o.o., Telewizyjna Korporacja Partycypacyjna S.A. and Polkom Invest S.A.(20)
10.35	First Supplemental Indenture dated as of January 24, 2002 between UGC Holdings and Firstar Bank, N.A.(21)
10.36	Letter Agreement dated as of March 12, 2001 between UPC and Charles Bracken*
12.1	Computation of Ratio of Combined Fixed Charges and Preferred Stock Dividends
21.1	Subsidiaries of UPC
23	Consent of Arthur Andersen
99.1	Memorandum of Understanding dated as of February 1, 2002 between UPC, United and UGC Holdings(22)
99.2	Waiver to Belmarken Notes dated as of March 1, 2002 by UGC to UPC temporarily waiving certain cross-defaults(23)
99.3
Waiver letter dated March 1, 2002 to EWT and to certain Guarantors from The Royal Bank of Scotland plc acting as Facility Agent for National Westminster Bank plc under the Revolving Loan Facility Agreement dated October 24, 2001 made between, inter alia, EWT, the entities identified therein as Guarantors, The Royal Bank of Scotland plc as Facility Agent and Security Agent and the financial institutions defined therein as Banks temporarily waiving certain cross-defaults(23)
99.4
Waiver letter dated March 4, 2002 to UPC Distribution Holding B.V. from Toronto-Dominion Bank Europe Limited acting as Facility Agent for the lenders under the Senior Secured Credit Facility dated as of October 26, 2000, among UPC Distribution Holding B.V., UPC Financing Partnership and Toronto-Dominion Bank Europe Limited and Toronto-Dominion (Texas), Inc. as Facility Agents for EUR 3.5 billion, EUR 95.0 million and USD 347.5 million temporarily waiving certain cross-defaults(23)
99.5	Letter regarding representations of Arthur Andersen

*
Management contract or compensatory plan.

(1)
Incorporated by reference from Amendment No. 1 to Form S-1 Registration Statement filed by UPC on September 23, 1999 (File No. 333-84427).

(2)
Incorporated by reference from Form 8-K filed by UPC, dated March 17, 2000 (File No. 000-25365).

(3)
Incorporated by reference from Form 8-K filed by UPC, dated December 18, 2000 (File No. 000-25365).

(4)
Incorporated by reference from Amendment No. 6 to Form S-1/A Registration Statement filed by UPC on February 4, 1999 (File No. 333-67895).

(5)
Incorporated by reference from Form 8-K filed by UPC, dated July 30, 1999 (File No. 000-25365).

(6)
Incorporated by reference from Form 10-Q filed by UPC, for the quarter ended September 30, 1999 (File No. 000-25365).

(7)
Incorporated by reference from Form 10-K filed by UPC, for the year ended December 31, 1999 (File No. 000-25365).

(8)
Incorporated by reference from Form 10-Q filed by UPC, for the quarter ended September 30, 2000 (File No. 000-25365).

(9)
Incorporated by reference from Form 8-K filed by UGC Holdings, dated December 11, 1997 (File No. 0-21974).

(10)
Incorporated by reference from Form S-1 Registration Statement filed by UPC on November 24, 1998 (File No. 333-67895).

(11)
Incorporated by reference from Form 10-Q filed by UPC, for the quarter ended March 31, 2000 (File No. 000-25365).

(12)
Incorporated by reference from Amendment No. 8 to Form S-1/A Registration Statement filed by UPC on February 10, 1999 (File No. 333-67895).

(13)
Incorporated by reference from Form 10-K filed by UPC for the year ended December 31, 1998 (File No. 000-25365).

(14)
Incorporated by reference from Form 8-K filed by UPC, dated March 5, 2001 (File No. 000-25365).

(15)
Incorporated by reference from Form 8-K filed by UGC Holdings, dated June 26, 2000 (File No. 0-21974).

(16)
Incorporated by reference from Amendment No. 1 to Form S-4 filed by @Entertainment on August 10, 1998 (File No. 333-60659).

(17)
Incorporated by reference from Amendment No. 1 to Form S-4 filed by @Entertainment on May 13, 1999 (File No. 333-72361).

(18)
Incorporated by reference from 10-K filed by UPC for the year ended December 31, 2000 (File No.000-25365)

(19)
Incorporated by reference from Form 8-K filed by UPC, dated June 1, 2001 (File No. 000-25365).

(20)
Incorporated by reference from Form 8-K filed by UPC, dated December 21, 2001 (File No. 000-25365).

(21)
Incorporated by reference from Form 8-K filed by UGC Holdings, dated January 24, 2002 (File No. 000-21974).

(22)
Incorporated by reference from Form 8-K filed by UPC, dated February 1, 2002 (File No. 000-25365).

(23)
Incorporated by reference from Form 8-K filed by UPC, dated March 4, 2002 (File No. 000-25365).

(d)  Financial Statement Schedules

UNITED PAN-EUROPE COMMUNICATIONS N.V.
Independent Auditors' Report
Schedule I—Condensed Financial Information of Registrant (Parent Only)
Schedule II—Valuation and Qualifying Accounts

SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNITED PAN-EUROPE COMMUNICATIONS N.V. a Dutch Public limited liability company
By:	/S/ CHARLES H.R. BRACKEN Board of Management Member and Chief Financial Officer (and Principal Accounting Officer) Date: April 12, 2002

        Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

/S/ JOHN F. RIORDAN John F. Riordan	President, Chief Executive Officer and Member of the Board of Management	April 12, 2002
/S/ CHARLES H.R. BRACKEN Charles H.R. Bracken	Member of the Board of Management and Chief Financial Officer (and Principal Accounting Officer)	April 12, 2002
/S/ MICHAEL T. FRIES Michael T. Fries	Chairman of Supervisory Board and Authorized U.S. Representative	April 12, 2002
/S/ RICHARD DE LANGE Richard De Lange	Supervisory Board Member	April 12, 2002
/S/ TINA M. WILDES Tina M. Wildes	Supervisory Board Member	April 12, 2002
/S/ ELLEN P. SPANGLER Ellen P. Spangler	Supervisory Board Member	April 12, 2002
/S/ JOHN P. COLE, JR. John P. Cole, Jr.	Supervisory Board Member	April 12, 2002
/S/ JOHN W. DICK John W. Dick	Supervisory Board Member	April 12, 2002

REPORT OF INDEPENDENT ACCOUNTANTS

To United Pan-Europe Communications N.V.;

        We have audited the accompanying consolidated balance sheets of United Pan-Europe Communications N.V. (a N.V. registered in The Netherlands) and subsidiaries as of December 31, 2001 and December 31, 2000, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Pan-Europe Communications N.V. as of December 31, 2001 and December 31, 2000, and the results of their operations and their cash flows for each of the years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

        As explained in Note 3 to the consolidated financial statements, effective January 1, 2001, the Company changed its method of accounting for derivative financial instruments as a result of the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative and Hedging activities".

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

ARTHUR ANDERSEN

Amstelveen, The Netherlands,

April 12, 2002

C-F-1

UNITED PAN-EUROPE COMMUNICATIONS N.V.

CONSOLIDATED BALANCE SHEETS

	As of December 31, 2001	As of December 31, 2000
	(In thousands of Euros, except share and per share amounts)
ASSETS:
Current assets
Cash and cash equivalents	855,001	1,590,230
Restricted cash	36,322	421
Subscriber receivables, net of allowance for doubtful accounts of 39,990 and 57,108, respectively	142,460	151,977
Costs to be reimbursed by affiliated companies	11,319	12,459
Other receivables, including related party receivables of nil and 5,140, respectively	77,367	155,212
Deferred financing costs, net	147,210	–
Prepaid expenses and other current assets	64,494	82,475

Total current assets	1,334,173	1,992,774
Other investments	32,336	105,063
Investments in and advances to affiliated companies	193,648	685,288
Property, plant and equipment, net	3,754,330	3,709,352
Goodwill and other intangible assets, net	3,003,503	5,119,892
Deferred financing costs, net	–	178,113
Derivative assets	146,934	166,068
Other assets	10,540	11,889

Total assets	8,475,464	11,968,439

The accompanying notes are an integral part of these consolidated financial statements.

C-F-2

	As of December 31, 2001	As of December 31, 2000
	(In thousands of Euros, except share and per share amounts)
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT):
Current liabilities
Accounts payable, including related party payables of 5,065 and 762, respectively	362,460	579,060
Accrued liabilities	713,449	583,351
Subscriber prepayments and deposits	99,554	100,696
Short-term debt	86,843	51,860
Current portion of long-term debt, including related party debt of 2,590,245 and nil, respectively	9,188,098	17,832

Total current liabilities	10,450,404	1,332,799
Long-term debt	469,990	8,244,337
Other long-term liabilities	243,962	46,801

Total liabilities	11,164,356	9,623,937

Commitments and contingencies (Note 12)
Minority interests in subsidiaries	152,096	831,132
Convertible preferred stock (Note 10)	1,505,435	1,392,251
Shareholders' equity (deficit) (As adjusted for stock splits, see Note 11)
Priority stock, 1.0 par value, 300 shares authorized, 300 shares issued	–	–
Ordinary stock, 1.0 par value, 600,000,000 shares authorized, 443,417,525 and 441,246,729 shares issued, respectively	443,418	441,247
Additional paid-in capital	2,766,492	2,800,234
Deferred compensation	(52,088)	(87,945)
Accumulated deficit	(7,651,418)	(3,110,627)
Other cumulative comprehensive income	147,173	78,210

Total shareholders' equity (deficit)	(4,346,423)	121,119

Total liabilities and shareholders' equity (deficit)	8,475,464	11,968,439

The accompanying notes are an integral part of these consolidated financial statements.

C-F-3

UNITED PAN-EUROPE COMMUNICATIONS N.V.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2001	2000	1999
	(In thousands of Euros, except share and per share amounts)
Service and other revenue	1,378,764	1,000,825	447,501
Operating expense	(931,817)	(714,906)	(293,778)
Selling, general and administrative expense	(613,086)	(569,121)	(466,260)
Depreciation and amortization	(1,097,822)	(718,669)	(266,070)
Impairment and restructuring charges	(1,687,948)	–	–

Net operating loss	(2,951,909)	(1,001,871)	(578,607)
Interest income	49,655	44,345	20,104
Interest expense	(853,770)	(744,151)	(177,260)
Interest expense related party	(65,800)	(9,080)	(1,188)
Provision for loss on investments	(375,923)	–	–
Gain (loss) on sale of business	(468,306)	(3,482)	1,501
Foreign exchange gain (loss) and other income (expense), net	(172,437)	(177,803)	(22,561)

Net loss before income taxes and other items	(4,838,490)	(1,892,042)	(758,011)
Share in results of affiliated companies, net	(186,047)	(116,690)	(29,760)
Minority interests in subsidiaries	543,092	23,887	1,651
Income tax benefit (expense)	39,616	(3,930)	1,822

Net loss before cumulative effect of change in accounting principle	(4,441,829)	(1,988,775)	(784,298)
Cumulative effect of change in accounting principle	21,349	–	–

Net loss	(4,420,480)	(1,988,775)	(784,298)

Basic net loss attributable to common shareholders (Note 16)	(4,540,791)	(1,996,408)	(784,298)

Basic and diluted net loss per ordinary share before cumulative effect of change in accounting principle(1)	(10.32)	(4.56)	(2.08)

Basic and diluted net loss per ordinary share(1)	(10.27)	(4.56)	(2.08)

Weighted-average number of ordinary shares outstanding(1)	442,226,377	438,041,841	377,969,829

(1)
As adjusted for the stock splits. See Note 11.

The accompanying notes are an integral part of these consolidated financial statements.

C-F-4

UNITED PAN-EUROPE COMMUNICATIONS N.V.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

										Other Cumulative Comprehensive Income (Loss)(1)
	Priority Stock		Ordinary Stock				Treasury Stock
					Additional Paid-In Capital	Deferred Compensation			Accumulated Deficit
	Shares	Amount	Shares(2)	Amount			Shares(2)	Amount			Total
	(In thousands of Euros, except share and per share amounts)
Balances, December 31, 1998	–	–	276,856,812	83,057	249,797	–	(27,594,405)	(50,091)	(329,921)	13,499	(33,659)
Change in par value of ordinary shares	–	–	–	193,800	(193,800)	–	–	–	–	–	–
Issuance of priority shares	300	–	–	–	–	–	–	–	–	–	–
Issuance of ordinary shares in public offering, net of offering costs	–	–	106,205,595	106,206	1,050,462	–	27,594,405	50,091	–	–	1,206,759
Issuance of ordinary shares in public offering, net of
offering costs	–	–	45,000,000	45,000	806,457	–	–	–	–	–	851,457
Issuance of convertible debt	–	–	–	–	13,162	–	–	–	–	–	13,162
Issuance of ordinary shares upon exercise of DIC option	–	–	4,675,962	4,676	36,005	–	–	–	–	–	40,681
Issuance of ordinary shares for acquisition of Videopole	–	–	2,866,128	2,866	58,298	–	–	–	–	–	61,164
Conversion of United Loan to equity	–	–	–	–	6,559	–	–	–	–	–	6,559
Issuance of warrants	–	–	–	–	29,223	–	–	–	–	–	29,223
Change in stock option plan due to public offering	–	–	–	–	140,717	(14,418)	–	–	–	–	126,299
Deferred compensation expense related to stock option, net	–	–	–	–	175,071	(154,598)	–	–	–	–	20,473
Amortization of deferred compensation	–	–	–	–	–	121,591	–	–	–	–	121,591
Unrealized gain on investment	–	–	–	–	–	–	–	–	–	351,026	351,026
Change in cumulative translation adjustments	–	–	–	–	–	–	–	–	–	9,763	9,763
Net loss	–	–	–	–	–	–	–	–	(784,298)	–	(784,298)

Total comprehensive income (loss)	–	–	–	–	–	–	–	–	–	–	(423,509)

Balances, December 31, 1999	300	–	435,604,497	435,605	2,371,951	(47,425)	–	–	(1,114,219)	374,288	2,020,200

C-F-5

UNITED PAN-EUROPE COMMUNICATIONS N.V.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

										Other Cumulative Comprehensive Income (Loss)(1)
	Priority Stock		Ordinary Stock				Treasury Stock
					Additional Paid-In Capital	Deferred Compensation			Accumulated Deficit
	Shares	Amount	Shares(2)	Amount			Shares(2)	Amount			Total
	(In thousands of Euros, except share and per share amounts)
Balances, December 31, 1999	300	–	435,604,497	435,605	2,371,951	(47,425)	–	–	(1,114,219)	374,288	2,020,200
Conversion of United Loan to equity	–	–	624,942	625	(625)	–	–	–	–	–	–
Issuance of Warrants	–	–	–	–	121,010	–	–	–	–	–	121,010
Issuance of shares related to acquisition of minority interest in UPC France	–	–	960,837	961	12,039	–	–	–	–	–	13,000
Issuance of shares for repayment of Stjarn Seller's Note	–	–	4,056,453	4,056	116,011	–	–	–	–	–	120,067
Issuance of warrants in connection with Series 1 Convertible Preferred Stock for Class A Common Stock	–	–	–	–	38,530	–	–	–	–	–	38,530
Accrual of Dividend on Series 1 Convertible Preferred Stock	–	–	–	–	–	–	–	–	(7,174)	–	(7,174)
Accretion of Discount of Series 1
Convertible Preferred Stock	–	–	–	–	–	–	–	–	(459)	–	(459)
Contribution by United	–	–	–	–	7,401	–	–	–	–	–	7,401
SAB 51 gain on subsidiaries issuances of shares	–	–	–	–	148,195	–	–	–	–	–	148,195
Issuance of DIC options	–	–	–	–	2,028	–	–	–	–	–	2,028
Deferred compensation expense related to stock options, net	–	–	–	–	(23,506)	23,506	–	–	–	–	–
Amortization of deferred compensation	–	–	–	–	–	(56,826)	–	–	–	–	(56,826)
Deferred compensation on restricted stock	–	–	–	–	7,200	(7,200)	–	–	–	–	–
Unrealized loss on investment	–	–	–	–	–	–	–	–	–	(351,844)	(351,844)
Change in cumulative translation adjustment	–	–	–	–	–	–	–	–	–	55,766	55,766
Net loss	–	–	–	–	–	–	–	–	(1,988,775)	–	(1,988,775)

Total comprehensive income (loss)	–	–	–	–	–	–	–	–	–	–	(2,284,853)

Balances, December 31, 2000	300	–	441,246,729	441,247	2,800,234	(87,945)	–	–	(3,110,627)	78,210	121,119

C-F-6

UNITED PAN-EUROPE COMMUNICATIONS N.V.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

										Other Cumulative Comprehensive Income (Loss)(1)
	Priority Stock		Ordinary Stock				Treasury Stock
					Additional Paid-In Capital	Deferred Compensation			Accumulated Deficit
	Shares	Amount	Shares(2)	Amount			Shares(2)	Amount			Total
	(In thousands of Euros, except share and per share amounts)
Balances, December 31, 2000	300	–	441,246,729	441,247	2,800,234	(87,945)	–	–	(3,110,627)	78,210	121,119
Deferred compensation expense related to stock options, net	–	–	–	–	(24,740)	24,740	–	–	–	–	–
Amortization of deferred compensation	–	–	–	–	–	11,117	–	–	–	–	11,117
SAB 51 loss on subsidiary's issuance of shares	–	–	–	–	(12,790)	–	–	–	–	–	(12,790)
Issuance of shares	–	–	2,170,796	2,171	3,788	–	–	–	–	–	5,959
Accrual of Dividend on Series 1 Convertible Preferred Stock	–	–	–	–	–	–	–	–	(114,164)	–	(114,164)
Accretion of Discount of Series 1 Convertible Preferred Stock.	–	–	–	–	–	–	–	–	(6,147)	–	(6,147)
Unrealized loss on investments	–	–	–	–	–	–	–	–	–	(13,899)	(13,899)
Change in fair value of derivative assets	–	–	–	–	–	–	–	–	–	(26,920)	(26,920)
Change in cumulative translation adjustments	–	–	–	–	–	–	–	–	–	109,782	109,782
Net loss	–	–	–	–	–	–	–	–	(4,420,480)	–	(4,420,480)

Total comprehensive loss	–	–	–	–	–	–	–	–	–	–	(4,351,517)

Balances, December 31, 2001	300	–	443,417,525	443,418	2,766,492	(52,088)	–	–	(7,651,418)	147,173	(4,346,423)

(1)
As of December 31, 1999, Other Cumulative Comprehensive Income (Loss) represents cumulative translation adjustments of 4,023 and unrealized gain on investment of 370,265.

  As of December 31, 2000, Other Cumulative Comprehensive Income (Loss) represents cumulative translation adjustments of 59,789 and unrealized gain on investment of 18,421.

  As of December 31, 2001, Other Cumulative Comprehensive Income (Loss) represents cumulative translation adjustments of 169,571 and unrealized gain on investment of 4,522 and fair value of derivative assets of (26,920).

(2)
As adjusted for the stock splits. The change in nominal value is reflected in the year ended December 31, 1999. See Note 11.

The accompanying notes are an integral part of these consolidated financial statements.

C-F-7

UNITED PAN-EUROPE COMMUNICATIONS N.V.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2001	2000	1999
	(Stated in thousands of Euros)
Cash flows from operating activities:
Net loss	(4,420,480)	(1,988,775)	(784,298)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	1,097,822	718,669	266,070
Amortization of deferred financing costs	37,410	36,098	10,463
Non-cash impairment and restructuring charges	1,687,948	–	–
Provision for loss on investments	375,923	–	–
Accretion of interest expense	310,631	228,492	65,609
Share in results of affiliated companies	186,047	116,690	29,760
Compensation expense (income) related to stock options	4,354	(79,995)	192,710
Minority interests in subsidiaries	(543,092)	(23,887)	(1,651)
Exchange rate differences in loans	41,877	142,887	41,360
Cumulative effect of change in accounting principle	(21,349)	–	–
Loss on derivative assets	118,445	–	–
Non-cash income tax	(39,957)	–	–
(Gain) loss on sale of business	468,306	–	(6,637)
Loss on repayment of DIC loan	–	–	2,274
Other	12,335	1,797	(5,223)
Changes in assets and liabilities:
Decrease (increase) in receivables	106,483	(64,909)	(75,185)
Decrease (increase) in other non-current assets	25	(20,530)	(18,512)
Increase (decrease) in other current liabilities	(312,373)	509,420	189,386
Increase (decrease) in deferred taxes and other long-term liabilities	342	(71,354)	8,424

Net cash flows from operating activities	(889,303)	(495,397)	(85,450)

Cash flows from investing activities:
Restricted cash (deposited) released, net	(35,901)	16,714	(3,409)
Investment in securities, net	–	(44,538)	(255,133)
Investments in and advances to affiliated companies, net of repayment	(26,576)	(318,390)	(120,165)
Capital expenditures	(897,222)	(1,772,566)	(609,513)
Acquisitions, net of cash acquired	(22,892)	(1,626,723)	(1,927,333)
Sale of affiliated companies	132,907	–	16,648

Net cash flows from investing activities	(849,684)	(3,745,503)	(2,898,905)

C-F-8

Cash flows from financing activities:
Proceeds from issuance of shares	1,786	–	–
Proceeds from initial public offering, net	–	–	1,206,759
Proceeds from secondary public offering, net	–	–	851,457
Proceeds from issuance of convertible preferred stock	–	1,423,148	–
Proceeds from contribution shareholder	–	7,401	–
Proceeds from senior notes	–	1,594,161	2,393,451
Proceeds from exercise of DIC option	–	–	40,681
Proceeds from long-term and short-term borrowings	1,869,119	4,617,862	737,033
Deferred financing costs	(14,092)	(158,901)	(75,154)
Repayments of long-term and short-term borrowings	(853,109)	(2,677,430)	(1,069,704)
Repayments on note payable to shareholder	–	–	(71,442)
Repayments on short-term note	–	–	(16,499)

Net cash flows from financing activities	1,003,704	4,806,241	3,996,582

Effect of exchange rates on cash	54	(571)	(186)

Net increase (decrease) in cash and cash equivalents	(735,229)	564,770	1,012,041
Cash and cash equivalents at beginning of period	1,590,230	1,025,460	13,419

Cash and cash equivalents at end of period	855,001	1,590,230	1,025,460

Non-cash investing and financing activities:
Issuance of warrants	–	159,540	29,223

Purchase Money Note Payable to Sellers	–	–	16,663

Stjärn Seller's Note	–	120,067	93,479

Conversion of shareholder loan to equity	–	–	6,559

Shares issued for Videopole acquisition	–	–	61,164

Acquisition of EWT via issuance of subsidiary shares	–	715,040	–

Acquisition of Cignal via issuance of subsidiary shares	–	235,700	–

Supplemental cash flow disclosures:
Cash paid for interest	(541,703)	(354,659)	(79,979)

Cash received for interest	52,829	37,476	26,085

The accompanying notes are an integral part of these consolidated financial statements.

C-F-9

UNITED PAN-EUROPE COMMUNICATIONS N.V.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in Euros, unless otherwise stated)

1.    Organization and Nature of Operations

        United Pan-Europe Communications N.V., formerly known as United and Philips Communications B.V. ("UPC" or the "Company"), was formed for the purpose of acquiring and developing multi-channel television and telecommunications systems in Europe. In 1995, UGC Holdings, Inc. (formerly known as United International Holdings, Inc. and then as UnitedGlobalCom, Inc. ("UGC Holdings")), a United States of America corporation, and Philips Electronics N.V. ("Philips"), contributed their respective ownership interests in European and Israeli multi-channel television systems to UPC. In December 1997, UGC Holdings acquired Philips' 50% interest in UPC (the "UPC Acquisition"), thereby making it an effectively wholly-owned subsidiary of UGC Holdings (subject to certain employee equity incentive compensation arrangements). Subsequently in February 1999, UPC had its initial public offering. As of December 31, 2001, UGC Holdings owns 53.1% of UPC. Through its broadband communications networks and services in 17 countries in Europe and in Israel, UPC currently offers communication services in many European countries through its three primary divisions, UPC Distribution, UPC Media and Priority Telecom. UPC Distribution, which comprises the local operating systems, provides video, telephone and internet services for residential customers, (Triple Play). UPC Media comprises the converging internet content and programming business and, in 2001, the internet access business. Priority Telecom focuses on providing network solutions to the business customer.

        The following chart presents a summary of the Company's significant investments as of December 31, 2001:

	UPC's Ownership
UPC Distribution:
Austria:
Telekabel Group	95.0%
Belgium:
UPC Belgium	100.0%
Czech Republic:
KabelNet	100.0%
UPC Ceská Republica A.S	99.9%
France:
Médiaréseaux S.A	92.0	%(1)
Germany:
EWT/TSS Group	51.0	%(2)
PrimaCom AG ("PrimaCom")	25.0%
Hungary:
UPC Magyarorszag	100.0%
Monor Telefon Tarsasag Rt. ("Monor")	98.9%
The Netherlands:
UPC Nederland	100.0%
Alkmaar	100.0%
Norway:
UPC Norge AS ("UPC Norge")	100.0%
Sweden:
UPC Sweden	100.0%

C-F-10

Slovak Republic:
Trnavatel	95.0%
Kabeltel	100.0%
UPC Slovensko s. r.o	100.0%
Romania:
Eurosat	51.0%
AST Romania	70.0	%(3)
Poland:
UPC Polska, Inc ("UPC Polska")	100.0%
TKP	25.0%
UPC Media:
Pan-European
chello broadband N.V. ("chello")	100.0	%(4)
Ireland:
Tara Televison Limited	80.0%
Spain:
Iberian Programming Services ("IPS")	50.0%
United Kingdom:
Xtra Music Ltd	50.0%
The Netherlands:
UPC Programming B.V. ("UPCtv")	100.0%
Czech/Slovak/Hungary:
UPC Direct Programming B.V	100.0%
Poland:
Wizja TV B.V	100.0%
Other:
SBS Broadcasting SA ("SBS")	21.2%
Priority Telecom:
Priority Telecom N.V. ("Priority Telecom")	79.1%(5)
Priority Wireless:
Priority Wireless AG ("Priority Wireless")	100.0%
Other Investments:
Israel:
Tevel Israel International Communications Ltd. ("Tevel")	46.6%
Malta:
Melita Cable TV P.L.C. ("Melita")	50.0%

(1)
UPC owns 92.0% of Médiaréseaux S.A. through its 100.0% owned subsidiary UPC France.

(2)
UPC has effective ownership of 51.0% of EWT/TSS Group through its 51.0% owned subsidiary, UPC Germany. Pursuant to the agreement to acquire EWT/TSS Group, UPC is required to fulfill a

C-F-11

  so-called contribution obligation by no later than March 2003, by contribution of certain assets amounting to approximately 358.8 million. This contribution obligation is reflected as a liability in the UPC N.V. parent-only financials. If UPC fails to make such contribution by such date or in certain circumstances such as a material default by UPC under its financing agreements, the 49% owner in UPC Germany may call for 22% of the ownership interest in exchange for 1 Deutsche Mark. Upon settlement of the exercise, the Company's interest in UPC Germany will be reduced to 29% and the Company would no longer consolidate UPC Germany. In addition, the Company believes the delivery of the shares also extinguishes the contribution obligation.

(3)
In February 2002, UPC acquired the remaining 30% of AST Romania from our minority shareholders.

(4)
chello broadband is in the process of issuing to UGC Holdings approximately 5,674,586 ordinary shares of class B in consideration for the transfer of rights from UGC Holdings to chello broadband necessary to eliminate UGC Holdings territorial restrictions on chello broadband's business. Subsequent to the issuance of the ordinary shares of class B to UGC Holdings, UPC will own approximately 86.7% of chello broadband. Including the issued shares owned by the chello Foundation, UPC will own approximately 76.9% on a fully diluted basis.

(5)
UPC owns approximately 64.8% of Priority Telecom's issued and outstanding ordinary shares. UPC also owns 100% of the class A shares and of the convertible shares.

2.    Risks and Going Concern Uncertainties

        The Company has incurred substantial operating losses and negative cash flows from operations, which have been driven by continuing development efforts, including the introduction of new services such as digital video, telephone and internet. Additionally, substantial capital expenditures have been required to deploy these services and to acquire businesses. Management expects the Company to incur operating losses at least through 2005, primarily as a result of the continued introduction of these new services, which are in the early stages of deployment, as well as continued depreciation expense. During 2001, the Company reviewed their current and long-range plan for all segments of their business and the Company hired a strategic consultant to assist the Company in the process. The Company worked extensively with this consultant to revise the Company's strategic and operating plans. The Company has revised their strategic vision, no longer focusing on an aggressive digital roll-out, but on increasing sales of products and services that have better gross margins and are currently profitable. The revised business plan focuses on average revenue per subscriber and margin improvement, increased penetration of new service products within existing upgraded homes, efficient deployment of capital and focus on products with positive net present values.

        Viewing the Company's funding requirements and the Company's possible lack of access to debt and equity capital in the near term, UPC determined that it would not make interest payments on our senior notes and senior discount notes, as they fell due. On February 1, 2002, UPC failed to make required interest payments in the aggregate amount of EUR 113.0 million (USD 100.6 million) on their outstanding 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010 and 11 1/2% Senior Notes due 2010. The indentures related to UPC's senior notes and senior discount notes provide that failing to make interest payments constitutes an "Event of Default" under the notes if UPC is in default of the payment of interest

C-F-12

on any of the notes for a period of time in excess of 30 days. Since UPC failed to make the interest payments upon expiration of this 30-day grace period on March 3, 2002, Events of Default occurred under those indentures. The occurrence of these Events of Default constituted cross Events of Default under the indentures related to the remaining series of senior notes and senior discount notes. The occurrence of the various Events of Default gives the trustees under the related indentures, or requisite number of holders of such notes, the right to accelerate the maturity of all of the Company's senior notes and senior discount notes. As of March 31, 2002, neither the trustees for those notes nor the requisite number of holders of those notes have accelerated the payment of principal and interest under those notes.

        On February 1, 2002 UPC signed a Memorandum of Understanding with United and UGC Holdings. The Memorandum of Understanding describes a non-binding agreement in principle with United and UGC Holdings to enter into negotiations with the holders of the Company's senior notes and senior discount notes to attempt to reach agreement on a means to restructure the Company's indebtedness at the holding company level.

        UPC's failure to make the February 1, 2002, interest payment on UPC's outstanding 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010, and 11 1/2% Senior Notes due 2010, and the resulting Events of Default under the indentures relating to the Company's senior notes and senior discount notes, gave rise to cross events of default under the following credit and loan facilities:

  •
  the senior secured credit facility among UPC Distribution Holding B.V., UPC's indirect wholly-owned subsidiary ("UPC Distribution"), as Borrower, TD Bank Europe Limited and Toronto Dominion (Texas), Inc., as Facility Agents, and a group of banks and financial institutions (the "UPC Distribution Bank Facility");

  •
  the revolving loan facility among EWT Elektro & Nachrichtentechnik GmbH, UPC's majority-owned subsidiary ("EWT"), as Borrower, a group of entities as Guarantors, The Royal Bank of Scotland plc ("RBS") as Facility Agent and Security Agent and a group of financial institutions (the "EWT Facility"); and

  •
  the USD 1,225 million 6% Guaranteed Discount Notes due 2007 ("the Exchangeable Loan").

        The UPC Distribution Bank Facility is secured by share pledges to the banks on UPC Distribution Holding B.V., which is the holding company of most companies within the UPC Distribution group, and over operating companies within this group. The EWT Facility is secured by share pledges over EWT to RBS. The occurrence of the cross events of default under those facilities give the creditors under those facilities the right to accelerate the maturity of the loans and to foreclose upon the collateral securing the loans.

        On March 4, 2002, UPC received waivers from the lenders under the UPC Distribution Bank Facility, the EWT Facility and the Exchangeable Loan for the cross events of defaults under such facilities that existed or may exist as a result of the Company's failure to make the interest payment due on February 1, 2002, on the Company's outstanding 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010 and 11 1/2% Senior Notes due 2010, any future failure by the Company to make the interest payment due on May 1, 2002 on the Company's outstanding 10 7/8% Senior Notes due 2007 and 11 1/4% Senior Notes due 2009 within the applicable cure periods, or any resulting cross defaults.

C-F-13

        Each of these waivers will remain effective until the earlier of

  •
  June 3, 2002,

  •
  the occurrence of any other Event of Default under the respective credit or loan facility that is not covered by the waiver, or

  •
  in the case of the waiver for the Exchangeable Loan only the acceleration of any advances under the UPC Distribution Bank Facility, the conversion of the notes under the credit or loan facility into UPC's ordinary shares in accordance with the terms of the Memorandum of Understanding, or five business days after United has given notice to the Company that, in its judgment, restructuring negotiations with holders of the senior notes and senior discount notes are not progressing satisfactorily.

        In addition, each of these waivers contains certain other conditions and undertakings and will terminate if there is a default by UPC of the terms of that waiver. The waiver under the UPC Distribution Bank Facility subjects UPC to a EUR 100 million drawdown limitation under that facility, subject to certain conditions, during the period in which the waiver is in place.

        As of April 12, 2002, UPC had not made the interest payment on the 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010, and 11 1/2% Senior Notes due 2010 and none of the defaults described above have had a material adverse effect on the operations of UPC's subsidiaries or their or UPC's relationships with customers, suppliers and employees.

        The occurrence of the events of default described above also triggered the right of the holders of a minority interest in the Company's 51% owned subsidiary, UPC Germany, to acquire from UPC for nominal consideration shares of UPC Germany constituting 22% of UPC Germany's outstanding shares. On March 5, 2002, UPC received notice of the holders' notice of exercise. After settlement of this exercise, UPC's interest in UPC Germany will be reduced to 29%. The involved parties are in discussion about this exercise notice.

        During the month of March 2002, UPC met with representatives of United, which currently holds the Exchangeable Loan and a significant portion of the Company's senior notes and senior discount notes, and a steering committee representing the holders of the Company's senior notes and senior discount notes (other than United) to begin preliminary discussions with respect to a process for, and terms of, a restructuring of those notes and the Exchangeable Loan. Currently, United and its advisors and the noteholders' steering committee and its advisors are conducting due diligence about UPC and the Company's current financial condition. UPC has not reached any decisions with either United or the noteholders' steering committee regarding the terms or timing of a debt restructuring. UPC expects that this process will take a number of months to complete. If completed, the restructuring will result in substantial dilution of UPC's existing shareholders, a loss of some or all of the fair value of the Company's outstanding securities, including the Company's ordinary shares, preference shares and senior notes and senior discount notes, as well as the Exchangeable Loan. Since UPC is in preliminary discussions with United and the noteholders' steering committee, UPC cannot predict the terms or the timing of the Company's restructuring. In addition, UPC cannot assure you that the Company will be able to reach agreement with either United or the noteholders on mutually satisfactory terms for the debt restructuring.

C-F-14

        If UPC is unable to reach agreement on the terms of the debt restructuring or is otherwise unable to successfully complete an agreed upon restructuring plan for the Company's debt, UPC may seek relief under a debt moratorium, leading to a suspension of payments, or bankruptcy proceeding under applicable laws. If UPC seeks relief under either of these proceedings, or any other laws that may be available to the Company, holders of the Company's outstanding securities, including the Company's ordinary shares, preference shares and senior notes and senior discount notes, as well as the Exchangeable Loan, may lose some or all of the value of their investment in the Company's securities. Such proceedings could result in material changes in the nature of UPC's business, material adverse changes to UPC's financial condition and results of operations or the Company's liquidation.

        In a separate transaction on February 1, 2002, UPC amended two swap agreements with a bank effective as of January 31, 2002. The swap agreements were entered into in connection with the issuance of some of the Company's senior notes and senior discount notes. The swap agreements were subject to early termination upon the occurrence of certain events, including defaults described above. The amendment provides that the bank's obligations to the Company under the swap agreements have been substantially fixed and the agreements will be unwound on or prior to July 30, 2002. In settlement of the bank's obligations to the Company, the bank is entitled to offset, and will deliver to the Company, approximately EUR 400 million, subject to adjustment in the case of certain circumstances, in aggregate principal amount of the Company's senior notes and senior discount notes held by that bank. The fair value of the Senior Notes to be delivered is substantially less than 400 million. Upon offset against, and delivery to UPC of, the senior notes and senior discount notes, UPC's indebtedness will be reduced by approximately EUR 400 million and UPC will recognize an extraordinary gain.

        UPC has experienced net losses since formation. As of December 31, 2001, there was substantial uncertainty whether UPC's sources of capital, working capital and projected operating cash flow would be sufficient to fund the Company's expenditures and service the Company's indebtedness over the next year. Accordingly, there is substantial doubt regarding the Company's ability to continue as a going concern. In addition, as a result of the events of default described above, UPC's senior notes, senior discount notes, the Exchangeable Loan and the UPC Distribution Bank Facility have been classified as current liabilities. UPC's ability to continue as a going concern is dependent on (i) UPC's ability to restructure the July 1999 Notes, October 1999 Notes, January 2000 Notes, the Exchangeable Loan and the convertible preferred stock and (ii) UPC's ability to generate the cash flows required to enable it to recover the Company's assets and satisfy the Company's liabilities, in the normal course of business, at the amounts stated in the consolidated financial statements. Due to the uncertainty of UPC's ability to continue as a going concern, the Report of Independent Accountant includes a modification in this respect.

3.    Summary of Significant Accounting Policies

Basis of Presentation

        The accompanying consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles. The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the

C-F-15

reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        In February 1999, UPC acquired telephone and programming assets from UGC Holdings through the issuance of new shares. As the acquisition was between entities under common control, the transaction was accounted for at historical cost, similar to pooling of interest accounting. Prior period financial statements of the transferee are restated for all periods in which the operations were part of parent's consolidated financial statements. Accordingly, the Company has restated all periods presented as if UPC had acquired the telephone and programming assets from UGC Holdings as of the date of UGC Holdings' initial investment.

        Certain prior period amounts have been reclassified to conform with current period presentation.

Staff Accounting Bulletin No. 51 ("SAB 51") Accounting Policy

        Gains realized as a result of stock sales by the Company's subsidiaries are recorded in the statement of operations, except for any transactions, which must be credited directly to equity in accordance with the provisions of SAB 51.

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of UPC and all subsidiaries where it exercises a controlling financial interest through the ownership of a majority voting interest. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

        Cash and cash equivalents include cash and investments with original maturities of less than three months.

Restricted Cash

        Cash held as collateral for letters of credit and other loans is classified based on the expected expiration of such facilities.

Allowance for Doubtful Accounts

        The allowance for doubtful accounts is based upon the Company's assessment of probable loss related to overdue accounts receivable. Upon disconnection of a subscriber, the account is fully reserved. The allowance is maintained on the books either until receipt of payment, or until the account is deemed uncollectable for a maximum of three years.

Costs to be Reimbursed by Affiliated Companies

        The Company incurs certain costs on behalf of affiliated companies, such as salaries and benefits, travel and professional services. These costs are reimbursed by the affiliated companies.

Marketable Equity Securities

        The Company classifies its investments in marketable equity securities as available-for-sale and reports such investments at their fair market value. Unrealized gains and losses are charged or credited to equity, realized gains and losses and other than temporary declines in market value are included in net income (loss).

C-F-16

Investments in and Advances to Affiliated Companies, Accounted for under the Equity Method

        For those investments in companies in which the Company's ownership interest is 20% to 50%, its investments are held through a combination of voting common stock, preferred stock, debentures or convertible debt and/or the Company exerts significant influence through board representation and management authority, or in which majority control is deemed to be temporary, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's proportionate share of net earnings or losses of the affiliates, limited to the extent of the Company's investment in and advances to the affiliates, including any debt guarantees or other contractual funding commitments. The Company's proportionate share of net earnings or losses of affiliates includes the amortization of the excess of its cost over its proportionate interest in each affiliate's net asset value or the excess of its proportionate interest in each affiliate's net asset value in excess of its cost.

        UPC evaluates its investments in publicly traded securities accounted for under the equity method for impairment in accordance with Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock" ("APB 18") and Staff Accounting Bulletin No. 59, "Accounting for Noncurrent Marketable Equity Securities" ("SAB 59"). Under APB 18, a loss in value of an investment accounted for under the equity method which is other than a temporary decline should be recognized as a realized loss, establishing a new carrying value for the investment. Factors the Company considers in making this evaluation include: the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the issuer, including cash flows of the investee and any specific events which may influence the operations of the issuer and the intent and ability of the Company to retain its investments for a period of time sufficient to allow for any anticipated recovery in market value. A current fair value of an investment that is less than its carrying amount may indicate a loss in value of the investment.

Property, Plant and Equipment

        Property, plant and equipment is stated at cost, less accumulated depreciation. Additions, replacements, installation costs and major improvements are capitalized, and costs for normal repair and maintenance of property, plant and equipment are charged to expense as incurred. Assets constructed by subsidiaries of UPC incorporate overhead expense and interest charges incurred during the period of construction; investment subsidies are deducted. Depreciation is calculated using the straight-line method over the economic life of the asset, taking into account the residual value. The economic lives of property, plant and equipment at acquisition are as follows

Cable distribution networks	7–20 years
Subscriber installation costs and converters	5 years
DTH, MMDS and distribution facilities	5–20 years
IT systems, office equipment and fixtures	3–8 years
Building and leasehold improvements	20–33 years
Other	3–10 years

        Leasehold improvements are depreciated over the shorter of the expected life of the improvements or the initial lease term.

C-F-17

Goodwill and Other Intangible Assets

        The excess of investments in consolidated subsidiaries over the fair value of the net assets at acquisition is amortized on a straight-line basis over an average life of 15 years. Licenses in newly-acquired companies are recognized at the fair market value of those licenses at the date of acquisition. Licenses in new franchise areas include the capitalization of direct costs incurred in obtaining the license. The cost of the license is amortized on a straight-line basis over the initial license period.

Recoverability of Tangible and Intangible Assets

        The Company evaluates the carrying value of all tangible and intangible assets whenever events or circumstances indicate the carrying value of assets may exceed their recoverable amounts. An impairment loss is recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss is based on fair value of the asset computed using discounted cash flows if the asset is expected to be held and used. Measurement of an impairment loss for an asset held for sale would be based on fair market value less estimated costs to sell.

Deferred Financing Costs

        Costs to obtain debt financing are capitalized and amortized over the life of the debt facility using the effective interest method.

Derivative Financial Instruments

        The Company uses derivative financial instruments including cross currency and interest rate swaps to manage exposures to movements in foreign exchange rates and interest rates. The Company accounts for derivative financial instruments in accordance with SFAS No. 133 "Accounting for Derivative and Hedging Activities", as amended, which establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheets as either an asset or liability measured at its fair value. These rules require that changes in the derivative instrument's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative instrument's gains and losses to offset related results on the hedged item in the statement of operations, to the extent effective, and requires that a company must formally document, designate, and access the effectiveness of transactions that receive hedge accounting.

        For derivative financial instruments designated and that qualify as cash flow hedges, changes in the fair value of the effective portion of the derivative financial instruments are recorded at a component of accumulated other comprehensive income in shareholders' equity until the hedged item is recognized in earnings. The ineffective portion of the change in fair value of the derivative financial instruments is immediately recognized in the earnings. The changes in fair value of the hedged item are recorded as an adjustment to its carrying value on the balance sheet.

        For derivative financial instruments that are not designated or that do not qualify as accounting hedges, the changes in the fair value of the derivative financial instruments are recognized in earnings.

C-F-18

Revenue Recognition

        Revenue related to the provision of cable television, internet, telephone and DTH services to customers is recognized in the period in which the related services are provided.

        Initial installation fees relating to the Company's services are recognized as revenue in the period in which the installation occurs, to the extent installation fees are equal to or less than direct selling costs, which are expensed. To the extent installation fees exceed direct selling costs, the excess fees are deferred and amortized over the average contract period. All installation fees and related costs with respect to reconnections and disconnection's are recognized in the period in which the reconnection or disconnection occurs because reconnection fees are charged at a level equal to or less than related reconnection costs.

Concentration of Credit Risk

        Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers and their dispersion across many different countries in Europe.

Advertising

        The Company expenses the production costs of advertising as incurred.

Stock-Based Compensation

        Stock-based compensation is recognized using the intrinsic value method for the Company's stock option plan and that of its subsidiaries, chello broadband and Priority Telecom, which results in compensation expense for the difference between the grant price and the fair market value at each new measurement date. In addition, the Company, chello broadband and Priority Telecom have stock-based compensation plans which are equivalent to stock appreciation rights. Accordingly, variable plan accounting is used in which compensation expense and deferred compensation is recorded based on the difference between the grant price and the market value of the underlying shares at each financial statement date. Fixed plan accounting is used in which compensation expense and deferred compensation is recorded based on the difference between the grant price and the market value of the underlying shares at grant date. The Company has adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation." See Note 11.

Income Taxes

        The Company accounts for income taxes under the asset and liability method, which requires recognition of, deferred tax assets and liabilities for the expected future income tax consequences of transactions, which have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and income tax basis of assets, liabilities and loss carry forwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets are then reduced by a valuation allowance if management believes it is more likely than not they will not be realized. Withholding taxes are taken into consideration in situations where the income of subsidiaries is to be paid out as

C-F-19

dividends in the near future. Such withholding taxes are generally charged to income in the year in which the dividend income is generated.

Basic and Diluted Loss Per Share

        Basic loss per share is determined by dividing net loss available to ordinary shareholders by the weighted-average number of ordinary shares outstanding during each period. Diluted loss per share includes the effects of potentially issuable common stock, but only if dilutive. The Company's stock option plans and convertible securities are excluded from the Company's diluted loss per share for all periods presented because their effect would be anti-dilutive.

        As of December 31, 2001, the aggregate number of shares exercisable under the Company's stock option plans and shares which could be potentially issued as a result of conversion of convertible securities issued by the Company were as follows:

As of December 31, 2001
(number of shares)
DIC Loan	96,322,242
Exchangeable Loan	129,529,729
Preference Shares	43,692,788
UPC Stock option plans	13,387,327

Total number of shares potentially exercisable	282,932,086

Foreign Operations and Foreign Exchange Rate Risk

        The functional currency for the Company's foreign operations is the applicable local currency for each affiliate company. Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency are translated at exchange rates in effect at period-end, and the statements of operations are translated at the average exchange rates during the period. Exchange rate fluctuations on translating foreign currency financial statements into Euros that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded as a separate component of shareholders' equity included in Other Cumulative Comprehensive Income (Loss).

        Transactions denominated in currencies other than the local currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions. Cash flows from the Company's operations in foreign countries are translated based on their functional currencies. As a result, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not agree to changes in the corresponding balances on the consolidated balance sheets. The effects of exchange rate changes on cash balances held in foreign currencies are reported as a separate line below cash flows from financing activities.

        The Company and certain of its operating companies have notes payable and notes receivable that are denominated in a currency other than their own functional currency. In general, the Company and the operating companies do not execute hedge transactions to reduce the Company's exposure to foreign

C-F-20

currency exchange rate risks. Accordingly, the Company may experience economic loss and a negative impact on earnings and equity with respect to its holdings solely as a result of foreign currency exchange rate fluctuations.

Accounting Change

        Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. The adoption of SFAS 133 on January 1, 2001, resulted in a cumulative increase to income of 21.3 million and a cumulative increase to Other Comprehensive Income ("OCI") of 36.7 million. The increase to income was attributable to a loss of approximately 36.7 million reclassified from OCI for the value of certain warrants held by the Company, which are derivatives and are not designated as a hedging instrument, and income of approximately 58.0 million related to gains associated with cross currency swaps held by the Company, which do not qualify as hedging instruments as defined by SFAS 133.

New Accounting Principles

        In June 2001, the Financial Accounting Standards Board authorized the issuance of Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141") and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. SFAS 141 requires intangible assets acquired in a business combination to be recognized if they arise from contractual or legal rights or are "separable", i.e., it is feasible that they may be sold, transferred, licensed, rented, exchanged or pledged.

        Under SFAS 142, goodwill and intangible assets with indefinite lives will not be amortized, but will be tested for impairment on an annual basis and whenever indicators of impairment arise. The goodwill impairment test, which is based on fair value, is to be performed on a reporting unit level. Goodwill will no longer be tested for impairment under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). Additionally, goodwill on equity method investments will no longer be amortized; however, it will continue to be tested for impairment in accordance with Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock." All other recognized intangible assets will continue to be amortized over their estimated useful lives.

        SFAS 142 is effective for fiscal years beginning after December 15, 2001, although goodwill on business combinations consummated after July 1, 2001 can not be amortized. On adoption the Company expects to record a cumulative effect adjustment to reflect the impairment of previously recognized goodwill and other intangible assets. While the Company has not determined what the impact of the application of SFAS 142 will be on its financial position and results of operations, it is possible that a substantial cumulative effect adjustment may be required. As of December 31, 2001, net goodwill of approximately 2.9 billion is included in the accompanying consolidated balance sheet.

C-F-21

        In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 establishes a single accounting model for long-lived assets to be disposed of by sale consistent with the fundamental provisions of SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". While SFAS 144 supersedes APB Opinion 30 "Reporting the Results of Operations–Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" it retains the presentation of discontinued operations but broadens that presentation to include a component of an entity (rather than a segment of a business). However, discontinued operations are no longer recorded at net realizable value and future operating losses are no longer recognized before they occur. Under SFAS 144 there is no longer a requirement to allocate goodwill to long-lived assets to be tested for impairment. It also establishes a probability weighted cash flow estimation approach to deal with situations in which there are a range of cash flows that may be generated by the asset being tested for impairment. SFAS 144 also establishes criteria for determining when an asset should be treated as held for sale.

        SFAS 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years, with early application encouraged. The provisions of SFAS 144 are generally to be applied prospectively. The Company, does not anticipate that adoption of SFAS 144 will have a material impact on its results of operations or its financial position.

4.    Acquisitions, Mergers and Listings

Acquisition of United Telekabel Holding N.V.

        On February 17, 1999, the Company acquired the remaining 49% of UTH from NUON (the "NUON Transaction") for 235.1 million. Effective February 1, 1999, UPC began consolidating its investment in UTH. Details of the net assets acquired, are as follows (in thousands):

Property, plant and equipment	185,835
Investments in affiliated companies	41,439
Goodwill	227,190
Long-term liabilities	(214,613)
Net current liabilities	(4,765)

Total cash paid	235,086

Acquisition of StjärnTVnätet AB

        In July 1999, UPC acquired Stjärn for a purchase price of USD 397.0 million (371.1 million). USD 100.0 million (93.5 million) of the purchase price was paid in the form of a one-year note with interest at 8% per annum and the balance of the purchase price was paid in cash. The acquisition was accounted for under purchase accounting. Effective August 1, 1999, UPC began consolidating Stjärn, including its debt. In July 2000, in accordance with the original terms of the note, UPC elected to repay the one-year note, plus accrued interest, with 4,056,453 of its ordinary shares A.

C-F-22

        Details of the net assets acquired, are as follows (in thousands):

Property, plant and equipment	40,356
Goodwill	413,264
Long-term liabilities	(30,164)
Net current liabilities	(52,345)

Total purchase price	371,111
Seller's note	(93,479)

Total cash paid	277,632

Acquisition of @Entertainment

        In August 1999, UPC acquired 100% of @Entertainment for USD 807.0 million (750.7 million). The @Entertainment acquisition was accounted for under purchase accounting. Effective August 1, 1999, UPC began consolidating @Entertainment, including debt acquired, which was 417.3 million.

        Details of the net assets acquired, are as follows (in thousands):

Property, plant and equipment	182,495
Goodwill	917,983
Other assets	19,847
Net current assets	47,665
Long-term liabilities	(417,279)

Total cash paid	750,711

Acquisition of 50% of A2000

        In September 1999, UPC acquired, through UPC Nederland, the remaining 50% of A2000 that it did not already own for USD 229.0 million (214.0 million). The acquisition was accounted for under purchase accounting. Effective September 1, 1999, UPC began consolidating A2000, including its debt, which was 237.6 million.

        Details of the net assets acquired, are as follows (in thousands):

Property, plant and equipment	90,243
Goodwill	256,469
Net current liabilities	(23,429)
Long-term liabilities	(121,446)

201,837
Receivables assumed	12,211

Total cash paid	214,048

C-F-23

Acquisition of Eneco K&T Group

        In March 2000, UPC acquired the Eneco K&T Group ("K&T"), the cable interests of ENECO N.V., for a consideration of 1,046.3 million, including the repayment to ENECO N.V. and the assumption of debt from K&T to ENECO N.V. of 225.6 million. The acquisition was accounted for under purchase accounting.

        Net assets acquired are as follows (in thousands):

Property, plant and equipment	236,959
Investments in affiliated companies	8,767
Goodwill	817,893
Long-term liabilities	(234,457)
Net current liabilities	(8,455)

820,707
Receivables acquired	225,581

Total cash paid	1,046,288

Acquisition of Tebecai Netwerken B.V. and Tebecai Telecom B.V.

        In February 2000, UPC acquired, through UPC Nederland, 100% of the shares of Tebecai Netwerken B.V. and Tebecai Telecom B.V. ("Tebecai"), for a purchase price of 62.2 million. Tebecai owns and operates cable networks in Zutphen, Doetinchem and the surrounding municipalities. The acquisition was accounted for under purchase accounting. Effective February 1, 2000, UPC Nederland began consolidating its investment in Tebecai.

Acquisition of Intercomm France Holding S.A.

        In February 2000, UPC acquired, through UPC France, Intercomm France Holding S.A. ("Intercomm") (a wholly-owned subsidiary of Intercomm Holdings, L.L.C.). UPC funded the acquisition with 36.0 million cash and shares in UPC France. Following the transaction, UPC controls 92% of its combined French entities with Intercomm Holdings L.L.C. owning the remaining 8%. The acquisition was accounted for under purchase accounting. Effective March 1, 2000, UPC France began consolidating its investment in Intercomm.

Acquisition of ElTele Østfold and Vestfold Systems

        In February 2000, UPC aquired 100% of the equity of ElTele Østfold and Vestfold ("ETO") from the energy companies Fredrikstad Energi AS, Østfold Energiverk and Hafslund. UPC paid NKR 320.0 million (39.3 million) for the companies. Effective March 1, 2000, UPC began consolidating its investment in ETO.

Acquisition of UPC Magyarorszag Minority Interest

        In March 2000, UPC acquired the 20.75% minority stake held in UPC Magyarorszag by the First Hungary Fund for 63.9 million in cash, increasing UPC's ownership to 100%.

C-F-24

Awards for Wireless Licenses

        In March 2000, UPC's wireless communications division, Priority Wireless, won two national licenses to build and operate broadband fixed wireless access networks in the 3.5 GHz band in Spain and Switzerland. In addition, UPC was awarded regional 26 GHz licenses in Geneva and Zurich. The Spanish license was awarded at no cost by the Ministry of Public Works and Telecommunications in a competitive tender based on technical and financial ability. Priority Wireless won the Swiss license for 102.5 million, which was funded in July, by competing in a public auction. Furthermore licenses were awarded in France, Norway and Finland at no cost.

Acquisition of Kabel Haarlem B.V.

        In March 2000, UPC acquired, through UPC Nederland, 100% of the Haarlem cable network for 62.2 million. The acquisition was accounted for under the purchase accounting. Effective March 1, 2000, UPC Nederland began consolidating its investment in Haarlem.

Acquisition of EWT/TSS Group

        In October 2000, UPC acquired, through its subsidiary UPC Germany GmbH ("UPC Germany"), 100% of the EWT/TSS Group ("EWT/TSS") for a purchase price of 238.4 million in cash and 49% of UPC Germany. The acquisition was accounted for under purchase accounting. At closing, UPC Germany began consolidating EWT/TSS, including its debt, which was 63.4 million.

        In the third quarter of 2001, the purchase price was finalized and the Company recorded the necessary adjustments to the initial purchase price allocation to reflect this settlement. Details of the final net assets acquired, are as follows (in thousands):

Property, plant and equipment	78,058
Goodwill and other intangibles	810,947
Long-term liabilities	(46,293)
Net current liabilities and other	(30,625)

812,087
UPC Germany shares	(573,740)

Total cash paid	238,347

        UPC has effective ownership of 51% of EWT/TSS Group through its 51% owned subsidiary UPC Germany. Under the UPC Germany Shareholders Agreement, the 49% shareholder has been provided with an option to put his interest in UPC Germany to UPC in exchange for approximately 10.6 million of UPC's ordinary shares A, as adjusted for final settlement. The option expires March 31, 2003. UPC has the option to pay for the put, if exercised, in either its shares or the equivalent value of cash on such date. Pursuant to the agreement to acquire EWT/TSS Group, UPC is required to fulfil a so-called contribution obligation by no later than March 2003, by contribution of certain assets amounting to approximately 358.8 million. This contribution obligation is reflected as a liability in the UPC N.V. parent-only financials. If UPC fails to make such contribution by such date or in certain circumstances such as a material default by UPC under its financing agreements, the 49% owner in UPC Germany may call for 22% of the

C-F-25

ownership interest in exchange, for 1 Deutsche Mark. Upon settlement of the exercise, the Company's interest in UPC Germany will be reduced to 29% and the Company will no longer consolidate UPC Germany. In addition, the Company believes the delivery of the shares also extinguishes the contribution obligation.

Acquisition of Cignal Global Communications

        In November 2000, Priority Telecom acquired, through a merger and exchange offer, Cignal Global Communications ("Cignal"), a United States-based provider of global network services. In the stock-based deal, Priority Telecom acquired 100% of Cignal in exchange for a 16% interest in Priority Telecom valued at USD 200.0 million. As part of the transaction, the CLEC operations of UPC distribution companies have been spun-off to Priority Telecom.

        Under the terms of a Shareholder's Agreement, entered into with the former shareholders of Cignal, UPC granted the Cignal shareholders an option to put their interest in Priority Telecom back to UPC if an initial public offering for Priority Telecom was not consummated by October 1, 2001. The value to be paid by UPC upon exercise of the put is the greater of the fair market value of the Cignal shareholder's interest in Priority Telecom or USD 200.0 million. The arrangement provided UPC with the option to pay for the put, if exercised, in either its shares or cash. UPC has received a notice purporting to exercise certain option rights of the former shareholders of Cignal. UPC believes these option rights did not exist at the time of the purported exercise, since they were granted subject to the condition that no initial public offering of Priority Telecom N.V. take place prior to October 1, 2001. UPC believes a successful initial public offering of Priority Telecom N.V. was completed prior to that date and, accordingly that the notice is not effective and accordingly UPC was entitled to disregard it.

Acquisition of Alkmaar

        In January 2001, UPC acquired De Alkmaarse Kabel B.V., which owns and operates cable and broadband networks primarily in the Alkmaar region of the Netherlands, for a purchase price of 49.2 million. The purchase price was paid in cash of 22.9 million and a one-year note with interest of 8% per annum. The note was payable in cash or shares of UPC, at UPC's option and was repaid in cash, in January 2002.

Polish DTH Merger

        In August, 2001, UPC and Canal+, the television and film division of Vivendi Universal, announced the signing of definitive agreements to merge their respective Polish DTH platforms, as well as the Canal+ Polska premium channel, to form a common Polish DTH platform. In December 2001, UPC Polska sold its Polish and United Kingdom DTH assets to TKP, a subsidiary of Canal+, and placed 30.0 million cash into an escrow account, which was used to fund TKP with a loan of 30.0 million in January 2002. The 30.0 million has been classified as restricted cash in the consolidated financial statements as of December 31, 2001. In exchange, UPC received a 25% ownership interest in TKP and 150.0 million in cash. TKP will be managed and controlled by Canal+, who initially will own the remaining 75% of TKP. For accounting purposes, TKP was deemed the acquirer. UPC Polska's investment in the merged companies has been recorded at fair value as of the date of the transaction. A non-cash loss of 465.5 million was recognized in connection with the merger.

C-F-26

Pro Forma Information

        As required, the following unaudited pro forma consolidated operating results give effect to UPC's acquisition of K&T, the remaining 49% of UTH, 100% of Stjärn, 100% of @Entertainment and the remaining 50% of A2000, as if these acquisitions had occurred on January 1, 1999. This unaudited pro forma consolidated financial information does not purport to represent what the Company's results of operations would actually have been if such transactions had in fact occurred on such date. The Company uses preliminary purchase price allocations when reporting the value of certain assets and liabilities acquired in business combinations. The Company finalizes such purchase price allocations within one year of consummating a business combination.

	For the Year Ended December 31, 2000		For the Year Ended December 31, 1999
	Historical	Pro Forma	Historical	Pro Forma
	(In thousands of Euros, except share and per share amounts)
Service and other revenue	1,000,825	1,018,069	447,501	742,505

Basic net loss attributable to common shareholders	(1,996,408)	(2,045,396)	(784,298)	(1,433,837)

Weighted-average number of ordinary shares outstanding	438,041,841	438,041,841	377,969,829	388,112,131

Basic and diluted net loss per ordinary share	(4.56)	(4.67)	(2.08)	(3.69)

Listing of Priority Telecom

        On September 5, 2001, the General Meeting of Shareholders of Priority Telecom approved the conversion of 109,144,190 ordinary shares, with a nominal value of EUR 0.10 each, as held by UPC, into 2,728,605 class A shares with a nominal value of EUR 4.00 each.

        On September 27, 2001, Priority Telecom listed its 3,986,519 issued and outstanding ordinary shares on the Euronext. The ordinary shares available for free float at listing represent approximately 15% of the issued and outstanding ordinary shares of Priority Telecom. The listing involves all of Priority Telecom's ordinary shares. In addition Priority Telecom has 2,728,605 class A shares issued and outstanding, which are currently held by UPC and are not included in the listing.

        Priority Telecom has issued 5,327 series 1 convertible shares and 273 series 2 convertible shares to UPC, for an aggregate purchase price of approximately 364 million. The purchase price is comprised of 174 million in cash and the conversion of 190 million accreted value of shareholder loans from UPC outstanding at September 30, 2001, into convertible shares.

5.    Impairment and Restructuring Charges

        During 2001, in reviewing the current and long-range plan, the Company implemented a Company-wide restructuring plan to both lower operating expenses and strengthen its competitive and financial position. Management began implementation of the plan during the second half of 2001 by eliminating certain employee positions, reducing office space and related overhead expenses, recognizing losses related to excess capacity under certain contracts and cancellation of certain programming contracts.

C-F-27

The following table summarizes these costs by type and related segment of the business. Additionally, the actual cash paid during 2001 and remaining liability is included.

	Employee Severance & Termination Costs	Office Closures	Programming and Lease Contract Termination Costs	Asset Disposal Losses and Other Costs	Impairment Charges	Total Impairment and Restructuring Charges
	(In thousands of Euros)
UPC Distribution	39,402	14,065	35,134	42,478	766,707	897,786
Priority Telecom	8,793	3,985	12,922	–	469,946	495,646
UPC Media	2,430	–	57,020	10,687	–	70,137
Corporate	2,090	262	–	–	222,027	224,379

Total impairment and restructuring charges	52,715	18,312	105,076	53,165	1,458,680	1,687,948

Cash paid during 2001	(15,159)	(7,172)	(16,639)	(3,700)	–	(42,670)
Non-cash impairment charges	–	–	13,615	(33,237)	(1,458,680)	(1,478,302)

Impairment and restructuring liability	37,556	11,140	102,052	16,228	–	166,976

        Employee severance and termination costs.    These costs relate to termination salaries, benefits, outplacement and other related costs to the employees involuntarily terminated. The total workforce reduction was effected through a combination of involuntary terminations and reorganizing operations to permanently eliminate open positions resulting from normal employee attrition. Salaries and benefits earned during the transition period have not been included in the restructuring charge.

        Office closures.    In addition to the decrease in employee positions, the restructuring plan provided for reduction in office space and related overhead expenses. Office closure and consolidation costs are the estimated costs to close specifically identified facilities, costs associated with obtaining subleases, lease- termination costs and other related costs.

        Programming and Lease Contract Termination Costs.    These costs relate to costs associated with the restructuring, cancellation or recognition of costs associated with excess capacity of certain contracts.

        Impairment charges.    Included in "impairment charges" are charges recognized in accordance with the Company's policy on recoverability of tangible and intangible assets, as described in Note 3 "Summary of Significant Accounting Policies", as well as certain other write-downs. The primary components of this amount can be detailed as follows:

  UPC Distribution

        This charge is primarily related to the Company's investment in UPC GmbH. As discussed in Note 1, as of year-end, the Company had a 51% interest in UPC GmbH, which in turn holds a 100% interest in the EWT/TSS Group, which was acquired during 2000. During 2001, the Company was actively pursuing merger opportunities for UPC GmbH, which ultimately did not materialize. In the fourth quarter of 2001, the Company concluded that UPC GmbH would not be merged with another entity. As a result of this change in strategic focus, as well as the fact that the Company lacks the financial resources to fully develop the triple play in Germany, the long range plans of UPC GmbH were revised to provide for a "care and maintenance" program meaning that the business plan is primarily focused on current customers and

C-F-28

product offerings, as opposed to a planned roll-out of new service offerings. As a result of this revised business plan, and in accordance with the Company's policy regarding recoverability of tangible and intangible assets, it was determined that a triggering event had occurred in Germany as defined by SFAS 121, and accordingly this investment needed to be reviewed for impairment. Upon analyzing the projected undiscounted free cash flows (without interest), it was determined that an impairment charge needed to be recorded. The amount of the charge was determined by evaluating the estimated fair market value of the investment in the EWT/TSS Group using a discounted cash flow approach. The result of this analysis was that an impairment charge totaling 766.7 million was recorded as of December 31, 2001.

  Priority Telecom

        During the second quarter of 2001, UPC's management identified indicators of possible impairment of long-lived assets, principally Indefeasible Rights of Use ("IRU's") and related goodwill, within its CLEC subsidiary, Priority Telecom. Such indicators included significant declines in the market value of publicly traded telecommunications providers and a change, subsequent to the acquisition of Cignal Global Communications ("Cignal"), in the way that certain assets from the Cignal acquisition were being used within Priority Telecom.

        UPC revised its strategic plans for using within Priority Telecom certain assets acquired in the Cignal transaction because of reduced levels of private equity funding activity for CLEC businesses and a decision by UPC to complete a public offering of Priority Telecom in the second half of 2001. The changes in strategic plans included a decision to phase-out the legacy international wholesale voice operations of Cignal. When UPC and Priority Telecom reached agreement to acquire Cignal in the second quarter of 2000, the companies originally intended to continue the international wholesale voice operations of Cignal for the foreseeable future. This original plan for the international wholesale voice operations was considered in the determination of the consideration to be paid for Cignal and the subsequent allocation of the purchase price. This allocation was completed by an independent third party in November 2000. In 2001, using the strategic plan prepared in connection with the listing of Priority Telecom, an impairment assessment test and measurement in accordance with SFAS 121 was completed, resulting a write-down of tangible assets, related goodwill and other impairment charges of 469.9 million for the year ended December 31, 2001.

  Corporate

        The Corporate impairment charges of 222.0 million are comprised of the following:

(In millions of Euros)
Swiss wireless license	102.5
Microsoft contract acquisition rights	67.2
Other	52.3

Total	222.0

        The Swiss wireless license was acquired by the Company during 2000 and through 2001 the Company was evaluating various alternatives to develop this license. During the fourth quarter, in connection with the overall strategic review, it was determined that the Company was not in a position to develop this asset

C-F-29

as a result of both funding constraints as well as a change in strategic focus away from the wireless business. As a result of this change in strategic focus, the Company wrote-off this asset as of year-end.

        As described in Note 11, as a result of issuing warrants to Microsoft during 1999 and 2000, the Company recorded approximately 150.2 million in contract acquisition rights which were being amortized over a period of three years representing the term of the Interim Technology Agreement. During the fourth quarter the Interim Technology Agreement was terminated, and the related remaining unamortized contract acquisition rights were written-off.

        The following table summarizes the number of employees terminated as of December 31, 2001 and to be terminated during 2002 in accordance with the restructuring by both division and function:

	Number of Employees 2001	Number of Employees 2002
Division:
UPC Distribution	449	873
Priority Telecom	88	23
UPC Media	26	86
Corporate	13	4

Total	576	986

Function:
Programming	133	1
Network Operations	143	498
Customer Operations	58	112
Customer Care	84	92
Billing and Collection	1	4
Customer Acquisition and Marketing	73	164
Administration	84	115

Total	576	986

C-F-30

6.    Investments in and Advances to Affiliated Companies

  Equity Method Investments

	As of December 31, 2001
	Investments in and Advances to Affiliated Companies	Cumulative Dividends Received	Cumulative Share in Results of Affiliated Companies	Cumulative Translation Adjustments	Provision for Loss on Investments	Total
	(In thousands of Euros)
Tevel	114,278	(5,500)	(120,994)	12,216	–	–
Melita	12,881	–	(3,608)	1,138	–	10,411
Xtra Music	14,039	–	(7,450)	499	–	7,088
IPS	10,065	(2,742)	10,888	7,099	–	25,310
SBS	261,999	–	(81,332)	34,416	(114,618)	100,465
PrimaCom	345,096	–	(75,049)	–	(261,305)	8,742
TKP	30,000	–	(3,357)	–	–	26,643
Other, net	51,413	(707)	(35,701)	(16)	–	14,989

Total	839,771	(8,949)	(316,603)	55,352	(375,923)	193,648

        As of year-end, the cumulative losses recognized related to the Company's investment in Tevel exceeded the Company's investment in this entity. As a result of this, in accordance with APB 18, the Company has suspended recognition of the losses in this investment once the investment was written down to zero. The company has no further funding obligations related to this investment.

        Based on analyses performed by UPC using the quantitative and qualitative factors described in Note 3, Investment in and Advance to Affiliated Companies, Accounted for Under the Equity Method, UPC recorded a provision for loss on its investments in SBS and PrimaCom for 114.6 million and 261.3 million, respectively, during the year ended December 31, 2001. These provisions have been separately presented under "Provision for Loss on Investments", in the accompanying consolidated statement of operations.

	As of December 31, 2000
	Investments in and Advances to Affiliated Companies	Cumulative Dividends Received	Cumulative Share in Results of Affiliated Companies	Cumulative Translation Adjustments	Provision for Loss on Investments	Total
	(In thousands of Euros)
Tevel	89,817	(5,500)	(38,616)	16,190	–	61,891
Melita	12,688	–	(1,361)	697	–	12,024
Xtra Music	14,039	–	(6,572)	221	–	7,688
IPS	10,065	(2,742)	5,291	3,541	–	16,155
SBS	261,999	–	(39,265)	18,626	–	241,360
PrimaCom	345,096	–	(31,236)	–	–	313,860
Other, net	52,386	(707)	(18,797)	(572)	–	32,310

Total	786,090	(8,949)	(130,556)	38,703	–	685,288

C-F-31

        The Company had the following differences related to the goodwill over the net tangible assets acquired for its equity investments. Such differences are being amortized over an average of 15 years:

	As of December 31, 2001		As of December 31, 2000
	Goodwill	Accumulated Amortization	Goodwill	Accumulated Amortization
	(In thousands of Euros)
Tevel	86,492	(16,687)	89,683	(12,920)
Melita	12,227	(1,719)	11,953	(1,053)
Xtra Music	5,753	(1,344)	5,459	(498)
IPS	13,702	(2,044)	12,478	(1,281)
SBS	170,646	(35,424)	269,479	(18,701)
PrimaCom	34,722	(34,722)	270,507	(16,885)

Total	323,542	(91,940)	659,559	(51,338)

Marketable Equity Securities of United, at Fair Value

        As a result of the UPC Acquisition described in Note 1, UPC acquired 6,338,302 of UGC Holdings Class A common shares, as adjusted for UGC Holdings 2:1 stock split in December 1999, valued at fair market value of 30.3 million as of December 11, 1997. In November 1998, UPC sold 769,062 shares. The fair values of the remaining 5,569,240 shares as of December 31, 2001 and 2000, respectively, were 31.2 million and 81.7 million, respectively, resulting in cumulative unrealized gains of 4.5 million and 55.1 million, respectively such shares are now UGC Holdings Class A common shares following the January 30, 2002, merger transaction with Liberty and UGC Holdings.

7.    Property, Plant and Equipment

	As of December 31,
	2001	2000
	(In thousands of Euros)
Cable distribution networks	3,513,362	3,151,150
Subscriber premises equipment and converters	793,809	506,021
DTH, MMDS and distribution facilities	117,692	196,907
IT systems, office equipment, furniture and fixtures	289,376	272,579
Buildings and leasehold improvements	168,186	132,092
Other	73,893	61,635

	4,956,318	4,320,384
Accumulated depreciation	(1,201,988)	(611,032)

Net property, plant and equipment	3,754,330	3,709,352

C-F-32

8.    Goodwill and Other Intangible Assets

	As of December 31,
	2001	2000
	(In thousands of Euros)
UPC Nederland	1,388,414	1,713,365
UPC Polska	493,008	1,024,469
UPC Germany	83,231	951,990
UPC Sweden	402,584	418,828
Priority Telecom	381,260	363,215
UPC NV	1,506	154,775
Telekabel Group	181,377	180,200
UPC France	220,733	230,404
UPC Magyarorszag	154,621	141,264
Kabel Plus	113,939	115,667
Priority Wireless Group	–	108,020
UPC Norge	88,202	72,427
Other	92,333	83,659

	3,601,208	5,558,283
Accumulated amortization	(597,705)	(438,391)

Net goodwill and other intangible assets	3,003,503	5,119,892

9.    Long-Term Debt

	As of December 31,
	2001	2000
	(In thousands of Euros)
July 1999 Notes	1,796,252	1,674,095
October 1999 Notes	1,207,569	1,116,860
January 2000 Notes	1,942,684	1,789,369
UPC Distribution Bank Facility	3,163,834	2,369,258
UPC Bridge Facility	–	750,000
Exchangeable Loan	992,816	–
@Entertainment Notes	384,144	323,275
DIC Loan	53,762	55,359
Other	117,027	183,953

	9,658,088	8,262,169
Less current portion	(9,188,098)	(17,832)

Total	469,990	8,244,337

        All non-Euro denominated borrowings are recorded each period using the period end spot rate with the result being recorded as foreign exchange gain or loss. As discussed in Note 2 "Risks and Going Concern Uncertainties", as of March 3, 2002, the Company is in default under its senior notes and senior

C-F-33

discount notes, the UPC Distribution Bank Facility, the Exchangeable Loan and the agreement among EWT Elektro & Nachrichtentechnik GmbH, as Borrower and The Royal Bank of Scotland plc as Facility Agent and Security Agent and a group of financial institutions. Accordingly these borrowings have been reclassified to current portion of long-term debt.

UPC July 1999 Senior Notes and Discount Notes Offering (July 1999 Notes)

        In July 1999, UPC closed a private placement bond consisting of USD 800.0 million 10 7/8% senior notes due 2009, EUR 300.0 million 10 7/8% senior notes due 2009 and USD 735.0 million 12 1/2% senior discount notes due 2009. Interest payments on the senior notes are due semi-annually, commencing February 1, 2000. The senior discount notes were sold at 54.521% of the face amount, yielding gross proceeds of USD 400.7 million. The senior discount notes will accrue, but not pay, interest until February 2005. The USD 800.0 million 10.875% senior notes have been swapped into Euros at a rate of 1.06 US dollars per Euro. Of the Euro obligations, 50% have a fixed interest rate of 8.54% through August 1, 2004, thereafter switching to a variable rate of EURIBOR + 4.15%. The remaining 50% have a variable interest rate of EURIBOR + 4.15% (as of December 31, 2001 three months EURIBOR was 3.29%). In December 1999, UPC completed a registered exchange offering for these USD and Euro senior notes and USD senior discount notes. Of the outstanding balance 532.1 million is held by UGC Holdings, as of January 30, 2002.

UPC October 1999 Senior Notes and Discount Notes Offering (October 1999 Notes)

        In October 1999, UPC closed a private placement bond offering consisting of: USD 252.0 million and EUR 101.0 million of 11 1/4% senior notes due 2009; USD 200.0 million and EUR 100.0 million of 10 7/8% senior notes due 2007 and USD 478.0 million and EUR 191.0 million aggregate principal amount at maturity of 13 3/8% senior discount notes due 2009. The senior discount notes were sold at 52.306% of the face amount, yielding gross proceeds of USD 250.0 million and EUR 100.0 million. The senior discount notes will accrue, but not pay, interest until November 2004. UPC has entered into cross-currency swaps, swapping the USD 252.0 million, 11 1/4% coupon into fixed and variable rate Euro notes at a rate of 1.049 US dollars per Euro, and swapping the USD 200.0 million 10 7/8% coupon into fixed and variable rate Euro notes at a rate of 1.049 US dollars per Euro. Of the swapped USD 252.0 million senior notes, 50% have a fixed interest rate of 9.92% through November 1, 2004, thereafter switching to a variable rate of EURIBOR + 4.80%. The remaining 50% have a variable interest rate of EURIBOR + 4.80%. Of the swapped USD 200.0 million, 50% have a fixed interest rate of 9.92% through November 1, 2004, thereafter switching to a variable rate of EURIBOR + 4.80%. The remaining 50% have a variable interest rate of EURIBOR + 4.80% (as of December 31, 2001 three months EURIBOR was 3.29%). In April 2000, UPC completed a registered exchange offering for these USD and Euro senior notes and senior discount notes. Of the outstanding balance 427.4 million is held by UGC Holdings, as of January 30, 2002.

January 2000 Senior Notes and Discount Notes Offering (January 2000 Notes)

        In January 2000, UPC closed a private placement bond offering consisting of: USD 300 million of senior notes due 2010 with an 11 1/2% coupon; USD 600 million and EUR 200 million of senior notes due 2010 with an 11 1/4% coupon; and USD 1.0 billion aggregate principal amount 13 3/4% senior discount notes due 2010. The senior discount notes were sold at 51.224% of the face amount, yielding gross proceeds of

C-F-34

USD 512.2 million. The senior discount notes will accrue, but not pay, interest until August 2005, at which date the interest payments will become current. UPC has entered into cross-currency swaps, swapping a total of USD 300 million of the 11 1/2% series into a fixed Euro coupon of 10% at a rate of 1.01 US dollars per Euro until August 2008. In April 2000, UPC completed a registered exchange offering for these USD and Euro senior notes and USD senior discount notes. Of the outstanding balance 637.9 million is held by UGC Holdings, as of January 30, 2002.

Restrictions under our July 1999, October 1999 and January 2000 Indentures

        Our activities are restricted by the covenants of our indentures dated July 30, 1999, October 29, 1999 and January 20, 2000, under which our senior notes and senior discount notes were issued. Among other things, our indentures place certain limitations on our ability, and the ability of our subsidiaries, to borrow money, pay dividends or repurchase stock, make investments, create certain liens, engage in certain transactions with affiliates, and sell certain assets to, or merge with or into, other companies.

        Under the terms of our indentures, if we raise additional common equity, we will be permitted to incur additional debt.

PCI Notes (@Entertainment Notes)

        Poland Communications, Inc. ("PCI"), @Entertainment's major operating subsidiary sold USD 130.0 million (129.2 million) aggregate principal amount of senior notes ("PCI Notes") in October 1996. The PCI Notes bear interest at 9 7/8%, payable on May 1 and November 1 of each year. The PCI Notes mature on November 1, 2003.

        The indenture governing the PCI Notes contains covenants limiting, among other things, @Entertainment's ability to incur additional indebtedness, make certain payments and distributions, including dividends, issue and sell capital stock of @Entertainment's subsidiaries, create certain liens, enter into transactions with its affiliates, invest in non-controlled entities, guarantee indebtedness by subsidiaries, purchase the notes upon a change of control, pay dividends and make other payments affecting @Entertainment's subsidiaries, effect certain consolidations, mergers, and sale of assets and pursue certain lines of business, and change in its ownership.

        Pursuant to the terms of the PCI indenture and upon the change of control, @Entertainment was required to offer to repurchase all of the PCI Notes as a result of UPC's acquisition of @Entertainment. Pursuant to the repurchase offer, which expired on November 2, 1999, PCI purchased USD 113.2 million aggregate principal amount of PCI Notes for an aggregate price of USD 114.4 million.

@Entertainment 1998 Senior Discount Notes (@Entertainment Notes)

        In July 1998, @Entertainment (now known as UPC Polska, Inc.) sold 252,000 units, each consisting of 14 1/2% senior discount notes due 2008 and warrants entitling the warrant holders to purchase 1,824,514 shares of @Entertainment common stock, generating approximately USD 125.1 million (124.3 million) gross proceeds. In connection with the acquisition of @Entertainment, UPC acquired all of the existing warrants. The senior discount notes are unsubordinated and unsecured obligations of @Entertainment. The senior discount notes will accrete, but not pay, interest until January 2004. Subsequent to the initial

C-F-35

private placement of these notes, @Entertainment made a registered offer to exchange these notes for its 1998 senior discount notes ("1998 Senior Discount Notes").

        @Entertainment offered to repurchase these notes pursuant to the terms of the @Entertainment indenture. Pursuant to the repurchase offer, which expired on November 2, 1999, @Entertainment purchased USD 49.1 million (48.8 million) aggregate principal amount at maturity of its Senior Discount Notes.

        The indenture governing the 1998 Senior Discount Notes has covenants substantially similar to the PCI indenture.

@Entertainment 1999 Senior Discount Notes (@Entertainment Notes)

        In January 1999, @Entertainment sold 256,800 units consisting of 14 1/2% senior discount notes due 2009 and warrants to purchase 1,813,665 shares of @Entertainment's common stock, yielding gross proceeds of approximately USD 100.0 million (99.4 million). In connection with the acquisition of @Entertainment, UPC acquired all of the existing warrants. The senior discount notes will accrete, but not pay, interest until August 2004. Subsequent to the initial private placement of these notes, @Entertainment made a registered offer to exchange these notes for its 1999 senior discount notes ("1999 Senior Discount Notes").

        @Entertainment offered to repurchase these notes pursuant to the terms of the @Entertainment indenture. Pursuant to the repurchase offer, which expired on November 2, 1999, @Entertainment purchased its 1999 Senior Discount Notes described above for an aggregate price of USD 26.5 million (26.3 million).

        The indenture governing the 1999 Senior Discount Notes has covenants substantially similar to the PCI indenture.

@Entertainment 1999 Series C Senior Discount Notes (@Entertainment Notes)

        In January 1999, @Entertainment sold USD 36.0 million (35.8 million) 7.0% series C senior discount notes ("Series C Senior Discount Notes"), generating approximately USD 9.8 million (9.7 million) of gross proceeds. The Series C Senior Discount Notes are senior unsecured obligations of @Entertainment. The senior discount notes will accrete, but not pay, interest until January 2004.

        The indenture governing the Series C Senior Discount Notes has covenants substantially similar to the PCI indenture.

UPC Distribution Bank Facility

        In October 2000, UPC closed a EUR 4.0 billion operating and term loan facility ("UPC Distribution Bank Facility"). The facility is guaranteed by UPC's existing cable operating companies, excluding its Polish and German assets. The UPC Distribution Bank Facility bears interest at EURIBOR +0.75%–4.0% depending on certain leverage ratios, and an annual commitment fee of 0.5% over the undrawn amount is applicable. A first drawing was made in October 2000, to refinance existing operating company bank debt totaling EUR 2.0 billion. The purpose of the UPC Distribution Bank Facility is to finance further digital rollout and Triple Play by UPC's existing cable companies, excluding Polish and German operations.

C-F-36

Additional availability is linked to certain performance tests. As is customary for a financing of this nature, there are certain financial covenants and restrictions on UPC's cable companies' ability to make dividends and/or other payments to UPC, incur indebtedness, dispose of assets, merge and enter into affiliate transactions. UPC was in compliance with these covenants at December 31, 2001. Principal repayment will begin in 2004. The facility reaches final maturity in 2009. At December 31, 2001 approximately 3.2 billion was outstanding under this facility. The facility is structured in different tranches, with one tranche denominated in dollars for the amount of USD 347.5 million, the remainder of the facility is denominated in Euros. Concurrent with the closing, UPC entered into a cross currency and interest rate swaps, pursuant to which a USD 347.5 million obligation under the UPC Distribution Bank Facility was swapped at an average rate of 0.852 Euros per U.S. dollar until November 29, 2002. In addition UPC entered into an interest rate swap in respect of 1.725 billion to fix the EURIBOR portion of the interest calculation at 4.5474% for the period ending April 15, 2003.

        As indicated in Note 2, the Company is in default under the terms of this facility as a result of the missed interest payments during the first quarter of 2002. The Company has obtained a 90 day waiver of default from the banks syndicate which expires on June 3, 2002. During the period of waiver, the Company is permitted to borrow another 100 million under the facility, subject to certain conditions.

UPC Bridge Facility

        At the end of March 2000, a fully committed EUR 2.0 billion stand-by revolving credit facility was provided. The facility is guaranteed by UPC and certain subsidiaries. The facility accrued interest at EURIBOR +6.0%–7.0%, stepping up after March 31, 2001 with periodic increases capped at an annual rate of 18.0%. At December 31, 2000, this facility was partially drawn for a total amount of 750 million. UPC repaid the 750 million borrowed on this facility in May 2001.

DIC Loan

        In November 1998, a subsidiary of DIC loaned UPC USD 90.0 million (89.4 million) to acquire interests in the Israeli and Maltese systems. The original loan from DIC matured in November 2000 and was secured by UPC's pledge of its ownership interest in the Israeli system. In connection with the loan from DIC, UPC granted the Discount Group, its partner in the Israeli system, an option to acquire USD 90.0 million (89.4 million), plus accrued interest, of ordinary shares A at a price equal to 90.0% of the initial public offering price, and, if this option is exercised, another option to acquire USD 45.0 million (44.7 million), plus accrued interest, of ordinary shares A at a price equal to the 30-day average closing price of UPC's ordinary shares A on the Stock Market of Amsterdam Exchanges, or the initial public offering price, whichever is higher. At UPC's initial public offering, DIC exercised the first option and acquired 4,675,962 ordinary shares A. UPC repaid USD 45.0 million (44.7 million) of the loan, plus accrued interest, with proceeds from the option exercise. The other option was exercisable until September 30, 2000. In October 2000, the remaining USD 45.0 million loan was refinanced by a two-year convertible note for the amount of EUR 55 million at an annual interest of 10%, the remaining loan is secured by the Company's pledge of 50% of its ownership interest in the Israeli system. UPC also extended, through September 30, 2002, the DIC's option to convert the note to UPC shares at the average of the close price in the last 30 trading days before the conversion date.

C-F-37

Exchangeable Loan

        In May 2001, UPC completed the placement with Liberty of USD 1,225 million 6% Guaranteed Discount Notes due 2007 ("the Exchangeable Loan"), receiving proceeds of USD 856.8 (EUR 1.0 billion). The holder has the right to exchange the notes, which were issued by UPC's wholly-owned subsidiary, Belmarken Holding B.V., into ordinary shares of UPC under certain circumstances at USD 6.85 per share after May 29, 2002. The Exchangeable Loan was transferred to UGC Holdings on January 30, 2002, as a part of a transaction between Liberty, the original holder of the Exchangeable Loan, and UGC Holdings. UGC Holdings may exchange the notes for UPC's ordinary shares at USD 6.85 per share under certain circumstances before or after May 29, 2002.

        The principal terms of the Exchangeable Loan are as follows:

  •
  Exchangeable by the holder at any time after May 29, 2002 into UPC ordinary shares at USD 6.85 per share.

  •
  Callable in cash at any time in the first year at 100% plus accrued interest. Thereafter, not callable until May 29, 2004; thereafter, callable at descending premiums in cash, ordinary shares or a combination (at UPC's option) at any time prior to May 29, 2007.

  •
  UPC has the right, at its option, to require exchange of the Exchangeable Loan into UPC ordinary shares at EUR 8.00 per share on a EUR 1.00 for EUR 1.00 basis for any equity raised by UPC at a price at or above EUR 8.00 per share during the first two years, EUR 10.00 per share during the third year, EUR 12.00 per share during the fourth year, and EUR 15.00 per share during and after the fifth year.

  •
  UPC has the right, at its option, to require exchange of the Exchangeable Loan into UPC ordinary shares, if on or after November 15, 2002, its ordinary shares trade at or above USD 10.28 for at least 20 out of 30 trading days, or if on or after May 29, 2004, UPC ordinary shares trade at or above USD 8.91 for at least 20 out of 30 trading days.

        Of the outstanding balance 992.8 million is held by UGC Holdings, as of January 30, 2002.

Debt Maturities

        The maturities of the Company's long-term debt are as follows:

For the year ending December 31, 2002	9,188,098
For the year ending December 31, 2003	53,042
For the year ending December 31, 2004	6,346
For the year ending December 31, 2005	6,172
For the year ending December 31, 2006	4,958
Thereafter	399,472

9,658,088
Less current portion of long-term debt	(9,188,098)

Total	469,990

C-F-38

Fair Value of Financial Instruments

        Fair value is based on market prices for the same or similar issues. Carrying value is used when a market price is unavailable.

	As of December 31, 2001		As of December 31, 2000
	Book Value	Fair Market Value	Book Value	Fair Market Value
Senior Notes July 1999 Notes	1,796,252	262,631	1,674,095	1,000,300
Senior Notes October 1999 Notes	1,207,569	182,445	1,116,860	661,538
Senior Notes January 2000 Notes	1,942,684	262,244	1,789,369	1,069,144
UPC Distribution Bank Facility	3,163,834	3,163,834	2,369,258	2,369,258
UPC Bridge Facility	–	–	750,000	750,000
Exchangeable Loan	992,816	992,816	–	–
@Entertainment Notes	384,144	69,146	323,275	253,901
DIC loan	53,762	53,762	55,359	55,359
Other	117,027	117,027	183,953	183,953

	9,658,088	5,103,905	8,262,169	6,343,453
Less current portion	(9,188,098)	(4,948,913)	(17,832)	(17,832)

Total	469,990	154,992	8,244,337	6,325,621

Derivative Instruments

        As discussed earlier, in connection with certain borrowings, the Company has entered into both cross-currency swaps and interest rate swaps providing economic hedges to both currency and interest rate exposure.

        The following table details the fair value of the derivative instruments outstanding as of December 31, 2001 by related borrowing (in millions):

Borrowing	Type of Instrument	Fair Value
July 1999 Notes	Cross currency/interest rate swap	101.7
October 1999 Notes	Cross currency/interest rate swap	55.5
January 2000 Notes	Cross currency/interest rate swap	36.7
UPC Distribution Bank Facility	Cross currency/interest rate swap	(47.0)

Total Derivative Assets		146.9

        Of the above derivative instruments, only the 1.725 billion interest rate swap on the UPC Distribution Bank Facility qualifies as an accounting cash flow hedge as defined by SFAS 133. Accordingly, the changes in fair value of this instrument are recorded through other comprehensive income in the consolidated statements of shareholders' equity (deficit).

        The remaining instruments are marked-to-market each period with the corresponding fair value gain or loss being recorded as a part of foreign exchange gain (loss) and other income (expenses) in the accompanying consolidated statements of operations. The fair values as calculated by an independent third

C-F-39

party, consider all rights and obligations of the respective instruments, including the set-off provisions described below. For the year ended December 31, 2001, the Company recorded a loss of 118.5 million in connection with the mark-to-market valuations.

        Certain derivative instruments outlined above include set-off provisions, which provide for early termination upon the occurrence of certain events including an event of default. In an event of default, any amount payable to one party by the other party, will, at the option of the non-defaulting party be set off against any matured obligation owed by the non-defaulting party to such defaulting party. If UPC is the defaulting party and the counterparty to the swap holds bonds of UPC, these bonds may be used to settle the obligation of the counterparty to UPC. In such an event of settlement, UPC would recognize an extraordinary gain upon the delivery of the bonds. The amount of bonds, which must be delivered, is based on the principal (i.e. face) amount of the bonds held, and not the fair value, which may be substantially less.

        The consolidated balance sheet reflects these instruments as derivative assets or liabilities as appropriate.

10.  Convertible Preferred Stock

Convertible Class A Preference Shares, Series 1

        In December 2000, UPC issued 12,400 shares of par value 1.00 convertible class A preference shares, series 1, ("Preference Shares") in a private placement to institutional investors, including UGC Holdings, resulting in gross proceeds to the Company of 1.43 billion. The Preference Shares had an initial liquidation value of 114,770 per share, and accrue dividends at a rate of 8% per annum, compounded quarterly. Prior to May 1, 2010, holders of the Preference Shares will not be entitled to receive dividends or distributions. As of May 1, 2010, the holders of the Preference Shares will be entitled to a dividend of 9,181.60 per share per annum. Each Preference Share may be converted at the option of the holder at any time after the earlier to occur of (i) September 1, 2001, (ii) the date on which UGC Holdings completes the acquisition of certain assets of Liberty Media Corporation, and (iii) termination of the agreement dated June 25, 2000 between UPC, UGC Holdings, Liberty Media International, Inc. and Liberty Media Corporation. The Preference Shares are convertible into Ordinary Shares A equal to the liquidation value divided by an initial conversion price of 34.455 per share. The conversion price is subject to adjustment upon occurrence of certain events. UPC has the right to require conversion on or after May 1, 2002, if the closing price of the ordinary shares A has equaled or exceeded 150% of the conversion price for a specified time, or on or after December 1, 2003, if the closing price of the ordinary shares A has equaled or exceeded 130% of the conversion price for a specified time. Subsequent to December 1, 2004, the Preference Shares may be redeemed at UPC's option in cash, ordinary shares A of UPC, or UGC Holdings Class A Common Stock. The Company has granted certain rights to holders of the Preference Shares to have registered under the Securities Act of 1933 the sale of ordinary shares A into which the Preference Shares may be converted.

        In July 2001, the Emerging Issues Task Force ("EITF") issued Topic D-98 "Classification and Measurement of Redeemable Securities". Topic D-98 requires that securities with redemption features that are not solely within control of the issuer to be classified outside permanent equity. Because UPC's parent has an investment in the Preference Shares, the redemption features are not solely within the control of UPC. Topic D-98 became effective in the fourth fiscal quarter of 2001 and required that all prior

C-F-40

periods be restated. As a result, the Preference Shares have been reclassified, and are no longer presented as a component of permanent equity.

11.  Shareholders' Equity

        In February 1999, the Company's shareholders approved an amendment and restatement of the Company's Articles of Association to effect a 3-for-2 stock split and an increase in the number of authorized ordinary shares to 200,000,000. The Company's shareholders also approved the issuance to UGC Holdings of 100 priority shares, which have special approval and other rights. In addition, the Company's Articles of Association were amended and restated to provide for the issuance of 49,999,900 preference shares A and 200,000,000 preference shares B. The par value of all shares was set at EUR 0.30 per share.

        In July 1999, at the annual shareholders' meeting, the shareholders approved the amendment of UPC's Articles of Association to authorize 100 million ordinary shares B with the right to cast 1 vote per share and to increase the voting rights of the newly re-named ordinary shares A (formerly the ordinary shares), the priority shares, the preference shares A and the preference shares B to 100 votes per share. The shareholders also approved an increase in the nominal value of each issued and outstanding ordinary share A and each priority share from EUR 0.30 to EUR 2.0.

        At an extraordinary general meeting of shareholders, in March 2000, the shareholders approved the amendment of UPC's Articles of Association to (i) split each ordinary shares A, priority share, preference share A and preference share B (as of December 31, 1999, with a nominal value of EUR 2.00 each) into three shares with nominal value of EUR 1.00 each, (ii) split each ordinary share B (as of December 31, 1999, with a nominal value of EUR 0.02 each) into three shares with a nominal value of EUR 0.01 each and (iii) pay up an amount of EUR 145.2 million on account of the share premium reserve of the Company. All share and per share amounts in the accompanying consolidated financial statements and notes thereto have been retroactively restated to reflect these stock splits. The change in nominal value has been reflected in the consolidated statements of shareholders equity as if it occurred at the beginning of 1999.

        At an extraordinary general meeting of shareholders in November 2000, the UPC shareholders approved the amendment of UPC's Articles of Association to create the possibility for UPC to issue preference shares A with a nominal value of EUR 1.00 each. The specific terms and conditions for these shares will be determined in the resolution to issue shares.

        In November 2000, Priority Telecom acquired Cignal through a merger and exchange offer, resulting in recognition of a SAB 51 gain by UPC. In the stock-based deal, Priority Telecom acquired 100% of Cignal in exchange for a 16% interest in Priority Telecom valued at USD 200.0 million. As part of the transaction, the CLEC operations of the UPC Distribution companies have been spun-off to Priority Telecom. As of December 31, 2000, the asset transfer to the UPC Distribution companies had not been completed and, accordingly, the SAB 51 gain and the minority interest recorded by the Company as of December 31, 2000, were based on information available at that time. Upon finalization of the spin-off in the third quarter of 2001, the final SAB 51 gain was calculated, resulting in a decrease of 12.8 million to the preliminary amount.

        As of December 31, 2001, the Company had negative equity of 4,346.4 million.

C-F-41

General

        The equity classifications and amounts as stated in these consolidated financial statements do not necessarily reflect the statutory equity of the Company, as the statutory equity is subject to Dutch generally accepted accounting principles. The Dutch statutory equity is the basis for any distributions to shareholders.

UGC Holdings Indenture

        As a subsidiary of UGC Holdings "the Company's activities are restricted by the covenants in UGC Holdings" indenture dated February 5, 1998. In 2002, the holders of notes issued under this indenture agreed to remove substantially all of the covenants affecting the operations of UGC Holdings and its subsidiaries. As amended, the UGC Holdings indenture places limitations on the Company's ability, and the ability of our subsidiaries, to sell certain assets or merge with or into other companies. In January 2002, we were designated as an unrestricted subsidiary under such indenture. This action removed the restriction on asset sales.

Initial Public Offering

        During February 1999, the Company completed an initial public offering selling 133.8 million shares on Euronext Amsterdam and Nasdaq National Market System, raising gross and net proceeds from the offering of approximately 1,294.6 million and 1,206.8 million, respectively.

Amsterdam Exchange–Negative Equity

        As of December 31, 2001 the Company had negative shareholders' equity. This does not affect the fundamentals of the Company's business and is a function of significant capital investment with correspondingly high depreciation and amortization charges, typical of the telecommunications industry. Upon occurrence of the event, the Company promptly reported this deficit to the Euronext. As expected, the Euronext stock exchange has put the Company's shares on the so called "penalty bench" until such time as the Company return to positive shareholders' equity. In addition, on February 14, 2002, Euronext removed the Company's shares from the AEX index after a three-month notice period. This has not, however, resulted in a delisting of the Company's shares, which are still freely tradeable. The Company believes that the status of the Company's shares on Euronext will not have an impact on the Company's business operations, although the Company believes it will have a negative effect on the Company's stock price and could adversely affect the Company's ability to raise equity in the future.

        By letter of February 15, 2002, Euronext confirmed that once a company has been referred to the penalty bench it is Euronext's consistent policy not to lift the measure until such time as a financial restructuring of a company has been completed resulting in the shareholders' equity of such a company meeting at least the level required in order to be listed on the Euronext, and other Euronext requirements according to its rules are satisfied. Euronext confirmed that the Company would need to satisfy the following in order for the penalty bench measure imposed on the Company to be lifted:

  •
  the Company will need to receive unconditional commitments for a financial restructuring that will result in having an adequate shareholders equity to safeguard that the Company's shareholders' equity will in the foreseeable future not again turn negative,

C-F-42

  •
  the consequences for the holders of shares now traded on Euronext will need to be known and
  •
  the Company's equity will need to receive a sufficiently large free float.

        In accordance with article 108A, book 2 of the Dutch Civil Code, the Company will address the issue of negative equity at our next general shareholders' meeting.

Nasdaq National Market Listing Requirements

        The Company's ordinary shares are traded in the form of American Depositary Receipts ("ADRs") on the Nasdaq National Market under the symbol "UPCOY." Nasdaq has traditionally maintained certain rules regarding bid prices for continued listing on the market. Following the Company's third quarter results announcement on November 14, 2001 and as a result of reporting negative shareholders equity the Company is currently listed on the Nasdaq National Market under Standard Two. The minimum bid price applicable to the Company for continued listing under Standard Two is USD 3.00.

        On September 27, 2001, Nasdaq announced a suspension of the minimum bid requirements for continued listing. The suspension of these requirements remained in effect until January 2, 2002, when they were reinstated.

        On January 2, 2002, the Company's stock was trading below the USD 3.00 minimum bid price and has not traded above USD 3.00 to date. On February 14, 2002, the Company was informed, through a notification from Nasdaq, that the Company would be delisted on May 15, 2002, if the stock does not trade for 10 consecutive trading days above USD 3.00 during a 90 day cure period, beginning February 15, 2002. By response letter, the Company informed Nasdaq about the Company's restructuring process and invited Nasdaq to engage with the Company in a dialogue on the matter. Should the Company's shares continue to trade below the minimum bid requirement throughout the cure period, the Company would be subject to having its ADRs no longer eligible for trading on the Nasdaq National Market. Such a development could have an adverse effect on the Company's stock price.

Secondary Public Offering of Ordinary Shares A

        In October 1999, UPC closed the offering of 45 million of its ordinary shares A, raising gross and net proceeds from the offering of approximately 896.2 million and 851.3 million, respectively.

Warrants

        The purchasers of the Preference Shares (see Note 10) each received warrants to purchase ordinary shares A of UPC at a price per share equal to 42.546. The aggregate number of warrants issued was 6,020,934. The warrants expire after seven years. The portion of the proceeds from the Preference Shares attributable to the fair value of the warrants was recorded in equity.

Microsoft Warrants

        On January 25, 1999, UPC and Microsoft Corporation signed a letter of intent providing for the establishment of a technical services relationship. In connection with this letter of intent, UPC granted Microsoft warrants to purchase up to 11,400,000 shares or ADSs at Microsoft's option, at an exercise price of USD 9.33 (EUR 10.6). Half of the warrants are exercisable after one year from issuance for a period of up to three years. The other half of the warrants were to vest and become exercisable based on certain

C-F-43

performance criteria to be established in the definitive agreements. The first half of the warrants was for the right to negotiate the licensing of technology from Microsoft under definitive agreements to be negotiated in the future. UPC recorded as contract acquisition rights approximately 29.2 million associated with the first tranche of warrants. The accounting for the cost associated with the second tranche of warrants was not initially recognized as it depended on the establishment of the ultimate nature of the performance criteria related to earning these warrants.

        In May 2000, UPC and Microsoft entered into a technology agreement ("Interim Technology Agreement"). The Interim Technology Agreement was initially effective until either June 30, 2003 or the execution of a definitive technology agreement. The Interim Technology Agreement was non-exclusive and entered into for the purpose of assisting UPC in delivering interactive TV to UPC customers using a Microsoft platform. Simultaneously with entering into the Interim Technology Agreement, Microsoft announced its intention to exercise the first tranche of warrants and the original warrant agreement was modified to waive the performance criteria on the second tranche of warrants. The total cash exercise price payable by Microsoft upon the exercise of the first tranche of warrants was USD 53.2 million (EUR 60.4 million), which was offset by a development contribution of USD 20.0 million (EUR 22.7 million) from UPC to Microsoft under the Interim Technology Agreement. The USD 20.0 million (EUR 22.7 million) payment was accounted for as a contract acquisition right for the technology associated with the Interim Technology Agreement. The second tranche of warrants was also accounted for as a contract acquisition right of approximately USD 108.2 million (EUR 121.0 million). The amortization period for the remaining contract rights from the first tranche of warrants and the new contract rights from the second tranche of warrants, as well as the USD 20.0 million (EUR 22.7 million) development contribution, was the three year life of the Interim Technology Agreement. The exercise of the first tranche of warrants has not been completed.

        In November 2001, the Interim Technology Agreement has been terminated, consequently UPC has written off the remaining contract acquisition rights of 67.2 million.

UPC Stock Option Plan

        In 1996, UPC adopted a stock option plan (the "Plan") for certain of its employees and those of its subsidiaries. There are 18,000,000 total shares available for the granting of options under the Plan, apart of which were held by the Stichting Administratiekantoor UPC (the "Foundation"), which administered the Plan. Each option represents the right to acquire one ordinary share A, based on an agreement, dated July 26, 1996, between United Europe, Inc. and UPC. Upon an initial public offering, United Europe, Inc. could liquidate the Foundation and transfer any remaining shares in the Foundation to United Europe, Inc. During the year 2001, the Foundation was liquidated, and 3,138,289 shares were transferred to United Europe, Inc. Subsequently, in July 2001, the board of management authorized the fulfillment of the exercises of any options by employees to be satisfied by the Company through the issuance of treasury stock ("niet uitgegeven stukken depot") for a maximum of 17,000,000 ordinary shares A. The options are granted at fair market value at the time of the grant. The maximum term that the options can be exercised is five years from the date of the grant. In order to introduce the element of "vesting" of the options, the Plan provides that even though the options are exercisable immediately, the shares to be issued for options granted in 1996 vest in equal monthly increments over a three-year period from the effective date set forth in the option grant. In March 1998, the Plan was revised to increase the vesting period for any new grants of options to four years, vesting in equal monthly increments. Upon termination of an employee (except in

C-F-44

the case of death, disability or the like), all vested options must be exercised, within 30 days of the termination date. The Supervisory Board may alter these vesting schedules in its discretion. The Plan also contains anti-dilution protection and provides that, in the case of change of control, the acquiring company has the right to require UPC to acquire all of the options outstanding at the per share value determined in the transaction giving rise to the change of control.

        For purposes of the pro forma disclosures presented below, UPC has computed the fair values of all options granted during the year ended December 31, 2001, 2000 and 1999 using the Black-Scholes single-option pricing model and the following weighted-average assumptions:

	For the Year Ended December 31,
	2001	2000
Risk-free interest rate	4.15%	4.60%
Expected life regular options	5 years	5 and 10 years
Expected volatility	95%	95%
Expected dividend yield	0%	0%

        Based upon Black-Scholes single option model, the total fair value of options granted was approximately 157.4 million for the year ended December 31, 2001, 140.8 million for the year ended December 31, 2000 and 38.5 million for the year ended December 31, 1999. These amount are being amortized using the straight-line method over the vesting period of the options. Cumulative compensation expense recognized in pro forma net income, with respect to options that are forfeited prior to vesting, is adjusted as a reduction of pro forma compensation expense in the period of forfeiture. Stock-based compensation, net of the effect of forfeitures and net of actual compensation expense recorded in the statement of operations, was 86.6 million, 40.5 million and 5.9 million, for the year ended December 31, 2001, December 31, 2000 and December 31, 1999, respectively. This stock-based compensation had the following pro forma effect on net income (in thousands):

	For the Year Ended December 31,
	2001		2000		1999
	Net Loss	Net Loss Per Share	Net Loss	Net Loss Per Share	Net Loss	Net Loss Per Share
As reported	(4,540,791)	(10.27)	(1,996,408)	(4.56)	(784,298)	(2.08)

Pro Forma	(4,627,391)	(10.46)	(2,036,908)	(4.65)	(790,198)	(2.09)

C-F-45

        A summary of stock option activity for the Plan is as follows:

	For the Year Ended December 31,
	2001		2000		1999
	Number of shares	Weighted- Average Exercise Price	Number of shares	Weighted- Average Exercise Price	Number of shares	Weighted- Average Exercise Price
		(Euros)		(Euros)		(Euros)
Outstanding at beginning of period	11,232,330	12.62	10,955,679	6.94	12,586,500	1.72
Granted during period	17,849,542	10.61	2,629,762	27.97	4,338,000	14.91
Forfeitured during period	(2,138,712)	15.87	(127,486)	21.39	(266,565)	3.44
Exercised during period	(2,066,390)	1.82	(2,225,625)	2.19	(5,702,256)	1.65

Outstanding at end of period	24,876,770	11.49	11,232,330	12.62	10,955,679	6.94

Exercisable at end of period(1)	10,502,678	10.64	5,803,659	7.62	4,769,595	3.10

(1)
Includes certificate rights as well as options.

        The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

	For the Year Ended December 31, 2001			For the Year Ended December 31, 2000			For the Year Ended December 31, 1999
Exercise Price	Number of Options	Fair Value	Exercise Price	Number of Options	Fair Value	Exercise Price	Number of Options	Fair Value	Exercise Price
		(Euros)			(Euros)			(Euros)
Less than market price	756,240	11.64	4.54	2,124,486	60.37	24.23	375,000	8.94	16.12
Equal to market price	16,278,774	9.03	11.13	359,910	24.25	38.02	3,963,000	8.95	14.79
Greater than market price	814,528	2.06	5.92	145,366	25.89	57.75	–	–	–

Total	17,849,542	8.82	10.61	2,629,762	53.52	27.97	4,338,000	8.94	14.91

        The following table summarizes information about stock options outstanding, vested and exercisable as of December 31, 2001:

	Options Outstanding			Options Exercisable
Exercise Price Range (Euros)	Number of Options Outstanding	Weighted-Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price
			(Euros)		(Euros)
1.00–1.82	2,505,480	1.94	1.74	2,283,656	1.80
2.05–5.20	4,693,181	4.14	4.87	1,520,042	4.54
5.26–12.99	13,804,003	3.85	12.58	4,648,374	12.25
13.14–75.00	3,874,106	2.95	21.90	2,050,606	21.31

	24,876,770	3.57	11.49	10,502,678	10.64

C-F-46

        The Plan was accounted for as a variable plan prior to the initial public offering. Accordingly, compensation expense was recognized at each financial statement date based on the difference between the grant price and the fair value of the Company's common stock. Subsequent to the initial public offering the Plan has been accounted for as a fixed plan. Compensation expense of 32.6 million, 36.2 million and 5.9 million was recognized for the years ended December 31, 2001, December 31, 2000 and December 31, 1999, respectively.

UPC Phantom Stock Option Plan

        In 1998, the Company adopted a phantom stock option plan (the "Phantom Plan") which permits the grant of phantom stock rights in up to 7,200,000 shares of the Company's common stock. The rights are granted at fair market value at the time of grant, and generally vest in equal monthly increments over the four-year period following the effective date of grant and may be exercised for ten years following the effective date of grant. The Phantom Plan gives the employee the right to receive payment equal to the difference between the fair market value of a share of UPC common stock and the option base price for the portion of the rights vested. UPC, at its sole discretion, may make payment in (i) cash, (ii) freely tradable shares of United Class A Common Stock or (iii) freely tradable shares of its common stock. If the Company chooses to make a cash payment, even though its stock is publicly traded, employees have the option to receive an equivalent number of freely tradeable shares of stock instead. It is the intention of the Company to settle all phantom options through the issuance of ordinary shares. The Phantom Plan contains anti-dilution protection and provides that, in certain cases of a change of control, all phantom options outstanding become fully exercisable. The Phantom Plan is accounted for as a variable plan in accordance with its terms, resulting in compensation expense for the difference between the grant price and the fair market value at each financial statement date. Compensation (credit) expense of (24.3) million, (88.5) million and 117.4 million was recognized for the years ended December 31, 2001, December 31, 2000 and December 31, 1999 respectively.

        A summary of stock option activity for the Phantom Plan is as follows:

	For the Year Ended December 31, 2001		For the Year Ended December 31, 2000		For the Year Ended December 31, 1999
	Number of shares	Weighted- Average Exercise Price	Number of shares	Weighted- Average Exercise Price	Number of shares	Weighted- Average Exercise Price
		(Euros)		(Euros)		(Euros)
Outstanding at beginning of period	3,878,316	4.75	4,144,563	2.98	6,172,500	1.91
Granted during period	–	–	391,641	17.49	585,000	9.67
Forfeitured during period	(119,866)	5.05	(529,666)	2.51	(1,540,128)	2.00
Exercised during period	(367,438)	1.86	(128,222)	3.02	(1,072,809)	1.89

Outstanding at end of period	3,391,012	5.05	3,878,316	4.75	4,144,563	2.98

Exercisable at end of period	2,884,649	4.17	2,599,494	3.44	1,554,813	2.47

C-F-47

The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

	For the Year Ended December 31, 2001			For the Year Ended December 31, 2000			For the Year Ended December 31, 1999
Exercise Price	Number of Options	Fair Value	Exercise Price	Number of Options	Fair Value	Exercise Price	Number of Options	Fair Value	Exercise Price
		(Euros)			(Euros)			(Euros)
Less than market price	–	–	–	391,641	17.49	17.49	–	–	–
Equal to market price	–	–	–	–	–	–	585,000	9.67	9.67

Total	–	–	–	391,641	17.49	17.49	585,000	9.67	9.67

        The following table summarizes information about stock options outstanding, vested and exercisable as of December 31, 2001:

	Options Outstanding			Options Exercisable
Exercise Price Range (Euros)	Number of Options Outstanding	Weighted-Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price
			(Euros)		(Euros)
1.82	1,626,557	6.21	1.82	1,618,588	1.82
2.05	849,532	6.72	2.05	672,345	2.05
9.67	540,000	7.13	9.67	391,875	9.67
11.4–28.67	374,923	8.23	19.27	201,841	19.25

	3,391,012	6.71	5.05	2,884,649	4.17

chello broadband Phantom Stock Option Plan

        As of June 1998, the Company adopted a phantom stock option plan (the "chello Phantom Plan"), which permits the grant of phantom stock rights of chello broadband, a wholly-owned subsidiary of the Company. The rights are granted at an option price equal to the fair market value at the time of grant, and generally vest in equal monthly increments over the four-year period following the effective date of grant and the option must be exercised, in all cases, not more than ten years from the effective date of grant. The chello Phantom Plan gives the employee the right to receive payment equal to the difference between the fair market value of a share (as defined in the chello Phantom Plan) of chello and the option price for the portion of the rights vested. The Company, at its sole discretion, may make the required payment in (i) cash, (ii) freely tradable shares of United Class A Common Stock, (iii) the common stock of UPC, which shall be valued at the closing price on the day before the date the Company makes payment to the option holder, or (iv) the chello's common shares, if they are publicly traded and freely tradable ordinary shares. If the Company chooses to make a cash payment, even though its stock is publicly traded, employees have the option to receive an equivalent number of freely tradable shares of chello's stock

C-F-48

instead. It is the intention of the Company to settle all phantom options through the issuance of ordinary shares. A summary of stock option activity for the chello Phantom Plan is as follows:

	For the Year Ended December 31, 2001		For the Year Ended December 31, 2000		For the Year Ended December 31, 1999
	Number of shares	Weighted- Average Exercise Price	Number of shares	Weighted- Average Exercise Price	Number of shares	Weighted- Average Exercise Price
		(Euros)		(Euros)		(Euros)
Outstanding at beginning of period	2,354,163	8.16	2,330,129	7.54	570,000	4.54
Granted during period	507,500	4.31	–	–	–	–
Granted during period	–	–	–	–	235,000	4.54
Granted during period	–	–	117,438	9.08	1,309,838	9.08
Granted during period	–	–	804,525	4.31	355,500	4.31
Forfeitured during period	(1,405,638)	7.77	(154,297)	6.27	(128,542)	4.71
Exercised during period	(330,509)	7.23	(743,632)	6.68	(11,667)	4.54

Outstanding at end of period	1,125,516	6.73	2,354,163	8.16	2,330,129	7.54

Vested and exercisable at end of period	578,836	6.65	412,768	7.55	414,913	6.13

        The following table summarizes information about option rights outstanding, vested and exercisable as of December 31, 2001 under the chello Phantom Plan:

	Options Outstanding			Options Exercisable
Exercise Price (Euros)	Number of Options Outstanding	Weighted-Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price
			(Euros)		(Euros)
4.31	468,550	8.02	4.31	242,393	4.31
4.54	103,056	6.67	4.54	61,372	4.54
9.08	553,910	7.58	9.08	275,071	9.08

	1,125,516	7.71	6.73	578,836	6.65

        The chello Phantom Plan is accounted for as a variable plan in accordance with its terms, resulting in compensation expense for the difference between the grant price and the fair market value at each financial statement date. Compensation (credit) expense of (3.9) million, (27.7) million and 69.4 million was recognized for the years ended December 31, 2001, December 31, 2000 and December 31, 1999, respectively. chello broadband's estimate of the fair value of its ordinary stock as of December 31, 2001 and as of December 31, 2000 utilized in recording compensation expense and deferred compensation expense under the chello Phantom plan was 0.78 per share and 21.00 per share, respectively.

C-F-49

chello broadband Stock Option Plan

        In June 1999, the Company adopted a stock plan (the "chello Plan"). Under the chello Plan, the Company's Supervisory Board may grant stock options to the Company's employees at fair market value at the time of grant. All options are exercisable upon grant and for the period of five years. In order to introduce the element of "vesting" of the options, the chello Plan provides that even though the options are exercisable immediately, the shares to be issued or options to be granted are deemed to vest 1/48th per month for a four year period from date to grant. If the employee's employment terminates, other than in case of death, disability or similar events, for a so-called "urgent reason" under Dutch law or for documented and material non-performance, all unvested options previously exercised must be resold to the Company at the original purchase price, and all vested options must be exercised, within 30 days of the termination date. The Supervisory Board may alter these vesting schedules at its discretion. The chello plan also provides that, in case of a change in control, the Company has the right to require a foundation to acquire all of the options outstanding at the per share value determined in the transaction giving rise to the change in its control.

        For purposes of the pro forma disclosures presented below, chello has computed the fair values of all options granted under the chello Plan during the year ended December 31, 2001, 2000 and 1999, using the Black-Scholes single-option pricing model and the following weighted-average assumptions:

	For the Year Ended December 31,
	2001	2000	1999
Risk-free interest rate	4.15%	4.60%	5.76%
Expected life regular options	5 years	5 years	5 years
Expected volatility	95%	95%	95%
Expected dividend yield	0%	0%	0%

        The total fair value of options granted under the chello plan was nil million for the year ended December 31, 2001, nil for the year ended December 31, 2000 and 3.7 for the year ended December 31, 1999. These pro forma amounts are amortized using the straight-line method over the vesting period of the options. Cumulative compensation expense recognized in pro forma net income, with respect to options that are forfeitured prior to vesting, is adjusted as a reduction of pro forma compensation expense in the period of forfeiture. For the years ended December 31, 2001, December 31, 2000 and December 31, 1999, respectively, pro forma stock-based compensation, net of the effect of the forfeitures was 741, 741 and 726 respectively. The stock-based compensation had the following pro forma effect on net income (in thousands):

	For the Year Ended December 31,
	2001		2000		1999
	Net Loss	Net Loss Per Share	Net Loss	Net Loss Per Share	Net Loss	Net Loss Per Share
As reported	(4,540,791)	(10.27)	(1,996,408)	(4.56)	(784,298)	(2.08)

Pro Forma	(4,541,532)	(10.27)	(1,997,149)	(4.56)	(785,024)	(2.08)

C-F-50

        A summary of stock option activity for the chello Stock Option Plan is as follows:

	For the Year Ended December 31, 2001			For the Year Ended December 31, 2000		For the Year Ended December 31, 1999
	Number of shares		Weighted- Average Exercise Price	Number of shares	Weighted- Average Exercise Price	Number of shares	Weighted- Average Exercise Price
			(Euros)		(Euros)		(Euros)
Outstanding at beginning of period	300,000		9.08	300,000	9.08	–	–
Granted during period	–		–	–	–	550,000	9.08
Forfeitured during period	–		–	–	–	–	–
Exercised during period	–		–	–	–	(250,000)	9.08

Outstanding at end of period	300,000		9.08	300,000	9.08	300,000	9.08

Vested end of period	378,125	(1)	9.08	240,625	9.08	103,125	9.08

(1)
Of the total number of vested options, 171,875 options were already exercised, these were included in the exercised options during 1999.

        The weighted-average remaining contractual life for these options was 3.25 years and 2.25 years as of December 31, 2000 and December 31, 2001, respectively.

Priority Telecom Stock Option Plan

        In 2000, Priority Telecom adopted a stock option plan (the "Priority Plan") for its Management level employees and those of its subsidiaries. There are 594,762 shares available for granting as options under the Priority Plan, which are held and administered by the Stichting Priority Telecom Foundation (the "Priority Telecom Foundation"). Priority Telecom appoints the board members of the Priority Telecom Foundation and thus controls the voting of the Foundation's common stock. The options are granted at fair market value at the time of the grant. The maximum term that the options can be exercised is five years from the date of the grant. The vesting period for any new grants of options is four years, vesting in equal monthly increments. Upon the termination of an employee's employment (except in case of death, disability or similar events), all unvested options previously exercised must be resold to the Priority Telecom Foundation at the original purchase price, or all vested options must be exercised, within 30 days of the termination date. The Priority Plan also contains anti-dilution protection and provides that, in the case of change of control, outstanding options shall be subject to the applicable acquisition agreement. Such agreement may require Priority Telecom to acquire all of the options outstanding at the per share value determined in the transaction giving rise to the change of control.

C-F-51

        For purposes of the pro forma disclosures presented below, Priority Telecom has computed the fair values of all options granted during the year ended December 31, 2001 and 2000 using the Black-Scholes single-option pricing model and the following weighted-average assumptions:

	For the Year Ended December 31,
	2001	2000
Risk-free interest rate	4.15%	4.60%
Expected life regular options	5 years	5 and 10 years
Expected volatility	2.67%	0.32%
Expected dividend yield	0%	0%

        The total fair value of options granted under the Priority Plan for the year ended December 31, 2001 and December 31, 2000, were 181 and 469, respectively. These pro forma amounts are amortized using the straight-line method over the vesting period of the options. Cumulative compensation expense recognized in pro forma net income, with respect to options that are forfeitured prior to vesting, is adjusted as a reduction of pro forma compensation expense in the period of forfeiture. For the years ended December 31, 2001 and December 31, 2000, respectively, pro forma stock-based compensation, net of the effect of the forfeitures was 447 and 40 respectively. The stock-based compensation had the following pro forma effect on net income (in thousands):

	For the Year Ended December 31,
	2001		2000
	Net Loss	Net Loss Per Share	Net Loss	Net Loss Per Share
As reported	(4,540,791)	(10.27)	(1,996,408)	(4.56)

Pro Forma	(4,540,831)	(10.27)	(1,996,855)	(4.56)

        A summary of stock option activity for the Priority Stock Option Plan is as follows:

	For the Year Ended December 31,
	2001		2000
	Number of shares	Weighted- Average Exercise Price	Number of shares	Weighted- Average Exercise Price
		(Euros)		(Euros)
Outstanding at beginning of period	154,587	131.84	107,247	101.05
Granted during period	198,750	7.04	48,225	201.48
Forfeitured during period	(41,712)	152.18	(848)	195.00
Exercised during period	(670)	117.78	(37)	215.40

Outstanding at end of period	310,955	51.93	154,587	131.84

Exercisable at end of period	144,597	68.99	85,067	80.46

C-F-52

The combined weighted-average fair values and weighted-average exercise prices of options are as follows:

	For the Year Ended December 31, 2001			For the Year Ended December 31, 2000
Exercise Price	Number of Options	Fair Value	Exercise Price	Number of Options	Fair Value	Exercise Price
		(Euros)			(Euros)
Less than market price	165,000	1.06	6.71	1,913	214.97	0.43
Equal to market price	33,750	0.22	8.66	46,312	0.87	209.78
Greater than market price	–	–	–	–	–	–

Total	198,750	0.92	7.04	48,225	9.36	201.48

        The following table summarizes information about stock options outstanding, vested and exercisable as of December 31, 2001:

	Options Outstanding			Options Exercisable
Exercise Price Range (Euros)	Number of Options Outstanding	Weighted-Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price
			(Euros)		(Euros)
0.45	6,476	6.79	0.45	6,475	0.45
6.71	158,997	4.74	6.71	46,411	6.71
7.75–43.86	80,875	5.53	23.46	51,229	31.67
178.58–223.79	64,482	7.84	203.51	40,411	197.99
447.58	125	7.67	447.58	70	447.58

	310,955	5.63	51.93	144,596	68.99

Aggregate Pro Forma Impact on Net Income

        Based upon Black-Scholes single option model, the total aggregate fair value of options granted was approximately 157.6 million for the year ended December 31, 2001, 141.3 million for the year ended December 31, 2000 and 42.2 million for the year ended December 31, 1999. These amounts are being amortized using the straight-line method over the vesting period of the options. Cumulative compensation expense recognized in pro forma net income, with respect to options that are forfeited prior to vesting, is adjusted as a reduction of pro forma compensation expense in the period of forfeiture. Stock-based compensation, net of the effect of forfeitures and net of actual compensation expense recorded in the statement of operations, was 87.8 million, 41.6 million and 6.6 million, for the year ended December 31,

C-F-53

2001, December 31, 2000 and December 31, 1999, respectively. This stock-based compensation had the following pro forma effect on net income (in thousands):

	For the Year Ended December 31,
	2001		2000		1999
	Net Loss	Net Loss Per Share	Net Loss	Net Loss Per Share	Net Loss	Net Loss Per Share
As reported	(4,540,791)	(10.27)	(1,996,408)	(4.56)	(784,298)	(2.08)

Pro Forma	(4,628,579)	(10.47)	(2,038,049)	(4.65)	(790,924)	(2.09)

12.  Commitments and Contingencies

        The Company has entered into various operating lease agreements for office space, office furniture and equipment, and vehicles. Rental expense under these lease agreements totaled 64,392, 87,392 and 19,365 for the years ended December 31, 2001 and, December 31, 2000 and December 31, 1999, respectively.

        As of December 31, 2001, the Company had operating lease obligations as follows:

EUR
(In thousands)
For the year ending 2002	47,497
For the year ending 2003	34,041
For the year ending 2004	24,954
For the year ending 2005	17,831
For the year ending 2006	24,971
For the year ending 2007 and thereafter	50,323

Total	199,617

Leases

        UPC has entered into various capital lease agreements with third parties for indefeasible rights of use on fiber optic cable. As of December 31, 2001, the Company had capital lease obligations as follows:

EUR
(In thousands)
For the year ending 2002	4,817
For the year ending 2003	4,836
For the year ending 2004	4,857
For the year ending 2005	4,878
For the year ending 2006	4,900
For the year ending 2007 and thereafter	55,299

Total Minimum LeasePayments	79,587

Less: Amount representing interest	(31,244)

Present value of minimum lease payments	48,343

C-F-54

        UPC has entered into an agreement for the long-term lease of satellite transponder capacity providing service from Europe to Europe, North America and South America. The remaining term of the agreement is 131 months, with a minimum aggregate total cost of approximately 110.8 million payable in monthly installments based on capacity used. The table below shows the aggregate minimum commitment in relation to this agreement per year.

EUR
(In thousands)
For the year ending 2002	10,151
For the year ending 2003	10,151
For the year ending 2004	10,151
For the year ending 2005	10,151
For the year ending 2006	10,151
For the year ending 2007 and thereafter	60,060

Total	110,815

Programming, Broadcast and Exhibition Rights

        UPC has entered into long-term programming agreements and agreements for the purchase of certain exhibition or broadcast rights with a number of third party content providers for its cable systems. The agreements have terms, which range from one to twenty years and require that the license fees be paid either at a fixed amount payable at the time of execution or based upon a guaranteed minimum number of subscribers connected to the system each month. At December 31, 2001, the Company had an aggregate minimum commitment in relation to these agreements of approximately 147.9 million over the next seventeen years. The table below shows the aggregate minimum commitment in relation to these agreements per year.

EUR
(In thousands)
For the year ending 2002	24,853
For the year ending 2003	22,160
For the year ending 2004	18,812
For the year ending 2005	15,001
For the year ending 2006	6,852
For the year ending 2007 and thereafter	60,266

Total	147,944

        In connection with the Canal+ merger, TKP assumed the programming rights, guarantees and obligations were directly related to the Company's DTH business. Pursuant to the Definitive Agreements for the Canal+ merger, the Company remains contingently liable for the performance under those assigned contracts. As of December 31, 2001, management estimates the potential exposure under these assigned contracts to be 78.4 million.

C-F-55

Purchase Commitments

        UPC has entered into a framework agreement for the supply of various types of equipment. Under this agreement, UPC has a commitment to purchase at the prevailing market price, 300,000 cable modems prior to the end of June 2003 and 300,000 set top boxes prior to the end of August 2004. A substantial number of modems and set top boxes has been purchased to date under this commitment.

        UPC has entered into a framework agreement for the supply of various types of equipment. Under this agreement, UPC has commitment to purchase up to 42.5 million before December 31, 2003, of which 12.3 million is committed in 2002 and 30.2 milllion in 2003.

Purchase Options

        Under the UPC Germany Shareholders Agreement, the 49% shareholder has an option to put his interest in UPC Germany to UPC in exchange for approximately 10.6 million of UPC's ordinary shares A, as adjusted for final settlement. The option expires March 31, 2003. UPC has the option to pay for the put, if exercised, in either its 10.6 million shares or the equivalent value of cash on such date. If the option is not exercised, upon its expiration, the 49% shareholder has the right to demand that UPC contribute cash and/or other assets (including stock) to UPC Germany equal to approximately 358.8 million, representing the remainder of UPC's contribution obligation to UPC Germany. UPC has effective ownership of 51% of EWT/TSS Group through its 51% owned subsidiary UPC Germany. Pursuant to the agreement to acquire EWT/TSS Group, UPC is required to fulfill a so-called contribution obligation by no later than March 2003, by contribution of certain assets amounting to approximately 358.8 million. This contribution obligation is reflected as a liability in the UPC N.V. parent-only financials. The 49% owner in UPC Germany may call for 22% of the ownership interest in certain circumstances such as a material default by UPC under its financing agreements, in exchange for 1 Deutsche Mark. Upon settlement of the exercise, UPC's interest in UPC Germany will be reduced to 29% and the Company would no longer consolidate UPC Germany in its results. In addition, the Company believes the delivery of the shares also extinguishes the contribution obligation.

Litigation and Claims

        The following is a description of the legal proceedings to which UPC or one of UPC's subsidiaries is a party. In addition, from time to time, UPC may become involved in litgation relating to claims arising out of our operations in the normal cause of the Company's business. In the opinion of the Company's management, the ultimate resolution of these legal proceedings would not be likely to have a material adverse effect on UPC's subsidiaries' business, results of operations, financial condition or liquidity.

        On July 4, 2001, InterComm Holdings LLC, InterComm France CVOHA ("ICF I"), InterComm France II CVOHA ("ICF II"), and Reflex Participations ("Reflex," collectively with ICF I and ICF II, the "ICF Party") served a demand for arbitration on UPC, UGC Holdings, and its subsidiaries, Belmarken Holding B.V. and UPC France Holding B.V. The claimants allege breaches of obligations allegedly owed by UPC in connection with the ICF Party's position as a minority shareholder in Médiaréseaux S.A. The claimants seek relief in the nature of immediate acceleration of an alleged right to require UPC or an affiliate to purchase all or any of the remaining shares in Médiareséaux S.A. from the ICF Party and/or compensatory damages, but in either case no less than EUR 70 million, plus reasonable fees and costs. The ICF Party has not specified from which entity it is seeking such relief; however, UGC Holdings is not a

C-F-56

party to any agreement with the claimants and has been dismissed from the proceedings. UPC and its affiliates, as respondents, deny these claims and intend to defend against claimants' allegations vigorously. On July 23, 2001 the ICF Party obtained an order granted by the civil court of Meaux (Juge de l'execution of the Tribunal de Grande Instance of Meaux) for the attachment of Médiaréseaux S.A.'s shares held by UPC France Holding B.V. by means of unilateral proceedings without enabling the latter to defend itself. This attachment order has since been dissolved. UPC is vigorously defending the arbitration proceedings and has filed appropriate counter claims.

13.  Segment and Geographic Information

        The Company's business has historically been derived from cable television. Commencing in 1998, the Company began launching telephone and internet services over parts of its upgraded network. The Company is managed internally as three primary businesses, UPC Distribution, UPC Media and Priority Telecom (with the UPC Media division managing the chello broadband and programming businesses). In addition, Corporate, IT and Other is a separate reporting segment. UPC Distribution focuses on providing cable television, DTH, internet and telephone services to residential customers and is comprised of the local operating systems. chello broadband serves as the internet content and portal provider and, until December 31, 2001, as the internet access provider. UPCtv provides video content and programming, as well as UPC's digital products. In February 2001, chello broadband was combined with the programming and digital businesses led by UPCtv under one management team as UPC Media. Priority Telecom is focused on providing telephone and internet services to business customers. Corporate, IT and Other relates primarily to centralized activities which support multiple platforms and services.

        The Company evaluates performance and allocates resources based on the results of these divisions. The key operating performance criteria used in this evaluation includes revenue growth and net operating loss before depreciation, amortization, stock-based compensation expense and impairment and restructuring charges ("Adjusted EBITDA"). Industry analysts generally consider EBITDA to be a helpful way to measure the performance of cable television operations and communications companies. Management believes Adjusted EBITDA helps investors to assess the cash flow from operations from period to period and thus value the Company's business. Adjusted EBITDA should not, however, be considered a replacement for net income, cash flows or any other measure of performance or liquidity under generally accepted accounting principles, or as an indicator of a company's operating performance. The presentation of Adjusted EBITDA may not be comparable to statistics with a similar name reported by other companies. Not all companies and analysts calculate Adjusted EBITDA in the same manner.

C-F-57

        A summary of the segment information by geographic area is as follows:

	Revenue for the Year Ended December 31,
	2001	2000(1)	1999(2)
	(In thousands of Euros)
Triple Play(3):
The Netherlands	409,192	306,482	149,037
Austria	182,323	138,265	98,936
Belgium	24,953	21,828	17,235
Czech Republic	34,044	27,149	7,246
Norway	66,755	55,561	47,371
Hungary	93,172	69,687	33,388
France	93,705	71,644	29,135
Poland	86,028	74,713	25,375
Sweden	45,273	39,955	13,081
Germany	47,974	10,548	–
Other	31,799	23,863	7,872

Total Triple Play Distribution	1,115,218	839,695	428,676

DTH	84,534	58,448	7,728
Programming	82,194	61,657	13,999
Other	53,701	5,271	1,392
Intercompany Eliminations	(78,963)	(59,887)	(11,408)

Total Distribution	1,256,684	905,184	440,387

Priority Telecom	230,485	88,061	–
UPC Media	84,610	41,545	8,374
Corporate, IT & Other	4,228	3,662	6,063
Intercompany Eliminations	(197,243)	(37,627)	(7,323)

Total	1,378,764	1,000,825	447,501

C-F-58

	Triple Play Revenue for the Twelve Months Ended December 31, 2001
	Cable Television(4)	Telephone	Internet/ Data	Total
	(In thousands of Euros)
Triple Play:
The Netherlands	254,034	70,863	84,295	409,192
Austria	85,707	46,109	50,507	182,323
Belgium	15,395	–	9,558	24,953
Czech Republic	31,710	838	1,496	34,044
Norway	49,947	7,653	9,155	66,755
Hungary	63,066	26,612	3,494	93,172
France	62,655	23,473	7,577	93,705
Poland	84,190	–	1,838	86,028
Sweden	34,203	–	11,070	45,273
Germany	47,869	42	63	47,974
Other	31,799	–	–	31,799

Total Triple Play Distribution	760,575	175,590	179,053	1,115,218

	Triple Play Revenue for the Twelve Months Ended December 31, 2000
	Cable Television(4)	Telephone	Internet/ Data	Total
	(In thousands of Euros)
Triple Play:
The Netherlands	217,450	50,516	38,516	306,482
Austria	83,087	27,464	27,714	138,265
Belgium	15,749	1,437	4,642	21,828
Czech Republic	25,912	965	272	27,149
Norway	49,048	3,406	3,107	55,561
Hungary	47,448	21,780	459	69,687
France	58,637	10,203	2,804	71,644
Poland	74,709	–	4	74,713
Sweden	33,559	–	6,396	39,955
Germany	10,520	11	17	10,548
Other	23,863	–	–	23,863

Total Triple Play Distribution	639,982	115,782	83,931	839,695

C-F-59

	Triple Play Revenue for the Twelve Months Ended December 31, 1999
	Cable Television(4)	Telephone	Internet/ Data	Total
	(In thousands of Euros)
Triple Play:
The Netherlands	110,618	30,275	8,144	149,037
Austria	79,151	6,920	12,865	98,936
Belgium	14,875	–	2,360	17,235
Czech Republic	7,075	171	–	7,246
Norway	46,492	345	534	47,371
Hungary	33,270	–	118	33,388
France	26,015	2,562	558	29,135
Poland	25,375	–	–	25,375
Sweden	12,605	–	476	13,081
Germany	–	–	–	–
Other	7,872	–	–	7,872

Total Triple Play Distribution	363,348	40,273	25,055	428,676

(1)
For the twelve months ended December 31, 2000, the revenue for our CLEC activities in the Netherlands, Austria and Norway have been reclassified from UPC Distribution to Priority Telecom, which is consistent with the presentation for the twelve months ended December 31, 2001.

(2)
For the twelve months ended December 31, 1999, the revenue for our CLEC activities are included in Triple Play revenue as the carve-out of our CLEC activities for 1999 is not available.

(3)
Triple Play includes cable television, telephone, internet and digital.

(4)
Digital is included in Cable Television.

C-F-60

	Adjusted EBITDA for the Year Ended December 31,
	2001	2000(1)	1999(2)
	(In thousands of Euros)
Triple Play(3):
The Netherlands	66,015	16,932	27,755
Austria	49,011	35,839	31,670
Belgium	5,180	(878)	1,586
Czech Republic	11,997	4,422	(1,010)
Norway	8,786	7,939	7,900
Hungary	33,596	25,296	10,784
France	(25,245)	(19,724)	(9,474)
Poland	(262)	(371)	(8,797)
Sweden	9,444	(2,517)	331
Germany	26,055	4,852	–
Other	9,901	6,018	1,112

Total Triple Play Distribution	194,478	77,808	61,857

DTH	(9,032)	(19,455)	(26,465)
Programming	(39,021)	(52,670)	(34,406)
Other	7,332	(9,297)	(1,132)

Total Distribution	153,757	(3,614)	(146)

Priority Telecom	(89,329)	(41,062)	(5,436)
UPC Media	(112,671)	(190,270)	(73,972)
Corporate, IT & Other	(113,543)	(128,251)	(40,273)

Total	(161,786)	(363,197)	(119,827)

(1)
For the twelve months ended December 31, 2000, Adjusted EBITDA for our CLEC activities in the Netherlands, Austria and Norway have been reclassified from UPC Distribution to Priority Telecom, which is consistent with the presentation for the twelve months ended December 31, 2001.

(2)
For the twelve months ended December 31, 1999, Adjusted EBITDA for our CLEC activities are included in Triple Play Adjusted EBITDA as the carve-out of our CLEC activities for 1999 is not available.

(3)
Triple Play includes cable television, telephone, internet and digital.

C-F-61

        Following is a reconciliation of Adjusted EBITDA to UPC's net loss before income tax benefit (expense) and cumulative effect of change in accounting principle:

	For the Years Ended December 31,
	2001	2000	1999
Adjusted EBITDA	(161,786)	(363,197)	(119,827)
Depreciation and amortization	(1,097,822)	(718,669)	(266,070)
Impairment and restructuring charges	(1,687,948)	–	–
Stock-based compensation	(4,354)	79,995	(192,710)

Net operating loss	(2,951,909)	(1,001,871)	(578,607)
Interest income	49,655	44,345	20,104
Interest expense	(919,570)	(753,231)	(178,448)
Provision for loss on investments	(375,923)	–	–
Gain (loss) on sale of business	(468,306)	(3,482)	1,501
Foreign exchange gain (loss) and other income (expense), net	(172,437)	(177,803)	(22,561)

Net loss before income taxes and other items	(4,838,490)	(1,892,042)	(758,011)
Share in results of affiliated companies, net	(186,047)	(116,690)	(29,760)
Minority interests in subsidiaries	543,092	23,887	1,651

Net loss before income tax benefit (expense) and cumulative effect of change in accounting principle	(4,481,445)	(1,984,845)	(786,120)

	Geographical Area for the Year Ended December 31,
	2001	2000	1999
	(In thousands of Euros)
The Netherlands	490,176	372,901	156,463
Austria	190,348	145,107	98,936
Belgium	25,206	21,828	17,235
Czech Republic	45,813	31,367	8,231
Norway	78,132	61,719	47,371
Hungary	104,209	71,134	33,388
France	97,511	71,649	29,135
Poland	152,025	132,136	35,694
Sweden	46,622	39,955	13,081
Germany	56,897	12,031	–
Other	91,825	40,998	7,967

	1,378,764	1,000,825	447,501

C-F-62

	Investments in Affiliates As of December 31,		Long-Lived Assets As of December 31,
	2001	2000	2001	2000
Corporate	157,448	660,508	306,939	248,016
UPC Media	3,112	5,132	73,146	137,805
Priority Telecom	–	159	212,092	112,511
Distribution:
The Netherlands	206	1,432	1,215,702	1,258,935
Austria	–	–	297,155	291,599
Belgium	–	–	24,273	24,520
Czech Republic	–	–	141,051	122,810
Norway	–	–	234,712	196,376
Hungary	109	3	249,707	227,087
France	–	–	630,169	573,974
Poland	32,732	17,480	165,089	321,060
Sweden	–	–	80,259	68,447
Germany	41	571	80,881	80,698
Other	–	3	43,155	45,514

Total	193,648	685,288	3,754,330	3,709,352

	Capital Expenditures As of December 31,			Total Assets As of December 31,
	2001	2000	1999	2001	2000
Corporate	47,712	255,855	39,218	1,294,762	3,052,779
UPC Media	56,057	120,874	45,504	134,302	188,789
Priority Telecom	78,075	162,176	446	769,413	519,118
Distribution:
The Netherlands	239,508	388,347	195,568	2,477,579	2,929,364
Austria	103,801	144,814	91,146	459,347	464,174
Belgium	9,371	10,673	8,230	48,290	46,463
Czech Republic	29,441	31,794	2,986	247,444	231,122
Norway	67,830	108,429	55,342	337,914	319,324
Hungary	35,391	127,979	37,703	393,657	376,722
France	128,347	245,812	69,235	857,037	914,385
Poland	39,903	137,767	45,127	771,155	1,316,945
Sweden	32,219	17,792	13,725	416,642	453,231
Germany	14,323	7,297	–	161,700	1,044,344
Other	15,244	12,957	5,283	106,222	111,679

Total	897,222	1,772,566	609,513	8,475,464	11,968,439

C-F-63

	Long-Lived Assets by Geographical Area As of December 31,
	2001	2000
	(In thousands of Euros)
The Netherlands	1,741,438	1,642,178
Austria	326,843	294,171
Belgium	24,325	24,573
Czech Republic	141,051	122,810
Norway	263,625	213,022
Hungary	249,800	227,087
France	630,187	573,988
Poland	165,543	321,060
Sweden	85,953	68,665
Germany	80,916	80,756
Other	44,649	141,042

Total	3,754,330	3,709,352

	Depreciation and Amortization For the Year ended December 31,
	2001	2000	1999
	(In thousands of Euros)
Corporate	(82,740)	(31,286)	(1,542)
UPC Media	(41,709)	(25,522)	(6,113)
Priority Telecom	(90,437)	(17,268)	(1,401)
Distribution:
The Netherlands	(282,150)	(257,223)	(86,664)
Austria	(76,602)	(62,547)	(40,035)
Belgium	(8,420)	(10,211)	(9,157)
Czech Republic	(27,479)	(18,165)	(3,837)
Norway	(40,159)	(34,395)	(30,873)
Hungary	(39,358)	(25,253)	(7,999)
France	(88,028)	(65,051)	(21,071)
Poland	(141,832)	(117,705)	(37,731)
Sweden	(41,478)	(37,461)	(14,189)
Germany	(120,526)	(4,535)	–
Other	(16,904)	(12,047)	(5,458)

Total	(1,097,822)	(718,669)	(266,070)

C-F-64

14.  Income Taxes

        To the extent UPC qualifies as a Dutch holding company it may benefit from the so-called participation exemption. The participation exemption is a facility in Dutch corporate tax law which allows a Dutch company to exempt any dividend income and capital gains in relation with its participation in subsidiaries. Capital losses are also exempted, apart from liquidation losses (under stringent conditions). All costs incurred at the UPC level which relate to an investment in a foreign subsidiary such as interest expense on loans used for the financing of the investment in the foreign subsidiary are not tax deductible. In addition, currency gains and losses on these loans are excluded from the calculation of corporation taxation.

        The significant components of the net deferred tax liability are as follows:

	As of December 31,
	2001	2000
Deferred Tax Assets:
Tax net operating loss carryforward	1,598,981	718,837
Accrued interest	78,212	39,217
Foreign currency effects	231	61,952
Property, plant and equipment, net	32,428	6,343
Derivative assets	30,719	—
Other	27,479	12,601

Total deferred tax assets	1,768,050	838,950

Valuation allowance	(1,768,050)	(829,216)

Deferred tax assets, net of valuation allowance	–	9,734
Deferred Tax Liabilities:
Intangible assets	(89,380)	(18,533)

Total deferred tax liabilities	(89,380)	(18,533)

Deferred tax liabilities, net	(89,380)	(8,799)

        The deferred tax liabilities are included in "other long-term liabilities" on the balance sheet.

C-F-65

        The difference between income tax expense provided for in the financial statements and the expected income tax benefit at statutory rates is reconciled as follows:

	For the Years Ended December 31,
	2001	2000	1999
Expected income tax benefit at the
Dutch statutory rate of 35%	(1,693,471)	(662,215)	(265,304)
Tax effect of permanent and other differences:
Valuation allowance of permanent differences	835,428	433,458	244,910
Non-deductible expenses	3,476	28,247	65,162
International rate differences	10,922	44,514	783
Depreciation	(15,868)	–	–
Goodwill amortization	93,156	95,988	–
Goodwill write off	616,657	–	–
Non-deductible interest	88,724	64,251	–
Capitalized costs	7	(7,127)	(47,063)
Expired tax loss carryforward	22,567	9,246	–
Other	(1,214)	(2,432)	(310)

Total income tax expense (benefit)	(39,616)	3,930	(1,822)

        The benefits of tax loss carry forwards arise primarily in the Netherlands, France, and Poland. The benefit of the tax loss carry forwards of France, and Poland aggregating to 321.9 million as of December 31, 2001 will expire. The benefit of the tax loss carry forwards of the Netherlands, aggregating to 1,111.4 million as of December 31, 2001 have no expiration date.

15.  Comprehensive Income (Loss)

        The components of total comprehensive income (loss) are as follows:

	For the Years Ended December 31,
	2001	2000	1999
	(In thousands of Euros)
Net loss	(4,420,480)	(1,988,775)	(784,298)
Other comprehensive income (loss):
Change in unrealized gain (loss) on investments	(13,899)	(351,844)	351,026
Change in fair value of derivative assets	(26,920)	–	–
Change in cumulative translation adjustments	109,782	55,766	9,763

Total comprehensive income (loss)	(4,351,517)	(2,284,853)	(423,509)

C-F-66

16.  Basic Net Loss Attributable to Common Shareholders

	For the Years Ended December 31,
	2001	2000	1999
	(In thousands of Euros)
Net loss	(4,420,480)	(1,988,775)	(784,298)
Accretion of Series 1 convertible preferred stock	(120,311)	(7,633)	–

Basic net loss attributable to common shareholders	(4,540,791)	(1,996,408)	(784,298)

17.  Related Party Transactions

Agreement with UGC Holdings

        In February 1999, UGC Holdings and the Company became parties to a Management Service Agreement (the "United Service Agreement"), with an initial term through 2009, pursuant to which UGC Holdings will provide services such as accounting, financial reporting, investor relations, human resources, information technology, equipment procurement and testing expenses, corporate offices lease payments and costs associated with corporate finance activities. Under the United Service Agreement, the Company will pay UGC Holdings a fixed amount each month (initially USD 0.3 million). After the first year of the United Service Agreement, the fixed amount may be adjusted from time to time by UGC Holdings to allocate corporate level expenses among UGC Holdings' operating companies, including UPC, taking into account the relative size of the operating companies and their estimated use of UGC Holdings' resources. Until December 31, 2001, the monthly charges were USD 0.3 million. In addition, UPC will continue to reimburse UGC Holdings for costs incurred by UGC Holdings that are directly attributable to UPC. The United Service Agreement also specifies the basis upon which UGC Holdings may second certain of its employees to UPC. The Company generally is responsible for all costs incurred by UGC Holdings with respect to any seconded employee's employment and severance.

Related Party Payables

        The Company classifies any unpaid invoices related to seconded employee expenses or other expenses incurred by UGC Holdings on the Company's behalf as related party payables on the balance sheet. As of December 31, 2001 and 2000, the related party payable was 5,065 and 762, respectively.

Related Party Debt

        On January 30, 2002, United, UGC Holding's parent company, acquired approximately USD 1,435 million and 263 million principal amount at maturity of UPC's outstanding senior notes and senior discount notes as well as an EUR 1.0 billion Exchangeable Loan issued by Belmarken Holding B.V, one of UPC's primarily wholly-owned subsidiaries. As per December 31, 2001 these notes and exchangeable loan are classified as 2,590.2 related party debt.

Loans to Employees

        In 1996, UPC loaned certain employees of the Company amounts for the exercise of the employees' stock options, taxes on options exercised, or both. These recourse loans bear interest at 5.0% per annum. The employees' liability to the Company is presented in the consolidated financial statements net of the

C-F-67

Company's obligation to the employees under the plan. As of December 31, 2001 and 2000, the receivables from employees, including accrued interest totaled 4,193 and 5,140, respectively. The receivables from employees per December 31, 2001 have been fully reserved for.

UPC Corporate Facility

        In August 2000, UPC entered into an unsecured USD 200.0 million bridge facility with UGC Holdings, with an annual accrued interest of 12%. The principal amount and interest were due in full on October 1, 2001. UPC repaid this facility from the proceeds of the sale of its convertible preference shares, series 1.

        In November 2000, UPC entered into an unsecured USD 250.0 million bridge facility with UGC Holdings, with an annual accrued interest of 12%. The principal amount and interest were due in full on October 1, 2001. UPC repaid this facility from the proceeds of the sale of its convertible preference shares, series 1.

18.  Subsequent Events

        On January 31, 2002, UPC amended certain swap agreements with a bank. The swap agreements were entered into in connection with the issuance of certain of UPC's notes. The swap agreements were subject to early termination upon the occurrence of certain events. The amendment provides that the bank's obligations to the Company under the swap agreements have been substantially fixed at approximately 400 million, and the agreements will be unwound on or prior to July 30, 2002. In settlement of the bank's obligations to UPC, the bank is entitled to offset, and will deliver to UPC, approximately 400 million, subject to adjustment in the case of certain circumstances, in aggregate principal amount of UPC's Senior Notes held by that bank. The fair value of the Senior Notes to be delivered will be substantially less than 400 million and UPC will recognize an extraordinary gain.

        On February 20, 2002, the minority shareholders in UPC Romania have exercised their option which requires UPC to purchase all of their partnership interests effective December 31, 2001 for consideration of 24.1 million, which was paid in February 2002.

        On March 5, 2002, the Company received notice of the holders' notice of exercise. UPC has effective ownership of 51% of EWT/TSS Group through its 51% owned subsidiary UPC Germany. Pursuant to the agreement to acquire EWT/TSS group, UPC is required to fulfill a so-called contribution obligation by no later than in March 2003, by contribution of certain assets amounting to approximately 358.8 million. If UPC fails to make such contribution by such date or in certain circumstances such as a material default by UPC under its financing agreements, the 49% owner in UPC Germany may call for 22% of the ownership interest in exchange, for 1 Deutsche Mark upon settlement of the exercise, the Company's interest in UPC Germany would be reduced to 29% and the Company will no longer consolidate UPC Germany. In addition, the Company believes the delivery of the shares also extinguishes the contribution obligation.

        Other subsequent events are described in Note 2 "Risks and Uncertainties" in the consolidated financial statements.

C-F-68

INDEPENDENT AUDITORS' REPORT ON SCHEDULES

        We have audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated financial statements of United Pan-Europe Communications N.V. included in this Form 10-K and have issued our report thereon dated April 12, 2002. Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The following schedules are the responsibility of the Company's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic consolidated financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements as indicated in our report with respect thereto and, in our opinion, based on our audit, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

        Our report on the consolidated financial statements includes explanatory paragraphs with respect to the change in accounting principle as a result of the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative and Hedging Activities" in 2001, as discussed in Notes to the consolidated financial statements, and the substantial doubt about the company's ability to continue as a going concern, as discussed in Notes to the consolidated financial statements.

ARTHUR ANDERSEN

Amstelveen, The Netherlands,

April 12, 2002

C-S-1

UNITED PAN-EUROPE COMMUNICATIONS N.V.

PARENT ONLY–SCHEDULE I

Condensed Information as to the Financial Condition of Registrant

	As of December 31, 2001	As of December 31, 2000
	(In thousands of Euros, except share and per share amounts)
ASSETS:
Current assets
Cash and cash equivalents	29,560	666,988
Restricted cash	1,890	421
Receivables, affiliated companies	194,517	479,236
Deferred financing costs, net of accumulated amortization of 20,225 and nil, respectively	67,225	–
Other receivables, net	9,133	5,837
Other current assets	3,429	31,153

Total current assets	305,754	1,183,635
Investments in and advances to affiliated companies, accounted for under the equity method, net	2,323,363	5,046,687
Property, plant and equipment, net of accumulated depreciation of 44,060 and 2,404 respectively	227,101	239,027
Goodwill and other Intangibles, net of accumulated amortization of 85 and 50, respectively	1,333	5,938
Other investments	68,761	63,277
Deferred financing costs, net of accumulated amortization of nil and 9,873, respectively	–	78,886
Derivative assets	194,000	192,808
Other assets	–	3,000

Total assets	3,120,312	6,813,258

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT):
Current liabilities
Accounts payable, including related party payables of 5,065 and nil, respectively	40,490	58,830
Accrued liabilities, including related party accrued liability of 18,080 and nil, respectively	140,345	146,485
Accrued liabilities, affiliated companies	30,909	–
Short-term debt, including related party debt of nil and 1,761, respectively	–	1,761
Current portion of long-term debt, including related party debt of 1,597,429 and nil, respectively	4,946,505	–

Total current liabilities	5,158,249	207,076
Long-term debt	–	4,580,324
Long-term debt, affiliated companies	785,556	476,688
Other long-term liabilities	17,495	35,800

Total liabilities	5,961,300	5,299,888
Convertible preferred stock (see Note 4)	1,505,435	1,392,251
Shareholders' equity (deficit) (As adjusted for stock splits)
Priority stock, 1.0 par value, 300 shares authorized, 300 shares issued	–	–
Ordinary stock, 1.0 par value, 600,000,000 shares authorized, 443,417,525 and 441,246,729 shares issued, respectively	443,418	441,247
Additional paid-in capital	2,766,492	2,800,234
Deferred compensation	(52,088)	(87,945)
Accumulated deficit	(7,651,418)	(3,110,627)
Other cumulative comprehensive income	147,173	78,210

Total shareholders' equity (deficit)	(4,346,423)	121,119

Total liabilities and shareholders' equity (deficit)	3,120,312	6,813,258

C-S-2

	For the Years Ended December 31,
	2001	2000	1999
	(In thousands of Euros, except share and per share amounts)
Management fee income from related parties	68,247	94,784	11,411
Corporate general and administrative expense	(84,251)	(38,149)	(139,705)
Depreciation and amortization	(99,361)	(28,678)	(1,986)
Impairment and restructuring charges	(99,766)	–	–

Net operating loss	(215,131)	27,957	(130,280)
Interest income	11,416	22,833	22,758
Interest income, affiliated companies	856,660	396,540	27,869
Interest expense	(455,386)	(505,276)	(103,130)
Interest expense, related party	(65,800)	–	(1,298)
Foreign exchange gain (loss) and other income (expense), net	(214,733)	(133,261)	15,648

Net gain (loss) before income taxes and other items	(82,974)	(191,207)	(168,433)
Share in results of affiliated companies, net	(4,368,510)	(1,797,568)	(615,865)
Income tax expense	(54)	–	–

Net loss before cumulative effect of change in accounting principle	(4,451,538)	(1,988,775)	(784,298)
Cumulative effect of change in accounting principle	31,058	–	–

Net loss	(4,420,480)	(1,988,775)	(784,298)

Basic net loss attributable to common shareholders	(4,540,791)	(1,996,408)	(784,298)

Basic and diluted net loss per ordinary share before cumulative effect of change in accounting principle(1)	(10.32)	(4.56)	(2.08)

Basic and diluted net loss per ordinary share(1)	(10.27)	(4.56)	(2.08)

Weighted-average number of ordinary shares outstanding(1)	442,226,377	438,041,841	377,969,829

(1)
As adjusted for the stock splits.

The accompanying notes are an integral part of these consolidated financial statements.

C-S-3

UNITED PAN-EUROPE COMMUNICATIONS N.V.

PARENT ONLY–SCHEDULE I

	For the Years Ended December 31,
	2001	2000	1999
	(In thousands of Euros)
Cash flows from operating activities:
Net loss	(4,420,480)	(1,988,775)	(784,298)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	99,361	28,753	1,986
Amortization of deferred financing costs	9,712	8,071	10,135
Non-cash impairment and restructuring charges	99,766	–	–
Accretion of interest	230,174	196,426	30,282
Share in results of affiliated companies, net	4,368,510	1,797,568	615,865
Compensation expense related to stock options	8,300	(53,645)	101,388
Exchange rate (gain) loss, net	63,397	103,158	(11,021)
Cumulative effect of change in accounting principle	(31,058)	–	–
Loss on derivative assets	128,154	–	–
Other	7,800	1,531	1,670
Changes in assets and liabilities:
Increase (decrease) in receivables	309,147	(3,252)	(3,406)
Decrease (increase) in other non-current assets	–	(2,496)	(15,802)
Increase (decrease) in other current liabilities	6,429	131,532	47,671
Increase (decrease) in deferred taxes and other long-term liabilities	–	(3,575)	(152)

Net cash flows from operating activities	879,212	215,296	(5,682)

Cash flows from investing activities:
Restricted cash deposited, net	(1,469)	18,262	(18,683)
Investments in, loans to and advances to affiliated companies, net	(1,610,876)	(3,573,151)	(2,830,121)
Investments in securities, net	–	(27,518)	(255,133)
Capital expenditures	(29,095)	(217,372)	(32,086)
Sale of affiliated companies	–	–	16,648

Net cash flows from investing activities	(1,641,440)	(3,799,779)	(3,119,375)

C-S-4

Cash flows from financing activities:
Proceeds from initial public offering, net	1,786	–	1,206,910
Proceeds from secondary public offering, net	–	–	851,306
Proceeds from issuance of convertible preferred stock	–	1,423,148	–
Proceeds from contribution shareholder	–	7,401	–
Proceeds from senior notes	–	1,594,161	2,393,451
Proceeds from short-term borrowings	–	227,381	18,225
Proceeds from long- and short-term borrowings, affiliated companies	123,004	315,923	–
Deferred financing costs	–	(39,505)	(51,265)
Repayments of long and short-term borrowings	–	(227,381)	(281,355)
(Repayments) borrowings on note payable to shareholder	–	–	(48,561)
Repayments on short-term note	–	–	(16,499)

Net cash flows from financing activities	124,790	3,301,128	4,072,212

Effect of exchange rates on cash	–	–	–

Net increase (decrease) in cash and cash equivalents	(637,438)	(283,355)	947,155
Cash and cash equivalents at beginning of period	666,998	950,353	3,198

Cash and cash equivalents at end of period	29,560	666,998	950,353

Non-cash investing and financing activities:
Issuance of shares upon conversion of United loan	–	–	6,559

Acquisition of EWT/TSS via issuance of subsidiary shares	–	715,040	–

Acquisition of Cignal Global Communications via issuance of subsidiary shares	–	235,700	–

Supplemental cash flow disclosures:
Cash paid for interest	(289,778)	(241,562)	(21,542)

Cash received for interest	16,100	30,035	25,198

C-S-5

UNITED PAN-EUROPE COMMUNICATIONS N.V.

PARENT ONLY–SCHEDULE I

1.    Organization and Nature of Operations

        United Pan-Europe Communications N.V., formerly known as United and Philips Communications B.V. ("UPC" or the "Company"), was formed for the purpose of acquiring and developing multi-channel television and telecommunications systems in Europe. In 1995, UGC Holdings, Inc. (formerly known as United International Holdings, Inc. and then as UnitedGlobalCom, Inc. ("UGC Holdings")), a United States of America corporation, and Philips Electronics N.V. ("Philips"), contributed their respective ownership interests in European and Israeli multi-channel television systems to UPC. In December 1997, UGC Holdings acquired Philips' 50% interest in UPC (the "UPC Acquisition"), thereby making it an effectively wholly-owned subsidiary of UGC Holdings (subject to certain employee equity incentive compensation arrangements). Subsequently in February 1999, UPC had its initial public offering. As of December 31, 2001, UGC Holdings owns 53.1% of UPC. Through its broadband communications networks and services in 17 countries in Europe and in Israel, UPC currently offers communication services in many European countries through its three primary divisions, UPC Distribution, UPC Media and Priority Telecom. UPC Distribution, which comprises the local operating systems, provides video, telephone and internet services for residential customers, (Triple Play). UPC Media comprises the converging internet content and programming business and, in 2001, the internet access business. Priority Telecom focuses on providing network solutions to the business customer.

        These parent only financial statements are presented as required by SEC regulation SX 12-04. Accordingly, these financial statements present the stand-alone financials of United Pan-Europe Communications, N.V.. Activity related to the Company's subsidiaries is included on the balance sheet as "investments in and advances to affiliated companies, accounted for under the equity method, net", and on the statement of operations as "share in results of affiliated companies, net."

2.    Risks and Going Concern Uncertainties

        The Company has incurred substantial operating losses and negative cash flows from operations, which have been driven by continuing development efforts, including the introduction of new services such as digital video, telephone and internet. Additionally, substantial capital expenditures have been required to deploy these services and to acquire businesses. Management expects the Company to incur operating losses at least through 2005, primarily as a result of the continued introduction of these new services, which are in the early stages of deployment, as well as continued depreciation expense. During 2001, the Company reviewed their current and long-range plan for all segments of their business and the Company hired a strategic consultant to assist the Company in the process. The Company worked extensively with this consultant to revise the Company's strategic and operating plans. The Company has revised their strategic vision, no longer focusing on an aggressive digital roll-out, but on increasing sales of products and services that have better gross margins and are currently profitable. The revised business plan focuses on average revenue per subscriber and margin improvement, increased penetration of new service products within existing upgraded homes, efficient deployment of capital and focus on products with positive net present values.

        Viewing the Company's funding requirements and the Company's possible lack of access to debt and equity capital in the near term, UPC determined that it would not make interest payments on our senior notes and senior discount notes, as they fell due. On February 1, 2002, UPC failed to make required interest payments in the aggregate amount of EUR 113.0 million (USD 100.6 million) on their outstanding 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010 and 11 1/2% Senior Notes due 2010. The indentures related to UPC's senior notes and senior discount notes provide that it failing to make interest payments constitutes an "Event of Default" under the notes if UPC is in default of the payment of interest

C-S-6

on any of the notes for a period of time in excess of 30 days. Since UPC failed to make the interest payments upon expiration of this 30-day grace period on March 3, 2002, Events of Default occurred under those indentures. The occurrence of these Events of Default constituted cross Events of Default under the indentures related to the remaining series of senior notes and senior discount notes. The occurrence of the various Events of Default gives the trustees under the related indentures, or requisite number of holders of such notes, the right to accelerate the maturity of all of the Company's senior notes and senior discount notes. As of March 31, 2002, neither the trustees for those notes nor the requisite number of holders of those notes have accelerated the payment of principal and interest under those notes.

        On February 1, 2002 UPC signed a Memorandum of Understanding with United and UGC Holdings. The Memorandum of Understanding describes a non-binding agreement in principle with United and UGC Holdings to enter into negotiations with the holders of the Company's senior notes and senior discount notes to attempt to reach agreement on a means to restructure the Company's indebtedness at the holding company level.

        UPC's failure to make the February 1, 2002, interest payment on UPC's outstanding 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010, and 11 1/2% Senior Notes due 2010, and the resulting Events of Default under the indentures relating to the Company's senior notes and senior discount notes, gave rise to cross events of default under the following credit and loan facilities:

  •
  the senior secured credit facility among UPC Distribution Holding B.V., UPC's indirect wholly-owned subsidiary ("UPC Distribution"), as Borrower, TD Bank Europe Limited and Toronto Dominion (Texas), Inc., as Facility Agents, and a group of banks and financial institutions (the "UPC Distribution Bank Facility");

  •
  the revolving loan facility among EWT Elektro & Nachrichtentechnik GmbH, UPC's majority-owned subsidiary ("EWT"), as Borrower, a group of entities as Guarantors, The Royal Bank of Scotland plc ("RBS") as Facility Agent and Security Agent and a group of financial institutions (the "EWT Facility"); and the Exchangeable Loan.

  •
  the USD 1,225 million 6% Guaranteed Discount Notes due 2007 ("the Exchangeable Loan").

        The UPC Distribution Bank Facility is secured by share pledges to the banks on UPC Distribution Holding B.V., which is the holding company of most companies within the UPC Distribution group, and over operating companies within this group. The EWT Facility is secured by share pledges over EWT to RBS. The occurrence of the cross events of default under those facilities give the creditors under those facilities the right to accelerate the maturity of the loans and to foreclose upon the collateral securing the loans.

        On March 4, 2002 UPC received waivers from the lenders under the UPC Distribution Bank Facility, the EWT Facility and the Exchangeable Loan for the cross events of defaults under such facilities that existed or may exist as a result of the Company's failure to make the interest payment due on February 1, 2002, on the Company's outstanding 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010 and 11 1/2% Senior Notes due 2010, any future failure by the Company to make the interest payment due on May 1, 2002 on the Company's outstanding 10 7/8% Senior Notes due 2007 and 11 1/4% Senior Notes due 2009 within the applicable cure periods, or any resulting cross defaults.

        Each of these waivers will remain effective until the earlier of

  •
  June 3, 2002,

C-S-7

  •
  the occurrence of any other Event of Default under the respective credit or loan facility that is not covered by the waiver, or

  •
  in the case of the waiver for the Exchangeable Loan only the acceleration of any advances under the UPC Distribution Bank Facility, the conversion of the notes under the credit or loan facility into UPC's ordinary shares in accordance with the terms of the Memorandum of Understanding, or five business days after United has given notice to the Company that, in its judgment, restructuring negotiations with holders of the senior notes and senior discount notes are not progressing satisfactorily.

        In addition, each of these waivers contains certain other conditions and undertakings and will terminate if there is a default by UPC of the terms of that waiver. The waiver under the UPC Distribution Bank Facility subjects UPC to a EUR 100 million drawdown limitation under that facility, subject to certain conditions, during the period in which the waiver is in place.

        As of March 31, 2002, UPC had not made the interest payment on the 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010, and 11 1/2% Senior Notes due 2010, and none of the defaults described above have had a material adverse effect on the operations of UPC's subsidiaries or their or UPC's relationships with customers, suppliers and employees.

        The occurrence of the events of default described above also triggered the right of the holders of a minority interest in the Company's 51% owned subsidiary, UPC Germany, to acquire from UPC for nominal consideration shares of UPC Germany constituting 22% of UPC Germany's outstanding shares. On March 5, 2002, UPC received notice of the holders' notice of exercise. After settlement of this exercise, UPC's interest in UPC Germany will be reduced to 29%. The involved parties are in discussion about this exercise notice.

        During the month of March 2002, UPC met with representatives of United, which currently holds the Exchangeable Loan and a significant portion of the Company's senior notes and senior discount notes, and a steering committee representing the holders of the Company's senior notes and senior discount notes (other than United) to begin preliminary discussions with respect to a process for, and terms of, a restructuring of those notes and the Exchangeable Loan. Currently, United and its advisors and the noteholders' steering committee and its advisors are conducting due diligence about UPC and the Company's current financial condition. UPC has not reached any decisions with either United or the noteholders' steering committee regarding the terms or timing of a debt restructuring. UPC expects that this process will take a number of months to complete. If completed, the restructuring will result in substantial dilution of UPC's existing shareholders, a loss of some or all of the fair value of the Company's outstanding securities, including the Company's ordinary shares, preference shares and senior notes and senior discount notes, as well as the Exchangeable Loan. Since UPC is in preliminary discussions with United and the noteholders' steering committee, UPC cannot predict the terms or the timing of the Company's restructuring. In addition, UPC cannot assure you that the Company will be able to reach agreement with either United or the noteholders on mutually satisfactory terms for the debt restructuring.

        If UPC is unable to reach agreement on the terms of the debt restructuring or is otherwise unable to successfully complete an agreed upon restructuring plan for the Company's debt, UPC may seek relief under a debt moratorium, leading to a suspension of payments, or bankruptcy proceeding under applicable laws. If UPC seeks relief under either of these proceedings, or any other laws that may be available to the Company, holders of the Company's outstanding securities, including the Company's ordinary shares,

C-S-8

preference shares and senior notes and senior discount notes, as well as the Exchangeable Loan, may lose some or all of the value of their investment in the Company's securities. Such proceedings could result in material changes in the nature of UPC's business, material adverse changes to UPC's financial condition and results of operations or the Company's liquidation.

        In a separate transaction on February 1, 2002, UPC amended two swap agreements with a bank effective as of January 31, 2002. The swap agreements were entered into in connection with the issuance of some of the Company's senior notes and senior discount notes. The swap agreements were subject to early termination upon the occurrence of certain events, including defaults described above. The amendment provides that the bank's obligations to the Company under the swap agreements have been substantially fixed and the agreements will be unwound on or prior to July 30, 2002. In settlement of the bank's obligations to the Company, the bank is entitled to offset, and will deliver to the Company, approximately EUR 400 million, subject to adjustment in the case of certain circumstances, in aggregate principal amount of the Company's senior notes and senior discount notes held by that bank. Upon offset against, and delivery to UPC of, the senior notes and senior discount notes, UPC's indebtedness will be reduced by approximately EUR 400 million and UPC will recognize an extraordinary gain.

        UPC has experienced net losses since formation. As of December 31, 2001, there was substantial uncertainty whether UPC's sources of capital, working capital and projected operating cash flow would be sufficient to fund the Company's expenditures and service the Company's indebtedness over the next year. Accordingly, there is substantial doubt regarding the Company's ability to continue as a going concern. In addition, as a result of the events of default described above, UPC's senior notes, senior discount notes, the Exchangeable Loan and the UPC Distribution Bank Facility have been classified as current liabilities. UPC's ability to continue as a going concern is dependent on (i) UPC's ability to restructure the July 1999 Notes, October 1999 Notes, January 2000 Notes, the Exchangeable Loan and the convertible preferred stock and (ii) UPC's ability to generate the cash flows required to enable it to recover the Company's assets and satisfy the Company's liabilities, in the normal course of business, at the amounts stated in the consolidated financial statements. Due to the uncertainty of UPC's ability to continue as a going concern, the Report of Independent Accountant includes a modification in this respect.

3.    Basis of Presentation

        The accompanying parent only financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles. The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        In February 1999, UPC acquired telephony and programming assets from UGC Holdings through the issuance of new shares. As the acquisition was between entities under common control, the transaction was accounted for at historical cost, similar to pooling of interest accounting. Prior period financial statements of the transferee are restated for all periods in which the operations were part of parent's consolidated financial statements. Accordingly, the Company has restated all periods presented as if UPC had acquired the telephone and programming assets from UGC Holdings as of the date of UGC Holdings' initial investment.

C-S-9

        Certain prior period amounts have been reclassified to conform with current period presentation.

4.    Convertible Preferred Stock

Convertible Class A Preference Shares, Series 1

        In December 2000, UPC issued 12,400 shares of par value 1.00 convertible class A preference shares, series 1, ("Preference Shares") in a private placement to institutional investors, including UGC Holdings, resulting in gross proceeds to the Company of 1.43 billion. The Preference Shares had an initial liquidation value of 114,770 per share, and accrue dividends at a rate of 8% per annum, compounded quarterly. Prior to May 1, 2010, holders of the Preference Shares will not be entitled to receive dividends or distributions. As of May 1, 2010, the holders of the Preference Shares will be entitled to a dividend of 9,181.60 per share per annum. Each Preference Share may be converted at the option of the holder at any time after the earlier to occur of (i) September 1, 2001, (ii) the date on which UGC Holdings completes the acquisition of certain assets of Liberty Media Corporation, and (iii) termination of the agreement dated June 25, 2000 between UPC, UGC Holdings, Liberty Media International, Inc. and Liberty Media Corporation. The Preference Shares are convertible into Ordinary Shares A equal to the liquidation value divided by an initial conversion price of 34.455 per share. The conversion price is subject to adjustment upon occurrence of certain events. UPC has the right to require conversion on or after May 1, 2002, if the closing price of the ordinary shares A has equaled or exceeded 150% of the conversion price for a specified time, or on or after December 1, 2003, if the closing price of the ordinary shares A has equaled or exceeded 130% of the conversion price for a specified time. Subsequent to December 1, 2004, the Preference Shares may be redeemed at UPC's option in cash, ordinary shares A of UPC, or UGC Holdings Class A Common Stock. The Company has granted certain rights to holders of the Preference Shares to have registered under the Securities Act of 1933 the sale of ordinary shares A into which the Preference Shares may be converted.

        In July 2001, the Emerging Issues Task Force ("EITF") issued Topic D-98 "Classification and Measurement of Redeemable Securities". Topic D-98 requires that securities with redemption features that are not solely within control of the issuer to be classified outside permanent equity. Because UPC's parent has an investment in the Preference Shares, the redemption features are note solely within the control of UPC. Topic D-98 became effective in the fourth fiscal quarter of 2001 and required that all prior periods be restated. As a result, the Preference Shares have been reclassified, and are no longer presented as a component of permanent equity.

C-S-10

5.    Long-Term Debt and Current Portion of Long-Term Debt

	As of December 31,
	2001	2000
	(In thousands of Euros)
Senior Notes July 1999	1,796,252	1,674,095
Senior Notes October 1999	1,207,569	1,116,860
Senior Notes January 2000	1,942,684	1,789,369
Long term debt affiliated companies	785,556	476,688

	5,732,061	5,057,012
Less current portion	(4,946,505)	–

Total	785,556	5,057,012

        All non-Euro denominated borrowings are recorded each period using the period end spot rate with the result being recorded as foreign exchange gain or loss. As discussed in Note 2 "Risks and Going Concern Uncertainties", as of March 3, 2002, the Company is in default under its senior notes and senior discount notes. Accordingly these borrowings have been reclassified to current portion of long-term debt.

UPC July 1999 Senior Notes and Discount Notes Offering (July 1999 Notes)

        In July 1999, UPC closed a private placement bond consisting of USD 800.0 million 10.875% senior notes due 2009, EUR 300.0 million 10.875% senior notes due 2009 and USD 735.0 million 12.5% senior discount notes due 2009. Interest payments on the senior notes are due semi-annually, commencing February 1, 2000. The senior discount notes were sold at 54.521% of the face amount, yielding gross proceeds of USD 400.7 million. The senior discount notes will accrue, but not pay, interest until February 2005. The USD 800.0 million 10.875% senior notes have been swapped into Euros at a rate of 1.06 U.S. dollars per Euro. Of the Euro obligations, 50% have a fixed interest rate of 8.54% through August 1, 2004, thereafter switching to a variable rate of EURIBOR + 4.15%. The remaining 50% have a variable interest rate of EURIBOR + 4.15% (as of December 31, 2001 three months EURIBOR was 3.29%). In December 1999, UPC completed a registered exchange offering for these USD and Euro senior notes and USD senior discount notes. Of the outstanding balance 532.1 million is held by UGC Holdings, as of January 30, 2002.

UPC October 1999 Senior Notes and Discount Notes Offering (October 1999 Notes)

        In October 1999, UPC closed a private placement bond offering consisting of: USD 252.0 million and EUR 101.0 million of 11 1/4% senior notes due 2009; USD 200.0 million and EUR 100.0 million of 10 7/8% senior notes due 2007 and USD 478.0 million and EUR 191.0 million aggregate principal amount at maturity of 13 3/8% senior discount notes due 2009. The senior discount notes were sold at 52.306% of the face amount, yielding gross proceeds of USD 250.0 million and EUR 100.0 million. The senior discount notes will accrue, but not pay, interest until November 2004. UPC has entered into cross-currency swaps, swapping the USD 252.0 million, 11 1/4% coupon into fixed and variable rate Euro notes at a rate of 1.049 U.S. dollars per Euro, and swapping the USD 200.0 million 10 7/8% coupon into fixed and variable rate Euro notes at a rate of 1.049 U.S. dollars per Euro. Of the swapped USD 252.0 million senior notes, 50% have a fixed interest rate of 9.92% through November 1, 2004, thereafter switching to a variable rate of EURIBOR + 4.80%. The remaining 50% have a variable interest rate of EURIBOR + 4.80%. Of the swapped USD 200.0 million, 50% have a fixed interest rate of 9.92% through November 1, 2004, thereafter

C-S-11

switching to a variable rate of EURIBOR + 4.80%. The remaining 50% have a variable interest rate of EURIBOR + 4.80% (as of December 31, 2001 three months EURIBOR was 3.29%). In April 2000, UPC completed a registered exchange offering for these USD and Euro senior notes and senior discount notes. Of the outstanding balance 427.4 million is held by UGC Holdings, as of January 30, 2002.

January 2000 Senior Notes and Discount Notes Offering (January 2000 Notes)

        In January 2000, UPC closed a private placement bond offering consisting of: USD 300 million of senior notes due 2010 with an 11 1/2% coupon; USD 600 million and EUR 200 million of senior notes due 2010 with an 11 1/4% coupon; and USD 1.0 billion aggregate principal amount 13 3/4% senior discount notes due 2010. The senior discount notes were sold at 51.224% of the face amount, yielding gross proceeds of USD 512.2 million. The senior discount notes will accrue, but not pay, interest until August 2005, at which date the interest payments will become current. UPC has entered into cross-currency swaps, swapping a total of USD 300 million of the 11 1/2% series into a fixed Euro coupon of 10% at a rate of 1.01 U.S. dollars per Euro until August 2008. In April 2000, UPC completed a registered exchange offering for these USD and Euro senior notes and USD senior discount notes. Of the outstanding balance 637.9 million is held by UGC Holdings, as of January 30, 2002.

Restrictions under our July 1999, October 1999 and January 2000 Indentures

        Our activities are restricted by the covenants of our indentures dated July 30, 1999, October 29, 1999 and January 20, 2000, under which our senior notes and senior discount notes were issued. Among other things, our indentures place certain limitations on our ability, and the ability of our subsidiaries, to borrow money, pay dividends or repurchase stock, make investments, create certain liens, engage in certain transactions with affiliates, and sell certain assets to, or merge with or into, other companies.

C-S-12

UNITED PAN-EUROPE COMMUNICATIONS N.V.

VALUATION AND QUALIFYING ACCOUNTS

SCHEDULE II

        Under the terms of our indentures, if we raise additional common equity, we will be permitted to incur additional debt.

		Additions
	Balance at Beginning of Period	Charged to Expenses	Acquisitions	Deductions(1)	Balance at End Of Period
Allowance for doubtful accounts receivable:
Year ended December 31, 2001	57,108	40,840	–	(57,958)	39,990

Year ended December 31, 2000	16,754	27,538	14,581	(1,765)	57,108

Year ended December 31, 1999	4,202	4,495	8,751	(694)	16,754

Allowance for costs to be reimbursed:
Year ended December 31, 2001	63	–	–	–	63

Year ended December 31, 2000	63	–	–	–	63

Year ended December 31, 1999	–	63	–	–	63

Allowance for Investments Affiliated Companies:
Year ended December 31, 2001	–	–	–	–	–

Year ended December 31, 2000	–	–	–	–	–

Year ended December 31, 1999	–	–	–	–	–

(1)
Represents uncollectible balances written off to the allowance account and the effect of currency translation adjustment.

C-S-13

Annex D

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-K/A
(Amendment No. 1)

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the year ended December 31, 2001

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                        to

Commission File No. 000-25365

UNITED PAN-EUROPE COMMUNICATIONS N.V.
(Exact name of Registrant as specified in its charter)

The Netherlands	98-0191997
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Boeing Avenue 53, P.O. Box 74763 Amsterdam, The Netherlands (Address of principal executive offices)	1070 BT (Zip Code)

Registrant's telephone number, including area code: (31) 20-778-9840

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

American Depository Shares each representing one ordinary share

        Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

        Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐

        The aggregate market value of the voting stock held by nonaffiliates of the Registrant, computed by reference to the last sales price of such stock, as of the close of trading on March 28, 2002 was USD 70,900,000.

        The number of shares outstanding of the Registrant's common stock as of March 31, 2002 was:

443,417,525 ordinary shares, including shares represented by American Depository Receipts

PART III

Item 10. Directors and Executive Officers of the Registrant

        UGC Holdings currently owns approximately 53.1% of our outstanding ordinary shares A and all of our outstanding priority shares. Because we are a strategic holding of UGC Holdings, UGC Holdings is likely to continue to control us for the foreseeable future. United holds the Exchangeable Loan and US$1.435 billion face amount of our senior notes and €263.1 million face amount of our senior discount notes. Four of the six members of our Supervisory Board are also directors, officers or employees of UGC Holdings and of United.

Supervisory Board

        Our general affairs and business, as well as our management board, are supervised by a Supervisory Board, the members of which are proposed by UGC Holdings as the holder of our priority shares and appointed by a general meeting of shareholders. Mr. Gene Schneider, Chairman and Chief Executive Officer of United and of UGC Holdings and the former Chairman of the Supervisory Board, resigned from the Supervisory Board in February 1999. Pursuant to the rules and procedures of the Supervisory Board, he became a non-voting advisor to the Supervisory Board and has the right to attend and participate in the meetings of the Supervisory Board.

        The Supervisory Directors are appointed at a general meeting of shareholders from a list proposed by UGC Holdings as the holder of our priority shares or through direct appointment by Philips. Under our articles of association, Philips may appoint and remove one of our Supervisory Directors, so long as Philips has any liability in respect of the agreements relating to the Telekabel Wien system, which is expected to terminate by 2006. We have agreed to indemnify Philips against such liability. We and UGC Holdings have agreed to use our reasonable best efforts to obtain the release by the City of Vienna of Philips from such liability. Philips' representative on the Supervisory Board must approve (1) the disposition of assets aggregating more than 30% of the consolidated assets or generating more than 30% of the consolidated revenues of the Telekabel Group, or (2) our merger or consolidation into any other entity that is not wholly-owned by UGC Holdings.

        The Supervisory Directors and Advisor to the Supervisory Board are:

Name	Age	Position
Michael T. Fries	39	Chairman of the Supervisory Board
John P. Cole, Jr.	72	Supervisory Director
John W. Dick	64	Supervisory Director
Richard de Lange	56	Supervisory Director
Ellen P. Spangler	53	Supervisory Director
Tina M. Wildes	41	Supervisory Director
Gene W. Schneider	75	Advisor to the Supervisory Board

        Effective March 31, 2002, Miranda Curtis and Herbert G. Kloiber each resigned as a member of the Supervisory Board.

        Michael T. Fries became a member of the Supervisory Board in September 1998 and Chairman in February 1999. Mr. Fries became a director and President of United in February 2001 and Chief Operating Officer of United in September 2001. Mr. Fries is also a director of UGC Holdings since November 1999, and the President and Chief Operating Officer of that company since September 1998. In March 2002, Mr. Fries became a member of the Office of the Chairman for United and for UGC Holdings. In addition, he serves as an officer and/or director of various direct and indirect subsidiaries of United, including a member of the Priority Telecom Supervisory Board since November 2000; and President of United Latin America, Inc., a subsidiary of United ("ULA"), since 1998 and a director thereof since 1999. Through these positions, Mr. Fries is responsible for overseeing the day-to-day operations of UGC Holdings on a global basis and for the development of UGC Holdings' business opportunities worldwide. Mr. Fries has been with United since its inception and with UGC Holdings since 1990. Mr. Fries is also the Executive Chairman of Austar United Communications Limited, an affiliate of United ("Austar United").

        John P. Cole, Jr. became a member of the Supervisory Board in February 1999 and has been a director of United since January 2002. Mr. Cole has also been a director of UGC Holdings since March 1998. Mr. Cole is a founder of the law firm of Cole, Raywid and Braverman, which specializes in all aspects of telecommunications and media law. Over the years, Mr. Cole has been counsel in many landmark proceedings before the U.S. Federal Communications Commission and U.S. Courts, reflecting the development of the cable television industry.

        John W. Dick, became a member of the Supervisory Board in May 2001. He is the non-executive Chairman and a director of Hooper Industries Group, a privately held industrial group consisting of: Hooper and Co. (Coachbuilders) Ltd. of London; Hooper Industries (China), providing industrial products and components to Europe and the U.S.; Metrocab U.K., manufacturing London taxicabs; and Moscab, a joint venture with the Moscow city government, producing left-hand drive Metrocabs for Russia. Mr. Dick has held his current position since 1984.

        Richard de Lange became a member of the Supervisory Board in April 1996. Since October 1998, Mr. de Lange has been Chairman of the board of management of Philips Electronics Nederland B.V. and managing director of Philips Nederland B.V. He also serves as President and Chief Executive Officer of Philips Media B.V., which position he assumed in February 1996. From April 1995 until October 1998, Mr. de Lange was Chairman and Managing Director of Philips Electronics UK Ltd. Previously, Mr. de Lange served since 1970 in various capacities with subsidiaries of Philips. Mr. de Lange also serves as Chairman of the Board of Directors of Navigation Technologies Corporation and as a member of the Supervisory Board of the University of Amsterdam.

        Ellen P. Spangler became a member of the Supervisory Board in February 1999. She has served as the Senior Vice President of Business and Legal Affairs and Secretary of United since September 2001 and of UGC Holdings since December 1996. In addition, she serves as an officer and/or a director of various direct and indirect subsidiaries of United. Ms. Spangler is responsible for the legal operations of United and of UGC Holdings. Ms. Spangler has been with UGC Holdings since 1991 and with United since 2001.

        Tina M. Wildes became a member of the Supervisory Board in February 1999. She also serves as a director of United since January 2002. Ms. Wildes became a director of UGC Holdings in November 1999 and, except for one year during which Ms. Wildes served a consultant to UGC Holdings, she has served as Senior Vice President of Business Administration of that company since May 1998. In March 2002, she also became the Senior Vice President of Business Administration of United. From October 1997 until May 1998, Ms. Wildes served as Senior Vice President of Programming for UGC Holdings, providing oversight of UGC Holdings' programming operations for various European subsidiaries. Ms. Wildes has been with United Holdings since its inception in 1989 and with United since 2001.

        Gene W. Schneider served as a member of the Supervisory Board from July 1995 until February 1999, when he became an advisor to the Supervisory Board. Mr. Schneider became Chairman and Chief Executive Officer of United at its inception in February 2001. He also serves as Chairman of UGC Holdings since 1989 and as Chief Executive Officer of UGC Holdings since October 1995. Mr. Schneider is an officer and/or director of various direct and indirect subsidiaries of United, including a director of ULA since 1998. Mr. Schneider has been with United and UGC Holdings since their inception in 2001 and 1989, respectively. Mr. Schneider is also the Chairman of the Board for Advance Display Technologies, Inc. and a director of Austar United.

Family Relationships

        Tina M. Wildes, a member of our Supervisory Board, and Mark L. Schneider, a former member of the Board of Management and our former Chief Executive Officer, are sister and brother. Gene W. Schneider, the advisor to our Supervisory Board, is their father. No other family relationships exist between any other members of our Supervisory Board or Board of Management.

Board of Management

        The members of the Board of Management are:

Name	Age	Position
John F. Riordan	59	Board of Management Member, President, and Chief Executive Officer (from September 7, 2001)
Charles H.R. Bracken	35	Board of Management Member and Chief Financial Officer
Gene Musselman	57	Board of Management Member and Chief Operating Officer
Nimrod J. Kovacs	52	Board of Management Member and Executive Chairman, UPC Central Europe
Shane O'Neill	40	Board of Management Member and Chief Strategy Officer
Anton M. Tuijten	40	Board of Management Member, Senior Vice President and General Counsel

        John F. Riordan became President in June 1999 and Chief Executive Officer in September 2001. He has been a member of the Board of Management since September 1998. Mr. Riordan is a director and officer of various subsidiaries of us, including a member of the Supervisory Board of Priority Telecom since November 2000 and as Chairman since August 2001. Mr. Riordan has served as a director of United since January 2002. Mr. Riordan served as a director of UGC Holdings from March 1998 to January 2002. From March 1998 to June 1999, he served as our Executive Vice President and from September 1998 to March 1999, he served as our President of Advance Communications. Prior to joining us, Mr. Riordan served as Chief Executive Officer of Princes Holdings Limited, a multi-channel television operating company in Ireland since 1992. Mr. Riordan is a director of Austar United.

        Charles H. R. Bracken became a member of the Board of Management in July 1999, and has served as our Chief Financial Officer since November 1999. Prior to November 1999, Mr. Bracken served as our Managing Director of Strategy, Acquisitions and Corporate Development from March 1999. Mr. Bracken also serves as an officer and/or director of various direct and indirect subsidiaries of us, including a member of Priority Telecom's Supervisory Board since July 2000. From 1994 until joining us, he held a number of positions at Goldman Sachs International in London, most recently as Executive Director, Communications, Media and Technology. While at Goldman Sachs International, he was responsible for providing merger and corporate finance advice to a number of communications companies, including us.

        Gene Musselman became Chief Operating Officer in April 2001 and a member of the Board of Management in June 2000. From December 1995 to September 1997, Mr. Musselman served as Chief Operating Officer of Tevecap S.A., then the second largest Brazilian cable and MMDS company headquartered in Sao Paulo, Brazil. In September 1997, he became Chief Operating Officer of Telekabel Wien, our Austrian subsidiary. Shortly thereafter, he became Chief Executive Officer of Telekabel Wien. In June 1999, Mr. Musselman became President and Chief Operating Officer, UPC Central Europe, with responsibility for our operations in Austria, Hungary, Poland, the Czech Republic, Romania and the Slovak Republic. Except when he was at Tevecap S.A., Mr. Musselman has been with UGC Holdings and its affiliates since 1991.

        Nimrod J. Kovacs became Executive Chairman, Central Europe in August 1999 and Managing Director of Eastern Europe in March 1998. He has been a member of the Board of Management since

September 1998 and is a director of various subsidiaries and affiliates of UPC. Mr. Kovacs has served in various positions with UGC Holdings, including President of United Programming, Inc. from December 1996 until August 1999, and President, Eastern Europe Electronic Distribution & Global Programming Group from January to December 1996. Mr. Kovacs has been with UGC Holdings and its affiliates since 1991.

        Shane O'Neill joined UPC as Managing Director, Strategy, Acquisitions and Corporate Development in November 1999 and is now Chief Strategy Officer. He became a member of the Board of Management in June 2000. Prior to joining us, Mr. O'Neill spent seven years at Goldman Sachs in the New York, Sydney and London offices. Most recently, Mr. O'Neill was an Executive Director in the Advisory Group for Goldman Sachs in London where he worked on a number of mergers and acquisitions and corporate finance transactions for companies in the communications industry, including us. Mr. O'Neill is a director of PrimaCom Ag, a public company in which we have a 25% interest.

        Anton M. Tuijten joined UPC in September 1998 as Vice President of Legal Services and became General Counsel in May 1999. Mr. Tuijten has been a member of the Board of Management since March 2001. He has also served as General Counsel for and a member of the Supervisory Board of Priority Telecom since July 2000 and is an officer of various subsidiaries of us. From 1992 until joining UPC, Mr. Tuijten was General Counsel and Company Secretary of Unisource, an international telecommunications company.

        During the past five years, neither the above executive officers nor any director of UPC has had any involvement in such legal proceedings as would be material to an evaluation of his or her ability or integrity.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under Section 16(a) of the Securities Exchange Act of 1934, as amended, members of our Supervisory Board and our Board of Management and certain of our officers, and persons holding more than ten percent of our ordinary shares A are required to file forms reporting their beneficial ownership of UPC's ordinary shares A and subsequent changes in that ownership with the Securities and Exchange Commission.

        Based solely upon a review of copies of such forms filed on Forms 3, 4, and 5, and amendments thereto furnished to us, we believe that during the fiscal year ended December 31, 2001, our directors, executive officers, and greater than ten percent beneficial owners complied on a timely basis with all Section 16(a) filing requirements, except Ms. Curtis (a former Supervisory Director), Mr. Dick and Mr. Kloiber (a former Supervisory Director) each filed late their respective Form 3 reports following their election to the Supervisory Board, and except UGC Holdings filed late its 2001 Form 5 report reflecting a disposition of shares through a foundation by reason of option exercises by our employees and an increase in ordinary shares A underlying its preference shares in UPC.

Committees

        Our Supervisory Board has an Audit Committee and a Compensation Committee. The Audit Committee is comprised of Messrs. Cole, Dick (since his appointment in May 2001) and de Lange. The Compensation Committee is comprised of Mr. Fries, Ms. Spangler and Ms. Wildes. Our Board of Management has an Investment Committee and a BoM Compensation Committee. The Investment Committee is comprised of Messrs. Bracken, O'Neill, Riordan and Tuijten and the BoM Compensation Committee is comprised of Messrs. Bracken, Curran and Tuijten. We do not have a standing nomination committee of the Supervisory Board.

        Audit Committee.    The Audit Committee's functions include making recommendations concerning the engagement of independent accountants, reviewing with the independent accountants the plan and results of the auditing engagement, approving professional services provided by the independent accountants and reviewing the adequacy of our internal accounting controls. All members of the Audit Committee are independent, as defined by Rule 4200(a)(14) contained in the NASD Manual & Notices to Members. Prior to Mr. Dick's appointment, Mr. Fries served on the Audit Committee. The Supervisory Board believed Mr. Fries' membership on the Audit Committee was in our best interests based on his experience in finance and accounting notwithstanding his positions with UGC Holdings. The Audit Committee operates under a Charter adopted by the Supervisory Board at its June 9, 2000 meeting.

        Compensation Committee.    The Compensation Committee's functions include a general review of our compensation and benefit plans to ensure that such plans meet corporate objectives. The Compensation Committee reviews the Chief Executive Officer's recommendations on (a) compensation of our senior executive officers, (b) granting of awards under our stock option and other benefit plans, and (c) adopting and changing major compensation policies and practices. In addition to reviewing the compensation for the Chief Executive Officer, the Compensation Committee reports its recommendations to the whole Supervisory Board for approval. The Compensation Committee also oversees our Equity Stock Option Plan and Phantom Stock Option Plan.

        Investment Committee.    The Investment Committee's functions include reviewing investment proposals before such proposals are sent to the Board of Management and the Supervisory Board for consideration.

        BoM Compensation Committee.    The Supervisory Board has delegated certain compensation matters to the BoM Compensation Committee. Within such delegated authority, the BoM Compensation Committee recommends proposals regarding stock options and other compensation matters to the Board of Management for consideration and presentation to the Supervisory Board.

Item 11. Executive Compensation

        The following table sets forth the 2001 compensation for our current chief executive officer, our former chief executive officer, and our four other highest compensated executive officers for services rendered during the years ended December 31, 2001, December 31, 2000 and December 31, 1999 ("Fiscal 2001", "Fiscal 2000" and "Fiscal 1999", respectively). The information in this section reflects compensation received by the named executive officers for all services performed for us and our affiliates.

Summary Compensation Table(1)

		Annual Compensation								Long-Term Compensation
Name and Principal Position	Year	Salary			Bonus		Other Annual Compensation(2)			Securities Underlying Options/SARs(3)		All Other Compensation
Mark L. Schneider former Chief Executive Officer (until 9/01)	2001 2000 1999	€ € €	621,034 548,148 412,596	(4)		— —	€ € €	110,672 145,134 113,041	(5) (8) (10)	2,500,000 300,000 258,419	(6) (9) (11)	€ € €	6,922 6,744 6,098	(7) (7) (7)
John F. Riordan Chief Executive Officer (from 9/01) and President	2001 2000 1999	€ € €	582,297 523,494 334,310	(14)		— —	€ € €	70,433 61,119 30,797	(12) (12) (15)	1,350,000 200,000 300,000	(13) (9) (16)	€	— — 25,247	(17)
Charles H.R. Bracken Chief Financial Officer	2001 2000 1999	€ € €	483,089 439,834 314,512	(20)		— —	€ € €	23,739 15,909 13,452	(18) (18) (18)	450,000 — 775,000	(6) (21)	€ € €	31,125 31,313 20,948	(19) (19) (19)
Gene Musselman Chief Operating Officer	2001 2000 1999	€ € €	363,431 397,455 269,692		€	— — 1,663,610	€ € €	104,584 248,756 55,604	(22) (22) (25)	667,000 — 112,500	(23) (26)	€ € €	6,922 6,761 6,113	(24) (24) (24)
Shane O'Neill Chief Strategy Officer	2001 2000 1999	€ € €	429,051 400,775 59,893	(29)		— —	€ € €	23,739 15,909 2,012	(18) (18) (18)	300,000 765,000 —	(6) (28)	€ € €	32,036 30,168 4,476	(27) (27) (27)
Nimrod Kovacs Executive Chairman Central Europe	2001 2000 1999	€ € €	391,516 343,837 296,418			— — —	€ € €	3,627 27,220 83,518	(30) (33) (34)	825,000 — —	(31)	€ € €	6,922 6,744 6,098	(32) (32) (32)

(1)
Compensation amounts for 2001 were converted from U.S. dollars or British pounds to Euro using the December 31, 2001 exchange rates for 1 U.S. dollar to 1.1217 Euro and 1 British pound to 1.637647 Euro, respectively. Compensation amounts for 2000 were converted from U.S. dollars or British pounds to Euro using the December 31, 2000 exchange rates of 1 U.S. dollar to 1.0611 Euro and 1 British pound to 1.6031 Euro, respectively. Compensation amounts for 1999 were converted from U.S. dollars to Euro using the December 31, 1999 exchange rate of 1 U.S. dollar to 0.9932 Euro, or were converted from British pounds to Dutch guilders using the December 31, 1999 rate of 1 British pound to 3.55 Dutch guilders and then converted from Dutch guilders to Euro using the fixed rate of 1 Euro to 2.20371 Dutch guilders.

(2)
With respect to U.S. employees of UGC Holdings seconded to UPC, UGC Holdings tax equalizes them for taxes due at the foreign location and in the U.S. When such tax equalization results in a net payment by UGC Holdings for the employee in a particular year, it will be included in "Other Annual Compensation" and the benefit will be so noted in a footnote for such employee.

(3)
The number of shares underlying options have been adjusted for UPC's 3-for-1 stock split on March 20, 2000.

(4)
Includes salary received as an executive officer of UGC Holdings following Mr. Schneider's resignation from UPC.

(5)
Includes the value of the personal use of UPC's airplane (€10,478) based on Standard Industry Fare Level method for valuing flights for personal use and payments for housing and living expenses related to Mr. Schneider's foreign assignment (€100,194).

(6)
Represents options to acquire ordinary shares A of UPC granted January 30, 2001.

(7)
Consists of matching employer contributions made under United's 401(k) plan of €5,721, €5,412, and €4,767, for Fiscal 2001, Fiscal 2000, and Fiscal 1999, respectively, with the remainder consisting of life insurance premiums paid by United for such officer's benefit.

(8)
Includes the value of the personal use of UPC's airplane (€22,570) based on the Standard Industry Fare Level method for valuing flights for personal use and payments related to foreign assignment consisting of a housing allowance (€121,503) and tax preparation fees (€1,061).

(9)
Represents an option to acquire shares of United Class A common stock granted December 6, 2000.

(10)
Includes living expenses, including rent related to foreign assignment (€108,641), and the value of Mr. Schneider's personal use of UPC's airplane (€4,400).

(11)
Includes an option to acquire 8,419 shares of United's Class A common stock granted December 17, 1999 and an option to acquire 250,000 shares of chello broadband ordinary shares granted March 26, 1999.

(12)
Includes the value of personal use of UPC's airplane (€20,277 for 2000 and €26,840 for 2001) based on the Standard Industry Fare Level method for valuing flights for personal use. Also includes a housing allowance provided by UPC (€40,842 for 2000 and €43,593 for 2001).

(13)
Represents an option to acquire 1,300,000 ordinary shares A of UPC and an option to acquire 50,000 ordinary shares of Austar United granted May 12, 2001.

(14)
For 1999 includes consulting fees paid to Mr. Riordan in January through March 1999. Mr. Riordan became an employee of UPC on April 1, 1999.

(15)
Consists of housing allowance payments.

(16)
Represents an option to acquire 300,000 ordinary shares of chello broadband granted March 26, 1999.

(17)
Consists entirely of a pension contribution under a pension plan.

(18)
Consists of car allowance payments.

(19)
Consists of matching employer contributions under a pension plan (€28,985 for 2001, €27,171 for 2000 and €19,067 for 1999), with the remainder consisting of health, life and disability insurance payments.

(20)
Mr. Bracken commenced his employment with UPC in March 1999. Accordingly, the salary information above represents only ten months of employment during 1999.

(21)
Includes an option to acquire 750,000 ordinary shares A of UPC granted March 25, 1999 and phantom options based on 25,000 ordinary shares of chello broadband granted December 17, 1999.

(22)
Represents payments relating to foreign assignment, including housing allowance and cost of living allowance (€67,510 for 2001 and €72,709 for 2000), net tax benefit (€146,545 for 2000), and the remainder consists of car allowance, dependent education and other benefits.

(23)
Represents 617,000 shares underlying options to acquire UPC's ordinary shares A granted January 30, 2001 and a phantom option based on 50,000 ordinary shares of chello broadband granted June 27, 2001.

(24)
Consists of matching employer contribution under United's 401(k) plan of €5,721, €5,412, and €4,767 for 2001, 2000, and 1999, respectively, with the remainder consisting of life insurance premiums paid by United for such officer's benefit.

(25)
Consists of housing allowance (€38,083) and a goods and services allowance (€17,521).

(26)
Includes phantom options based on 112,500 ordinary shares A of UPC granted February 12, 1999.

(27)
Consists of matching employer contribution under a pension plan (€30,033 in 2001, €28,054 in 2000 and €4,193 in 1999), with the remainder consisting of health, life and disability insurance payments.

(28)
Represents an option to acquire 750,000 ordinary shares A of UPC and phantom options based on 15,000 ordinary shares of chello broadband.

(29)
Mr. O'Neill commenced his employment with UPC in November 1999. Accordingly, the salary information included above represents only two months of employment during 1999.

(30)
Includes final payment of relocation allowance, tax preparation fees and storage costs related to Mr. Kovacs' foreign assignment.

(31)
Represents options to acquire 800,000 ordinary shares A of UPC granted January 30, 2001 and a phantom option based on 25,000 ordinary shares of chello broadband granted June 27, 2001.

(32)
Consists of matching employer contributions under United's 401(k) plan of €5,721, €5,412 and €4,767 for 2001, 2000 and 1999, respectively, with the remainder consisting of life insurance premiums paid by United for such officer's benefit.

(33)
Includes payments for a relocation allowance of €15,916 and the remainder consists of home leave airfare storage and tax preparation fees related to Mr. Kovac's foreign assignment.

(34)
Includes moving and relocation allowances of €68,951 and the remainder consists of home leave airfare storage and tax preparation fees related to Mr. Kovac's foreign assignment.

        The following table sets forth information concerning options that were granted by us or our affiliates to our executive officers listed in the Summary Compensation Table above during the fiscal year ended December 31, 2001.

Option Grants in Last Fiscal Year

	Individual Grants
		Percentage of Total Options Granted to Employees in Fiscal Year
	Number of Securities Underlying Options Granted(2)								Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(1)
			Exercise Price per Share			Market Price on Grant Date		Expiration Date
									0% ($)	5% ($)		10% ($)
Mark L. Schneider
UPC ordinary shares A	2,500,000	14.01%		€12.99			€12.99	01/30/06	—		€8,972,244		€19,826,312
John F. Riordan
UPC ordinary shares A	1,300,000	7.28%		€12.99			€12.99	01/30/06	—		€4,665,567		€10,309,682
Austar United	50,000	1.59%	A$	1.75		A$	0.90	05/21/11	—	A$	—	A$	29,218
Charles H.R. Bracken
UPC ordinary shares A	450,000	2.52%		€12.99			€12.99	01/30/06	—		€1,615,004		€3,568,736
Gene Musselman
UPC ordinary shares A	117,000	0.66%		€4.54			€12.99	01/30/06	€988,650		€1,408,551		€1,916,521
UPC ordinary shares A	500,000	2.80%		€12.99			€12.99	01/30/06	—		€1,794,449		€3,965,262
Phantom chello	50,000	5.60%		€4.31	(3)		€4.31	02/24/10	—		€135,527		€343,452
Shane O'Neill
UPC ordinary shares A	300,000	1.68%		€12.99			€12.99	01/30/06	—		€1,076,669		€2,379,157
Nimrod Kovacs
UPC ordinary shares A	300,000	1.68%		€4.54			€12.99	01/30/06	€2,535,000		€3,611,669		€4,914,157
UPC ordinary shares A	500,000	2.80%		€12.99			€12.99	01/30/06	—		€1,794,449		€3,965,262
Phantom chello	25,000	2.80%		€4.31	(3)		€4.31	02/24/10	—		€29,769		€65,782

(1)
The potential gains are net of option exercise price and do not include the effect of taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock performance and may not necessarily be realized. Actual gains, if any, on exercise depend on future performance of the underlying securities of the respective options, continued employment of the optionee through the term of the options and other factors.

(2)
Options granted under UPC's Equity Stock Option Plan are subject to repurchase rights of equal monthly amounts over the 48 months following the date of grant. Options granted by Austar United and phantom options granted by chello broadband, each vest in 48 equal monthly installments.

(3)
The exercise price of phantom chello options was originally intended to be chello broadband's "initial public offering" price. Because chello broadband's initial public offering never occurred, in 2001 the UPC Compensation Committee established an exercise price for such options.

        The following table sets forth information with respect to our executive officers listed in the Summary Compensation Table concerning the exercise of options and concerning unexercised options held by each of them as of December 31, 2001.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

			Number of Securities Options at FY-End (#)
					Value of Unexercised In-the-Money Options at FY-End ($)(2)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Unexercised Exercisable	Underlying Unexercisable
					Exercisable	Unexercisable
Mark L. Schneider
UPC ordinary shares A	1,925,000	€22,916,932	1,572,916	1,927,084	€—	€—
UGC Class A common	—	$—	95,348	225,000	€—	€—
chello ordinary shares B	—	€—	83,334	78,125	€—	€—
John F. Riordan
UPC ordinary shares A	—	€—	757,291	1,002,084	€—	€—
UGC Class A common	—	$—	95,886	170,834	$38,714	$17,578
chello ordinary shares B	—	€—	206,250	93,750	€—	€—
Austar United shares	—	€—	12,500	37,500	€—	€—
Charles H.R. Bracken
UPC ordinary shares A	—	€—	618,750	581,250	€—	€—
Phantom chello(4)	—	€—	11,458	13,542	€—	€—
Gene Musselman
UPC ordinary shares A	—	€—	231,583	385,417	€—	€—
Phantom UPC (3)	—	€—	79,688	32,813	€—	€—
Phantom chello(4)	—	€—	20,833	29,167	€—	€—
Shane O'Neill
UPC ordinary shares A	—	€—	459,375	590,625	€—	€—
Phantom chello(4)	—	€—	6,875	8,125	€—	€—
Nimrod Kovacs
UPC ordinary shares A	—	€—	414,583	385,417	€—	€—
UGC Class A common	—	$—	270,000	—	$22,100	€—
Phantom UPC(3)	—	€—	600,000	—	€—	€—
Phantom chello(4)	—	€—	10,416	14,584	€—	€—

(1)
The amounts appearing in this column are calculated by determining the difference between the fair market value of the securities underlying the options on the date of exercise and the exercise price of the options, and multiplying that amount by the number of shares acquired on exercise. "Value Realized" does not reflect actual cash paid to the named executive where the executive elected to hold the shares acquired on exercise.

(2)
Calculated in Euro based on the following fair market values at year-end: UPC—€0.52 as reported by the Official Segment of the Stock Market of Euronext Amsterdam N.V.; United—€5.6085 based on $5.00 as reported by Nasdaq with a conversion rate of €1.1217 per dollar; and Austar United—€0.157 based on A$0.275 as reported by the Australia Stock Exchange with a conversion rate of 1.9591 to US$1.00 and then converted from US dollars to Euro using the fixed rate of $1.00 to 1.1217 euros. The fair market value of chello broadband at year-end is 1.5 times the fair market value of an ordinary share A of UPC on December 31, 2001.

(3)
Represents the number of shares underlying phantom options, that UPC may pay in cash or ordinary shares A or shares of United Class A common stock. If UPC elects cash, the option holder may request ordinary shares A of UPC.

(4)
Represents the number of shares underlying phantom options, that chello broadband may pay in cash or ordinary shares A of UPC or shares of United's Class A common stock, or, if publicly-traded, its ordinary shares at its election upon exercise thereof.

Agreements with Executive Officers

        We and each of Messrs. Bracken and O'Neill are parties to an employment agreement. Messrs. Kovacs and Musselman each have an employment agreement with us and UGC Holdings. These agreements are discussed below. We and UGC Holdings are parties to a Secondment Agreement, pursuant to which Messrs. Kovacs, Musselman and Schneider (until his resignation), together with our other US citizen employees, are seconded to us. See "Certain Transactions and Relationships—Relationship with United, UGC Holdings and Related Transactions." Pursuant to the Secondment Agreement, we reimburse UGC Holdings for all expenses incurred by UGC Holdings in connection with the seconded employees.

        Charles H.R. Bracken.    On March 5, 1999, we entered into an Executive Service Agreement with Charles H.R. Bracken in connection with the appointment of Mr. Bracken as our Managing Director of Development, Strategy, and Acquisitions. Subsequently, Mr. Bracken became a member of our Board of Management and Chief Financial Officer. Mr. Bracken's Executive Service Agreement is for a term expiring March 5, 2003. Under the Executive Service Agreement, Mr. Bracken's initial base salary was £250,000 per year. Mr. Bracken's salary is subject to periodic adjustments and we have adjusted Mr. Bracken's salary to £282,486 per year in January 2000, and to £294,990 per year in January 2001. In addition to his salary, Mr. Bracken received options for 750,000 ordinary shares A (adjusted for UPC's 3-for-1 stock split on March 20, 2000) and participation in a pension plan. We also provide Mr. Bracken a car allowance of approximately £14,500 per year.

        The Executive Service Agreement may be terminated for cause by us. Also, we may suspend Mr. Bracken's employment for any reason. If his employment is suspended, Mr. Bracken will be entitled to receive the balance of payments due under the Executive Service Agreement until such Agreement is terminated and all his unvested options shall vest. In the event Mr. Bracken becomes incapacitated, by reason of injury or ill-health for an aggregate of 130 working days or more in any 12-month period, we may discontinue future payments under the Agreement, in whole or in part, until such incapacitation ceases.

        Gene Musselman.    Effective September 15, 1997, UGC Holdings and us entered into an Employment Agreement with Mr. Musselman in connection with his appointment as Chief Operating Officer in Austria. Subsequently, Mr. Musselman became Chief Operating Officer and relocated to Amsterdam. Under the terms of this agreement, Mr. Musselman's annual salary is currently $300,000. The parties are negotiating a new agreement in connection with Mr. Musselman's appointment as our Chief Operating Officer. In addition to his base salary, Mr. Musselman receives standard benefits related to his foreign assignment, including a cost of living differential, a car allowance, tuition reimbursement for dependents and air travel to the US for home leave.

        Shane O'Neill.    On November 3, 1999, we entered into an Executive Service Agreement with Shane O'Neill in connection with the appointment of Mr. O'Neill as Managing Director of Strategy, Acquisitions and Corporate Development, now our Chief Strategy Officer. Subsequently, Mr. O'Neill became a member of our Board of Management. Mr. O'Neill's Executive Service Agreement is for a term expiring November 3, 2003. Under the Executive Service Agreement, Mr. O'Neill's initial base salary was £250,000 per year. Such salary is subject to periodic adjustments and in January 2001 it was increased to £262,000 per year. In addition to his salary, Mr. O'Neill received options for 750,000 of our ordinary shares A (adjusted for UPC's 3-for-1 stock split on March 20, 2000) and participation in a pension plan. We also provide Mr. O'Neill with a car allowance of approximately £14,500 per year.

        The Executive Service Agreement may be terminated for cause by us. Also, we may suspend Mr. O'Neill's employment for any reason. If his employment is suspended, Mr. O'Neill will be entitled to receive the balance of payments due under the Executive Service Agreement until such agreement is terminated and all his unvested options shall vest. In the event Mr. O'Neill becomes incapacitated, by reason of injury or ill-health for an aggregate of 130 working days or more in any 12-month period, we may discontinue future payments under the agreement, in whole or in part, until such incapacitation ceases.

        Nimrod Kovacs.    Effective January 2, 2001, UGC Holdings and us entered into a new two-year Employment Agreement with Mr. Kovacs in connection with him continuing as Executive Chairman Central Europe in Hungary. Under the terms of this agreement, Mr. Kovacs' annual salary is currently $350,000. Such salary is subject to periodic adjustments. In addition to his base salary, Mr. Kovacs receives standard benefits related to his foreign assignment, including cost of living differential, a car allowance and air travel to the U.S. for home leave. The agreement may be terminated with or without cause. If his employment is terminated without cause, Mr. Kovacs will be entitled to receive a severance payment equal to 12-months salary or his salary to January 1, 2003, whichever is less.

Stock Option Plans

        Equity Stock Option Plan.    We adopted our Equity Stock Option Plan on June 12, 1996. Under our Equity Stock Option Plan, the Supervisory Board may grant stock options to our employees. At December 31, 2001, we had options for 24,876,770 ordinary shares A outstanding under our Equity Stock Option Plan. The Board of Management may from time to time increase the number of shares available for grant under the Equity Stock Option Plan. Options under our Equity Stock Option Plan are granted at fair market value at the time of the grant unless determined otherwise by the Supervisory Board. Each option represents the right to acquire from us a depositary receipt representing the economic value of one share.

        All options are exercisable upon grant and for the next five years. In order to introduce the element of "vesting" of the options, the Equity Stock Option Plan provides that even though the options are exercisable immediately, the options are subject to repurchase rights reduced by equal monthly amounts over a "vesting" period of 36 months for options granted in 1996 and 48 months for all other options. If the employee's employment terminates other than in the case of death, disability or the like, all unvested options previously exercised must be resold to us at the original purchase price and all vested options must be exercised within 30 days of the termination date. The Supervisory Board may alter these vesting schedules in its discretion.

        The Equity Stock Option Plan contains limited anti-dilution protection in the case of stock splits, stock dividends and the like. The Equity Stock Option Plan also provides that, in the case of a change of control, the acquiring company has the right to require us to acquire all of the options outstanding at the per share value determined in the transaction giving rise to the change of control.

        Through December 31, 2001, options to acquire a total of 43,848,097 ordinary shares A have been granted under the Equity Stock Option Plan. Of these, options representing 16,054,208 ordinary shares A have been exercised. Options representing 2,909,006 ordinary shares A have been cancelled and are available for future option grants. The exercise prices for the options range from €1.00 to €75.00.

        In 2001, we granted options for UPC ordinary shares A to all of our named executive officers. See "Executive Compensation—Option Grants in Last Fiscal Year" above.

        Phantom Stock Option Plan.    Effective March 20, 1998, we adopted a Phantom Stock Option Plan. Under the Phantom Stock Option Plan, the Supervisory Board may grant employees the right to receive an amount in cash or stock, at the Supervisory Board's option, equal to the difference between the fair market value of the ordinary shares A and the stated grant price for the phantom options based on a specified number of ordinary shares A. As of December 31, 2001, options based on 3,391,012 ordinary shares A remained outstanding. The exercise prices for these options range from €1.815 to €28.67. The phantom options have a four-year vesting period and vest 1/48 each month. The phantom options may be exercised during the period specified in the option certificate, but in no event later than ten years following the date of the grant. The Phantom Stock Option Plan contains limited anti-dilution protection in the case of stock splits, stock dividends and the like. The Phantom Stock Option Plan also provides that, in some cases upon a change of control, all phantom options outstanding become fully exercisable. Upon exercise of the phantom options, we may elect to issue such number of our ordinary shares A or shares of United's Class A common stock as is equal to the value of the cash difference in lieu of paying the cash.

        chello broadband Stock Option Plans.    chello broadband has adopted a stock option plan and a phantom stock option plan. All the shares underlying these stock option plans are held by a stock option foundation that administers chello broadband's stock option plans. Proceeds realized by the foundation upon exercise of the options will be remitted to chello broadband. In 2001, our Supervisory Board determined that the fair market value of a chello broadband ordinary share would be based on the fair market value of our ordinary shares A using a ratio of €4.31 per chello broadband share to €2.87 per ordinary share A or approximately 1.5. Such decision was made following the determination not to have an initial public offer for chello broadband. As a result, all grants completed in 2001 and future grants under the chello broadband plans will have exercise prices equal to approximately 1.5 of the fair market value of our ordinary shares A.

        chello broadband Phantom Stock Option Plan.    chello broadband's phantom stock option plan is administered by our Supervisory Board. The exercise price of the options granted under chello broadband's phantom stock option plan range from €4.31 to €50.00. The phantom stock options have a four-year vesting period and vest 1/48 each month and may be exercised during the period specified in the option certificate. All options must be exercised within 90 days after the end of employment. If such employment continues, all options must be exercised not more than ten years following the effective date of grant. This plan gives the employee the right to receive payment equal to the difference between the fair market value of a share and the exercise price for the portion of the rights vested. chello broadband, at its sole discretion, may make the required payment in cash, freely tradeable shares of United's Class A common stock or our ordinary Shares A, or, if chello broadband's shares are publicly traded, its freely tradeable ordinary shares. If chello broadband chooses to make a cash payment, at a time when its stock is publicly traded, employees have the option to receive an equivalent number of chello broadband's freely tradeable ordinary shares instead. At December 31, 2001, phantom options representing 1,125,516 ordinary shares A were outstanding.

        chello broadband's phantom stock option plan contains limited anti-dilution protection in the case of stock splits, stock dividends, and the like. In some cases of a change of control, including a change of control of us, chello broadband may choose to acquire immediately all the phantom options outstanding for consideration equal to the excess of the fair market value of the shares at that time over the exercise price.

        In 2001, we completed grants of phantom options based on chello broadband shares to two of the named executive officers, Messrs. Kovacs and Musselman. See "Executive Compensation—Option Grants in Last Fiscal Year" above.

        chello broadband Equity Option Plan.    Under chello broadband's equity option plan, our Supervisory Board may grant stock options to chello broadband employees, on the recommendation of chello broadband's Board of Management and subject to approval of chello broadband's priority shareholders. To date, chello broadband has granted options for 550,000 ordinary shares under its equity option plan, of which 300,000 are outstanding at December 31, 2001, and of the options exercised certificates evidencing the economic value of 88,541 shares have been sold to chello broadband. Options under chello broadband's equity option plan are granted at fair market value at the time of grant unless determined otherwise by our Supervisory Board. All the shares underlying the chello broadband Plan are held by Stichting Administratiekantoor chello broadband, a stock option foundation, which administers the chello broadband Plan. Each option represents the right to acquire from the foundation a certificate representing the economic value of one share.

        All options are exercisable upon grant and for the next five years. In order to introduce the element of "vesting" of the options, the chello broadband Plan provides that the options are subject to repurchase rights reduced by equal monthly amounts over a "vesting" period of 48 months following the date of grant. If the employee's employment terminates other than in the case of death, disability or the like, all unvested options previously exercised must be resold to the foundation at the original purchase price and all vested options must be exercised within 30 days of the termination date.

        The chello broadband equity option plan contains limited anti-dilution protection in the case of stock splits, stock dividends and the like. The chello broadband equity option plan also provides that, in the case of change in control, chello broadband has the right to require the foundation to acquire all of the options outstanding at the per share value determined in the transaction giving rise to the change in control.

        UGC Stock Option Plan.    On June 1, 1993, UGC Holdings' board of directors adopted its 1993 Stock Option Plan (the "UGC Employee Plan). United adopted the UGC Employee Plan on January 30, 2002, and the options granted thereunder are now exercisable for United's common stock. The UGC Employee Plan provides for the grant of options to purchase shares of United's Class A common stock to United's employees and consultants who are selected for participation in the UGC Employee Plan. The UGC Employee Plan is construed, interpreted and administered by the compensation committee of United.

        Under the UGC Employee Plan, options to purchase up to 39,200,000 shares of United's Class A common stock, of which options for up to 3,000,000 shares of United's Class B common stock, may be granted to employees and consultants by the United compensation committee. The United compensation committee has the discretion to determine the employees and consultants to whom options are granted, the number of shares subject to the options (subject to the 3,000,000 share limit on the number of shares of Class B common stock), the exercise price of the options, the period over which the options become exercisable, the term of the options (including the period after termination of employment during which an option may be exercised) and certain other provisions relating to the options. At December 31, 2001, United's executive officers and other employees have been granted options under the UGC Employee Plan to purchase an aggregate of 11,468,599 shares of United's Class A common stock at exercise prices ranging from $2.2500 to $86.50 per share. Of the options granted, 2,382,162 have been cancelled and options for 3,944,630 shares have been exercised. In general, the options granted vest in 48 equal monthly installments following the date of grant and are for a maximum term of 10 years. For options granted in 2000 and thereafter, however, the vesting period is 1/8 of the shares at six months from grant date and the remaining shares in 42 equal monthly installments thereafter. The number of shares reserved for issuance under the UGC Employee Plan is subject to adjustments on account of stock splits, stock dividends, recapitalizations and other dilutive changes in United's Class A common stock. Options covering no more than 5,000,000 shares of United's common stock may be granted to a single participant during any calendar year.

        Austar United Executive Share Option Plan.    Austar United adopted the Austar United Plan in June 1999. Under the Austar United Plan, the Austar United board of directors may grant options to Austar United employees and directors. At December 31, 2001, Austar United had options for 27,949,610 ordinary shares outstanding under the Austar United Plan. The number of shares available for the granting of options is determined by the Austar United board of directors, subject to a maximum of 6% of the outstanding Austar United ordinary shares. The Austar United board of directors has discretion to determine the employees and directors to whom options are granted, the number of shares subject to options, the exercise price of the options, the exercise period (which may not exceed 10 years from grant date) and certain other provisions relating to the options. Any grants to directors, however, are subject to shareholder approval. In general, options granted under the Austar United Plan vest over four years in 48 equal monthly installments. If an employee's employment terminates other than in the case of death or disability or the like, all unvested options lapse and all vested options must be exercised within 90 days of the termination date.

Limitation of Liability and Indemnification Matters

        Pursuant to Dutch law, each member of our Supervisory Board and Board of Management is responsible to us for the proper performance of his or her assigned duties. Our Articles of Association provide that the adoption by the general meeting of shareholders of the annual accounts shall discharge the Supervisory Board and Board of Management from liability in respect of the exercise of their duties during the financial year concerned unless an explicit reservation is made by the general meeting of shareholders. This discharge of liability may also be limited by mandatory provisions of Dutch law, such as in the case of bankruptcy, and furthermore extends only to actions or omissions not disclosed in or apparent from the adopted annual accounts. In the event of such actions or omissions, the members of our Supervisory Board or Board of Management will be jointly and severally liable to third parties for any loss sustained by such third parties as a result of such actions or omissions, unless our Supervisory Board or Board of Management member proves that he or she is not responsible for the actions or omissions. Generally, under Dutch law, directors will not be held personally liable for decisions based on reasonable business judgment.

        Our Articles of Association provide that we must indemnify any person who:

  •
  is or was a member of our Supervisory Board or our Board of Management;

  •
  was or is a party to or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, or by or in the right of the company to procure a judgment in its favor by reason of the fact that such person is or was a member of our Supervisory Board or Board of Management; and

  •
  acted in good faith in carrying out their duties.

        This indemnification will generally not apply if the person seeking indemnification is found to have acted with gross negligence or willful misconduct in the performance of their duty to us, unless the court in which the action is brought determines that indemnification is otherwise appropriate. Our Articles of Association furthermore provide that a majority of the members of our Supervisory Board (not being parties to the action) must approve any indemnification, unless the entire Supervisory Board is named in the lawsuit, in which case the indemnification may be approved by independent legal counsel in a written opinion or by a general meeting of shareholders. Our Supervisory Board may extend the indemnification provisions of our Articles of Association to any of our officers, employees or agents.

Compensation of Supervisory Board Members

        We compensate the members of our Supervisory Board €12,000 per year of service on the Supervisory Board. In addition, members receive €1,500 for each board meeting attended in person and €750 for each telephonic board meeting attended. Fees to Supervisory Board members, who are also employees of United or UGC Holdings, are paid to United. We reimburse all members of our Supervisory Board for travel and out-of-pocket expenses in connection with their attendance at meetings of the Supervisory Board.

Compensation of Board of Management Members

        The aggregate 2001 salary compensation for the entire Board of Management was approximately €3.1 million. Board of Management members may also receive options for our ordinary shares A or securities of our affiliates. See "Stock Option Plans" above. In addition, we provide our executive officers with automobile allowances and other benefits. Expatriates also receive housing allowances, foreign tax equalization payments, other compensation relating to their foreign assignments and limited usage of the corporate airplanes. In April 2001, an amount of €48,000 per year in respect of fees for members of the Board of Management was set by us as a reasonable compensation for specific Board of Management duties. There was no change in overall actual salary associated with this fee. Members of the Board of Management receive no additional compensation for serving thereon.

Compensation Committee Interlocks and Insider Participation

        UGC Holdings and us have a secondment arrangement, pursuant to which certain U.S. citizens employed by UGC Holdings are seconded to us. See "Certain Transactions and Relationships—Relationship with United, UGC Holdings and Related Transactions." The members of our management who are employees of UGC Holdings have their compensation set by United's compensation committee. Our compensation committee is composed of Mr. Fries, Ms. Spangler and Ms. Wildes, each of whom is a member of the Supervisory Board. John P. Cole, Jr., a director of United and a member of United's Compensation Committee, is a member of our Supervisory Board. With the exception of Mr. Cole, none of the members of our compensation committee, the United compensation committee or our Supervisory Board has served as a director or member of a compensation committee of another company that had any executive officer that was also one of our Supervisory Directors or a member of the compensation committee of United.

Item 12. Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth certain information concerning the beneficial ownership of all classes of our voting securities as of April 1, 2002, by (1) each shareholder who is known by us to own beneficially more than 5% of the outstanding shares of each class at such date; (2) each of our Supervisory Directors; (3) each of our named executive officers; and (4) all of our Supervisory Directors and executive officers as a group. Because Messrs. Cole, Fries and Ms. Wildes are directors of UGC Holdings, they may be deemed to beneficially own UPC ordinary shares held by UGC Holdings, and because Messrs. Cole, Fries and Riordan and Ms. Wildes are directors of United, they may be deemed to beneficially own UPC ordinary shares held by United. In each case, they disclaim any beneficial ownership of such shares and this table does not include those shares.

        Holders of our Series 1 Convertible Class A preference shares may convert the preference shares into our ordinary shares A. The conversion rate is based on the liquidation preference of the preference shares on the date of conversion. A holder would receive 3,591 ordinary shares A for each preference share if it was converted on March 31, 2002. For purposes of this table, we have assumed that the preference shares may be converted into ordinary shares within 60 days of April 1, 2002. Each preference share is entitled to cast one hundred votes at a general meeting of shareholders and shall vote together with all of our other classes of stock.

        Such share ownership information includes ordinary shares A that may be acquired within 60 days of April 1, 2002, through either UPC options or phantom options, conversion of outstanding preference shares or exercise of warrants. Our phantom options are payable in either cash or ordinary shares A, at our election. Shares issuable within 60 days upon exercise of options, phantom options or warrants and conversion of preference shares are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of the persons beneficially owning such securities, but have not been deemed to be outstanding for the purposes of computing the percentage ownership or overall voting power of any other person.

	Ordinary Shares A
Beneficial Owner	Number	Percentage of Class(1)
John P. Cole, Jr.	14,575	*
Richard de Lange	—	—
John W. Dick	—	—
Michael T. Fries(2)	210,716	*
Ellen P. Spangler(3)	81,540	*
Tina Wildes(4)	172,153	*
Charles H.R. Bracken(5)	743,750	*
Nimrod J. Kovacs(6)	1,068,040	*
Gene Musselman(7)	440,309	*
Shane O'Neill(8)	568,750	*
John F. Riordan(9)	1,631,462	*
Anton M. Tuijten(10)	276,968	*
All directors and executive officers as a group (12 persons)	5,208,263	1.17%
UGC Holdings, Inc.(11)(12)	245,763,052	54.17%
UnitedGlobalCom, Inc.(12)(13)	132,698,873	23.03%
Capital Research and Management Company(14)	46,668,057	10.32%
	Series 1 Convertible Class A Preference Shares
	Number	Percentage of Class(15)
Motorola UPC Holdings, Inc.(16).	3,500	28.23%
UGC Holdings, Inc.(12)	2,500	20.16%
Capital Research and Management Company(14)	2,400	19.35%
Liberty UPCOY, Inc.(17)	2,117	17.07%
EQ Alliance Common Stock Portfolio(18)	1,883	15.19%

*
Less than 1%

(1)
The figures for the percent of shares are based on 443,417,525 ordinary shares A outstanding on April 1, 2002.

(2)
Includes 9,153 ordinary shares A owned by Mr. Fries' spouse. Also includes phantom options based on 225,000 ordinary shares A, of which 201,563 are vested.

(3)
Includes currently exercisable options for 45,000 ordinary shares A, of which options for 9,375 shares are subject to UPC's repurchase right. Also includes phantom options based on 45,000 ordinary shares A, all of which are vested.

(4)
Includes phantom options based on 153,000 ordinary shares A, all of which are vested.

(5)
Includes currently exercisable options for 1,200,000 ordinary shares A, of which options for 456,250 are subject to UPC's repurchase right.

(6)
Includes phantom options based on 600,000 ordinary shares A, all of which are vested, and currently exercisable options for 800,000 ordinary shares A, of which options for 333,334 shares are subject to UPC's repurchase right.

(7)
Includes phantom options based on 112,500 ordinary shares A, of which 91,406 are vested, and currently exercisable options for 617,000 ordinary shares A, of which options for 333,334 shares are subject to UPC's repurchase right.

(8)
Includes currently exercisable options for 1,050,000 ordinary shares A, of which options for 481,250 are subject to UPC's repurchase right.

(9)
Includes currently exercisable options for 1,759,375 ordinary shares A, of which options for 866,667 shares are subject to UPC's repurchase right. Also includes 3,660 ordinary shares A owned by Mr. Riordan's spouse.

(10)
Includes currently exercisable options for 436,500 ordinary shares A, of which options for 175,000 are subject to UPC's repurchase right.

(11)
Includes 9,096,945 ordinary shares A issuable upon conversion of preference shares if converted May 30, 2002 and 1,213,898 ordinary shares A issuable upon exercise of warrants.

(12)
The address of UGC Holdings and United is 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237, USA.

(13)
Includes 132,698,873 ordinary shares A issuable upon conversion of UPC's Loan if converted May 31, 2002.

(14)
Capital Research and Management Company ("Capital Research"), an investment advisor, is the beneficial owner of 37,934,990 ordinary shares A as a result of acting as an investment advisor to various investment companies. Capital Research disclaims beneficial ownership of these shares. Such information is based on a Schedule 13G dated February 14, 2002, filed by Capital Research. The ordinary share ownership of Capital Research also includes 8,733,067 ordinary shares A issuable upon conversion of preference shares if converted May 30, 2002. The address of Capital Research is 333 South Hope Street, Los Angeles, California 90071.

(15)
The figures for the percent of preference shares are based on 12,400 shares outstanding on March 1, 2002.

(16)
The address of Motorola UPC Holdings, Inc. is 101 Tournament Drive, Building 1, Horscham, PA 19044, USA.

(17)
The address of Liberty UPCOY, Inc. is 12300 Liberty Boulevard, Englewood, CO 80112, USA.

(18)
The address of EQ Alliance Common Stock portfolio is 1345 Avenue of the Americas, 32nd floor, New York, NY 10105, USA.

        No equity securities in our parent or any of our subsidiaries, including directors' qualifying shares, are owned by any of our executive officers or directors, except as stated below. The following discussion sets forth ownership information as of April 1, 2002 and within 60 days thereof with respect to options.

        The following officers and directors beneficially own common stock, and options to purchase Class A common stock of United: (1) Mr. Fries-20,182 shares of Class A common stock, options for 2,889,208 shares of Class A common stock of which 432,956 shares are exercisable, and 140,792 shares of Class A common stock and 91,580 shares of Class B common stock held by The Fries Family Partnership LLLP; (2) Mr. Cole-112,708 shares of Class A common stock and options for 220,000 shares of Class A common stock of which 119,790 are exercisable; (3) Ms. Spangler-56,526 shares of Class A common stock and options for 1,141,128 shares of Class A common stock of which 292,897 are exercisable; (4) Ms. Wildes-53,683 shares of Class A common stock, 416,956 shares of Class B common stock and options for 752,553 shares of Class A common stock of which 204,841 are exercisable (Ms. Wildes disclaims beneficial ownership to shares held by her spouse and a trust in which she is a beneficiary, which are included in the foregoing numbers); (5) Mr. Riordan-782,183 shares of Class A common stock and options for 266,720 shares of Class A common stock of which 127,136 are exercisable and 410,000 shares of Class B common stock held by The MLS Family Partnership LLLP of which Mr. Riordan is a co-trustee of the trust that is the general partner of such partnership (Mr. Riordan disclaims beneficial ownership of shares held by said partnership); and (6) Mr. Kovacs-76,402 shares of Class A common stock and options for 270,000 shares of Class A common stock of which all are exercisable.

        Each share of United Class A common stock has one vote and each share of United Class B common stock has 10 votes. United also has outstanding shares of Class C common stock which has 10 votes per share; however, holders of the Class C common stock are subject to a standstill agreement with United. Each person holds less than 1% of United outstanding common stock and less than 1% of the voting power thereof. Because Mr. Fries and Ms. Wildes are parties to a founders agreement with other United shareholders, they may be deemed, together with the other parties thereto, to beneficially own 11,412,048 shares of Class A common stock, which includes 8,870,332 shares of Class B common stock of United and represents 2.8% of United's voting power.

        The following officers and directors beneficially own options to purchase ordinary shares of chello broadband as of April 1, 2002: Mr. Riordan-options to purchase 300,000 ordinary shares of which 62,500 are subject to a repurchase right. Such ownership is less than 1% of chello broadband's outstanding ordinary shares. Also, the following officers and directors beneficially own shares of Priority Telecom as of April 1, 2002: Mr. Tuijten—19 ordinary shares, which ownership is less than 1% of Priority Telecom's outstanding ordinary shares.

Item 13. Certain Relationships and Related Transactions

Executive Officer Transactions

        John F. Riordan Transactions with UGC Holdings.    Pursuant to the terms of four promissory notes, UGC Holdings loaned $4,000,000 on November 22, 2000, $1,200,000 on January 29, 2001, and $3,500,000 on April 4, 2001, respectively, to John F. Riordan, then a director. Such loans allowed Mr. Riordan to meet certain personal obligations in lieu of selling his shares in UGC Holdings or in UPC. These non-recourse notes are payable upon demand and in any event on November 22, 2002. The notes accrue interest at 90-day London Interbank Offer Rate plus either 2.5% or 3.5% as determined in accordance with the terms of each note.

        In 2001, Mr. Riordan pre-paid to UGC Holdings $93,794 in the aggregate for interest accrued through February 22, 2001 on the loans. The aggregate outstanding balance on the loans as of March 1, 2002 is $9,317,785.

        Charles H.R. Bracken.    In March 2001, we confirmed our agreement that in the event the employment of Charles H.R. Bracken, a named executive officer, is terminated for any reason other than cause, we would pay Mr. Bracken a cash bonus equal to the difference between US$1,000,000 and his pre-tax gain on the exercise and sale of Mr. Bracken's vested UPC options. Mr. Bracken and UPC have agreed to structure an arrangement whereby Mr. Bracken can receive a portion of his bonus prior to the end of his current employment contract.

        Anton M. Tuijten.    We have loaned to Mr. Tuijten, an executive officer, €102,600 on March 26, 1999 and €361,500 on September 17, 1999, respectively. Such loans enabled Mr. Tuijten to pay taxes due with respect to grants of options for our ordinary shares A made in 1999. These loans bear no interest and are made on the same terms as UPC loans made to other recipients of stock options subject to Dutch tax liabilities. Interest, however, is imputed and tax payable on imputed interest is added to the principal amount of the loan. The loan is payable only upon exercise of the options. As of March 31, 2002, the aggregate outstanding loan balance is €493,667.

Relationship With United, UGC Holdings and Related Transactions

        United is the largest broadband communications provider of video, voice and data services outside of the U.S. With operations in 26 countries, United's networks reach more than 19.0 million homes and businesses and serve approximately 11.2 million video customers. In addition, as of December 31, 2001,

United's telephony business had approximately 0.9 million telephony access lines and its high speed Internet access business had approximately 0.8 million subscribers. United's significant operating subsidiaries, held through UGC Holdings, include us (54.2% owned on a fully diluted basis), one of the largest pan-European broadband communications companies; and VTR GlobalCom (100% owned) the largest cable television and competitive telephony provider in Chile. Also, United holds an interest in Austar United (55.8% combined direct and indirect), a satellite, cable television and telecommunications provider in Australasia.

        Control by UGC Holdings.    Immediately prior to our initial public offering, UGC Holdings held effectively all of the voting control over us and held all of our issued and outstanding ordinary shares A other than approximately 7.7% of such shares that were registered in the name of the stock option foundation to support our Equity Stock Option Plan. The foundation has since been liquidated and all remaining shares held by the foundation are now owned by UGC Holdings. As of April 1, 2002, including ordinary shares A issuable upon conversion of preference shares and exercise of warrants, UGC Holdings owns approximately 53.1% of our outstanding ordinary shares A, all of our outstanding priority shares and approximately 20.2% of our outstanding preference shares. Also, as of April 1, 2002, including ordinary shares issuable upon conversion of the Exchangeable Notes, United owns approximately 23.0% of our outstanding ordinary shares. Because we are a strategic holding of UGC Holdings, UGC Holdings will continue to control us for the foreseeable future. Four members of our current six-member Supervisory Board are directors, officers or employees of UGC Holdings and of United. United has only 50% of the voting power of UGC Holdings with respect to the election of directors of UGC Holdings and accordingly does not beneficially own our securities held by UGC Holdings.

        We currently hold approximately 5.6 million shares of United's Class A common stock, which currently represents approximately 5.0% of United's outstanding Class A common stock.

        Agreements with UGC Holdings.    Subject to certain limitations, UGC Holdings may require us to file a registration statement under the Securities Act of 1933 with respect to all or a portion of our ordinary shares A or ADSs owned by UGC Holdings, and we are required to use our best efforts to effect such registration, subject to certain conditions and limitations. We are not obligated to effect more than three of these demand registrations using forms other than Form S-3 or F-3, as the case may be. UGC Holdings may demand registration of such securities an unlimited number of times on Form S-3 or F-3, as the case may be, except that we are not required to register our ordinary shares A owned by UGC Holdings on Form S-3 more than once in any six-month period. UGC Holdings also has the right to have our ordinary shares A that we own included in any registration statement we propose to file under the Act except that, among other conditions, the underwriters of any such offering may limit the number of shares included in such registration. We have also granted UGC Holdings rights comparable to those described above with respect to the listing or qualification of the ordinary shares A held by UGC Holdings on the Official Segment of the Stock Market of Euronext Amsterdam N.V. or on any other exchange and in any other jurisdiction where we previously have taken action to permit the public sale of its securities.

        UGC Holdings incurs certain overhead and other expenses at the corporate level on behalf of us and our other operating companies. These expenses include costs not readily allocable among the operating companies, such as accounting, financial reporting, investor relations, human resources, information technology, equipment procurement and testing expenses, corporate offices lease payments and costs associated with corporate finance activities. UGC Holdings also incurs direct costs for its operating companies such as travel expenses and salaries for UGC Holdings employees performing services on behalf of its respective operating companies. UGC Holdings and us are parties to a management services agreement, with an initial term through 2009, pursuant to which UGC Holdings will continue to perform these services for us. Under the management services agreement, we will pay UGC Holdings a fixed amount each month as its portion of such unallocated expenses. For the year ended December 31, 2001, this fixed amount was US$300,000 per month. The fixed amount may be adjusted from time to time by UGC Holdings to allocate these corporate level expenses among UGC Holdings' operating companies, including us, taking into account the relative size of the operating companies and their estimated use of UGC Holdings resources. In addition, we will continue to reimburse UGC Holdings for costs incurred by UGC Holdings that are directly attributable to us.

        UGC Holdings and we are also parties to a secondment agreement that specifies the basis upon which UGC Holdings may second certain of its employees to us. UGC Holdings' secondment of employees helps us attract and retain U.S. citizens and other employees. We are generally responsible for all costs incurred by UGC Holdings with respect to any seconded employee's employment and severance. UGC Holdings may terminate a seconded employee's employment if the employee's conduct constitutes willful misconduct that is materially injurious to UGC Holdings. During the year ended December 31, 2001, we incurred approximately €10.8 million for costs associated with the seconded employees, which costs were reimbursable to UGC Holdings.

        We have agreed with UGC Holdings that so long as UGC Holdings holds 50% or more of our outstanding ordinary shares A (i) UGC Holdings will not pursue any video services, telephone or Internet access or content business opportunities specifically directed to the European or Israeli markets, unless it has first presented such business opportunity to us and we have elected not to pursue such business opportunity, and (ii) we will not pursue any video services, telephone or Internet access or content business opportunities in Saudi Arabia or in other markets outside of Europe or the Middle East, unless we have first presented such business opportunity to UGC Holdings and UGC Holdings has elected not to pursue such business opportunity. Either party may pursue any business in the United States and its territories and possessions without regard to activities of the other.

        UGC Holdings and we have agreed that we will provide audited financial statements to UGC Holdings in such form and with respect to such periods as are necessary or appropriate to permit United, the parent of UGC Holdings, to comply with its reporting obligations as a publicly-traded company and that we will not change its accounting principles without United's prior consent. We have consented to the public disclosure by United of all matters deemed necessary or appropriate by United, in its sole discretion, to satisfy the disclosure obligations of United or any of its affiliates thereof under the United States federal securities laws or to avoid potential liability under such laws.

        In August 2000, we entered into an unsecured US$200.0 million bridge facility with UGC Holdings, with an annual accrued interest of 12%. The principal amount and interest were due in full on October 1, 2001. We repaid this facility from the proceeds of the sale of its convertible preference shares, series 1.

        In November 2000, we entered into an unsecured US$250.0 million bridge facility with UGC Holdings, with an annual accrued interest of 12%. The principal amount and interest were due in full on October 1, 2001. We repaid this facility from the proceeds of the sale of its convertible preference shares, series 1.

        Relationship with United.    In May 2001, we completed the placement with Liberty Media Corporation of US$1,255 million 6% Guaranteed Discount Notes due 2007 or the Exchangeable Loan, receiving proceeds of €1.0 billion (US$856.8 million). The holder of the Exchangeable Loan has the right to exchange the notes, which were issued by our wholly-owned subsidiary Belmarken Holding B.V., into ordinary shares A under certain circumstances at €8.0 (US$6.85) per share. The Exchangeable Loan was transferred to United on January 30, 2002, as part of a transaction between Liberty Media Corporation, the original holder of the Exchangeable Loan, and United. As a result of the transfer, United may exchange the notes for ordinary shares A at €8.0 (US$6.85) per share at any time.

        The principal terms of the Exchangeable Loan are as follows:

  •
  Exchangeable at any time into our ordinary shares A at US$6.85 per share.

  •
  Callable in cash at any time in the first year at accreted value, then not callable until May 29, 2004, thereafter callable at descending premiums in cash, ordinary shares A or a combination (at our option) at any time prior to May 29, 2007.

  •
  We have the right, at our option, to require exchange of the Exchangeable Loan into ordinary shares A at €8.00 per share on a €1.00 for €1.00 basis for any equity raised by us at a price at or above €8.00 per share during the first two years, €10.00 per share during the third year, €12.00 per share during the fourth year, and €15.00 per share during and after the fifth year.

  •
  We have the right, at our option, to require exchange of the Exchangeable Loan into our ordinary shares A, if on or after November 15, 2002, our ordinary shares trade at or above US$10.28 for at least 20 out of 30 trading days, or if on or after May 29, 2004, our ordinary shares A trade at or above US$8.91 for at least 20 out of 30 days.

        Of the outstanding balance approximately €1,034 million (US$891.7 million) is held by United as of January 30, 2002.

        In addition to the Exchangeable Loan, in the January 30, 2002 transaction Liberty Media Corporation also contributed to United approximately US$1.435 billion face amount of our senior notes and approximately €263.1 million face amount of our senior discount notes. As a result, we owe these obligations represented by such senior notes and senior discount notes to United.

        Agreement with United and UGC Holdings.    We signed a Memorandum of Understanding, dated February 1, 2002 (the "Memorandum of Understanding"), by and among United, UGC Holdings and us. The Memorandum of Understanding relates to an agreement in principle among United, UGC Holdings and us, to effectuate a series of transactions, which, if consummated, would result in a restructuring of the outstanding debt obligations of ourselves and our subsidiaries, resulting in a significant reduction in our outstanding debt obligations and our subsidiaries. The Memorandum of Understanding with United and UGC Holdings is conditional, among other things, on the receipt of tenders of 95% of all of our notes outstanding in an exchange offer. United has agreed in principle to convert $2.6 billion of indebtedness, which was acquired as a result of the merger transaction with Liberty, and $0.3 billion of convertible preference shares held by UGC Holdings into new ordinary shares as part of the recapitalization.

Relationship with chello broadband

        Agreements with chello broadband.    chello broadband and we have entered into various agreements to regulate our ongoing relationship. These agreements include a Relationship Agreement entered into in May 2000, Standard Term Sheets and Franchise Agreements involving our local cable operators and chello broadband, entered into in May 2000, and a Revised Term Sheet involving our local cable operators and chello broadband, entered into in December 2001 in connection with the transfer of certain assets relating to internet access services from chello broadband to our cable distribution division (the "CTO Transfer").

        The agreements provide that chello broadband will provide the following services to our cable operators: (i) chello broadband portals and content and, until December 2001, internet access services, for personal computers, televisions and other end user devices, (ii) interactive services designed to supplement or complement core television and video service offerings, and (iii) two-way voice, two-way video delivered by Internet Protocol and dial-up internet access.

        For internet access and portal services delivered via cable modem, our local cable operators and chello broadband have agreed to share fees and revenues at various percentages depending on the service. As originally agreed the split of fees was set generally at 60% to the local cable operators and 40% to chello broadband.

        In connection with the transfer of the internet access assets from chello broadband to our local cable operators in the CTO Transfer, the split of such fees was readjusted generally to 80% to our local cable operators and 20% to chello broadband.

        For interactive services, chello broadband agreed to subsidize each digital set-top computer installed to facilitate the provision of interactive services by agreeing to pay 25% of the manufacturing cost for each digital set-top computer installed and 25% of the direct cost for initial installation of each subsidized digital set-top computer. This obligation was removed in connection with the CTO Transfer.

        Under the agreements, chello broadband is entitled to receive 100% of net revenues derived from the provision of interactive services to the extent necessary for chello broadband to fully recover accumulated and unrecovered subsidy paid by chello broadband, if any, and, otherwise, such net revenues are to be shared equally between chello broadband and our local cable operators.

        For two-way services, chello broadband and we will agree on economic terms on a case-by-case basis before launching these services.

        Under the agreements and subject to certain exceptions, we are obligated, at chello broadband's request, to cause the cable operators that we held an interest in or controlled before December 31, 1999, to enter into franchise agreements, based on chello broadband's Standard Term Sheet, containing the terms substantially as described above for the distribution of the services to homes that are or will be upgraded to be capable of providing such services.

        The agreements include provisions relating to exclusivity and a most favored nation clause. The term of the agreements generally are the longer of seven years from the date of the agreement and the period during which we hold at least 50% of chello broadband's issued and outstanding ordinary capital or a majority voting interest in chello broadband.

        Relationship Agreement between chello broadband and UGC Holdings.    chello broadband and UGC Holdings have entered into various agreements to regulate their ongoing relationship. The terms of these agreements are substantially similar to those set forth in our agreements with chello broadband. In addition, under the agreements, UGC Holdings agrees to transfer the right to chello broadband to pursue the provision of its services without territorial restrictions. In consideration for this transfer of rights and chello broadband's rights under the relationship agreement, chello broadband will issue an aggregate of 5,674,586 ordinary shares B to UGC Holdings or one or more of its subsidiaries.

SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNITED PAN-EUROPE COMMUNICATIONS N.V. a Dutch Public limited liability company
Date: April 30, 2002	By:	/s/ CHARLES H.R. BRACKEN
Charles H.R. Bracken Board of Management Member and Chief Financial Officer (and Principal Accounting Officer)

        Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ JOHN F. RIORDAN
John F. Riordan	President, Chief Executive Officer And Member of the Board of Management	April 30, 2002
/s/ CHARLES H.R. BRACKEN
Charles H.R. Bracken	Member of the Board of Management and Chief Financial Officer (and Principal Accounting Officer)	April 30, 2002
/s/ MICHAEL T. FRIES
Michael T. Fries	Chairman of the Supervisory Board and Authorized U.S. Representative	April 29, 2002
/s/ RICHARD DE LANGE
Richard de Lange	Supervisory Board Member	April 25, 2002
/s/ TINA M. WILDES
Tina M. Wildes	Supervisory Board Member	April 25, 2002
/s/ ELLEN P. SPANGLER
Ellen P. Spangler	Supervisory Board Member	April 29, 2002
/s/ JOHN P. COLE, JR.
John P. Cole, Jr.	Supervisory Board Member	April 25, 2002
/s/ JOHN W. DICK
John W. Dick	Supervisory Board Member	April 25, 2002

Annex E

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarter ended September 30, 2002

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                              to

Commission File No. 000-25365

United Pan-Europe Communications N.V.
(Exact name of Registrant as specified in its charter)

The Netherlands (State or other jurisdiction of incorporation or organization)	98-0191997 (I.R.S. Employer Identification No.)
Boeing Avenue 53, Schiphol Rijk, The Netherlands (Address of principal executive offices)	1119 PE (Zip code)

Registrant's telephone number, including area code: (31) 20-778-9840

        Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

        The number of shares outstanding of the Registrant's common stock as of November 14, 2002 was:

443,417,525 ordinary shares A, including
shares represented by American Depository Receipts

TABLE OF CONTENTS

PART I—FINANCIAL INFORMATION

UNITED PAN-EUROPE COMMUNICATIONS N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Stated in thousands of Euros, except per share amounts and number of shares)

Item 1. Financial Statements

	As of September 30, 2002	As of December 31, 2001
	(Unaudited)
ASSETS:
Current assets
Cash and cash equivalents	301,094	855,001
Restricted cash	17,873	36,322
Subscriber receivables, net of allowance for doubtful accounts of 54,366 and 39,990, respectively	102,666	142,460
Costs to be reimbursed by affiliated companies	4,919	11,319
Other receivables	33,105	77,367
Deferred financing costs, net	126,210	147,210
Prepaid expenses and other current assets	71,685	64,494

Total current assets	657,552	1,334,173
Other investments	9,277	32,336
Investments in affiliates	126,205	193,648
Property, plant and equipment, net	3,331,134	3,754,330
Goodwill and other intangible assets, net	2,893,382	3,003,503
Derivative assets	-	146,934
Other assets	4,210	10,540

Total assets	7,021,760	8,475,464

LIABILITIES AND SHAREHOLDERS' DEFICIT:
Current liabilities
Accounts payable, including related party payables of 5,689 and 5,065, respectively	124,600	362,460
Accrued liabilities, including related party accrued interest of 94,820 and 18,080, respectively	612,406	713,449
Subscriber prepayments and deposits	126,840	99,554
Derivative liabilities	70,423	-
Short-term debt	6,093	86,843
Current portion of long-term debt, including related party debt of 2,470,588 and 2,590,245, respectively	8,458,338	9,188,098

Total current liabilities	9,398,700	10,450,404
Long-term debt	451,314	469,990
Deferred gain on sale of assets	150,321	-
Other long-term liabilities	130,545	243,962

Total liabilities	10,130,880	11,164,356

Commitments and contingencies (Note 9)
Minority interests in subsidiaries	13,723	152,096
Convertible preferred stock	1,608,248	1,505,435
Shareholders' deficit
Priority stock, 1.0 par value, 300 shares authorized, issued and outstanding	-	-
Ordinary stock, 1.0 par value, 1,000,000,000 shares authorized, 443,417,525 shares issued and outstanding	443,418	443,418
Additional paid-in capital	2,751,626	2,766,492
Deferred compensation	(21,163)	(52,088)
Accumulated deficit	(8,043,546)	(7,651,418)
Other cumulative comprehensive income	138,574	147,173

Total shareholders' deficit	(4,731,091)	(4,346,423)

Total liabilities and shareholders' deficit	7,021,760	8,475,464

The accompanying notes are an integral part of these condensed consolidated financial statements.

UNITED PAN-EUROPE COMMUNICATIONS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in thousands of Euros, except per share amounts and number of shares)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2002	2001	2002	2001
Service and other revenue	340,872	342,444	1,046,101	1,033,385
Operating expense (exclusive of items shown separately below)	(186,220)	(221,013)	(566,952)	(724,878)
Selling, general and administrative expense	(81,837)	(166,809)	(297,909)	(460,808)
Depreciation and amortization	(189,779)	(262,437)	(534,679)	(767,979)
Impairment and restructuring charges	1,413	(38,345)	(23,635)	(359,015)

Net operating loss	(115,551)	(346,160)	(377,074)	(1,279,295)
Interest income	597	17,275	17,309	44,886
Interest expense	(154,594)	(204,181)	(486,661)	(663,382)
Interest expense-related party	(59,353)	(18,672)	(182,427)	(24,792)
Provision for loss on investments	(7,957)	(375,923)	(7,957)	(375,923)
Foreign exchange gain (loss) and other income (expense), net	(19,914)	80,378	324,678	(91,740)

Net loss before income taxes and other items	(356,772)	(847,283)	(712,132)	(2,390,246)
Income tax expense	-	(292)	(1,607)	(529)
Minority interests in subsidiaries	(10,323)	34,805	(10,387)	111,473
Share in results (losses) of affiliated companies, net	2,779	(45,673)	(36,913)	(107,723)

Loss from continuing operations before extraordinary gain and cumulative effect of change in accounting principle.	(364,316)	(858,443)	(761,039)	(2,387,025)
Extraordinary gain	-	-	471,718	-
Cumulative effect of change in accounting principle	-	-	-	21,349

Net loss	(364,316)	(858,443)	(289,321)	(2,365,676)

Basic and diluted net loss attributable to common shareholders (note 13)	(398,306)	(888,515)	(392,128)	(2,455,630)

Basic and diluted net loss per ordinary share before extraordinary gain and cumulative effect of change in accounting principle	(0.82)	(1.94)	(1.72)	(5.40)
Basic and diluted net loss per ordinary share	(0.82)	(1.94)	(0.65)	(5.35)

Basic weighted-average number of ordinary shares outstanding	443,417,525	442,994,524	443,417,525	441,829,327

The accompanying notes are an integral part of these condensed consolidated financial statements.

UNITED PAN-EUROPE COMMUNICATIONS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
(Stated in thousands of Euros, except number of shares)
(Unaudited)

								Other Cumulative Comprehensive Income (Loss)(1)
	Priority Stock		Ordinary Stock
					Additional Paid-In Capital	Deferred Compensation	Accumulated Deficit
	Shares	Amount	Shares	Amount					Total
Balances, December 31, 2001	300	-	443,417,525	443,418	2,766,492	(52,088)	(7,651,418)	147,173	(4,346,423)
Deferred compensation expense related to stock options, net.	-	-	-	-	(11,763)	11,763	-	-	-
Amortization of deferred compensation	-	-	-	-	-	19,162	-	-	19,162
Equity transaction of subsidiaries	-	-	-	-	(3,103)	-	-	-	(3,103)
Accrual of Dividend on Series 1 Convertible Preferred Stock	-	-	-	-	-	-	(98,232)	-	(98,232)
Accretion of Discount of Series 1 Convertible Preferred Stock	-	-	-	-	-	-	(4,575)	-	(4,575)
Unrealized loss on investments	-	-	-	-	-	-	-	(22,253)	(22,253)
Change in fair value of derivative assets	-	-	-	-	-	-	-	13,155	13,155
Change in cumulative translation adjustments	-	-	-	-	-	-	-	499	499
Net loss	-	-	-	-	-	-	(289,321)	-	(289,321)

Total comprehensive loss	-	-	-	-	-	-	-	-	(297,920)

Balances, September 30, 2002 (Unaudited)	300	-	443,417,525	443,418	2,751,626	(21,163)	(8,043,546)	138,574	(4,731,091)

(1)
As of December 31, 2001, Other Cumulative Comprehensive Income (Loss) represents foreign currency translation adjustments of 169,571, unrealized gain on investments of 4,522, and fair value of derivative assets of (26,920). As of September 30, 2002, Other Cumulative Comprehensive Income (Loss) represents foreign currency translation adjustments of 170,070, unrealized loss on investments of (17,731) and fair value of derivative liability of (13,765).

         The accompanying notes are an integral part of these condensed consolidated financial statements.

UNITED PAN-EUROPE COMMUNICATIONS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in thousands of Euros)
(Unaudited)

	For the Nine Months Ended September 30,
	2002	2001
Cash flows from operating activities:
Net loss	(289,321)	(2,365,676)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	534,679	767,979
Non cash impairment and restructuring charges	23,635	359,015
Stock-based compensation expense	19,162	290
Accretion of interest expense	263,948	218,796
Amortization of deferred financing costs	19,999	30,867
Exchange rate differences	(515,428)	(26,140)
Loss on derivative assets	179,686	116,813
Provision for loss on investments	7,957	375,923
Minority interests in subsidiaries	10,387	(111,473)
Share in results of affiliated companies	36,913	107,723
Extraordinary gain	(471,718)	-
Cumulative effect of change in accounting principle	-	(21,349)
Loss on assets	7,601	129
Other	(50)	(34,526)
Changes in assets and liabilities:
Decrease in restricted cash	30,314	-
Decrease in receivables	62,058	86,593
Decrease in other current liabilities	(211,556)	(300,201)
Increase (decrease) in deferred taxes and other long-term liabilities	(6,991)	(9,993)

Net cash flows from operating activities	(298,725)	(805,230)

Cash flows from investing activities:
Restricted cash deposited, net	(11,865)	(5,105)
Investments in and advances to affiliated companies, net of repayments	745	(26,576)
Dividends received	8,031	-
Capital expenditures	(191,251)	(653,550)
Germany deconsolidated cash	(9,404)	-
Sale of assets	21,526	-
Acquisitions, net of cash acquired	(24,060)	(22,892)

Net cash flows from investing activities	(206,278)	(708,123)

Cash flows from financing activities:
Proceeds from issuance of shares	-	1,786
Proceeds from short-term borrowings	10,008	6,202
Proceeds from long-term borrowings	-	1,609,353
Repayments of long-term and short-term borrowings	(60,122)	(799,984)

Net cash flows from financing activities	(50,114)	817,357

Effect of exchange rates on cash	1,210	(478)

Net decrease in cash and cash equivalents	(553,907)	(696,216)
Cash and cash equivalents at beginning of period	855,001	1,590,230

Cash and cash equivalents at end of period	301,094	893,756

Supplemental cash flow disclosures:
Cash paid for interest	(223,832)	(455,066)

Cash received for interest	15,480	39,082

The accompanying notes are an integral part of these condensed consolidated financial statements.

UNITED PAN-EUROPE COMMUNICATIONS N.V.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.    Organization and Nature of Operations

        United Pan-Europe Communications N.V. ("UPC" or the "Company"), whose parent company is UnitedGlobalCom Inc. ("United"), which owns an indirect equity ownership interest in UPC through UGC Holdings Inc. ("UGC Holdings") and United Europe Inc. ("United Europe") of 53.1%, owns and operates broadband communications networks in 11 European countries through its three primary divisions: UPC Distribution, UPC Media and Priority Telecom. UPC Distribution comprises the local operating systems and provides video, telephone and internet services for residential customers (Triple Play). UPC Media provides broadband internet and interactive digital products and services, transactional television services such as pay per view movies, digital broadcast and post-production services, and thematic channels for distribution on UPC's network, third party networks and DTH platforms. Priority Telecom focuses on providing network solutions to the business customer. The following chart presents a summary of the Company's significant investments as of September 30, 2002:

	UPC's Equity Ownership
Distribution:
Austria:
Telekabel Group	95.0%
Belgium:
UPC Belgium	100.0%
Czech Republic:
KabelNet	100.0%
Kabel Plus	99.9%
France:
Médiaréseaux S.A	92.0	%(1)
Germany:
EWT/TSS Group	28.7	%(2)
PrimaCom AG ("PrimaCom")	25.0%
Hungary:
UPC Magyarorszag	100.0%
Monor Telefon Tarsasag Rt. ("Monor")	98.9%
The Netherlands:
UPC Nederland	100.0%
Norway:
UPC Norge AS ("UPC Norge")	100.0%
Sweden:
UPC Sweden	100.0%
Slovak Republic:
Trnavatel	95.0%
Kabeltel	100.0%
UPC Slovensko s.r.o	100.0%
Romania:
Eurosat	51.0	%(3)
AST Romania	100.0%
Poland:
UPC Polska, Inc ("UPC Polska")	100.0%
Wizja TV B.V	100.0%
Telewizyjna Korporacja Partycpacyjna S.A. ("TKP")	25.0%

Media:
Pan-European:
chello broadband N.V. ("chello broadband")	100.0	%(4)
Spain:
Iberian Programming Services ("IPS")	50.0%
United Kingdom:
Xtra Music Ltd	50.0%
The Netherlands:
UPC Programming B.V. ("UPCtv")	100.0%
Other:
SBS Broadcasting SA ("SBS")	21.2%
Priority Telecom:
Priority Telecom N.V. ("Priority Telecom")	86.7	%(5)
Investments:
Malta:
Melita Cable TV P.L.C. ("Melita")	50.0%

(1)
UPC owns 92.0% of Médiaréseaux S.A. through its 100.0% owned subsidiary UPC France. The 8% minority shareholders in UPC France have the right to require UPC to purchase their shares in 2004 at the then fair market value.

(2)
On July 30, 2002, UPC's interest in EWT/TSS Group was diluted to 28.7%. (See Note 5.)

(3)
On November 4, 2002, UPC bought the remaining 49% minority interest in Eurosat.

(4)
On October 10, 2002, in consideration for the transfer of rights from UGC Internet Holdings to UPC necessary to eliminate UGC Internet Holdings territorial restrictions on chello broadband's business, UPC transferred 4,838,946 chello broadband class B ordinary shares to UGC Internet Holdings representing 13.3% of chello broadband's issued share capital. As a result of the transfer of the class B ordinary shares to UGC Internet Holdings, UPC has owned approximately 86.7% of chello broadband since October 10, 2002. Including shares owned by the chello Foundation, UPC owns approximately 76.9% of the chello broadband ordinary shares on a fully diluted basis subsequent to such date.

(5)
UPC owns approximately 76.0% of Priority Telecom's issued and outstanding ordinary shares. UPC also owns 100% of the class A shares and the convertible shares of Priority Telecom. On November 14, 2002, UPC transferred 932,200 of Priority Telecom's ordinary shares to a third party in settlement of consultancy services.

2.    Risks and Going Concern Uncertainties

        UPC has experienced net losses since formation. As of September 30, 2002, there was substantial uncertainty whether UPC's sources of capital, working capital and projected operating cash flow would be sufficient to fund the Company's expenditures and service the Company's indebtedness over the next year. Accordingly, there is substantial doubt regarding the Company's ability to continue as a going concern. In addition, as a result of the events of default described below, UPC's senior notes, senior discount notes, the Exchangeable Loan and the UPC Distribution Bank Facility have been classified as current liabilities. UPC's ability to continue as a going concern is dependent on (i) UPC's ability to restructure its senior notes and senior discount notes, the Exchangeable Loan and convertible preferred stock and (ii) UPC's ability to generate the cash flows required to enable it to recover the Company's assets and satisfy the

Company's liabilities, in the normal course of business, at the amounts stated in the consolidated financial statements. The report of the Company's previous independent accountant, Arthur Andersen, on the Company's consolidated financial statements for the year ended December 31, 2001, includes a paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency that raises doubt about the Company's ability to continue as a going concern.

        The Company has incurred substantial operating losses and negative cash flows from operations, which have been driven by the Company's continuing development efforts, including the introduction of new services such as digital video, telephony and internet. Additionally, substantial capital expenditures have been required to deploy these services and to acquire businesses. Management expects the Company to incur operating losses at least through 2005, primarily as a result of the continued introduction of these new services, which are in the early stages of deployment, as well as continued depreciation expense. During 2001, the Company reviewed its current and long-range plan for all segments of its business and the Company engaged a strategic consultant to assist the Company in the process. The Company worked extensively with this consultant to revise the Company's strategic and operating plans. The Company has revised its strategic vision, no longer focusing on an aggressive digital roll-out, but on increasing sales of products and services that have better gross margins and profitability. The revised business plan focuses on improved average revenue per subscriber and margins, increased penetration of new service products within existing upgraded homes, efficient deployment of capital and focus on products with positive net present values.

Default and Waivers

        Viewing the Company's funding requirements and the Company's possible lack of access to debt and equity capital in the near term, UPC determined that it would not make interest payments on UPC's senior notes and senior discount notes, as they fell due. On February 1, 2002, UPC failed to make required interest payments in the aggregate amount of 113.0 million (USD 100.6 million) on UPC's outstanding 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010 and 11 1/2% Senior Notes due 2010. The indentures related to UPC's senior notes and senior discount notes provide that failing to make interest payments constitutes an "Event of Default" under the notes if UPC is in default of the payment of interest on any of the notes for a period of time in excess of 30 days. Since UPC failed to make the interest payments on the first three series of notes upon expiration of this 30-day grace period on March 3, 2002, Events of Default occurred under the related indentures. The occurrence of these Events of Default constituted cross Events of Default under the indentures related to the remaining series of senior notes and senior discount notes. The occurrence of the various Events of Default gives the trustees under the related indentures, or requisite number of holders of such notes, the right to accelerate the maturity of all of the Company's senior notes and senior discount notes. In addition, on May 1, 2002, August 1, 2002 and November 1, 2002, UPC failed to make required interest payments in the aggregate amount of 38.9 million, 123.5 million and 36.5 million, respectively, on UPC's outstanding 10 7/8% Senior Notes due 2007 and 11 1/4% Senior Notes due 2009, 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010 and 11 1/2% Senior Notes due 2010. As of November 14, 2002, neither the trustees for the defaulted notes nor the requisite number of holders of those notes have accelerated the payment of principal and interest under those notes.

        UPC's failure to make the February 1, 2002, May 1, 2002, August 1, 2002 and November 1, 2002 interest payments on its senior notes, and the resulting Events of Default under the indentures relating to the senior notes and senior discount notes, gave rise to potential cross events of default under the following credit and loan facilities:

  •
  the senior secured credit facility among UPC Distribution Holding B.V., UPC's indirect wholly-owned subsidiary ("UPC Distribution"), as Borrower, TD Bank Europe Limited and Toronto Dominion (Texas), Inc., as Facility Agents, and a group of banks and financial institutions (the "UPC Distribution Bank Facility");

  •
  the revolving loan facility among EWT Elektro & Nachrichtentechnik GmbH, UPC's then majority-owned subsidiary ("EWT"), as Borrower, a group of entities as Guarantors, The Royal Bank of Scotland plc ("RBS") as Facility Agent and Security Agent and a group of financial institutions (the "EWT Facility"); and

  •
  the USD 856.8 million 6% Guaranteed Discount Notes due 2007 issued under the loan agreement among Belmarken Holding B.V. ("Belmarken"), UPC, UPC Internet Holding B.V. and Liberty Belmarken, Inc. as the original lender (the "Exchangable Loan"). The Exchangeable Loan was transferred to United in January 2002.

        On July 30, 2002, UPC transferred 22.3% of its UPC Germany shares to the holders of the remaining minority interest in UPC Germany (See Note 5). Due to the share transfer, such holders became the majority shareholders of UPC Germany on July 30, 2002. The EWT facility was refinanced by the new majority shareholders and the potential cross default ceased to exist.

        The UPC Distribution Bank Facility is secured by share pledges to the banks on UPC Distribution Holding B.V., which is the holding company of most companies within the UPC Distribution group, and over certain operating companies within this group. The Exchangeable Loan is secured by pledges over the stock of Belmarken, its wholly owned subsidiary UPC Holding B.V. and UPC Internet Holding B.V., which owns chello broadband N.V. The Exchangeable Loan continued to be held by United as of November 14, 2002. The occurrence of matured cross events of default under the UPC Distribution Bank Facility and the Exchangeable Loan would have given the creditors under those facilities the right to accelerate the maturity of the loans and to foreclose upon the collateral securing the loans.

        On March 4, 2002, UPC received the first waivers from the lenders under the UPC Distribution Bank Facility, the EWT Facility and the Exchangeable Loan for the potential cross events of defaults under such facilities that existed or may exist as a result of the Company's failure to make the interest payment due on February 1, 2002 on the Company's outstanding 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010 and, 11 1/2% Senior Notes due 2010 within the applicable cure periods, or any resulting cross defaults. During the period from June 4, 2002 to July 28, 2002, UPC received bi-weekly waivers from the bank lenders and United until September 27, 2002. On September 30, 2002, the bank lenders and United extended the coverage of the waivers to all UPC's outstanding senior notes and senior discount notes and any resulting cross defaults and the duration of the waivers until March 31, 2003.

        Each of these waivers will remain effective until the earlier of

  •
  March 31, 2003,

  •
  the occurrence of any other Event of Default under the respective credit or loan facility that is not covered by the waiver, or

  •
  in the case of the waiver for the Exchangeable Loan only, the acceleration of any advances under the UPC Distribution Bank Facility, the conversion of the notes under the credit or loan facility into UPC's ordinary shares in accordance with the terms of the Memorandum of Understanding, or five business days after United has given notice to the Company that, in its judgment, restructuring negotiations with holders of the senior notes and senior discount notes are not progressing satisfactorily.

        In addition, each of these waivers contains certain other conditions and undertakings and will terminate if there is a default by UPC of the terms of that waiver. The waiver under the UPC Distribution Bank Facility subjects UPC to a 100 million drawdown limitation under that facility, during the period in which the waiver is in place. Availability under the limitation is subject to certain conditions. In addition, the waiver to the UPC Distribution Bank Facility includes amendments to the UPC Distribution Bank Facility which:

  •
  increase operational headroom for the UPC Distribution Group by increasing and extending the maximum permitted ratios of senior debt to annualized EBITDA and by lowering and extending the minimum required ratios of EBITDA to total cash interest and EBITDA to senior debt service;

  •
  increase the interest margin on outstanding loans under the facility by 1.5%;

  •
  include a fee of 0.25% on the total commitment amount;

  •
  reduce the total commitment amount under the facility to 3.5 billion;

  •
  require UPC Holding B.V. to provide an additional 125 million in funding to UPC Distribution on or before March 31, 2003.

        As of November 14, 2002, UPC had not made the interest payments on the 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010, 11 1/2% Senior Notes due 2010, 10 7/8% Senior Notes due 2007 or the 11 1/4% Senior Notes due 2009. Subscriber growth has been impacted in some countries by our financial restructuring, however the restructuring did not have a material adverse effect on UPC's subsidiaries' or UPC's relationships with suppliers and employees.

Agreement for Restructuring

        On February 1, 2002, UPC signed a Memorandum of Understanding with United and UGC Holdings (the "Memorandum of Understanding"). The Memorandum of Understanding is a non-binding agreement in principle with United and UGC Holdings to enter into negotiations with the holders of the Company's senior notes and senior discount notes to attempt to reach agreement on a means to restructure the Company's indebtedness at the holding company level.

        During the month of March 2002, UPC met with representatives of United, which currently holds the Exchangeable Loan and a significant portion of the Company's senior notes and senior discount notes, and an ad hoc noteholders committee representing the holders of the Company's senior notes and senior discount notes (other than United) to begin preliminary discussions with respect to a process for, and terms of, a restructuring of those notes and the Exchangeable Loan. United and its advisors and the ad hoc noteholders committee and its advisors completed the due diligence about UPC and the Company's current financial condition.

        On September 30, 2002, UPC announced that a binding agreement had been reached with United and the members of the ad hoc noteholders committee on a recapitalization plan for UPC. If implemented under its current terms, the agreed recapitalization will substantially delever UPC's balance sheet eliminating approximately 4.3 billion accreted value of senior notes and senior discount notes, accrued interest on the senior notes of 293.8 million, 942.1 million of Exchangeable Loan debt, and 1.6 billion of convertible preference shares in exchange for equity issued by a new holding company that will be the parent of UPC and a subsidiary of United ("New UPC"). The agreement consists primarily of the following key terms:

  •
  United will receive approximately 65.5% of New UPC's pro forma equity (subject to dilution under certain circumstances) for the exchange of its 1.6 billion in UPC notes including accrued interest and its 942.1 million Exchangeable Loan;

  •
  third-party noteholders will receive approximately 32.5% of New UPC's pro forma equity (subject to dilution under certain circumstances) for the exchange of their holding of 3.0 billion of UPC notes (including accrued interest on the senior notes);

  •
  approximately 2% of New UPC's pro forma equity will be available for UPC's existing preferred and ordinary shareholders, including United;

  •
  in addition, United will agree to purchase up to 100 million in New UPC common stock at the consummation of the UPC restructuring subject to reduction if UPC sells any assets or raises any non-dilutive capital in the interim. United will purchase the stock at the valuation implied by the restructuring. The noteholders (other than United and its subsidiaries) will have the option to participate pro rata in the equity issuance; and

  •
  the third-party noteholders will have certain board representation and minority rights in New UPC.

        In addition the restructuring agreement contains an agreement by the parties (other than UPC) to forbear on exercising rights and remedies relating to defaults on the senior notes, senior discount notes and Exchangeable Loan while the restructuring agreement remains in effect.

        In order to facilitate an efficient and effective recapitalization, in accordance with the terms of the restructuring agreement, UPC, which operates as a financial holding company, intends to seek relief under (i) a debt moratorium proceeding in the Netherlands, leading to a voluntary suspension of payments, and (ii) a Chapter 11 bankruptcy proceeding in the United States. The Company expects that, in these proceedings in the Netherlands and the United States, a plan of reorganization will be approved that comports with the recapitalization terms contained in the restructuring agreement. The anticipated court proceedings in the Netherlands and the United States could result in material changes in the nature of UPC's business, material adverse changes to UPC's financial condition and results of operations or the Company's liquidation. UPC expects that this process will take a number of months to complete. If consummated, the recapitalization would result in the exchange of the UPC senior and senior discount notes and other claims against the Company for equity in New UPC and the substantial dilution of UPC's existing shareholders, including the holders of the Company's ordinary shares, priority shares and preference shares.

        In the event that the Company is unable to successfully consummate the recapitalization envisioned by the restructuring agreement holders of the Company's outstanding securities, including the Company's ordinary shares, priority shares, preference shares and senior notes and senior discount notes, as well as the Exchangeable Loan, would likely lose a substantial portion, or all, of the value of their investment in the Company's securities.

        If the Company is not able to complete the restructuring contemplated by the restructuring agreement, the Company might be required to liquidate or take other restructuring actions, these may have a greater adverse effect on the Company's financial condition and results of operations and the value of its debt and equity securities.

3.    Basis of Presentation

Basis of Presentation

        The accompanying condensed consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles for interim financial information and are in the form prescribed by the Securities and Exchange Commission. Accordingly, they do not include all the information and footnotes required by U.S. GAAP for complete financial statements. The interim unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements of the Company as of and for the year ended December 31, 2001 and the unaudited condensed consolidated financial statements as of and for the three and nine month period ended September 30, 2001. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and nine month period ended September 30, 2002 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2002. The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        Certain prior period amounts have been reclassified to conform with current period presentation.

New Accounting Principles

        The Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") effective January 1, 2002. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized, but are tested for impairment on an annual basis and whenever indicators of impairment arise. In addition, goodwill on equity method investments is no longer amortized, but tested for impairment in accordance with APB 18. The goodwill impairment test, which is based on fair value, is performed on a reporting unit level. All recognized intangible assets that are deemed not to have an indefinite life are amortized over their estimated useful lives.

        The following table presents the pro forma effect on net loss from the reduction of amortization expense and the reduction of amortization of excess basis on equity method investments, as a result of the adoption of SFAS 142:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2002	2001	2002	2001
	(In thousands of Euros)
Net loss as reported	(364,316)	(858,443)	(289,321)	(2,365,676)
Add Back:
Goodwill amortization	-	148,806	-	329,380
Amortization of excess basis on equity investments	-	10,644	-	30,696

Adjusted net loss	(364,316)	(698,993)	(289,321)	(2,005,600)

Net loss per ordinary share:
Basic and diluted net loss per ordinary share as reported	(0.82)	(1.94)	(0.65)	(5.35)
Add Back:
Goodwill amortization	-	0.34	-	0.75
Amortization of excess basis on equity investments	-	0.02	-	0.07

Adjusted basic and diluted net loss per ordinary share	(0.82)	(1.58)	(0.65)	(4.53)

        The Company has engaged an external party to compare the fair value of its reporting units with their respective carrying amounts, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test will be performed to measure the amount of impairment loss. The first step of the goodwill impairment test was performed and the carrying value of certain reporting units exceeded their fair value, including reporting units in the Netherlands, Sweden, Hungary, the Czech Repulic, France, Slovakia and Poland and Priority Telecom. The Company is currently carrying out the second step of the test to quantify how much of the total goodwill will be impaired. A substantial cumulative effect adjustment will be required as a result of this process. The determination of the potential impairment adjustment will be completed by the end of the year. Net goodwill of approximately 2.8 billion is included in the accompanying condensed consolidated balance sheets as of September 30, 2002.

        In April 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145"). SFAS 145, which updates, clarifies and simplifies existing accounting pronouncement, and addresses the reporting of debt extinguishments and accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The provisions of SFAS 145 are generally effective for the Company's 2003 fiscal year, or in the case of specific provisions, for transactions occurring after May 15, 2002 or financial statements issued on or after May 15, 2002. For certain provisions, including the rescission of Statement No. 4, early application is encouraged. UPC has not yet adopted SFAS 145 and is currently evaluating the impact of SFAS 145 on the Company's consolidated financial statements. The Company does not believe that the adoption of SFAS 145 will have a material impact on the Company's results of operations, financial condition or cash flows.

        On June 28, 2002 the Financial Accounting Standards Board issued SFAS No. 146, "Accounting for Exit or Disposal Activities" ("SFAS 146"). SFAS 146 addresses significant issues regarding the recognition, measurement and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force ("EITF") has set forth in EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". The scope of SFAS 146 also includes (1) costs related to terminating a contract that is not a capital lease and (2) termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred compensation contract. SFAS 146 will be effective for financial statements issued for fiscal years beginning after December 31, 2002. The Company has not yet determined what will be the impact of SFAS 146 on its results of operations or financial condition.

4.    Impairment and Restructuring Charges

        During 2001, the Company implemented a restructuring plan to both lower operating expenses and strengthen its competitive and financial position, by eliminating certain employee positions, reducing office space and related overhead expenses, recognizing losses related to excess capacity under certain contracts and canceling certain programming contracts. The Company also incurred certain restructuring charges during the three and nine month period ended September 30, 2002 related to employee severance and termination costs and costs related to the Company's financial debt restructuring.

        The following table summarizes these costs by type and related segment of the business.

	Employee Severance & Termination Costs	Office Closures	Programming and Lease Contracts Termination Costs	Asset Disposal Losses and Other Costs	Total Impairment and Restructuring Charges
	(In thousands of Euros)
Impairment and restructuring liability, December 31, 2001	37,556	11,140	102,052	16,228	166,976

Priority Telecom	2,500	-	(10,284)	3,700	(4,084)
UPC Media	1,924	-	-	1,514	3,438
Corporate	-	-	-	24,281	24,281

Total impairment and restructuring charges 2002	4,424	-	(10,284)	29,495	23,635

Cash paid during 2002	(26,240)	(4,365)	(16,109)	(23,504)	(70,217)
Non-cash release of restructuring liability	(160)	-	(12,927)	(4,831)	(17,918)

Impairment and restructuring liability, September 30, 2002	15,580	6,775	62,733	17,388	102,476

Short-term portion impairment and restructuring liability	15,580	2,569	5,962	12,916	29,747
Long-term portion impairment and restructuring liability	-	4,206	56,771	4,472	72,729

Impairment and restructuring liability, September 30, 2002	15,580	6,775	62,733	17,388	102,476

        Employee severance and termination costs.    These costs relate to termination salaries, benefits, outplacement and other costs related to the employees involuntarily terminated. The total workforce reduction was effected through attrition, involuntary terminations and reorganization of the Company's operations to permanently eliminate open positions resulting from normal employee attrition. These costs were determined in accordance with the criteria of EITF 94-3. Salaries and benefits earned during the transition period have not been included in the restructuring charge.

        Office closures.    In addition to the decrease in employee positions, the restructuring plan provided for reduction in office space and related overhead expenses. Office closure and consolidation costs are the estimated costs to be incurred upon closure of specifically identified facilities, costs associated with obtaining subleases, lease-termination costs and other related costs.

        Programming and lease contract termination costs.    These costs relate to costs associated with the impairment and cancellation of, or recognition of costs associated with, excess capacity of certain contracts. For the nine months ended September 30, 2002, Priority Telecom released 10.3 million of its restructuring provision, which relates to the extinguishment of vendor financing liabilities.

        Asset disposal losses and other costs.    These amounts relate to costs associated with asset disposal and costs relating to the Company's financial debt restructuring.

        The following table summarizes the number of employees to be terminated during 2002 in accordance with the restructuring by both division and function and the number of employees still to be terminated as of September 30, 2002:

	Total Number of Employees to be Terminated in 2002	Remaining Number of Employees, as of September 30, 2002
Division:
UPC Distribution	873	192
Priority Telecom	23	-
UPC Media	86	1
Corporate	4	-

Total	986	193

Function:
Programming	1	-
Network Operations	498	120
Customer Operations	112	22
Customer Care	92	40
Billing and Collection	4	-
Customer Acquisition and Marketing	164	3
Administration	115	8

Total	986	193

5.    Investments in and Advances to Affiliated Companies

Equity Method Investments

	As of September 30, 2002
	Investments in and Advances to Affiliated Companies	Cumulative Dividends Received	Cumulative Share in Results of Affiliated Companies	Cumulative Translation Adjustments	Provision for Loss on Investments	Total
	(In thousands of Euros)
Tevel	114,278	(5,500)	(120,994)	12,216	-	-
Melita	19,403	-	(3,505)	277	-	16,175
Xtra Music	11,390	-	(7,891)	68	(3,567)	-
IPS	10,065	(10,773)	17,272	7,271	-	23,835
SBS	261,999	-	(87,395)	13,500	(114,618)	73,486
PrimaCom	345,096	-	(83,791)	-	(261,305)	-
TKP	30,000	-	(30,000)	-	-	-
Other, net	55,006	(707)	(37,212)	12	(4,390)	12,709

Total	847,237	(16,980)	(353,516)	33,344	(383,880)	126,205

	As of December 31, 2001
	Investments in and Advances to Affiliated Companies	Cumulative Dividends Received	Cumulative Share in Results of Affiliated Companies	Cumulative Translation Adjustments	Provision for Loss on Investments	Total
	(In thousands of Euros)
Tevel	114,278	(5,500)	(120,994)	12,216	-	-
Melita	12,881	-	(3,608)	1,138	-	10,411
Xtra Music	14,039	-	(7,450)	499	-	7,088
IPS	10,065	(2,742)	10,888	7,099	-	25,310
SBS	261,999	-	(81,332)	34,416	(114,618)	100,465
PrimaCom	345,096	-	(75,049)	-	(261,305)	8,742
TKP	30,000	-	(3,357)	-	-	26,643
Other, net	51,413	(707)	(35,701)	(16)	-	14,989

Total	839,771	(8,949)	(316,603)	55,352	(375,923)	193,648

Transfer of Germany Shares

        Until July 30, 2002 UPC had effective ownership of 51% of EWT/TSS Group through its 51% owned subsidiary, UPC Germany. Pursuant to the agreement by which UPC acquired EWT/TSS Group, UPC was required to fulfill a so-called contribution obligation by no later than March 2003, by contributing certain assets amounting to approximately 358.8 million. If UPC failed to make the contribution by such date or in certain circumstances, such as a material default by UPC under its financing agreements, the 49% owner in UPC Germany could call for 22% of the ownership interest in UPC Germany in exchange for the Euro equivalent of 1 Deutsche Mark. On March 5, 2002, UPC received the holders' notice of exercise. On July 30, 2002, UPC settled the exercise. UPC completed the transfer of 22.3% of UPC Germany to the 49% shareholders in return for the cancellation of the 358.8 million face value asset contribution obligation due from UPC to UPC Germany. UPC now owns 28.7% of UPC Germany, with the former 49% shareholders owning the remaining 71.3%. UPC Germany is governed by a newly agreed shareholders' agreement and was deconsolidated by UPC effective August 1, 2002. This transaction resulted in a deferred gain on sale of assets of 150.3 million in the third quarter of 2002. Although it is not the managements' current intention, it may decide to fund UPC Germany sometime in the future, and as such the Company deferred the gain on sale of assets.

Germany Assets and Liabilities

        Details of the final deconsolidated assets and liabilities are as follows (in thousands):

Working capital	(75,977)
Property, plant and equipment	75,415
Goodwill and other intangible assets, net	71,087
Long-term liabilities	(85,704)
Minority interest	(144,546)
Deferred gain on sale of assets	150,321

Deconsolidated cash Germany	(9,404)

        For details on revenue, Adjusted EBITDA and total assets of UPC Germany as of September 30, 2002, see Note 10.

Marketable Equity Securities of United, at Fair Value

        UPC holds 5,569,240 Class A common shares of United as of September 30, 2002. The fair value of these shares was approximately 9.3 million as of September 30, 2002, including a cumulative unrealized loss of approximately 17.4 million.

6.    Property, Plant and Equipment

	As of September 30, 2002	As of December 31, 2001
	(In thousands of Euros)
Cable distribution networks	3,501,095	3,513,362
Subscriber premises equipment and converters	816,115	793,809
DTH, MMDS and distribution facilities	83,098	117,692
IT systems, office equipment and fixtures	288,282	289,376
Buildings and leasehold improvements	152,518	168,186
Other	62,353	73,893

	4,903,461	4,956,318
Accumulated depreciation	(1,572,327)	(1,201,988)

Property, plant and equipment, net	3,331,134	3,754,330

7.    Goodwill and Other Intangible Assets

	As of September 30, 2002	As of December 31, 2001
	(In thousands of Euros)
Goodwill	3,349,690	3,450,665
Other Intangibles	136,651	137,364

	3,486,341	3,588,029
Accumulated amortization goodwill	(537,281)	(543,891)
Accumulated amortization other intangible assets	(55,678)	(40,635)

Goodwill and other intangible assets, net	2,893,382	3,003,503

8.    Long-Term Debt

	As of September 30, 2002	As of December 31, 2001
	(In thousands of Euros)
July 1999 Notes	1,584,522	1,796,252
October 1999 Notes	1,064,025	1,207,569
January 2000 Notes	1,684,682	1,942,684
UPC Distribution Bank Facility	3,127,939	3,163,834
Exchangeable Loan	942,129	992,816
@Entertainment Notes	384,652	384,144
DIC Loan	54,269	53,762
Other	67,434	117,027

	8,909,652	9,658,088
Less current portion(1)	(8,458,338)	(9,188,098)

Total	451,314	469,990

(1)
As discussed in Note 2 "Risks and Going Concern Uncertainties", since March 3, 2002, the Company has been in default under its senior notes and senior discount notes and has received short term waivers with respect to the UPC Distribution Bank Facility and the Exchangeable Loan. Accordingly, these borrowings have been reclassified to the current portion of long-term debt.

        All non-Euro denominated borrowings are recorded each period using the period end spot rate with the result being recorded as foreign exchange gain or loss.

Exchangeable Loan

        The Exchangeable Loan was transferred to United on January 30, 2002, as part of a transaction between Liberty Media Corporation ("Liberty"), the original holder of the Exchangeable Loan, and United. The notes issued under the Exchangeable Loan may be exchanged for UPC's ordinary shares at USD 6.85 per share under certain circumstances before or after May 29, 2002. As indicated in Note 2, there is a potential cross default under this facility, but the Company has obtained waivers of the cross defaults until March 31, 2003.

UPC Distribution Bank Facility

        As described in Note 2, the Company defaulted on its interest payments under its senior notes in the first quarter of 2002, which gave rise to potential cross events of default under the terms of this the UPC Distribution Bank Facility. The Company had obtained waivers for the potential cross default from the bank syndicate which was extended on the same terms thereafter, currently until March 31, 2003. During the period of waiver, the Company is permitted to borrow another 100 million under the facility, subject to certain conditions. UPC has made drawdowns aggregating 65 million of the permitted 100 million as of November 14, 2002.

        In addition, the bank lenders under UPC Distribution Bank Facility have included the following amendments to the UPC Distribution Bank Facility:

  •
  increase operational headroom for the UPC Distribution group by increasing and extending the maximum permitted ratios of senior debt to annualized EBITDA and by lowering and extending the minimum required ratios of EBITDA to total cash interest and EBITDA to senior debt service;

  •
  increase the interest margin on outstanding loans under the facility by 1.5%;

  •
  include a fee of 0.25% on the total commitment amount;

  •
  reduce the total commitment amount under the facility to 3.5 billion;

  •
  require UPC N.V. to provide an additional 125 million in funding to UPC Distribution on or before March 31, 2003.

Derivative Instruments

        In connection with certain borrowings, the Company entered into both cross-currency swaps and interest rate swaps providing economic hedges to both currency and interest rate exposure.

        The following table details the fair value of the derivative instruments outstanding by related borrowing (in thousand of Euros):

Borrowing	Type of Instrument	As of September 30, 2002	As of December 31, 2001
July 1999 Notes	Cross currency/interest rate swap	-	101,736
October 1999 Notes	Cross currency/interest rate swap	-	55,522
January 2000 Notes	Cross currency/interest rate swap	-	36,741
UPC Distribution Bank Facility	Cross currency/interest rate swap	(70,423)	(47,065)

Total derivative (liabilities) assets, net		(70,423)	146,934

        The UPC Distribution Bank Facility swaps include an interest rate swap of 13.8 million, which qualifies as an accounting cash flow hedge. Accordingly, the changes in fair value of this instrument are recorded through other comprehensive income in the consolidated statement of shareholders' deficit. The remaining instruments are marked-to-market each period with the corresponding fair value gain (loss) recorded as a part of foreign exchange gain (loss) and other income (expense) in the accompanying consolidated statements of operations. For the three months ended September 30, 2002 and 2001, the Company recorded a gain of 1.0 million and a loss of 85.1 million, respectively, and for the nine months ended September 30, 2002 and 2001, the Company recorded a loss of 179.7 million and a loss of 59.6 million, respectively, in connection with the mark-to-market valuations.

        The condensed consolidated balance sheets reflect these instruments as derivative assets or liabilities as appropriate.

        In June 2002, the Company recognized an extraordinary gain of 347.2 million from the delivery by certain banks of 404.6 million in aggregate principal amount of the Company's senior notes and senior discount notes as settlement of the interest rate/cross currency derivative contracts on UPC's July 1999 Senior Notes, UPC's October 1999 Senior Notes and the UPC January 2000 Senior Notes.

9.    Commitments and Contingencies

Purchase Commitments

        The table below provides an overview of the Company's commitments per year.

	Payments due by Period
Commitments	Less than 1 year	1–3 years	4–5 years	After 5 years	Total
	(In thousands of Euros)
Operating Leases	49,076	63,075	90,379	-	202,530
Unconditional Purchase Obligations	38,528	44,602	13,394	5,000	101,524
Other Long term Obligations	43,571	95,628	95,223	30,276	264,698

Total Commitments	131,175	203,305	198,996	35,276	568,752

        In addition to the programming commitments specified in table above, all UPC Distribution affiliates are parties to channel carriage agreements obliging the affiliate to make the channel available to subscribers throughout the term of the agreement and in a specified package. The payments due under these programming commitments are dependent upon the actual number of subscribers.

        The Company has entered into a framework agreement for the supply of various types of equipment. Under this agreement, the company has a remaining one to three year obligation to buy 197,000 Set Top Computers ("STCs") at market price and a one year obligation to buy 61,500 modems.

Litigation and Claims

        The following is a description of certain legal proceedings to which UPC or one of UPC's subsidiaries is a party. In addition, from time to time, UPC may become involved in litigation relating to claims arising out of its operations in the normal course of the Company's business. In the opinion of the Company's management, the ultimate resolution of these legal proceedings would not be likely to have a material adverse effect on UPC's subsidiaries' business, results of operations, financial condition or liquidity.

        On July 4, 2001, InterComm Holdings LLC, InterComm France CVOHA ("ICF I"), InterComm France II CVOHA ("ICF II"), and Reflex Participations ("Reflex," collectively with ICF I and ICF II, the "ICF Party") served a demand for arbitration on UPC, UGC Holdings, and its subsidiaries, Belmarken Holding B.V. and UPC France Holding B.V. The claimants allege breaches of obligations allegedly owed by UPC in connection with the ICF Party's position as a minority shareholder in Médiaréseaux S.A. The claimants seek relief in the nature of immediate acceleration of an alleged right to require UPC or an affiliate to purchase all or any of the remaining shares in Médiareséaux S.A. from the ICF Party and/or compensatory damages, but in either case no less than EUR 163 million, plus reasonable fees and costs. The ICF Party has not specified from which entity it is seeking such relief; however, UGC Holdings is not a party to any agreement with the claimants and has been dismissed from the proceedings. UPC and its affiliates, as respondents, deny these claims and intend to defend against claimants' allegations vigorously. UPC is vigorously defending the arbitration proceedings and has filed appropriate counter claims.

        On October 28, 2002, the vice-president of the French commercial court of Meaux acceded on the request made by the ICF Party and Mr. Schimmel (the "ICH Group") on emergency proceedings and appointed a temporary judicial administrator (French concept of "administrateur provisoire") for Médiaréseaux S.A. (i.e., the French holding company of UPC's French operating subsidiaries), with the mission, in particular, to carry out the management of Médiaréseaux S.A. in lieu of the directors of the aforesaid company so as to resolve both the so-called financial crisis alleged by the ICH Group and an alleged conflict of interests by the ICH Group resulting from the status of the directors of Médiaréseaux S.A. within the different companies of the UPC group. Médiaréseaux S.A. has been granted an accelerated appeal process with the Court of Appeal of Paris to overturn the appointment of the temporary judicial administrator and has made appropriate counter claims.

        On October 22, 2002, Philips Digital Networks B.V. ("Philips") commenced legal proceedings against UPC, UPC Nederland B.V. and UPC Distribution (together the "UPC Defendants") alleging the UPC's Defendants' failure to perform under a Set Top Computer Supply Agreement between the parties dated November 19, 2001, as amended (the "STC Agreement"). Philips' principle allegation is that the UPC Defendants have failed to take delivery of 47,100 STCs with a value claimed of 21.2 million. Additionally, Philips is claiming dissolution of the STC Agreement and a release from an obligation to manufacture and deliver a further 29,850 STCs and related damages of 7.0 million. Lastly, Philips is claiming additional costs, including interest on late payments of approximately 1.0 million. The UPC Defendants deny all claims brought by Philips, and intend to vigorously defend themselves against these claims and will file appropriate counter claims. This action has been commenced by Philips following a termination of the STC Agreement by the UPC Defendants as a consequence of Philips failure to deliver STCs conforming to the material technical specifications required by the terms of the STC Agreement.

        On October 2, 2002 UPC Distribution Holding B.V. gave notice that it wished to cancel 83.3 million of the Facility A commitments and 416.8 million of the Facility B commitments under the UPC Distribution Bank Facility, effective on October 7, 2002. In order to prepay 346.8 million of the outstanding Facility B advances, UPC Distribution Holding B.V. also made a request for an advance of 346.8 million under the Facility A tranche under the UPC Distribution Bank Facility effective on October 7, 2002. All the lenders advanced their proportionate shares of the requested drawing, except ten institutions. The shortfall arising was 29.3 million. UPC made a further request for advances in the sum of 25.0 million, on October 14, 2002. The same institutions failed to pay and accordingly there was a further shortfall of 2.3 million. On October 3, 2002, six of the ten lenders which did not fund pursuant to the October 2, 2002 notice (the "Claimants"), issued proceedings in the English High Court against TD Bank Europe Limited, UPC Distribution Holding BV and UPC Financing Partnership (the "UPCD Defendants"). In the proceedings the Claimants seek, amongst other things, a declaration from the English High Court as to whether they were obligated in the circumstances to make the payments in dispute. The UPCD Defendants, who consider that the English High Court is likely to declare that the Claimants are obligated to make the payments, applied for the hearing of these proceedings to be expedited and a trial date has been set for November 18, 2002. The Company expects that the trial will last a few days. The UPCD Defendants intend to defend themselves vigorously in these proceedings.

10.  Segments and Geographic Information

        The Company is managed internally as three primary divisions: UPC Distribution, UPC Media and Priority Telecom. In addition, Corporate, IT and Other is a separate reporting segment. UPC Distribution focuses on providing cable television, DTH, internet and telephony services to residential customers and is comprised of the local operating systems. chello broadband serves as the internet access provider and was, in February 2001, combined with the programming businesses led by UPCtv under one management team as UPC Media. UPC Media provides broadband internet and interactive digital products and services, transactional television services such as pay per view movies, digital broadcast and post-production services, and thematic channels for distribution on UPC's network, third party networks and DTH platforms. Priority Telecom is focused on providing services to business customers. Corporate, IT and Other relates primarily to centralized activities, which support multiple platforms and services.

        The Company evaluates performance and allocates resources based on the results of these divisions. The key operating performance criteria used in this evaluation include revenue growth and "Adjusted EBITDA". Adjusted EBITDA is not a generally accepted accounting principle ("GAAP") measure. Adjusted EBITDA represents net operating earnings before depreciation, amortization, stock-based compensations charges, retention bonuses, and impairment and restructuring charges. Adjusted EBITDA is one of the primary measures used by the Company's chief decision makers to measure the Company's operating results and to measure segment profitability and performance. Management believes that Adjusted EBITDA is meaningful to investors because it provides an analysis of operating results using the same measures used by the Company's chief decision makers, that Adjusted EBITDA provides investors with the means to evaluate the financial results of the Company compared to other companies within the same industry and it is common practice for institutional investors and investment bankers to use various multiples of current or projected Adjusted EBITDA for purposes of estimating current or prospective enterprise value. The Company's calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view adjusted EBITDA as an alternative to GAAP measure of income as a measure of performance, or to cash flows from operating investing and financing activities as a measure of liquidity. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows. Adjusted EBITDA excludes non-cash and cash stock-based compensation charges, which result from variable plan accounting for certain of the Company's and its subsidiaries' stock option and phantom stock option plans.

        A summary of the segment information is as follows:

	Revenues for the Three Months Ended September 30,		Revenues for the Nine Months Ended September 30,
	2002	2001	2002	2001
	(In thousands of Euros)
Triple Play(1):
The Netherlands	121,172	106,690	358,705	301,275
Austria	52,283	45,618	155,252	132,647
Belgium	6,476	6,079	19,545	18,341
Czech Republic	8,904	8,520	25,960	25,588
Norway	20,310	16,536	59,629	48,798
Hungary	28,340	24,429	84,963	68,104
France	23,684	23,943	74,234	68,965
Poland	18,758	20,854	60,758	64,568
Sweden	13,663	10,982	41,147	33,124
Other	8,917	7,847	26,175	22,845

Total Triple Play Distribution	302,507	271,498	906,368	784,255

Germany	4,283	13,829	29,692	38,969
DTH	7,205	21,987	21,634	67,830
Programming	-	19,679	-	62,715
Other	7,369	12,847	27,474	37,761
Intercompany Eliminations	-	(18,978)	-	(60,478)

Total Distribution	321,364	320,862	985,168	931,052

Priority Telecom	28,952	53,403	91,944	183,337
UPC Media	17,730	22,064	54,105	58,789
Corporate, IT & Other	-	1,271	123	3,379
Intercompany Eliminations	(27,174)	(55,156)	(85,239)	(143,172)

Total	340,872	342,444	1,046,101	1,033,385

(1)
Triple Play includes cable television, telephone, internet and digital for residential customers, offered on a standalone basis or as a bundle.

	Triple Play Revenues for the Nine Months Ended September 30, 2002
	Cable Television(2)	Telephone	Internet/ Data	Total
	(In thousands of Euros)
Triple Play(1):
The Netherlands	196,629	66,977	95,099	358,705
Austria	66,425	38,972	49,855	155,252
Belgium	11,933	-	7,612	19,545
Czech Republic	22,395	595	2,970	25,960
Norway	41,478	7,829	10,322	59,629
Hungary	58,335	20,099	6,529	84,963
France	47,496	20,042	6,696	74,234
Poland	57,686	-	3,072	60,758
Sweden	28,133	-	13,014	41,147
Other	26,175	-	-	26,175

Total Triple Play Distribution	556,685	154,514	195,169	906,368

	Triple Play Revenues for the Three Months Ended September 30, 2002
	Cable Television(2)	Telephone	Internet/ Data	Total
	(In thousands of Euros)
Triple Play(1):
The Netherlands	64,753	23,090	33,329	121,172
Austria	22,164	12,653	17,466	52,283
Belgium	3,987	-	2,489	6,476
Czech Republic	7,523	184	1,197	8,904
Norway	14,060	2,635	3,615	20,310
Hungary	19,218	6,630	2,492	28,340
France	15,279	6,246	2,159	23,684
Poland	17,734	-	1,024	18,758
Sweden	9,198	-	4,465	13,663
Other	8,563	-	354	8,917

Total Triple Play Distribution	182,479	51,438	68,590	302,507

(1)
Triple Play includes cable television, telephone, internet and digital for residential customers, offered on a standalone basis or as a bundle.

(2)
Digital is included in Cable Television.

	Triple Play Revenues for the Nine Months Ended September 30, 2001
	Cable Television(2)	Telephone	Internet/ Data	Total
	(In thousands of Euros)
Triple Play(1):
The Netherlands	190,672	51,447	59,156	301,275
Austria	63,377	33,236	36,034	132,647
Belgium	11,514	-	6,827	18,341
Czech Republic	24,082	613	893	25,588
Norway	37,015	5,334	6,449	48,798
Hungary	46,085	19,690	2,329	68,104
France	46,704	16,764	5,497	68,965
Poland	63,468	-	1,100	64,568
Sweden	25,248	-	7,876	33,124
Other	22,844	-	1	22,845

Total Triple Play Distribution	531,009	127,084	126,162	784,255

	Triple Play Revenues for the Three Months Ended September 30, 2001
	Cable Television(2)	Telephone	Internet/ Data	Total
	(In thousands of Euros)
Triple Play(1):
The Netherlands	64,401	18,644	23,645	106,690
Austria	21,500	11,289	12,829	45,618
Belgium	3,772	-	2,307	6,079
Czech Republic	7,956	188	376	8,520
Norway	12,284	1,828	2,424	16,536
Hungary	16,182	7,176	1,071	24,429
France	15,806	6,124	2,013	23,943
Poland	20,351	-	503	20,854
Sweden	8,136	-	2,846	10,982
Other	7,846	-	1	7,847

Total Triple Play Distribution	178,234	45,249	48,015	271,498

(1)
Triple Play includes cable television, telephone, internet and digital for residential customers, offered on a standalone basis or as a bundle.

(2)
Digital is included in Cable Television.

	Adjusted EBITDA for the Three Months Ended September 30,		Adjusted EBITDA for the Nine Months Ended September 30,
	2002	2001	2002	2001
	(In thousands of Euros)
Triple Play(1):
The Netherlands	29,897	20,124	90,100	37,475
Austria	19,123	12,199	55,633	36,058
Belgium	2,417	2,445	7,084	4,447
Czech Republic	3,794	2,853	9,974	8,549
Norway	5,847	2,239	14,627	6,238
Hungary	11,676	8,187	36,553	24,641
France	(974)	(7,490)	(6,773)	(18,490)
Poland	4,731	152	13,287	362
Sweden	5,824	2,755	15,538	6,490
Other	3,005	2,365	8,852	7,180

Total Triple Play Distribution	85,340	45,829	244,875	112,950

Germany	2,291	6,338	13,180	19,331
DTH	(592)	156	174	(7,634)
Programming	-	(7,564)	-	(30,350)
Other	9,071	452	21,074	6,401

Total Distribution	96,110	45,211	279,303	100,698

Priority Telecom	528	(32,021)	(5,621)	(79,452)
UPC Media	402	(26,418)	(5,285)	(95,582)
Corporate, IT & Other	(18,946)	(23,606)	(67,995)	(77,674)

Total	78,094	(36,834)	200,402	(152,010)

(1)
Triple Play includes cable television, telephone, internet and digital for residential customers, offered on a standalone basis or as a bundle.

        Consolidated Adjusted EBITDA reconciles to the condensed consolidated statements of operations as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2002	2001	2002	2001
Operating loss	(115,551)	(346,160)	(377,074)	(1,279,295)
Depreciation and amortization	189,779	262,437	534,679	767,979
Stock-based compensation expense and retention bonuses(1)	5,279	8,544	19,162	290
Impairment and restructuring charges	(1,413)	38,345	23,635	359,015

Consolidated Adjusted EBITDA	78,094	(36,834)	200,402	(152,010)

(1)
For the three and nine months ended September 30, 2002, retention bonuses amount to 299 and 897, respectively. For the three and nine months ended September 30, 2001, retention bonuses were nil.

	Third Party Revenue by Geographical Area for the Three Months Ended September 30,		Third Party Revenue by Geographical Area for the Nine Months Ended September 30,
	2002	2001	2002	2001
	(In thousands of Euros)
The Netherlands	139,684	124,933	422,633	362,696
Austria	55,176	46,378	161,051	139,410
Belgium	6,476	6,095	19,545	19,033
Czech Republic	12,181	11,937	35,526	34,188
Norway	25,562	19,297	73,169	57,223
Hungary	32,260	27,542	96,804	78,563
France	23,705	23,458	74,610	71,095
Poland	18,748	37,301	63,684	118,857
Sweden	13,868	11,467	41,795	34,094
Germany	4,283	15,304	29,692	44,557
Other	8,929	18,732	27,592	73,669

	340,872	342,444	1,046,101	1,033,385

	Total Assets
	As of September 30, 2002	As of December 31, 2001
	(In thousands of Euros)
Corporate	596,715	1,294,762
UPC Media	88,175	134,302
Priority Telecom	601,390	769,413
Distribution:
The Netherlands	2,394,687	2,477,579
Austria	434,164	459,347
Belgium	43,787	48,290
Czech Republic	242,196	247,444
Norway	299,895	337,914
Hungary	381,650	393,657
France	796,657	857,037
Poland	605,252	771,155
Sweden	417,160	416,642
Germany	-	161,700
Other	120,032	106,222

Total	7,021,760	8,475,464

11.  Extraordinary Gain

        The extraordinary gain of 471.7 million for the nine months ended September 30, 2002, relates, in part, to the restructuring and cancellation of costs associated with excess capacity of certain Priority Telecom vendor contracts of 124.5 million recognized during the first three months of 2002 and an extraordinary gain of 347.2 million associated with the unwinding of certain swap agreements recognized during the three months ended June 30, 2002.

        On February 1, 2002, UPC amended certain swap agreements with a bank effective as of January 31, 2002. The swap agreements were entered into in connection with the issuance of some of the Company's senior notes and senior discount notes. The swap agreements were subject to early termination upon the occurrence of certain events, including the defaults described above. The amendment provided that the bank's obligations to the Company under the swap agreements were substantially fixed and the agreements were to be unwound on or prior to July 30, 2002. In settlement of the bank's obligations to the Company, the bank was to deliver to the Company approximately 400 million in aggregate principal amount of the Company's senior notes and senior discount notes held by that bank, subject to adjustment in case of certain circumstances, and subject to movements in the EUR/USD exchange rate. On June 28, 2002, the bank delivered to the Company 353.2 million in aggregate principal amount of the Company's senior notes and senior discount notes held by that bank in settlement of the bank's obligation.

        On June 11, 2002, UPC unwound certain swap agreements with a bank. The swap agreements were entered into in connection with the issuance of some of the Company's senior notes and senior discount notes. The swap agreements were subject to a potential event of default as a result of UPC's non-payment of interest on the senior notes, during which time the bank was not obliged to make payments to the Company under the swap agreement. In settlement of the bank's obligations to the Company, the bank delivered approximately 51.4 million in aggregate principal amount of the Company's senior notes and senior discount notes held by that bank.

        On delivery of the senior notes and senior discount notes described in the two transactions above, UPC's indebtedness was reduced by 404.6 million and the Company recognized an extraordinary gain of 347.2 million on the cross currency swaps. In addition, the Company reduced its accrued interest expense associated with these notes.

12.  Comprehensive Income (Loss)

        The components of total comprehensive loss are as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2002	2001	2002	2001
	(In thousands of Euros)
Net loss	(364,316)	(858,443)	(289,321)	(2,365,676)
Other comprehensive income (loss):
Change in unrealized gain (loss) on investments	(6,224)	(42,725)	(22,253)	(30,934)
Change in fair value of derivative assets	(57)	(20,624)	13,155	(26,752)
Change in cumulative translation adjustments	(11,916)	(126,864)	499	(53,710)

Total comprehensive loss	(382,513)	(1,048,656)	(297,920)	(2,477,072)

13.  Basic Net Income (Loss) Attributable to Common Shareholders

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2002	2001	2002	2001
	(In thousands of Euros)
Net loss	(364,316)	(858,443)	(289,321)	(2,365,676)
Accretion of Series 1 convertible preferred stock	(33,990)	(30,072)	(102,807)	(89,954)

Basic net loss attributable to common shareholders	(398,306)	(888,515)	(392,128)	(2,455,630)

14.  Subsequent Events

Tevel

        UPC's 100% indirect subsidiary, Cable Network Zuid-oost Brabant Holding B.V. ("Cable Brabant"), holds through its 100% subsidiary U.C.T. Netherlands B.V. ("UCTN") and its 100% subsidiary, Tishdoret Achzakot Ltd ("Tishdoret"), a 46% interest in Tevel Israel Communications Ltd. ("Tevel") the largest cable operator in Israel. The economic and regulatory situation in Israel together with the instability in the region, led the Company to write the value of this minority investment down to zero at the year end 2001. Tevel's situation has not improved since December 31, 2001. On April 22, 2002, Tevel filed for court protection from creditors and a trustee was appointed by the Israeli Court to form a plan of reorganization. To date, no plan or reorganization has been approved or accepted by any of the interested parties to the Tevel proceeding. In connection with the original aquisition of the cable assets in Israel, Cable Brabant is indebted to the First International Bank of Israel in the principal amount of 55 million, which was due, together with accrued interest, on November 9, 2002, resulting in an aggregate indebtedness of approximately 67 million (the "FiBI Loan"). The FiBI loan is secured by a pledge of half of the shares in Tevel. On October 30, 2002, the First International Bank of Israel and Cable Brabant entered into an agreement whereby Cable Brabant has agreed to sell all of its material assets (including the shares in UCTN, and indirectly the shares in Tishdoret and Tevel) to the First International Bank of Israel, assuming the obligations of Cable Brabant to repay the FiBI Loan, and the First Bank of Israel has agreed to novate Cable Brabant's obligations under the FiBI loan. The closing of the transaction is subject to telecommunication, competition and banking regulatory approvals in Israel. The Company expects to close the transaction by year-end 2002. The maturity date of the loan is extended until 7 days after the closing or the termination of the agreement.

Proceedings by Certain Institutional Lenders

        On October 2, 2002 UPC Distribution Holding B.V. gave notice that it wished to cancel 83.3 million of the Facility A commitments and 416.8 million of the Facility B commitments under the UPC Distribution Bank Facility, effective on October 7, 2002. In order to prepay 346.8 million of the outstanding Facility B advances, UPC Distribution Holding B.V. also made a request for an advance of 346.8 million under the Facility A tranche under the UPC Distribution Bank Facility effective on October 7, 2002. All the lenders advanced their proportionate shares of the requested drawing, except ten institutions. The shortfall arising was 29.3 million. UPC made a further request for advances in the sum of 25.0 million, on October 14, 2002. The same institutions failed to pay and accordingly there was a further shortfall of 2.3 million. On October 3, 2002, six of the ten lenders which did not fund pursuant to the October 2, 2002 notice (the "Claimants"), issued proceedings in the English High Court against TD Bank Europe Limited, UPC Distribution Holding BV and UPC Financing Partnership (the "UPCD Defendants"). In the proceedings the Claimants seek, amongst other things, a declaration from the English High Court as to whether they were obligated in the circumstances to make the payments in dispute. The UPCD Defendants, who consider that the English High Court is likely to declare that the Claimants are obligated to make the payments, applied for the hearing of these proceedings to be expedited and a trial date has been set for November 18, 2002. The Company expects that the trial will last a few days. The UPCD Defendants intend to defend itself vigorously in these proceedings.

Legal Proceedings Médiaréseaux

        On October 28, 2002, the vice-president of the French commercial court of Meaux acceded on the request made by the ICF Party and Mr. Schimmel (the "ICH Group") on emergency proceedings and appointed a temporary judicial administrator (French concept of "administrateur provisoire") for Médiaréseaux S.A. (i.e., the French holding company of UPC's French operating subsidiaries), with the mission, in particular, to carry out the management of Médiaréseaux S.A. in lieu of the directors of the aforesaid company so as to resolve both the so-called financial crisis alleged by the ICH Group and an alleged conflict of interests by the ICH Group resulting from the status of the directors of Médiaréseaux S.A. within the different companies of the UPC group. Médiaréseaux S.A. has been granted an accelerated appeal process with the Court of Appeal of Paris to overturn the appointment of the temporary judicial administrator and has made appropriate counterclaims.

Philips Legal Proceedings

        On October 22, 2002, Philips Digital Networks B.V. ("Philips") commenced legal proceedings against UPC, UPC Nederland B.V. and UPC Distribution (together the "UPC Defendants") alleging the UPC Defendants' failure to perform under a Set Top Computer Supply Agreement between the parties dated November 19, 2001, as amended (the "STC Agreement"). Philips' principle allegation is that the UPC Defendants have failed to take delivery of 47,100 Set Top Computers ("STCs") with a value claimed of 21.2 million. Additionally, Philips is claiming dissolution of the STC Agreement and a release from an obligation to manufacture and deliver a further 29,850 STCs and related damages of 7.0 million. Lastly, Philips is claiming additional costs, including interest on late payments of approximately 1.0 million.

        The UPC Defendants deny all claims brought by Philips, and intend to vigorously defend themselves against these claims and will file appropriate counter claims. This action has been commenced by Philips following a termination of the STC Agreement by the UPC Defendants as a consequence of Philips failure to deliver STCs conforming to the material technical specifications required by the terms of the STC Agreement.

Freeze of Swaps

        As per the waiver letter of September 30, 2002, the lending banks under the UPC Distribution Bank Facility have agreed to temporarily waive certain of their rights under the UPC Distribution Bank Facility, subject to certain conditions including the resolution of certain issues arising under the Senior Hedging Agreements. These issues were resolved when:

        (i) the mark to market positions under the cross currency hedges with a notional amount of USD 347.5 million (swapped into a notional amount of EUR 408.1 million) were frozen, (ii) we repaid these positions with a cash payment of 12 million and (iii) the counter parties agreed to extend the remainder position totaling approximately 54 million to August 2003.

Related Party Transactions

Chello B Shares Transfer

        On October 10, 2002, in consideration for the transfer of rights from UGC Internet Holdings to UPC necessary to eliminate UGC Internet Holdings territorial restrictions on chello broadband's business, UPC transferred 4,838,946 chello broadband class B ordinary shares to UGC Internet Holdings, representing 13.3% of chello broadband's issued share capital. As a result of the transfer of the class B ordinary shares to UGC Internet Holdings, UPC has owned approximately 86.7% of chello broadband since October 10, 2002. Including shares owned by the chello Foundation, UPC owns approximately 76.9% of the chello broadband ordinary shares on a fully diluted basis subsequent to such date.

Thematic Channel

        On October 21, 2002, UPC Programming B.V. and UPC Distribution Holding B.V. entered into a term sheet with Regent Worldwide Sales LLC ("Regent") for the creation of a fifty-fifty joint venture to create and distribute an alternative life-style digital broadband channel. The term sheet contemplates the parties entering into long form agreements for the joint venture and the distribution. On October 18, 2002, an independent committee of the Supervisory Board of the Company approved entering into the transaction. The independent committee was deemed necessary as Messrs. Gene W. Schneider (including his family partnership), Mark L. Schneider and John P. Cole Jr., own 28.65%, 14.56% and 2.13%, respectively, of Advance Display Technologies, Inc., which is proposing to merge with an affiliate of Regent. As a result of the merger, it is expected that Messrs. Gene W. Schneider (including his family partnership), an advisor to the Supervisory Board, Mark L. Schneider, son of Gene W. Schneider, and John P. Cole Jr., a Supervisory Director, will dilute their current shareholdings in the aggregate to less than 5% of the merged companies.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following discussion and analysis contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These forward-looking statements may include, and be identified by, statements concerning our future plans and strategies, objectives and future economic prospects, expectations, beliefs, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as our contemplated restructuring. These forward-looking statements involve both known and unanticipated risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from what we say or imply with the forward-looking statements. These factors include, among other things, changes in television viewing preferences and habits by our subscribers and potential subscribers, their acceptance of new technology, programming alternatives and new video services we may offer. They also include the timing, cost, and effectiveness of technological developments, competitive and regulatory factors, our ability to complete announced transactions and to manage and grow our newer telephone, digital and internet/data services. With respect to our announced restructuring, these factors include the parties' ability to satisfy the conditions to the restructuring and complete the restructuring within the contemplated time-frame. These forward-looking statements apply only as of the time of this Quarterly Report on Form 10-Q and we have no obligation or plans to provide updates or revisions to these forward-looking statements or any other changes in events or circumstances on which these forward-looking statements are based.

        The report of our former independent accountants, Arthur Andersen, on our consolidated financial statements for the year ended December 31, 2001, includes a paragraph that states that we have suffered recurring losses from operations and have a net capital deficiency that raises substantial doubt about our ability to continue as a going concern. Our management's plans in regard to these matters are described in Note 2 of the Notes to the Condensed Consolidated Financial Statements contained in this Quarterly Report on Form 10-Q. Our condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result, should we be unable to continue as a going concern. Investors in our company should review carefully the report of Arthur Andersen. There can be no assurance we will be able to continue as a going concern.

        The following discussion and analysis of financial condition and results of operations covers the three and nine month periods ended September 30, 2002 and 2001, and should be read together with our consolidated financial statements and related notes included elsewhere herein. These consolidated financial statements provide additional information regarding our financial activities and condition.

        All monetary amounts in Management's Discussion and Analysis are stated in Euros, unless indicated otherwise.

Developments

        We have experienced net losses since formation. As of September 30, 2002, there was substantial uncertainty whether our sources of capital, working capital and projected operating cash flow would be sufficient to fund our expenditures and service our indebtedness over the next year. Accordingly, there is substantial doubt regarding our ability to continue as a going concern. In addition, as a result of the events of default described below, our senior notes, senior discount notes, the Exchangeable Loan (defined below) and the UPC Distribution Bank Facility (defined below) have been classified as current liabilities. Our ability to continue as a going concern is dependent on (i) our ability to restructure our senior notes and senior discount notes, the Exchangeable Loan and the convertible preferred stock and (ii) our ability to generate the cash flows required to enable us to recover our assets and satisfy our liabilities, in the ordinary course of business, at the amounts stated in the consolidated financial statements. The report of our previous independent accountant, Arthur Andersen, on our consolidated financial statements for the year ended December 31, 2001, includes a paragraph that states that we have suffered recurring losses from operations and have a net capital deficiency that raises doubt about our ability to continue as a going concern.

Defaults and Waivers

        Viewing our funding requirements and our possible lack of access to debt and equity capital in the near term, we determined that we would not make interest payments on our senior notes and senior discount notes as they fell due. On February 1, 2002, we failed to make required interest payments in the aggregate amount of 113.0 million (USD 100.6 million) on our outstanding 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010 and 11 1/2% Senior Notes due 2010. The indentures related to our senior notes and senior discount notes provide that failing to make interest payments constitutes an "Event of Default" under the notes if we are in default of the payment of interest on any of the notes for a period of time in excess of 30 days. Since we failed to make the interest payments on the first three series of notes, upon expiration of this 30-day grace period on March 3, 2002, Events of Default occurred under the related indentures. The occurrence of these Events of Default constituted cross Events of Default under the indentures related to the remaining series of senior notes and senior discount notes. The occurrence of the various Events of Default gives the trustees under the related indentures, or requisite number of holders of such notes, the right to accelerate the maturity of all of our senior notes and senior discount notes. In addition, on May 1, 2002, August 1, 2002 and November 1, 2002, we failed to make required interest payments in the aggregate amount of 38.9 million, 123.5 million and 36.5 million, respectively, on our outstanding 10 7/8% Senior Notes due 2007 and 11 1/4% Senior Notes due 2009, 10 7/8% Senior Notes due 2009, and 11 1/4% Senior Notes due 2010 and 11 1/2% Senior Notes due 2010. As of November 14, 2002, neither the trustees for the defaulted notes nor the requisite number of holders of those notes have accelerated the payment of principal and interest under those notes.

        Our failure to make the February 1, 2002, May 1, 2002, August 1, 2002 and November 1, 2002 interest payments on our senior notes, and the resulting Events of Default under the indentures relating to the senior notes and senior discount notes, gave rise to potential cross events of default under the following credit and loan facilities:

  •
  the senior secured credit facility among UPC Distribution Holding B.V., our indirect wholly-owned subsidiary ("UPC Distribution"), as Borrower, TD Bank Europe Limited and Toronto Dominion (Texas), Inc., as Facility Agents, and a group of banks and financial institutions (the "UPC Distribution Bank Facility");

  •
  the revolving loan facility among EWT Elektro & Nachrichtentechnik GmbH, our then majority-owned subsidiary ("EWT"), as Borrower, a group of entities as Guarantors, The Royal Bank of Scotland plc ("RBS") as Facility Agent and Security Agent and a group of financial institutions (the "EWT Facility"); and

  •
  the USD 856.8 million 6% Guaranteed Discount Notes due 2007 issued under the loan agreement among Belmarken Holding B.V. ("Belmarken"), UPC, UPC Internet Holding B.V. and Liberty Belmarken, Inc. as the original lender (the "Exchangeable Loan"). The Exchangeable Loan was transferred to United in January 2002.

        On July 30, 2002, we transferred 22.3% of our UPC Germany shares to the holders of the remaining minority interest in UPC Germany (as described in Note 5 of the Notes to the Condensed Consolidated Financial Statements contained in this Quarterly Report on Form 10-Q). Due to the share transfer, such holders became the majority shareholders of UPC Germany. The EWT Facility was refinanced by the new majority shareholders and the potential cross default ceased to exist.

        The UPC Distribution Bank Facility is secured by share pledges to the banks on UPC Distribution, which is the holding company of most companies within the UPC Distribution group, and over certain operating companies within this group. The Exchangeable Loan is secured by pledges over the stock of Belmarken, its wholly owned subsidiary UPC Holding B.V. and UPC Internet Holding B.V., which owns chello broadband N.V. The Exchangeable Loan continued to be held by UnitedGlobalCom, Inc. ("United") as of November 14, 2002. The occurrence of matured cross events of default under the UPC Distribution Bank Facility and the Exchangeable Loan would have given the creditors under those facilities the right to accelerate the maturity of the loans and to foreclose upon the collateral securing the loans.

        On March 4, 2002, we received the first waivers from the lenders under the UPC Distribution Bank Facility, the EWT Facility and the Exchangeable Loan for the potential cross events of defaults under such facilities that existed or may exist as a result of our failure to make the interest payment due on February 1, 2002 on our outstanding 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010 and 11 1/2% Senior Notes due 2010 within the applicable cure periods and any resulting cross defaults. During the period from June 4, 2002 to September 27, 2002, we received bi-weekly waivers from the bank lenders and United. On September 27, 2002, the bank lenders and United extended the coverage of the waivers to all our outstanding senior notes and senior discount notes and any resulting cross defaults, and the duration of the waivers until March 31, 2003.

        Each of these waivers will remain effective until the earlier of

  •
  March 31, 2003,

  •
  the occurrence of any other Event of Default under the respective credit or loan facility that is not covered by the waiver, or

  •
  in the case of the waiver for the Exchangeable Loan only, the acceleration of any advances under the UPC Distribution Bank Facility, the conversion of the notes under the credit or loan facility into our ordinary shares in accordance with the terms of the Memorandum of Understanding, or five business days after United has given notice to the Company that, in its judgment, restructuring negotiations with holders of the senior notes and senior discount notes are not progressing satisfactorily.

        In addition, each of these waivers contains certain other conditions and undertakings and will terminate if there is a default by us of the terms of that waiver. The waiver under the UPC Distribution Bank Facility subjects us to a 100 million drawdown limitation under that facility during the period in which the waiver is in place. Availability under the limitation is subject to certain conditions. In addition, the waiver to the UPC Distribution Bank Facility includes amendments to the UPC Distribution Bank Facility which

  •
  increase operational headroom for the UPC Distribution group by increasing and extending the maximum permitted ratios of senior debt to annualized EBITDA and by lowering and extending the minimum required ratios of EBITDA to total cash interest and EBITDA to senior debt service;

  •
  increase the interest margin on outstanding loans under the facility by 1.5%;

  •
  include a fee of 0.25% on the total commitment amount;

  •
  reduce the total commitment amount under the facility to 3.5 billion;

  •
  require UPC Holding B.V. to provide an additional 125 million in funding to UPC Distribution on or before March 31, 2003.

        As of November 14, 2002, we had not made the interest payments on the 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010, 11 1/2% Senior Notes due 2010, 10 7/8% Senior Notes due 2007 and the 11 1/4% Senior Notes due 2009. Subscriber growth has been impacted in some countries by our financial restructuring, however the restructuring did not have a material adverse effect on our subsidiaries or our relationships with suppliers and employees.

Agreement for Restructuring

        On February 1, 2002, we signed a Memorandum of Understanding with United and its subsidiary UGC Holdings, Inc. ("UGC Holdings") (the "Memorandum of Understanding"). The Memorandum of Understanding is a non-binding agreement in principle with United and UGC Holdings to enter into negotiations with the holders of our senior notes and senior discount notes to attempt to reach agreement on a means to restructure our indebtedness at the holding company level.

        During the month of March 2002, we met with representatives of United, which currently holds the Exchangeable Loan and a significant portion of our senior notes and senior discount notes, and an ad hoc noteholders' committee representing the holders of our senior notes and senior discount notes (other than United) to begin preliminary discussions with respect to a process for, and terms of, a restructuring of those notes and the Exchangeable Loan. United and its advisors and the ad hoc noteholders committee and its advisors completed the due diligence about us and our current financial condition.

        On September 30, 2002, we announced that a binding agreement had been reached with United and the members of the ad hoc noteholders committee on a recapitalization plan for us. If implemented under its current terms, the agreed recapitalization will substantially delever our balance sheet eliminating approximately 4.3 billion accreted value of senior notes and senior discount notes, accrued interest on the senior notes of 293.8 million, 942.1 million of Exchangeable Loan debt, and 1.6 billion of convertible preference shares in exchange for equity issued by a new holding company ("New UPC"). The agreement consists primarily of the following key terms:

  •
  United will receive approximately 65.5% of New UPC's pro forma equity (subject to dilution under certain circumstances) for the exchange of its 1.6 billion in our notes including accrued interest on the senior notes and its 942.1 million Exchangeable Loan;

  •
  third-party noteholders will receive approximately 32.5% of New UPC's pro forma equity for the exchange of their holding of 3.0 billion of our notes (including accrued interest on the senior notes);

  •
  approximately 2% of New UPC's pro forma equity will be available for our existing preferred and ordinary shareholders, including United;

  •
  in addition, United will agree to purchase up to 100 million in New UPC common stock at the consummation of our restructuring subject to reduction if we sell any assets or raise any non-dilutive capital in the interim. United will purchase the stock at the valuation implied by the restructuring. The third party noteholders will have the option to participate pro rata in the equity issuance; and

  •
  the third-party noteholders will have certain board representation and minority rights in New UPC.

        In addition the restructuring agreement contains an agreement by the parties (other than us) to forbear on exercising rights and remedies relating to defaults on the senior notes, senior discount notes and Exchangeable Loan while the restructuring agreement remains in effect.

        In order to facilitate an efficient and effective recapitalization, in accordance with the terms of the restructuring agreement, UPC, which operates as a financial holding company intends to seek relief under (i) a debt moratorium proceeding in the Netherlands, leading to a voluntary suspension of payments, and (ii) a Chapter 11 bankruptcy proceeding in the United States. We expect that, in these proceedings in the Netherlands and the United States, a plan of reorganization will be approved that comports with the recapitalization terms contained in the restructuring agreement. The anticipated court proceedings in the Netherlands and the United States could result in material changes in the nature of our business, material adverse changes to our financial condition and results of operations or our liquidation. We expect that this process will take a number of months to complete. If consummated, the recapitalization would result in the exchange of our senior and senior discount notes and other claims against us for equity in New UPC and the substantial dilution of our existing shareholders, including the holders of our ordinary shares, priority shares and preference shares.

        In the event that we are unable to successfully consummate the recapitalization envisioned by the restructuring agreement holders of our outstanding securities, including our ordinary shares, priority shares, preference shares and senior notes and senior discount notes, as well as the Exchangeable Loan, would likely lose a substantial portion, or all, of the value of their investment in our securities.

        If we are not able to complete the restructuring contemplated by the restructuring agreement, we might be required to liquidate or take other restructuring actions, these may have a greater adverse effect on our financial condition and results of operations and the value of our debt and equity securities.

Description of Business

        We own and operate broadband communications networks in 11 countries in Europe. Our operations are organized into three principal divisions: UPC Distribution, UPC Media and Priority Telecom. UPC Distribution, which, through its local operating systems delivers video, internet and telephone services to residential customers (the "Triple Play"). UPC Media, which comprises our converging internet-content business and programming businesses. UPC Media provides broadband internet and interactive digital products and services, transactional television services such as pay per view movies, digital broadcast and post production services, and thematic channels for distribution on our network, third party networks and DTH platforms. Priority Telecom, which operates our CLEC business and provides telephone and data network solutions to the business market. The Priority Telecom brand is also used to offer telephone services to residential customers through UPC Distribution.

        Our subscriber base is one of the largest of any group of broadband communications networks operated across Europe. Our goal is to enhance our position as a leading pan-European distributor of video programming services and to become a leading pan-European provider of telephone, internet and enhanced video services, offering a one-stop shopping solution for residential and business communication needs. We plan to execute on this goal by increasing the penetration of our new services, such as digital video, telephone and internet, primarily within our existing customer base.

        Since formation, we have developed largely through acquisitions and organic growth in new services, which have resulted in significant growth in our consolidated revenues and expenditures.

        During 2001, we reviewed our current and long-range plan for all segments of our business and we hired a strategic consultant to assist us in the process. We worked extensively with this consultant to revise our strategic and operating plans. Our strategic vision has changed our focus from an aggressive digital roll-out to increasing the volume of our sales of products and services that have better gross margins and profitability. The revised business plan focuses on improved average revenue per subscriber and margins, increased penetration of new service products within existing upgraded homes, efficient deployment of capital and focus on products with positive net present values.

  Revenue

        The following table presents an overview of our revenues by segment for the three and nine months ended September 30, 2002 and 2001.

	Revenue for the Three Months Ended September 30,
	2002	2001
	(In thousands of Euros, unaudited)
Triple Play Distribution(1)	302,507	271,498
Germany	4,283	13,829
DTH	7,205	21,987
Programming	-	19,679
Other	7,369	12,847
Intercompany Eliminations	-	(18,978)

Total Distribution	321,364	320,862

Priority Telecom	28,952	53,403
UPC Media	17,730	22,064
Corporate, IT & Other	-	1,271
Intercompany Eliminations	(27,174)	(55,156)

Total	340,872	342,444

	Revenue for the Nine Months Ended September 30,
	2002	2001
	(In thousands of Euros, unaudited)
Triple Play Distribution(1)	906,368	784,255
Germany	29,692	38,969
DTH	21,634	67,830
Programming	-	62,715
Other	27,474	37,761
Intercompany Eliminations	-	(60,478)

Total Distribution	985,168	931,052

Priority Telecom	91,944	183,337
UPC Media	54,105	58,789
Corporate, IT & Other	123	3,379
Intercompany Eliminations	(85,239)	(143,172)

Total	1,046,101	1,033,385

(1)
Triple Play includes cable television, telephone, internet and digital for residential customers, offered on a standalone basis or as a bundle.

        Revenue decreased 1.6 million, or 0.5%, from 342.4 million for the three months ended September 30, 2001 to 340.9 million for the three months ended September 30, 2002. The 0.5 million improvement in UPC Distribution revenue and the 28.0 million reduction in intercompany eliminations was off-set by the 24.5 million decrease in the revenue of Priority Telecom, the 4.3 million decrease in the revenue of UPC Media and the 1.3 million decrease in the revenue of Corporate, IT and Other.

        Revenue increased 12.7 million, or 1.2%, from 1,033.4 million for nine months ended September 30, 2001 to 1,046.1 million for the nine months ended September 30, 2002. The 54.1 million improvement from UPC Distribution and 57.9 million improvement in intercompany eliminations was substantially off-set by the 91.4 million decrease in the revenue of Priority Telecom, the 4.7 million decrease in the revenue of UPC Media and 3.3 million decrease in the revenue of Corporate, IT and Other.

        UPC Distribution.    For the three months ended September 30, 2002, revenue from UPC Distribution increased 0.5 million to 321.4 million, from 320.9 million for the three months ended September 30, 2001, a 0.2% increase. Increases of 31.0 million from Triple Play were partially offset by a 9.5 million decrease as a result of the deconsolidation of our German operations, a 14.8 million decrease in DTH and 5.5 million decrease in Other. For the nine months ended September 30, 2002, revenue from UPC Distribution increased 54.1 million to 985.2 million, from 931.1 million for the nine months ended September 30, 2001, a 5.8% increase. Increases of 122.1 million from Triple Play were partially offset by a 9.3 million decrease in Germany, a 46.2 million decrease in DTH and 10.3 million decrease in Other.

        Of the 31.0 million increase in Triple Play revenue for the three months ended September 30, 2002, 4.2 million was from cable television and digital, 6.2 million was from telephony, and 20.6 million was from internet.

        Of the 122.1 million increase in Triple Play revenue for the nine months ended September 30, 2002, 25.7 million was from cable television and digital, 27.4 million from telephony, and 69.0 million from internet. The increase of Triple Play revenue is a combination of an increase in revenue generating units ("RGUs") through organic growth, as well as an increase in average revenue per subscriber ("ARPU"). At September 30, 2002, Triple Play RGUs were approximately 7,822,200, which represents an increase of 290,300 from September 30, 2001 when Triple Play RGUs were approximately 7,531,900.

        The 9.5 million and 9.3 million decrease in Germany revenue for the three and nine months ended September 30, 2002, respectively, is attributable to the fact that as of August 1, 2002, UPC Germany was deconsolidated.

        The 14.8 million and 46.2 million decrease in DTH revenue for the three and nine months ended September 30, 2002, respectively, was attributable to the fact that our Polish DTH business, which generated revenue of 22.0 million and 67.8 million for the three and nine months ended September 30, 2001, respectively, was contributed, as of December 7, 2001 to Telewizyjna Korporacja Partycypacyjna S.A. ("TKP"), a newly formed, non-consolidated, joint venture with Canal+, in which we have a 25% investment.

        UPC Distribution no longer has any programming revenue due to the closure of the sports channels in the Central European region as of December 2001.

        Other revenue is primarily revenue recognized for the provision of network related services to Priority Telecom. UPC Distribution has entered into agreements with Priority Telecom for the provision by UPC Distribution of network, maintenance and operations services. This intercompany revenue is eliminated in our consolidated results. The primary reason for the decline in Other revenue is a reduction in the amount of services that UPC Distribution has provided to Priority Telecom in 2002.

        Priority Telecom.    Priority Telecom revenue decreased 24.5 million from 53.4 million for the three months ended September 30, 2001 to 29.0 million for the three months ended September 30, 2002. Priority Telecom revenue decreased 91.4 million from 183.3 million for the nine months ended September 30, 2001 to 91.9 million for the nine months ended September 30, 2002. The decrease in revenue was primarily attributable to the closure of the international wholesale voice and data business and, to a lesser extent, the closure of operations in non-core countries.

        UPC Media.    UPC Media revenue decreased 4.3 million from 22.1 million for the three months ended September 30, 2001 to 17.7 million for the three months ended September 30, 2002. UPC Media revenue decreased 4.7 million from 58.8 million for the nine months ended September 30, 2001 to 54.1 million for the nine months ended September 30, 2002. The decrease in UPC Media's revenue was attributable to the revision of the chello broadband affiliate agreement, which reduced UPC Media's revenue share from 40% of internet access in 2001 to 20% in 2002 as the result of the transfer of the chello technology organization to UPC Distribution in December 2001. In addition, revenue decreased due to the closure of under performing thematic channels. The decrease in revenue as a result of the change in the chello broadband internal revenue share was largely offset by an increase in revenue achieved through improved average revenue per subscriber ("ARPU") and stable subscriber growth.

        Corporate, IT and Other.    The decrease in Corporate, IT and Other revenue of 1.3 million and 3.3 million for the three and nine months ended September 30, 2002, respectively, related to the loss of management fees from Tevel, which filed for bankruptcy protection in Israel in March 2002.

        Intercompany eliminations.    Intercompany eliminations decreased by 28.0 million from 55.2 million for the three months ended September 30, 2001 to 27.2 million for the three months ended September 30, 2002. Intercompany elimination decreased by 57.9 million from 143.2 million for the nine months ended September 30, 2001 to 85.2 million for the nine months ended September 30, 2002. Intercompany revenue relates to inter-divisional revenue that is received by Priority Telecom, UPC Media, and UPC Distribution.

        Priority Telecom received 4.7 million and 13.8 million switch and other revenue from UPC Distribution for the three and nine months ended September 30, 2002, respectively, for Priority Telecom's services relating to UPC Distribution's residential customers. UPC Media received 14.8 million and 42.7 million from UPC Distribution for the three and nine months ended September 30, 2002, respectively, for providing affiliated local operators with high speed internet connectivity, caching, local language broadband portals and marketing support. The services and fees charged under the franchise agreements changed in 2002 so that among other things, chello broadband's revenue fee per subscriber has been reduced, resulting in lower services to UPC Distribution. UPC Distribution received 7.7 million and 28.7 million in revenue primarily from Priority Telecom primarily for the provision of network related services for the three and nine months ended September 30, 2002, respectively.

  Adjusted EBITDA

        The following table presents an overview of our Adjusted EBITDA by segment for the three and nine months ended September 30, 2002 and 2001.

	Adjusted EBITDA(1) for the Three Months Ended September 30,
	2002	2001
	(In thousands of Euros, unaudited)
Triple Play Distribution(2)	85,340	45,829
Germany	2,291	6,338
DTH	(592)	156
Programming	-	(7,564)
Other	9,071	452

Total Distribution	96,110	45,211

Priority Telecom	528	(32,021)
UPC Media	402	(26,418)
Corporate, IT & Other	(18,946)	(23,606)

Total	78,094	(36,834)

	Adjusted EBITDA(1) for the Nine Months Ended September 30,
	2002	2001
	(In thousands of Euros, unaudited)
Triple Play Distribution(2)	244,875	112,950
Germany	13,180	19,331
DTH	174	(7,634)
Programming	-	(30,350)
Other	21,074	6,401

Total Distribution	279,303	100,698

Priority Telecom	(5,621)	(79,452)
UPC Media	(5,285)	(95,582)
Corporate, IT & Other	(67,995)	(77,674)

Total	200,402	(152,010)

(1)
Adjusted EBITDA represents net operating earnings before depreciation, amortization, stock-based compensation charges, retention bonuses, and impairment and restructuring charges. Adjusted EBITDA is one of the primary measures used by our chief decision makers to measure our operating results and to measure segment profitability and performance. Management believes that Adjusted EBITDA is meaningful to investors because it provides an analysis of operating results using the same measures used by our chief decision makers, that Adjusted EBITDA provides investors with the means to evaluate the financial results of us compared to other companies within the same industry and that it is common practice for institutional investors and investment bankers to use various multiples of current or projected Adjusted EDITDA for purposes of estimating current or prospective enterprise value. Our calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view adjusted EBITDA as an alternative to GAAP measure of income as a measure of performance, or to cash flows from operating investing and financing activities as a measure of liquidity. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows. Adjusted EBITDA excludes non-cash and cash stock-based compensation charges, which result from variable plan accounting for certain of ours and our subsidiaries' stock option and phantom stock option plans.

(2)
Triple Play includes cable television, telephone, internet and digital for residential customers, offered on a standalone basis or as a bundle.

        For the three months ended September 30, 2002, Adjusted EBITDA improved by 114.9 million, or 312.0%, from negative 36.8 million for the three months ended September 30, 2001 to positive 78.1 million for the three months ended September 30, 2002. Of this improvement, 50.9 million was from UPC Distribution, 32.5 million was from Priority Telecom, 26.8 million was from UPC Media and 4.7 million was from Corporate, IT and Other.

        For the nine months ended September 30, 2002, Adjusted EBITDA improved by 352.4 million, or 231.8%, from negative 152.0 million for the nine months ended September 30, 2001 to positive 200.4 million for the nine months ended September 30, 2002. Of this improvement, 178.6 million was from UPC Distribution, 73.8 million was from Priority Telecom, 90.3 million was from UPC Media and 9.7 million was from Corporate, IT and Other.

        UPC Distribution.    UPC Distribution Adjusted EBITDA increased by 50.9 million from 45.2 million for the three months ended September 30, 2001 to 96.1 million for the three months ended September 30, 2002. Of the 50.9 million increase, 39.5 million was from Triple Play, 7.6 million was from Programming and 8.6 million was from Other. These increases were partially offset by a 4.0 million decrease in Adjusted EBITDA as a result of the deconsolidation of our German operations. For the nine months ended September 30, 2002 Adjusted EBITDA increased 178.6 million to 279.3 million from 100.7 million for the nine months ended September 30, 2001. Of the 178.6 million increase, 131.9 million was from Triple Play, 7.8 million was from DTH, 30.4 million was from Programming and 14.7 million was from Other. These increases were partially offset by a 6.2 million decrease in Adjusted EBITDA upon deconsolidation of UPC Germany. The improvement in Adjusted EBITDA for both the three months and nine months ended September 30, 2002 were the result of a number of factors including: increased operational efficiencies achieved by cost control, improvements in processes and systems and organizational rationalization, improved gross margins brought about by continued negotiations with major vendors and the improvement in gross profit brought about by successfully driving higher service penetration in existing customer base and continuing to achieve increased ARPU.

        Priority Telecom.    For the three months ended September 30, 2002 Adjusted EBITDA improved 32.5 million to 0.5 million, from negative 32.0 million for the three months ended September 30, 2001. For the nine months ended September 30, 2002 Adjusted EBITDA improved 73.8 million to negative 5.6 million, from negative 79.5 million for the nine months ended September 30, 2001. Adjusted EBITDA has improved due to the termination of non-profitable business lines (the international wholesale voice and data business) and the cessation of operations in non-core countries. In addition, strong cost control procedures have been put into place to reduce operating expenses.

        UPC Media.    For the three months ended September 30, 2002 Adjusted EBITDA improved 26.8 million to 0.4 million, from negative 26.4 million for the three months ended September 30, 2001. For the nine months ended September 30, 2002 Adjusted EBITDA improved 90.3 million to negative 5.3 million, from negative 95.6 million for the nine months ended September 30, 2001. Improved Adjusted EBITDA, for the three and nine months ended September 30, 2002, primarily reflected the continued focus on profitable revenue growth and cost reduction within the UPC Media division and the transfer of the operating expenses associated with the provision of broadband internet access services to UPC Distribution in December 2001.

        Corporate, IT and Other.    For the three months ended September 30, 2002, Adjusted EBITDA improved 4.7 million to negative 18.9 million from negative 23.6 million for the three months ended September 30, 2001. For the nine months ended September 30, 2002 Adjusted EBITDA improved 9.7 million to negative 68.0 million, from negative 77.7 million for the nine months ended September 30, 2001. Adjusted EBITDA for Corporate, IT and Other includes costs for our corporate functions, development costs relating to our digital set-top computer, the research of new technologies and development of our integrated pan-European IT platform. As with the other divisions in the group, organizational rationalism and continued corporate cost control is improving Adjusted EBITDA.

        Our consolidated Adjusted EBITDA reconciles to the consolidated statements of operations as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2002	2001	2002	2001
	(In thousands of Euros, unaudited)
Operating loss	(115,551)	(346,160)	(377,074)	(1,279,295)
Depreciation and amortization	189,779	262,437	534,679	767,979
Stock-based compensation expense and retention bonuses(1)	5,279	8,544	19,162	290
Impairment and restructuring charges	(1,413)	38,345	23,635	359,015

Consolidated Adjusted EBITDA	78,094	(36,834)	200,402	(152,010)

(1)
For the three and nine months ended September 30, 2002, retention bonuses amount to 299 and 897, respectively. For the three and nine months ended September 30, 2001, retention bonuses were nil.

Operating Expenses

        Operating expenses include direct costs and costs relating to network operations, customer operations, customer care, billing and collecting, broadcasting, technology, programming, content and franchise fees.

        For the three months ended September 30, 2002, our consolidated operating expenses decreased 34.8 million to 186.2 million, from 221.0 million for the three months ended September 30, 2001. The 34.8 million decrease consisted of a 27.0 million decrease in direct costs and 7.8 million decrease in other operating expenses. Of the 27.0 million decrease in direct costs, 18.1 million was attributable to the decrease in programming and DTH costs, 7.8 million to the decrease in business telephony costs, 4.2 million to the decrease in internet costs and 1.0 million to the decrease in television costs. These decreases were partially offset by a 4.8 million increase in digital costs. For the nine months ended September 30, 2002 our consolidated operating expenses decreased 157.9 million to 567.0 million, from 724.9 million for the nine months ended September 30, 2001. The 157.9 million decrease in operating expenses consisted of a 117.9 million decrease in direct costs and 40.0 million decrease in other operating expenses. Of the 117.9 million decrease in direct costs, 64.5 million was attributable to the decrease in programming and DTH costs, 49.7 million to the decrease in business telephony costs and 18.8 million to the decrease in internet costs. These decreases were partially offset by a 15.1 million increase in residential telephony, television and other direct costs. For the three months and nine months ended September 30, 2002, the decrease in programming costs was primarily attributable to the deconsolidation of Poland DTH and the closure of sport channels in the central European region, as of December 2001. The decrease in business telephony costs was primarily attributable to the closure of the international wholesale voice and data business and the decrease in internet direct costs reflects a reallocation from direct costs to operating expenses, which was the result of the transfer of the internet access business from chello broadband to UPC Distribution.

        The 7.8 million and 40.0 million decrease in other operating expenses for the three and nine months ended September 30, 2002 was primarily attributable to the decrease in network and customer operations, programming and content costs, and numerous initiatives targeted to improve operational efficiencies.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses include costs relating to human resources, IT, general services, management, finance, and customer acquisition costs. Selling, general and administrative expenses include stock-based compensation.

        For the three months ended September 30, 2002 our consolidated selling, general and administrative expenses decreased 84.9 million to 81.8 million, from 166.8 million for the three months ended September 30, 2001. For the nine-month period ended September 30, 2002 our consolidated selling, general and administrative expenses decreased 162.9 million to 297.9 million, from 460.8 million for the nine months ended September 30, 2001. The decrease in selling, general and administrative expenses reflects various initiatives that have successfully reduced overall cost levels throughout the group.

Depreciation and Amortization

        During the three months ended September 30, 2002, our depreciation and amortization expense decreased 72.7 million to 189.8 million, from 262.4 million for the three months ended September 30, 2001, a 27.7% decrease. During the nine months ended September 30, 2002, our depreciation and amortization expense decreased 233.3 million to 534.7 million, from 768.0 million for the nine months ended September 30, 2001, a 30.4% decrease. This was mainly due to the fact that, in accordance with the adoption of SFAS 142, we ceased amortizing goodwill, effective January 1, 2002.

Impairment and Restructuring Charges

        For the nine months ended September 30, 2002, we incurred 23.6 million of restructuring charges. These restructuring charges related mainly to our financial debt restructuring. For the three months ended September 30, 2002, Priority Telecom released 10.3 million of its restructuring provision which relates to the extinguishment of vendor financing. This gain offsets the restructuring charges of 9.6 million in UPC Media and Priority Telecom.

Interest Expense

        During the three months ended September 30, 2002 as compared to the three months ended September 30, 2001, interest expense decreased 8.9 million to 213.9 million, from 222.9 million, a 4.0% decrease. The decrease was mainly associated with the unwinding of certain swap agreements. During the nine months ended September 30, 2002 as compared to the nine months ended September 30, 2001, interest expense decreased 19.1 million to 669.1 million, from 688.2 million, a 2.8% decrease. Of the interest expense for the three and nine months ended September 30, 2002, 59.4 million and 182.4 million, respectively, was classified as Interest Expense Related Party due to United's acquisition of a portion of our senior notes and senior discount notes and the Exchangeable Loan in the first quarter of 2002. We continue to accrue for the interest on the senior notes and senior discount notes, including the notes owned by United.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2002	2001	2002	2001
	(In thousands of Euros, unaudited)
Cash Current Pay:
Bank	(59,320)	(59,913)	(188,102)	(218,002)
Senior Notes(1)	(69,308)	(74,935)	(197,039)	(220,002)

	(128,628)	(134,848)	(385,141)	(438,004)

Non-Cash Accretion:
Discount Notes	(66,540)	(67,804)	(219,712)	(198,875)
Exchangeable Loan	(14,356)	(14,742)	(44,236)	(19,921)
New DIC Loan	-	(169)	-	(507)
Deferred Financing	(4,423)	(5,290)	(19,999)	(30,867)

	(85,319)	(88,005)	(283,947)	(250,170)

Total Interest Expense	(213,947)	(222,853)	(669,088)	(688,174)

(1)
The cash current pay on our senior notes will not be paid in cash when we finalize our agreed recapitalisation.

        In the first quarter of 2002, we commenced discussions with holders of our senior notes and senior discount notes, as well as with United, our parent company, as holder of the Exchangeable Loan and a portion of such notes, aimed at reaching an agreement on restructuring of such indebtedness, including the reduction or elimination of such indebtedness. If our recapitalisation is consummated under the terms described under "Agreement for Restructuring" above, there would be a substantial reduction in our cash and non-cash interest expenses in 2003 and thereafter. If we are unable to consummate the recapitalisation or otherwise restructure our indebtedness, it is likely that our cash and non-cash interest expense will increase in 2003 and thereafter as a result of accretion in value of the senior discount notes and the interest on potential additional draw downs on the UPC Distribution Bank Facility.

Foreign Exchange Gain (Loss) and Other Income (Expense)

        The net loss from foreign exchange gain (loss) and other income (expense) decreased 254.7 million from a loss of 295.5 million for the three months ended September 30, 2001 to a loss of 40.8 million for the three months ended September 30, 2002. The net gain from foreign exchange gain (loss) and other income (expense) increased 771.4 million from a loss of 467.7 million for the nine months ended September 30, 2001 to a gain of 303.7 million for the nine months ended September 30, 2002. The gain in the nine months ended September 30, 2002 was mainly a result of an increase in foreign exchange result on the dollar denominated debt as the Euro strengthened against the U.S. dollar. For the three and nine months ended September 30, 2002, we recorded in other income and expense a gain of 1.0 million and a loss of 179.7 million, respectively, in connection with mark-to-market valuations.

Share in Results of Affiliated Companies, Net

        For the three months ended September 30, 2002, our share in net losses of affiliated companies decreased 48.5 million to 2.8 million in net profits, from 45.7 million for the three months ended September 30, 2001, a 106.1% decrease, as the losses in our affiliates decreased. The 2.8 million positive result recorded in the three months ended September 30, 2002, is due to net positive results in our affiliated operations and because we did not recorded any share in results of Xtra Music as we have completely written of our investment in Xtra Music. For the nine months ended September 30, 2002, our share in net losses of affiliated companies decreased 70.8 million to 36.9 million, from 107.7 million for the nine months ended September 30, 2001, a 65.7% decrease. The decrease for the nine months ended

September 30, 2002 relates to the implementation of SFAS 142, as we did not record amortization of excess basis on our equity investments and we did not recorded any losses on Tevel as we have completely written off our investment in Tevel.

Extraordinary Gain

        The extraordinary gain of 471.7 million for the nine months period ended September 30, 2002, in part relates to the restructuring and cancellation of costs associated with excess capacity of certain Priority Telecom N.V. vendor contracts of 124.5 million recognized during the first three months of 2002 and an extraordinary gain of 347.2 million associated with the unwinding of certain swap agreements, recognized during the three months ended June 30, 2002.

        On February 1, 2002, we amended certain swap agreements with a bank effective as of January 31, 2002. We entered into swap agreements in connection with the issuance of some of our senior notes and senior discount notes. The swap agreements were subject to early termination upon the occurrence of certain events, including the defaults described above. The amendment provided that the bank's obligations to us under the swap agreements were substantially fixed and the agreements were to be unwound on or prior to July 30, 2002. In settlement of the bank's obligations to us, the bank was to deliver to us approximately 400 million, in aggregate principal amount of our senior notes and senior discount notes held by that bank, subject to adjustment in case of certain circumstances, and subject to movements in the EUR/USD exchange rate. On June 28, 2002, the bank delivered to us 353.2 million in aggregate principal amount of our senior notes and senior discount notes held by that bank in settlement of the bank's obligation.

        On June 11, 2002, we unwound certain swap agreements with a bank. The swap agreements were entered into in connection with the issuance of some of our senior notes and senior discount notes. The swap agreements were subject to a potential event of default as a result of our non-payment of interest on the senior notes, during which time the bank was not obliged to make payments to us under the swap agreement. In settlement of the bank's obligations to us, the bank delivered approximately 51.4 million in aggregate principal amount of our senior notes and senior discount notes held by that bank.

        On delivery of the senior notes and senior discount notes described in the two transactions above, our indebtedness was reduced by 404.6 million and we recognized an extraordinary gain of 347.2 million during the three months ended June 30, 2002 on the cross currency swaps. In addition, we reduced our accrued interest expense associated with these notes.

Cumulative Effect of Change in Accounting Principle

        Effective January 1, 2001, we adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. The adoption of SFAS 133 on January 1, 2001, resulted in a cumulative increase to income of 21.3 million and a cumulative increase to "Other Comprehensive Income" ("OCI") of 36.7 million. The increase to income was attributable to a loss of approximately 36.7 million reclassified from OCI for the value of certain warrants held by us, which are derivatives and are not designated as a hedging instrument, and income of approximately 58.0 million related to gains associated with the cross currency swaps which are held by us, which do not qualify as hedging instruments as defined by SFAS 133. We seek to use derivative instruments to manage exposures to foreign currency and interest rate risks.

New Accounting Principles

        We adopted SFAS 142, "Goodwill and Other Intangible Assets", effective January 1, 2002. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized, but are tested for impairment on an annual basis and whenever indicators of impairment arise. In addition, goodwill on equity method investments is no longer amortized, but tested for impairment in accordance with APB 18. The goodwill impairment test, which is based on fair value, is performed on a reporting unit level. All recognized intangible assets that are deemed not to have an indefinite life are amortized over their estimated useful lives. We finalized the process of comparing the fair value of our reporting units with their respective carrying amounts, including goodwill. This process enabled us to identify any potential goodwill impairment from the adoption of SFAS 142. If the fair value of a reporting unit exceeds its carrying amount, the goodwill of the reporting unit is considered not impaired. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test will be performed to measure the amount of impairment loss. The first step of the goodwill impairment test was performed and the carrying test of certain reporting units exceed their fair value, including reporting units in the Netherlands, Sweden, Hungary, the Czech Republic, France, Slovakia and Poland and Priority Telecom. The Company is currently carrying out the second step of the test to quantify how much of the total goodwill will be impaired. A substantial cumulative effect adjustment will be required as a result of this process. The determination of the potential impairment adjustment will be completed by the end of the year. Net goodwill of approximately 2.8 billion is included in the accompanying condensed consolidated balance sheets as of September 30, 2002.

        In April 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS 145"). SFAS 145, which updates, clarifies and simplifies existing accounting pronouncements, addresses the reporting of debt extinguishments and accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The provisions of SFAS 145 are generally effective for our 2003 fiscal year, or in the case of specific provisions, for transactions occurring after May 15, 2002 or financial statements issued on or after May 15, 2002. For certain provisions, including the rescission of Statement No. 4, early application is encouraged. We have not adopted SFAS 145 and are currently evaluating the impact of SFAS 145 on our consolidated financial statements. We do not believe that the adoption of SFAS 145 will have a material impact on our net loss, financial position or cash flows.

        On June 28, 2002 the Financial Accounting Standards Board voted in favor of issuing SFAS No. 146, "Accounting for Exit or Disposal Activities" ("SFAS 146"). SFAS 146 addresses significant issues regarding the recognition, measurement and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force ("EITF") has set forth in the EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". The scope of SFAS 146 also includes (1) costs related to terminating a contract that is not a capital lease and (2) termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred compensation contract. SFAS 146 will be effective for financial statements issued for fiscal years beginning after December 31, 2002. We have not yet determined the impact of SFAS 146 on our results of operations and financial position.

Statements of Cash Flows

        We had cash and cash equivalents of 301.1 million as of September 30, 2002, a decrease of 553.9 million from 855.0 million as of December 31, 2001.

Cash Flows from Operating Activities

        During the nine months ended September 30, 2002, net cash flow used in operating activities was 298.7 million compared to a use of 805.2 million for the comparable period in 2001. This decrease of cash used for operating activities was mainly related to a decrease in cash used for operating expenses, a decrease in cash used in selling, general and administrative activities, and by a considerably lower decrease in current liabilities in the three months ended September 30, 2002.

        The interest payments due on our outstanding 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010, 11 1/2% Senior Notes due 2010, 10 7/8% Senior Notes due 2007, 11 1/4% Senior Notes due 2009 were not paid. Our failure to make the interest payments on these notes did not affect our operating cashflows as it was offset by an increase in current liabilities.

Cash Flows from Investing Activities

        We used 206.3 million of net cash flow in investing activities during the nine months ended September 30, 2002, compared to 708.1 million for the nine months ended September 30, 2001. This decrease was primarily related to a decrease in our capital expenditures.

Cash Flows from Financing Activities

        We had 50.1 million of cash outflows from financing activities during the nine months ended September 30, 2002, compared to 817.4 million of cash inflows during the nine months ended September 30, 2001. The decrease related to the fact that we did not have substantial net proceeds from either long-term or short-term borrowings, whereas we had a 600.0 million cash inflow from the UPC Distribution Bank Facility and a 1.0 billion cash inflow from the Exchangeable Loan, which were partially offset by a 750.0 million cash outflow from the repayment of UPC Bridge Facility in the first nine months of 2001.

Consolidated Capital Expenditures

        Since 1995, we have been upgrading our existing cable television system infrastructure and constructing our new-build infrastructure with two-way high capacity technology to support digital video, telephone and internet/data services. Capital expenditures for the upgrade and new-build construction can be reduced at our discretion, although such reductions require lead-time in order to complete work-in-progress and can eventually result in higher total costs of construction upon completion of the project. At the end of 2001, we completed a strategic review of our business, which eventually has resulted in a reduced capital expenditure program for 2002, as we focus on increasing penetration of new services in our existing upgraded operating area and efficient deployment of capital on a limited basis, aimed at causing product deployment to result in positive net present values.

        In addition to the network infrastructure and related equipment and capital resources described above, development of our newer businesses, chello broadband, Priority Telecom, our digital distribution platform and DTH, including expansion into Central Europe, requires capital expenditures for construction and development of our pan-European distribution and programming facilities, including our origination facility, network operating center, and related support systems, information technology and equipment.

        For the year 2002, we planned a significant reduction in capital expenditures. In this regard, customer premise equipment ("CPE") costs in 2002 have been decreasing based on current negotiated prices, which are continuing to decrease further as market rates for such equipment continue to fall aided by centrally led contract negotiations. In addition, tighter field controls have been implemented leading to higher rates of CPE retrieval.

        We expect that network and upgrade capital expenditure will also see a significant reduction as we plan to limit additional network investment primarily to that needed to cover maintenance and costs necessary to support expansion of services with our existing network being expected to largely cope with the anticipated increase in traffic. In addition, we plan to limit new build expenditures primarily to areas where essential franchise commitments require investment and to limit additional upgrade investment until such a time that existing upgraded areas are fully serviced.

Liquidity and Capital Resources

        Historically, we have financed our operations and acquisitions primarily from:

  •
  cash contributed by United Europe, Inc., a subsidiary of UGC Holdings, upon our formation,

  •
  debt financed at the UPC corporate level and at the operating company level,

  •
  equity raised in our initial public offering, secondary offering and private offering of convertible preference shares,

  •
  debt raised in our July 1999, October 1999 and January 2000 offering of senior notes and senior discount notes, and

  •
  proceeds raised from the May 2001 Exchangeable Loan entered into by our wholly-owned subsidiary Belmarken Holding B.V., and

  •
  operating cash flow.

        In general, we have been primarily dependent on the capital markets in the past to fund acquisitions, developing systems and products and corporate overhead, using the cash contributed by United Europe, Inc. upon formation and debt and equity raised at the holding company levels for such purposes. However, going forward, we may not be able to access the capital markets as a source of capital. Our current plans do not anticipate such access, although we might access such markets if we are able and the terms of such financing are acceptable to us.

        In addition, we have financed our established systems and, when possible, our developing systems, with debt at the subsidiary levels and with operating cash flow. Established systems generally have stable positive cash flows that are used to partially offset funding necessary for new product offerings, including telephone and internet/data. Developing systems are at various stages of construction and development and generally depend on us for some of the funding for their operating needs until alternative financing can be secured.

        In 2002 and thereafter, we anticipate that the sources of capital possibly available to us will include working capital and operating cash flows, proceeds from the disposal of non-core investments, and further internal reorganization and alignment of businesses, draw downs under the UPC Distribution Bank Facility (if our recapitalization is successful) and vendor financing. We do not anticipate access to the capital markets as a source of funding unless we are able to restructure our existing indebtedness. If we are able to complete our planned recapitalization satisfactorily and are able to implement a rationalization of our non-core investments and improve our operating performance, we believe that our existing cash balances, our working capital and operating cash flow and draw downs available under the UPC Distribution Bank Facility will be sufficient to fund operations for the foreseeable future. However, during the period in which we are implementing our recapitialization plan, we have a draw down limitation of 100 million under the UPC Distribution Bank Facility, 65 million of which has already been drawn down as of November 14, 2002. Drawings under the limitation are subject to certain conditions. Should our planned debt restructuring, further internal reorganization and alignment of businesses and the investment rationalization program be unsuccessful, or should our planned recapitalization be unsuccessful and our operating results fall behind our current business plan, there is uncertainty whether we will have sufficient funds to meet our planned capital expenditures and/or existing debt commitments and it is doubtful we would be able to continue as a going concern.

Liquidity Requirements

        As a result of our failure to pay interest when due on our senior notes, the maturity of those senior notes, our senior discount notes, the Exchangeable Loan and the UPC Distribution Facility may be accelerated at any time, subject, in the case of the Exchangeable Loan and the UPC Distribution Facility to conditional waivers granted by the holders of such indebtedness. Consequently, all such indebtedness has been classified as current portion of long-term debt. The table below shows the maturity dates of our future obligations, based on the classification of our defaulted indebtedness as current portion of long-term debt.

Contractual Obligations

	Payments due by Period
	Less than 1 year	1–3 years	4–5 years	After 5 years	Total
	(In thousands of Euros, unaudited)
Short term debt	6,093	-	-	-	6,093
Long term debt	8,458,338	26,579	4,508	420,227	8,909,652
Operating Leases	49,076	63,075	90,379	-	202,530
Unconditional Purchase Obligations	38,528	44,602	13,394	5,000	101,524
Other Long term Obligations	43,571	95,628	95,223	30,276	264,698

Total Contractual Cash	8,595,606	229,884	203,504	455,503	9,484,497

        In addition to the programming commitments specified in table above, all UPC Distribution affiliates are parties to channel carriage agreements obliging the affiliate to make the channel available to subscribers throughout the term of the agreement and in a specified package. The payments due under these programming commitments are dependent upon the actual number of subscribers.

        We have entered into a framework agreement for the supply of various types of equipment. Under this agreement, we have a remaining one to three year obligation to buy 197,000 STCs at market price and a one year obligation to buy 61,500 modems.

        Even if the indebtedness described above were not in default and were classified as short- or long-term indebtedness in accordance with the contractual terms of the indebtedness, we would have substantial liquidity requirements in 2002 and thereafter. For example, cash payable in 2002 under the existing contractual terms of our senior notes and senior discount notes, the Exchangeable Loan, the UPC Distribution Bank Facility and other short- and long-term indebtedness amounts to approximately 89.8 million. In addition, scheduled principal payments in 2002 under the existing contractual terms for such indebtednes amount to approximately 68.6 million.

        Our non-restricted cash and cash equivalents were 301.0 million at September 30, 2002. Our ability to draw on available cash under borrowing facilities may be limited because of existing defaults. Because of our future cash obligations, our anticipated cash flows and our belief that we will not be able to access the capital markets in the short term, we have undertaken our planned recapitalization of our company.

Restrictions under our July 1999, October 1999 and January 2000 Indentures

        Our activities are restricted by the covenants of our indentures dated July 30, 1999, October 29, 1999 and January 20, 2000, under which our senior notes and senior discount notes were issued. Among other things, our indentures place certain limitations on our ability, and the ability of our subsidiaries, to borrow money, pay dividends or repurchase stock, make investments, create certain liens, engage in certain transactions with affiliates, and sell certain assets or merge with or into other companies.

Sources of Capital

        We had approximately 301.0 million of cash and cash equivalents on hand as of September 30, 2002. Of our 301.0 million of cash and cash equivalents on hand, USD 75.7 million is held by UPC Polska, our Polish subsidiary, and, as a result of the limitations imposed by the indentures governing the UPC Polska Notes, is limited in its utilization. Our ability to access our borrowing capacity at the holding company and subsidiary level was restricted or eliminated as a result of the payment defaults under our senior notes in the first nine months of 2002, as discussed in Item 2 "Developments". To date, our principal sources of capital have been debt and equity capital raised at our holding company level and debt securities and bank debt issued or borrowed by subsidiaries. We do not expect to access these sources of capital in 2002 and thereafter, except for the permitted borrowing of 100 million under the UPC Distribution Bank Facility (65 million of which was drawn down as of November 14, 2002),unless we are able to restructure our existing indebtedness.

        As of September 30, 2002, the amount outstanding under the UPC Distribution Bank Facility has not increased as compared to amounts outstanding as of December 31, 2001. As of September 30, 2002, 3.1 billion is outstanding under this Facility.

        In May 2001, we completed the placement of the Exchangeable Loan, receiving proceeds of USD 856.8 million (1.0 billion). The holder of the Exchangeable Loan has the right to exchange the loan, which was borrowed by our wholly-owned subsidiary, Belmarken, into our ordinary shares under certain circumstances at USD 6.85 per share. The Exchangeable Loan was transferred to United on January 30, 2002, as a part of a transaction between Liberty, the original holder of the Exchangeable Loan, and United. We may exchange the loan for our ordinary shares at USD 6.85 per share subject to certain conditions. Our planned recapitalization provides for the exchange of the Exchangeable Loan into equity of New UPC. See Item 2 "Developments—Agreement for Restructuring" above.

Item 3. Quantitative and Qualitative Disclosure About Market Risk

Investment Portfolio

        As of September 30, 2002, we had cash and cash equivalents of approximately 301.0 million. We have invested this cash in highly liquid instruments, which meet high credit quality standards with original maturities at the date of purchase of less than three months. These investments will be subject to interest rate risk and foreign exchange fluctuations (with respect to amounts invested in currencies outside the European Monetary Union). However, we do not expect any material losses with respect to our investment portfolio.

Inflation and Foreign Currency Exchange Rate Changes

        To date, we have not been impacted materially by inflation.

        The value of our monetary assets and liabilities is affected by fluctuations in foreign currency exchange rates as accounts payable for certain equipment purchases and certain operating expenses, such as DTH and programming expenses, are denominated in currencies other than the functional currency of the entity making such payments. We and some of our operating companies have notes payable and notes receivable that are denominated in, and loans payable that are linked to, a currency other than their own functional currency, exposing us to foreign currency exchange risks on these monetary assets and liabilities. Historically, we have not hedged our exposure to foreign currency exchange rate operating risks. Accordingly, we may experience economic loss and a negative impact on earnings and equity with respect to our holdings solely as a result of foreign currency exchange rate fluctuations. In connection with our offerings of senior notes in July 1999, October 1999 and January 2000 we entered into cross-currency swap agreements, exchanging U.S. dollar denominated obligations for Euro denominated obligations. These swap agreements were unwound as of June 30, 2002.

        The functional currency for our operations generally is the applicable local currency for each operating company. We have consolidated operations in countries outside of the European Monetary Union including Norway, Sweden, Poland, Hungary, Romania, Slovak Republic and Czech Republic, and operations, which report in U.S. dollars. Assets and liabilities of foreign subsidiaries are translated at the exchange rates in effect at period-end, and the statements of operations are translated at the average exchange rates during the period. Exchange rate fluctuations on translating foreign currency financial statements into Euros result in unrealized gains or losses referred to as translation adjustments. Cumulative translation adjustments are recorded as a separate component of shareholders' equity. Transactions denominated in currencies other than the local currencies are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses, which are reflected in income as unrealized, based on period-end translations, or realized upon settlement of the transactions.

        Cash flows from our operations in foreign countries are translated based on their reporting currencies. As a result, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not agree to changes in the corresponding balances on the consolidated balance sheets. The effects of exchange rate changes on cash balances held in foreign currencies are reported as a separate line below cash flows from financing activities.

Impact of Foreign Currency Rate Changes

        We are exposed to foreign exchange rate fluctuations related to our monetary assets and liabilities, including those of our operating subsidiaries, which are denominated in currencies outside of the European Monetary Union, notably the EUR/USD risk arising from our U.S. dollar denominated liabilities. Our exposure to foreign exchange rate fluctuations also arises from intercompany charges.

        The table below provides information about UPC's and its consolidated subsidiaries' foreign currency exchange risk for cash which is denominated in foreign currencies outside of the European Monetary

Union as of September 30, 2002. The information is presented in Euro equivalents, as the Euro is our reporting currency.

	Amount Outstanding as of September 30, 2002
Cash and Cash Equivalents	Book Value	Fair Value
	(In thousands of Euros, unaudited)
USD Cash	99,585	99,585

        We are risk adverse towards foreign currency risk and therefore actively seek to manage our foreign currency risk by entering into hedge instruments where appropriate and available to us in the financial markets. We use cross currency swaps, currency deposits and forward contracts to hedge the exposure. We actively monitor the various financial instruments available to us and expect to shift the use of instruments to less credit capacity intensive instruments in the near future, driven by the current credit risk appetite in the financial markets. We seek to manage our foreign currency risk through the use of these instruments, however we do not manage our foreign currency risk associated with revenues.

        For descriptions of our senior notes, our senior discount notes, the Exchangeable Loan, the UPC Distribution Bank Facility and our other debt, we refer to Note 9 to our audited consolidated financial statements for the year December 31, 2001 included in our Annual Report on Form 10-K for the year ended December 31, 2001. The interest rates of the senior notes are included in the interest rate sensitivity tables to which we refer.

        The tables below provide information about us and our consolidated subsidiaries' foreign currency exchange risk for debt which is denominated in foreign currencies outside of the European Monetary Union as of September 30, 2002, including cash flows based on the expected repayment date and related weighted-average interest rates for debt. The information is presented in Euro equivalents, which is our reporting currency. The instruments' actual cash flows are denominated in U.S. dollars.

	Amount Outstanding as of September 30, 2002		Expected Repayment(1) as of September 30,
Dollar Denominated Facilities	Book Value	Fair Value	2002	2003	2004	2005	2006	2007 and thereafter
	(In thousands of Euros, unaudited)
UPC Senior Notes due 2009	773,497	38,675	773,497	-	-	-	-	-
UPC Senior Notes due 2007	172,549	8,627	172,549	-	-	-	-	-
UPC Senior Notes due 2009	241,940	12,097	241,940	-	-	-	-	-
UPC Senior Notes due 2010	231,802	11,590	231,802	-	-	-	-	-
UPC Senior Discount Notes due 2009	597,968	29,857	597,968	-	-	-	-	-
UPC Senior Discount Notes due 2009	369,281	19,417	369,281	-	-	-	-	-
UPC Senior Discount Notes due 2010	733,026	40,621	733,026	-	-	-	-	-
UPC Senior Notes due 2010	574,133	28,707	574,133	-	-	-	-	-
PCI Notes	14,734	745	-	14,734	-	-	-	-
@Entertainment 1998 Senior Discount Notes	185,288	11,958	-	-	-	-	-	185,288
@Entertainment 1999 Senior Discount Notes	165,258	11,382	-	-	-	-	-	165,258
@Entertainment 1999 Series C Senior Discount Notes	19,371	1,828	-	-	-	-	-	19,371
Exchangeable Loan	942,129	942,129	942,129	-	-	-	-	-

(1)
Based on classification of indebtedness in our consolidated financial statements for the nine months ended September 30, 2002. Contractual maturities of the indebtedness differ from the information shown in the tables as a result of the defaults under our senior notes and senior discount notes as of September 30, 2002.

        In connection with our offering of senior notes in July 1999, October 1999 and January 2000, as well as the UPC Distribution Bank Facility, we entered into cross-currency and interest rate swap agreements, exchanging U.S. dollar-denominated obligations for Euro denominated obligations. The cross-currency and interest rate swap agreements on July 1999, October 1999 and January 2000 senior notes were unwound as of June 30, 2002.

        On February 1, 2002, we amended certain swap agreements with one of our banks. The swap agreements were entered into in connection with the issuance of certain of our notes. The swap agreements were subject to early termination upon the occurrence of certain events. The amendment provided that the bank's obligations to us under the swap agreements were substantially fixed and the agreements were to be unwound on or prior to July 30, 2002. In settlement of the bank's obligations to us, the bank was to deliver to us approximately 400 million in aggregate principle amount of our senior notes described above held by that bank, subject to adjustment in the case of certain circumstances, and subject to movements in EUR/USD exchange rate. On June 28, 2002, we received senior notes and senior discount notes with an aggregate amount of 404.6 million. Accordingly, we recognized an extraordinary gain of 347.2 million in the nine months ended September 30, 2002.

        On June 11, 2002, we unwound certain swap agreements with a bank. The swap agreements were entered into in connection with the issuance of some of our senior notes and senior discount notes. The swap agreements were subject to a potential event of default as a result of our non-payment of interest on the senior notes, during which time the bank was not obliged to make payments to us under the swap agreement. In settlement of the bank's obligations to us, on June 11, 2002 the bank delivered approximately 51.4 million in aggregate principal amount of our senior notes and senior discount notes held by that bank.

Interest Rate Sensitivity

        We actively seek to manage our exposure to interest rates and use various financial instruments like interest rate swaps, interest rate caps and fixed and floating rate credit instruments, when available to us and appropriate. We aim at fixing a minimum 50% of the interest rates on our bank debt to average tenors with a minimum tenor of one year. We actively monitor the various financial instruments available to us and expect to shift the use of instruments to less credit capacity intensive instruments in the near future, driven by the current credit risk appetite in the financial markets. We have consistently managed, were possible, our interest rate exposure through the use of these instruments.

        For descriptions of our senior notes, our senior discount notes, the Exchangeable Loan, the UPC Distribution Bank Facility and our other debt, we refer to Note 9 of our audited consolidated financial statements for the year December 31, 2001 included in our Annual Report on Form 10-K for the year ended December 31, 2001.

        The table below provides information about our financial instruments that are sensitive to changes in interest rates as of September 30, 2002, including cash flows based on the expected repayment dates and the related weighted-average interest rates. The information is presented in Euro equivalents, which is our reporting currency.

	Amount Outstanding as of September 30, 2002		Expected Repayment(1) as of September 30,
Variable Rate Facilities	Book Value	Fair Value	2002	2003	2004	2005	2006	2007 and thereafter
	(In thousands of Euros, unaudited)
UPC Distribution Bank Facility(1)	3,127,939	3,127,939	3,127,939	-	-	-	-	-
EURIBOR/USD LIBOR +0.75%-4.00%,(2)
Average interest rate of 6.97% in 2002

(1)
Based on classification of indebtedness in our consolidated financial statements for the nine months ended September 30, 2002. Contractual maturities of the indebtedness differ from the information shown in the tables as a result of the defaults under our senior notes and senior discount notes as of September 30, 2002.
(2)
In conformance with the new waivers given by the lenders the interest margins have increased 1.5% to 2.25% and 5.5% respectively.

	Amount Outstanding as of September 30, 2002		Expected Repayment(1) as of September 30,
Fixed Rate Facilities	Book Value	Fair Value	2002	2003	2004	2005	2006	2007 and thereafter
	(In thousands of Euros, unaudited)
UPC Senior Notes due 2009	773,497	38,675	773,497	-	-	-	-	-
Average interest rate	10.875%	150.480%
UPC Senior Notes due 2007	172,549	8,627	172,549	-	-	-	-	-
Average interest rate	10.875%	196.790%
UPC Senior Notes due 2009	241,940	12,097	241,940	-	-	-	-	-
Average interest rate	11.250%	196.790%
UPC Senior Notes due 2009	213,057	10,653	213,057	-	-	-	-	-
Average interest rate	10.875%	150.480%
UPC Senior Discount Notes due 2009	597,968	29,857	597,968	-	-	-	-	-
Average interest rate	12.500%	90.790%
UPC Senior Discount Notes due 2009	369,281	19,417	369,281	-	-	-	-	-
Average interest rate	13.375%	86.240%
UPC Senior Discount Notes due 2009	141,328	7,640	141,328	-	-	-	-	-
Average interest rate	13.375%	86.240%
UPC Senior Notes due 2007	69,166	3,458	69,166	-	-	-	-	-
Average interest rate	10.875%	196.790%
UPC Senior Notes due 2009	69,761	3,488	69,761	-	-	-	-	-
Average interest rate	11.250%	199.900%
UPC Senior Discount Notes due 2010	733,026	40,621	733,026	-	-	-	-	-
Average interest rate	13.750%	81.250%
UPC Senior Notes due 2010	231,802	11,590	231,802	-	-	-	-	-
Average interest rate	11.500%	156.540%
UPC Senior Notes due 2010	574,133	28,707	574,133	-	-	-	-	-
Average interest rate	11.250%	153.950%
UPC Senior Notes due 2010	145,721	7,286	145,721	-	-	-	-	-
Average interest rate	11.250%	153.950%
PCI Notes	14,734	745	-	14,734	-	-	-	-
Average interest rate	9.875%	73.736%
@Entertainment 1998 Senior Discount Notes	185,288	11,958	-	-	-	-	-	185,288
Average interest rate	14.500%	143.281%
@Entertainment 1999 Senior Discount Notes	165,258	11,382	-	-	-	-	-	165,258
Average interest rate	14.500%	108.271%
@Entertainment 1999 Series C Senior Discount Notes	19,371	1,828	-	-	-	-	-	19,371
Average interest rate	7.000%	52.269%
DIC Loan	54,269	-	54,269	-	-	-	-	-
Average interest rate	10.000%	10.000%
Exchangeable Loan	942,129	942,129	942,129	-	-	-	-	-
Average Interest rate	6.000%	6.000%

(1)
Based on classification of indebtedness in our consolidated financial statements for the nine months ended September 30, 2002. Contractual maturities of the indebtedness differ from the information shown in the table as a result of the existing defaults under our senior notes and senior discount notes as of September 30, 2002.

Equity Prices

        As of September 30, 2002, we are exposed to equity price fluctuations related to our investments in equity securities. Our investment in United is classified as available for sale. Changes in the price of the stock are reflected as unrealized gains (losses) in our statement of shareholders' equity, until such time as the stock is sold and any unrealized gain (loss) will be reflected in the statement of operations. Our investments in PrimaCom and SBS are accounted for under the equity method of accounting.

	Number of Shares	Fair Value as of September 30, 2002
	(In thousands of Euros, except share amounts, unaudited)
United	5,569,240	9,277
PrimaCom AG	4,948,039	1,682
SBS	6,000,000	79,943

        As of September 30, 2002, we are also exposed to equity price fluctuations related to our debt, which is convertible into our ordinary shares. The table below provides information about our convertible debt, including expected cash flows and related weighted-average interest rates

	Amount Outstanding as of September 30, 2002		Expected Repayment as of September 30,
Convertible Debt
	Book Value	Fair Value	2002	2003
	(In thousands of Euros, unaudited)
DIC Loan	54,269	-	54,269	-
10% per annum
Exchangeable Loan	942,129	942,129	942,129	-
6.0% per annum

Derivative Instruments

        We use derivative instruments from time to time to manage interest rate risk on our floating-rate debt facilities and reduce our exposure to foreign currency exchange rate risk. In connection with certain borrowings, we have entered into both cross-currency swaps and interest rate swaps, providing economic hedges to both currency and interest rate exposure.

        The following table details the fair value of the derivate instruments outstanding as of September 30, 2002 by related borrowing:

Borrowing	Type of Instrument	As of September, 30 2002	As of December, 31 2001
		(In thousands of Euros, unaudited)
July 1999 Notes	Cross currency/interest rate swap	-	101,736
October 1999 Notes	Cross currency/interest rate swap	-	55,522
January 2000 Notes	Cross currency/interest rate swap	-	36,741
UPC Distribution Bank Facility	Cross currency/interest rate swap	(70,423)	(47,065)

Total derivative (liabilities) assets, net		(70,423)	146,934

        The UPC Distribution Bank Facility swaps include an interest rate swap of 13.8 million, which qualifies as an accounting cash flow hedge. Accordingly, the changes in fair value of this instrument are recorded through other comprehensive income in the consolidated statement of shareholders' deficit. The remaining instruments are marked to market each period with the corresponding fair value gain or loss recorded as a part of foreign currency exchange gain (loss) and other income (expense) in the consolidated statement of operations. The fair values consider all rights and obligations of the respective instruments, including the set-off provisions described below. For the three months ended September 30, 2002 and 2001, we recorded a gain of 1.0 million and a loss of 85.1 million, respectively, and for the nine months ended September 30, 2002 and 2001, we recorded a loss of 179.7 million and a loss of 59.6 million, respectively, in connection with the mark-to-market valuations.

        As per the waiver letter of September 30, 2002, the lending banks under the UPC Distribution Bank Facility have agreed to temporarily waive certain of their rights under the UPC Distribution Bank Facility, subject to certain conditions including the resolution of certain issues arising under the Senior Hedging Agreements. These issues were resolved when:

        (i) the mark to market positions under the cross currency hedges with a notional amount of USD 347.5 million (swapped into a notional amount of EUR 408.1 million) were frozen, (ii) we repaid these positions with a cash payment of 12 million and (iii) the counter parties agreed to extend the remainder position totalling approximately 54 million to August 2003.

        Certain derivative instruments include set-off provisions that provide for early termination upon the occurrence of certain events, including an event of default. In an event of default, any amount payable to one party by the other party, will, at the option of the non-defaulting party, be set off against any matured obligation owed by the non-defaulting party to such defaulting party. If we are the defaulting party and the counterparty to the swap holds bonds of our company, these bonds may be used to settle the obligation of the counterparty to us. In such an event of settlement, we would recognize an extraordinary gain upon the delivery of the bonds. The amount of bonds that must be delivered is based on the principal (i.e. face) amount of the bonds held and not the fair value, which may be substantially less. In June 2002, we recognized an extraordinary gain of 347.2 million from the delivery by certain banks of 404.6 million in aggregate principal amount of our senior notes and senior discount notes as settlement of the interest rate/cross currency derivative contracts on our July 1999 Senior Notes, our October 1999 Senior Notes and our January 2000 Senior Notes.

        The condensed consolidated balance sheets reflect these instruments as derivative assets or liabilities as appropriate.

Item 4. Controls and Procedures

        Within the 90-day period prior to the filing of this Quarterly Report on Form 10-Q, we carried out an evaluation under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Rule 13a-14 under the Securities Exchange Act of 1934. Based upon this evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the design and operation of these disclosure controls and procedures were effective. There have been no significant changes in our internal controls or in other factors that could significantly affect internal controls subsequent to the date of the evaluations.

PART II—OTHER INFORMATION

Item 1—Legal Proceedings

        Information regarding developments in the current legal proceedings to which the Company or any of its subsidiaries is a party, see Note 9 ("Commitments and Contingencies—Litigation and Claims") and Note 14 ("Subsequent Events—Tevel", —"Proceedings by Certain Institutional Lenders", —"Legal Proceedings Médiaréseaux" and —"Philips Legal Proceedings") in the notes to the unaudited condensed consolidated financial statements of the Company for the three and nine months ended September 30, 2002 contained Part I, Item 1—Financial Statements, of this Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002.

Item 2—Changes in Securities and Use of Proceeds

        None.

Item 3—Defaults Upon Senior Securities

        Information regarding the defaults on our senior securities is contained in Part I, Item 2—Management's Discussion and Analysis of Financial Condition and Results of Operations, Developments of this Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002.

Item 4—Submission of Matters to a Vote of Security Holders

        None.

Item 5. Other Information

	As at September 30, 2002
	UPC Paid in Ownership	Homes in Service Area (1)	Homes Passed (2)	Two Way Homes Passed (3)	Basic Subscribers (4)	Basic Penetration (5)	Direct to Home (DTH)	Digital Subscribers
Multi Channel TV
Consolidated companies:
Norway	100.0%	529,000	480,900	174,400	335,400	69.7%	-	30,500
Sweden	100.0%	770,000	421,600	254,200	269,900	64.0%	-	13,600
Belgium	100.0%	530,000	152,600	152,600	127,400	83.5%	-	-
France	92.0%	2,656,600	1,340,400	647,200	459,300	34.3%	-	8,400
The Netherlands	100.0%	2,649,200	2,519,000	2,240,200	2,335,600	91.0%	-	57,600
Austria	95.0%	1,081,400	923,300	920,100	497,300	53.9%	-	14,200

Total Western Europe		8,216,200	5,837,800	4,388,700	4,024,900		-	124,300

Poland	100.0%	1,865,800	1,865,800	184,600	986,400	52.9%	-	-
Hungary	98.9-100.0%	1,001,100	952,800	481,800	674,100	70.7%	64,600	-
Czech Republic	99.9-100.0%	912,900	681,400	238,300	302,700	44.4%	42,700	-
Romania	51.0-100.0%	659,600	458,400	-	321,600	70.2%	-	-
Slovak Republic	100.0%	517,800	379,100	17,300	296,700	78.3%	8,900	-

Total Eastern Europe		4,957,200	4,337,500	922,000	2,581,500		116,200	-

Total consolidated		13,173,400	10,175,300	5,310,700	6,606,400		116,200	124,300

Non-consolidated companies:
Germany (PrimaCom)(6)	25.0%	1,974,300	1,974,300	454,100	1,305,200	66.1%	-	12,100
Israel(7)	46.6%	670,300	667,400	425,000	403,000	60.4%	-	180,200
Malta	50.0%	187,500	187,500	82,100	94,800	50.6%	-	-
Poland (TKP)(8)	25.0%	-	-	-	-		585,500	-
Germany (EWT/TSS)(9)	28.7%	783,200	703,400	24,000	582,600	82.8%	-	-

Total non-consolidated		3,615,300	3,532,600	985,200	2,385,600		585,500	192,300

Total		16,788,700	13,707,900	6,295,900	8,992,000		701,700	316,600

(1)
Homes in serviceable area represent the number of homes in franchise area of the operating company that could potentially be served.

(2)
Homes passed represent the number of homes in the serviceable area, which the constructed network passes.

(3)
Two-way homes passed represents the number of homes passed where customers can request and receive the installation of a two-way addressable set top device and customer services (e.g. the service is launched, customers are billed and normal service activity is available).

(4)
Digital subscribers receiving analogue basic tier channels are also included in Basic Subscribers.

(5)
Basic penetration represents the number of basic subscribers as a ratio of the number of homes passed.

(6)
Statistics of PrimaCom are as of June 30, 2002.

(7)
Statistics of Israel are as of March 31, 2002.

(8)
As of December 7, 2001 our Polish DTH business was contributed to a newly formed joint venture with Canal + ("TKP") in which we have a 25% investment and is therefore reported as a non-consolidated company.

(9)
The occurrence of the events of default described in Item 2 "Developments" also triggered the right of the holders of a minority interest in our 51% owned subsidiary, UPC Germany, to acquire from us for nominal consideration shares of UPC Germany constituting 22% of UPC Germany's outstanding shares. On July 30, 2002, UPC transferred the shares to the holders of a minority interest in UPC Germany. After the transfer of the shares, our interest in UPC Germany was reduced to 28.7%. As of August 1, 2002 we no longer consolidate UPC Germany.

	As at September 30, 2002
	UPC Paid in Ownership	Homes Serviceable	Subscribers Residential	Lines Residential
Cable Telephony
Consolidated companies:
Norway	100.0%	129,900	20,200	22,500
France	92.0%	647,200	54,300	56,100
The Netherlands	100.0%	1,581,000	176,900	214,000
Austria	95.0%	899,700	144,800	146,100

Total consolidated		3,257,800	396,200	438,700

Non-consolidated companies
Germany—(EWT/TSS)(1)	28.7%	1,300	100	100

Total non-consolidated		1,300	100	100

Non-cable Telephony
Consolidated companies:
Czech Republic(2)	99.9–100.0%	17,700	3,200	3,200
Hungary(2)	98.9–100.0%	84,900	65,100	71,400

Total non-cable Telephony		102,600	68,300	74,600

Total		3,361,700	464,600	513,400

(1)
The occurrence of the events of default described in Item 2 "Developments" also triggered the right of the holders of a minority interest in our 51% owned subsidiary, UPC Germany, to acquire from us for nominal consideration shares of UPC Germany constituting 22% of UPC Germany's outstanding shares. On July 30, 2002, UPC transferred the shares to the holders of a minority interest in UPC Germany. After the transfer of the shares, our interest in UPC Germany was reduced to 28.7%. As of August 1, 2002 we no longer consolidate UPC Germany.

(2)
Hungary (Monor) and Czech Republic offer traditional telephony services.

	As at September 30, 2002
	UPC Paid in Ownership	Homes Serviceable	Subscribers Residential	3rd Party ISP Subscribers(1)
Internet
Consolidated companies:
Norway	100.0%	174,400	27,700	-
Sweden	100.0%	254,200	55,600	-
Belgium	100.0%	152,600	21,900	-
France	92.0%	647,200	20,000	-
The Netherlands	100.0%	2,317,600	289,300	4,100
Austria	95.0%	920,100	163,000	-

Total Western Europe		4,466,100	577,500	4,100

Poland	100.0%	184,600	11,700	-
Hungary	98.9–100.0%	402,800	22,000	200
Czech Republic	99.9–100.0%	238,300	-	11,500

Total Eastern Europe		825,700	33,700	11,700

Total consolidated		5,291,800	611,200	15,800

Non-consolidated companies:
Germany (PrimaCom)(2)	25.0%	454,100	-	43,600
Israel(3)	46.6%	-	-	-
Malta	50.0%	82,100	-	9,200
Germany (EWT/TSS)(4)	28.7%	24,000	-	2,200

Total non-consolidated		560,200	-	55,000

Total		5,852,000	611,200	70,800

(1)
Internet subscribers who are not served by chello broadband.

(2)
Statistics of PrimaCom are as of June 30, 2002.

(3)
Statistics of Israel are as of March 31, 2002.

(4)
The occurrence of the events of default described in Item 2 "Developments" also triggered the right of the holders of a minority interest in our 51% owned subsidiary, UPC Germany, to acquire from us for nominal consideration shares of UPC Germany constituting 22% of UPC Germany's outstanding shares. On July 30, 2002, UPC transferred the shares to the holders of a minority interest in UPC Germany. After the transfer of the shares, our interest in UPC Germany was reduced to 28.7%. As of August 1, 2002 we no longer consolidate UPC Germany.

	As at September 30, 2001
	UPC Paid in Ownership	Homes in Service Area (1)	Homes Passed (2)	Two Way Homes Passed (3)	Basic Subscribers (4)	Basic Penetration (5)	Direct to Home (DTH)	Digital Subscribers
Multi Channel TV
Consolidated companies:
Norway	100.0%	529,000	476,300	155,300	332,200	69.7%	-	-
Sweden	100.0%	770,000	421,600	244,400	260,900	61.9%	-	-
Belgium	100.0%	530,000	152,300	152,300	122,400	80.4%	-	-
France	92.0%	2,656,500	1,290,700	536,700	425,100	32.9%	-	8,800
The Netherlands	100.0%	2,644,500	2,514,500	2,209,300	2,328,600	92.6%	-	40,300
Austria	95.0%	1,081,400	923,300	920,100	493,200	53.4%	-	-

Total Western Europe		8,211,400	5,778,700	4,218,100	3,962,400		-	49,100

Poland	100.0%	1,851,800	1,851,800	181,000	1,007,400	54.4%	-	-
Hungary	98.9-100.0%	1,001,100	910,600	362,800	653,600	71.8%	51,200	-
Czech Republic	99.9-100%	913,000	786,400	179,300	342,700	43.6%	38,600	-
Romania	51.0-70.0%	648,500	450,700	-	289,100	64.1%	-	-
Slovak Republic	95.0-100.0%	517,800	373,200	17,300	305,500	81.9%	11,800	-

Total Eastern Europe		4,932,200	4,372,700	740,400	2,598,300		101,600	-

Total consolidated		13,143,600	10,151,400	4,958,500	6,560,700		101,600	49,100

Non-consolidated companies:
Germany (EWT/TSS)(6)	28.7%	714,100	714,100	12,100	589,100	82.5%	-	-
Germany (Primacom)	25.0%	1,927,100	1,927,100	418,000	1,305,800	67.8%	-	6,900
Israel	46.6%	680,000	660,400	405,000	426,800	64.6%	-	-
Malta	50.0%	184,500	182,800	35,000	91,000	49.8%	-	-

Total non-consolidated		3,505,700	3,484,400	870,100	2,412,700		-	6,900

Total		16,649,300	13,635,800	5,828,600	8,973,400		101,600	56,000

Disposed Operations
Poland(7)	100.0%	-	-	-	-		311,400	-

Total Disposed Operations		-	-	-	-		311,400	-

Total		16,649,300	13,635,800	5,828,600	8,973,400		413,000	56,000

(1)
Homes in serviceable area represent the number of homes in franchise area of the operating company that could potentially be served.

(2)
Homes passed represent the number of homes in the serviceable area, which the constructed network passes.

(3)
Two-way homes passed represents the number of homes passed where customers can request and receive the installation of a two-way addressable set top device and customer services (e.g. the service is launched, customers are billed and normal service activity is available).

(4)
Digital subscribers receiving analogue basic tier channels are also included in Basic Subscribers.

(5)
Basic penetration represents the number of basic subscribers as a ratio of the number of homes passed.

(6)
The occurrence of the events of default described in Item 2 "Developments" also triggered the right of the holders of a minority interest in our 51% owned subsidiary, UPC Germany, to acquire from us for nominal consideration shares of UPC Germany constituting 22% of UPC Germany's outstanding shares. On July 30, 2002, UPC transferred the shares to the holders of a minority interest in UPC Germany. After the transfer of the shares, our interest in UPC Germany was reduced to 28.7%. As of August 1, 2002 we no longer consolidate UPC Germany.

(7)
As of December 7, 2001 our Polish DTH business was contributed to a newly formed joint venture with Canal + ("TKP") in which we have a 25% investment and is therefore reported as a non-consolidated company.

	As at September 30, 2001
	UPC Paid in Ownership	Homes Serviceable	Subscribers Residential	Lines Residential
Cable Telephony
Consolidated companies:
Norway	100.0%	121,300	18,600	20,200
France	92.0%	536,700	59,800	62,400
The Netherlands	100.0%	1,539,100	166,200	207,300
Austria	95.0%	899,700	130,200	131,300

Total consolidated		3,096,800	374,800	421,200

Non-consolidated companies:
Germany—(EWT/TSS)(1)	28.7%	1,300	100	100

Total non-consolidated		1,300	100	100

Total cable telephony		3,098,100	374,900	421,300

Non-cable Telephony
Consolidated companies:
Czech Republic(2)	99.9–100.0%	17,700	3,400	3,400
Hungary(2)	98.9–100.0%	84,900	67,300	72,700

Total non-cable Telephony		102,600	70,700	76,100

Total		3,200,700	445,600	497,400

(1)
The occurrence of the events of default described in Item 2 "Developments" also triggered the right of the holders of a minority interest in our 51% owned subsidiary, UPC Germany, to acquire from us for nominal consideration shares of UPC Germany constituting 22% of UPC Germany's outstanding shares. On July 30, 2002, UPC transferred the shares to the holders of a minority interest in UPC Germany. After the transfer of the shares, our interest in UPC Germany was reduced to 28.7%. As of August 1, 2002 we no longer consolidate UPC Germany.

(2)
Hungary (Monor) and Czech Republic offer traditional telephony services.

	As at September 30, 2001
	UPC Paid in Ownership	Homes Serviceable	Subscribers Residential	3rd Party ISP Subscribers(1)
Internet
Consolidated companies
Norway	100.0%	155,300	22,300	-
Sweden	100.0%	244,400	44,100	-
Belgium	100.0%	152,300	20,300	-
France	92.0%	536,700	19,900	-
The Netherlands	100.0%	2,209,000	214,600	5,000
Austria	95.0%	920,100	129,500	-

Total Western Europe		4,217,800	450,700	5,000

Poland	100.0%	181,000	5,500	-
Hungary	98.9–100%	278,200	7,800	2,700
Czech Republic	100.0%	114,700	-	4,200
Romania	51.0–70.0%	-	-	-
Slovak Republic	95.0–100.0%	100	-	-

Total Eastern Europe		574,000	13,300	6,900

Total consolidated		4,791,800	464,000	11,900

Non-consolidated companies:
Germany (EWT/TSS)(2)	28.70%	12,100	-	300
Germany (PrimaCom)	25.0%	418,000	-	27,000
Malta	50.0%	4,000	-	4,000

Total non-consolidated		434,100	-	31,300

Total		5,225,900	464,000	43,200

(1)
Internet subscribers who are not served by chello broadband.

(2)
The occurrence of the events of default described in Item 2 "Developments" also triggered the right of the holders of a minority interest in our 51% owned subsidiary, UPC Germany, to acquire from us for nominal consideration shares of UPC Germany constituting 22% of UPC Germany's outstanding shares. On July 30, 2002, UPC transferred the shares to the holders of a minority interest in UPC Germany. After the transfer of the shares, our interest in UPC Germany was reduced to 28.7%. As of August 1, 2002 we no longer consolidate UPC Germany.

Residential Revenue Generating Units

        The operating data set forth below reflect the aggregate statistics of the operating systems in which the Company has an ownership interest. Revenue Generating Units ("RGUs") are the sum of basic cable, digital, residential internet, residential telephone and DTH subscribers. For example, if a residential customer in our Austrian system subscribed to our basic cable service, digital video service, telephony service and internet services, the customer would constitute four RGUs.

	As at September 30, 2002	As at September 30, 2001
Total RGUs
Consolidated companies
Norway	413,800	373,100
Sweden	339,100	305,000
Belgium	149,300	142,700
France	542,000	513,600
The Netherlands	2,863,500	2,755,100
Austria	819,300	752,900

Total Western Europe	5,127,000	4,842,400

Poland	998,100	938,500
Hungary	826,000	782,600
Czech Republic	360,100	388,900
Romania	321,600	289,100
Slovak Republic	305,600	317,300

Total Eastern Europe	2,811,400	2,716,400

Disposed operations:
Germany—(EWT/TSS)(1)	-	589,500
Poland(2)	-	385,800

Total disposed operations	-	975,300

Total consolidated	7,938,400	8,534,100

(1)
As of August 1, 2002, Germany (EWT/TSS) is deconsolidated and is no longer included in the consolidated RGUs.

(2)
As of December 7, 2001 our Polish DTH business was contributed to a newly formed joint venture with Canal + (TKP) in which we have a 25% investment and is therefore reported as a disposed operation.

Other Information

        On June 20, 2002, the Company held its annual general shareholders meeting. The matters voted upon, and approved by holders of over a majority of the Company's outstanding ordinary shares A, at this meeting were the approval of the Company's annual accounts for 2001, release of liability with respect to such accounts, to renew the authorization to repurchase the Company's stock and to elect auditors. No directors were elected. The outcome of the meeting was disclosed in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2002, which was filed with the U.S. Securities and Exchange Commission ("SEC") on August 14, 2002.

        As concerns this meeting, the Company did not comply with the requirements of Section 14 of the Exchange Act. On May 14, 2002, the Company filed a preliminary proxy statement with the SEC to solicit proxies from the holders of the Company's ADSs (which represent approximately 8.3% of the Company's ordinary shares A). The Company filed with the SEC amended preliminary proxy statements to respond to comments from the SEC's. Due to timing constraints in connection with this filing as well as the ongoing review of other SEC filings and the deadline for the meeting under Dutch law, the Company did not solicit proxies from the holders of its ADSs. The Company did not mail proxy statements or information statements to the holders of the ADSs as required by Section 14 of the Exchange Act.

Item 6. Exhibits and Reports on Form 8-K

(a)
Exhibits

99.1	Certification of Chief Executive Officer and Chief Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
(b)
Reports on Form 8-K filed during the Quarter

Date Filed	Date of Event	Item Reported
July 1, 2002	July 1, 2002	Item 5—Announcement of extension of waivers of default until July 15, 2002.
July 9, 2002	June 19, 2002	Item 4—Announcement of changes in certifying accountant.
July 10, 2002	June 20, 2002	Item 4—Announcement of the engagement of KPMG Accountants N.V. as independent auditor of UPC, based upon the recommendation by the Supervisory Board base upon advice of the audit committee.
July 15, 2002	July 15, 2002	Item 5—Announcement of extension of waivers of default until July 29, 2002.
July 16, 2002	June 19, 2002	Item 4—Announcement of changes in certifying accountant.
July 25, 2002	July 25, 2002	Item 5—Announcement of issuance of press release regarding UPC's capitalization.
July 30, 2002	July 29, 2002	Item 5—Announcement of extension of waivers of default until September 12, 2002. Announcement of non-payment of interest of EUR 124 million, which is covered by the waivers of default.
September 12, 2002	September 12, 2002	Item 5—Announcement of extension of waivers of default until September 23, 2002.
September 23, 2002	September 23, 2002	Item 5—Announcement of extension of waivers of default until September 27, 2002.
September 30, 2002	September 30, 2002	Item 5—Announcement of entering into a Restructuring Agreement and announcement of entering into a waiver and amendment to the UPC Distribution Bank Facility.

SIGNATURE

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED PAN-EUROPE COMMUNICATIONS N.V.
	By:	/s/ CHARLES H.R. BRACKEN Charles H.R. Bracken Chief Financial Officer (and Principal Accounting Officer)
Date: November 14, 2002

CERTIFICATIONS PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

        I, John F. Riordan, President and Chief Executive Officer of United Pan-Europe Communications N.V., certify that:

1.
I have reviewed this quarterly report on Form 10-Q of United Pan-Europe Communications N.V.;

2.
Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.
Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4.
The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a)
designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b)
evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

c)
presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.
The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

a)
all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

b)
any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control's; and

6.
The registrant's other certifying officer and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: November 14, 2002
	By:	/s/ JOHN F. RIORDAN John F. Riordan President and Chief Executive Officer

CERTIFICATIONS PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

        I, Charles H.R. Bracken, Chief Financial Officer of United Pan-Europe Communications N.V., certify that:

1.
I have reviewed this quarterly report on Form 10-Q of United Pan-Europe Communications N.V.;

2.
Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.
Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4.
The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

d)
designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

e)
evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

f)
presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.
The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

c)
all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

d)
any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control's; and

6.
The registrant's other certifying officer and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: November 14, 2002
	By:	/s/ CHARLES H.R. BRACKEN Charles H.R. Bracken Chief Financial Officer

Annex F

PROJECTED FINANCIAL INFORMATION

        The Company does not, as a matter of course, make public any forecasts as to its future financial performance. However, as described under the section of the Disclosure Statement entitled "Reorganization Valuation Analysis and Projected Financial Information—Projected Financial Information," in connection with the filing of its Chapter 11 Case with the U.S. Bankruptcy Court, the Company has prepared certain projected financial information. The information set forth below contains a summary of this projected financial information. The projections set forth below should be read together with (i) the assumptions and qualifications set forth below and the footnotes in the table below, (ii) the audited consolidated financial statements of the Company for the three years ended December 31, 2001 contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and the unaudited consolidated financial statements of the Company for the fiscal quarter ended September 30, 2002 contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, which have been included in this Disclosure Statement as Annex C and Annex E, respectively, and (iii) the information contained under the heading "Risk Factors" of the Disclosure Statement.

        The Company's financial forecasts (upon which the projections provided below are based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The projections disclosed below also reflect numerous assumptions made by management of the Company with respect to industry performance, general business, economic, market and financial conditions and other matters. Such assumptions regarding future events, including, in particular, the effect of income tax exemptions in The Netherlands, the Company's Restructuring on subscriber growth and other factors related to the Restructuring, are difficult to predict, and many are beyond the Company's control. Accordingly, there can be no assurance that the assumptions made by the Company in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections below should not be regarded as an indication that the Company, New UPC or their respective affiliates, representatives or advisors consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of the Company, New UPC or any of their respective affiliates, representatives or advisors makes any representation to any person regarding the projections, and none of them has or intends to update or otherwise revise the projections to reflect circumstances existing after the date of this Disclosure Statement or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

        The Company's management has prepared the projections below solely for purposes of complying with the requirements of the U.S. Bankruptcy Code. The projections were not prepared with a view toward compliance with published guidelines of the SEC, the American Institute of Certified Public Accountants or any other regulatory or professional agency or body, generally accepted accounting principles or consistency with the Company's historical consolidated financial statements. Neither Arthur Andersen, the Company's predecessor independent auditors, nor KPMG, the Company's current independent auditors, nor Lazard, the Company's financial advisors, has examined, compiled or performed any procedures with respect to the projections presented below, nor have any of them expressed any opinion or provided any other form of assurance regarding such information or its achievability, and accordingly assume no responsibility for them.

        For more information regarding the projections set forth below, see the section of the Disclosure Statement entitled "Reorganization Valuation Analysis and Projected Financial Information—Projected Financial Information."

        The forecasts and targets in the table below for the fiscal years indicated for the Company were prepared on a pro forma consolidated basis. These forecasts and targets do not take into account any future material dispositions or acquisitions.

United Pan-Europe Communications N.V.(1)

	Year ended December 31,
	2002	2003	2004
	(in millions of Euros, except for basic subscribers and revenue generating units)
Pro Forma Consolidated Statement of Operations Data:
Total revenues	1,394	1,566	1,904
Total Adjusted EBITDA(2)	282	525	714
Operating expense(3)	(426)	(385)	(400)
Selling, general and administrative expense(3)	(389)	(352)	(372)
Depreciation and amortization(4)	(700)	(674)	(656)
Net operating income (loss)	(467)	(201)	52
Net income (loss) before income taxes and other items	(983)	(684)	(255)
Net income (loss)(4)(5)(6)	(564)	(695)	(259)
Pro Forma Consolidated Statement of Cash Flow Data:
Total capital expenditures	(333)	(329)	(331)
Free cash flow before financing(7)	(50)	196	383
Net cash flow from (used in) operating activities (including interest)(8)	(304)	320	442
Net cash flows used in investing activities(9)	(345)	(323)	(326)
Net cash flow after operating and investing activities (including interest)(8)(9)	(649)	(3)	(116)
Net cash flows from (used in) financing activities(10)	34	(78)	(120)
Net increase (decrease) in cash and cash equivalents	(614)	(80)	(4)
Net borrowings (repayments)(11)	34	(5,531)	(120)
Pro Forma Balance Sheet Data (year-end):
Total net debt(12)	8,765	3,436	3,351
Total assets	6,924	6,436	6,185
Cash and cash equivalents	241	161	157
Restricted cash	15	13	13
Property, plant and equipment	3,312	2,967	2,686
Goodwill and intangible assets(4)	2,889	2,889	2,889
Total liabilities and shareholders equity	6,924	6,436	6,185
Short-term debt (including current portion of long-term debt)	8,549	—	—
Long-term debt(13)	456	3,596	3,508
Convertible preferred stock	1,643	—	—
Total shareholders equity	(5,035)	1,837	1,592
Pro Forma Operating Data (year-end):
Basic subscribers (in thousands)	6,624	6,684	6,842
Total revenue generating units (in thousands)(14)	8,018	8,471	9,189

(1)
The projections assume that the Restructuring is completed on March 31, 2003. The figures exclude UPC Germany from August 1, 2002 and Priority Telecom from January 1, 2003. The interest rate used in calculations (based upon the European Interbank Offer Rate (EURIBOR)) was assumed to be 3.5% for all periods forecasted. The U.S. Dollar/Euro exchange rate used in calculations was assumed to be €1.00 = US$1.00 for all periods forecasted.

(2)
"Adjusted EBITDA" is not a generally accepted accounting principle ("GAAP") measure. Adjusted EBITDA represents net operating income (loss) before depreciation, amortization, stock-based compensation expense (including retention bonuses) and impairment and restructuring charges. Adjusted EBITDA is one of the primary measures used by the Company's chief operating and decision-making officers to measure the Company's operating results and to measure segment profitability and performance. The Company's management believes that (i) Adjusted EBITDA is meaningful to investors because it provides an analysis of operating results using the same measures used by the Company's chief operating and decision-making officers, (ii) Adjusted EBITDA provides investors with the means to evaluate the financial results of the Company compared to other companies within the same industry and (iii) it is common practice for institutional investors and investment bankers to use various multiples of current or projected Adjusted EBITDA for purposes of estimating current or prospective enterprise value. The Company's calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBIDA as an alternative to GAAP income as a measure of performance, or to cash flows from operating, investing and financing activities as a measure of liquidity. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities, as well as interest and income taxes, that can affect cash flows. Adjusted EBITDA excludes non-cash and cash stock-based compensation charges, which result from variable plan accounting for certain of the Company's and its subsidiaries' stock option and phantom stock option plans.

(3)
Operating and selling, general and administrative expenses for the year ended December 31, 2004 have been apportioned on a pro rata basis using the amounts in 2003 as the basis of appointment.

(4)
Depreciation and amortization does not include potential impairment which may result through the application of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets". The Company adopted SFAS 142 with effect from January 1, 2002. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized, but are tested for impairment on an annual basis and whenever indicators of impairment arise. In addition, goodwill on equity method investments is no longer amortized, but tested for impairment in accordance with APB 18, "The Equity Method of Accounting for Investments in Common Stock." The goodwill impairment test, which is based on fair value, is performed on a reporting unit level. All recognized intangible assets that are deemed not to have an indefinite life are amortized over their estimated useful lives. The Company has engaged an external party to compare the fair value of its reporting units with their respective carrying amounts, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test will be performed to measure the amount of impairment loss. The first step of the goodwill impairment test was performed and the carrying value of certain reporting units exceeded their fair value, including reporting units in The Netherlands, Sweden, Hungary, the Czech Republic, France, Slovakia, Poland and Priority Telecom. The Company is currently carrying out the second step of the test to quantify how much of the total goodwill will be impaired. A substantial negative cumulative effect adjustment will be required as a result of this process. However, the definitive amount of such impairment has not yet been quantified. Net goodwill of approximately €2.8 billion is included in the Company's consolidated balance sheet as of September 30, 2002. Amortization of goodwill has not been expensed in accordance with SFAS 142 for the periods forecasted.

(5)
Net income (loss) does not include Dutch capital gain taxes as the Company has taken the position that exemptions will apply. The Company's tax planning for the periods noted assumes no material tax exposure.

(6)
In the second quarter of 2002, there was an extraordinary gain of €347.2 million related to the termination of certain swap agreements. Net losses for 2003 and 2004 are expected to be reduced through improved operational performance and reduced interest expense as a result of the Restructuring.

(7)
"Free cash flow before financing" represents Adjusted EBITDA less capital expenditures before debt servicing costs.

(8)
"Net cash flow from (used in) operating activities" is net income plus non-cash operational income statement items and changes in working capital.

(9)
"Net cash used in investing activities" consists of capital expenditures, investments in long-term assets and changes in restricted cash balances.

(10)
"Net cash used in financing activities" consists of changes in share capital and long-term and short-term debt, including accrued interest on the UPC Notes during the Restructuring.

(11)
"Net borrowings" includes the indebtedness restructured in connection with the Restructuring, including the UPC Notes and the Belmarken Notes. Since the restructuring of such debt will have no cash impact on the Company, the conversion of the amounts due under the restructured debt into shares of New UPC Common Stock is reflected as a repayment of such restructured debt under "Net borrowings."

(12)
"Net debt" represents consolidated gross debt less consolidated cash and cash equivalents.

(13)
As of December 31, 2002, the loans made to UPC Distribution under UPC Distribution Facility were classified as short-term debt since the Company's payment defaults under the UPC Notes resulted in a default under the UPC Distribution Facility. Upon consummation of the Restructuring, which is expected in March 2003, the indebtedness under UPC Distribution Facility will be reclassified to long-term debt in the Company's consolidated balance sheet. Long-term debt also includes the outstanding 14 1/2% Senior Discount Notes due 2008 and 14 1/2% Senior Discount Notes due 2009 issued by UPC Polska and other long-term debt facilities predominately at the Company's subsidiaries within the UPC Distribution group.

(14)
Total revenue generating units represent illustrative revenue generating units for the Company and its Subsidiaries on a consolidated basis which the Company may target in order to achieve its total revenue targets. As noted in previous public announcements, the Company's strategic focus has shifted toward improving adjusted EBITDA and cash flow.

        Assuming that the Restructuring is successfully implemented, the Company anticipates that the sources of capital possibly available to the Reorganized Company and its subsidiaries will include working capital and operating cash flows, proceeds from the disposal of non-core investments, and further internal reorganization and alignment of businesses, draw downs under the UPC Distribution Bank Facility, vendor financing and the proceeds of the New UPC Equity Subscription. The Company does not anticipate access to the capital markets as a source of funding. The Company believes that its existing cash balances, working capital and operating cash flow, draw downs available under the UPC Distribution Bank Facility and expected new funds from the New UPC Equity Subscription will be sufficient to allow for successful implementation and confirmation of the Plan. Should further internal reorganization and alignment of businesses and the investment rationalization program be unsuccessful or the Reorganized Company's operating results fall behind the Company's current business plan, there is uncertainty as to whether the Reorganized Company will have sufficient funds to meet its planned capital expenditures and/or any future debt commitments.

Annex G

LIQUIDATION ANALYSIS

	Liquidation Analysis
	Book Value as of September 30, 2002	Hypothetical Recovery (% of Book Value)		Estimated Liquidation Value
						Note Reference
	(Unaudited)(Note A)	Low	High	Low	High
	($ in millions)
STATEMENT OF ASSETS
Cash	2.6	100.0%	100.0%	2.6	2.6	B
Receivables—Intercompany	9,371.8	1.2%	1.7%	114.8	154.8	C
Receivables—Third Party	0.3	30.0%	40.0%	0.1	0.1
Investments	NA	NA	NA	39.1	57.1	D
Other Receivables and Investments	66.9	15.0%	30.0%	10.0	20.1	E
Property and Equipment, net	12.5	25.0%	35.0%	3.1	4.4	F
Intangible Assets	52.5	0.0%	0.0%	0.0	0.0	G
Other Assets	8.2	12.1%	24.3%	1.0	2.0	H

Total Assets	9,514.8	1.8%	2.5%	170.7	241.0

Sales and Disposal Costs Associated with Liquidation				(20.5)	(36.2)
Chapter 7 Trustee Fees				(5.1)	(7.2)
Chapter 7 Professional Fees				(3.0)	(5.0)

Total Liquidation Costs				(28.6)	(48.4)	I

Net Liquidation Proceeds Available for Distribution				142.1	192.6

DISTRIBUTION ANALYSIS SUMMARY
Net Liquidation Proceeds Available for Distribution				142.1	192.6
	Less: Secured Claims			(2.6)	(2.6)	J
Net Liquidation Proceeds After Secured Claims				139.5	190.0
	Less: Administrative and Priority Claims			(21.0)	(21.0)	K

Net Liquidation Proceeds Available for Unsecured Creditors				118.5	169.0
	Less: Unsecured Claims
	Belmarken Notes Claims			(937.5)	(937.5)
	UPC Notes Claims			(4,688.2)	(4,688.2)
	General Unsecured Claims			(143.5)	(143.5)
	Critical Creditor Claims			(1.0)	(1.0)

	Total Unsecured Claims			(5,770.3)	(5,770.3)	L

Net Deficiency to Unsecured Creditors				(5,651.7)	(5,601.2)

Hypothetical Recovery of Unsecured Creditors (%) under Chapter 7 Liquidation				2.1%	2.9%
Hypothetical Recover of Equity Interests (%) under Chapter 7 Liquidation				0.0%	0.0%

NOTES TO LIQUIDATION ANALYSIS

        This liquidation analysis (the "Liquidation Analysis") reflects the Company's and Lazard's estimate of the proceeds that may be realised in a liquidation of the Company's assets in accordance with Chapter 7 of the U.S. Bankruptcy Code. These values have not been subject to any review, compilation or audit by any independent accounting firm. Underlying this Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by the management of the Company and by Lazard, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of Company and its management, and are thereby subject to change. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THIS LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE COMPANY WERE TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS IN A LIQUIDATION COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

1.    Assumptions

        As the Company is a holding company and its assets consist largely of direct and indirect investments in its operating subsidiaries in the form of shareholder loans and share capital, this Liquidation Analysis assumes the liquidation of these investments and not the liquidation of the operating companies themselves. In certain cases, these investments are contractually and structurally subordinated to other claims against the operating assets and businesses, and would likely receive little or no recovery. This Liquidation Analysis considers both the possibility of a sale of the assets on a piecemeal basis and as a combined package, and assumes that the net proceeds would be similar in both cases. This Liquidation Analysis also considers recent trends in the market conditions and environment in which these businesses operate.

        This Liquidation Analysis contemplates certain negative effects associated with a Chapter 7 liquidation (as opposed to a Chapter 11 reorganization) on the ultimate recovery to unsecured creditors. These include: (a) substantial erosion in the value of assets in the context of the "forced sale" atmosphere that would prevail in a Chapter 7 case, (b) increased costs and expenses arising from fees payable to the Chapter 7 trustee and professional advisors to such trustee, and (c) the adverse impact of negative publicity on the operating companies and on the saleability of the Company's assets. The Chapter 7 liquidation would also result in the rejection of all or substantially all of the Company's contracts and leases which could increase the amount of the General Unsecured Claims against the Company's estate as contemplated in the Plan. It is also assumed that, on average, disputed claims and litigation claims would be settled for higher amounts and proceeds from the disposal of assets would be collected at lower rates because the Chapter 7 trustee would lack the institutional knowledge of the facts and circumstances surrounding such claims and assets under disposal, and no current employees would be available to assist the Chapter 7 trustee in obtaining such knowledge.

        This Liquidation Analysis assumes a period of twelve months during which the liquidation would occur. It is possible that proceeds from the sale of certain assets would not be distributed immediately following the sale of the asset but only after resolution of claims and a period of preparation for the distributions. In the event litigation were necessary to resolve claims asserted in the Chapter 7 case, the delay could be prolonged and administrative costs further increased. The effect of these delays and costs have not been considered. For purposes of this Liquidation Analysis, total proceeds are assumed to be received at the end of the twelve month period and have been discounted at a rate of 15%. The amount of proceeds are estimated net of disposal costs in each case. It is assumed that the Company incurs no capital gains taxes as a result of the disposal of its assets.

        The following notes describe other significant assumptions used in this Liquidation Analysis:

  Note A—Book Values as of September 30, 2002

        The book values used in this Liquidation Analysis are unaudited pro forma book values as of September 30, 2002 and are assumed to be representative of the Company's unconsolidated assets as of the Effective Date. Values are exchanged from Euros into U.S. Dollars at a rate of US$0.9968 per €1.0000.

  Note B—Cash

        Cash includes projected cash balances as of the Effective Date, including cash collateral described under Note J below. It is assumed that all cash is pledged as collateral for building leases and construction projects, and no portion of the collateralized cash is available for distribution to unsecured creditors. This Liquidation Analysis assumes no upstreaming of cash generated at the Company's operating subsidiaries during the liquidation period.

  Note C—Intercompany Receivables

        Intercompany receivables consist primarily of shareholder loans which were made to subsidiaries of the Company to fund operations at the operating subsidiaries and for other corporate purposes. In the case of most receivables the obligor is a holding company with obligations to parties other than the Company. The largest receivable in this category is a €6.0 billion loan receivable from Belmarken. Recovery rates for each intercompany receivable are based on a case-by-case valuation of the underlying business or asset, on the relative priority of payment of the intercompany receivable at each entity, and on the likelihood and difficulty of completing each disposal.

  Note D—Investments

        Investments consist of shares of various subsidiaries, affiliates and equity investees of the Company. Book value is shown as "NA" as the only information available was a negative value. Liquidation values for each investment are determined based on a case-by-case valuation of each company and on the likelihood and difficulty of completing each disposal. In certain cases where the Company advanced loans to a particular subsidiary or affiliate company in addition to making an equity investment, the equity investment is assumed to have no value, and value accrues through the Company's (intercompany) loan receivable.

  Note E—Other Receivables and Investments

        Other receivables and investments consist of sundry receivables from and investments in the Company's subsidiaries, affiliated companies, equity investees and third parties. The estimated recovery rate is 15-30% based on discussions with the management of the Company regarding likely recoveries.

  Note F—Property and Equipment, Net

        Property and equipment, net, consists primarily of office equipment, furniture and fixtures and leasehold improvements of the Company at the holding company level, and are shown net of depreciation. The assumed recovery rate is 25-35%, consistent with historical market rates for such assets.

  Note G—Intangible Assets

        Intangible assets consist primarily of unamortized goodwill related to acquisitions and are assumed to have no realizable value.

  Note H—Other Assets

        Other assets include sundry affiliate and third-party receivables, prepaid expenses and value-added tax receivables. The sundry receivables and prepaid expenses are assumed to be of de minimis value and the value-added tax receivables are assumed to be 50% recoverable with the remaining 50% offset by value-added tax payables.

  Note I—Liquidation Costs

        Sales and disposal costs include marketing and administrative costs and sales commissions associated with the disposition of the assets, as well as setup and holding costs associated with the property and equipment. Total costs are estimated at 12-15% of total cash generated during the liquidation.

        Chapter 7 trustee fees include those fees associated with the appointment of a Chapter 7 trustee in accordance with Section 326 of the U.S. Bankruptcy Code. Trustee fees are estimated based on historical experience in other similar cases and are calculated at 3% of total proceeds generated during the liquidation.

        Chapter 7 professional fees include consulting, legal and accounting fees and other expenses incurred by professionals employed by the Chapter 7 trustee during the twelve-month liquidation period. Monthly professional fees are assumed to be approximately US$250,000 to US$400,000 per month.

        It is assumed that liquidation costs would be deducted from the gross proceeds of the asset disposals.

  Note J—Secured Claims

        Secured claims consist of claims relating to building leases and construction projects in progress, and are assumed to be fully secured and paid in full by the Company's cash deposits. This Liquidation Analysis excludes the senior secured credit facility which is an obligation of UPC Distribution Holding BV, an indirect subsidiary of the Company.

  Note K—Administrative Claims and Classified Priority Claims

        For purposes of this Liquidation Analysis, US$18.0 million of Administrative Claims and US $3.0 million of Classified Priority Claims are assumed. The Administrative Claims represent costs incurred during the Company's Chapter 11 Case, prior to conversion of the Chapter 11 Case to a Chapter 7 case, including accrued professional fees and other post-petition payables. The Classified Priority Claims represent specific claims accorded priority under the U.S. Bankruptcy Code. It is assumed that these claims would be paid in full from net liquidation proceeds (after liquidation costs) before the balance of those proceeds would be made available to unsecured claims in accordance with the rule of absolute priority.

  Note L—Unsecured Claims

        Unsecured claims include estimates of Allowed Claims relating to the Critical Creditor Claims, Belmarken Notes Claims, UPC Notes Claims and General Unsecured Claims. The Critical Creditor Claims are estimated at a maximum value of US$1.0 million. The estimates of the Belmarken Notes Claims and the UPC Notes Claims are assumed to be Allowed at the principal amount or accreted value of those notes as of the Chapter 11 filing date. A total amount of US$143.5 million was assumed as the maximum amount of the Allowed General Unsecured Claims; however, the actual amount may be substantially different depending on the amount of General Unsecured Claims ultimately Allowed by the Court.

2.    Conclusion

        As this Liquidation Analysis reflects, the Company and Lazard believe that Holders of the Critical Creditor Claims, the Belmarken Notes Claims (Class 4) and the UPC Notes Claims and General Unsecured Claims (Class 5) would each obtain a recovery of no more than approximately 2.8% of the principal amount or accreted value of their claims in a Chapter 7 liquidation. This recovery to Holders of the Belmarken Notes Claims is only in respect of their claims against the Company and does not include recovery from Belmarken Holding BV and from exercise of their security interests in the common stock of Belmarken Holding BV and UPC Internet Holding BV. The Company and Lazard also believe that Holders in Classes 6, 7, 8, 9 and 10 would receive no distribution in a Chapter 7 liquidation. By contrast, under the Plan, (i) Holders of the Belmarken Notes Claims would receive New UPC Common Stock with a value of approximately 97.8% of the principal amount of their claims, (ii) Holders of the UPC Notes Claims and General Unsecured Claims would receive New UPC Common Stock with a value of approximately 20.6% of the principal amount or accreted value of their claims and (iii) Holders in Classes 6, 7, 8 and 9 would in the aggregate receive New UPC Common Stock issued under the Plan worth approximately US$39.5 million. Holders of Old Other Equity Interests (Class 10) would receive no distribution under the Plan. These recoveries under the Plan are based on an equity value of the reorganized Company of US$1.975 billion and are subject to dilution as provided in the Plan. See "Reorganization Valuation Analysis and Projected Financial Information—Reorganization Valuation Analysis." The Company and Lazard believe that Class 1, Class 2 and Class 3 Claims would be unimpaired under the Plan.

        Based on the foregoing, the Company and Lazard believe that the Plan meets the requirements of Section 1129(a)(7) of the Bankruptcy Code and that each Holder of an Impaired Claim or Interest will recover at least as much under the Plan as in a Chapter 7 liquidation.